FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226123-01

PROSPECTUS

$929,692,000 (Approximate)

Benchmark 2018-B8 Mortgage Trust

(Central Index Key Number 0001758901)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

German American Capital Corporation
(Central Index Key Number 0001541294)
Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)
as Sponsors and Mortgage Loan Sellers

Benchmark 2018-B8 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B8

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Benchmark 2018-B8 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B8 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2018-B8 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2019. The rated final distribution date for the certificates is the distribution date in January 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$9,994,000		3.3145%	Fixed(5)	July 2023
Class A-2	$102,721,000		4.1485%	Fixed(5)	December 2023
Class A-3	$4,487,000		3.9823%	Fixed(5)	November 2025
Class A-4	$115,000,000		3.9628%	Fixed(5)	July 2028
Class A-5	$478,261,000		4.2317%	Fixed(5)	December 2028
Class A-SB	$23,849,000		4.1282%	Fixed(5)	April 2028
Class X-A	$836,591,000	(7)	0.6689%	Variable(8)	December 2028
Class X-B	$51,140,000	(7)	0.1416%	Variable(8)	December 2028
Class A-S	$102,279,000		4.5324%	Fixed(6)	December 2028
Class B	$51,140,000		4.7334%	Fixed(6)	December 2028
Class C	$41,961,000		4.8750%	WAC(9)	December 2028

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 55 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Drexel Hamilton, LLC and Academy Securities, Inc., will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 31.5% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 35.0% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 18.3% of each class of offered certificates and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 15.2% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 27, 2018. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately 107.2% of the aggregate certificate balances of the offered certificates plus accrued interest from December 1, 2018, before deducting expenses payable by the depositor.

J.P. Morgan	Citigroup	Goldman Sachs & Co. LLC	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners
Drexel Hamilton			Academy Securities
Co-Manager			Co-Manager

December 11, 2018

Benchmark Commercial Mortgage Securities Trust 2018-B8

Commercial Mortgage Pass-Through Certificates, Series 2018-B8

Idaho
1 property
$30,462,082
2.9% of total
Nebraska
1 property
$16,526,174
1.6% of total
Missouri
3 properties
$69,230,872
6.6% of total
Minnesota
20 properties
$6,748,973
0.6% of total
Illinois
2 properties
$23,670,000
2.3% of total
Wisconsin
1 property
$5,027,201
0.5% of total
Indiana
2 properties
$35,299,830
3.4% of total
Michigan
1 property
$7,242,953
0.7% of total
Pennsylvania
69 properties
$16,101,250
1.5% of total
New York
9 properties
$166,426,895
15.9% of total
Massachusetts
2 properties
$73,150,000
7.0% of total
Ohio
1 property
$6,895,718
0.7% of total
Connecticut
2 properties
$5,672,284
0.5% of total
Utah
1 property
$10,250,000
1.0% of total
New Jersey
1 property
$31,270,000
3.0% of total
Maryland
2 properties
$31,367,775
3.0% of total
California
7 properties
$201,200,000
19.2% of total
Virginia
1 property
$5,500,000
0.5% of total
North Carolina
1 property
$14,900,000
1.4% of total
Arizona
17 properties
$44,794,063
4.3% of total
Georgia
3 properties
$46,429,453
4.4% of total
Texas
5 properties
$73,617,500
7.0% of total
Tennessee
1 property
$14,895,750
1.4% of total
Florida
47 properties
$112,338,691
10.7% of total
Percentage of Allocated Mortgage Loan Amount
0.5% – 5.0%
5.1% – 10.0%
10.1% – 19.2%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$9,994,000		30.000%	3.3145%	Fixed(5)	July 2023	2.63	1/19-7/23
A-2	$102,721,000		30.000%	4.1485%	Fixed(5)	December 2023	4.73	7/23-12/23
A-3	$4,487,000		30.000%	3.9823%	Fixed(5)	November 2025	6.88	11/25-11/25
A-4	$115,000,000		30.000%	3.9628%	Fixed(5)	July 2028	9.48	4/28-7/28
A-5	$478,261,000		30.000%	4.2317%	Fixed(5)	December 2028	9.85	7/28-12/28
A-SB	$23,849,000		30.000%	4.1282%	Fixed(5)	April 2028	7.25	12/23-4/28
X-A	$836,591,000	(7)	NAP	0.6689%	Variable(8)	December 2028	NAP	NAP
X-B	$51,140,000	(7)	NAP	0.1416%	Variable(8)	December 2028	NAP	NAP
A-S	$102,279,000		20.250%	4.5324%	Fixed(6)	December 2028	9.97	12/28-12/28
B	$51,140,000		15.375%	4.7334%	Fixed(6)	December 2028	9.97	12/28-12/28
C	$41,961,000		11.375%	4.8750%	WAC(9)	December 2028	9.97	12/28-12/28
Non-Offered Certificates
X-D	$23,000,000	(7)	NAP	1.8750%	Variable(8)	December 2028	NAP	NAP
D	$23,000,000		9.182%	3.0000%	Fixed(5)	December 2028	9.97	12/28-12/28
E-RR(10)	$22,894,000		7.000%	4.8750%	WAC(9)	December 2028	9.97	12/28-12/28
F-RR(10)	$22,292,000		4.875%	4.8750%	WAC(9)	December 2028	9.97	12/28-12/28
G-RR(10)	$10,490,000		3.875%	4.8750%	WAC(9)	December 2028	9.97	12/28-12/28
NR-RR(10)	$40,649,462		0.000%	4.8750%	WAC(9)	December 2028	9.97	12/28-12/28
S(11)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(12)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class D certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	The pass-through rates for the Class A-S and Class B certificates, in each case and on each distribution date will be a per annum variable rate equal to the lesser of (x) a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. See “Description of the Certificates—Distributions — Pass-Through Rates”.

(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal. The Class X-B certificates are notional amount certificates. The notional amount of the Class X B certificates will be equal to the certificate balance of the Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal (other than a payment of $100 on the first distribution date, which will be deemed a payment of principal on their REMIC regular interest principal balance for federal income tax purposes). The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate (described in the table as “Variable”) equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B and Class X-D certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(9)	The pass-through rates for the Class C, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, in each case and on each distribution date, will be a per annum rate (described in the table as “WAC”) equal to the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(10)	In satisfaction of the credit risk retention rules applicable to this securitization transaction by JPMorgan Chase Bank, National Association, as retaining sponsor, the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, which will constitute an “eligible horizontal residual interest” (as defined in Regulation RR), are expected to be purchased and retained by Massachusetts Mutual Life Insurance Company or its “majority-owned affiliate” (as defined in Regulation RR) in accordance with the credit risk retention rules. See “Credit Risk Retention”.

(11)	The Class S certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest and will represent beneficial ownership of the grantor trust, as further described in this prospectus.

(12)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Risk Factors	55
The Certificates May Not Be a Suitable Investment for You	55
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	55
Risks Related to Market Conditions and Other External Factors	55
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	55
Other Events May Affect the Value and Liquidity of Your Investment	55
Risks Relating to the Mortgage Loans	56
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	56
Risks of Commercial and Multifamily Lending Generally	56
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	58
Office Properties Have Special Risks	62
Hotel Properties Have Special Risks	63
Risks Relating to Affiliation with a Franchise or Hotel Management Company	64
Retail Properties Have Special Risks	65
Industrial Properties Have Special Risks	67
Multifamily Properties Have Special Risks	68
Self-Storage Properties Have Special Risks	70
Mixed Use Properties Have Special Risks	70
Leased Fee Properties Have Special Risks	71
Condominium Ownership May Limit Use and Improvements	71
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	72
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	73
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	74
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	75
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	76
Risks Related to Zoning Non-Compliance and Use Restrictions	77
Risks Relating to Inspections of Properties	78
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	78
Insurance May Not Be Available or Adequate	79
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	80
Terrorism Insurance May Not Be Available for All Mortgaged Properties	80
Risks Associated with Blanket Insurance Policies or Self-Insurance	81
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	82
Limited Information Causes Uncertainty	82
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	82

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	83
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	84
Static Pool Data Would Not Be Indicative of the Performance of this Pool	84
Appraisals May Not Reflect Current or Future Market Value of Each Property	85
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	86
The Borrower’s Form of Entity May Cause Special Risks	86
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	88
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	89
Other Financings or Ability to Incur Other Indebtedness Entails Risk	90
Tenancies-in-Common May Hinder Recovery	91
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	92
Risks Associated with One Action Rules	92
State Law Limitations on Assignments of Leases and Rents May Entail Risks	92
Risks of Anticipated Repayment Date Loans	92
Various Other Laws Could Affect the Exercise of Lender’s Rights	93
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	93
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	93
Risks Related to Ground Leases and Other Leasehold Interests	95
Increases in Real Estate Taxes May Reduce Available Funds	96
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	96
Risks Relating to the Workspace Mortgage Loan.	97
Risks Related to Conflicts of Interest	99
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	99
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	100
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	101
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	102
Potential Conflicts of Interest of the Operating Advisor	104
Potential Conflicts of Interest of the Asset Representations Reviewer	104
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	105
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	107
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	108
Other Potential Conflicts of Interest May Affect Your Investment	108
Other Risks Relating to the Certificates	109
The Certificates Are Limited Obligations	109

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	109
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	109
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	112
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	114
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	117
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	118
Risks Relating to Modifications of the Mortgage Loans	122
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	123
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Loan Event Default	123
Risks Relating to Interest on Advances and Special Servicing Compensation	124
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	124
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	124
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	125
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	126
Description of the Mortgage Pool	128
General	128
Co-Originated or Third-Party Originated Mortgage Loans	129
Certain Calculations and Definitions	130
Definitions	130
Mortgage Pool Characteristics	136
Overview	136
Property Types	138
Mortgage Loan Concentrations	141
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	142
Geographic Concentrations	143
Mortgaged Properties With Limited Prior Operating History	144
Tenancies-in-Common or Diversified Ownership	144
Condominium and Other Shared Interests	144
Fee & Leasehold Estates; Ground Leases	146
Environmental Considerations	147
Redevelopment, Renovation and Expansion	149
Assessments of Property Value and Condition	150
Appraisals	150
Engineering Reports	150
Zoning and Building Code Compliance and Condemnation	150
Litigation and Other Considerations	151
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	152
Tenant Issues	154
Tenant Concentrations	154
Lease Expirations and Terminations	154

Purchase Options and Rights of First Refusal	158
Affiliated Leases	158
Insurance Considerations	158
Use Restrictions	159
Appraised Value	161
Non-Recourse Carveout Limitations	162
Real Estate and Other Tax Considerations	163
Delinquency Information	164
Certain Terms of the Mortgage Loans	164
Amortization of Principal	164
Due Dates; Mortgage Rates; Calculations of Interest	165
ARD Loan(s)	165
Single Purpose Entity Covenants	166
Prepayment Protections and Certain Involuntary Prepayments	166
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	168
Defeasance; Collateral Substitution	169
Partial Releases	170
Escrows	174
Mortgaged Property Accounts	175
Delaware Statutory Trusts	175
Exceptions to Underwriting Guidelines	176
Additional Indebtedness	176
General	176
Whole Loans	177
Mezzanine Indebtedness	177
Preferred Equity	179
Other Secured Indebtedness	180
Other Indebtedness	181
The Whole Loans	181
General	181
The Serviced Pari Passu Whole Loans	189
The Non-Serviced Pari Passu Whole Loans	191
The Non-Serviced AB Whole Loans	194
Additional Information	212
Transaction Parties	213
The Sponsors and Mortgage Loan Sellers	213
JPMorgan Chase Bank, National Association	213
General.	213
JPMCB Securitization Program	213
Review of JPMCB Mortgage Loans	214
JPMCB’s Underwriting Guidelines and Processes	216
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	220
Compliance with Rule 15Ga-1 under the Exchange Act.	220
Retained Interests in This Securitization.	220
German American Capital Corporation	221
General.	221
GACC’s Securitization Program.	221
Review of GACC Mortgage Loans.	222
DBNY’s Underwriting Guidelines and Processes.	224
Exceptions.	228
Compliance with Rule 15Ga-1 under the Exchange Act.	228
Retained Interests in This Securitization.	228
Goldman Sachs Mortgage Company	229
General	229
GSMC’s Commercial Mortgage Securitization Program	229
Review of GSMC Mortgage Loans	231
Goldman Originator’s Underwriting Guidelines and Processes	232
Compliance with Rule 15Ga-1 under the Exchange Act	237
Retained Interests in This Securitization	237
Citi Real Estate Funding Inc	238
CREFI’s Commercial Mortgage Origination and Securitization Program	238
Review of CREFI Mortgage Loans	239
CREFI’s Underwriting Guidelines and Processes	242
Compliance with Rule 15Ga-1 under the Exchange Act	246
Retained Interests in This Securitization	246
Compensation of the Sponsors	246
The Depositor	246
The Issuing Entity	247
The Trustee and Certificate Administrator	248
The Master Servicer	249
The Special Servicer	252
The Operating Advisor and Asset Representations Reviewer	255
Credit Risk Retention	256
General	256
Qualifying CRE Loans; Required Credit Risk Retention Percentage	257

Material Terms of the Yield-Priced Principal Balance Certificates	258
The Third Party Purchaser	259
Hedging, Transfer and Financing Restrictions	260
Operating Advisor	261
Representations and Warranties	262
Description of the Certificates	265
General	265
Distributions	267
Method, Timing and Amount	267
Available Funds	267
Priority of Distributions	269
Pass-Through Rates	272
Interest Distribution Amount	274
Principal Distribution Amount	274
Certain Calculations with Respect to Individual Mortgage Loans	276
Excess Interest	277
Application Priority of Mortgage Loan Collections or Whole Loan Collections	277
Allocation of Yield Maintenance Charges and Prepayment Premiums	280
Assumed Final Distribution Date; Rated Final Distribution Date	281
Prepayment Interest Shortfalls	282
Subordination; Allocation of Realized Losses	283
Reports to Certificateholders; Certain Available Information	285
Certificate Administrator Reports	285
Information Available Electronically	290
Voting Rights	295
Delivery, Form, Transfer and Denomination	295
Book-Entry Registration	295
Definitive Certificates	298
Certificateholder Communication	298
Access to Certificateholders’ Names and Addresses	298
Requests to Communicate	298
List of Certificateholders	299
Description of the Mortgage Loan Purchase Agreements	299
General	299
Dispute Resolution Provisions	307
Asset Review Obligations	307
Pooling and Servicing Agreement	308
General	308
Assignment of the Mortgage Loans	308
Servicing Standard	309
Subservicing	310
Advances	311
P&I Advances	311
Servicing Advances	312
Nonrecoverable Advances	313
Recovery of Advances	314
Accounts	315
Withdrawals from the Collection Account	317
Servicing and Other Compensation and Payment of Expenses	319
General	319
Master Servicing Compensation	324
Special Servicing Compensation	326
Disclosable Special Servicer Fees	330
Certificate Administrator and Trustee Compensation	330
Operating Advisor Compensation	330
Asset Representations Reviewer Compensation	331
CREFC® Intellectual Property Royalty License Fee	332
Appraisal Reduction Amounts	332
Maintenance of Insurance	338
Modifications, Waivers and Amendments	340
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	344
Inspections	346
Collection of Operating Information	346
Special Servicing Transfer Event	347
Asset Status Report	349
Realization Upon Mortgage Loans	352
Sale of Defaulted Loans and REO Properties	354
The Directing Certificateholder	357
General	357
Major Decisions	358
Asset Status Report	361
Replacement of Special Servicer	361
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	361
Servicing Override	363
Rights of Holders of Companion Loans	364
Limitation on Liability of Directing Certificateholder	364
The Operating Advisor	365
General	365
Duties of Operating Advisor at All Times	365
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	368

Recommendation of the Replacement of the Special Servicer	368
Eligibility of Operating Advisor	368
Other Obligations of Operating Advisor	369
Delegation of Operating Advisor’s Duties	370
Termination of the Operating Advisor With Cause	370
Rights Upon Operating Advisor Termination Event	371
Waiver of Operating Advisor Termination Event	371
Termination of the Operating Advisor Without Cause	371
Resignation of the Operating Advisor	372
Operating Advisor Compensation	372
The Asset Representations Reviewer	372
Asset Review	372
Eligibility of Asset Representations Reviewer	377
Other Obligations of Asset Representations Reviewer	377
Delegation of Asset Representations Reviewer’s Duties	378
Assignment of Asset Representations Reviewer’s Rights and Obligations	378
Asset Representations Reviewer Termination Events	378
Rights Upon Asset Representations Reviewer Termination Event	379
Termination of the Asset Representations Reviewer Without Cause	379
Resignation of Asset Representations Reviewer	380
Asset Representations Reviewer Compensation	380
Replacement of Special Servicer Without Cause	380
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	382
Termination of Master Servicer and Special Servicer for Cause	383
Servicer Termination Events	383
Rights Upon Servicer Termination Event	384
Waiver of Servicer Termination Event	385
Resignation of the Master Servicer and the Special Servicer	386
Limitation on Liability; Indemnification	386
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	388
Dispute Resolution Provisions	389
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	389
Repurchase Request Delivered by a Party to the PSA	389
Resolution of a Repurchase Request	390
Mediation and Arbitration Provisions	393
Servicing of the Servicing Shift Mortgage Loan	394
Servicing of the Non-Serviced Mortgage Loans	394
General	394
Servicing of the Aventura Mall Mortgage Loan	397
Servicing of the Workspace Mortgage Loan	397
Rating Agency Confirmations	398
Evidence as to Compliance	400
Limitation on Rights of Certificateholders to Institute a Proceeding	401
Termination; Retirement of Certificates	401
Amendment	402
Resignation and Removal of the Trustee and the Certificate Administrator	404
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	405
Certain Legal Aspects of Mortgage Loans	406
General	407
Types of Mortgage Instruments	407
Leases and Rents	408
Personalty	408
Foreclosure	408
General	408
Foreclosure Procedures Vary from State to State	408
Judicial Foreclosure	409
Equitable and Other Limitations on Enforceability of Certain Provisions	409
Nonjudicial Foreclosure/Power of Sale	409
Public Sale	410
Rights of Redemption	411
Anti-Deficiency Legislation	411
Leasehold Considerations	411

Cooperative Shares	412
Bankruptcy Laws	412
Environmental Considerations	417
General	417
Superlien Laws	417
CERCLA	418
Certain Other Federal and State Laws	418
Additional Considerations	419
Due-on-Sale and Due-on-Encumbrance Provisions	419
Subordinate Financing	419
Default Interest and Limitations on Prepayments	419
Applicability of Usury Laws	420
Americans with Disabilities Act	420
Servicemembers Civil Relief Act	420
Anti-Money Laundering, Economic Sanctions and Bribery	421
Potential Forfeiture of Assets	421
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	421
Pending Legal Proceedings Involving Transaction Parties	423
Use of Proceeds	423
Yield and Maturity Considerations	424
Yield Considerations	424
General	424
Rate and Timing of Principal Payments	424
Losses and Shortfalls	425
Certain Relevant Factors Affecting Loan Payments and Defaults	426
Delay in Payment of Distributions	426
Yield on the Certificates with Notional Amounts	426
Weighted Average Life	427
Pre-Tax Yield to Maturity Tables	433
Material Federal Income Tax Considerations	437
General	437
Qualification as a REMIC	437
Status of Offered Certificates	439
Taxation of Regular Interests	440
General	440
Original Issue Discount	440
Acquisition Premium	442
Market Discount	442
Premium	443
Election To Treat All Interest Under the Constant Yield Method	443
Treatment of Losses	444
Yield Maintenance Charges and Prepayment Premiums	444
Sale or Exchange of Regular Interests	444
Taxes That May Be Imposed on a REMIC	445
Prohibited Transactions	445
Contributions to a REMIC After the Startup Day	445
Net Income from Foreclosure Property	446
Bipartisan Budget Act of 2015	446
Taxation of Certain Foreign Investors	446
FATCA	447
Backup Withholding	447
Information Reporting	448
3.8% Medicare Tax on “Net Investment Income”	448
Reporting Requirements	448
Certain State and Local Tax Considerations	449
Method of Distribution (Underwriter)	449
Incorporation of Certain Information by Reference	451
Where You Can Find More Information	452
Financial Information	452
Certain ERISA Considerations	452
General	452
Plan Asset Regulations	453
Administrative Exemptions	453
Insurance Company General Accounts	455
Legal Investment	456
Legal Matters	457
Ratings	457
Index of Defined Terms	461

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT

ANNEX D-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
ANNEX E-1	GERMAN AMERICAN CAPITAL CORPORATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR GERMAN AMERICAN CAPITAL CORPORATION
ANNEX F-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GOLDMAN SACHS MORTGAGE COMPANY
ANNEX G-1	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX G-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR CREFI
ANNEX H	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX I	SAINT LOUIS GALLERIA PRINCIPAL PAYMENT SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ONA “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A

QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR, OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) not a qualified investor as defined in Directive 2003/71/EC (as amended or SUPERSEDED, the “Prospectus Directive”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL

PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES”, “UNINCORPORATED ASSOCIATIONS”, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON

SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE,

DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 8th Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2018-B8 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

●	German American Capital Corporation, a Maryland corporation;

●	Goldman Sachs Mortgage Company, a New York limited partnership; and

●	Citi Real Estate Funding Inc., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank AG, acting through its New York Branch, an originator, and Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Goldman Sachs Mortgage Company is an affiliate of Goldman Sachs & Co. LLC, one of the underwriters and an initial purchaser of the non-offered certificates. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association	14	$330,478,250	31.5%
German American Capital Corporation(2)	12	366,941,800	35.0
Goldman Sachs Mortgage Company	7	192,192,960	18.3
Citi Real Estate Funding Inc.	8	159,404,453	15.2
Total	41	$1,049,017,463	100.0%

(1)	All of the mortgage loans were originated by their respective sellers or affiliates thereof, except that certain mortgage loans are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	Eleven (11) of the mortgage loans (33.0%) being sold by German American Capital Corporation were originated or co-originated by an affiliate thereof, Deutsche Bank AG, acting through its New York Branch, and will be transferred to German American Capital Corporation on or prior to the closing date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Credit Risk Retention	This transaction is being structured with a “third-party purchaser” that will acquire an “eligible horizontal residual interest”, which will be comprised of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. It is anticipated that Massachusetts Mutual Life Insurance Company will be the third-party purchaser (in satisfaction of the retention obligations of JPMorgan Chase Bank, National Association in its capacity as the retaining sponsor) and will be contractually obligated to retain these classes of certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During this time, Massachusetts Mutual Life Insurance Company will agree to comply with hedging, transfer and financing restrictions that are applicable to third-party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory

Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	CWCapital Asset Management LLC is expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below. CWCapital Asset Management LLC, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 7501 Wisconsin Avenue,

Suite 500 West, Bethesda, Maryland 20814. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

CWCapital Asset Management LLC is expected to be appointed to be the special servicer by Barings LLC, a Delaware limited liability company, or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

CWCapital Asset Management LLC assisted Massachusetts Mutual Life Insurance Company (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and

Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool —Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances, there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that Massachusetts Mutual Life Insurance Company will purchase the Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class S certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that Barings LLC will be the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan).

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to the Saint Louis Galleria whole loan, a servicing shift whole loan, the holder of the related pari passu companion loan identified as note A-1-A1 will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Holder of a Controlling

Subordinate

Companion Loan	The DUMBO Heights Portfolio mortgage loan (2.9%) is part of a whole loan comprised of the DUMBO Heights Portfolio mortgage loan (included in the issuing entity) and one or more subordinate notes (not included in the issuing entity). Pursuant to the related intercreditor agreement, the holder(s) of the related subordinate companion loan(s) will have the right to cure certain defaults with respect to the related mortgage loan and the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited default circumstances. In addition, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the subordinate companion loan designated as Note B-1 (the “DUMBO Heights Portfolio controlling subordinate companion loan holder”) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. The holder of the related controlling subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer with respect to the DUMBO Heights Portfolio mortgage loan, at any time prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, subject to the requirements provided for in the related intercreditor agreement.

As of the date of this prospectus, the DUMBO Heights Portfolio controlling subordinate companion loan holder is Shinhan Aim Real Estate Fund No. 5.

See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—DUMBO Heights Portfolio Whole Loan”.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in December 2018, or with respect to any mortgage loan that has its first due date in January 2019, the date that would otherwise have been the related due date in December 2018.

Closing Date	On or about December 27, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2019.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in January 2019.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York, North Carolina, Kansas, Pennsylvania, California or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	July 2023
Class A-2	December 2023
Class A-3	November 2025
Class A-4	July 2028
Class A-5	December 2028
Class A-SB	April 2028
Class X-A	December 2028
Class X-B	December 2028
Class A-S	December 2028
Class B	December 2028
Class C	December 2028

The rated final distribution date will be the distribution date in January 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2018-B8:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be forty-one (41) fixed rate commercial mortgage loans secured by first mortgage liens on two hundred (200) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) twenty-six (26) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties), (ii) twelve (12) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity (but no subordinate notes) secured by the related mortgaged property or properties) and (iii) three (3) mortgage loans, each represented by one or more senior pari passu portions of a whole loan (included in issuing entity) (each of which has one or more senior pari passu notes that are not assets of the issuing entity and one or more subordinate notes that are not assets of the issuing entity secured by the related mortgaged property or properties).

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$9,994,000	0.9527%	30.000%
Class A-2	$102,721,000	9.7921%	30.000%
Class A-3	$4,487,000	0.4277%	30.000%
Class A-4	$115,000,000	10.9626%	30.000%
Class A-5	$478,261,000	45.5913%	30.000%
Class A-SB	$23,849,000	2.2735%	30.000%
Class X-A	$836,591,000	NAP	NAP
Class X-B	$51,140,000	NAP	NAP
Class A-S	$102,279,000	9.7500%	20.250%
Class B	$51,140,000	4.8750%	15.375%
Class C	$41,961,000	4.0000%	11.375%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1	3.3145%
Class A-2	4.1485%
Class A-3	3.9823%
Class A-4	3.9628%
Class A-5	4.2317%
Class A-SB	4.1282%
Class X-A	0.6689%(2)
Class X-B	0.1416%(2)
Class A-S	4.5324%
Class B	4.7334%
Class C	4.8750%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate set forth opposite such class in the table. The pass-through rates for the Class C certificates, in each case and on each distribution date, will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. The pass-through rate for the Class A-S and Class B certificates on each distribution date will be a per annum variable rate equal to the lesser of (x) a fixed rate at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.06250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate of 0.25000%. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.006680%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan, any servicing shift mortgage loan and any companion loan) at a per annum rate equal to 0.002300%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.000300%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan(1)	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicer Fee Rate
Aventura Mall	0.00125%	0.25000%
Moffett Towers - Buildings E,F,G	0.00250%	0.25000%
Workspace	0.00125%	0.25000%
DUMBO Heights Portfolio	0.00250%	0.25000%
Moffett Towers II - Building 1	0.00125%	0.25000%
TripAdvisor HQ	0.00250%	0.25000%
636 11th Avenue	0.00250%	0.25000%
Sheraton Music City	0.00250%	0.25000%

(1)	Does not reflect the Saint Louis Galleria mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributed to the Class S certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex H, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, first (i) for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such classes until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Seventh, to the non-offered certificates (other than the Class X-D, Class S and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions —Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date (other than excess interest collected on each mortgage loan that has an anticipated repayment date to the extent received from the related borrower) in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class

X-D, Class S and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B or Class X-D certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B or Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates are not offered by this prospectus.

(3)	Other than the Class X-D, Class S and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class S or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date. See “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be forty-one (41) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee or leasehold estate of the related borrower in two hundred (200) commercial and multifamily properties (if any). See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,049,017,463.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty-one (41) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each comprised of the related mortgage loan and (i) in the case of fifteen (15) mortgage loans (52.0%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and (ii) in the case of three (3) mortgage loans (12.4%), one or more loans that are subordinate in right of payment to the mortgage loan and the related pari passu companion loans and evidenced by separate promissory notes (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)(2)
Aventura Mall	$60,000,000	5.7%	$1,346,700,000	$343,300,000	50.7%	2.07x
Staples Strategic Industrial	$56,100,000	5.3%	$70,000,000	N/A	62.6%	1.72x
Saint Louis Galleria	$55,000,000	5.2%	$185,000,000	N/A	51.5%	1.67x
10 Brookline Place	$50,000,000	4.8%	$32,000,000	N/A	49.4%	2.19x
Moffett Towers - Buildings E,F,G	$46,800,000	4.5%	$237,200,000	N/A	40.2%	2.97x
Workspace(3)	$40,000,000	3.8%	$539,000,000	$696,000,000	78.0%	1.63x
145 Clinton	$40,000,000	3.8%	$28,200,000	N/A	65.0%	1.30x
Kawa Mixed Use Portfolio	$38,000,000	3.6%	$36,500,000	N/A	65.8%	1.85x
DUMBO Heights Portfolio	$30,000,000	2.9%	$150,000,000	$145,000,000	50.8%	1.87x
5444 & 5430 Westheimer	$30,000,000	2.9%	$21,000,000	N/A	63.4%	2.40x
Moffett Towers II - Building 1	$25,000,000	2.4%	$143,000,000	N/A	46.8%	2.00x
TripAdvisor HQ	$23,150,000	2.2%	$75,000,000	N/A	64.6%	1.82x
636 11th Avenue	$20,000,000	1.9%	$220,000,000	N/A	56.1%	2.39x
1421 West Shure Drive	$17,000,000	1.6%	$12,376,000	N/A	71.6%	1.61x
Sheraton Music City	$14,895,750	1.4%	$55,000,000	N/A	60.4%	1.82x

(1)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related mortgaged property. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	The Saint Louis Galleria mortgage loan (5.2%) accrues interest for an initial interest-only period and then amortizes based on the assumed principal and interest payment schedule set forth on Annex I, debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest only period based on the assumed principal and interest payment schedule set forth in Annex I.

(3)	The Workspace mortgage loan (3.8%) is part of a whole loan with an aggregate principal balance as of the cut-off date of $1,275,000,000 that is split between (i) a 25-month floating rate componentized loan with three, one year extension options (the “Workspace floating rate loan”) with an aggregate principal balance as of the cut-off date of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Workspace fixed rate loan”) comprised of (A) a senior fixed rate componentized loan (the “Workspace senior fixed rate loan”), with an aggregate principal balance as of the cut-off date of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Workspace subordinate fixed rate loan”), with an aggregate principal balance as of the cut-off date of $556.8 million. The Workspace senior fixed rate loan is senior to the Workspace subordinate fixed rate loan and the Workspace mortgage loan is comprised of a portion of the Workspace senior fixed loan. The interest rate on the Workspace floating rate loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15%. Each of the Workspace fixed rate loan and Workspace floating rate loan is divided into components, which have different payment priorities prior to and following an event of default under the Workspace whole loan. Following an event of default, a portion of the Workspace floating rate loan (which has a principal balance as of the cut-off date of $115.8 million) (the “Workspace floating rate pari passu component”), generally pays pro rata with the Workspace senior fixed rate loan, and the remaining portion of the Workspace floating rate loan (which has a principal balance as of the cut-off date of $139.2 million) (the “Workspace floating rate subordinate component”) generally pays pro rata with the Workspace subordinate fixed rate loan. For purposes of the Whole Loan NCF DSCR for the Workspace whole loan, LIBOR was assumed to be 2.0900%. The Workspace whole loan NCF DSCR, based on a LIBOR cap of 3.0000% for the Workspace floating rate loan, is 1.58x.

The Saint Louis Galleria whole loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Aventura Mall	Aventura Mall Trust 2018-AVM	5.7%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Moffett Towers - Buildings E,F,G	DBGS 2018-C1	4.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
Workspace	JPMCC 2018-WPT(2)	3.8%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association
DUMBO Heights Portfolio	Benchmark 2018-B7	2.9%	KeyBank National Association	LNR Partners, LLC	Wells Fargo Bank, National Association
Moffett Towers II - Building 1	Benchmark 2018-B6	2.4%	KeyBank National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
TripAdvisor HQ	DBGS 2018-C1	2.2%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
636 11th Avenue	Benchmark 2018-B4	1.9%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Sheraton Music City	Benchmark 2018-B4	1.4%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Party(2)
Aventura Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	BREDS HG SD (Delaware) L.P.
Moffett Towers - Buildings E,F,G	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
Workspace	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	An affiliate of or advisor to CRE Fund Investments LLC
DUMBO Heights Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Shinhan AIM Real Estate Fund No. 5(3)
Moffett Towers II - Building 1	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator L.P. (or an affiliate)
TripAdvisor HQ	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
636 11th Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Barings LLC
Sheraton Music City	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Barings LLC

(1)	Does not reflect the Saint Louis Galleria mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, the mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(3)	The initial directing holder and initial directing party for the DUMBO Heights Portfolio whole loan is Shinhan AIM Real Estate Fund No. 5, as holder of the DUMBO Heights Portfolio subordinate companion loan designated as Note B-1. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The DUMBO Heights Portfolio Whole Loan” in this prospectus.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,049,017,463
Number of Mortgage Loans	41
Number of Mortgaged Properties	200
Range of Cut-off Date Balances	$4,745,000 to $60,000,000
Average Cut-off Date Balance	$25,585,792
Range of Mortgage Rates	3.89397% to 5.94000%
Weighted average Mortgage Rate	4.89331%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	114 months
Range of remaining terms to maturity(2)	55 months to 120 months
Weighted average remaining term to maturity(2)	112 months
Range of original amortization term(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	354 months to 360 months
Weighted average remaining amortization term(3)	359 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	28.1% to 73.4%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	56.2%
Range of LTV Ratios as of the maturity date(2)(4)(5)	28.1% to 68.1%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	54.0%
Range of UW NCF DSCR(5)(6)(7)	1.20x to 3.89x
Weighted average UW NCF DSCR(5)(6)(7)	2.08x
Range of UW NOI Debt Yield(5)	6.7% to 21.6%
Weighted average UW NOI Debt Yield(5)	11.6%
Percentage of Initial Pool Balance consisting of:
Interest Only	60.5%
Interest Only-Balloon	16.8%
Balloon	10.8%
ARD-Interest Only	9.5%
ARD-Interest Only-Balloon	2.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to four (4) mortgage loans with an anticipated repayment date, identified as the Staples Strategic Industrial mortgage loan (5.3%), the Faurecia Columbus mortgage loan (2.5%), the TripAdvisor HQ mortgage loan (2.2%) and the 636 11th Avenue mortgage loan (1.9%), calculated as of the anticipated repayment date.

(3)	Excludes twenty-three (23) mortgage loans (69.9%), that are interest-only for the entire term or until the related anticipated repayment date. Includes the Saint Louis Galleria mortgage loan (5.2%), which accrues interest for an initial interest only period and then will amortize based on the assumed principal and interest payment schedule set forth on Annex I.

(4)	With respect to the Embassy Suites Anaheim mortgage loan (5.3%), the 10 Brookline Place mortgage loan (4.8%), the Moffett Towers – Buildings E,F,G mortgage loan (4.5%), the Crowne Plaza Melbourne mortgage loan (3.7%), the Kawa Mixed Use Portfolio mortgage loan (3.6%), the Moffett Towers II – Building 1 mortgage loan (2.4%), the Missouri Falls mortgage loan (2.2%), the Glenn Hotel Downtown Atlanta mortgage loan (1.8%), the 3603 Haven mortgage loan (1.0%) and the 1076 Riverdale mortgage loan (1.0%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)	With respect to fifteen (15) mortgage loans (52.0%) with one or more pari passu companion loans and/or subordinate companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu companion loans, but excluding any related subordinate companion loans. With respect to the Workspace mortgage loan, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yield includes (i) the Workspace mortgage loan, (ii) the other notes included in the Workspace senior fixed rate loan and (iii) the Workspace floating rate pari passu component and excludes the Workspace subordinate fixed rate loan and the Workspace floating rate subordinate component. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related subordinate companion loans (or in the case of the Workspace mortgage loan, including the entire Workspace whole loan) are (a) with respect to the Aventura Mall mortgage loan (5.7%), 2.07x, 50.7% and 8.8%, respectively, (b) with respect to the Workspace mortgage loan (3.8%), 1.63x, 78.0% and 9.8%, respectively and (c) with respect to the DUMBO Heights Portfolio mortgage loan, 1.87x, 50.8% and 9.2%, respectively. For purposes of calculating the UW NCF DSCR for the Workspace mortgage loan, LIBOR was assumed to be 2.0900%. The UW NCF DSCR for the Workspace whole loan based on a LIBOR cap of 3.0000% for the Workspace Floating Rate Loan, is 1.58x.

(6)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

(7)	With respect to one mortgage loan, Saint Louis Galleria (5.2%) debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest only period based on the assumed principal and interest payment schedule set forth in Annex I.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories	With respect to the Staples Strategic Industrial mortgage loan (5.3%), the 590 East Middlefield mortgage loan (4.6%), the 3 Huntington Quadrangle mortgage loan (4.5%), the 145 Clinton mortgage loan (3.8%), the Crowne Plaza Melbourne mortgage loan (3.7%), the Kawa Mixed Use Portfolio mortgage loan (3.6%), the Briar Hill at Manchester mortgage loan (3.0%), the Residence Inn Boise City Center mortgage loan (2.9%), the DUMBO Heights Portfolio mortgage loan (2.9%), the Faurecia Columbus mortgage loan (2.5%), the Moffett Towers II – Building 1 mortgage loan (2.4%), the Missouri Falls mortgage loan (2.2%), the Douglasville Pavilion mortgage loan (2.0%), the 1421 West Shure Drive mortgage loan (1.6%), the Safeway Olney mortgage loan (1.5%), The Shoppes of Kemah mortgage loan (1.1%), the 3603 Haven mortgage loan (1.0%), the 1076 Riverdale mortgage loan (1.0%), the Culver Exchange mortgage loan (0.7%), the Jewel-Osco Huntley mortgage loan (0.6%) and the Shops on Navigation mortgage loan (0.6%) some or all of the mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Description of the Mortgage Pool—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to the Staples Strategic Industrial Mortgage Loan (5.3%), the mortgage loan is structured with a 10-year ARD and an approximately 15-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines.

With respect to the Crowne Plaza Melbourne Mortgage Loan (3.7%), the cut-off date loan-to-value ratio based on the “as-is” appraised value is 82.6%, which is greater than the maximum cut-off date loan-to-value ratio of 75% generally required by GSMC’s underwriting guidelines.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear

Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with any related pari passu companion loan and, in the case of the Aventura Mall whole loan, the Workspace whole loan and the DUMBO Heights Portfolio whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date will be treated as a grantor trust (the “Grantor Trust”) and the Class S certificates will represent undivided beneficial interest in the Grantor Trust described above.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount, that the Class C certificates will be issued with de minimis original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of

1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex D-1, representation and warranty number 7 in Annex E-1, representation and warranty number 6 in Annex F-1 and representation and warranty number 7 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, hotel, retail and industrial properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, Florida, Texas, Massachusetts and Missouri. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1, representation and warranty number 41 in

Annex E-1, representation and warranty number 40 in Annex F-1 and representation and warranty number 41 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, representation and warranty number 40 in Annex F-1 and representation and warranty number 41 in Annex G-1.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on December 21, 2018.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 16 in Annex F-1 and representation and warranty number 17 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, representation and warranty number 29 in Annex F-1 and representation and warranty number 30 in Annex G-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent),

(ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans” and “—Citi Real Estate Funding Inc. —Review of CREFI Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings)

are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings

(including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, and, in the case of certain ARD loans with mezzanine debt, mezzanine debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. The payment of mezzanine debt service from excess cash flow, if applicable, will reduce the excess cash flow available to pay the ARD mortgage loan beyond scheduled principal payments (if any). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 34 in Annex F-1 and representation and warranty number 35 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 and Annex F-2, respectively.

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to the Workspace Mortgage Loan.

The Workspace mortgage loan, which has a principal balance as of the cut-off date of $40 million is part of a whole loan with a principal balance as of the cut-off date of $1.275 billion. A portion of the Workspace whole loan, with a principal balance as of the cut-off date of $255 million, is a floating rate loan (the “Workspace floating rate loan”), which currently bears interest at a floating rate based on LIBOR (determined as set forth in the loan documents), subject to possible conversion in the future to an index based on the prime rate (determined as set forth in the loan documents) or an alternate rate commonly accepted by market participants in commercial mortgage-backed securities loans and by the International Swaps and Derivatives Association as an alternative to LIBOR. Accordingly, debt service for the Workspace whole loan will generally increase as interest rates rise. In contrast, leasing income from the related mortgaged properties is not expected to rise significantly as interest rates rise. Accordingly, the debt service coverage ratio of the Workspace whole loan will generally be adversely affected by rising interest rates, and the related borrowers’ ability to make all payments due on the Workspace whole loan may be adversely affected.

There are no periodic or lifetime caps on the Workspace floating rate loan rate under the related loan documents. With respect to the Workspace floating rate loan, the related borrowers have purchased an interest rate cap agreement to protect themselves against significant movements in LIBOR during the term of the Workspace floating rate loan, which has been collaterally pledged as additional security for the Workspace whole loan. Pursuant to such interest rate cap agreement, to the extent LIBOR increases above certain specified levels, the borrowers will be entitled to receive payments calculated by applying an interest rate equal to the difference between LIBOR and such level to a notional amount at least equal to the principal balance of the Workspace floating rate loan. If the Workspace floating rate loan is converted to a prime rate loan or an alternate rate loan, the borrowers will generally be required to enter into a substitute interest rate cap agreement that protects the lender and the borrowers (as determined by the lender in its sole but good faith discretion) against rising interest rates that is no less beneficial to the lender and the borrowers than the original interest rate cap agreement being replaced. At high interest rates, the borrowers may be dependent on the interest rate cap agreement for income needed to pay a portion of the interest due on the Workspace floating rate loan.

The Workspace floating rate loan has a maturity date of July 1, 2020, with three one-year extension options, while the remainder of the Workspace whole loan has a maturity date of July 1, 2023. In connection with the extension of the Workspace floating rate loan, the borrowers must also cause the interest rate cap agreement to be extended to or enter into a new agreement that expires on the extended maturity date. If the borrowers are unable to extend or replace the interest rate cap agreement at a price that is acceptable to them, they will not be permitted to extend the Workspace floating rate loan and will be required to repay the Workspace floating rate loan on the Workspace floating rate loan maturity date. If the borrowers are unable to extend or repay the Workspace floating rate loan, it will be an event of default with respect to the entire Workspace whole loan, including the Workspace mortgage loan. If LIBOR (or any applicable alternate index) or mortgage rates are then relatively high, it may be difficult for the borrowers to refinance any of the related mortgaged properties in an amount sufficient to repay the Workspace floating rate loan. In addition, such an event of default may result in an acceleration of the maturity of the Workspace whole loan, and a repayment of the Workspace whole loan, as of a date significantly earlier than the maturity date of the Workspace mortgage loan. Conversely, in some circumstances an event of default may result in a delay in repayment of the Workspace mortgage loan.

Although the provider of the interest rate cap agreement is generally required to have and maintain certain ratings, we cannot assure you that such provider will have sufficient assets or otherwise be able to fulfill its obligations under each interest rate cap agreement. In addition, if the Workspace floating rate loan is effectively extended in connection with a default, there is no practical way to require that any interest rate cap agreement extend beyond such interest rate cap agreement’s stated term. Such circumstances could result in interest shortfalls on the Workspace whole loan. The failure of the interest rate cap agreement provider to fulfill its obligations under any interest rate cap agreement during periods of higher levels of LIBOR (or any applicable alternate index) could result in the inability of the borrowers to pay required debt service on the Workspace floating rate loan, and result in an event of default under the Workspace whole loan.

The method of determining LIBOR under the interest rate cap agreement differs in certain circumstances from the method used to determine LIBOR under the Workspace floating rate loan. In such circumstances that the protection provided to the borrowers by the interest rate cap agreement may be less than provided as of the loan origination date. In addition, for extension terms, the cap is permitted to have a strike rate equal to the higher of the initial strike rate of 3.00% and a strike rate that would result in a 1.25x debt service coverage ratio on the Workspace whole loan.

If the borrowers are unable to, or determine not to, extend the maturity of the Workspace floating rate loan, their ability to repay the Workspace floating rate loan will largely depend upon their ability either to refinance a portion of the related mortgaged properties or sell such portion of the related mortgaged properties, to the extent permitted under the loan documents, at a price sufficient to permit such repayment. In order to successfully refinance or repay the Workspace floating rate loan, it is possible that the borrowers may choose to refinance or sell and release from the lien of the mortgage the best-performing and/or most valuable Workspace mortgaged properties, because those mortgaged properties would be more likely to result in proceeds sufficient to refinance or repay the Workspace floating rate loan. The remaining Workspace mortgaged properties would continue to be the sole collateral for the remaining portion of the Workspace whole loan and would be the sole source of payments on the maturity date of the remaining portion of the Workspace whole loan. Additionally, prior to an event of default, prepayments, including prepayments in connection with a release of an individual Workspace mortgaged property, are required to be applied to the Workspace floating rate loan before being applied to the remainder of the Workspace whole loan. As a result, releases of better performing and/or more valuable Workspace mortgaged properties will result in the paydown of the Workspace floating rate loan, leaving the remaining Workspace mortgaged properties to secure the fixed rate portion of the Workspace whole loan. Moreover, such application of prepayments to the Workspace floating rate loan will result in payments being made to components of the Workspace floating rate loan that, following an event of default, would be subordinate to the Workspace mortgage loan, rather than being made to the Workspace mortgage loan.

The fixed rate portion of the Workspace Whole Loan, is divided into a senior loan (the “Workspace senior fixed rate loan”) and subordinate loan. Each note in the Workspace senior fixed rate loan, including the Workspace mortgage loan, is further divided into a senior component and a subordinate component, which forms a component pair with pari passu components of other notes of the Workspace senior fixed rate loan and of the Workspace floating rate loan. Prior to an event of default under the Workspace whole loan, all payments of principal (including but not limited to any partial prepayment and the balloon payment due on the Workspace floating rate loan if it is not extended) are required to be applied to the Workspace floating rate loan until paid in full, prior to any application to the fixed rate portion of the Workspace whole loan. Following an event of default under the Workspace whole loan, collections under the Workspace whole loan will be applied first, pro rata, to interest and principal of (i) the senior component of the Workspace mortgage loan, (ii) the senior component of each other note of the Workspace senior fixed rate loan and (iii) the corresponding senior component of the Workspace floating rate loan, prior to application, pro rata, to (i) the subordinate component of the Workspace mortgage loan, (ii) the subordinate component of each other note of the Workspace senior fixed rate loan and (iii) the corresponding subordinate component of the Workspace floating rate loan, and losses will be applied in the reverse order. Accordingly a portion of the interest and principal of the Workspace mortgage loan will be subordinate to certain components of the other notes of the senior fixed rate loan and to the floating rate loan, but will be pari passu to corresponding components of the senior fixed rate loan and floating rate loan.

The second extension of the Workspace floating rate loan results in a 0.25% increase in the interest rate thereunder, which will also result in an increase in debt service on the Workspace whole loan as a whole.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

In addition, an affiliate of Goldman Sachs Mortgage Company, a loan seller and sponsor, is the borrower with respect to the 145 Clinton mortgage loan (3.8%). The interests of such borrower may conflict with the interests of the certificateholders, and Goldman Sachs Mortgage Company has no obligation to act in the best interest of the certificateholders. In addition, there can be no assurance that the related mortgage loan does not contain terms less favorable to the lender (and consequently, to the investors) than loans that were not made to an affiliate of the sponsor.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the Saint Louis Galleria whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by the servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identities of such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor and originator, and Deutsche Bank AG, acting through its New York Branch, an originator. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of Goldman Sachs Mortgage Company, a sponsor and an originator. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor and originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Benchmark 2018-B8 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Barings LLC will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded mortgage loan and other than with respect to any servicing shift whole loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any non-serviced mortgage loan and other than with respect to any servicing shift whole loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement	Controlling Noteholder	Initial Directing Party(1)
Aventura Mall	Aventura Mall Trust 2018-AVM	Aventura Mall Trust 2018-AVM	BREDS HG SD (Delaware) L.P.
Saint Louis Galleria(2)	Benchmark 2018-B8	Deutsche Bank AG, acting through its New York Branch	Deutsche Bank AG, acting through its New York Branch
Moffett Towers - Buildings E,F,G	DBGS 2018-C1	DBGS 2018-C1	RREF III-D AIV RR, LLC
Workspace	JPMCC 2018-WPT	JPMCC 2018-WPT	An affiliate of or advisor to CRE Fund Investments LLC
DUMBO Heights Portfolio	Benchmark 2018-B7	Shinhan AIM Real Estate Fund No. 5	Shinhan AIM Real Estate Fund No. 5(3)
Moffett Towers II - Building 1	Benchmark 2018-B6	Benchmark 2018-B6	KKR Real Estate Credit Opportunity Partners Aggregator L.P. (or an affiliate)
TripAdvisor HQ	DBGS 2018-C1	DBGS 2018-C1	RREF III-D AIV RR, LLC
636 11th Avenue	Benchmark 2018-B4	Benchmark 2018-B4 Mortgage Trust	Barings LLC
Sheraton Music City	Benchmark 2018-B4	Benchmark 2018-B4 Mortgage Trust	Barings LLC

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The servicing of the servicing shift whole loan will be transferred on the servicing shift securitization date. The initial controlling noteholder of the servicing shift whole loan will be the holder of the controlling companion loan. After the servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the related controlling class representative or directing certificateholder (or equivalent entity) under such securitization.

(3)	The initial controlling noteholder and initial directing party for the DUMBO Heights Portfolio whole loan are Shinhan AIM Real Estate Fund No. 5, as holder of the DUMBO Heights Portfolio subordinate companion loan designated as Note B-1. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The DUMBO Heights Portfolio Whole Loan” in this prospectus.

The special servicer, upon consultation with a serviced companion loan holder or its representative (or, with respect to any servicing shift whole loan prior to the related servicing shift securitization date, at the direction of the holder of the related controlling companion loan), may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise or, in the case of a controlling note holder of a servicing shift whole loan prior to the related servicing shift securitization date, direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to (i) any excluded loan and (ii) any servicing shift whole loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to the servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

Similarly, with respect to each non-serviced mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the applicable servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The controlling noteholder, the directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, which is referred to in this prospectus as the “Third Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. See “Credit Risk Retention—General”. In addition, the Third Party Purchaser was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Third Party Purchaser or that the final pool as influenced by the Third Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Third Party Purchaser’s certificates. Because of the differing subordination levels, the Third Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Third Party Purchaser but that does not benefit other investors. In addition, while the Third Party Purchaser is prohibited under the credit risk retention rules from entering into certain hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Third Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Third Party Purchaser’s acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The Third Party Purchaser is expected to appoint Barings LLC as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans and the servicing shift mortgage loan under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans or the servicing shift whole loan and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Because the incentives and actions of the Third Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties (including, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of various types of EEA regulated investors including credit institutions and investment firms and their consolidated affiliates, EEA regulated alternative investment fund managers and EEA regulated insurance and reinsurance undertakings. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with any applicable EU Risk Retention and Due Diligence Requirements with respect to investment in the offered certificates may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the offered certificates acquired by the relevant investor.

None of the sponsors, the depositor or the underwriters or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the issuing entity, the sponsors, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining any rating agency confirmation. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing

Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B or Class X-D certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B or Class X-D certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-D certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates

Class X-B	Class B certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved, and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class S and Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any excluded loan and any servicing shift mortgage loan) and the right to replace the special servicer with or without cause (other than with respect to (i) any servicing shift mortgage loan and (ii) any excluded loan), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the Special Servicer if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in its interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)  does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)   may take actions that favor its interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder (other than with respect to the servicing shift whole loan) will have the right to terminate and replace the special servicer with or without cause at any time so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”, ”—The Non-Serviced AB Whole Loans—The Aventura Mall Whole Loan—Special Servicer Appointment Rights” and ”—The Non-Serviced AB Whole Loans—The Workspace Whole Loan—Special Servicer Appointment Rights”. Additionally, with respect to each servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to a serviced mortgage loan (other than the controlling companion loan with respect to a servicing shift whole loan) will have certain consultation rights (on a non-binding basis), and, prior to the related servicing shift securitization date, the holder of the controlling companion loan of a servicing shift whole loan will have consent rights, with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Any such consultation by the holder of a pari passu companion loan is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard. We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Loan Event Default

With respect to the DUMBO Heights Portfolio mortgage loan (2.9%), prior to the occurrence and continuance of certain mortgage loan events of default specified in the related co-lender agreement, any collections of scheduled principal payments and other unscheduled principal payments (other than in connection with payments made following a casualty or condemnation) with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan, the related pari passu companion loans and the related subordinate companion loans on a pro rata basis. Such pro rata allocations of principal and the resulting distributions of principal to the holders of the related subordinate companion loans will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), the parent of Goldman Sachs Mortgage Company, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

Goldman Sachs Mortgage Company, a sponsor and an originator, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship. The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6).

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the FDIC Safe Harbor. However, the transfers are not transfers by banks, and in any event, even if the FDIC Safe Harbor were applicable to this transfer, the FDIC Safe Harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of forty-one (41) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,049,017,463 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in December 2018, or with respect to any Mortgage Loan that has its first Due Date in January 2019, the date that would otherwise have been the related Due Date in December 2018.

Fifteen (15) Mortgage Loans (52%), are each part of a larger whole loan comprised of (i) the related Mortgage Loan, (ii) in the case of twelve (12) Mortgage Loans (39.7%), one or more loans that are secured by the related Mortgaged Property and pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”) and (iii) in the case of three (3) Mortgage Loans (12.4%), one or more Pari Passu Companion Loans and one or more loans that are secured by the related Mortgaged Property and subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (such subordinate loans are referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”). The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction. With respect to the Workspace Whole Loan, references to Pari Passu Companion Loans should generally be deemed to also include the Workspace Floating Rate Pari Passu Component and references to Subordinate Companion Loans should generally be deemed to also include the Workspace Floating Rate Subordinate Component.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association (“JPMCB”)	14	$330,478,250	31.5%
German American Capital Corporation (“GACC“)(2)	12	366,941,800	35.0
Goldman Sachs Mortgage Company (“GSMC”)	7	192,192,960	18.3
Citi Real Estate Funding Inc.(“CREFI”)	8	159,404,453	15.2
Total	41	$1,049,017,463	100.0%

(1)	All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—General—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	Eleven (11) of the mortgage loans being sold by GACC (33.0%) were originated or co-originated by an affiliate thereof, Deutsche Bank AG, acting through its New York Branch (“DBNY”), and will be transferred to GACC on or prior to the Closing Date.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The Aventura Mall Mortgage Loan (5.7%), for which JPMCB is the mortgage loan seller, is part of a whole loan that was co-originated by DBNY (an affiliate of GACC), Wells Fargo Bank, National Association, JPMCB and Morgan Stanley Bank, National Association.

●	The Saint Louis Galleria Mortgage Loan (5.2%), for which GACC is the mortgage loan seller, is part of a Whole Loan that was co-originated by DBNY and Société Générale Financial Corporation.

●	The Moffett Towers – Buildings E,F,G Mortgage Loan (4.5%), for which GACC is the mortgage loan seller, is part of a Whole Loan that was co-originated by DBNY, Wells Fargo Bank, National Association and Goldman Sachs Mortgage Company.

●	The Moffett Towers II - Building 1 Mortgage Loan (2.4%), for which GACC is the mortgage loan seller, is part of a Whole Loan that was co-originated by DBNY and Barclays Bank PLC.

●	The 636 11th Avenue mortgage loan (1.9%), for which JPMCB is the mortgage loan seller, is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 27, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that :

●	in the case of a Mortgage Loan that provides for interest only payments through maturity or Anticipated Repayment Date, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan;

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period; and

●	in the case of the Saint Louis Galleria Mortgage Loan (5.2%), which accrues interest for an initial interest-only period and then amortizes based on the assumed principal and interest payment schedule set forth in Annex I. Annual Debt Service is calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest only period based on the assumed principal and interest payment set forth in Annex I.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for each Mortgage Loan, subject to the proviso to the prior sentence.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan; provided, however, that solely with respect to Annex A-1, Annual Debt Service is calculated with respect to the Mortgage Loan excluding the related Pari Passu Companion Loan and any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratio at Maturity/ARD” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan’s LTV Ratio includes the principal balance of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means, with respect to each Mortgage Loan, the principal balance of the Mortgage Loan per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loans and the related Mortgage Loan included in the issuing entity, but not any Subordinate Companion Loans, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Soft Springing Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account; provided, however, that upon the occurrence of certain triggering events provided in the related Mortgage Loan documents, the related borrower is required to implement a Hard Lockbox. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means that, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, except with respect to the Saint Louis Galleria Mortgage Loan (5.2%), in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 Whole Loan principal and interest payments following the expiration of the Whole Loan interest only period based on the assumed principal payment schedule set forth on Annex I, respectively.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan except with respect to the Saint Louis Galleria Mortgage Loan (5.2%), in which case the Underwritten Net Operating Income Debt Service Coverage Ratio was calculated based upon the sum of the first 12 Whole Loan principal and interest payments following the expiration of the Whole Loan interest only period based on the assumed principal payment schedule set forth on Annex I, respectively.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan(s).

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. With respect to the 15 largest Mortgage Loans or Mortgage Loans secured by single tenant Mortgaged Properties, including the 10 Brookline Place Mortgage Loan (4.8%), the Moffett Towers – Buildings E,F,G Mortgage Loan (4.5%) and the Moffett Towers II – Building 1 Mortgage Loan (2.5%) and the TripAdvisor HQ Mortgage Loan (2.2%), UW NOI and UW NCF were based on the average rent (or reflected the present value of the remaining rent steps) of the sole or certain top five or other tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors. See “Description of Top Fifteen Mortgage Loans” in Annex A-3.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms (c) in the case of a Mortgaged Property operating as student housing or senior housing, the number of units or (d) in the case of a Mortgaged Property operated as a self storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,049,017,463
Number of Mortgage Loans	41
Number of Mortgaged Properties	200
Range of Cut-off Date Balances	$4,745,000 to $60,000,000
Average Cut-off Date Balance	$25,585,792
Range of Mortgage Rates	3.89397% to 5.94000%
Weighted average Mortgage Rate	4.89331%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	114 months
Range of remaining terms to maturity(2)	55 months to 120 months
Weighted average remaining term to maturity(2)	112 months
Range of original amortization term(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	354 months to 360 months
Weighted average remaining amortization term(3)	359 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	28.1% to 73.4%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	56.2%
Range of LTV Ratios as of the maturity date(2)(4)(5)	28.1% to 68.1%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	54.0%
Range of UW NCF DSCR(5)(6)(7)	1.20x to 3.89x
Weighted average UW NCF DSCR(5)(6)(7)	2.08x
Range of UW NOI Debt Yield(5)	6.7% to 21.6%
Weighted average UW NOI Debt Yield(5)	11.6%
Percentage of Initial Pool Balance consisting of:
Interest Only	60.5%
Interest Only-Balloon	16.8%
Balloon	10.8%
ARD-Interest Only	9.5%
ARD-Interest Only-Balloon	2.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to four (4) Mortgage Loans with an Anticipated Repayment Date, identified as the Staples Strategic Industrial Mortgage Loan (5.3%), the Faurecia Columbus Mortgage Loan (2.5%), the TripAdvisor HQ Mortgage Loan (2.2%) and the 636 11th Avenue Mortgage Loan (1.9%), calculated as of the Anticipated Repayment Date.

(3)	Excludes twenty-three (23) Mortgage Loans (69.9%) that are interest-only for the entire term or until the related Anticipated Repayment Date. Includes the Saint Louis Galleria Mortgage Loan (5.2%), which accrues interest for an initial interest-only period and then will amortize based on the assumed principal and interest payment schedule set forth on Annex I.

(4)	With respect to the Embassy Suites Anaheim Mortgage Loan (5.3%), the 10 Brookline Place Mortgage Loan (4.8%), the Moffett Towers – Buildings E,F,G Mortgage Loan (4.5%), the Crowne Plaza Melbourne Mortgage Loan (3.7%), the Kawa Mixed Use Portfolio Mortgage Loan (3.6%), the Moffett Towers II – Building 1 Mortgage Loan (2.4%), the Missouri Falls Mortgage Loan (2.2%), the Glenn Hotel Downtown Atlanta Mortgage Loan (1.8%), the 3603 Haven Mortgage Loan (1.0%) and the 1076 Riverdale Mortgage Loan (1.0%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)	With respect to fifteen (15) Mortgage Loans (52.0%) with one or more Pari Passu Companion Loans and/or Subordinate Companion Loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related Pari Passu Companion Loans, but excluding any related Subordinate Companion Loans. With respect to the Workspace Mortgage Loan, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes (i) the Workspace Mortgage Loan, (ii) the other notes included in the Workspace Senior Fixed Rate Loan and (iii) the Workspace Floating Rate Pari Passu Component and excludes the Workspace Subordinate Fixed Rate Loan and the Workspace Floating Rate Subordinate Component. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten net operating income debt yield including the related Subordinate Companion Loans (or in the case of the Workspace Mortgage Loan, including the entire Workspace Whole Loan) are (a) with respect to the Aventura Mall Mortgage Loan (5.7%), 2.07x, 50.7% and 8.8%, respectively, (b) with respect to the Workspace Mortgage Loan (3.8%), 1.63x, 78.0% and 9.8%, respectively and (c) with respect to the DUMBO Heights Portfolio Mortgage Loan (2.9%), 1.87x, 50.8% and 9.2%, respectively. For purposes of calculating the UW NCF DSCR for the Workspace Mortgage Loan, LIBOR was assumed to be 2.0900%. The UW NCF DSCR, for the Workspace Whole Loan based on a LIBOR cap of 3.0000% for the Workspace Floating Rate Loan, is 1.58x.

(6)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

(7)	With respect to one mortgage loan, Saint Louis Galleria (5.2%) debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest only period based on the assumed principal and interest payment schedule set forth in Annex I.

The issuing entity will include six (6) Mortgage Loans (17.5%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
Suburban	97	$ 297,397,225	28.4%
CBD	9	155,741,174	14.8
Retail
Anchored	7	123,342,500	11.8
Super Regional Mall	2	115,000,000	11.0
Unanchored	4	24,720,000	2.4
Freestanding	3	22,477,738	2.1
Hotel
Full Service	4	128,636,081	12.3
Extended Stay	1	30,462,082	2.9
Industrial
Warehouse/Distribution	8	56,100,000	5.3
Flex	2	33,177,953	3.2
Multifamily
Garden	1	31,270,000	3.0
Self Storage
Self Storage	2	12,500,000	1.2
Flex
Office/Industrial	58	10,708,125	1.0
Industrial	1	190,625	0.0
Mixed Use
Office/Education	1	7,293,960	0.7
Total	200	$ 1,049,017,463	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and retail and flex properties that include office tenants, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the 590 East Middlefield Mortgaged Property (4.6%), the Moffett Towers – Buildings E,F,G Mortgaged Property (4.5%) and the Moffett Towers II – Building 1 Mortgaged Property (2.4%), the related borrower and borrower sponsor currently own properties within a 5-mile radius which compete with the related Mortgaged Property.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

●	With respect to the Embassy Suites Anaheim Mortgaged Property (5.3%), the Residence Inn Boise City Center Mortgaged Property (2.9%) and the Glenn Hotel Downtown Atlanta Mortgaged Property (1.8%), there are newly constructed hotels or hotels under construction located within five miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Property.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Embassy Suites Anaheim	$56,000,000	5.3%	9/30/2035	11/6/2028
Crowne Plaza Melbourne	$38,810,879	3.7%	10/17/2038	11/6/2028
Residence Inn Boise City Center	$30,462,082	2.9%	10/19/2047	11/6/2028
Glenn Hotel Downtown Atlanta	$18,929,453	1.8%	4/3/2038	11/6/2028
Sheraton Music City	$14,895,750	1.4%	6/30/2036	6/1/2028

●	The Sheraton Music City Mortgaged Property (1.4%) is identified as a hotel property even though it is comprised of a mixture of a hotel and one or more restaurant facilities that comprise a material portion of the revenue at the Mortgaged Property.

●	With respect to the Crowne Plaza Melbourne Mortgage Loan (3.7%), 28.1% of the underwritten revenue is derived from food and beverage sales.

●	With respect to the Glenn Hotel Downtown Atlanta Mortgage Loan (1.8%), 31.6% of the underwritten revenue is derived from food and beverage sales.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Retail Properties.

With respect to the retail properties set forth in the above chart:

●	The Aventura Mall Mortgaged Property (5.7%), the Saint Louis Galleria Mortgaged Property (5.2%), the 145 Clinton Mortgaged Property (3.8%), the Douglasville Pavilion Mortgaged Property (2.0%), the River Hills Mortgaged Property (1.4%), the Trophy Club Plaza Mortgaged Property (1.4%), The Shoppes of Kemah Mortgaged Property (1.1%), the Walnut Creek Mortgaged Property (1.1%) and the 1076 Riverdale Mortgaged Property (1.0%), are each considered by the applicable borrower sponsor to have an “anchor tenant” or “shadow anchor tenant” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

●	The Trophy Club Plaza Mortgaged Property (1.4%) and the Walnut Creek Mortgaged Property (1.1%) each includes one or more tenants that operate an on-site gas station.

●	With respect to the Saint Louis Galleria Mortgaged Property (5.2%), the 120 Bloomingdale Road Mortgaged Property (1.7%), the River Hills Mortgaged Property (1.4%), the Trophy Club Plaza Mortgaged Property (1.4%) and the Walnut Creek Mortgaged Property (1.1%) the related borrower and/or borrower sponsor currently own properties within a 5-mile radius which compete with the related Mortgaged Property.

●	With respect to the 145 Clinton Mortgage Loan (3.8%), the borrower sponsor owns several nearby properties that compete with the Mortgaged Property, including several properties that are immediately adjacent to the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart, each of the mixed use Mortgaged Properties has one or more office, retail, industrial, student and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Flex Properties.

With respect to the flex properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable.

Certain of the flex Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart:

●	With respect to the Staples – Dayville, CT Mortgaged Property (0.4%) and the Staples – Putnam, CT Mortgaged Property (0.1%), the related borrower and borrower sponsor currently own properties within a 5-mile radius which compete with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self-Storage Properties.

With respect to the self-storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Theater	2	11.0%
Parking Garage/Accounts	1	4.8
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	5	3.9
Restaurant	6	4.8
Gym, fitness center or a health club	5	4.1
Church	1	1.4
Gas/Servicing Station	1	1.4
School/Education Facility	2	1.4
Spa	2	1.2
Bank	1	0.6
Total	26	34.6%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1) (2)		Cut-off Date LTV Ratio(1)(3)	Property Type
Aventura Mall	$60,000,000	5.7%	$1,155	2.58	x	40.8%	Retail
Staples Strategic Industrial	$56,100,000	5.3%	$31	1.72	x	62.6%	Industrial
Embassy Suites Anaheim	$56,000,000	5.3%	$149,333	2.32	x	51.3%	Hotel
Saint Louis Galleria	$55,000,000	5.2%	$515	1.67	x	51.5%	Retail
10 Brookline Place	$50,000,000	4.8%	$473	2.19	x	49.4%	Office
590 East Middlefield	$48,750,000	4.6%	$488	1.45	x	60.9%	Office
3 Huntington Quadrangle	$47,000,000	4.5%	$115	2.22	x	68.1%	Office
Moffett Towers – Buildings E,F,G	$46,800,000	4.5%	$420	2.97	x	40.2%	Office
Workspace	$40,000,000	3.8%	$59	3.60	x	35.4%	Various
145 Clinton	$40,000,000	3.8%	$1,015	1.30	x	65.0%	Retail
Top 3 Total/Weighted Average	$172,100,000	16.4%		2.22	x	51.3%
Top 5 Total/Weighted Average	$277,100,000	26.4%		2.10	x	51.0%
Top 10 Total/Weighted Average	$499,650,000	47.6%		2.19	x	52.5%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan are calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans. The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) are (a) with respect to the Mortgage Loan identified as “Aventura Mall” on Annex A-1, 2.07x and 50.7%, respectively, (b) with respect to the Mortgage Loan identified as “Workspace” on Annex A-1, 1.63x and 78.0%, respectively and (c) with respect to the Mortgage Loan identified as “DUMBO Heights Portfolio” on Annex A-1, 1.87x and 50.8%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	With respect to one Mortgage Loan, Saint Louis Galleria (5.2%) debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest only period based on the assumed principal and interest payment schedule set forth in Annex I.

(3)	In the case of the Embassy Suites Anaheim Mortgaged Property (5.3%), the 10 Brookline Place Mortgaged Property (4.8%) and the Moffett Towers – Buildings E,F,G Mortgaged Property (4.5%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. In addition, with respect to the Mortgage Loan identified as “Moffett Towers – Buildings E,F,G” (4.5%) the Cut-off Date LTV was calculated based on the “as-is” value for the portfolio of Mortgaged Properties as a collective whole, which is higher than the aggregate of the “as-is” appraised values of the individual Mortgaged Properties. See “—Assessments of Property Value and Condition” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include four (4) Mortgage Loans (15.6%), set forth in the table below entitled “Multi-Property Mortgage Loans”, which are each secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular Mortgaged Property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Multi-Property	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Staples Strategic Industrial	Multi-Property	$56,100,000	5.3%
Workspace	Multi-Property	40,000,000	3.8
Kawa Mixed Use Portfolio	Multi-Property	38,000,000	3.6
DUMBO Heights Portfolio	Multi-Property	30,000,000	2.9
Total		$164,000,000	15.6%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Two (2) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrowers that are related to each other represents more than approximately 6.8% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Moffett Towers – Buildings E,F,G	$ 46,800,000	4.5%
Moffett Towers II – Building 1	25,000,000	2.4%
Total for Group 1:	$ 71,800,000	6.8%
Group 2:
Trophy Club Plaza	$ 14,750,000	1.4%
Walnut Creek	11,147,500	1.1
Total for Group 2:	$ 25,897,500	2.5%

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
CA	7	$201,200,000	19.2%
NY	9	$166,426,895	15.9%
FL	47	$112,338,691	10.7%
TX	5	$73,617,500	7.0%
MA	2	$73,150,000	7.0%
MO	3	$69,230,872	6.6%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout eighteen (18) other states, with no more than 4.4% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Sixteen (16) Mortgaged Properties (36.6)% are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

The Crowne Plaza Melbourne Mortgaged Property (3.7%) was materially damaged by Hurricane Irma in September 2017. See “—Mortgaged Properties With Limited Prior Operating History”.

Eight (8) Mortgaged Properties (20.2%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 19%.

Fifteen (15) Mortgaged Properties (30.6%) are located in California, Georgia and Texas and are more susceptible to wildfires.

Mortgaged Properties With Limited Prior Operating History

Fourteen (14) Mortgaged Properties securing the 145 Clinton Mortgage Loan (3.8%), the Crowne Plaza Melbourne Mortgage Loan (3.7%), the Residence Inn Boise City Center Mortgage Loan (2.9%), the DUMBO Heights Portfolio Mortgage Loan (2.9%), the Moffett Towers II – Building 1 Mortgage Loan (2.4%), the Missouri Falls Mortgage Loan (2.2%), the 1421 West Shure Drive Mortgage Loan (1.6%), The Shoppes of Kemah Mortgage Loan (1.1%), the Kawa Mixed Use Portfolio Mortgage Loan – Oerlikon Industrial Facility (0.7%), Culver Exchange (0.7%) and Shops on Navigation (0.6%) were each constructed or substantially renovated or in a lease-up period within the 12-month period preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information.

Five (5) Mortgaged Properties securing the 3 Huntington Quadrangle Mortgage Loan (4.5%), the Briar Hill at Manchester Mortgage Loan (3.0%), the Faurecia Columbus Mortgage Loan (2.5%), the Douglasville Pavilion Mortgage Loan (2.0%) and the 1076 Riverdale Mortgage Loan (1.0%), were acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on a limited prior operating history and limited historical financial figures and information.

With respect to sixteen (16) Mortgaged Properties securing or partially securing the Staples Strategic Industrial Mortgage Loan (5.3%), the 590 East Middlefield Mortgage Loan (4.6%), the Kawa Mixed Use Portfolio Mortgage Loan (3.6%), the Safeway Olney Mortgage Loan (1.5%), the 3603 Haven Mortgage Loan (1.0%) and the Jewel-Osco Huntley Mortgage Loan (0.6%), each of the Mortgaged Properties is leased to a single tenant under a triple net lease, and the Mortgage Loan Seller was not provided with historical financial information for such Mortgaged Properties.

With respect to the Crowne Plaza Melbourne Mortgage Loan (3.7%), there is no meaningful operating history for the Mortgaged Property, because from September 2017 through September 2018, an average of over 63% of the rooms were offline at a time as 216 damaged rooms were renovated due to damage from Hurricane Irma. The number of rooms offline peaked at 91.0% from May 2018 to July 2018. See “—Redevelopment, Renovation and Expansion” for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Seven (7) Mortgaged Properties securing the 3 Huntington Quadrangle Mortgage Loan (4.5%), the DUMBO Heights Portfolio Mortgage Loan (2.9%), the 120 Bloomingdale Road Mortgage Loan (1.7%) and the Walnut Creek Mortgage Loan (1.1%), have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the 145 Clinton Mortgage Loan (3.8%), the Residence Inn Boise City Center Mortgage Loan (2.9%), the TripAdvisor HQ Mortgage Loan (2.2%), the 120 Bloomingdale Road Mortgage Loan (1.7%), the Trophy Club Plaza Mortgage Loan (1.4%) and the Storgard Self Storage Mortgage Loan (0.7%), the borrower is directly or indirectly owned by 20 or more entities. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Condominium and Other Shared Interests

Four (4) of the Mortgage Loans securing or partially securing the Workspace Mortgage Loan (3.8%), the 145 Clinton Mortgage Loan (3.8%), the TripAdvisor HQ Mortgage Loan (2.2%) and the 3603 Haven Mortgage Loan (1.0%), are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.5%), the Moffett Towers – Buildings E,F,G Mortgaged Property features access to a fitness/amenities building and two parking structures pursuant to a shared interest arrangement governed by two separate declaration of covenants, conditions, restrictions, easements and charges agreements: (i) one governing the fitness/amenities building and the parcel on which it sits (the “Moffett Towers Amenities CCR”) and (ii) one governing the parking structures and the parcel on which the three buildings comprising the Mortgaged Property and the one non-collateral building (the “Moffett Towers EFG Campus”) sit (the “Moffett Towers Lot 3 CCR”), each as further described below:

●	The Moffett Towers Amenities CCR grants the borrower non-exclusive easement rights to a fitness/amenities building and the parcel on which it sits (the “Amenities Area”). Ownership of the Amenities Area is held by a membership association (the “Amenities Association”) comprised of three entities that collectively own seven buildings: (i) the borrower, as the owner of the three collateral buildings comprising the Mortgaged Property, (ii) Moffett Towers Lot 3 LLC, an affiliate of the borrower sponsor, as owner of the non-collateral building at the Moffett Towers EFG Campus, and (iii) MT SPE, LLC an affiliate of the borrower sponsor, as the owner of three non-collateral buildings at a nearby office campus. The Moffett Towers Amenities CCR delineates shares of the voting interest in the Amenities Association, with each building that is part of the Amenities Association entitled to a proportionate share of the voting interest. Six votes are needed to make substantial changes to, expand, change the façade of, or replace/reconstruct the fitness/amenities building. The Membership Association is obligated to maintain insurance coverage over the Amenities Area and is also responsible for maintenance of the Amenities Area, subject to the terms of the Amazon leases.

●	The Moffett Towers Lot 3 CCR grants the borrower non-exclusive easement rights to the parking structures and the parcel on which the Moffett Towers EFG Campus sits (the “Parking Area”). Ownership of the Parking Area is held by a membership association (the “Lot 3 Association”), comprised of the borrower and Moffett Towers Lot 3 LLC. The Moffett Towers Lot 3 CCR delineates shares of the voting interest in the Lot 3 Association, with each building that is part of the Lot 3 Association entitled to a proportionate share of the voting interest. There are four buildings, with borrower having three votes. The Lot 3 Association is obligated to maintain insurance coverage over the Parking Area and is also responsible for maintenance of the Parking Area, subject to the terms of the Amazon leases.

With respect to the 145 Clinton Mortgage Loan (3.8%), the Mortgaged Property is subject to a condominium regime comprised of (i) two collateral retail condominium units and (ii) three non-collateral residential condominium units. The condominium board of directors has five board members, each condominium unit owner has the right to appoint one member. As such, the borrower has the right to appoint two of the five board members and does not control the board of directors. No amendment to the condominium declaration or by-laws that (x)(i) would be reasonably expected to have an adverse effect on the Mortgaged Property or the borrower or (ii) alters the common interest appurtenant to the Mortgaged Property may be passed without the borrower’s approval or (y) violates any provision of a Recognized Mortgage without the consent of the applicable lender. “Recognized Mortgage” means any mortgage encumbering one or more condominium units for which the notice required under the condominium by-laws has been provided to the condominium board and that has been subordinated to the condominium declaration.

With respect to the Moffett Towers II - Building 1 Mortgage Loan (2.4%), the borrower has non-exclusive easement rights to a fitness/amenities building and an enclosed parking structure (the “Common Area Spaces”) pursuant to a declaration of covenants, conditions, restrictions, easements and charges agreement (the “Moffett Towers II CCR”) made by MT II LLC, an affiliate of the borrower sponsor and the owner of three of the four non-collateral buildings at the five-building Moffett Towers II office campus (the “Moffett Towers II Campus”). MT2 B2 LLC, an affiliate of the borrower sponsor, is the owner of the fourth non-collateral building Ownership of the Common Area Spaces is held by Moffett Towers II Association LLC (the “Moffett Towers II Association”), whose membership is comprised of the borrower, MT2 B2 LLC and MT II LLC. The Moffett Towers II Association is obligated to maintain insurance coverage over the Common Area Spaces and is also responsible for maintenance of the Common Area Spaces, subject to the terms of the Amazon leases. The Moffett Towers II CCR delineates shares of the voting interest in the Moffett Towers II Association based on the number of completed buildings at the Moffett Towers II Campus, with each completed building entitled to a proportionate share of the voting interest. Currently, the borrower and the owner of Building 2 are the sole voting members of the Moffett Towers II Association. The Moffett Towers II CCR provides that as each of the remaining three non-collateral buildings at the Moffett Towers II Campus is completed, the respective owner of each non-collateral building will obtain a share of the voting interest in the Moffett Towers II Association proportionate to the number of then completed buildings at the Moffett Towers II Campus. Provided that all five buildings are completed in accordance with the Moffett Towers II Campus development plan, each building will be entitled to a one-fifth (or 20.0%) share of the voting interest in the Moffett Towers II Association.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	197	$ 1,041,254,734	99.3%
Fee/Leasehold	1	7,293,960	0.7
Leasehold	2	447,188	0.0
Total	200	$ 1,049,017,463	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and subject to any exceptions to the representations and warranties identified below), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 34 in Annex F-1 and representation and warranty number 35 in Annex G-1 and the identified exceptions to that representation and warranty in “Annex E-2—Exceptions to Mortgage Loan Representations and Warranties” for Citi Real Estate Funding Inc. See also “Description of Top Fifteen Mortgage Loans” in Annex A-3 for an additional description of the leasehold interests related to the Workspace Mortgage Loan (3.8%) and the Kawa Mixed Use Portfolio Mortgage Loan (3.6%).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than nine (9) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Staples Strategic Industrial Mortgage Loan (5.3%), the related ESA for the Staples – Dayville, CT Mortgaged Property identified a recognized environmental condition (“REC”) in connection with suspected groundwater and soil pollution and recommended further sampling in accordance with the Connecticut Property Transfer Act’s assessment requirements to determine if long-term monitoring or remediation is necessary. The first round of sampling was completed in April 2018 and results indicated that additional delineation and characterization was needed at five of the areas of concern at the related Mortgaged Property. On July 31, 2018 and August 1, 2018 a second round of investigation was conducted including 16 soil borings and the installation of two additional monitoring wells. The results of the second round of sampling concluded that additional delineation was still required for three remaining areas of concern at the related Mortgaged Property. At origination, the borrower obtained a Lender Environmental Collateral Protection and Liability Insurance Policy from Steadfast Insurance Company, with a term of 13 years. The borrower is required to maintain such Lender Environmental Collateral Protection and Liability Insurance Policy until the borrower delivers (i) a “no further action” letter from the applicable governmental authority indicating that no additional monitoring or remediation is required, and such letter is approved by the lender and (ii) a clean Phase I ESA, reasonably acceptable to the lender. The borrower is required, on or prior to the ARD date, to obtain a new secured lender’s policy (on terms and with limits substantially similar to the policy in place at origination) with a term of no less than eight years unless, prior to the ARD date, the borrower delivers (i) a “no further action” letter from the applicable governmental authority indicating that no additional monitoring or remediation is required and (ii) a clean Phase I ESA. The related tenant, Staples, Inc., also purchased a premises pollution liability policy that named the lender as an additional insured.

●	With respect to the 3 Huntington Quadrangle Mortgage Loan (4.5%), the related ESA identified abandoned in-place and closed or removed underground storage tanks. Closure documents were requested from the Town of Huntington and the Suffolk County Department of Health Services but have not been obtained. The ESA recommended a ground-penetrating radar survey and a subsurface investigation was recommended to determine the impact of the historic tanks if closure documentation was not obtained. The identification of abandoned USTs and the lack of closure documents was considered a REC. The related ESA identified the presence of a potential septic system of indeterminate usage and age located at the property. Due to the former generation of hazardous waste, the presence of the potential septic system was considered a REC. At origination in lieu of the recommended further investigation and to mitigate the potential septic system, the borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Zurich, with individual claim limits and an aggregate claim limit of $2,000,000 and a $25,000 deductible. The policy names the lender as the named insured.

●	With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.5%), the related ESA identified a REC relating to the Mortgaged Property having been previously developed with a portion of buildings comprising part of a Lockheed Martin plant, a facility which operated in multiple structures across approximately 500 acres with the Mortgaged Property located along the southwestern border. A release of chlorinated volatile organic compounds (cVOCs), specifically tetrachloroethylene (PCE), trichlorethylene (TCE) and their break-down constituents, nitrates and hexavalent chromium, was identified in shallow groundwater in 1987. The Regional Water Quality Control Board (RWQCB) issued case #88-013 to the Lockheed Martin Sunnyvale Plant One Facility. Numerous sitewide investigations and remedial efforts have been in progress since that time. The ESA noted that a prior Phase I ESA indicated the buildings formerly located on the Mortgaged Property were primarily used as offices and laboratories, and included a wet water tank used to test missiles underwater, as well as storage of radioactive materials. According to the prior Phase I ESA, soil and groundwater investigations conducted near the Mortgaged Property between 1987 and the early 1990s identified no contaminants of concern, and groundwater concentration maps indicate the plume does not extend onto the Mortgaged Property. The RWQCB rescinded order 88-013 and issued an updated order (#00-124) in November 2000, which requires semi-annual groundwater monitoring. The prior Phase I ESA indicated that the order will not be revised until a final remediation remedy is selected for the entire former Lockheed plant facility. The ESA states that the consultant reviewed the most recent groundwater monitoring report (dated March 2018), which included data for samples collected from the closest shallow wells located approximately 500 feet to the north and 500 feet to the southeast of the Mortgaged Property buildings. The ESA stated that none of the groundwater samples collected from these nearby wells during 2015 to 2017 contained any cVOCs above the laboratory method detection limits. The ESA concluded that, based on the review of available documentation, including the current Annual Groundwater Monitoring Report, the Mortgaged Property portion of the former Lockheed facility does not appear to have been historically impacted, however, as Case #00-124 has active regulatory status and remediation is ongoing, it represents a REC. The ESA recommended no further investigation.

●	With respect to the Missouri Falls Mortgage Loan (2.2%), the related ESA identified a REC related to an historical on-site dry cleaning use from approximately 1950 until 1972. There is evidence of ground water contamination from releases of tetrachloroethene, and according to the ESA, the potential exists for dry cleaning solvents to have impacted subsurface conditions at the Mortgaged Property. The Arizona Department of Environmental Quality is addressing the groundwater impacts originating from the former dry cleaner through the state-funded Water Quality Assurance Revolving Fund program.

●	With respect to the 636 11th Avenue Mortgage Loan (1.9%), the related ESA indicated that the Mortgaged Property, which consists of multiple parcels developed around 1890, has had the following operations over the years: largescale printing/lithographing (1938-1993), electroplating/metalworking (1938-2000), dry cleaning (1995-2003), and auto repair operations (1992-2005). The environmental consultant’s review of the historical sources showed certain analytical results of the soil samples from a Phase II subsurface investigation from 2002, which indicated that various chemicals indicative of petroleum source, such as gasoline, were detected in the soil and groundwater below the basement floor of the former dry cleaning site. Among such chemicals, tetrachloroethene (PCE), trichloroethene (TCE), and o-xylene exceeded the standard value of the New York State Department of Environmental Conservation. Based on such analytical results, the ESA concluded that potential subsurface contamination in other areas of the property could not be ruled out. The ESA recommended a new investigation to evaluate soil vapor concentrations and provided an estimated cost of $363,000 for investigation and the testing, design, installation and maintenance costs of a sub-slab depressurization system in the event constituent concentrations exceeded EPA guidance levels. At origination, the borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Steadfast Insurance Company, with individual claim limits and an aggregate claim limit of $1,000,000 and a $25,000 deductible. The policy names the lender as an additional insured and has an expiration date of May 11, 2031.

●	With respect to the Workspace – 45-67 Great Valley Parkway Mortgaged Property (0.0%), the current and prior ESAs identified an underground storage tank (“UST”) installed at the Mortgaged Property in 1992 related to former publishing operations at the Mortgaged Property, which is identified on the state database of archived, registered tanks as containing isopropyl alcohol. Although no spills or releases were reported for such tank, the ESA obtained by the lender at origination indicated that reported spills or releases were identified, and a prior ESA recommended additional investigation to determine the current subsurface conditions, as well as any remediation necessary to the soil as a result of the presence of the UST. A geophysical survey was conducted in an attempt to locate the tank and soil sampling was conducted to evaluate whether any releases occurred. According to the ESA obtained by the lender at origination, the geophysical survey identified an anomaly west of the building that might be the tank. The sample results revealed no contamination in excess of the relevant standard. In 2016, however, a written limited Phase II Report was prepared that recommended uncovering the anomaly and, if determined to be the tank, properly closing the tank in accordance with state and local regulations. In connection with these environmental concerns, at origination, the borrowers were required to reserve $37,500 into an environmental reserve. The funds in the reserve are required to be used for potential costs incurred by the borrower in connection with any additional investigation and the closure of such tanks if determined to be a UST.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties with respect to the largest 15 Mortgage Loans and Mortgage Loans with PIPs exceeding 10% of the principal balance of the Mortgage Loan.

●	With respect to the Embassy Suites Anaheim Mortgage Loan (5.3%), the borrower is required to complete a franchisor-mandated PIP by December 31, 2022 (the “PIP Completion Date”) that includes, among other things, upgrades to the guestrooms, common areas and meeting spaces. At origination, the borrower reserved $10,100,000 of the $14,488,000 estimated cost to complete such PIP in an upfront PIP reserve. The remaining cost of the PIP will be funded from monthly deposits by the borrower into an ongoing FF&E reserve, with such deposits estimated to total $4,770,000 through the PIP Completion Date.

●	With respect to the Crowne Plaza Melbourne Mortgage Loan (3.7%), the borrower deposited $3,500,000 into an upfront PIP reserve related to capital improvements and FF&E required by the franchisor. The PIP will fund the renovation of the 74 rooms at the Mortgaged Property that were not renovated by the previous owner prior to the sale of the Mortgaged Property in connection with repairs following Hurricane Irma. The PIP will also fund improvements associated with three new food and beverage outlets, including a Starbucks, a tiki bar and a gelato bar. See “—Mortgaged Properties With Limited Prior Operating History” and Annex A-3 for additional information.

●	With respect to the Glenn Hotel Downtown Atlanta Mortgage Loan (1.8%), the Mortgaged Property is required to undergo a brand-mandated PIP, budgeted to cost $2,559,104, for renovations to maintain Marriott’s brand standards. The PIP funds are required to be expended on the branding strategy, the building’s exterior, refurnishing floors, renovating the lobby, renovating the elevator, and fulfilling all the requirements towards renewing the franchise agreement with Marriott to keep the hotel as an Autograph Collection property. At closing, an amount equal to approximately 110% of the estimated cost of the PIP was reserved in the form of a letter of credit.

There can be no assurance that this will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current full narrative appraisal, which was generally obtained within nine (9) months of the origination of the Mortgage Loan, conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within nine (9) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes —Physical Assessment Report”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.— CREFI’s Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to the related Mortgaged Property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance” and “—Citi Real Estate Funding Inc.— CREFI’s Underwriting Guidelines and Processes”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1, representation and warranty number 24 in Annex F-1 and representation and warranty number 25 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and G-2, respectively.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

With respect to the Aventura Mall Mortgage Loan (5.7%), the successor-in-interest to the adjacent Sears parcel, Seritage SRC Finance LLC (“Seritage”) filed suit in 2016 against the borrower in connection with certain developments rights issues, including those affecting the so-called “expansion parcel” at the Mortgaged Property. The parties entered into an interim settlement agreement in August 2016 that, among other things, committed the parties to support the respective development applications then pending before the City of Aventura, and allocated financial responsibility for contributions to obtain city approval for increasing available lot coverage. In connection with the closing of the Mortgage Loan, Seritage delivered an estoppel certificate to the borrower and the lender alleging that the borrower’s amendment to an existing Declaration of Restrictive Covenants affecting the Seritage-owned property constituted a breach of the Interim Settlement Agreement, slander of title and a title defect. The borrower disputes the Seritage allegations, and has demanded Seritage re-issue a clean estoppel certificate. The Mortgage Loan documents provide for personal liability to the borrower and guarantors for losses incurred by the lender arising from alleged breaches or defaults as set forth in the Seritage estoppel, including settlement of claims, payment or performance of work or resulting litigation.

With respect to the DUMBO Heights Portfolio Mortgage Loan (2.9%), a sponsor of the related borrower is Seryl Kushner. Seryl Kushner, with certain trusts for Kushner family members, including Jared Kushner, own a material indirect interest in the related borrower. It has been reported by various print media that members of the Kushner family companies are being investigated by the federal government with respect to financing obtained from foreign investors seeking to immigrate to the United States though the EB-5 visa program. News outlets also reported an investigation of the Kushner family companies’ entry into certain secured lending transactions, and any involvement of Jared Kushner during the period that Jared Kushner has been senior advisor with the Trump administration. There can be no assurance of the nature or outcome of any such investigations or other investigations or whether any legal proceedings may result therefrom, or whether they could have an adverse impact on the DUMBO Heights Portfolio Mortgaged Properties or the related Mortgage Loan.

With respect to the Trophy Club Plaza Mortgage Loan (1.4%) and the Walnut Creek Mortgage Loan (1.1%), the borrower sponsor and guarantor for each Mortgage Loan is subject to four pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. In one of the cases, which involves an investor in the Trophy Club Plaza Mortgaged Property, a trial occurred in July 2018, and the jury found in favor of the plaintiffs and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The borrower sponsor is in the process of appealing the judgment and award. The Mortgage Loan documents for the Trophy Club Plaza Mortgage Loan also include a non-recourse carveout for any losses resulting from the litigation and related matters.

With respect to the 590 East Middlefield Mortgage Loan (4.7%), the nonrecourse carveout guarantor, Peter Pau, is a defendant in a lawsuit filed by a broker that alleges that Mr. Pau breached an exclusive listing contract the plaintiff claims it had with the owner/seller of a shopping center known as Vallco Fashion Mall in California. Mr. Pau (through an entity he controls, Vallco Property Owner, LLC) bought the shopping center for $106,000,000, and the plaintiff claims that Mr. Pau’s negotiation interfered with the plaintiff’s ability to collect its brokerage commission. The lawsuit was filed on November 10, 2016, and the complaint claims approximately $7,000,000 in damages, which amount represents any potential commission the plaintiff claims would have been owed.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the Aventura Mall Mortgage Loan (5.7%), the Saint Louis Galleria Mortgage Loan (5.2%), the 10 Brookline Place Mortgage Loan (4.8%), the 590 East Middlefield Mortgage Loan (4.6%), the Crowne Plaza Melbourne Mortgage Loan (3.7%), the DUMBO Heights Portfolio Mortgage Loan (2.9%), the Missouri Falls Mortgage Loan (2.2%), the Trophy Club Plaza Mortgage Loan (1.4%) and the Walnut Creek Mortgage Loan (1.1%), (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Aventura Mall Mortgage Loan (5.7%), one of the borrower sponsors relinquished ownership of an unrelated shopping mall located in Indianapolis, Indiana, through a deed-in-lieu of foreclosure. The sponsor also previously owned another shopping mall in Worcester, Massachusetts, which secured a loan that went into default and was foreclosed upon in June 2016. In addition, affiliates of one of the Guarantors (Jeffrey Soffer) filed for Chapter 11 bankruptcy protection in mid-2009 (which was later converted to a Chapter 7 bankruptcy proceeding at the end of 2009) as a result of the failure of the Fontainebleau Las Vegas project.

The project’s funding was disrupted by the bankruptcy of Lehman Brothers in 2009. The bankruptcy court in respect of the Fontainebleau Las Vegas project approved a comprehensive settlement in November 2013, but certain actions by the Chapter 7 trustee were excluded from the scope of the settlement. The Chapter 7 trustee’s lawsuits allege fraudulent conveyance, breach of fiduciary duty, mismanagement of the project and intentional misrepresentations. The Chapter 7 trustee reached a settlement with Mr. Soffer and his affiliates in December 2014 and the case was dismissed with prejudice in February 2015. The settlement included a bar of further pending lawsuits and payment by Mr. Soffer of approximately $83 million, a substantial portion of which is being paid by insurance policies. In addition, Jeffrey Soffer was also a co-defendant in an action to enforce a $40 million guaranty delivered in connection with a loan secured by the Town Square shopping center located in Las Vegas, Nevada, which loan went into default in March 2009. After the related lenders foreclosed on that property, they sought a deficiency judgment against Jeffrey Soffer and Jacquelyn Soffer. After trial, the court entered judgment against the lenders and in favor of the Soffers, finding the Soffers were not liable to the lenders for any deficiency judgment. The judgment in favor of the Soffers was affirmed on appeal.

●	With respect to the Saint Louis Galleria Mortgage Loan (5.2%), General Growth Properties, Inc. (GGP, Inc.), a developer of regional malls, and certain of its subsidiaries including the borrower and guarantor previously commenced chapter 11 bankruptcy proceedings in April 2009 due to their inability to raise capital or renegotiate outstanding debt with creditors during the Great Financial Crisis. GGP, Inc. emerged from bankruptcy on November 9, 2010.

●	With respect to the 10 Brookline Place Mortgage Loan (4.8%), an entity under common control with the borrower was involved in a loan workout at a separate property due to a default, which was ultimately resolved with an agreement that resulted in a payoff of the loan and a discharge and release of the lender’s lien.

●	With respect to the 590 East Middlefield Mortgage Loan (4.6%), the borrower sponsor, Peter Pau, previously defaulted on a mortgage loan on another property unrelated to the 590 East Middlefield Mortgaged Property in 2009.

●	With respect to the Crowne Plaza Melbourne Mortgage Loan (3.7%), one of the borrower sponsors was a 10% owner of four unrelated hotel properties that were subject to a discounted payoff in March 2013. The borrower sponsor acquired a 90% interest in the co-owner, Fidelity Investments, and negotiated a workout with the lender, Wells Fargo Bank, National Association. The principal balance of the related mortgage loan prior to the workout was $26,093,748, and the borrower sponsor negotiated a discounted payoff of $24,093,749, representing a 7.7% discount.

●	With respect to the DUMBO Heights Portfolio Mortgage Loan (2.9%), the leasehold interest of one of the borrower’s affiliates in real property located in New York City that secured a securitized mortgage loan was foreclosed on in November 2016.

Twenty-two (22) Mortgage Loans (53.5%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Sixteen (16) Mortgage Loans (37.5%) were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

Two (2) Mortgage Loans (5.4%) were originated in connection with the borrower’s recapitalization.

One (1) Mortgage Loan (3.6%) was originated in connection with the borrower’s recapitalization of prior mortgage loans secured by certain of the related Mortgaged Properties and the acquisition of one (1) of the related Mortgaged Properties.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage

Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Seventy-two (72) Mortgaged Properties (35.4%) are each leased to a single tenant. With respect to such Mortgaged Properties, in certain cases the single tenant’s lease expires prior to or shortly after the related maturity date or anticipated repayment date, as applicable. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

●	Seven (7) Mortgaged Properties (7.0%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage. Additionally, certain of the Workspace Mortgaged Properties have tenants, each of which constitutes 50% or more of the NRA of the applicable Mortgaged Property.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed-use, industrial and flex Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or the Anticipated Repayment Date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
590 East Middlefield	4.6%	10/15/2022	12/06/2028
Moffett Towers – Buildings E,F,G	4.5%	Various(1)	10/6/2028
Faurecia Columbus	2.5%	7/31/2031	12/1/2030
Moffett Towers II – Building 1	2.4%	4/30/2028	4/6/2028
TripAdvisor HQ	2.2%	12/31/2030	12/6/2030(2)
3603 Haven(3)	1.0%	02/28/2025	11/06/2028

(1)	The Moffett Towers-Buildings E,F,G Mortgaged Property includes 3 buildings, each of which is 100% leased to Amazon (however, HP occupies certain portions of such Mortgaged Property as described in “—Tenant Issues—Other”). The Amazon lease on Building E (representing 33.2% of the square feet at the Mortgaged Property) expires February 29, 2024. The Amazon lease on Building F (representing 33.2% of the square feet at the Mortgaged Property) expires June 30, 2030. The Amazon lease on Building G (representing 33.6% of square feet at the Mortgaged Property) expires July 2, 2030.

(2)	The Faurecia Columbus Mortgage Loan (2.5%) has an ARD of December 1, 2028 and a maturity date of December 1, 2030. The TripAdvisor HQ Mortgage Loan (2.2%) has an ARD of August 6, 2028 and a maturity date of December 6, 2030.

(3)	With respect to 3603 Haven Mortgage Loan (1.0%), the largest tenant, EtaGen, has an agreement in place to occupy the remaining 6,598 square feet (31.2% of NRA) at the Mortgaged Property in August 2019 that is currently occupied by Telomere. The lender held back all gap rent between loan closing and 8/1/2019 with an additional three months of gap rent to replicate the underwriting cash flow. The EtaGen expansion is contractual and the tenant does not have any termination options related to the expansion.

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
1421 West Shure Drive	1.6%	79.7%	2027	11/1/2028
Trophy Club Plaza	1.4%	59.6%	2020	12/1/2028
Glendale Corporate Center	1.2%	55.1%	2026	10/1/2028
The Shoppes of Kemah	1.1%	91.9%	2028	12/1/2028
1076 Riverdale	1.0%	71.8%	2025	12/6/2028

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

●	With respect to the 3 Huntington Quadrangle Mortgage Loan (4.5%), the second largest tenant at the Mortgaged Property, The Travelers Indemnity Co. representing 29.2% of the net rentable area of the related Mortgaged Property has a lease which expires in April 2020. At origination, the borrower was required to reserve $2,000,000 into a tenant improvements and leasing commission (“TI/LC”) reserve. Pursuant to the loan documents, excess cash flow will be swept into the TI/LC reserve up to a cap of $3,000,000.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed-use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property):

●	Three (3) Mortgaged Properties securing or partially securing the Moffett Towers – Buildings E,F,G Mortgage Loan (4.5%), 145 Clinton (3.8%) and the Kawa Mixed Use Portfolio Mortgage Loan (3.6%), are each subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. Also, see Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans or Groups.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property that may have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
120 Bloomingdale Road	1.7%	The People of the State of New York	29.9%	29.1%

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-1:

●	With respect to the Aventura Mall Mortgage Loan (5.7%), the borrower was required to reserve $6,776,765 for free or abated rent associated with 13 tenants at the Mortgaged Property, including Apple and Victoria’s Secret. Apple has abated rent for the months of July 2018 through and including January 2020, and Victoria’s Secret has abated rent for the months of July 2018 through and including July 2019.

●	With respect to the 10 Brookline Place Mortgage Loan (4.8%), Dana Farber, the sole tenant at the Mortgaged Property, has a free rent period until November 1, 2019. The borrower was required at origination to reserve $1,073,194 for the free rent period.

●	With respect to the 3 Huntington Quadrangle Mortgage Loan (4.5%), the third largest tenant, Catholic Health Services, has a free rent period through May 2019. The borrower was required at origination to reserve $358,296 for the free rent period.

●	With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.5%), the sole tenant, Amazon, has an agreement in place to occupy the remaining 224,492 square feet (33.2% of NRA) at the Mortgaged Property in May 2019 that is currently occupied by Hewlett-Packard. In May 2018, the borrower sponsor restructured the Amazon and HP leases so that Amazon could take over all of HP’s space, allowing the Property to be 100% occupied by Amazon going forward. HP is required to fully vacate Building F (1140 Enterprise) no later than March 31, 2019. HP moved out of Building G (1160 Enterprise) in several stages to allow Amazon’s A2Z Development Center to take occupancy. HP vacated floors 1, 5, 6, 7 and 8 and the entire 2nd floor of Building G, except for the approximately 7,874 square feet consisting of a laboratory (totaling 135,632 square feet). HP is required to vacate the 2nd floor lab space (7,874 square feet) of Building G no later than March 31, 2023.

●	With respect to the 145 Clinton Mortgage Loan (3.8%), the third largest tenant, Time Warner Cable (“Time Warner”) (which accounts for approximately 6.0% of the net rentable square feet and approximately 24.8% of the underwritten base rent at the Mortgaged Property), has executed a lease but has not yet taken occupancy of its premises or begun paying rent. Once plans for Time Warner’s premises are approved, the borrower will have six months to deliver the premises to Time Warner. If the borrower has not delivered the premises within six months of plan approval, Time Warner will receive a day-for-day rent abatement for any delay, and if the borrower has not delivered the premises within eight months of plan approval, Time Warner will have the right to terminate its lease. We cannot assure you that the borrower will deliver the premises as required or at all. Any resulting rent abatement or termination of the Time Warner lease may have a material adverse effect on the Mortgaged Property and the borrower’s ability to satisfy its obligations under the loan documents.

●	With respect to the Kawa Mixed Use Portfolio Mortgage Loan (3.6%), the sole tenant at the Gavilon Headquarters property, The Gavilon Group, LLC, subleases a portion of its space consisting of 39,293 square feet of the property to MetLife Services and Solutions, LLC, consisting of 30.7% of the net rentable area.

●	With respect to the Kawa Mixed Use Portfolio Mortgage Loan (3.6%), the sole tenant at the Essence Group Headquarters property, Essence Group Holdings Corp, is currently in a free rent period with respect to the first floor of its space (37,074 square feet, representing 26.1% of the net rentable area leased by such tenant). The borrower was required at origination to reserve $242,650 for the current free rent period running from December 1, 2018 to February 28, 2019 and another free rent period running from August 2019 to October 2019.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. In addition, as indicated on “Annex A-3—Description of Top Fifteen Mortgage Loans”, certain tenants at a Mortgaged Property may not be paying rent with respect to a portion of their rented space.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

We cannot assure you that any tenants discussed above will take occupancy of the related premises or commence paying rent as expected or at all. Any failure to do so may have a material adverse effect on the related Mortgaged Property and the related borrower’s ability to satisfy its obligations under the related loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to the Staples Strategic Industrial Mortgage Loan (5.3%), the Workspace Mortgage Loan (3.8%), the TripAdvisor HQ Mortgage Loan (2.2%), the Glenn Hotel Downtown Atlanta Mortgage Loan (1.8%), the Safeway Olney Mortgage Loan (1.5%) and the Jewel-Osco Huntley Mortgage Loan (0.6%), certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

In particular, with respect to the 5 largest tenants (based on net rentable area) and certain entities other than tenants at the 15 largest Mortgage Loans:

●	With respect to the Staples Strategic Industrial Mortgage Loan (5.3%), each of the two tenants at the Mortgaged Properties has a right of first offer to purchase any individual Mortgaged Property in the event of a proposed sale of any individual Mortgaged Property to a third party. Pursuant to the related lease as well as separately executed subordination, non-disturbance and attornment agreements, each tenant has agreed to subordinate its right of first offer to the related Mortgage and the right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure or to the first transfer from any lender if such lender succeeds to borrower’s interest.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, eight (8) Mortgaged Properties related to the 590 East Middlefield Mortgage Loan (4.6%), the Embassy Suites Anaheim Mortgage Loan (5.3%), the Moffett Towers - Buildings E,F,G Mortgage Loan (4.5%), the Moffett Towers II - Building 1 Mortgage Loan (2.4%), the 3603 Haven Mortgage Loan (1.0%), the 1076 Riverdale Mortgage Loan (1.0%), the Culver Exchange Mortgage Loan (0.7%) and the Storgard Self Storage Mortgage Loan (0.7%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

In the case of nineteen (19) Mortgage Loans (53.3%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Staples Strategic Industrial Mortgage Loan (5.3%) and the 590 East Middlefield Mortgage Loan (4.6%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the sole tenant at the Mortgaged Property or such tenant’s self-insurance, provided that the sole tenant is required to maintain insurance policies or is required to maintain ratings that meet the requirements of the Mortgage Loan documents, the borrower provides evidence that the tenant does maintain such policies and paid all insurance premiums and the tenant’s lease is in full force and effect.

See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 16 in Annex F-1 and representation and warranty number 17 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, representation and warranty number 29 in Annex F-1 and representation and warranty number 30 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and G-2, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the 10 Brookline Place Mortgage Loan (4.8%), the Mortgaged Property is subject to a remediation and release agreement and notice of activity and use limitation (the “AUL”) due to prior environmental issues at the Mortgaged Property. Under the AUL, the Mortgaged Property is restricted from certain uses and activities including, (i) use as a single family residence, (ii) future excavation of soil not being conducted in accordance with certain conditions and obligations as set forth in an AUL opinion (“AUL Opinion”) attached as an exhibit to the AUL, (iii) future excavation that will disturb the soil located deeper than 10 feet below grade not being conducted in accordance with certain conditions and obligations as set forth in an AUL Opinion attached as an exhibit to the AUL, and (iv) construction and use of occupied building space within the lower garage AUL area without prior evaluation of the vapor intrusion pathways, due to the potential risk of vapor intrusion to future occupied structures within the AUL area if the lower garage area is converted to office or commercial space.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1, representation and warranty number 24 in Annex F-1 and representation and warranty number 25 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Embassy Suites Anaheim(1)	5.3%	51.3%	51.3%	$109,100,000	57.0%	57.0%	$98,300,000
10 Brookline Place(2)	4.8%	49.4%	49.4%	$166,000,000	52.6%	52.6%	$156,000,000
Moffett Towers – Buildings E,F,G(3)	4.5%	40.2%	40.2%	$705,800,000	43.9%	43.9%	$646,700,000
Crowne Plaza Melbourne(4)	3.7%	65.2%	55.3%	$59,500,000	82.5%	70.0%	$47,000,000
Moffett Towers II – Building 1(5)	2.4%	46.8%	42.8%	$358,600,000	50.1%	45.8%	$335,200,000
Missouri Falls(6)	2.2%	51.5%	51.5%	$44,200,000	54.7%	54.7%	$41,600,000
Glenn Hotel Downtown Atlanta(7)	1.8%	54.2%	45.4%	$34,900,000	64.2%	53.7%	$29,500,000
3603 Haven(8)	1.0%	67.5%	62.6%	$15,700,000	71.6%	66.4%	$14,800,000
1076 Riverdale(9)	1.0%	68.8%	56.6%	$14,900,000	69.7%	57.4%	$14,700,000
Essence Group Headquarters(10)	0.7%	65.8%	65.8%	$23,250,000	68.0%	68.0%	$19,500,000

(1)	The Appraised Value (other than “As-Is”) reflects a “Prospective Market Value Upon Completion” as of October 11, 2020, which assumes that all renovations required under the franchisor-mandated PIP have been completed. At origination of the mortgage loan, the borrower deposited $10,100,000 into the PIP reserve.

(2)	The Appraised Value (other than “As-Is”) reflects an “as stabilized” value as of January 1, 2019, which assumes that the mortgaged property achieves stabilization as of January 1, 2019 and that all outstanding lease obligations in connection with the Dana Farber lease have been paid. At origination, all remaining free rent obligations were reserved.

(3)	The Appraised Value (other than “As-Is”) of the Moffett Towers – Buildings E,F,G Mortgaged Property reflects the “Prospective Market Value Upon Stabilization” value as of November 15, 2019, which assumes that HP vacates its space from September 2018 through March 2023, in phases. See “—Tenant Issues—Lease Expirations and Terminations—Other”.

(4)	The Appraised Value (other than “As-Is”) reflects a “Prospective Market Value Upon Completion of Renovation” value as of June 1, 2019, which assumes the completion of renovations as described in “—Redevelopment, Renovation and Expansion”.

(5)	The Appraised Value (other than “As-Is”) reflects a “Prospective Market Value Upon Stabilization” value as of December 1, 2018, which assumes that all rent concessions, tenant improvement and leasing commission obligations have been deposited into a reserve account and that the tenant will be paying rent within 12 months from the date of value. The borrower deposited upfront reserves totaling approximately $26,716,072 for contractual tenant improvement and leasing commission obligations and free rent.

(6)	The Appraised Value (other than “As-Is”) reflects a “Prospective Market Value Upon Stabilization” value as of August 27, 2019, which assumes that the Mortgaged Property achieves stabilized occupancy as of August 27, 2019.

(7)	The Appraised Value (other than “As-Is”) reflects a “Prospective Market Value Upon Stabilization” value effective August 1, 2020, which assumes the completion of a scheduled property improvement plan. At origination, the borrower reserved $2,860,000 via a letter of credit which represents approximately 110% of the estimated cost of the property improvement plan.

(8)	The Appraised Value (other than “As-Is”) reflects a “Prospective Market Value Upon Stabilization” of $15,700,000, effective August 1, 2019, which assumes that the largest tenant, EtaGen, expands into the entire premises in accordance with their lease terms and the tenant improvement allowance of $40 per square foot has been paid out. At origination, the borrower deposited $199,098 for gap rent reserve and $199,098 for tenant improvements.

(9)	The Appraised Value (other than “As-Is”) reflects a “Prospective Market Value at Stabilization” value as of April 1, 2019, which assumes all outstanding tenant improvements, leasing commissions and free rent associated with a new lease has been paid. At origination, the borrower deposited $122,262 for gap rent reserve.

(10)	The Appraised Value (other than “As-Is”) reflects a “Prospective Market Value Upon Stabilization” value effective November 1, 2019, which assumes the completion of the second largest tenant’s (Essence Group) build- out using their tenant improvement allowance. At origination, the borrower reserved $3,739,815, which represents all outstanding landlord obligations for Essence Group.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D-1, representation and warranty number 27 in Annex E-1, representation and warranty number 26 in Annex F-1 and representation and warranty number 27 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

●	With respect to the Aventura Mall Mortgage Loan (5.7%), the liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The guarantors for the Mortgage Loan are Simon Property Group, L.P., a Delaware limited partnership (the “Simon Guarantor”) and Jeffrey Soffer and Jacquelyn Soffer (individually and collectively, the “Turnberry Guarantor”). The related guaranty provides that (i) the liability of the Simon Guarantor and the Turnberry Guarantor is on a several and not joint basis and (ii) the Turnberry Guarantor is liable only for the acts or omissions of the Turnberry Guarantor and any party that controls or is controlled by the Turnberry Guarantor (a “Turnberry Guarantor Affiliate”) and the Simon Guarantor is liable only for the acts or omissions of the Simon Guarantor and any party that controls or is controlled by the Simon Guarantor (a “Simon Guarantor Affiliate”), except with respect to any guaranteed obligations that (A) are not attributable to any act or omission of a Turnberry Guarantor (or a Turnberry Guarantor Affiliate) or the Simon Guarantor (or a Simon Guarantor Affiliate) or (B) are attributable to an act or omission of both the Turnberry Guarantor (or a Turnberry Guarantor Affiliate) and the Simon Guarantor (or the Simon Guarantor Affiliate), liability is required to be allocated between the Turnberry Guarantor (66.7%) and the Simon Guarantor (33.3%). In addition, the Mortgage Loan does not have a separate environmental indemnity in place.

●	With respect to the 10 Brookline Place Mortgage Loan (4.8%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. In lieu of having the non-recourse carveout guarantor be a party to the indemnity, the borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Sirius Group, with individual claim limits and an aggregate claim limit of $5,000,000 and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of November 7, 2031.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1, representation and warranty number 40 in Annex F-1 and representation and warranty number 41 in Annex G-1, for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the 145 Clinton Mortgage Loan (3.8%), the Mortgaged Property benefits from a 421-a tax abatement, which is scheduled to phase out completely by the 2039-40 tax year. Taxes for the 2018-19 tax year are estimated to be $363,020 after the tax abatement; the taxes for the 2018-19 tax year absent the tax abatement are estimated to be $1,429,083. The lender underwrote real estate taxes based on the 10-year forward average of property taxes (under the 421-a tax abatement) under static assessed asset value.

●	With respect to the Kawa Mixed Use Portfolio Mortgage Loan (3.6%), the Northland Innovation Campus property (0.7%) is subject to tax abatements related to the issuance of the Taxable Industrial Development Redevelopment Revenue Bonds (Northland Innovation Center Project), Series 2015 (the “Northland Innovation Chapter 100 Bonds”) issued by the City of Gladstone, Missouri, to finance the acquisition and construction of the Northland Innovation Campus property improvements, and the related lease. In connection therewith, the Northland Innovation Campus property was leased by the City of Gladstone to KCP Fee Owner 4, LLC (the “Northland Innovation Campus Borrower”). The lease agreement terminates in December 2039 at which time the Northland Chapter 100 Bonds are cancelled and the Northland Innovation Campus Borrower is obligated to repurchase fee title to the Northland Innovation Campus property for $1,000. Pursuant to the lease agreement, the Northland Innovation Campus property is exempt from payment of real estate taxes, except for an annual payment in lieu of real estate taxes in the amount of $2,046 under the lease agreement, through December 2039.

●	With respect to the DUMBO Heights Portfolio Mortgage Loan (2.9%), each of the related Mortgaged Properties is subject to tax abatements through the Industrial and Commercial Abatement Program (“ICAP””) of New York City. The 55 Prospect Street and 81 Prospect Street properties (approximately 45.8% of the DUMBO Heights Portfolio Mortgage Loan based on allocated loan amounts) are subject to 25-year ICAP tax abatements while the 117 Adams Street and 77 Sands Street properties (approximately 54.2% of the DUMBO Heights Portfolio Mortgage Loan based on allocated loan amounts) are subject to 15-year ICAP tax abatements. All of the DUMBO Heights Portfolio Mortgaged Properties are in the first year of their respective tax abatements and the abatements will not begin to phase out until after the DUMBO Heights Portfolio Mortgage Loan maturity date in September 2023. The appraisal concluded to an unabated tax estimate for the DUMBO Heights Portfolio Properties of $4,518,135 ($6.00 per sq. ft.) compared to the U/W tax amount of $2,586,376, which represents $1,931,759 of tax savings for the 2018/2019 tax year. Real estate taxes were underwritten using the 2018/2019 tentative assessed value and the 2017/2018 tax rate plus the relevant business improvement district tax for each of the DUMBO Heights Portfolio Properties less each respective properties’ respective ICAP abatement.

●	With respect to the Faurecia Columbus Mortgage Loan (2.5%), the Mortgaged Property is subject to ten-year property tax abatement, which commenced upon completion of construction of the improvements in 2016 and which expires in 2026. During the first year of the tax abatement, 100% of the taxes attributed to the improvements are abated (taxes paid on the land are assessed at the full value of the land). The incentive declines over the ten year period, and during the final year of the program, 5% of the taxes attributed to the improvements are abated. Estimated taxes based on the assessed value of the Mortgaged Property (including the tax abatement) during the 2018 year (which are payable in 2019) are $102,253, and estimated taxes during the final year of the program (the 2025 tax year, which are payable in 2026) are expected to be $445,775. The lender underwrote real estate taxes based on the real estate taxes including the tax abatement.

●	With respect to the TripAdvisor HQ Mortgage Loan (2.2%), the Mortgaged Property benefits from a 13 year Tax Increment Financing Plan (the “TIF”), which TIF is currently in year 4 and is expected to phase out completely in June 2028. The TIF provides for an exemption from real estate taxation on the “real estate increment” created by the development of the Mortgaged Property, and exempts 76% of the incremental taxes for years 1 through 5, and 1% from years 6 through 13. TripAdvisor is responsible paying taxes directly to the Town of Needham. The lender underwrote the appraiser’s market estimate for real estate tax expense and that TripAdvisor fully reimburses taxes.

●	With respect to the 636 11th Avenue Mortgage Loan (1.9%), the Mortgaged Property is in year 11 of a 12-year Industrial and Commercial Incentive Program (“ICIP”) tax abatement, which is scheduled to phase out completely in 2020/2021. Taxes for (i) the 2018/2019 year are estimated to be $7,722,222 after the ICIP abatement, and (ii) the 2019/2020 year are estimated to be $8,815,199 after the ICIP abatement. The lender underwrote real estate taxes based on the real estate taxes including the exemption.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty (20) Mortgage Loans (60.5%), are interest-only for the entire term of the Mortgage Loans until the maturity date.

Twelve (12) Mortgage Loans (16.8%) provide for payments of interest only for the first 12 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Five (5) Mortgage Loans (10.8%) provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Three (3) Mortgage Loans (9.5%) are interest-only until the maturity date or anticipated repayment date.

One (1) Mortgage Loan (2.5%) is interest-only for the entire term of the Mortgage Loan; provided that if such Mortgage Loan is outstanding from and after an Anticipated Repayment Date occurring approximately ten (10) years following the related origination date, interest will accrue at the related Revised Rate.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	15	$ 385,478,250	36.7%
6	26	663,539,213	63.3
Total:	41	$ 1,049,017,463	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	35	88.1%
1 (once per year)	1	5.2
2 (once per year)	1	1.4
5 (once per year)	2	2.7
5	2	2.5
Total	41	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

The Staples Strategic Industrial Mortgage Loan (5.3%), the Faurecia Columbus Mortgage Loan (2.5%), the TripAdvisor HQ Mortgage Loan (2.2%) and the 636 11th Avenue Mortgage Loan (1.9%) (each, an “ARD Loan”) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan. In addition, with respect to each ARD Loan, such loan is interest-only until the Anticipated Repayment Date, except for the Faurecia Columbus Mortgage Loan (2.5%), which is interest only through the first 24 payment dates, then provides for payments of principal and interest based on a 30 year amortization schedule.

After the Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the related ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single Purpose Entity Covenants

With respect to the Missouri Falls Mortgage Loan (2.2%), there is no independent director in place with respect to the related borrower.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments, except with respect to (i) the Workspace Whole Loan where the specified period for the Workspace Fixed Rate Loan is 4 payments and the specified period for the Workspace Floating Rate Loan is 25 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal” and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to 13 Mortgage Loans (29.2%), the related borrower is permitted, after a lockout period of 11 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to one Mortgage Loan (4.5%), the related borrower may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount after a period of 24 payments following the first monthly payment, or defease the Mortgage Loan, after a period of 26 payments following the first monthly payment date.

With respect to the Workspace Mortgage Loan (3.8%), the related borrower may prepay the Mortgage Loan at any time with the payment of a yield maintenance or other prepayment premium if such prepayment occurs prior to the related open prepayment period. In addition, with respect to such Mortgage Loan, the related Whole Loan is split between (i) a 25-month floating rate componentized loan with three, one year extension options (the “Workspace Floating Rate Loan”) with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Workspace Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Workspace Senior Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Workspace Subordinate Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $556.8 million. The Mortgage Loan consists of a portion of the Workspace Senior Fixed Rate Loan. Prior to an event of default under the Whole Loan, all voluntary prepayments are required to be applied to repay the Workspace Floating Rate Loan, prior to any application to Workspace Senior Fixed Rate Loan or the Workspace Subordinate Fixed Rate Loan. In addition, if certain conditions to an extension of the Workspace Floating Rate Loan are not satisfied, and the related borrower fails to pay the related balloon payment on the Workspace Floating Rate Loan, there will be an event of default on the entire Workspace Whole Loan, which may result in acceleration and repayment of the Workspace Whole Loan at a time that is significantly earlier than the maturity date of the Workspace Fixed Rate Loan. Conversely, in some circumstances an event of default may result in a delay in repayment.

With respect to one Mortgage Loan (3.6%), the related borrower may prepay the Mortgage Loan at any time with the payment of the greater of a yield maintenance premium or prepayment premium of 1.0% of the prepaid amount, or defease the Mortgage Loan, after a period of 24 payments following the first monthly payment date.

With respect to one Mortgage Loan (2.4%), the related borrower may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount after a period of 24 payments following the first monthly payment date, or defease the Mortgage Loan, after a period of 28 payments following the first monthly payment date.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	12	$ 174,917,703	16.7%
4	16	405,048,882	38.6
5	8	256,440,000	24.4
6	2	67,000,000	6.4
7	3	145,610,879	13.9
Total:	41	$ 1,049,017,463	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-four (24) Mortgage Loans (the “Defeasance Loans”) (56.5%), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

With respect to one Mortgage Loan (4.5%), the related borrower may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount after a period of 24 payments following the first monthly payment, or defease the Mortgage Loan, after a period of 26 payments following the first monthly payment date.

With respect to one Mortgage Loan (3.6%), the related borrower may prepay the Mortgage Loan at any time with the payment of the greater of a yield maintenance premium or prepayment premium of 1.0% of the prepaid amount, or defease the Mortgage Loan, after a period of 24 payments following the first monthly payment date.

With respect to one Mortgage Loan (2.4%), the related borrower may prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount after a period of 24 payments following the first monthly payment date, or defease the Mortgage Loan, after a period of 28 payments following the first monthly payment date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, the principal balance outstanding, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Aventura Mall Mortgage Loan (5.7%), in the event that J.C. Penney Corporation, Inc. (“JCPenney”) or any of Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s or Nordstrom ceases operations or seeks to assign the related lease, as applicable, to any person or in any manner that is not expressly permitted under the related lease, as applicable, the borrower has the right without the consent of the lender to (x) enter into a ground lease for the entirety of the JCPenney parcel or department store parcel (a “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the borrower and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the JCPenney parcel or applicable department store parcel from the lien of the Whole Loan upon satisfaction of certain terms and conditions including, without limitation: (i) the Department Store Ground Lease is in form and substance reasonably satisfactory to the lender; (ii) the guarantor must be credit-worthy under the Department Store Ground Lease (or an affiliated guarantor) is a credit-worthy party acceptable to the lender; and (iii) the Department Store Ground Lease expires not less than 20 years after the related maturity date of the Mortgage Loan.

●	With respect to the Aventura Mall Mortgage Loan (5.7%), the borrower, without the consent of the lender, servicer, investor, the rating agencies or any other person, may (i) make transfers of immaterial or non-income producing portions of the property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of the Mortgaged Property for dedication or public use, (ii) make transfers of non-income producing portions of the Mortgaged Property (including, without limitation, certain outparcels of the property’s parking lot (the “Parking Lot Outparcels”) and portions of the Mortgaged Property’s “ring road”) to third parties or affiliates of the borrower, and (iii) dedicate portions of the Mortgaged Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes; provided that, with respect to any of the transfers in (ii) through (iii) above, no transfer, conveyance or other encumbrance may result in a material adverse effect based upon an officer’s certificate delivered to the lender, and, provided, further, that with respect to the transfers in (ii) above, the borrower will be required to deliver to the lender, among other things, (A) legal opinions, title insurance or other evidence reasonably satisfactory to the lender to the effect that the transferred portion of the Mortgaged Property constitutes or will constitute one or more complete tax lots (except with respect to the Parking Lot Outparcels, so long as an application therefor is filed for such separate tax lots no later than 60 days from the date of such transfer) and, if applicable, has been legally subdivided and after giving effect to such transfer the remaining portion of the property complies with applicable zoning, parking and other legal requirements, (B) evidence reasonably satisfactory to the lender that such transfer will not eliminate or materially interfere with the ingress and egress required for the operation and use of or materially interfere with the operation and use of the remaining portion of the Mortgaged Property by the borrower or any of the tenants unless (with respect to such ingress and egress) the borrower has entered into reciprocal easement to provide for an additional or substitute means of ingress or egress, (C) a certification that after such transfer, the borrower continues to be a special purpose entity, and (D) a REMIC opinion.

●	With respect to the Saint Louis Galleria Mortgage Loan (5.2%), in connection with the expansion or other development of the Mortgaged Property, the borrower is permitted to acquire one or more parcels, together with any improvements located thereon, that constitute an integral part of, adjoins to, or is proximately located near the shopping center in which the Mortgaged Property is located (an “Expansion Parcel”), provided that, among other conditions, (i) no event of default has occurred or is continuing, (ii) the borrower acquires the fee or leasehold interest, (iii) the borrower executes substitute loan documents, (iv) the borrower delivers or causes to be delivered to the lender a copy of the deed or ground lease conveying such right, title and fee or leasehold interest, as applicable to such Expansion Parcel and (v) borrower delivers a Phase I ESA reasonably acceptable to lender. The borrower is permitted to obtain the release of an Expansion Parcel without the payment of a release price premium subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing and (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%.

●	With respect to the Saint Louis Galleria Mortgage Loan (5.2%),the borrower is permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment of a release price in connection with the substitution of such portion of the Mortgaged Property with real property reasonably equivalent in value to the Exchange Parcel located at or adjacent to the shopping center which the Mortgaged Property is located, provided that, among other conditions, (i) no event of default has occurred or is continuing (ii) the Exchange Parcel is vacant, non-income-producing and unimproved (unless these requirements are waived by lender) or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas and the Exchange Parcel is not be necessary for the Mortgaged Property to comply with any zoning, building, land use or parking or other applicable legal requirements, (iii) simultaneously with the substitution, borrower acquires the fee simple or leasehold interest to a parcel of real property (the “Acquired Parcel”) reasonably equivalent in value to the Exchange Parcel at or adjacent to the shopping center of which the Exchange Parcel is a part, (iv) the borrower delivers or causes to be delivered to lender a copy of the deed or ground lease conveying to the borrower all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, (v) the borrower delivers an opinion of counsel stating that the substitution would not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust and (vi) the loan-to-value ratio immediately after the substitution is less than or equal to 125%.

●	With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.5%), following the prepayment lockout period, partial releases of up to two of the three individual properties are permitted, subject to the satisfaction of certain conditions, including: (i) partial prepayment of the loan in an amount equal to the greater of (x) the lender’s proportionate share (a fraction, the numerator of which is the outstanding principal balance of the senior loan and the denominator of which is the aggregate outstanding principal balances of the senior loan and all existing mezzanine loans) of 100% of the net sales proceeds and (y) 125% of the allocated amount for the release property; (ii) payment of the related yield maintenance premium; (iii) the post-release debt service coverage ratio (“DSCR”) of the remaining property is no less than the greater of (x) the DSCR for the entire property prior to the release and (y) 3.14x; (iv) the post-release combined DSCR (taking into account all existing mezzanine loans) of the remaining property is no less than the greater of the combined DSCR for the entire property prior to the release and 1.49x, and (v) the post-release LTV for the remaining property is more than (x) the lesser of the LTV (taking into account all existing mezzanine loans) of the entire property prior to the release and (y) 70.8%.

●	With respect to the Workspace Mortgage Loan (3.8%), the borrowers are permitted to obtain the release of individual Mortgaged Properties at any time during the term of the Mortgage Loan following the date that is 60 days after the origination date, provided that, among other terms and conditions: (i) no monetary or material non-monetary event of default has occurred (unless the non-monetary default relates to the Mortgaged Property to be released and the release would result in a cure of the default); (ii) the borrowers pay a release price equal to 110% of the allocated loan amount for the related Mortgaged Property (if the Mortgaged Property is being sold to a third party) or 115% of the allocated loan amount for the Mortgaged Property (if the Mortgaged Property is being released to an affiliate of the borrower), as applicable, plus the payment of the yield maintenance premium, if applicable; (iii) after giving effect to the release, the debt yield for the remaining Mortgaged Properties is equal to or greater than the greater of (1) the debt yield for all of the Mortgaged Properties immediately prior to giving effect to the release based on the trailing 12 month period or (2) 9.9% (as may be adjusted by the lender to account for the payment of any prior release amounts in accordance with the Mortgage Loan documents); and (iv) if such release is to an affiliate of a borrower, after giving effect to such release, the loan-to-value ratio for the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or less than the lesser of (1) 78.2% or (2) the loan-to-value ratio of all of the Mortgaged Properties immediately prior to giving effect to the release. With respect to twenty-five (25) individual Mortgaged Properties (identified on Annex A as 1500 Liberty Ridge Drive, 3400 Lakeside Drive, 3450 Lakeside Drive, 1200 Liberty Ridge Drive, 1400 Liberty Ridge Drive, 4750 South 44th Place, 4610 South 44th Place, 4217 East Cotton Center Boulevard, 4410 East Cotton Center Boulevard, 4550 South 44th Place, 5705 Old Shakopee Road West, 9023 Columbine Road, 5715 Old Shakopee Road West, 8855 Columbine Road, 8939 Columbine Road, 8995 Columbine Road, 4207 East Cotton Center Boulevard, 8967 Columbine Road, 13630 Northwest 8th Street, 5735 Old Shakopee Road West, 4503 Woodland Corporate Boulevard, 8911 Columbine Road, 4505 Woodland Corporate Boulevard, 4511 Woodland Corporate Boulevard and 13650 Northwest 8th Street) (the “Release Parcels”), the Mortgaged Properties may not be released to an affiliate of the borrowers except in connection with a release to cure a non-monetary default, and the borrowers are required to deliver updated surveys and appraisals with respect to certain other Release Parcels identified in the loan documents in connection with the release. The borrowers are permitted to prepay a portion of the related Whole Loan in order to satisfy the foregoing debt yield and loan-to-value requirements in accordance with the loan documents. Prepayments relating to partial release are required to be applied to the Workspace Floating Rate Loan until paid in full, prior to any application to the Workspace Fixed Rate Loan. The borrowers may also obtain the release of four separate outparcels representing approximately 10.8 acres without the payment of any release price, upon satisfaction of certain terms and conditions set forth in the loan documents. In connection with release of one such outparcel, described in the Mortgage Loan documents as the Miramar parcel, the borrowers are permitted to convert such outparcel into a condominium, subject to conditions set forth in the Mortgage Loan documents. If the resulting loan-to-value exceeds 125% (excluding the value of personal property and the business as a going concern), the borrower must pay down the Mortgage Loan by the amount specified in the Mortgage Loan documents unless the borrowers deliver an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the related release.

●	With respect to the Kawa Mixed Use Portfolio Mortgage Loan (3.6%), at any time after the earlier to occur of (x) the third anniversary of the origination of the Mortgage Loan and (y) the second anniversary of the last securitization involving any portion or interest in the related Whole Loan, the borrower may obtain release of one or more individual Mortgaged Properties, provided that, among other conditions (i) the borrower partially prepays the Mortgage Loan or delivers defeasance collateral, in each case in an amount (the “Release Price”) equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property and (b) the net sales proceeds attributed to the subject individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation from each applicable rating agency, (iv) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release (whether by partial prepayment or partial defeasance) or the consummation of the partial release, as applicable and (b) 1.56x, (v) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 64.8% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release (whether by partial prepayment or partial defeasance) or the consummation of the partial release, as applicable, (vii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 10.17% and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release (whether by partial prepayment or partial defeasance) or the consummation of the partial release, as applicable. In the case of a partial prepayment of the Kawa Mixed Use Portfolio Mortgage Loan, the borrower will also be required to pay a yield maintenance premium.

●	With respect to the Kawa Mixed Use Portfolio Mortgage Loan (3.6%), at any time, the borrower may obtain a termination of the parking lease with respect to property adjacent to the Northland Innovation Campus Mortgaged Property and the release of such parking lease from the lien of the mortgage, provided that, among other conditions (including, at the lender’s request, the delivery of a REMIC opinion), the borrower enters into a parking easement, lease or other similar agreement pursuant to which the borrower is granted the right to use such property for automobile parking.

●	With respect to the DUMBO Heights Portfolio Mortgage Loan (2.9%), at any time after the earlier to occur of (x) the third anniversary of the origination of the Mortgage Loan and (y) the second anniversary of the last securitization involving any portion or interest in the related Whole Loan, the borrower may obtain the release of one or both of specified individual Mortgaged Properties (specifically, the 81 Prospect Street Mortgaged Property and the 117 Adams Street Mortgaged Property, each a “Potential Release Property”), provided that, among other conditions, (i) the related mezzanine loan is partially defeased, prepaid or repaid in accordance with the requirements of the related mezzanine loan agreement, (ii) the borrower delivers defeasance collateral in an amount (the “Release Price” ) equal to the greater of (a) 130% of the allocated loan amount for the Potential Release Property and (b) 90% of the net sales proceeds attributable to the subject Potential Release Property, (iii) the borrower delivers a REMIC opinion, (iv) the borrower delivers a rating agency confirmation from each applicable rating agency, (v) the debt yield after any such release with respect to the remaining Mortgaged Properties is at least equal or greater than (a) 7.0%, with respect to the release of the 81 Prospect Street Mortgaged Property and/or (b) 7.25%, with respect to the release of the 117 Adams Street Mortgaged Property. In connection with any partial defeasance, the Release Price will be allocated between the DUMBO Heights Portfolio A Notes and the DUMBO Heights Portfolio B Notes, on a pari passu and pro rata basis, based on outstanding principal balances (and then between the notes comprising the DUMBO Heights Portfolio A Notes and between the notes comprising the DUMBO Heights Portfolio B Notes, respectively, in each case on a pro rata, pari passu basis). In the event that there exists any event of default under the Mortgage Loan documents or related mezzanine loan documents relating to a Potential Release Property, provided that the related borrower uses commercially reasonable efforts to cure such event of default prior to releasing the Potential Release Property and such default was not caused by the related borrower in bad faith to circumvent the partial defeasance requirements of the related Mortgage Loan documents, the related borrower may obtain a release of such Mortgaged Property upon satisfaction of the Mortgage Loan requirements for such release, except that there may exist an event of default relating solely to such Potential Release Property.

●	With respect to the 120 Bloomingdale Road Mortgage Loan (1.7%), the parking lot parcel adjacent to the Mortgaged Property is owned by an affiliate of the borrower. At origination of the Mortgage Loan, an easement (the “Easement”) was recorded permitting the borrower’s tenants to use spaces on the parking lot parcel. The Mortgage Loan documents permit the Mortgaged Property and the parking lot parcel to be re-subdivided (the “Re-Subdivision”) during the term of the Mortgage Loan, upon satisfaction of certain conditions including, without limitation, delivery of a REMIC opinion and a rating agency confirmation and the transfer of a portion of the parking lot parcel to the borrower. In connection with the Re-Subdivision, a portion of the parking lot parcel is required to be conveyed to ND Acquisitions, LLC (“ND”), which is expected to construct a new parking garage on the portion of the parking lot parcel owned by the borrower and a senior living facility on the portion conveyed to

ND. During the construction, the borrower intends to enter into a license agreement with a neighboring Bloomingdale’s (the “License Agreement”) to allow the use of parking spaces located on its property for a period of up to 12 months. Following the Re-Subdivision, the Mortgage Loan documents provide that the lender will consent to the termination of the easement, provided that the borrower delivers evidence satisfactory to the lender that the fee in the amount of $252,000 (the “License Fee”), required to be paid in connection with the License Agreement. The borrower is also required to deliver cash and/or a letter of credit equal to $183,000, to be held as additional collateral for the Mortgage Loan to pay for additional parking in the event the construction of the parking garage is not complete at the end of the term of the License Agreement. ND has provided a completion guaranty in connection with the construction of the parking garage and the payment of the License Fee. In addition, the Mortgage Loan documents provide for a recourse carveout for any losses incurred as a result of a failure to complete the parking garage as required by the Mortgage Loan documents or for a failure at any time to provide sufficient parking spaces as required by any leases or legal requirements.

●	Furthermore, some of the Mortgage Loans, including, without limitation, the Staples Strategic Industrial Mortgage Loan (5.3%), the Saint Louis Galleria Mortgage Loan (5.2%), the 10 Brookline Place Mortgage Loan (4.8%) and the Jewel-Osco Huntley Mortgage Loan (0.6%), permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-two (32) of the Mortgage Loans (65.2%) provide for monthly or upfront escrows to cover capital expenditures and replacements.

Thirty (30) of the Mortgage Loans (60.7%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-one (21) of the Mortgage Loans (39.0%) are secured by office, retail, mixed use, flex and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Twenty (20) of the Mortgage Loans (39.2%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox(1)	24	726,661,081	69.3%
Springing Lockbox	14	224,086,382	21.4
Hard; Master Lease Rents (Soft Springing)	1	60,000,000	5.7
Soft Lockbox	1	31,270,000	3.0
None	1	7,000,000	0.7
Total:	41	$ 1,049,017,463	100.0%

(1)	With respect to the Aventura Mall Mortgage Loan (5.7%), the borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a “Soft Springing Hard Lockbox” for rents from the master lease (which means that the borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox), and a Hard Lockbox for the remaining tenants at the mortgaged property. Following the occurrence and during the continuance of either (i) a cash sweep period or (ii) the period of time commencing on the date that the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.50x for two consecutive quarters until cured in accordance with the loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account.

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Delaware Statutory Trusts

With respect to the Faurecia Columbus Mortgage Loan (2.5%), the related borrower is a Delaware statutory trust (“DST”). A DST is restricted in its ability to actively operate a property. Accordingly, with the exception of the Faurecia Columbus Mortgaged Property, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a DST, there is a risk that obtaining the consent of the holders of the beneficial interests in the DST will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Delaware statutory trusts are restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. There is a direct master lease between the Delaware statutory trust borrower and the master tenant of each Mortgaged Property. In addition, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays with respect to certain actions needed to be taken by or on behalf of the borrower or with respect to the related Mortgaged Properties.

With respect to the Faurecia Columbus Mortgage Loan (2.5%), from the origination date through and including the date that is 24 months from the origination date, the trustee of the borrower (“DST Trustee”)

may, provided no event of default has occurred and is continuing, transfer up to 100% of the beneficial interests in the borrower (“DST Interests”) to up to 100 accredited investors, provided each of the following conditions are satisfied: (i) prior to the first such transfer, the borrower delivers to the lender a copy of its private placement memorandum and SEC Form D Filing relating to the offering, solicitation or sale of DST Interests; (ii) there is no change of control of the borrower; and (iii) if any such transfer causes the transferee to obtain its interest in the borrower in the amount equal to 20% or more of the DST Interests, the lender’s prior written consent is required, provided certain conditions set forth in the Mortgage Loan documents are satisfied.

Exceptions to Underwriting Guidelines

With respect to the Staples Strategic Industrial Mortgage Loan (5.3%), the Mortgage Loan is structured with a 10-year ARD and an approximately 15-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan is 62.6% in comparison to the loan-to-value ratio of 75.0% that is provided for in GACC’s underwriting guidelines for industrial properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan is 1.72x, in comparison to a net cash flow debt service coverage ratio of 1.25x that is provided for in GACC’s underwriting guidelines for retail properties and (iii) the financial strength of the loan sponsor. The loan sponsors for the Staples Strategic Industrial Loan are Edward V. LaPuma and Bryan York Colwell, the co-founders and managing partners of LCN Capital Partners (“LCN”). LCN is a private equity firm that specializes in sale-leaseback, built-to-suit and select net lease investments that range from $20 million to $200 million across North America and Europe and over $1.2 billion in discretionary equity capital committed and owns over $2 billion in real estate assets.

With respect to the Crowne Plaza Melbourne Mortgage Loan (3.7%), the Cut-off Date LTV Ratio calculated using the “as-is” appraised value of $47,000,000 is 82.6% which is greater than the maximum Cut-off Date LTV Ratio of 75% generally required by GSMC’s underwriting standards. The Cut-off Date LTV Ratio calculated using the hypothetical “prospective market value upon completion of renovation” appraised value of $59,500,000 is 65.2%. The hypothetical “prospective market value upon completion of renovation” appraised value assumes that $19,618,432 in renovations (the “Phase I Renovations”) has been spent, as well as the $3,500,000 for the remaining renovations (the “Phase II Renovations”). The Phase I Renovations have been completed, and $3,500,000 was reserved at origination for the Phase II Renovations. Based on the foregoing factors and GSMC’s evaluation of the quality of the Mortgaged Property, GSMC approved the inclusion of the Mortgage Loan into this securitization transaction.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)(4)	Cut-off Date Total Debt Underwritten NCF DSCR(2)(4)
Embassy Suites Anaheim(5)	$56,000,000	5.3%	$15,000,000	N/A	$71,000,000	5.87%	51.3%	65.1%	2.32x	1.60x
Saint Louis Galleria	$55,000,000	5.2%	$24,688,302	$185,000,000	$264,688,302	5.12%	51.5%	56.8%	1.67x	1.55x
3 Huntington Quadrangle	$47,000,000	4.5%	$8,000,000	N/A	$55,000,000	5.62%	68.1%	79.7%	2.22x	1.71x
Moffett Towers - Buildings E,F,G(5)(6)	$46,800,000	4.5%	$216,000,000	$237,200,000	$500,000,000	4.95%	40.2%	70.8%	2.97x	1.41x
Briar Hill at Manchester	$31,270,000	3.0%	$10,730,000	N/A	$42,000,000	5.84%	53.8%	72.3%	1.79x	1.20x
DUMBO Heights Portfolio(7)	$30,000,000	2.9%	$155,000,000	$295,000,000	$480,000,000	5.21%	28.1%	75.0%	3.89x	1.13x
Moffett Towers II - Building 1(5)	$25,000,000	2.4%	$112,000,000	$143,000,000	$280,000,000	4.74%	46.8%	78.1%	2.00x	1.17x
Douglasville Pavilion	$21,075,000	2.0%	$5,300,000	N/A	$26,375,000	6.00%	58.9%	73.7%	2.73x	1.72x

(1)	Calculated including any related Pari Passu Companion Loans and Subordinate Companion Loans.

(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and any related Subordinate Companion Loans and weighted by original balances.

(3)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans.

(4)	With respect to one mortgage loan, Saint Louis Galleria (5.2%) debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest only period based on the assumed principal and interest payment schedule set forth in Annex I.

(5)	With respect to each of the Embassy Suites Anaheim, Moffett Towers - Buildings E,F,G and the Moffett Towers II – Building 1 Mortgage Loans, the Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

(6)	The mezzanine loan with respect to the Moffett Towers – Buildings E,F,G Mortgaged Property is comprised of a senior mezzanine loan in the amount of $150,000,000 and a junior mezzanine loan in the amount of $66,000,000.

(7)	The mezzanine loan with respect to the DUMBO Heights Portfolio Mortgage Loan is comprised of a senior mezzanine loan in the amount of $80,000,000 and a junior mezzanine loan in the amount of $75,000,000.

The mezzanine loans related to the Embassy Suites Anaheim Mortgage Loan (5.3%), the Saint Louis Galleria Mortgage Loan (5.2%), the 3 Huntington Quadrangle Mortgage Loan (4.5%), the Moffett Towers – Buildings E,F,G Mortgage Loan (4.5%), the Briar Hill at Manchester Mortgage Loan (3.0%), the DUMBO Heights Portfolio Mortgage Loan (2.9%), the Moffett Towers II – Building 1 Mortgage Loan (2.4%) and the Douglasville Pavilion Mortgage Loan (2.0%), identified in the table above, are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
Crowne Plaza Melbourne	$38,810,879	65.80%	1.50x	10.47%	Yes
Residence Inn Boise City Center	$30,462,082	57.40%	2.31x	14.43%	Yes
636 11th Avenue(1)	$20,000,000	56.07%	2.28x	N/A	Yes

(1)	Mezzanine debt is permitted, provided that certain conditions are satisfied, including, among others, that the lease for the sole tenant, The Ogilvy Group, Inc., is extended. The combined minimum debt service coverage ratio set forth above is only required to be satisfied with respect to the first year of the extension term (commencing July 2029) of the lease for The Ogilvy Group, Inc.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the TripAdvisor HQ Mortgage Loan (2.2%), Needham Travel Pref LLC (“Needham”) holds a $1,450,000 preferred equity interest in Needham Travel Equity LLC (“Needham Equity”) (which is the parent of the borrower). Needham is entitled to a mandatory monthly preferred return on its investment payable from net cash flow from the Mortgaged Property equal to 8% per annum. If there are net capital proceeds received (including with respect to a sale), Needham will be entitled to receive the first proceeds until it has received an 8% annual return on its preferred investment. In the event (i) required distributions are not made to Needham, or (ii) the manager of Needham Equity commits fraud in connection with its obligations under the preferred equity documents, is negligent or engages in willful misconduct that result in an event of default under the TripAdvisor HQ Mortgage Loan documents, or misappropriates Needham Equity’s funds, then Needham has the right to replace the manager of Needham Equity (which would result in a change in control of the borrower).

Other Secured Indebtedness

With respect to the Aventura Mall Mortgage Loan (5.7%), the borrower is permitted to obtain a Property-Assessed Clean Energy (“PACE”) loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s prior consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

With respect to the 10 Brookline Place Mortgage Loan (4.8%), the Mortgage Loan documents permit the single purpose entity principal of the borrower, any affiliated manager or any equity owner (collectively and individually, a “Restricted Party”) to pledge a security interest in up to 75% of the direct ownership interests in HSRE-BP, LLC, which is the owner of 100% of the direct equity interests in the borrower, to an institutional investor for the purpose of securing indebtedness incurred by Restricted Party, subject to the satisfaction of certain terms and conditions including, without limitation: (i) the pledge will not result in the change of control of the borrower; (ii) at all times following the pledge, at least 15% or more of the legal and beneficial interests in the borrower will be held by the joint venture sponsors; (iii) at least 25% of the direct and indirect equity interests in the sole member of the borrower are owned by parties other than the proposed pledgee; and (iv) such proposed pledgee will have no right to remove any party that controls the borrower.

With respect to the Faurecia Columbus Mortgage Loan (2.5%), the Mortgage Loan documents permit (a) a pledge (but not a transfer) by Livingston Street Depositor Holdings I, LLC (“Depositor Holdings”), the sole member of LSC Depositor FAUR MC3, LLC (“Depositor”), the sole member of the borrower, of up to 100% of its direct ownership interest in Depositor pursuant to any pledge agreement entered into to secure the obligations of Depositor Holdings, and (b) a pledge (but not a transfer) by Livingston Street DST Venture, LLC (“DST Venture”), the sole member of Depositor Holdings, of up to 100% of its direct ownership interest in Depositor Holdings pursuant to any pledge agreement entered into to secure the obligations of DST Venture and/or Depositor Holdings (each of the foregoing (a) or (b), a “Permitted Pledge”), in each of the foregoing cases, in connection with the applicable party incurring certain term loans. In the event of the commencement of the exercise of any remedies by the pledgee under any Permitted Pledge against the ownership interests of Depositor Holdings with respect to its ownership interest in Depositor or the ownership interests of DST Venture with respect to its ownership interest in Depositor Holdings, as applicable (each such event, a “Permitted Pledge Enforcement Action”), the Mortgage Loan documents permit the transfer of the direct or indirect ownership interests in Depositor or Depositor Holdings, as applicable, to any institutional investor or qualified transferee in connection with a Permitted Pledge Enforcement Action, and, following a Permitted Pledge Enforcement Action, any transfer in one or a series of transactions of any interest in such Institutional Investor or Qualified Transferee that does not result in a change in control of such institutional investor or qualified transferee, in accordance with the related provisions of the Mortgage Loan documents. In addition, from the origination date through and including the date that is 24 months from the origination date, the trustee of the borrower (“DST Trustee”) may, provided no event of default has occurred and is continuing, transfer up to 100% of the beneficial interests in the borrower (“DST Interests”) to up to 100 accredited investors, upon satisfaction of certain conditions set forth in the Mortgage Loan documents. Such transfer of the DST Interests would reduce or eliminate the ownership of such pledged entities in the borrower. See “Description of the Mortgage Pool—Delaware Statutory Trusts” for additional information.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●	With respect to one the Embassy Suites Anaheim Mortgage Loan (5.3%), the related borrower may enter into a property assessed clean energy PACE loan that is repaid through multi-year assessments against the related Mortgaged Property in an amount not to exceed $2,500,000, subject to the mortgage lender’s approval (which may not be unreasonably withheld, conditioned or delayed) and delivery of a Rating Agency Confirmation.

●	With respect to the Sheraton Music City Mortgage Loan (1.4%), there is an outstanding “key money” loan from the franchisor to the previous owner of the Mortgaged Property that was assumed by the borrower pursuant to the franchise agreement, in the original amount of $825,000 (the “Key Money Debt”), which is unsecured and amortizes through May 25, 2019. The outstanding amount of the Key Money Debt as of June 6, 2016, was $183,333.20. If the franchise agreement is terminated or expires after May 25, 2019 without the borrower then being in default of the franchise agreement, the Key Money Debt will have been fully amortized and none of the Key Money Debt will be due. If, however, the franchise agreement is terminated at any time before May 25, 2019, the borrower will be required to repay the franchisor concurrently with such termination an amount equal to the outstanding Key Money Debt multiplied by a fraction, where (i) the numerator is the number of full and partial months from the earlier of (x) the date of termination or (y) the last month the borrower was not in an uncured default of the franchise agreement to May 25, 2019, and (ii) the denominator is the number of months from the commencement date of the franchise agreement through May 25, 2019. The Mortgage Loan documents provide for a nonrecourse carveout for any losses arising in connection with the Key Money Debt.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Aventura Mall Mortgaged Property, the Staples Strategic Industrial Mortgaged Properties, the Saint Louis Galleria Mortgaged Property, the 10 Brookline Place Mortgaged Property, the Moffett Towers – Buildings E,F,G Mortgaged Property, the Workspace Mortgaged Properties, the 145 Clinton Mortgaged Property, the Kawa Mixed Use Portfolio Mortgaged Properties, the DUMBO Heights Portfolio Mortgaged Properties, the 5444 & 5430 Westheimer Mortgaged Property, the Moffett Towers II – Building 1 Mortgaged Property, the TripAdvisor HQ Mortgaged Property, the 636 11th Avenue Mortgaged Property, the 1421 West Shure Drive Mortgaged Property and the Sheraton Music City Mortgaged Property is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s), if any, and, in the case of the Mortgage Loans securing the Aventura Mall Mortgaged Property, the Workspace Mortgaged Properties and the DUMBO Heights Portfolio Mortgaged Properties, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Control Appraisal Period” means, with respect to the DUMBO Heights Portfolio Whole Loan, a DUMBO Heights Portfolio Control Appraisal Period.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement.

“Controlling Subordinate Companion Loan Holder” means, with respect to the DUMBO Heights Portfolio Whole Loan, the DUMBO Heights Portfolio Controlling Noteholder.

“Non-Serviced AB Whole Loan” means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date. With respect to the Workspace Whole Loan, Non-Serviced Pari Passu Companion Loans should generally be deemed to also include the Workspace Floating Rate Pari Passu Component.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced PSA” means each of the PSAs (i) identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) pursuant to which a Servicing Shift Whole Loan is governed, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Serviced Whole Loan” means each of the Whole Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, prior to the related Servicing Shift Securitization Date.

“Servicing Shift Mortgage Loan” means the Mortgage Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Securitization Date” means, with respect to the Servicing Shift Mortgage Loan, the date on which the promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below is securitized

“Servicing Shift Whole Loan” means the Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan. With respect to the Workspace Whole Loan, references to Subordinate Companion Loan should generally be deemed to also include the Workspace Floating Rate Subordinate Component.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Under- written NCF DSCR(1)	Whole Loan Under- written NCF DSCR(2)
Aventura Mall	$60,000,000	5.7%	$1,346,700,000	$343,300,000	40.8%	50.7%	2.58x	2.07x
Staples Strategic Industrial	$56,100,000	5.3%	$70,000,000	N/A	62.6%	62.6%	1.72x	1.72x
Saint Louis Galleria(3)	$55,000,000	5.2%	$185,000,000	N/A	51.5%	51.5%	1.67x	1.67x
10 Brookline Place	$50,000,000	4.8%	$32,000,000	N/A	49.4%	49.4%	2.19x	2.19x
Moffett Towers - Buildings E,F,G	$46,800,000	4.5%	$237,000,000	N/A	40.2%	40.2%	2.97x	2.97x
Workspace(4)	$40,000,000	3.8%	$539,000,000	$696,000,000	35.4%	78.0%	3.60x	1.63x
145 Clinton	$40,000,000	3.8%	$28,200,000	N/A	65.0%	65.0%	1.30x	1.30x
Kawa Mixed Use Portfolio	$38,000,000	3.6%	$36,500,000	N/A	65.8%	65.8%	1.85x	1.85x
DUMBO Heights Portfolio	$30,000,000	2.9%	$150,000000	$145,000,000	28.1%	50.8%	3.89x	1.87x
5444 & 5430 Westheimer	$30,000,000	2.9%	$21,000,000	N/A	63.4%	63.4%	2.40x	2.40x
Moffett Towers II - Building 1(4)	$25,000,000	2.4%	$143,000,000	N/A	46.8%	46.8%	2.00x	2.00x
TripAdvisor HQ	$23,150,000	2.2%	$75,000,000	N/A	64.6%	64.6%	1.82x	1.82x
636 11th Avenue	$20,000,000	1.9%	$220,000,000	N/A	56.1%	56.1%	2.39x	2.39x
1421 West Shure Drive	$17,000,000	1.6%	$12,376,000	N/A	71.6%	71.6%	1.61x	1.61x
Sheraton Music City	$14,895,750	1.4%	$55,000,000	N/A	60.4%	60.9%	1.82x	1.82x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan. The Mortgage Loan Cut-off Date LTV Ratio and Whole Loan LTV Ratio for certain Whole Loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information. With respect to each of the 10 Brookline Place Mortgage Loan, the Moffett Towers - Buildings E,F,G Mortgage Loan, the Kawa Mixed Use Portfolio Mortgage Loan and the Moffett Towers II - Building 1 Mortgage Loan, the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

(2)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan or any other subordinate indebtedness not secured directly by the related Mortgaged Property. With respect to each of the 10 Brookline Place Mortgage Loan, the Moffett Towers - Buildings E,F,G Mortgage Loan, the Kawa Mixed Use Portfolio Mortgage Loan and the Moffett Towers II - Building 1 Mortgage Loan, the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

(3)	The Saint Louis Galleria Mortgage Loan (5.2%) accrues interest for an initial interest-only period and then amortizes based on the assumed principal payment schedule set forth on Annex I, debt service coverage ratios are calculated using the sum of the first 12 whole loan principal and interest payments after the expiration of the whole loan interest only period based on the assumed principal and interest payment schedule set forth in Annex I.

(4)	The Workspace Mortgage Loan (3.8%) is part of a whole loan with an aggregate principal balance as of the cut-off date of $1,275,000,000 that is split between (i) a 25-month floating rate componentized loan with three, one year extension options (the “Workspace Floating Rate Loan”) with an aggregate principal balance as of the cut-off date of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Workspace Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Workspace Senior Fixed Rate Loan”), with an aggregate principal balance as of the cut-off date of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Workspace Subordinate Fixed Rate Loan”), with an aggregate principal balance as of the cut-off date of $556.8 million. The Workspace Senior Fixed Rate Loan is senior to the Workspace Subordinate Fixed Rate Loan and the Workspace Mortgage Loan is comprised of a portion of the Workspace senior fixed loan. The interest rate on the Workspace floating rate loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15%. Each of the Workspace Fixed Rate Loan and Workspace Floating Rate Loan is divided into components, which have different payment priorities prior to and following an event of default under the Workspace whole loan. Following an event of default, a portion of the Workspace floating rate loan (which has a principal balance as of the cut-off date of $115.8 million) (the “Workspace Floating Rate Pari Passu Component”), generally pays pro rata with the Workspace Senior Fixed Rate Loan, and the remaining portion of the Workspace Floating Rate Loan (which has a principal balance as of the cut-off date of $139.2 million) (the “Workspace Floating Rate Subordinate Component”) generally pays pro rata with the Workspace Subordinate Fixed Rate Loan. For purposes of the Whole Loan NCF DSCR for the Workspace whole loan, LIBOR was assumed to be 2.0900%. The Workspace whole loan NCF DSCR, based on a LIBOR cap of 3.0000% for the Workspace floating rate loan, is 1.58x.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Aventura Mall	Non-Serviced	Aventura Mall Trust 2018-AVM	Note A-1-A Note A-1-B Note A-1-C Note A-1-D	Control Note	Pari Passu	$406,700,000	Aventura Mall Trust 2018-AVM
			Note A-2-A-3	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2018-B7
			Note A-2-A-1 Note A-2-B-3	Non-Control Note	Pari Passu	$115,000,000	Benchmark 2018-B4
			Note A-2-A-2 Note A-2-B-2-A	Non-Control Note	Pari Passu	$103,000,000	Benchmark 2018-B5
			Note A-2-B-1	Non-Control Note	Pari Passu	$60,000,000	CD 2018-CD7
			Note A-2-D-2	Non-Control Note	Pari Passu	$50,000,000	CSAIL 2018-CX12
			Note A-2-A-4 Note A-2-B-4	Non-Control Note	Pari Passu	$110,000,000	Benchmark 2018-B6
			Note A-2-C-2 Note A-2-D-1	Non-Control Note	Pari Passu	$100,000,000	BANK 2018-BNK14
			Note A-2-C-1	Non-Control Note	Pari Passu	$60,000,000	MSC 2018-L1
			Note A-2-D-3	Non-Control Note	Pari Passu	$50,000,000	WFCM 2018-C47
			Note A-2-B-2-B Note A-2-B-2-C Note A-2-B-5	Non-Control Note	Pari Passu	$47,000,000	DBGS 2018-C1
			Note A-2-A-5-A	Non-Control Note	Pari Passu	$60,000,000	Benchmark 2018-B8
			Note A-2-A-5-B	Non-Control Note	Pari Passu	$15,000,000	JPMCB
			Note A-2-C-3 Note A-2-C-4 Note A-2-C-5	Non-Control Note	Pari Passu	$110,000,000	Morgan Stanley, N.A.
			Note A-2-D-4 Note A-2-D-5	Non-Control Note	Pari Passu	$70,000,000	Wells Fargo Bank, National Association
			Note B-1 Note B-2 Note B-3 Note B-4	Non-Control Note	Subordinate	$343,300,000	Aventura Mall Trust 2018-AVM
Staples Strategic Industrial	Serviced	N/A	Note A-1-1 Note A-3	Control Note (A-1-1)	Pari Passu	$56,100,000	Benchmark 2018-B8
			Note A-1-2 Note A-2-1 Note A-2-2 Note A-2-3 Note A-4	Non-Control Note	Pari Passu	$70,000,000	Deutsche Bank AG, acting through its New York Branch

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
Saint Louis Galleria	Servicing Shift	(1)	Note A-1-A1	Control Note	Pari Passu	$60,000,000	Deutsche Bank AG, acting through its New York Branch
			Note A-1-A2	Non-Control Note	Pari Passu	$55,000,000	Benchmark 2018-B8
			Note A-1-A3 Note A-1-A4 Note A-1-A5	Non-Control Note	Pari Passu	$46,479,245	Deutsche Bank AG, acting through its New York Branch
			Note A-2-A1 Note A-2-A2 Note A-2-A3 Note A-2-A4 Note A-2-A5	Non-Control Note	Pari Passu	$78,520,755	Société Générale Financial Corporation
10 Brookline Place	Serviced	N/A	Note A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2018-B8
			Note A-2	Non-Control Note	Pari Passu	$32,000,000	JPMCB
Moffett Towers - Buildings E,F,G	Non-Serviced	DBGS 2018-C1	Note A-1-4 Note A-3	Non-Control Note	Pari Passu	$46,800,000	Benchmark 2018-B8
			Note A-1-2 Note A-1-3 Note A-4	Non-Control Note	Pari Passu	$50,400,000	Benchmark 2018-B7
			Note A-1-1 Note A-5	Control Note (Note A-1-1)	Pari Passu	$80,00,000	DBGS 2018-C1
			Note A-2-1	Non-Control Note	Pari Passu	$25,000,000	CGCMT 2018-C6
			Note A-2-2	Non-Control Note	Pari Passu	$25,000,000	BBCMS 2018-C2
			Note A-6 Note A-7	Non-Control Note	Pari Passu	$56,800,000	BANK 2018-BNK15
Workspace	Non-Serviced	JPMCC 2018-WPT	Note A-1	Control Note	Pari Passu and Subordinate(2)	$172,069,219	JPMCC 2018-WPT
			Note A-2	Non-Control Note	Pari Passu and Subordinate(2)	$87,930,781	JPMCC 2018-WPT
			Note A-3 Note A-4	Non-Control Note	Pari Passu	$293,200,000	JPMCC 2018-WPT
			Note A-5 Note A-6	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2018-B5
			Note A-7 Note A-8	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2018-B6
			Note A-9-A Note A-10-A	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2018-B7
			Note A-9-B Note A-10-B	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2018-B8
			Note B-1 Note B-2	Non-Control Note	Subordinate	$556,800,000	JPMCC 2018-WPT
Kawa Mixed Use Portfolio	Serviced	N/A	Note A-1	Control Note	Pari Passu	$38,000,000	Benchmark 2018-B8
			Note A-2	Non-Control Note	Pari Passu	$36,500,000	CREFI

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
145 Clinton	Serviced	N/A	Note A-1	Control Note	Pari Passu	$40,000,000	Benchmark 2018-B8
			Note A-2	Non-Control Note	Pari Passu	$28,200,000	Goldman Sachs Mortgage Company
DUMBO Heights Portfolio	Non-Serviced	Benchmark 2018-B7	Note A-1-A Note A-3-B	Non-Control Note	Pari Passu	$80,000,000	Benchmark 2018-B7
			Note A-1-B Note A-2 Note A-3-C	Non-Control Note	Pari Passu	$70,000,000	CGCMT 2018-C6
			Note A-3-A	Non-Control Note	Pari Passu	$30,000,000	Benchmark 2018-B8
			Note B-1 Note B-2	Control Note	Subordinate	$145,000,000	Shinhan AIM Real Estate Fund No. 5; and Shinhan AIM Real Estate Fund No. 5-A
5444 & 5430 Westheimer	Serviced	N/A	Note A-1	Control Note	Pari Passu	$30,000,000	Benchmark 2018-B8
			Note A-2	Non-Control Note	Pari Passu	$21,000,000	Goldman Sachs Mortgage Company
Moffett Towers II – Building 1	Non-Serviced	Benchmark 2018-B6	Note A-2-2 Note A-3-2	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2018-B8
			Note A-2-1	Non-Control Note	Pari Passu	$25,000,000	DBGS 2018-C1
			Note A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2018-B6
			Note A-3-1	Non-Control Note	Pari Passu	$26,000,000	Benchmark 2018-B6
			Note A-4	Non-Control Note	Pari Passu	$22,000,000	BBCMS 2018-C2
			Note A-5	Non-Control Note	Pari Passu	$20,000,000	WFCM 2018-C46
TripAdvisor HQ	Non-Serviced	DBGS 2018-C1	Note A-1	Control Note	Pari Passu	$75,000,000	DBGS 2018-C1
			Note A-2	Non-Control Note	Pari Passu	$23,150,000	Benchmark 2018-B8
636 11th Avenue	Non-Serviced	Benchmark 2018-B4	Note A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2018-B4
			Note A-3	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2018-B6
			Note A-2-A	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2018-B7
			Note A-4	Non-Control Note	Pari Passu	$65,000,000	CGCMT 2018-C5
			Note A-5	Non-Control Note	Pari Passu	$15,000,000	MSC 2018-H3
			Note A-2-B	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2018-B8
1421 West Shure Drive	Serviced	N/A	Note A-1	Control Note	Pari Passu	$17,000,000	Benchmark 2018-B8
			Note A-2	Non-Control Note	Pari Passu	$12,376,000	JPMCB
Sheraton Music City	Non-Serviced	Benchmark 2018-B4	Note A-1	Control Note	Pari Passu	$40,000,000	Benchmark 2018-B4
			Note A-2A	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2018-B8
			Note A-2B	Non-Control Note	Pari Passu	$15,000,000	JPMCB

(1)	The Saint Louis Galleria Whole Loan is being serviced under the Benchmark 2018-B8 PSA until the related Servicing Shift Securitization Date, after which it will be serviced pursuant to the related Non-Serviced PSA.

(2)	Notes A-1 and A-2 of the Workspace Whole Loan (which comprise the Workspace Floating Rate Loan) are made up of two components that are pari passu with the Workspace Mortgage Loan (and comprise the Workspace Floating Rate Pari Passu Component) and seven components that are subordinate to the Workspace Mortgage Loan (and comprise the Workspace Floating Rate Subordinate Component).

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the Servicing Shift Securitization Date.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loan.

With respect to any Serviced Pari Passu Whole Loan (other than the Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loan.

With respect to the Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the holder (the “Controlling Holder”) listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to the Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to the Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. With respect to the Servicing Shift Whole Loan, on and after the related Servicing Shift Securitization Date, the related Controlling Holder will be the related Non-Serviced Directing Certificateholder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically or in person) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related

Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The Aventura Mall Whole Loan

General

The Aventura Mall Mortgage Loan (5.7%) is part of a whole loan structure (the “Aventura Mall Whole Loan”) comprised of thirty-one (31) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Aventura Mall Mortgage Loan is evidenced by one (1) senior promissory note with a Cut off Date Balance of $60,000,000. The Aventura Mall Whole Loan consist of (i) the Aventura Mall Mortgage Loan (ii) twenty-six (26) pari passu companion loans (the “Aventura Mall Pari Passu Companion Loans”) that are pari passu with the related Aventura Mall Mortgage Loan and (ii) four (4) subordinate companion loans (evidenced by promissory notes B-1, B-2, B-3 and B-4) (the “Aventura Mall Subordinate Companion Loans” and together with the Aventura Mall Pari Passu Companion Loans, the “Aventura Mall Companion Loans”) that are subordinate to the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans. None of the Aventura Mall Companion Loans are included in the issuing entity.

The Aventura Mall Pari Passu Companion Loans, evidenced by promissory notes A-2-A-1 and A-2-B-3 (with an aggregate Cut-off Date balance of $115,000,000) were included in the Benchmark 2018-B4 transaction. The Aventura Mall Pari Passu Companion Loans, evidenced by promissory notes A-2-A-2 and A-2-B-2-A (with an aggregate Cut-off Date balance of $103,000,000) were included in the Benchmark 2018-B5 transaction. The Aventura Mall Pari Passu Companion Loans, evidenced by promissory notes A-2-A-4 and A-2-B-4 (with an aggregate Cut-off Date balance of $110,000,000) were included in the Benchmark 2018-B6 transaction. The Aventura Mall Pari Passu Companion Loan, evidenced by promissory note A-2-A-3 (with a Cut-off Date balance of $50,000,000) were included in the Benchmark 2018-B7 transaction. The Aventura Mall Pari Passu Companion Loan, evidenced by promissory note A-2-B-1 (with a Cut-off Date balance of $60,000,000) was included in the CD 2018-CD7 transaction. The Aventura Mall Pari Passu Companion Loan, evidenced by promissory note A-2-D-2 (with a Cut-off Date balance of $50,000,000) were included in the CSAIL 2018-CX12 transaction. The Aventura Mall Pari Passu Companion Loans, evidenced by promissory notes A-2-C-2 and A-2-D-1 (with an aggregate Cut-off Date balance of $100,000,000) were included in the BANK 2018-BNK14 transaction. The Aventura Mall Pari Passu Companion Loan, evidenced by promissory note A-2-C-1 (with a Cut-off Date balance of $60,000,000) were included in the MSC 2018-L1 transaction. The Aventura Mall Pari Passu Companion Loan, evidenced by promissory note A-2-D-3 (with a Cut-off Date balance of $50,000,000) were included in the WFCM 2018-C47 transaction. The Aventura Mall Pari Passu Companion Loans, evidenced by promissory notes A-2-B-2-B, A-2-B-2-C and A-2-B-5 (with an aggregate Cut-off Date balance of $47,000,000) were included in the DBGS 2018-C1 transaction. The Aventura Mall Pari Passu Companion Loans, evidenced by promissory notes A-1-A, A-1-B, A-1-C and A-1-D (with an aggregate Cut-off Date balance of $406,700,000) and the Aventura Mall Subordinate Companion Loans, evidenced by promissory notes B-1, B-2, B-3 and B-4 (with an aggregate Cut-off Date balance of $343,300,000) (together, the “Aventura Mall Lead Securitization Companion Loans”) were included in the Aventura Mall Trust 2018-AVM transaction. The Aventura Mall Pari Passu Companion Loan evidenced by promissory note A-2-A-5-B (with a Cut-off Date balance of $15,000,000) is currently held by JPMCB and is expected to be transferred to one or more future securitizations. The Aventura Mall Pari Passu Companion Loans evidenced by promissory notes A-2-C-3, A-2-C-4 and A-2-C-5 (with an aggregate Cut-off Date balance of $110,000,000) is currently held by Morgan Stanley Bank, N.A. and is expected to be transferred to one or more future securitizations. The Aventura Mall Pari Passu Companion Loans evidenced by promissory notes A-2-D-4 and A-2-D-5 (with an aggregate Cut-off Date balance of $70,000,000) is currently held by Wells Fargo and is expected to be transferred to one or more future securitizations.

The rights of the holders of the promissory notes evidencing the Aventura Mall Whole Loan (the “Aventura Mall Noteholders”) are subject to an Intercreditor Agreement (the “Aventura Mall Intercreditor Agreement”). The following summaries describe certain provisions of the Aventura Mall Intercreditor Agreement.

Servicing

The Aventura Mall Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of June 29, 2018 (the “Aventura Mall Trust 2018-AVM TSA”) between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Aventura Mall Trust 2018-AVM Depositor”), Wells Fargo Bank, National Association, as servicer (in such capacity, the “Aventura Mall Trust 2018-AVM Master Servicer”), CWCapital Asset Management LLC, as special servicer (the “Aventura Mall Trust 2018-AVM Special Servicer” ), Wilmington Trust, National Association, as trustee (the “Aventura Mall Trust 2018-AVM Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Aventura Mall Trust 2018-AVM Certificate Administrator”) and Park Bridge Lender Services LLC, as operating advisor (the “Aventura Mall Trust 2018-AVM Operating Advisor”). The Aventura Mall Trust 2018-AVM TSA was entered into in connection with the securitization of the Aventura Mall Lead Securitization Companion Loans. For a summary of certain provisions of the Aventura Mall Trust 2018-AVM TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Aventura Mall Mortgage Loan”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Aventura Mall Mortgage Loan (but not any advances of principal and/or interest on the Aventura Mall Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Aventura Mall Mortgage Loan. The Aventura Mall Trust 2018-AVM Master Servicer or Aventura Mall Trust 2018-AVM Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the Aventura Mall Lead Securitization Companion Loans if and to the extent provided in the Aventura Mall Trust 2018-AVM TSA and the Aventura Mall Intercreditor Agreement (but not on the Aventura Mall Mortgage Loan) and (B) any required property protection advances with respect to the Aventura Mall Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the Aventura Mall Trust 2018-AVM TSA.

Application of Payments

The Aventura Mall Intercreditor Agreement sets forth the respective rights of the Aventura Mall Noteholders with respect to distributions of funds received in respect of the Aventura Mall Whole Loan, and provides, in general, that

●	Each of the Aventura Mall Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective Aventura Mall Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the Aventura Mall Mortgage Loan, and the holders of the Aventura Mall Pari Passu Companion Loans to receive payments with respect to the Aventura Mall Mortgage Loan and their respective Aventura Mall Pari Passu Companion Loans.

●	all payments, proceeds and other recoveries on or in respect of the Aventura Mall Whole Loan (other than amounts for reserves or escrows required by the Aventura Mall Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the Aventura Mall Trust 2018-AVM TSA) will be applied in the following order of priority:

●	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans (other than default interest) to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●	second, on a pro rata and pari passu basis, to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	third, on a pro rata and pari passu basis, to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the Aventura Mall Intercreditor Agreement, plus interest thereon at the net note rate for the Aventura Mall Mortgage Loan and Aventura Mall Pari Passu Companion Loan compounded monthly from the date the related realized loss was allocated to Aventura Mall Mortgage Loan and each Aventura Mall Pari Passu Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

●	fourth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Aventura Mall Subordinate Companion Loans (other than default interest) to each holder of an Aventura Mall Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable outstanding principal balances at the applicable net note rate;

●	fifth, on a pro rata and pari passu basis, to each holder of an Aventura Mall Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the respective outstanding principal balances have been reduced to zero;

●	sixth, on a pro rata and pari passu basis, to each holder of an Aventura Mall Subordinate Companion Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder in accordance with the Aventura Mall Intercreditor Agreement, plus interest thereon at the net note rate for Aventura Mall Subordinate Companion Loan compounded monthly from the date the related realized loss was allocated to each Aventura Mall Subordinate Companion Loan, such amount to be allocated to such holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

●	seventh, to pay any yield maintenance premium (as defined in the related Mortgage Loan documents) then due and payable in respect of the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans in connection with a permitted prepayment in accordance with the related mortgage loan documents, on a pro rata and pari passu basis

●	eighth, to pay any yield maintenance default premium (as defined in the related Mortgage Loan documents) then due and payable in respect of the Aventura Mall Mortgage Loan and the Aventura Mall Pari Passu Companion Loans, on a pro rata and pari passu basis, then to the Aventura Mall Subordinate Companion Loans, on a pro rata and pari passu basis;

●	ninth, to pay default interest and late payment charges then due and owing under the Aventura Mall Whole Loan, all of which will be applied in accordance with the Aventura Mall Trust 2018-AVM TSA; and

●	tenth, if any excess amount is available to be distributed in respect of the Aventura Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses first to eighth), any remaining amount will be paid pro rata to the issuing entity, as holder of the Aventura Mall Mortgage Loan, and each holder of an Aventura Mall Pari Passu Companion Loan and each holder of an Aventura Mall Subordinate Companion Loan based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Aventura Mall Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Aventura Mall Subordinate Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Aventura Mall Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Pursuant to the Aventura Mall Intercreditor Agreement, the controlling noteholder for the Aventura Mall Whole Loan (the “Aventura Mall Controlling Noteholder”) will be the holder of the Aventura Mall Pari Passu Companion Loan evidenced by promissory note A-1-A provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the Aventura Mall Trust 2018-AVM securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder; provided, further, that if at any time 50% or more of promissory note A-1-A (or the “controlling class” of the Aventura Mall Trust 2018-AVM securitization or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder) is held by a borrower affiliate, the holder of promissory note A-1-A (or such class) will not be entitled to exercise any rights of the controlling noteholder under the Aventura Mall Intercreditor Agreement or the Aventura Mall Trust 2018-AVM TSA. Certain decisions to be made with respect to the Aventura Mall Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Aventura Mall Whole Loan or any related REO property will require the approval of the Aventura Mall Controlling Noteholder.

Pursuant to the terms of the Aventura Mall Intercreditor Agreement, the issuing entity, as holder of the Aventura Mall Mortgage Loan or its representative (unless the Controlling Class is held by a borrower affiliate), will (i) have the right to receive (1) notice, information and reports with respect to any “major decisions” (as defined in the Aventura Mall Intercreditor Agreement) to be taken with respect to the Aventura Mall Whole Loan (similar to such notice, information or report the Aventura Mall Trust 2018-AVM Special Servicer is required to deliver to the directing holder under the Aventura Mall Trust 2018-AVM TSA) (without regard to whether such items are actually required to be provided to the directing holder under the Aventura Mall Trust 2018-AVM TSA due to the occurrence of a control event or a consultation termination event (in each case as defined in the Aventura Mall Trust 2018-AVM TSA) and (2) a summary of the asset status report relating to the Aventura Mall Whole Loan (at the same time as it is required to deliver to the directing holder under the Aventura Mall Trust 2018-AVM TSA) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Aventura Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Aventura Mall Whole Loan (and the Aventura Mall Trust 2018-AVM Special Servicer will be required to consider alternative actions recommended by the holder of the Aventura Mall Mortgage Loan). The consultation rights of the issuing entity, as the holder of the Aventura Mall Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the Aventura Mall Trust 2018-AVM Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the Aventura Mall Mortgage Loan, described above, the Aventura Mall Trust 2018-AVM Special Servicer is permitted to make any “major decision” (as defined in the Aventura Mall Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Aventura Mall Noteholders; and the Aventura Mall Trust 2018-AVM Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Aventura Mall Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the Aventura Mall Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable) with the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer at the offices of the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable, in which servicing issues related to the Aventura Mall Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer, as applicable, and the Aventura Mall Controlling Noteholder.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Aventura Mall Intercreditor Agreement, if the Aventura Mall Whole Loan becomes a defaulted loan under the Aventura Mall Trust 2018-AVM TSA, and if the Aventura Mall Trust 2018-AVM Special Servicer determines to sell the Aventura Mall Lead Securitization Companion Loans in accordance with the Aventura Mall Trust 2018-AVM TSA, then the Aventura Mall Trust 2018-AVM Special Servicer will be required to sell the Aventura Mall Companion Loans together with the Aventura Mall Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the Aventura Mall Trust 2018-AVM TSA.

Notwithstanding the foregoing, the Aventura Mall Trust 2018-AVM Special Servicer will not be permitted to sell the Aventura Mall Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the Aventura Mall Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the Aventura Mall Trust 2018-AVM TSA)) unless the Aventura Mall Trust 2018-AVM Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Aventura Mall Trust 2018-AVM Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Aventura Mall Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Aventura Mall Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Aventura Mall Trust 2018-AVM Master Servicer or the Aventura Mall Trust 2018-AVM Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the Aventura Mall Trust 2018-AVM TSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the Aventura Mall Trust 2018-AVM TSA).

Special Servicer Appointment Rights

Pursuant to the Aventura Mall Intercreditor Agreement, subject to the terms of the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Controlling Noteholder will have the right at any time and from time to time and without cause, to replace the Aventura Mall Trust 2018-AVM Special Servicer then acting with respect to the Aventura Mall Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Workspace Whole Loan

General

The Workspace Mortgage Loan (3.8%) is part of a whole loan structure (the “Workspace Whole Loan”) comprised of fourteen (14) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Workspace Mortgage Loan is evidenced by two (2) senior fixed rate componentized promissory notes with an aggregate Cut-off Date Balance of $40,000,000. The Workspace Whole Loan consists of (i) the Workspace Mortgage Loan, (ii) eight (8) pari passu fixed rate componentized companion loans (evidenced by promissory notes A-3, A-4, A-5, A-6, A-7, A-8, A-9-A and A-10-A) (the “Workspace Pari Passu Fixed Rate Companion Loans” and, together with the Workspace Mortgage Loan, the “Workspace Senior Fixed Rate Loan”) that are pari passu with the related Workspace Mortgage Loan, (iii) two (2) fixed rate componentized subordinate companion loans (evidenced by promissory notes B-1 and B-2) (the “Workspace Subordinate Fixed Rate Companion Loans” and together with the Work Space Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans, the “Workspace Fixed Rate Loan”) and (iv) two floating rate componentized companion loans (evidenced by notes A-1 and A-2) (the “Workspace Floating Rate Loan” and, together with the Workspace Pari Passu Fixed Rate Companion Loans and the Workspace Subordinate Fixed Rate Companion Loans, the “Workspace Companion Loans”). The Workspace Floating Rate Loan is made up of (i) two components that are pari passu with the Workspace Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans (Components A-FL and B-FL) (the “Workspace Floating Rate Pari Passu Component”) and (ii) seven components (Components C-FL, D-FL, E-FL, F-FX G-FL, H-FL and HRR-FL) that are subordinate to the Workspace Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans (the “Workspace Floating Rate Subordinate Component”).

Below is a table summarizing the components of the Workspace Whole Loan (the “Workspace Components”). Where a component is related to more than one note, such component is split pro rata amongst the related notes.

Notes	Components
A-1 and A-2	A-FL, B-FL, C-FL, D-FL, E-FL, F-FL, G-FL, H-FL and HRR-FL
A-3 and A-4	A-FX and B-FX
A-5, A-6, A-7, A-8, A-9-A, A-9-B, A-10-A and A-10-B	A-FX-C-1, A-FX-C-2, A-FX-C-3, A-FX-C-4 and B-FX-C-1, B-FX-C-2, B-FX-C-3, B-FX-C-4
B-1 and B-2	C-FX, D-FX, E-FX, F-FX, G-FX, H-FX and HRR-FX

The Workspace Pari Passu Fixed Rate Companion Loans evidenced by promissory notes A-3 and A-4 (with an aggregate Cut-off Date balance of $293,200,000), the Workspace Floating Rate Loan (with an aggregate Cut-off Date balance of $255,000,000) and the Workspace Subordinate Fixed Rate Companion Loans (with an aggregate Cut-off Date balance of $556,800,000) (together, the “Workspace Lead Securitization Companion Loans”) were included in the JPMCC 2018-WPT transaction. The Workspace Pari Passu Companion Loans, evidenced by promissory notes A-5 and A-6 (with a Cut-off Date balance of $50,000,000) were included in the Benchmark 2018-B5 transaction. The Workspace Pari Passu Companion Loans, evidenced by promissory notes A-7 and A-8 (with a Cut-off Date balance of $40,000,000) were included in the Benchmark 2018-B6 transaction. The Workspace Pari Passu Companion Loans, evidenced by promissory notes A-9-A and A-10-A (with a Cut-off Date balance of $40,000,000) were included in the Benchmark 2018-B7 transaction.

The rights of the holders of the promissory notes evidencing the Workspace Whole Loan (the “Workspace Noteholders”) are subject to an Intercreditor Agreement (the “Workspace Intercreditor

Agreement”). The following summaries describe certain provisions of the Workspace Intercreditor Agreement.

Servicing

The Workspace Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of July 31, 2018 (the “JPMCC 2018-WPT TSA”) between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “JPMCC 2018-WPT Depositor”), KeyBank National Association, as servicer (in such capacity, the “JPMCC 2018-WPT Master Servicer”) and as special servicer (in such capacity, the “JPMCC 2018-WPT Special Servicer”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “JPMCC 2018-WPT Trustee”) and as certificate administrator (in such capacity, the “JPMCC 2018-WPT Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (the “JPMCC 2018-WPT Operating Advisor”). The JPMCC 2018-WPT TSA was entered into in connection with the securitization of the Workspace Lead Securitization Companion Loans. For a summary of certain provisions of the JPMCC 2018-WPT TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Workspace Mortgage Loan”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Workspace Mortgage Loan (but not any advances of principal and/or interest on the Workspace Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Workspace Mortgage Loan. The JPMCC 2018-WPT Master Servicer or JPMCC 2018-WPT Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the Workspace Lead Securitization Companion Loans if and to the extent provided in the JPMCC 2018-WPT TSA and the Workspace Intercreditor Agreement (but not on the Workspace Mortgage Loan) and (B) any required property protection advances with respect to the Workspace Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the JPMCC 2018-WPT TSA.

Application of Payments

The Workspace Intercreditor Agreement sets forth the respective rights of the Workspace Noteholders with respect to distributions of funds received in respect of the Workspace Whole Loan, and provides, in general, that

●	Each of the Workspace Subordinate Fixed Rate Companion Loans and Workspace Floating Rate Subordinate Component, and the right of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective Workspace Subordinate Fixed Rate Companion Loan and Workspace Floating Rate Subordinate Component will, at all times, be junior, subject and subordinate to the Workspace Mortgage Loan, the Workspace Pari Passu Fixed Rate Companion Loans, the Workspace Floating Rate Pari Passu Component and the rights of the issuing entity, as the holder of the Workspace Mortgage Loan, and the holders of the Workspace Pari Passu Rate Companion Loans and the Workspace Floating Rate Pari Passu Component to receive payments with respect to the Workspace Mortgage Loan, their respective Workspace Pari Passu Fixed Rate Companion Loans and the Workspace Floating Rate Pari Passu Component.

●	So long as no event of default has occurred and is continuing under the Workspace Mortgage Loan agreement, all payments, proceeds and other recoveries on or in respect of the Workspace Whole Loan (other than amounts for reserves or escrows required by the Workspace Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the JPMCC 2018-WPT TSA) will be applied to the Workspace Whole Loan in accordance with the related mortgage loan documents (which require application of (i) monthly interest payments pro rata between the Workspace Fixed Rate Loan and the Workspace Floating Rate Loan, then application of the amounts allocated to the Workspace Fixed Rate Loan first, pro rata and pari passu to the Workspace Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans and then, pro rata and pari passu, to the Workspace Subordinate Fixed Rate

Companion Loans, in each case, sequentially in accordance with the related components and (ii) principal prepayments, first, to the Workspace Floating Rate Loan until paid in full, prior to any application to the Workspace Fixed Rate Loan ).

●	During an event of default, all payments, proceeds and other recoveries on or in respect of the Workspace Whole Loan (other than amounts for reserves or escrows required by the Workspace Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the JPMCC 2018-WPT TSA) will be applied in the following order of priority:

●	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component A (other than default interest) to each holder of a note that represents a portion of Component A, up to an amount equal to the accrued and unpaid interest on the applicable outstanding principal balance of such Component at the applicable net component rate;

●	second, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component A, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component A have been reduced to zero;

●	third, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component B (other than default interest) to each holder of a note that represents a portion of Component B, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	fourth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component B, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component B has been reduced to zero;

●	fifth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component C (other than default interest) to each holder of a note that represents a portion of Component C, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	sixth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component C, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component C has been reduced to zero;

●	seventh, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component D (other than default interest) to each holder of a note that represents a portion of Component D, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	eighth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component D, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component D has been reduced to zero;

●	ninth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component E (other than default interest) to each holder of a note that represents a portion of the Component E, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	tenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component E, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component E has been reduced to zero;

●	eleventh, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component F (other than default interest) to each holder of a note that represents a portion of Component F, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	twelfth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component F, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component F has been reduced to zero;

●	thirteenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component G (other than default interest) to each holder of a note that represents a portion of Component G, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	fourteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component G, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component G has been reduced to zero;

●	fifteenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component H (other than default interest) to each holder of a note that represents a portion of Component H, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	sixteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component H, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component H has been reduced to zero;

●	seventeenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component HRR (other than default interest) to each holder of a note that represents a portion of Component HRR, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such Component at the applicable net component rate;

●	eighteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component HRR, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component HRR has been reduced to zero;

●	nineteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of a Component entitled to Yield Maintenance Premiums then due and payable in respect of the Workspace Whole Loan, such Yield Maintenance Premiums being allocated in respect of such Components in sequential order, first to Component A (other than Component A-FL), then to Component B (other than Component B-FL), then to Component C-FX, then to Component D-FX, then to Component E-FX, then to Component F-FX, then to Component G-FX, then to Component H-FX, and then to Component HRR-FX;

●	twentieth, to pay default interest and late payment charges then due and owing under the Workspace Whole Loan, all of which will be applied in accordance with the JPMCC 2018-WPT TSA; and

●	twenty-first, if any excess amount is available to be distributed in respect of the Workspace Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through twentieth, any remaining amount shall be paid pro rata to each Note Holder based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Workspace Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Workspace Subordinate Fixed Rate Companion Loans (or, if applicable, the Workspace Floating Rate Subordinate Components). This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Workspace Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

For the purposes of this section, the Workspace Components are split into the following component pairs:

Components	Component Pairs
Component A-FL, Component A-FX and Component A-FX-C-1, A-FX-C-2, A-FX-C-3, A-FX-C-4	Component A
Component B-FL, Component B-FX and Component B-FX-C-1, B-FX-C-2, B-FX-C-3, B-FX-C-4	Component B
Component C-FL and Component C-FX	Component C
Component D-FL and Component D-FX	Component D
Component E-FL and Component E-FX	Component E
Component F-FL and Component F-FX	Component F
Component G-FL and Component G-FX	Component G
Component H-FL and Component H-FX	Component H
Component HRR-FL and Component HRR-FX	Component HRR

Consultation and Control

Pursuant to the Workspace Intercreditor Agreement, the controlling noteholder for the Workspace Whole Loan (the “Workspace Controlling Noteholder”) will be the holder of the note evidenced by promissory note A-1, provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the JPMCC 2018-WPT securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder; provided, further, that if at any time 50% or more of promissory note A-1 (or the “controlling class” of the JPMCC 2018-WPT securitization or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder) is held by a borrower affiliate, the holder of promissory note A-1 (or such class) will not be entitled to exercise any rights of the controlling noteholder under the Workspace Intercreditor Agreement or the JPMCC 2018-WPT TSA. Certain decisions to be made with respect to the Workspace Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Workspace Whole Loan or any related REO property will require the approval of the Workspace Controlling Noteholder.

Pursuant to the terms of the Workspace Intercreditor Agreement, the issuing entity, as holder of the Workspace Mortgage Loan or its representative (unless Controlling Class is held by an affiliate of the borrower), will (i) have the right to receive (1) notice, information and reports with respect to any “major decisions” (as defined in the Workspace Intercreditor Agreement) to be taken with respect to the Workspace Whole Loan (similar to such notice, information or report the JPMCC 2018-WPT Special Servicer is required to deliver to the directing holder under the JPMCC 2018-WPT TSA) (without regard to whether such items are actually required to be provided to the directing holder under the JPMCC 2018-WPT TSA due to the occurrence of a control event or a consultation termination event (in each case as defined in the JPMCC 2018-WPT TSA) and (2) a summary of the asset status report relating to the

Workspace Whole Loan (at the same time as it is required to deliver to the directing holder under the Workspace JPMCC 2018-WPT TSA) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Workspace Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Workspace Whole Loan (and the JPMCC 2018-WPT Special Servicer will be required to consider alternative actions recommended by the holder of the Workspace Mortgage Loan). The consultation rights of the issuing entity, as the holder of the Workspace Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the JPMCC 2018-WPT Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the Workspace Mortgage Loan, described above, the JPMCC 2018-WPT Special Servicer is permitted to make any “major decision” (as defined in the Workspace Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Workspace Noteholders; and the JPMCC 2018-WPT Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Workspace Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the Workspace Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer, as applicable) with the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer at the offices of the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer, as applicable, in which servicing issues related to the Workspace Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer, as applicable, and the Workspace Controlling Noteholder.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Workspace Intercreditor Agreement, if the Workspace Whole Loan becomes a defaulted loan under the JPMCC 2018-WPT TSA, and if the JPMCC 2018-WPT Special Servicer determines to sell the Workspace Lead Securitization Companion Loans in accordance with the JPMCC 2018-WPT TSA, then the JPMCC 2018-WPT Special Servicer will be required to sell the Workspace Companion Loans together with the Workspace Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the JPMCC 2018-WPT TSA.

Notwithstanding the foregoing, the JPMCC 2018-WPT Special Servicer will not be permitted to sell the Workspace Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the Workspace Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the JPMCC 2018-WPT TSA)) unless the JPMCC 2018-WPT Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2018-WPT Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Workspace Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Workspace Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2018-WPT Master Servicer or the JPMCC 2018-WPT Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2018-WPT TSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the JPMCC 2018-WPT TSA).

Special Servicer Appointment Rights

Pursuant to the Workspace Intercreditor Agreement, subject to the terms of the JPMCC 2018-WPT TSA, the Workspace Controlling Noteholder will have the right at any time and from time to time and without cause, to replace the JPMCC 2018-WPT Special Servicer then acting with respect to the Workspace Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

DUMBO Heights Portfolio Whole Loan

DUMBO Heights Portfolio Notes

The DUMBO Heights Portfolio Mortgage Loan (2.9%) is part of a split loan structure comprised of eight (8) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The DUMBO Heights Portfolio Mortgage Loan is evidenced by one (1) promissory note, Note A-3A with a Cut-off Date Balance of $30,000,000 (the “DUMBO Heights Portfolio Note A-3-A”). The “DUMBO Heights Portfolio Whole Loan” consists of the DUMBO Heights Portfolio Mortgage Loan and five related pari passu notes: (i) Note A-1-A (the “DUMBO Heights Portfolio Note A-1A”) with an outstanding principal balance of $70,000,000, (ii) Note A-1-B (the “DUMBO Heights Portfolio Note A-1-B”) with an outstanding principal balance of $20,000,000, (iii) Note A-2 (the “DUMBO Heights Portfolio Note A-2”) with an outstanding principal balance of $45,000,000, (iv) Note A-3-B (the “DUMBO Heights Portfolio Note A-3-B”) with an outstanding principal balance of $10,000,000, and (v) Note A-3-C (the “DUMBO Heights Portfolio Note A-3-C”, and together with the DUMBO Heights Portfolio Mortgage Loan, the DUMBO Heights Portfolio Note A-1-A, the DUMBO Heights Portfolio Note A-1-B, the DUMBO Heights Portfolio Note A-2 and the DUMBO Heights Portfolio Note A-3-B, the “DUMBO Heights Portfolio A Notes”) with an outstanding principal balance of $5,000,000, and two subordinate pari passu companion notes: (i) Note B-1 (the “DUMBO Heights Portfolio Note B-1”) with an outstanding principal balance of $125,500,000, and (ii) Note B-2 (the “DUMBO Heights Portfolio Note B-2”, and, together with the DUMBO Heights Portfolio Note B-1, the “DUMBO Heights Portfolio B Notes”) with an outstanding principal balance of $19,500,000. The DUMBO Heights Portfolio A Notes (excluding the DUMBO Heights Portfolio Mortgage Loan) and the DUMBO Heights Portfolio B Notes are collectively referred to as the “DUMBO Heights Portfolio Companion Loans”).

Servicing

Pursuant to the terms of the related Intercreditor Agreement (the “DUMBO Heights Portfolio Co-Lender Agreement”), the DUMBO Heights Portfolio Whole Loan will be serviced and administered in accordance with the servicing agreement governing the securitization of note A-1-A, which is the pooling and servicing agreement (the “Benchmark 2018-B7 Pooling and Servicing Agreement”), dated as of November 1, 2018, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyBank National Association, as master servicer (the “Benchmark 2018-B7 Servicer”), LNR Partners, LLC, as special servicer (the “Benchmark 2018-B7 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee (in such capacity, the “Benchmark 2018-B7 Trustee”) and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, by the Benchmark 2018-B7 Servicer and the Benchmark 2018-B7 Special Servicer, subject to the terms of the DUMBO Heights Portfolio Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the Benchmark 2018-B7 Pooling and Servicing Agreement is the custodian of the mortgage file related to the DUMBO Heights Portfolio Loan

Whole Loan (other than the promissory notes evidencing the DUMBO Heights Portfolio Mortgage Loan and the related Companion Loans not included in the Benchmark 2018-B7 securitization).

Application of Payments

The DUMBO Heights Portfolio Co-Lender Agreement sets forth the respective rights of the holders of the DUMBO Heights Portfolio Mortgage Loan and the DUMBO Heights Portfolio Companion Loans with respect to distributions of funds received in respect of the DUMBO Heights Portfolio Whole Loan, and provides, in general, that:

•       The DUMBO Heights Portfolio B Notes and the respective rights of their holders to receive payments of interest, principal and other amounts with respect to the DUMBO Heights Portfolio B Notes are at all times junior, subject and subordinate to the DUMBO Heights Portfolio A Notes and the respective rights of their holders to receive payments of interest, principal and other amounts with respect to the DUMBO Heights Portfolio A Notes, as and to the extent set forth in the DUMBO Heights Portfolio Co-Lender Agreement;

•       prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the DUMBO Heights Portfolio Whole Loan, (ii) any other event of default for which the DUMBO Heights Portfolio Whole Loan is actually accelerated, (iii) any other event of default that causes the DUMBO Heights Portfolio Whole Loan to become a specially serviced loan under the Benchmark 2018-B7 Pooling and Servicing Agreement or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the DUMBO Heights Portfolio B Notes, in accordance with the DUMBO Heights Portfolio Co-Lender Agreement, or during any period that the holder of the DUMBO Heights Portfolio B Notes are exercising cure rights), after payment of amounts for reserves or escrows required by the loan documents and certain amounts payable or reimbursable under the Benchmark 2018-B7 Pooling and Servicing Agreement to the parties thereto, payments and proceeds received with respect to the DUMBO Heights Portfolio Whole Loan will generally be applied in the following order, without duplication:

first, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of the DUMBO Heights Portfolio A Notes at their net interest rate;

second, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio A Notes) in an aggregate amount equal to the sum of (x) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the holders of the DUMBO Heights Portfolio A Notes and the DUMBO Heights Portfolio B Notes (together, the “DUMBO Heights Portfolio Whole Loan Noteholders”) on a sequential basis), if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Whole Loan allocated as principal on the DUMBO Heights Portfolio Whole Loan and payable to the DUMBO Heights Portfolio Whole Loan Noteholders, until the aggregate principal balance of the DUMBO Heights Portfolio A Notes has been reduced to zero;

third, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs not previously reimbursed by the related borrower (or paid or advanced by the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer on its behalf and not previously paid or reimbursed to such servicer) with respect to the DUMBO Heights Portfolio Whole Loan pursuant to the DUMBO Heights Portfolio Co-Lender Agreement and the Benchmark 2018-B7 Pooling and Servicing Agreement;

fourth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the DUMBO Heights Portfolio B Notes at their net interest rate;

fifth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio B Notes) in an aggregate amount equal to the sum of (x) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the DUMBO Heights Portfolio Whole Loan Noteholders on a sequential basis), if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Whole Loan allocated as principal on the DUMBO Heights Portfolio Whole Loan and payable to the DUMBO Heights Portfolio Whole Loan Noteholders remaining after giving effect to the allocations in clause second above, until the aggregate principal balance of the DUMBO Heights Portfolio B Notes has been reduced to zero;

sixth, to the extent the holders of the DUMBO Heights Portfolio B Notes have made any payments or advances in connection with the exercise of their cure rights under the DUMBO Heights Portfolio Co-Lender Agreement (based on their respective entitlements in interest), to reimburse such holders for all such cure payments;

seventh, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio A Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) multiplied by (ii) their relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

eighth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio B Notes) in an aggregate amount equal to the product (i) of their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) multiplied by (ii) their relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

ninth, if the proceeds of any foreclosure sale or any liquidation of the Dumbo Heights Portfolio Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the aggregate principal balance of the DUMBO Heights Portfolio B Notes has been reduced (which reduction will be pro rata amongst the DUMBO Heights Portfolio B Notes), such excess amount is required to be paid to the holders of the DUMBO Heights Portfolio B Notes pro rata (based on their respective principal balances) in an amount up to the reduction, if any, of the aggregate principal balance of the DUMBO Heights Portfolio B Notes as a result of such workout, plus interest on such amount at the related interest rate;

tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Benchmark 2018-B7 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer (in each case provided that such reimbursements or payments relate to the DUMBO Heights Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the DUMBO Heights Portfolio Whole Loan Noteholders, pro rata, based on their respective principal percentage interests, with the amount distributed to the holders of the DUMBO Heights Portfolio A Notes to be allocated between the holders of the DUMBO Heights Portfolio A Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio A Notes; and

eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the DUMBO Heights Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount is required to be paid pro rata to the DUMBO Heights Portfolio Whole Loan Noteholders, based on their respective initial percentage interests, with the amount distributed to the holders of the DUMBO Heights Portfolio A Notes to be allocated between the holders of the DUMBO Heights Portfolio A Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio A Notes and the amount distributed to the holders of the DUMBO Heights Portfolio B Notes to be allocated between the holders of the DUMBO Heights Portfolio B Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio B Notes.

Upon the occurrence and during the continuance of a Sequential Pay Event, after payment of amounts for reserves or escrows required by the loan documents and certain amounts payable or reimbursable under the Benchmark 2018-B7 Pooling and Servicing Agreement to the parties thereto, payments and proceeds received with respect to the DUMBO Heights Portfolio Whole Loan will generally be applied in the following order, without duplication:

first, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of the DUMBO Heights Portfolio A Notes at their net interest rate;

second, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio A Notes), until the aggregate principal balance of the DUMBO Heights Portfolio A Notes has been reduced to zero;

third, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs, in each case to the extent reimbursable by the related borrower but not previously reimbursed by the related borrower (or paid or advanced by the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the DUMBO Heights Portfolio Loan Combination pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, the Benchmark 2018-B7 Pooling and Servicing Agreement;

fourth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of the DUMBO Heights Portfolio B Notes at their net interest rate;

fifth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio B Notes), until the aggregate principal balance of the DUMBO Heights Portfolio B Notes has been reduced to zero;

sixth, to the extent the holders of the DUMBO Heights Portfolio B Notes have made any payments or advances in connection with the exercise of their cure rights under the DUMBO Heights Portfolio Co-Lender Agreement (based on their respective entitlements in interest), to reimburse such holders for all such cure payments; and to the holder of the DUMBO Heights Portfolio B Notes in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such holders, in each case to the extent reimbursable by, but not previously reimbursed by, the related borrower;

seventh, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio A Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) multiplied by (ii) their relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

eighth, to the holders of the DUMBO Heights Portfolio B Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio B Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO

Heights Portfolio Whole Loan) multiplied by (ii) their relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

ninth, if the proceeds of any foreclosure sale or any liquidation of the DUMBO Heights Portfolio Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the aggregate principal balance of the DUMBO Heights Portfolio B Notes has been reduced (which reduction will be pro rata amongst the DUMBO Heights Portfolio B Notes), such excess amount is required to be paid to the holder of the DUMBO Heights Portfolio B Notes, pro rata (based on the respective principal balances of the DUMBO Heights Portfolio B Notes), in an amount up to the reduction, if any, of the aggregate principal balance of the DUMBO Heights Portfolio B Notes as a result of such workout, plus interest on such amount at the related interest rate;

tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Benchmark 2018-B7 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Benchmark 2018-B7 Servicer and the Benchmark 2018-B7 Special Servicer (in each case provided that such reimbursements or payments relate to the DUMBO Heights Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the DUMBO Heights Portfolio Whole Loan Noteholders, pro rata, based on their respective principal percentage interests, with the amount distributed to the holders of the DUMBO Heights Portfolio A Notes to be allocated between the holders of DUMBO Heights Portfolio A Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio A Notes and the amount distributed to the holders of the DUMBO Heights Portfolio B Notes to be allocated between the holders of the DUMBO Heights Portfolio B Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio B Notes; and

eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the DUMBO Heights Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount is required to be paid pro rata to the DUMBO Heights Portfolio Whole Loan Noteholders, based on their respective initial percentage interests, with the amount distributed to the holders of the DUMBO Heights Portfolio A Notes to be allocated between the holders of DUMBO Heights Portfolio A Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio A Notes and the amount distributed to the holders of the DUMBO Heights Portfolio B Notes to be allocated between the holders of the DUMBO Heights Portfolio B Notes pro rata based on the respective principal balances of the DUMBO Heights Portfolio B Notes.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the DUMBO Heights Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the DUMBO Heights Portfolio Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the DUMBO Heights Portfolio Companion Loans.

Certain costs and expenses allocable to the DUMBO Heights Portfolio Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may be paid or reimbursed out of payments and other collections on the Benchmark 2018-B7 securitization, subject to the right of the Benchmark 2018-B7 securitization to reimbursement from future payments and other collections on the DUMBO Heights Portfolio Mortgage Loan or from general collections on the Mortgage Pool.

Consultation and Control

Pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, the controlling noteholder with respect to the DUMBO Heights Portfolio Whole Loan (the “DUMBO Heights Portfolio Controlling Holder”), as of any date of determination, will be (i) the holder of the DUMBO Heights Portfolio Note B-1, unless a DUMBO Heights Portfolio DUMBO Heights Portfolio Note B Control Appraisal Period (as defined below) has occurred and is continuing; provided that if any interest in a DUMBO Heights Portfolio B Note is held by the related borrower or a borrower-related party, or the related borrower or any borrower-related party would otherwise be entitled to exercise the rights of the DUMBO Heights Portfolio Controlling Holder then a DUMBO Heights Portfolio Note B Control Appraisal Period will be deemed to have occurred, and (ii) if and for so long as a DUMBO Heights Portfolio Note B Control Appraisal Period has occurred and is continuing, the holder of the DUMBO Heights Portfolio Note A-1-A; and provided further that, at any time the holder of the DUMBO Heights Portfolio Note A-1-A Note is the DUMBO Heights Portfolio Controlling Noteholder and the DUMBO Heights Portfolio Note A-1-A is included in the BMARK 2018-B7 securitization, the DUMBO Heights Portfolio Controlling Noteholder will be the controlling class representative or any other party assigned the rights to exercise the rights of the DUMBO Heights Portfolio Controlling Noteholder pursuant to the Benchmark 2018-B7 Pooling and Servicing Agreement;; and provided, further, that if the holder of the DUMBO Heights Portfolio Note A-1-A would be the DUMBO Heights Portfolio Controlling Holder, but at least 50% of the interests in the DUMBO Heights Portfolio Note A-1-A are held by the related borrower or a borrower-related party, or the related borrower or borrower-related party would otherwise be entitled to exercise the rights of the DUMBO Heights Portfolio Controlling Holder in respect of Note A-1-A, then the DUMBO Heights Portfolio Controlling Holder will be the holder for the DUMBO Heights Portfolio A Note that (x) is not held by the borrower or a borrower-related party and the borrower or borrower-related party would not otherwise be entitled to exercise the rights of the DUMBO Heights Portfolio Controlling Holder in respect of such DUMBO Heights Portfolio A Note and (y) has the largest principal balance (it being understood that if two or more DUMBO Heights Portfolio A Notes meet such requirements and have the same principal balance, then the note with the lower numerical suffix will control); and provided, further, however, that if no DUMBO Heights Portfolio A Note meets the criteria set forth in clause (x) of the immediately preceding proviso and a DUMBO Heights Portfolio Note B Control Appraisal Period is in effect, then there will be no DUMBO Heights Portfolio Controlling Holder.

The DUMBO Heights Portfolio Controlling Holder will be entitled (i) to direct the servicing of the DUMBO Heights Portfolio Whole Loan and (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the Benchmark 2018-B7 Special Servicer with respect to such Whole Loan with or without cause.

Pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, the issuing entity as holder of the DUMBO Heights Portfolio Mortgage Loan (or its representative) and any other holder of a DUMBO Heights Portfolio A Note that is not the DUMBO Heights Portfolio Controlling Holder will (i) have a right to receive copies of any notice, information and report that is required to be provided to the DUMBO Heights Portfolio Controlling Holder pursuant to the Benchmark 2018-B7 Pooling and Servicing Agreement with respect to any “major decisions” under the DUMBO Heights Portfolio Co-Lender Agreement to be taken or the implementation of any recommended actions outlined in an asset status report with respect to the DUMBO Heights Portfolio Whole Loan within the same time frame such notice, information and report is required to be provided to the DUMBO Heights Portfolio Controlling Holder, and (ii) have the right to be consulted on a strictly non-binding basis, to the extent, having received such notices, information and reports, it requests consultation with respect to any such major decisions or such implementation of any recommended actions and have any alternative actions it recommends considered. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notice, information and report provided to the DUMBO Heights Portfolio Controlling Holder, whether or not the issuing entity (or its representative) has responded within such period; provided that if the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew.

In addition to the consultation rights described above, pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, the issuing entity, as holder of the DUMBO Heights Portfolio Mortgage Loan (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer, as applicable) with the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer, upon reasonable notice and at times reasonably acceptable to the Benchmark 2018-B7 Servicer or the Benchmark 2018-B7 Special Servicer, as applicable, in which servicing issues related to the DUMBO Heights Portfolio Whole Loan are discussed.

The term “DUMBO Heights Portfolio Note B Control Appraisal Period” means any period with respect to the DUMBO Heights Portfolio Whole Loan, if and for so long as: (a) (1) the sum of (x) the initial principal balance of the DUMBO Heights Portfolio Note B-1 and (y) the initial principal balance of the DUMBO Heights Portfolio Note B-2, minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the DUMBO Heights Portfolio B Notes after the date of creation of the DUMBO Heights Portfolio B Notes, (y) any “appraisal reduction amount” (within the meaning of the Benchmark 2018-B7 Pooling and Servicing Agreement) for the DUMBO Heights Portfolio Whole Loan that is allocated to the DUMBO Heights Portfolio B Notes and (z) any losses realized with respect to the related Mortgaged Property or the DUMBO Heights Portfolio Whole Loan that are allocated to the DUMBO Heights Portfolio B Notes, is less than (b) 25% of the remainder of (i) the sum of (x) the initial principal balance of the DUMBO Heights Portfolio Note B-1 and (y) the initial principal balance of the DUMBO Heights Portfolio Note B-2 less (ii) any payments of principal allocated to, and received by, the holders of the DUMBO Heights Portfolio B Notes on the DUMBO Heights Portfolio B Notes after the date of creation of the DUMBO Heights Portfolio B Notes; provided that a DUMBO Heights Portfolio Note B Control Appraisal Period will terminate upon the occurrence of a “threshold event cure” (within the meaning of the DUMBO Heights Portfolio Co-Lender Agreement) by the holders of the DUMBO Heights Portfolio B Notes.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the DUMBO Heights Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the related loan documents occurs and is continuing, the holders of the DUMBO Heights Portfolio B Notes will have the right to cure such event of default subject to certain limitations set forth in the DUMBO Heights Portfolio Co-Lender Agreement. Unless the holder of the DUMBO Heights Portfolio Note A-1-A consents to additional cure periods, such cures will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the DUMBO Heights Portfolio Whole Loan. No holder of any such Subordinate Companion Loan will be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to the DUMBO Heights Portfolio Whole Loan has occurred and is continuing or if a servicing transfer event (or the equivalent) under the Benchmark 2018-B7 Pooling and Servicing Agreement has occurred and is continuing, the holders of the DUMBO Heights Portfolio B Notes (acting through the holder of the Dumbo Heights Portfolio Note B-1) will have the option to purchase the DUMBO Heights Portfolio A Notes in whole but not in part at a price generally equal to the sum, without duplication, of (a) the aggregate principal balance of the DUMBO Heights Portfolio A Notes, (b) accrued and unpaid interest on the aggregate principal balance of the DUMBO Heights Portfolio A Notes at their net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the DUMBO Heights Portfolio Whole Loan to the holders of the DUMBO Heights Portfolio A Notes, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (provided that if the purchaser is the borrower or a borrower related party, such amounts will not be excluded), (d) any unreimbursed advances and any expenses incurred in enforcing the loan documents, including, without limitation, property protection advances payable or reimbursable to the Benchmark 2018-B7 Servicer and special servicing fees incurred by or on behalf of the holder of any DUMBO Heights Portfolio A Notes (without duplication of amounts under clause (c) above), (e) any accrued and unpaid interest on advances with respect to an advance made by or on behalf of the holder of any DUMBO Heights Portfolio A Notes (without duplication of amounts under clause (c) above), (f) (i) if the related borrower or borrower related party is the purchaser or (ii) if the DUMBO Heights Portfolio Whole Loan is purchased more than 90 days after such option first becomes exercisable pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, any liquidation or workout fees payable under the Benchmark 2018-B7 Pooling and Servicing Agreement, and (g) any recovered costs not reimbursed previously to any holder of a DUMBO Heights Portfolio A Note pursuant to the DUMBO Heights Portfolio Co-Lender Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, if an event of default has occurred and is continuing with respect to the DUMBO Heights Portfolio Whole Loan, the Benchmark 2018-B7 Special Servicer may, in accordance with the Benchmark 2018-B7 Pooling and Servicing Agreement, elect to sell either (1) the DUMBO Heights Portfolio Whole Loan, subject to the consent right of the DUMBO Heights Portfolio Controlling Holder (or its representative), in which case such sale would include each of the DUMBO Heights Portfolio A Notes and the DUMBO Heights Portfolio B Notes as determined by the Benchmark 2018-B7 Special Servicer in accordance with the applicable servicing standard (taking into account the subordinate nature of the DUMBO Heights Portfolio B Notes) in accordance with the procedures set forth in the Benchmark 2018-B7 Pooling and Servicing Agreement, in which case the Benchmark 2018-B7 Special Servicer will provide notice to the master servicer under this securitization and the issuing entity will have the opportunity to submit an offer on the DUMBO Heights Portfolio Whole Loan.

Special Servicer Appointment Rights

Pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, the DUMBO Heights Portfolio Controlling Holder, at its expense, will have the right, at any time and from time to time, to appoint a replacement special servicer with respect to the DUMBO Heights Portfolio Whole Loan. The DUMBO Heights Portfolio Controlling Holder (or its representative) will be entitled to terminate the rights and obligations of any special servicer then acting under the Benchmark 2018-B7 Pooling and Servicing Agreement with or without cause.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in November 2018 and ending on the hypothetical Determination Date in December 2018. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2017, of JPMorgan Chase & Co., the 2017 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2017, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $134.1 billion. Of that amount, approximately $115.0 billion has been securitized by the depositor. In its fiscal year ended December 31, 2017, JPMCB originated approximately $18.5 billion of commercial mortgage loans, of which approximately $10.0 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, mixed-use, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks,

(v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on November 13, 2018. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on February 14, 2018. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including October 1, 2015 to and including September 30, 2018, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, other than the Class R Certificates. However, JPMCB or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, it is expected that GACC or an affiliate will, as of the initial issuance of the certificates, hold the Saint Louis Galleria Pari Passu Companion Loans designated as note A-1-A1, A-1-A3, A-1-A4 and A-1-A5 as well as the Staples Strategic Industrial Pari Passu Companion Loans designated as note A-1-2, A-2-1, A-2-2, A-2-3 and A-4.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation (“DBNY”). GACC is an affiliate of DBNY, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as master servicer and interim servicer with respect to the 590 East Middlefield which, prior to its inclusion in the issuing entity, is among the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 4.6% of the Initial Pool Balance.

GACC’s Securitization Program.

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital

Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2018 is approximately $69.37 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s

Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. DBNY is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions.

Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Staples Strategic Industrial Mortgage Loan (5.3%), the Mortgage Loan is structured with a 10-year ARD and an approximately 15-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan is 62.6% in comparison to the loan-to-value ratio of 75.0% that is provided for in GACC’s underwriting guidelines for industrial properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan is 1.72x, in comparison to a net cash flow debt service coverage ratio of 1.25x that is provided for in GACC’s underwriting guidelines for retail properties and (iii) the financial strength of the loan sponsor. The loan sponsors for the Staples Strategic Industrial Loan are Edward V. LaPuma and Bryan York Colwell, the co-founders and managing partners of LCN Capital Partners (“LCN”). LCN is a private equity firm that specializes in sale-leaseback, built-to-suit and select net lease investments that range from $20 million to $200 million across North America and Europe and over $1.2 billion in discretionary equity capital committed and owns over $2 billion in real estate assets.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2018. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2015 to and including September 30, 2018, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

As of the date hereof, neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However,

GACC and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General.

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership. GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA. GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial risk retention consultation party and an affiliate of Goldman Sachs & Co. LLC, an underwriter.

In addition, an affiliate of GSMC is the borrower with respect to the 145 Clinton Mortgage Loan. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests”.

GSMC’s Commercial Mortgage Securitization Program.

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., Goldman Sachs Bank USA (“GS Bank”) and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2017, GSMC originated or acquired approximately 2,771 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $109.0 billion. As of December 31, 2017, GSMC had acted as a sponsor and mortgage loan seller on approximately 159 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion and $11.730 billion of commercial loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016 and 2017, respectively.

GSMC, an originator, is affiliated with Goldman Sachs & Co. LLC, one of the underwriters. GSMC is referred to as the “Goldman Originator” in this prospectus. GSMC is the originator of all 7 of the mortgage loans that GSMC is contributing to this securitization (collectively, the “GSMC Mortgage Loans”).

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of GSMC Mortgage Loans.

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of GSMC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex F-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GSMC Mortgage Loans included in the next five (5) largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in “Annex A-3—Description of Top Fifteen Mortgage Loans”.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Origination and Underwriting Process—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Origination and Underwriting Process—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Goldman Originator’s Underwriting Guidelines and Processes.

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex F-2—Exceptions to Mortgage Loan Representations and Warranties for Goldman Sachs Mortgage Company” in this prospectus.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas.

Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1 to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating their respective GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, GSMC originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect GSMC as the payee. GSMC has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines.

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

Other than as set forth below, the GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Crowne Plaza Melbourne Mortgage Loan (3.7%), the Cut-off Date LTV Ratio calculated using the “as-is” appraised value of $47,000,000 is 82.6% which is greater than the maximum Cut-off Date LTV Ratio of 75% generally required by GSMC’s underwriting standards. The Cut-off Date LTV Ratio calculated using the hypothetical “prospective market value upon completion of renovation” appraised value of $59,500,000 is 65.2%. The hypothetical “prospective market value upon completion of renovation” appraised value assumes that $19,618,432 in renovations (the “Phase I Renovations”) has been spent, as well as the $3,500,000 for the remaining renovations (the “Phase II Renovations”). The Phase I Renovations have been completed, and $3,500,000 was reserved at origination for the Phase II Renovations. Based on the foregoing factors and GSMC’s evaluation of the quality of the Mortgaged Property, GSMC approved the inclusion of the Mortgage Loan into this securitization transaction.

Certain characteristics of the Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act.

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on November 13, 2018. GSMC’s Central Index Key is 0001541502. With respect to the period from and including October 1, 2015 to and including September 30, 2018, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2014-GC24 (CIK 0001617957)	X	Cantor Commercial Real Estate Lending, L.P.	14	177,606,169	16.53	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	25	397,577,416	37.01	0	0	0.00%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Goldman Sachs Mortgage Company	14	294,635,235	27.42	1	12,590,055	1.17	0	0	0.00	0	0	0.00	1	12,590,055	1.17	1	12,590,055	1.17	0	0	0.00
		Starwood Mortgage Capital LLC	22	204,532,050	19.04	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	6,147,530	0.56	0	0	0.00	1	6,147,530	0.56	0	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			149	2,463,279,094	100%	2	18,737,585	0.76	0	0	0.00	1	6,147,530	0.25	1	12,590,055	0.51	0	0	0.00	0	0	0.00

Retained Interests in This Securitization.

Neither GSMC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. GSMC and/or its affiliates may own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially the same to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “Citi Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the Citi Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the Citi Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any Mortgage Loans were originated by third party originators and the names of such originators, and whether such Mortgage Loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any Mortgage Loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any Mortgage Loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the Mortgage Loans;

●	whether any Mortgage Loans permit, or have existing, mezzanine debt, additional debt secured by the related Mortgaged Properties or other material debt, and the material terms and conditions for such debt;

●	whether any Mortgaged Properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of Mortgage Loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any Mortgage Loans permit the release of all or a portion of the related Mortgaged Properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any Mortgage Loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the Mortgage Loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding grace periods and interest accrual provisions, non-recourse carveouts, and any other material provisions with respect to the Mortgage Loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a Mortgage Loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the Mortgage Loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex G-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex G-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex G-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Description of Top Fifteen Mortgage Loans” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex G-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex G-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex G-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex G-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date.

Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act.

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2018. CREFI’s Central Index Key is 0001701238. As of September 30, 2018, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither CREFI nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, CREFI and/or any of its affiliates may acquire in the future, certain additional classes of certificates pursuant to secondary market transactions. CREFI and/or any of its affiliates will have the right to dispose of any certificates issued by the issuing entity that are held thereby at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Compensation of the Sponsors.

In connection with the offering and sale of the certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB and an affiliate of JPMS. The depositor maintains its principal office at 383 Madison Avenue, 8th Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC and grantor trust tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2018-B8 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “―The Trustee and Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 265,000 employees as of June 30, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of June 30, 2018, Wells Fargo Bank was acting as trustee on approximately 359 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $136 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10 D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $459 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA)). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2018, Wells Fargo Bank was acting as custodian of more than 260,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. The settlement agreement is subject to court approval. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 58 RMBS trusts in New York federal and state court are not covered by the agreement. In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs with respect to two trusts in the remaining cases, filed a putative class action complaint seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates may, from time to time, after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the related mortgage loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2018, Midland was master and/or primary servicing approximately 34,779 commercial and multifamily mortgage loans with a principal balance of approximately $466 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,498 of such loans, with a total principal balance of approximately $176 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2015 to 2017.

Portfolio Size - Master/Primary	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017
CMBS	$149	$149	$162
Other	$255	$294	$323
Total	$404	$444	$486

As of September 30, 2018, Midland was named the special servicer in approximately 322 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $156 billion. With respect to such transactions as of such date, Midland was administering approximately 88 assets with an outstanding principal balance of approximately $800 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2015 to 2017.

Portfolio Size - Special Servicing	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017
Total	$110	$121	$145

 PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

Midland is also the special servicer with respect to the Moffett Towers II – Building 1 Mortgage Loan (2.4%) which is serviced under the Benchmark 2018-B6 Pooling and Servicing Agreement.

Pursuant to certain interim servicing agreements between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to a servicing agreement between Midland Loan Services, a Division of PNC Bank, National Association, the master servicer, and Goldman Sachs Mortgage Company, the mortgage loan seller, and/or certain of its affiliates, Midland acts as servicer with respect to certain mortgage loans unrelated to the Mortgage Loans.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00250%, but which may be reduced under certain circumstances as provided in the PSA.

With respect to the Workspace — 2 Walnut Grove Drive Mortgaged Property (0.0%), PNC Bank, National Association is the second largest tenant.

The foregoing information regarding Midland under this section titled “—The Master Servicer” has been provided by Midland.

The Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM”), will act as the special servicer, and in such capacity, CWCAM will be responsible for the servicing and administration of the Specially Serviced Mortgage Loans and REO Properties (other than the Non-Serviced REO Property) pursuant to the Pooling and Servicing Agreement. CWCAM is owned by an affiliate of Fortress Investment Group LLC (“Fortress”). CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the management, investment management and disposition of commercial real estate assets, which may include:

●	special servicing of commercial and multifamily real estate loans;

●	commercial real estate property management and risk management and insurance services;

●	commercial mortgage and commercial real estate brokerage services;

●	commercial mortgage note and commercial real estate sale and disposition services; and

●    investing in, managing, surveilling and acting as special servicer for commercial real estate assets including investment grade, non-investment grade and unrated securities issued pursuant to CRE, CMBS and CDO transactions.

CWCAM was organized in June 2005. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own, manage and sell assets similar in type to the assets of the issuing entity. Accordingly, the assets of CWCAM and its affiliates may, depending on the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress Investment Group LLC managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

On February 14, 2017, Fortress and SoftBank Group Corp., a corporation organized under the laws of Japan (“SoftBank”), issued a joint press release announcing that they had entered into definitive agreements pursuant to which SoftBank agreed to acquire Fortress. On December 27, 2017, SoftBank completed its acquisition of Fortress and announced that Fortress will operate within SoftBank as an independent business headquartered in New York.

As of December 31, 2015, CWCAM acted as special servicer with respect to 134 domestic CMBS pools containing approximately 7,000 loans secured by properties throughout the United States with a then-current unpaid principal balance in excess of $99 billion. As of December 31, 2016, CWCAM acted as special servicer with respect to 137 domestic CMBS pools containing approximately 5,700 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $79 billion. As of December 31, 2017, CWCAM acted as special servicer with respect to 133 domestic CMBS pools containing approximately 4,900 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $74 billion. As of September 30, 2018, CWCAM acted as special servicer with respect to 140 domestic CMBS pools containing approximately 5,000 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $87 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of September 30, 2018, CWCAM had 52 employees responsible for the special servicing of commercial real estate assets. As of September 30, 2018, within the CMBS pools described in the preceding paragraph, 175 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending on the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time, CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “State Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York securing loans held by those trusts. CWCAM was the special servicer of such property. The petition requests the State Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust. On February 24, 2016, CWCAM made a limited appearance with the State Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens. On July 19, 2016, the State Court denied CWCAM’s motion to dismiss. On July 22, 2016, the action was removed to federal court in Minnesota (“Federal Court”). On October 21, 2016, the Federal Court held a hearing on the motion to transfer the action to the United States District Court for the Southern District of New York (“SDNY Court”), a motion to remand to state court and a motion to hear CWCAM’s request for reconsideration of the motion to dismiss. On March 14, 2017, the Federal Court reserved the determination on the motion to hear CWCAM’s request for reconsideration of the motion to dismiss, denied the motion to remand the matter to state court and granted the motion to transfer the proceeding to the SDNY Court. There can be no assurances as to possible impact on CWCAM of these rulings and the transfer to the SDNY Court. Cross motions for judgment on the pleadings were filed but the SDNY Court was unable to decide the case based on the pleadings and the parties are in the midst of discovery. However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On March 31, 2016, RAIT Preferred Funding II LTD. (“RAIT Preferred Funding”) commenced a complaint (“RAIT Complaint”) with the Supreme Court of the State of New York, County of New York (the “RAIT Court”), claiming it owns $18,500,000 of a mortgage loan secured by the development of the One Congress Street Property in Boston, Massachusetts (the “Loan”) and seeking (a) a declaratory judgment stating that RAIT Preferred Funding is the directing lender under a co-lender agreement dated March 28, 2007 and a pooling and servicing agreement dated March 1, 2007 (collectively, the “Operative Agreements”) and was the directing lender at the time of the improper modification of the Loan, (b) a declaratory judgment stating that RAIT Preferred Funding has the right to terminate the special servicer, (c) monetary damages for the value of the bonds and fees paid to CWCAM as the special servicer of the Loan and (d) other things. On May 17, 2016, CWCAM filed a motion to dismiss the RAIT Complaint (“Motion to Dismiss”) stating that the RAIT Complaint did not state a claim and the essential facts of the RAIT Complaint are negated by affidavits and evidentiary materials submitted with the RAIT Complaint. On June 14, 2016, RAIT Preferred Funding filed a Memorandum of Law in Opposition to the Motion to Dismiss (“Opposition”) stating that the claims in the RAIT Complaint were properly stated. On June 30, 2016, CWCAM filed a reply in support of the Motion to Dismiss and in response to the Opposition, stating that each of CWCAM’s arguments is supported by the express language of the agreements between the parties, the documentary evidence and New York case law. On September 30, 2016, RAIT Preferred Funding and CWCAM entered into a confidential Settlement Agreement (the “2016 Settlement”), which provides for a stay of the RAIT Preferred Funding litigation (the “Litigation Stay”) through August 25, 2017. Pursuant to the terms of the 2016 Settlement, upon satisfaction of a term of the 2016 Settlement by August 25, 2017 (or such later date agreed to by the parties), the RAIT Preferred Funding litigation will be dismissed, with prejudice. On May 19, 2017 the borrower repaid the Loan in accordance with the terms of the notes and satisfied the condition to dismissal with prejudice. RAIT has refused to dismiss the case and is claiming that the B Note should be paid in full. CWCAM believes that it has performed its obligations under the Operative Agreements in good faith, and that the action should be dismissed with prejudice. On August 29, 2017, the RAIT Court granted leave to RAIT Preferred Funding to amend its complaint. On September 20, 2017, RAIT Preferred Funding filed an Amended Complaint (the “RAIT Amended Complaint”), which omits its original claims, adds Wells Fargo Bank as a defendant, and seeks (a) specific performance requiring repayment of the $18,500,000 principal amount of the B Note or, in the alternative, monetary damages, including the $18,500,000 principal amount of the B Note, in an amount to be determined at trial, (b) monetary damages on any fees paid to CWCAM as special servicer or Wells Fargo Bank as master servicer in connection with the borrower’s repayment of the Loan, (c) a declaratory judgment that RAIT Preferred Funding is entitled to recover the full $18,500,000 principal amount of the B Note, (d) punitive damages against CWCAM, and (e) other things. On October 11, 2017, CWCAM filed a motion to dismiss the RAIT Amended Complaint (“CWCAM Motion to Dismiss Amended Complaint”) stating that the RAIT Amended Complaint did not state a claim and the essential facts of the RAIT Amended Complaint are negated by the Operative Agreements and other admissible evidentiary materials. On

November 13, 2017, Wells Fargo Bank filed a motion to dismiss the RAIT Amended Complaint (the “Wells Fargo Motion to Dismiss Amended Complaint”) and joined the CWCAM Motion to Dismiss Amended Complaint. On January 29, 2018, the court dismissed all claims but for breach of contract and discovery has commenced.

On December 1, 2017, a complaint against CWCAM and others was filed in the United States District Court for the Southern District of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., No. 17-cv-9463 (the “Original Complaint”). The gravamen of the Original Complaint alleged breaches of a contract and fiduciary duties by CWCAM’s affiliate, CWCapital Investments LLC in its capacity as collateral manager for the collateralized debt obligation transaction involving CWCapital Cobalt Vr, Ltd. In total, there are 14 counts pled in the Original Complaint. Of those 14, 5 claims were asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment. On May 23, 2018, the Original Complaint was dismissed for lack of subject matter jurisdiction. On June 28, 2018, CWCapital Cobalt Vr Ltd. filed a substantially similar complaint in the Supreme Court of the State of New York, County of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., Index No. 653277/2018 (the “New Complaint”). The gravamen of the New Complaint is the same as the previous complaint filed in the United State District Court for the Southern District of New York. In total there are 16 counts pled in the New Complaint. Of those 16 counts, 4 claims were asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment, 1 count seeks a declaratory judgement that the plaintiff has the right to enforce the contracts in question and 1 count seeks an injunction requiring the defendants to recognize the plaintiff as the directing holder for the trusts in question. The New Complaint and related summons was not served on the defendants until July 13, 2018 and July 16, 2018. The plaintiff’s motion for a preliminary injunction was denied by the court on July 31, 2018. On August 3, 2018, the defendants, including CWCAM, filed a motion to dismiss the New Complaint in its entirety. CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith and the allegations in the New Complaint are without merit. CWCAM intends to vigorously contest each of the claims.

CWCAM may enter into one or more arrangements with any directing certificateholder, any Controlling Class certificateholder, any person with the right to appoint or remove and replace CWCAM as the special servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as special servicer under the pooling and servicing agreement and limitations on the right of such person to replace CWCAM as the special servicer.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

CWCapital Asset Management LLC assisted Massachusetts Mutual Life Insurance Company (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

The foregoing information regarding CWCAM under this heading “Transaction Parties—The Special Servicer” has been provided by CWCAM.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. Pentalpha Surveillance’s platform includes proprietary compliance checking software and a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support and expert testimony as well as other advisory assignments.

As of September 30, 2018, Pentalpha Surveillance was acting as operating advisor or trust advisor for 153 commercial mortgage-backed securitizations with an approximate aggregate initial principal balance of approximately $148 billion. As of September 30, 2018, Pentalpha Surveillance was acting as asset representations reviewer for 48 commercial mortgage-backed securitizations with an approximate aggregate initial balance of approximately $44 billion.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act as they relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). JPMCB has been designated by the sponsors to act as the risk-retaining sponsor (in such capacity, the “Retaining Sponsor”) under the Credit Risk Retention Rules and JPMCB will elect to satisfy its risk retention requirements through the purchase by a “third-party purchaser” of an “eligible horizontal residual interest” (each as defined in the Credit Risk Retention Rules). It is expected that Massachusetts Mutual Life

Insurance Company, a Massachusetts corporation (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table below, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The sponsors have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%.

Eligible Horizontal Residual Interest

Class of Certificates	Initial Certificate Balance	Fair Values of Retained Certificates (in % and $)(1)	Purchase Price(2)
Class E-RR	$22,894,000	1.19% / $12,786,977	55.85296%
Class F-RR	$22,292,000	1.16% / $12,450,742	55.85296%
Class G-RR	$10,490,000	0.55% / $5,858,976	55.85296%
Class NR-RR	$40,649,462	2.12% / $22,703,928	55.85296%

(1)	The fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the fair value of all of the Certificates (other than the Class R Certificates) and as a dollar amount.

(2)	Expressed as a percentage of the initial Certificate Balance of each class of Yield-Priced Principal Balance Certificates, excluding accrued interest. The aggregate purchase price to be paid for the Yield-Priced Principal Balance Certificates to be acquired by the Third Party Purchaser is approximately $53,800,622 excluding accrued interest.

The aggregate fair value of the Yield-Priced Principal Balance Certificates in the above table is equal to approximately $53,800,622, excluding accrued interest, representing approximately 5.02% of the estimated fair value of all of the Classes of Certificates (other than the Class R Certificates).

The Third Party Purchaser is required to retain an eligible horizontal residual interest with a fair value as of the Closing Date of at least $53,569,592.84 (representing 5% of the aggregate fair value of all the Classes of Certificates (other than the Class R Certificates) and as a dollar amount), excluding accrued interest.

The approximate fair value of each Class of Certificates (other than the Class R Certificates) based on actual sales prices and final tranche sizes is set forth below:

Class of Certificates	Fair Value
Class A-1	$9,993,995
Class A-2	$105,802,568
Class A-3	$4,531,857
Class A-4	$116,149,655
Class A-5	$492,607,730
Class A-SB	$24,564,415
Class X-A	$42,834,463
Class X-B	$849,594
Class A-S	$105,347,339
Class B	$52,673,960
Class C	$41,450,972
Class X-D	$3,341,590
Class D	$17,443,097
Class E-RR	$12,786,977
Class F-RR	$12,450,742
Class G-RR	$5,858,976
Class NR-RR	$22,703,928
Class S	$0

The aggregate fair value of all of the Classes of Certificates (other than the Class R Certificates) is approximately $1,071,391,857, excluding accrued interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the prospectus, dated December 3, 2018, under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, certificateholders the following: (a) the fair value (expressed as a percentage of the fair value of all the Classes of Certificates (other than the Class R Certificates) and as a dollar amount) of the Yield-Priced Principal Balance Certificates that were retained by the Third Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value (expressed as a percentage of the fair value of all the Classes of Certificates (other than the Class R Certificates) and as a dollar amount) of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of closing, descriptions of those material differences. Any such disclosures are expected to be included in a Current Report on Form 8-K on or a reasonable period after the Closing Date.

Material Terms of the Yield-Priced Principal Balance Certificates

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Yield-Priced Principal Balance Certificates (in reverse sequential order), second, to the Class D certificates, third, to the Class C certificates, fourth, to the Class B certificates, fifth, to the Class A-S certificates, and sixth, to the Senior Certificates (pro rata), in each case until the Certificate Balance of that Class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material terms of the Classes of Yield-Priced Principal Balance Certificates, see “Description of the Certificates” and “Description of the Pooling and Servicing Agreement” in this prospectus.

The Third Party Purchaser will purchase the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Yield-Priced Principal Balance Certificates”) identified in the table above that collectively comprise the eligible horizontal residual interest for cash on the Closing Date.

The Third Party Purchaser

It is anticipated that Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Yield-Priced Principal Balance Certificates set forth in the table above under “—Qualifying CRE Loans; Required Credit Risk Retention Percentage”, and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules.

The Third Party Purchaser is a mutual company founded on May 15, 1851. As of October 11, 2017 it had an A.M. Best Company rating of A++; a Fitch Ratings rating of AA+; a Moody’s Investors Service rating of Aa2; and a Standard & Poor’s rating of AA+. The Third Party Purchaser, acting by itself as well as through its wholly owned subsidiaries and their predecessor entities, has invested in commercial real estate debt investments since 1859. As of June 30, 2018, the Third Party Purchaser, either directly and/or through its affiliates owned a portfolio of commercial real estate equity investments with an approximate market value of $4.7 billion and a portfolio of commercial real estate debt investments with an approximate unpaid principal balance of $23.9 billion as of June 30, 2018. The Third Party Purchaser’s primary executive offices are located at 1295 State Street, Springfield, Massachusetts 01111. The Third Party Purchaser produces and files financial statements, which are publicly available.

The Third Party Purchaser and its affiliates are involved in the ownership, financing, asset management and investment management of commercial real estate assets, including but not limited to commercial mortgage loans, mezzanine loans, commercial construction loans and lines of credit. Third Party Purchaser also has experience through its affiliates investing in, surveilling and managing commercial real estate assets, including rated and unrated investment grade and non-investment grade rated securities issued pursuant to CRE, CDO, CLO and CMBS transactions.

The Third Party Purchaser and its affiliates own, manage and finance assets similar in type to the assets of the issuing entity. Accordingly, the assets of the Third Party Purchaser and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, property managers, purchasers, financing, equity investors and so forth.

The Third Party Purchaser has previously acquired at original issuance the unrated initial controlling class certificates in only one CMBS transaction. The acquisition of the Yield-Priced Principal Balance Certificates in this transaction will be its fifth such acquisition.

The Third Party Purchaser is being advised in this transaction by Barings Real Estate, which as of June 30, 2018 had more than $41 billion in real estate assets managed or serviced. Barings Real Estate is a business investment unit of Barings LLC, a global asset management firm with offices in 16 countries and which had more than $310 billion in assets managed as of September 30, 2018. Barings LLC is an indirect wholly owned subsidiary of the Third Party Purchaser.

Barings Real Estate offers institutional and other qualified investors a diverse range of opportunities of real estate investing in both public and private real estate equity and debt markets. Barings Real Estate is a debt originator in North America with expertise and resources in core mortgages, construction loans, mezzanine loans, preferred equity investments and bridge financings. Its debt investments also include residential loan pools and affordable housing tax credit investments, as well as public debt instruments, including CMBS, REIT bonds and real estate derivatives. Barings Real Estate also provides debt financing strategies in Europe, primarily through separate accounts and club arrangements. In the aggregate, Barings Real Estate’ private and public debt assets under management as of June 30, 2018 were $25.4 billion. Barings LLC, through its predecessor entities, has been registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser since November 1, 1940. Members of Barings Real Estate’ Capital Markets team, which oversees CMBS investing, have in aggregate over 75 years of experience owning, managing, issuing and performing surveillance on CMBS, including experience with investments in subordinate CMBS securities.

Solely for its own purposes and benefit, the Third Party Purchaser has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by the Third Party Purchaser. The Third Party Purchaser performed its due diligence solely for its own benefit. The Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. Third Party Purchaser’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. The Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

The Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way the Third Party Purchaser’s due diligence or acceptance of a mortgage loan. The Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

The Third Party Purchaser will have no liability to any certificateholder for any actions taken by it and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against Third Party Purchaser and such buyers, and their respective affiliates, in respect of such actions.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will agree to hedging, transfer and financing restrictions related to its ownership of the Yield-Priced Principal Balance Certificates consistent with all applicable hedging, transfer and financing restrictions that apply to “third party purchasers” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Yield-Priced Principal Balance Certificates (which, in the aggregate, are an “eligible horizontal residual interest” for this securitization) until December 27, 2023. On and after that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the earliest of (A) the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date and (B) the date on which all of the Mortgage Loans have been defeased in accordance with §43.7(b)(8)(i) of the Credit Risk Retention Rules.

Operating Advisor

The Operating Advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company (the “Operating Advisor”). As described under “Pooling and Servicing Agreement—The Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

●	review reports provided by the Special Servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the Special Servicer; and

●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of Master Servicer and Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the Operating Advisor has received a Major Decision Reporting Package. The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the Operating Advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced PSA. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The Operating Advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses. For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The Operating Advisor is required to be an Eligible Operating Advisor at all times that it is acting as Operating Advisor under the PSA. As a result of Pentalpha Surveillance LLC’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance LLC under the PSA and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance LLC of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance LLC qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the Operating Advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of JPMCB, GACC, GSMC and CREFI will make the representations and warranties identified on Annex D-1, Annex E-1, Annex F-1 and Annex G-1, respectively, subject to the exceptions to these representations and warranties set forth in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, (the “Exception Schedule”).

At the time of its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable JPMCB Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex G-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex F-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Benchmark 2018-B8 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B8 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR, Class S and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$9,994,000
A-2	$102,721,000
A-3	$4,487,000
A-4	$115,000,000
A-5	$478,261,000
A-SB	$23,849,000
X-A	$836,591,000
X-B	$51,140,000
A-S	$102,279,000
B	$51,140,000
C	$41,961,000

Non-Offered Certificates
X-D	$23,000,000
D	$23,000,000
E-RR	$22,894,000
F-RR	$22,292,000
G-RR	$10,490,000
NR-RR	$40,649,462

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $836,591,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $51,140,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $23,000,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date“ will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Well Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account may not be invested; provided, that if Wells Fargo Bank, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related

Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates);

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion

Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A 5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A 5 certificates is reduced to zero,

(g)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, and then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates and the Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class NR-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class S and Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 3.3145%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 4.1485%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 3.9823%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.9628%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 4.2317%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 4.1282%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 4.5324%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 4.7334%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to 3.0000%.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Principal Shortfall for that Distribution Date;

(b)       the Scheduled Principal Distribution Amount for that Distribution Date; and

(c)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex H. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex H. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)      all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)      any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute to the holders of the Class S Certificates, the Excess Interest received by the issuing entity with respect to an ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s)

pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess

Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates in the following manner: (1) pro rata, among (v) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (w) the group of the Class B and Class X-B certificates (the “YM Group B”), (x) the group of the Class C certificates (the “YM Group C”) (y) the group of the Class X-D and Class D certificates (the “YM Group D”) and (z) the group of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “YM Group RR”, and collectively with the YM Group A, the YM Group B, the YM Group C and the YM Group D, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: (i) with respect to each YM Group (other than the YM Group C and YM Group RR), (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group and (ii) with respect to the YM Group C and YM Group RR, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class D certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class R or Class S certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	July 2023
Class A-2	December 2023
Class A-3	November 2025
Class A-4	July 2028
Class A-5	December 2028
Class A-SB	April 2028
Class X-A	December 2028
Class X-B	December 2028
Class A-S	December 2028
Class B	December 2028
Class C	December 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in January 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates, the Class G-RR certificates and the Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the related Determination Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution

Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)	a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)	a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)	a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)	a CREFC® advance recovery report;

(5)	a CREFC® total loan report;

(6)	a CREFC® operating statement analysis report;

(7)	a CREFC® comparative financial status report;

(8)	a CREFC® net operating income adjustment worksheet;

(9)	a CREFC® real estate owned status report;

(10)	a CREFC® servicer watch list;

(11)	a CREFC® loan level reserve and letter of credit report;

(12)	a CREFC® property file;

(13)	a CREFC® financial file;

(14)	a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)	a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2019, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2018 (solely to the extent the related mortgagor provides sufficient information to report pursuant to CREFC® guidelines) and otherwise for the calendar year ending December 31, 2019, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including a class of retained certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting

Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files; and

○	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the annual reports prepared by the operating advisor;

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

○	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to

Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class S and Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or

Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—Benchmark 2018-B8

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete,

unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)      the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)     the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)    the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   the original or a copy of any related mezzanine intercreditor agreement;

(xviii)  the original or a copy of all related environmental insurance policies; and

(xix)   a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian under the Servicing Shift PSA on or about the related Servicing Shift Securitization Date pursuant to the PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)     any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)      the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)     any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   a copy of all related environmental reports; and

(xiv)    a copy of all related environmental insurance policies;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property(ies);

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of the insurance consultant report;

(s)       a copy of organizational documents of the related mortgagor and any guarantor;

(t)        a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)       a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)       a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, Annex E-1, Annex F-1 and Annex G-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex E-2, Annex F-2 and Annex G-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s discovery of any Material Defect;

(y)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(z)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (1) the discovery by any party to the PSA of the such Material Defect or (2) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(a)       cure such Material Defect in all material respects, at its own expense,

(b)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(c)       substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that, except with respect to a Material Defect resulting solely from the failure of the mortgage loan seller to deliver the actual policy of lender’s title insurance to the Trustee or Custodian in accordance with the PSA within 18 months of the Closing Date, the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage and (iv) such delay or failure to provide notice precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

With respect to each Non-Serviced Mortgage Loan, the related mortgage loan seller will agree that if a “material document defect” (as such term or any analogous term is defined in the related Non-Serviced PSA) under the related Non-Serviced PSA exists with respect to the related Non-Serviced Companion Loan(s) and the related mortgage loan seller (or other responsible party) repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, then the related mortgage loan seller will repurchase the such Non-Serviced Mortgage Loan; provided, however, that the foregoing will not apply to any “material document defect” related to the promissory note for the related Non-Serviced Companion Loan(s).

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans), (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)       have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)       have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)       accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)       have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)        have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)       comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)       have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)        have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)        constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)       not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)        have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)      not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)       have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)       prohibit defeasance within two years of the Closing Date;

(p)       not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)       have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)        be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset

Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, on or after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of each such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the intercreditor agreements and all other assets to be included in the trust, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of any related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)      any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)      the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)      the obligation, if any, of the master servicer to make Advances;

(D)      the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)      the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)      any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)      any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)      any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the directing certificateholder, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the special servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA generally) to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates) and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution

Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loans, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer (or, with respect to any excess servicing strip, to pay Midland if Midland is no longer the master servicer, any such excess servicing strip pursuant to the PSA) and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)      to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)  to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer

With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.

		Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer

With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.

		First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)

With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.

		Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)

(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicing Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.

		From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)

All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.

		Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, any Companion Loan and each Servicing Shift Mortgage Loan).

		First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer

With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.

First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.

Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.

Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.

First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.

Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.

First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.

Monthly

Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties

	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®

With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.

		Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)

	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00375% to 0.06250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions;

●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not

Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);

●	with respect to accounts held by the Master Servicer, 100% of charges by the Master Servicer collected for checks returned for insufficient funds

●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the Master Servicer; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00250%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.00250% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to a per annum rate of 0.25% (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, Excess Interest and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related

Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)       within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)      the purchase of (A) any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)      with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)      the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)      if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)       100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)      100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)     100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)      50% of all Excess Modification Fees and assumption fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision, and

(v)       late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.006680% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.002300% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00030% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event“ will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount“ for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event), in consultation with the Directing Certificateholder, as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or valuation described below, equal to the excess of:

(a)	the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)	the excess of

1.	the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation and receipt of information in the special servicer’s possession requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction Amount, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction

Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount or Collateral Deficiency Amount pursuant to their definitions using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates; second, to the Class G-RR certificates; third, to the Class F-RR certificates; fourth, to the Class E-RR certificates; fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount“ as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan“ means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount“ means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining Voting Rights (in certain circumstances), the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, and fourth, to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related

Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”). The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision to the extent described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

In connection with the processing by the master servicer of the matters described in the third preceding paragraph (including, for the avoidance of doubt, any property management changes), the master servicer will deliver notice thereof to the special servicer after completion (and such special servicer will promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan deliver notice thereof to the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as the case may be, notifies the master servicer that such party does not desire to receive copies of such items).

“Master Servicer Decision”: Any one or more of the following with respect to non-Specially Serviced Loans:

(i)       grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities that affect an area lesser than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)      approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(iii)     approving annual operating budgets;

(iv)      subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)      approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)      granting waivers of minor covenant defaults (other than financial covenants);

(vii)     as permitted under the related Mortgage Loan documents, payment from any escrow, reserve, or letter of credit (except releases of any amounts from any escrow accounts, reserve accounts or letters of credit held as performance escrows (or reserves) or earn-out escrows (or reserves) with respect to certain Mortgage Loans identified on a schedule to the PSA);

(viii)    any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a Stated Principal Balance less than $25,000,000 and (y) for which the debt service coverage ratio or debt yield for such Mortgage Loan (or Whole Loan, if applicable) is greater than the greater of (X) the debt service coverage ratio or debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan or (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio or debt yield for such Mortgage Loan as of the most recent quarterly reporting period and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)     approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)      any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan and any modification, consent to a modification or waiver of any material term of an applicable Mortgage Loan document to the extent the Directing Certificateholder or any affiliate owns a controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(xi)     consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)     consent to actions and releases related to condemnation of parcels of a Mortgaged Property, except with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)    grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Balance will become due;

(xiv)    any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the Mortgage Borrower, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied; and

(xv)     grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination

Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing (including, for the avoidance of doubt, any property management changes), the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days(or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2019) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2019, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the annual operating statements beginning with calendar year end 2018 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under “Reports to Certificateholders; Certain Available Information--Certificate Administrator Reports.” Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date a fully executed term sheet or refinancing commitment or a signed purchase and sale agreement for a refinancing of the related Mortgage Loan or sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date on which such documentation expires;

(2)       as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)       as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole

Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)       as to which the master servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of imminent default under clause (5) or (7) above. Upon receipt of any such written notice, the master servicer will deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Final Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder, that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any

Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicer; provided that the operating advisor will be required to request delivery of a Final Asset Status Report to the extent it has actual knowledge of such Final Asset Status Report.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor promptly following completion of each Directing Certificateholder Asset Status Report Approval Process. The Operating Advisor’s review of any such Final Asset Status Report will only provide background information to support the Operating Advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor will not be permitted to provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any such Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an Excluded Loan), will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any Asset Status Report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to the Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan or Servicing Shift Mortgage Loan), as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be (i) with respect to the Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder, and (ii) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be Barings LLC.

The “Loan-Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, prior to the applicable Servicing Shift Securitization Date, the holder of the related Control Note. On or after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR-RR certificates.

The “Control Eligible Certificates” will be any of the Class E-RR Class F-RR, Class G-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the fourth succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage

Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)      any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xv) of the definition of Master Servicer Decision;

(iii)     any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)     any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)      any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(vii)    consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)   any determination of an Acceptable Insurance Default;

(ix)    (1) any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)     releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion; provided that, for the avoidance of doubt, the foregoing performance escrows (or reserves) or earn-out escrows (or reserves) do not include any upfront or on-going tenant improvement/leasing commission escrows;

(xi)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)    any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)   any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan or any Subordinate Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)    agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)     approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)    determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that involve a ground lease and any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property); and

(xvii)  any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

For purposes of clause (x) of the definition of “Major Decisions” above and the determination of whether there exists any lender discretion under the terms of the related Mortgage Loan documents, determining whether a debt service coverage ratio or debt yield test is satisfied in connection with any release of an escrow, reserve or letter of credit will not be considered lender discretion.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent and the Directing Certificateholder’s consent.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

Prior to an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package (each such approved (or deemed approved) Major Decision Reporting Package, a “Final Major Decision Reporting Package”) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to a Loan-Specific Directing Holder and the term “Consultation Termination Event” will not be applicable to such Loan-Specific Directing Holder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when  there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that prior to the applicable Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Holder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consent of the Directing Certificateholder, or (ii) any matter requiring consultation with the Directing Certificateholder or the operating advisor is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class;

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party.  The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)   reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)   reviewing (i) all reports by the special servicer made available to Privileged Persons on the certificate administrator’s website, and (ii) each Final Asset Status Report;

(c)   recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)   preparing an annual report (if any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(i)     after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)   if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the Operating Advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance Report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Final Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will ((i) if any Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (during the continuance of an Operating Advisor Consultation Event), Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Major Decision Reporting Package, Final Asset Status Report, and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer will be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to such annual report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to Major Decisions processed by the special servicer or for which the consent of the special servicer is required as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)     that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is neither affiliated nor risk retention affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Third Party Purchaser, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)     that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)    that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the

“Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between July 1, 2013 and June 30, 2018 was approximately 29.0%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the five (5) largest Mortgage Loans in the Mortgage Pool represent 26.4% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the five (5) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of

Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)      a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)     a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)     a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)    any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is neither affiliated nor risk retention affiliated with) any mortgage loan seller, the master servicer, the special servicer, the depositor, the third party purchaser, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)      any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)     any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)      the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time, with or without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the

PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii)  is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not risk retention affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the issuing entity and each related Companion Loan securitization has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)   KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a

Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h)  under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h)  of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and any costs associated with enforcement of its indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action.

The Proposed Course of Action Notice will be required to include:

(a)   a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(b)   a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Notices,

(c)   a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(d)   a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and

(e)   instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing

Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Servicing Shift Mortgage Loan

The servicing of the Servicing Shift Mortgage Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA. Although the related Intercreditor Agreements impose some requirements regarding the terms of each of the Servicing Shift PSAs (and it is expected that such Servicing Shift PSAs will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitizations to which the related Control Notes are to be contributed have not been determined, and accordingly, the servicing terms of such Servicing Shift PSAs are unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the Aventura Mall Trust 2018-AVM TSA and the JPMCC 2018-WPT TSA, which differ as described under “—Servicing of the Aventura Mall Mortgage Loan” and “—Servicing of the Workspace Mall Mortgage Loan” below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2018-B8 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2018-B8 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced

Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Aventura Mall Mortgage Loan

The Aventura Mall Mortgage Loan is expected to be serviced pursuant to the Aventura Mall Trust 2018-AVM TSA. The servicing terms of the Aventura Mall Trust 2018-AVM TSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The Aventura Mall Trust 2018-AVM Master Servicer earns a servicing fee with respect to the Aventura Mall Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Aventura Mall Whole Loan becoming a specially serviced loan under the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Trust 2018-AVM Special Servicer will earn a special servicing fee payable monthly with respect to the Aventura Mall Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Aventura Mall Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The Aventura Mall Trust 2018-AVM Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Aventura Mall Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The Aventura Mall Trust 2018-AVM Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Aventura Mall Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The Aventura Mall Trust 2018-AVM TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to Aventura Mall Trust 2018-AVM TSA.

●	The Aventura Mall Trust 2018-AVM TSA does not require the Aventura Mall Trust 2018-AVM Master Servicer to make the equivalent of compensating interest payments in respect of the Aventura Mall Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Aventura Mall Whole Loan” in this prospectus.

Servicing of the Workspace Mortgage Loan

The Workspace Mortgage Loan is expected to be serviced pursuant to the JPMCC 2018-WPT TSA. The servicing terms of the JPMCC 2018-WPT TSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The JPMCC 2018-WPT Master Servicer earns a servicing fee with respect to the Workspace Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Workspace Whole Loan becoming a specially serviced loan under the JPMCC 2018-WPT TSA, the JPMCC 2018-WPT Special Servicer will earn a special servicing fee payable monthly with respect to the Workspace Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Workspace Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-WPT Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Workspace Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-WPT Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Workspace Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-WPT TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to JPMCC 2018-WPT TSA.

●	The JPMCC 2018-WPT TSA does not require the JPMCC 2018-WPT Master Servicer to make the equivalent of compensating interest payments in respect of the Workspace Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Workspace Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a

U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions“, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S or Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class S and Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel or (ii) in the event of Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)    to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance

Corporation, (iii) an institution whose long term senior unsecured debt is rated at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long term unsecured debt rating of no less than “A-” by Fitch, (b) its short term debt obligations have a short term rating of not less than “A-2” by S&P and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A+” by Fitch; and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Seven (7) Mortgaged Properties (19.2%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Nine (9) Mortgaged Properties (15.9%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Florida. Forty-seven (47) Mortgaged Properties (10.7%) are located in Florida. Loans involving real property in Florida are secured by mortgages which must be recorded in the county in which the property is located. There is no power of sale in Florida. A mortgage must be foreclosed in a judicial proceeding. The mortgagee must file an action for foreclosure and must obtain a final judgment of foreclosure against the borrower. After the lender secures a final judgment of foreclosure against the borrower, such judgment will provide that the property be sold at a public auction at the courthouse (or on-line depending on the county) if the full amount of the judgment is not paid prior to the scheduled sale. Fla Statute 45.031 describes the judicial sales procedure in Florida. It requires that the foreclosure sale be held no earlier than 21 (but not more than 35) days after the judgment is entered. However, given the backlog of foreclosure cases in many counties, it is not unusual for foreclosure sales to be held later than the 35 day period specified in the statute. After the foreclosure judgment is entered and prior to the foreclosure sale, a notice of sale must be published once a week for two consecutive weeks in the county in which the property is located and stating when/where the sale is to be held. The lender has a “judgment credit” in the amount of the foreclosure judgment, which the lender may bid at the sale. Everyone else must bid cash. The clerk of the court issues the certificate of sale to the highest bidder on the day of the sale. There generally is no right of redemption after the filing of the clerk’s certificate at the conclusion of the foreclosure sale, with the exception of certain federal agencies such as the Small Business Administration. If no objections to the sale are filed within ten days after filing the certificate of sale, the clerk issues the certificate of title to the property. Deficiency judgments are permitted under Florida law to the extent not prohibited by the applicable loan documents. Deficiency judgments can be obtained either as part of the same foreclosure action or as a separate proceeding. If the lender is the purchaser of the property, the deficiency is generally the difference between the value of the property as of the date of the foreclosure sale and the amount of the foreclosure judgment. Florida law permits the lender to enforce an assignment of rents in the loan documents in the foreclosure action and a lender may have a receiver appointed during the pendency of the foreclosure action. The appointment of a receiver is an equitable remedy and is granted or denied in the discretion of the court.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds one (1) of the Aventura Mall Pari Passu Companion Loans, one (1) 10 Brookline Place Pari Passu Companion Loan, one (1) 1421 West Shure Drive Pari Passu Companion Loan, and one (1) of the Sheraton Music City Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

CREFI is a sponsor and a mortgage loan seller and an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the certificates. CREFI or an affiliate currently holds the Pari Passu Companion Loan with respect to the KAWA Mixed Use Portfolio Whole Loan.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and CREFI or certain of its affiliates, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, including, prior to their inclusion in the issuing entity, five (5) of the CREFI Mortgage Loans (8.2%).

Wells Fargo Bank, National Association acts as interim custodian of the loan documents with respect to all the CREFI Mortgage Loans (15.2%), except for the related Mortgage File with respect to any CREFI Mortgage Loan that is currently a Non-Serviced Mortgage Loan.

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, and DBNY, an originator. DBNY or an affiliate currently holds one or more of the Saint Louis Galleria Pari Passu Companion Loans and the Staples Strategic Industrial Pari Passu Companion Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the issuing entity, one (1) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 4.6% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI Mortgage Loans, including, prior to their inclusion in the issuing entity, one (1) of the Mortgage Loans to be contributed to this securitization by CREFI, representing approximately 3.6% of the Initial Pool Balance.

Pursuant to a servicing agreement between Midland Loan Services, a Division of PNC Bank, National Association, the master servicer, and Goldman Sachs Mortgage Company, the mortgage loan seller, and/or certain of its affiliates, Midland acts as servicer with respect to certain mortgage loans unrelated to the Mortgage Loans.

GSMC is a sponsor and a mortgage loan seller and an affiliate of Goldman Sachs & Co. LLC, an underwriter for the offering of the certificates. GSMC is also affiliated with the borrower under the 145 Clinton Mortgage Loan (3.8%). GSMC or an affiliate currently holds the 145 Clinton Pari Passu Companion Loan and the 5444 & 5430 Westheimer Pari Passu Companion Loan.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain GSMC Mortgage Loans, including, prior to their inclusion in the issuing entity, five (5) of the Mortgage Loans to be contributed to this securitization by GSMC, representing approximately 13.2% of the Initial Pool Balance.

Wells Fargo Bank, National Association also acts as interim custodian of the loan documents with respect to seven (7) of the GSMC Mortgage Loans, representing approximately 18.3% of the Initial Pool Balance, except for the related Mortgage File with respect to any GSMC Mortgage Loan that is currently a Non-Serviced Mortgage Loan.

CWCapital Asset Management LLC is expected to be appointed to be the special servicer by Barings LLC, a Delaware limited liability company, or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

CWCapital Asset Management LLC assisted Massachusetts Mutual Life Insurance Company (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Midland is also the special servicer with respect to the Moffett Towers II – Building 1 Mortgage Loan (2.4%) which is serviced under the Benchmark 2018-B6 Pooling and Servicing Agreement.

Wells Fargo Bank, National Association is also (i) the servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Aventura Mall Trust 2018-AVM TSA, pursuant to which the Aventura Mall Whole Loan is serviced, (ii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the DBGS 2018-C1 pooling and servicing agreement, pursuant to which each of the Moffett Towers - Buildings E,F,G Whole Loan and the TripAdvisor HQ Whole Loan is serviced, (iii) the master servicer, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B4 pooling and servicing agreement, pursuant to which each of the 636 11th Avenue Whole Loan and the Sheraton Music City Whole Loan is serviced, (iv) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B7 pooling and servicing agreement, pursuant to which the DUMBO Heights Portfolio Whole Loan is serviced, (iv) the certificate administrator, custodian, certificate registrar and 17g-5 information provider under the Benchmark 2018-B6 pooling and servicing agreement, pursuant to which the Moffett Towers II - Building 1 Whole Loan is serviced, (iv) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under the JPMCC 2018-WPT TSA, pursuant to which the Workspace Whole Loan is serviced, and (v) the current holder of one or more of the Aventura Mall Pari Passu Companion Loans.

For additional information, please see the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1,

Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B or Class X-D certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$836,591,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$51,140,000	Class B certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$836,591,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$51,140,000	Class B certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in January 2019;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about December 27, 2018;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans;

●	with respect to each Mortgage Loan with a related Subordinate Companion Loan, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only; and

●	with respect to the Saint Louis Galleria Mortgage Loan (5.2%), such Mortgage Loan amortizes based on the assumed principal payment schedule attached to this prospectus as Annex I.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
December 2019	85%	85%	85%	85%	85%
December 2020	68%	68%	68%	68%	68%
December 2021	45%	45%	45%	45%	45%
December 2022	17%	17%	17%	17%	17%
December 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.63	2.61	2.61	2.61	2.61

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	0%	0%	0%	0%	0%
December 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.73	4.72	4.71	4.69	4.51

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	0%	0%	0%	0%	0%
December 2026	0%	0%	0%	0%	0%
December 2027	0%	0%	0%	0%	0%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.88	6.88	6.87	6.86	6.72

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.46	9.42	9.37	9.30	9.05

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.84	9.82	9.79	9.74	9.50

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	79%	79%	79%	79%	79%
December 2025	56%	56%	56%	56%	57%
December 2026	33%	33%	33%	33%	33%
December 2027	8%	8%	8%	8%	9%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.25	7.25	7.25	7.25	7.25

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.97	9.97	9.95	9.91	9.70

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.97	9.97	9.97	9.97	9.72

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.97	9.97	9.97	9.97	9.72

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from December 1, 2018 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99995%	3.6949%	3.6964%	3.6964%	3.6964%	3.6964%
99.24995%	3.5918%	3.5929%	3.5929%	3.5929%	3.5929%
99.49995%	3.4892%	3.4898%	3.4898%	3.4898%	3.4898%
99.74995%	3.3869%	3.3871%	3.3871%	3.3871%	3.3871%
99.99995%	3.2850%	3.2847%	3.2847%	3.2847%	3.2847%
100.24995%	3.1834%	3.1828%	3.1828%	3.1828%	3.1828%
100.49995%	3.0822%	3.0812%	3.0812%	3.0812%	3.0812%
100.74995%	2.9814%	2.9799%	2.9799%	2.9799%	2.9799%
100.99995%	2.8810%	2.8790%	2.8790%	2.8790%	2.8790%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99994%	3.6780%	3.6772%	3.6759%	3.6740%	3.6556%
102.24994%	3.6203%	3.6193%	3.6179%	3.6157%	3.5953%
102.49994%	3.5627%	3.5616%	3.5601%	3.5577%	3.5352%
102.74994%	3.5052%	3.5041%	3.5024%	3.4998%	3.4752%
102.99994%	3.4479%	3.4467%	3.4449%	3.4420%	3.4154%
103.24994%	3.3908%	3.3895%	3.3876%	3.3845%	3.3558%
103.49994%	3.3339%	3.3325%	3.3304%	3.3271%	3.2963%
103.74994%	3.2771%	3.2756%	3.2734%	3.2698%	3.2370%
103.99994%	3.2205%	3.2189%	3.2165%	3.2128%	3.1779%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99971%	3.9893%	3.9893%	3.9893%	3.9893%	3.9888%
100.24971%	3.9472%	3.9472%	3.9471%	3.9470%	3.9457%
100.49971%	3.9052%	3.9051%	3.9050%	3.9048%	3.9028%
100.74971%	3.8633%	3.8632%	3.8630%	3.8628%	3.8600%
100.99971%	3.8215%	3.8214%	3.8212%	3.8209%	3.8173%
101.24971%	3.7799%	3.7797%	3.7795%	3.7791%	3.7748%
101.49971%	3.7383%	3.7381%	3.7378%	3.7374%	3.7323%
101.74971%	3.6969%	3.6967%	3.6964%	3.6958%	3.6900%
101.99971%	3.6556%	3.6554%	3.6550%	3.6544%	3.6479%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99970%	3.9758%	3.9758%	3.9757%	3.9756%	3.9751%
100.24970%	3.9437%	3.9436%	3.9433%	3.9430%	3.9418%
100.49970%	3.9117%	3.9114%	3.9111%	3.9106%	3.9087%
100.74970%	3.8798%	3.8794%	3.8789%	3.8782%	3.8756%
100.99970%	3.8480%	3.8475%	3.8469%	3.8460%	3.8426%
101.24970%	3.8162%	3.8156%	3.8149%	3.8138%	3.8097%
101.49970%	3.7846%	3.7839%	3.7830%	3.7817%	3.7769%
101.74970%	3.7530%	3.7523%	3.7512%	3.7498%	3.7442%
101.99970%	3.7216%	3.7207%	3.7195%	3.7179%	3.7116%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99977%	3.9988%	3.9982%	3.9976%	3.9966%	3.9910%
102.24977%	3.9680%	3.9674%	3.9666%	3.9656%	3.9594%
102.49977%	3.9374%	3.9366%	3.9358%	3.9347%	3.9278%
102.74977%	3.9067%	3.9060%	3.9051%	3.9038%	3.8963%
102.99977%	3.8762%	3.8754%	3.8744%	3.8730%	3.8649%
103.24977%	3.8458%	3.8449%	3.8438%	3.8424%	3.8336%
103.49977%	3.8155%	3.8145%	3.8134%	3.8118%	3.8024%
103.74977%	3.7852%	3.7842%	3.7830%	3.7813%	3.7713%
103.99977%	3.7550%	3.7539%	3.7527%	3.7509%	3.7402%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99977%	3.8159%	3.8159%	3.8159%	3.8159%	3.8159%
102.24977%	3.7762%	3.7762%	3.7762%	3.7762%	3.7763%
102.49977%	3.7366%	3.7366%	3.7366%	3.7366%	3.7367%
102.74977%	3.6972%	3.6972%	3.6972%	3.6972%	3.6972%
102.99977%	3.6578%	3.6578%	3.6578%	3.6578%	3.6579%
103.24977%	3.6186%	3.6186%	3.6186%	3.6186%	3.6187%
103.49977%	3.5795%	3.5795%	3.5795%	3.5795%	3.5796%
103.74977%	3.5405%	3.5405%	3.5405%	3.5405%	3.5406%
103.99977%	3.5016%	3.5016%	3.5016%	3.5016%	3.5017%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
4.72012%	7.2276%	7.1840%	7.1295%	7.0488%	6.5899%
4.82012%	6.7085%	6.6643%	6.6090%	6.5272%	6.0625%
4.92012%	6.2059%	6.1610%	6.1050%	6.0221%	5.5517%
5.02012%	5.7187%	5.6733%	5.6166%	5.5326%	5.0566%
5.12012%	5.2463%	5.2003%	5.1429%	5.0578%	4.5763%
5.22012%	4.7878%	4.7412%	4.6831%	4.5969%	4.1101%
5.32012%	4.3425%	4.2954%	4.2365%	4.1494%	3.6573%
5.42012%	3.9097%	3.8621%	3.8026%	3.7144%	3.2172%
5.52012%	3.4889%	3.4407%	3.3805%	3.2914%	2.7892%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
1.26131%	11.2402%	11.2663%	11.3000%	11.3504%	11.1041%
1.36131%	9.3532%	9.3806%	9.4161%	9.4690%	9.2059%
1.46131%	7.6704%	7.6990%	7.7361%	7.7913%	7.5126%
1.56131%	6.1555%	6.1852%	6.2237%	6.2810%	5.9877%
1.66131%	4.7807%	4.8114%	4.8512%	4.9104%	4.6035%
1.76131%	3.5243%	3.5559%	3.5968%	3.6578%	3.3381%
1.86131%	2.3690%	2.4015%	2.4435%	2.5061%	2.1744%
1.96131%	1.3011%	1.3344%	1.3774%	1.4415%	1.0984%
2.06131%	0.3093%	0.3433%	0.3872%	0.4527%	0.0988%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99997%	4.3020%	4.3020%	4.3017%	4.3008%	4.2960%
102.24997%	4.2711%	4.2711%	4.2707%	4.2697%	4.2644%
102.49997%	4.2402%	4.2402%	4.2398%	4.2387%	4.2328%
102.74997%	4.2094%	4.2094%	4.2089%	4.2078%	4.2014%
102.99997%	4.1788%	4.1788%	4.1782%	4.1770%	4.1700%
103.24997%	4.1482%	4.1482%	4.1476%	4.1462%	4.1387%
103.49997%	4.1177%	4.1177%	4.1170%	4.1156%	4.1076%
103.74997%	4.0873%	4.0873%	4.0866%	4.0850%	4.0765%
103.99997%	4.0569%	4.0569%	4.0562%	4.0546%	4.0455%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99953%	4.5033%	4.5033%	4.5033%	4.5033%	4.4977%
102.24953%	4.4720%	4.4720%	4.4720%	4.4720%	4.4658%
102.49953%	4.4408%	4.4408%	4.4408%	4.4408%	4.4340%
102.74953%	4.4098%	4.4098%	4.4098%	4.4098%	4.4023%
102.99953%	4.3788%	4.3788%	4.3788%	4.3788%	4.3707%
103.24953%	4.3479%	4.3479%	4.3479%	4.3479%	4.3391%
103.49953%	4.3171%	4.3171%	4.3171%	4.3171%	4.3077%
103.74953%	4.2864%	4.2864%	4.2864%	4.2864%	4.2764%
103.99953%	4.2557%	4.2557%	4.2557%	4.2557%	4.2451%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
97.78452%	5.2611%	5.2614%	5.2618%	5.2624%	5.2690%
98.03452%	5.2279%	5.2282%	5.2286%	5.2292%	5.2351%
98.28452%	5.1947%	5.1950%	5.1954%	5.1960%	5.2013%
98.53452%	5.1617%	5.1620%	5.1624%	5.1630%	5.1676%
98.78452%	5.1288%	5.1291%	5.1295%	5.1300%	5.1340%
99.03452%	5.0959%	5.0962%	5.0966%	5.0972%	5.1005%
99.28452%	5.0632%	5.0635%	5.0639%	5.0645%	5.0671%
99.53452%	5.0306%	5.0309%	5.0312%	5.0318%	5.0338%
99.78452%	4.9980%	4.9983%	4.9987%	4.9993%	5.0006%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs” ). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portion of the issuing entity consisting of Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code and the Class S certificates will represent undivided beneficial interest in the Grantor Trust described above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, one (1) of the Mortgaged Properties is a multifamily properties or mixed use property with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017, Regular Interestholders may be required to accrue amounts of Yield Maintenance Charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated

interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class C certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest Holder in that taxable year or thereafter in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular

Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX

ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Goldman Sachs & Co. LLC	Citigroup Global Markets Inc.	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$3,148,110	$3,497,900	$1,828,902	$1,519,088	$0	$0
Class A-2	$32,357,115	$35,952,350	$18,797,943	$15,613,592	$0	$0
Class A-3	$1,413,405	$1,570,450	$821,121	$682,024	$0	$0
Class A-4	$36,225,000	$40,250,000	$21,045,000	$17,480,000	$0	$0
Class A-5	$150,652,215	$167,391,350	$87,521,763	$72,695,672	$0	$0
Class A-SB	$7,512,435	$8,347,150	$4,364,367	$3,625,048	$0	$0
Class X-A	$263,526,165	$292,806,850	$153,096,153	$127,161,832	$0	$0
Class X-B	$16,109,100	$17,899,000	$9,358,620	$7,773,280	$0	$0
Class A-S	$32,217,885	$35,797,650	$18,717,057	$15,546,408	$0	$0
Class B	$16,109,100	$17,899,000	$9,358,620	$7,773,280	$0	$0
Class C	$13,217,715	$14,686,350	$7,678,863	$6,378,072	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 107.2% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2018, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $5,238,968.93, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors. Additionally, Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB, (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC, (iii) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GSMC and (iv) the payment by the depositor to CREFI, an affiliate of Citigroup

Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Each underwriter has represented and agreed that:

(a) it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-226123-1) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226123) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections

4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Offered Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Offered Certificates (unless an applicable prohibited transaction exemption is available to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited) and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in such Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates and that the Class X-A, Class X-B, Class A-S, Class B and Class C Certificates receive investment grade credit ratings from each of Fitch and KBRA.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in January 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment

Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates.

Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1
17g-5 Information Provider	294
1986 Act	439
1996 Act	418
2
2015 Budget Act	446
2016 Settlement	254
3
30/360 Basis	326
4
401(c) Regulations	456
A
AB Modified Loan	336
Accelerated Mezzanine Loan Lender	288
Acceptable Insurance Default	339
Acquired Parcel	171
Acting General Counsel’s Letter	125
Actual/360 Basis	165, 316
Actual/360 Loans	316
ADA	420
Additional Exclusions	339
Administrative Cost Rate	274
ADR	130
Advances	312
Affirmative Asset Review Vote	374
Aggregate Available Funds	267
Amenities Area	145
Amenities Association	145
Annual Debt Service	130
Anticipated Repayment Date	165
Appraisal Reduction Amount	333
Appraisal Reduction Event	332
Appraised Value	131
Appraised-Out Class	337
ARD Loan	165
ASR Consultation Process	351
Assessment of Compliance Report	400
Asset Representations Reviewer Asset Review Fee	331
Asset Representations Reviewer Cap	331
Asset Representations Reviewer Fee	331
Asset Representations Reviewer Fee Rate	331
Asset Representations Reviewer Termination Event	378
Asset Review	375
Asset Review Notice	374
Asset Review Quorum	374
Asset Review Report	376
Asset Review Report Summary	376
Asset Review Standard	375
Asset Review Trigger	372
Asset Review Vote Election	373
Asset Status Report	349
Assumed Final Distribution Date	281
Assumed Scheduled Payment	275
Attestation Report	401
AUL	159
Available Funds	267
Aventura Mall Companion Loans	194
Aventura Mall Controlling Noteholder	197
Aventura Mall Intercreditor Agreement	195
Aventura Mall Noteholders	195
Aventura Mall Pari Passu Companion Loans	194
Aventura Mall Securitization Companion Loans	194
Aventura Mall Subordinate Companion Loans	194
Aventura Mall Trust 2018-AVM Certificate Administrator	195
Aventura Mall Trust 2018-AVM Depositor	195
Aventura Mall Trust 2018-AVM Master Servicer	195
Aventura Mall Trust 2018-AVM Operating Advisor	195
Aventura Mall Trust 2018-AVM Special Servicer	195
Aventura Mall Trust 2018-AVM Trustee	195
Aventura Mall Trust 2018-AVM TSA	195
Aventura Mall Whole Loan	194
B
Balloon Balance	131
Bankruptcy Code	412

Base Interest Fraction	281
Borrower Party	288
Borrower Party Affiliate	288
Breach Notice	304
BSCMI	213
C
C(WUMP)O	17
CERCLA	418
Certificate Administrator Fee Rate	330
Certificate Administrator/Trustee Fee	330
Certificate Balance	266
Certificate Owners	296
Certificateholder	289
Certificateholder Quorum	381
Certificateholder Repurchase Request..	389
Certifying Certificateholder	298
CGMRC	238
Citi Data File	239
Citi Securitization Database	239
Class A Certificates	265
Class A-SB Planned Principal Balance	276
Class X Certificates	265
Clearstream	295
Clearstream Participants	297
Closing Date	130
CMBS	55, 221
CMMBS	250
Code	437
Collateral Deficiency Amount	336
Collection Account	315
Collection Period	268
COMM Conduit/Fusion	222
COMM FL	222
Common Area Spaces	145
Communication Request	299
Companion Distribution Account	315
Companion Holder	181
Companion Loan	128
Companion Loans	128
Compensating Interest Payment	282
Constant Prepayment Rate	427
Consultation Termination Event	363
Control Appraisal Period	181
Control Eligible Certificates	358
Control Note	181
Control Termination Event	363
Controlling Class	358
Controlling Class Certificateholder	358
Controlling Holder	190
Controlling Subordinate Companion Loan Holder	182
Corrected Loan	348
CPR	427
CPY	427
Credit Risk Retention Rules	256
CREFC®	286
CREFC® Intellectual Property Royalty License Fee	332
CREFC® Intellectual Property Royalty License Fee Rate	332
CREFC® Investor Reporting Package	319
CREFC® Reports	286
CREFI	129, 238
CREFI Mortgage Loans	238
Cross-Over Date	272
Cumulative Appraisal Reduction Amount	336, 337
Cure/Contest Period	376
Cut-off Date	128
Cut-off Date Balance	131
CWCAM	252
CWCAM Motion to Dismiss Amended Complaint	254
D
DBNY	129, 221
Defaulted Loan	354
Defeasance Deposit	169
Defeasance Loans	169
Defeasance Lock-Out Period	169
Defeasance Option	169
Definitive Certificate	295
DELEGATED DIRECTIVE	15
Delinquent Loan	373
Department Store Ground Lease	170
Depositaries	296
Depositor	180
Depositor Holdings	180
Determination Date	267
Deutsche Bank	221
Diligence File	301
Directing Certificateholder	357
Directing Certificateholder Asset Status Report Approval Process	350
Disclosable Special Servicer Fees	330
Discount Rate	281
Dispute Resolution Consultation	392
Dispute Resolution Cut-off Date	391
Disputed Proceeds	253
Distribution Accounts	316
Distribution Date	267
Distribution Date Statement	286
DMARC	221
Dodd Frank Act	110
DOJ	221

DOL	453
DSCR	171
DSCR/DY Trigger	360
DST	175
DST Interests	176, 180
DST Trustee	175, 180
DST Venture	180
DTC	295
DTC Participants	296
DTC Rules	297
Due Date	165, 269
Due Diligence Questionnaire	240
DUMBO Heights Portfolio A Notes	205
DUMBO Heights Portfolio B Notes	205
DUMBO Heights Portfolio Companion Loans	205
DUMBO Heights Portfolio Controlling Holder	209
DUMBO Heights Portfolio Note A-1-B	205
DUMBO Heights Portfolio Note A-2	205
DUMBO Heights Portfolio Note A-3A	205
DUMBO Heights Portfolio Note A-3-B	205
DUMBO Heights Portfolio Note A-3-C	205
DUMBO Heights Portfolio Note B Control Appraisal Period	211
DUMBO Heights Portfolio Note B-1	205
DUMBO Heights Portfolio Note B-2	205
DUMBO Heights Portfolio Whole Loan Noteholders	206
E
Easement	173
EDGAR	452
EEA	14
Effective Gross Income	134
Eligible Asset Representations Reviewer	377
Eligible Operating Advisor	368
Enforcing Party	389
Enforcing Servicer	389
ERISA	452
ERISA Plan	455
ESA	147, 217, 225, 15
Escrow/Reserve Mitigating Circumstances	219, 228
EU Risk Retention and Due Diligence Requirements	110
Euroclear	295
Euroclear Operator	297
Euroclear Participants	297
Exception Schedule	262
Excess Interest	267
Excess Interest Distribution Account	316
Excess Modification Fee Amount	327
Excess Modification Fees	325
Excess Prepayment Interest Shortfall	283
Exchange Act	212
Exchange Parcel	171
Excluded Controlling Class Holder	292
Excluded Controlling Class Loan	288
Excluded Information	289
Excluded Loan	289
Excluded Special Servicer	381
Excluded Special Servicer Loan	381
Exemption	453
Exemption Rating Agency	454
Expansion Parcel	171
F
FATCA	447
FDIA	124
FDIC	124
FDIC Safe Harbor	125
Federal Court	254
FIEL	18
Final Asset Status Report	350
Final Dispute Resolution Election Notice	392
Final Major Decision Reporting Package	362
Final Material Asset Status Report	350
Financial Promotion Order	16
FIRREA	125, 150, 217, 225
Fitch	399
Fortress	252
FPO Persons	16
FSMA	15
G
GACC	129, 221
GACC Data Tape	222
GACC Deal Team	222
GACC Mortgage Loans	222
Gain-on-Sale Entitlement Amount	269
Gain-on-Sale Remittance Amount	269
Gain-on-Sale Reserve Account	316
Garn Act	419
GLA	132
Goldman Originator	229
Grantor Trust	52, 437

GS Bank	124, 229
GSMC	129, 229
GSMC Data Tape	231
GSMC Deal Team	231
GSMC Mortgage Loans	229
H
Hard Lockbox	132
HIGH NET WORTH COMPANIES	16
High Net Worth Companies, Unincorporated Associations, Etc.	16
I
ICAP	163
ICIP	164
Indirect Participants	296
Initial Delivery Date	349
Initial Pool Balance	128
Initial Rate	165
Initial Requesting Certificateholder	389
In-Place Cash Management	132
Institutional Investor	17
Insurance and Condemnation Proceeds	315
Intercreditor Agreement	181
Interest Accrual Amount	274
Interest Accrual Period	274
Interest Distribution Amount	274
Interest Reserve Account	316
Interest Shortfall	274
Interested Person	355
Investment Company Act of 1940	1
Investor Certification	289
Investor Q&A Forum	293
J
JCPenney	170
JPMCB	129, 213
JPMCB Data Tape	214
JPMCB Deal Team	214
JPMCB Mortgage Loans	214
JPMCB’s Qualification Criteria	215
JPMCC 2018-WPT Certificate Administrator	200
JPMCC 2018-WPT Depositor	200
JPMCC 2018-WPT Master Servicer	200
JPMCC 2018-WPT Operating Advisor	200
JPMCC 2018-WPT Special Servicer	200
JPMCC 2018-WPT Trustee	200
JPMCC 2018-WPT TSA	200
K
KBRA	399
Key Money Debt	181
L
LCN	176, 228
License Agreement	174
License Fee	174
Liquidation Fee	327
Liquidation Fee Rate	327
Liquidation Proceeds	315
Litigation Stay	254
Loan	254
Loan Per Unit	132
Loan-Specific Directing Holder	357
Loss of Value Payment	305
Lot 3 Association	145
Lower-Tier Regular Interests	437
Lower-Tier REMIC	52, 267, 437
Lower-Tier REMIC Distribution Account	316
LTV Ratio	131
M
MAI	306
Major Decision	358
Major Decision Reporting Package	358
MAS	17
Master Servicer Decision	341
Master Servicer Proposed Course of Action Notice	390
Master Servicer Remittance Date	311
Material Defect	303
Midland	249
MIFID II	14
MLPA	299
Modeling Assumptions	427
Modification Fees	325
Moffett Towers Amenities CCR	145
Moffett Towers EFG Campus	145
Moffett Towers II Association	145
Moffett Towers II Campus	145
Moffett Towers II CCR	145
Moffett Towers Lot 3 CCR	145
Mortgage	129
Mortgage File	299
Mortgage Loan Seller	238
Mortgage Loans	128
Mortgage Note	129
Mortgage Pool	128
Mortgage Rate	274
Mortgaged Property	129
mortgages	407
Motion to Dismiss	254

N
ND	173
Needham	179
Needham Equity	179
Net Mortgage Rate	273
Net Operating Income	132
New Complaint	255
NFIP	79
NOI Date	132
Non-Controlling Holder	190
Nonrecoverable Advance	313
Non-Serviced Certificate Administrator	182
Non-Serviced Companion Loan	182
Non-Serviced Directing Certificateholder	182
Non-Serviced Intercreditor Agreement	182
Non-Serviced Master Servicer	182
Non-Serviced Mortgage Loan	182
Non-Serviced Operating Advisor	182
Non-Serviced Pari Passu Companion Loan	182
Non-Serviced Pari Passu Whole Loan	182
Non-Serviced PSA	182
Non-Serviced Securitization Trust	182
Non-Serviced Special Servicer	183
Non-Serviced Trustee	183
Non-Serviced Whole Loan	183
Non-U.S. Person	447
Northland Innovation Campus Borrower	163
Northland Innovation Chapter 100 Bonds	163
Notional Amount	266
NRA	132
NRSRO	288, 456
NRSRO Certification	290
O
Occupancy	132
Occupancy Date	132
Offered Certificates	265
OID Regulations	440
OLA	125
Operating Advisor	261
Operating Advisor Consultation Event	261, 363
Operating Advisor Consulting Fee	331
Operating Advisor Expenses	331
Operating Advisor Fee	330
Operating Advisor Fee Rate	330
Operating Advisor Standard	366
Operating Advisor Termination Event	370
Operating Statements	135
Operative Agreements	254
Opposition	254
Original Complaint	255
P
P&I Advance	311
PACE	180
PAR	217, 226
Par Purchase Price	354
Pari Passu Companion Loan	128
Pari Passu Companion Loans	128
Parking Area	145
Parking Lot Outparcels	170
Participants	295
Parties in Interest	453
Pass-Through Rate	272
Patriot Act	421
PCIS Persons	16
PCR	236, 245
Pentalpha Surveillance	255
Percentage Interest	267
Periodic Payments	268
Permitted Investments	267, 317
Permitted Pledge	180
Permitted Pledge Enforcement Action	180
Permitted Special Servicer/Affiliate Fees	330
Phase I Renovations	176, 237
Phase II Renovations	176, 237
PIP Completion Date	149
PIPs	75, 149
Plans	452
PML	236
Potential Release Property	173
PRC	16
Preliminary Dispute Resolution Election Notice	391
Prepayment Assumption	441
Prepayment Interest Excess	282
Prepayment Interest Shortfall	282
PRIIPS REGULATION	14
Prime Rate	315
Principal Balance Certificates	265
Principal Distribution Amount	274
Principal Shortfall	276
Privileged Information	369
Privileged Information Exception	369
Privileged Person	287
Professional Investors	17
Prohibited Prepayment	283

Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	390
Proposed Course of Action Notice	390
Prospectus Directive	14
PSA	265
PSA Party Repurchase Request	390
PTCE	455
Purchase Price	305
Q
Qualified Replacement Special Servicer	381
Qualified Substitute Mortgage Loan	306
Qualifying CRE Loan Percentage	257
R
RAC No-Response Scenario	398
RAIT Amended Complaint	254
RAIT Complaint	254
RAIT Court	254
RAIT Preferred Funding	254
Rated Final Distribution Date	282
Rating Agencies	399
Rating Agency Confirmation	399
REA	67
Realized Loss	284
REC	147
Recognized Mortgage	145
Record Date	267
Registration Statement	452
Regular Certificates	265
Regular Interestholder	440
Regular Interests	437
Regulation AB	401
Reimbursement Rate	315
Related Proceeds	314
Release Date	169
Release Parcel	172
Release Parcels	172
Release Price	173
Relevant Investor	18
Relevant Persons	16
Relief Act	420
REMIC	437
REMIC Regulations	437
REO Account	316
REO Loan	277
REO Property	348
Repurchase Request	390
Requesting Certificateholder	392
Requesting Holders	337
Requesting Investor	299
Requesting Party	398
Required Credit Risk Retention Percentage	257
Requirements	421
Residual Certificates	265
Resolution Failure	390
Resolved	390
Restricted Group	454
Restricted Party	180, 370
Re-Subdivision	173
Retaining Sponsor	256
Review Materials	374
Revised Rate	165, 274
RevPAR	132
RMBS	249
Rooms	136
Royal Park	249
Rule 15Ga-1	220
Rule 17g-5	290
S
S&P	399
Scheduled Principal Distribution Amount	275
SDNY Court	254
SEC	212, 260
Securities Act	400
Securitization Accounts	317
SEL	236
Senior Certificates	265
Sequential Pay Event	206
Seritage	151
Serviced Mortgage Loan	183
Serviced Pari Passu Companion Loan	183
Serviced Pari Passu Mortgage Loan	183
Serviced Pari Passu Whole Loan	183
Serviced Whole Loan	183
Servicer Termination Event	383
Servicing Advances	312
Servicing Fee	324
Servicing Fee Rate	324
Servicing Shift Mortgage Loan	183
Servicing Shift Securitization Date	183
Servicing Shift Whole Loan	184
Servicing Standard	310
SF	133
SFA	17
SFO	17
Similar Law	453
Simon Guarantor	162
Simon Guarantor Affiliate	162
SMMEA	456
Soft Lockbox	133

Soft Springing Lockbox	133
SoftBank	252
Special Servicing Fee	326
Special Servicing Fee Rate	326
Specially Serviced Loans	347
Sponsor	238
Springing Cash Management	133
Springing Lockbox	133
Sq. Ft.	133
Square Feet	133
Startup Day	437
State Court	253
Stated Principal Balance	276
static pool data	84
Structured Product	17
Subject Loans	331
Subordinate Certificates	265
Subordinate Companion Loan	128, 184
Subordinate Companion Loans	128
Subsequent Asset Status Report	349
Sub-Servicing Agreement	311
T
T-12	133
Tax Cuts and Jobs Act	440
Term to Maturity	133
Terms and Conditions	298
Tests	375
Third Party Purchaser	107, 257, 259
TI/LC	155
TIF	164
Time Warner	157
Title V	420
TMPs	446
Transaction Parties	455
TRIPRA	80, 10
Trust REMIC	52
Trust REMICs	267, 437
TTM	133
Turnberry Guarantor	162
Turnberry Guarantor Affiliate	162
U
U.S. Person	447
UCC	408
Underwriter Entities	101
Underwriting Agreement	449
Underwritten Expenses	133
Underwritten NCF Debt Yield	134
Underwritten Net Cash Flow	134
Underwritten Net Cash Flow Debt Service Coverage Ratio	133
Underwritten Net Operating Income Debt Service Coverage Ratio	134
Underwritten NOI	134
Underwritten Revenues	135
UNINCORPORATED ASSOCIATIONS	16
Units	136
Unscheduled Principal Distribution Amount	275
Unsolicited Information	375
Upper-Tier REMIC	52, 267, 437
Upper-Tier REMIC Distribution Account	316
UST	149
UW Expenses	133
UW NCF	134
UW NCF Debt Yield	134
UW NCF DSCR	133
UW NOI	134
UW NOI Debt Yield	136
UW NOI DSCR	134
UW NOI DY	136
V
Voting Rights	295
W
WAC Rate	273
Weighted Average Mortgage Rate	136
Wells Fargo Bank	248
Wells Fargo Motion to Dismiss Amended Complaint	255
Whole Loan	128
Withheld Amounts	316
Workout Fee	326
Workout Fee Rate	326
Workout-Delayed Reimbursement Amount	315
Workspace Companion Loans	199
Workspace Components	199
Workspace Controlling Noteholder	203
Workspace Fixed Rate Loan	199
Workspace Fixed Rate Loan	167
Workspace Floating Rate Loan	199
Workspace Floating Rate Loan	167
Workspace Floating Rate Pari Passu Component	199
Workspace Floating Rate Subordinate Component	199
Workspace Intercreditor Agreement	200
Workspace Lead Securitization Companion Loans	199

Workspace Noteholders	199
Workspace Pari Passu Fixed Rate Companion Loans	199
Workspace Senior Fixed Rate Loan	199
Workspace Senior Fixed Rate Loan	167
Workspace Subordinate Fixed Rate Companion Loans	199
Workspace Subordinate Fixed Rate Loan	167
Workspace Whole Loan	199
Y
Yield Maintenance Charge	281
Yield-Priced Principal Balance Certificates	259
YM Group A	280
YM Group B	280
YM Group C	280
YM Group D	280
YM Group RR	280
YM Groups	280

Annex A-1

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ANNEX A-1

																					Original
								Number of	Property	Property		Year		Unit of		Occupancy	Appraised	Appraisal	Current	Original	Balance
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type(2)	Subtype(2)	Year Built	Renovated	Units(3)	Measure	Occupancy %(4)	Date	Value ($)(5)	Date	LTV %(5)	Balance ($)(6)(7)	per Unit ($)
1	JPMCB	Aventura Mall	19501 Biscayne Boulevard	Aventura	FL	33180	Miami-Dade	1	Retail	Super Regional Mall	1983	2017	1,217,508	Square Feet	92.8%	02/14/18	3,450,000,000	04/16/18	40.8%	60,000,000	1,155
2	GACC	Staples Strategic Industrial	Various	Various	Various	Various	Various	8	Industrial	Warehouse/Distribution	Various	Various	4,031,127	Square Feet	100.0%	12/06/18	201,450,000	Various	62.6%	56,100,000	31
2.01	GACC	Staples - Hagerstown, MD	11540 Hopewell Road	Hagerstown	MD	21740	Washington	1	Industrial	Warehouse/Distribution	1996	2005	1,022,145	Square Feet	100.0%	12/06/18	54,700,000	08/29/18		15,570,975
2.02	GACC	Staples - Montgomery, NY	100 Hadden Drive	Montgomery	NY	12549	Orange	1	Industrial	Warehouse/Distribution	1985	2001	766,484	Square Feet	100.0%	12/06/18	40,000,000	08/31/18		12,011,895
2.03	GACC	Staples - Terre Haute, IN	700 East Industrial Drive	Terre Haute	IN	47802	Vigo	1	Industrial	Warehouse/Distribution	2000	2006	809,560	Square Feet	100.0%	12/06/18	38,750,000	08/31/18		9,364,830
2.04	GACC	Staples - London, OH	500 East High Street	London	OH	43140	Madison	1	Industrial	Warehouse/Distribution	2001		496,818	Square Feet	100.0%	12/06/18	24,100,000	08/31/18		6,895,718
2.05	GACC	Staples - Beloit, WI	3140 East Colley Road	Beloit	WI	53511	Rock	1	Industrial	Warehouse/Distribution	2006		399,652	Square Feet	100.0%	12/06/18	18,700,000	09/04/18		5,027,201
2.06	GACC	Staples - Dayville, CT	155 Tracy Road	Killingly	CT	06241	Windham	1	Industrial	Warehouse/Distribution	1997		310,157	Square Feet	100.0%	12/06/18	14,300,000	08/29/18		4,226,408
2.07	GACC	Staples - Arden Hills, MN	1233 County Road East West	Arden Hills	MN	55112	Ramsey	1	Industrial	Warehouse/Distribution	1969		113,096	Square Feet	100.0%	12/06/18	5,600,000	09/04/18		1,557,098
2.08	GACC	Staples - Putnam, CT	15 Ridge Road	Putnam	CT	06260	Windham	1	Industrial	Warehouse/Distribution	1988		113,215	Square Feet	100.0%	12/06/18	5,300,000	08/29/18		1,445,876
3	GACC	Embassy Suites Anaheim	11767 South Harbor Boulevard	Garden Grove	CA	92840	Orange	1	Hotel	Full Service	2001	2017	375	Rooms	84.6%	10/31/18	109,100,000	10/11/20	51.3%	56,000,000	149,333
4	GACC	Saint Louis Galleria	1155 Saint Louis Galleria	Saint Louis	MO	63117	Saint Louis	1	Retail	Super Regional Mall	1986	2011	465,695	Square Feet	96.9%	09/30/18	465,600,000	09/24/18	51.5%	55,000,000	515
5	JPMCB	10 Brookline Place	10 Brookline Place	Brookline	MA	02445	Norfolk	1	Office	Suburban	1969	2010	173,439	Square Feet	100.0%	12/01/18	166,000,000	01/01/19	49.4%	50,000,000	473
6	GACC	590 East Middlefield	590 East Middlefield Road	Mountain View	CA	94043	Santa Clara	1	Office	Suburban	2012		99,880	Square Feet	100.0%	12/06/18	80,000,000	07/16/18	60.9%	48,750,000	488
7	CREFI	3 Huntington Quadrangle	90-100 Maxess Road	Melville	NY	11747	Suffolk	1	Office	Suburban	1971	2016-2018	408,917	Square Feet	98.4%	10/01/18	69,000,000	07/17/18	68.1%	47,000,000	115
8	GACC	Moffett Towers - Buildings E,F,G	1120, 1140 & 1160 Enterprise Way	Sunnyvale	CA	94089	Santa Clara	1	Office	CBD	2009	2011-2012	676,598	Square Feet	100.0%	12/06/18	705,800,000	11/15/19	40.2%	46,800,000	420
9	JPMCB	Workspace	Various	Various	Various	Various	Various	147	Various	Various	Various	Various	9,884,763	Square Feet	88.6%	06/01/18	1,634,285,000	Various	35.4%	40,000,000	59
9.01	JPMCB	6625 78th Street West	6625 78th Street West	Bloomington	MN	55439	Hennepin	1	Office	Suburban	1997		325,000	Square Feet	94.5%	06/01/18	56,950,000	04/13/18		1,392,500
9.02	JPMCB	1500 Liberty Ridge Drive	1500 Liberty Ridge Drive	Tredyffrin Township	PA	19087	Chester	1	Office	Suburban	2003		233,120	Square Feet	92.3%	06/01/18	51,350,000	04/16/18		1,253,438
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive	3350 Southwest 148th Avenue & Lakeside Drive	Miramar	FL	33027	Broward	1	Office	Suburban	2000		154,768	Square Feet	99.6%	06/01/18	44,000,000	04/11/18		1,072,500
9.04	JPMCB	1301 International Parkway	1301 International Parkway	Sunrise	FL	33323	Broward	1	Office	Suburban	2006		140,160	Square Feet	100.0%	06/01/18	38,500,000	04/11/18		940,625
9.05	JPMCB	777 West Yamato Road	777 West Yamato Road	Boca Raton	FL	33431	Palm Beach	1	Office	Suburban	1989		155,608	Square Feet	84.5%	06/01/18	38,000,000	04/19/18		928,438
9.06	JPMCB	4425 East Cotton Center Boulevard	4425 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2001		165,000	Square Feet	100.0%	06/01/18	35,500,000	04/19/18		867,500
9.07	JPMCB	4500 East Cotton Center Boulevard	4500 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2013		139,403	Square Feet	100.0%	06/01/18	32,000,000	04/19/18		781,875
9.08	JPMCB	3100 Southwest 145th Avenue	3100 Southwest 145th Avenue	Miramar	FL	33027	Broward	1	Office	Suburban	2008		104,337	Square Feet	100.0%	06/01/18	30,600,000	04/11/18		747,500
9.09	JPMCB	3400 Lakeside Drive	3400 Lakeside Drive	Miramar	FL	33027	Broward	1	Office	Suburban	1989		120,130	Square Feet	89.7%	06/01/18	29,100,000	04/11/18		710,938
9.10	JPMCB	3450 Lakeside Drive	3450 Lakeside Drive	Miramar	FL	33027	Broward	1	Office	Suburban	1989		119,598	Square Feet	93.2%	06/01/18	28,900,000	04/11/18		706,250
9.11	JPMCB	40 Liberty Boulevard	40 Liberty Boulevard	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1989	2015	126,000	Square Feet	100.0%	06/01/18	28,100,000	04/16/18		686,563
9.12	JPMCB	4630 Woodland Corporate Boulevard	4630 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	1999		140,548	Square Feet	88.5%	06/01/18	26,100,000	04/20/18		637,813
9.13	JPMCB	750 Park of Commerce Road	750 Park of Commerce Road	Boca Raton	FL	33487	Palm Beach	1	Office	Suburban	2008		95,331	Square Feet	67.2%	06/01/18	25,900,000	04/19/18		632,813
9.14	JPMCB	13621 Northwest 12th Street	13621 Northwest 12th Street	Sunrise	FL	33323	Broward	1	Office	Suburban	2000		106,425	Square Feet	86.2%	06/01/18	25,200,000	04/11/18		615,625
9.15	JPMCB	2 West Liberty Boulevard	2 West Liberty Boulevard	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	2004		100,676	Square Feet	96.0%	06/01/18	24,350,000	04/16/18		595,000
9.16	JPMCB	10400 Viking Drive	10400 Viking Drive	Eden Prairie	MN	55344	Hennepin	1	Office	Suburban	1997	2017	167,172	Square Feet	68.7%	06/01/18	23,400,000	04/17/18		571,875
9.17	JPMCB	100 Witmer Road	100 Witmer Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1996		139,128	Square Feet	84.1%	06/01/18	21,800,000	04/23/18		550,938
9.18	JPMCB	7 Walnut Grove Drive	7 Walnut Grove Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	2007		120,000	Square Feet	100.0%	06/01/18	22,200,000	04/17/18		542,500
9.19	JPMCB	4313 East Cotton Center Boulevard	4313 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Flex	Office/Industrial	2001		108,874	Square Feet	100.0%	06/01/18	23,400,000	04/19/18		540,000
9.20	JPMCB	1200 Liberty Ridge Drive	1200 Liberty Ridge Drive	Tredyffrin Township	PA	19087	Chester	1	Office	Suburban	2001		86,150	Square Feet	74.3%	06/01/18	18,750,000	04/16/18		483,750
9.21	JPMCB	1400 Liberty Ridge Drive	1400 Liberty Ridge Drive	Tredyffrin Township	PA	19087	Chester	1	Office	Suburban	1979		101,136	Square Feet	59.8%	06/01/18	19,800,000	04/16/18		483,750
9.22	JPMCB	4750 South 44th Place	4750 South 44th Place	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2007		79,496	Square Feet	100.0%	06/01/18	19,700,000	04/19/18		481,250
9.23	JPMCB	680 Blair Mill Road	680 Blair Mill Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	2001		115,110	Square Feet	100.0%	06/01/18	19,550,000	04/17/18		477,813
9.24	JPMCB	3020 US Highway 301 South	3020 US Highway 301 South	Riverview	FL	33578	Hillsborough	1	Office	Suburban	2000		99,039	Square Feet	100.0%	06/01/18	18,900,000	04/20/18		461,875
9.25	JPMCB	4 Walnut Grove Drive	4 Walnut Grove Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1999		109,700	Square Feet	100.0%	06/01/18	18,600,000	04/17/18		454,375
9.26	JPMCB	4631 Woodland Corporate Boulevard	4631 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2008		90,472	Square Feet	93.6%	06/01/18	18,350,000	04/20/18		448,438
9.27	JPMCB	5 Walnut Grove Drive	5 Walnut Grove Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	2000		105,000	Square Feet	81.7%	06/01/18	17,400,000	04/17/18		425,000
9.28	JPMCB	700 Dresher Road	700 Dresher Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1980		110,000	Square Feet	100.0%	06/01/18	16,850,000	04/23/18		411,563
9.29	JPMCB	45-67 Great Valley Parkway	45-67 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1975		128,011	Square Feet	100.0%	06/01/18	16,800,000	04/17/18		410,313
9.30	JPMCB	4610 South 44th Place	4610 South 44th Place	Phoenix	AZ	85040	Maricopa	1	Flex	Office/Industrial	2008		66,012	Square Feet	100.0%	06/01/18	16,350,000	04/19/18		403,125
9.31	JPMCB	4217 East Cotton Center Boulevard	4217 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2006		88,140	Square Feet	100.0%	06/01/18	15,000,000	04/19/18		366,563
9.32	JPMCB	1 Country View Road	1 Country View Road	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1982	2014	54,798	Square Feet	96.9%	06/01/18	14,900,000	04/16/18		364,063
9.33	JPMCB	4410 East Cotton Center Boulevard	4410 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Flex	Office/Industrial	2007		101,269	Square Feet	100.0%	06/01/18	14,800,000	04/19/18		361,563
9.34	JPMCB	951 Northwest Broken Sound Parkway	951 Northwest Broken Sound Parkway	Boca Raton	FL	33487	Palm Beach	1	Office	Suburban	1986		85,610	Square Feet	100.0%	06/01/18	14,500,000	04/19/18		354,375
9.35	JPMCB	77-123 Great Valley Parkway	77-123 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1979		103,099	Square Feet	95.4%	06/01/18	14,400,000	04/17/18		351,875
9.36	JPMCB	420-500 Lapp Road	420-500 Lapp Road	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1990		91,312	Square Feet	100.0%	06/01/18	14,200,000	04/17/18		346,875
9.37	JPMCB	2 Walnut Grove Drive	2 Walnut Grove Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1988		81,856	Square Feet	92.4%	06/01/18	12,100,000	04/23/18		306,563
9.38	JPMCB	507 Prudential Road	507 Prudential Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1973		100,710	Square Feet	71.9%	06/01/18	12,850,000	04/23/18		306,563
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard	7930, 8010, 8020 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1990		89,758	Square Feet	93.7%	06/01/18	12,600,000	04/12/18		302,813
9.40	JPMCB	9801 South 51st Street	9801 South 51st Street	Phoenix	AZ	85044	Maricopa	1	Office	Suburban	1997		71,550	Square Feet	100.0%	06/01/18	12,200,000	04/19/18		298,125
9.41	JPMCB	180 Sheree Boulevard	180 Sheree Boulevard	Uwchlan Township	PA	19341	Chester	1	Office	Suburban	1989		107,417	Square Feet	37.3%	06/01/18	12,000,000	04/16/18		293,125
9.42	JPMCB	7615 Smetana Lane	7615 Smetana Lane	Eden Prairie	MN	55344	Hennepin	1	Flex	Office/Industrial	2000		93,444	Square Feet	100.0%	06/01/18	11,900,000	04/17/18		290,625
9.43	JPMCB	4550 South 44th Place	4550 South 44th Place	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2008		54,489	Square Feet	100.0%	06/01/18	12,000,000	04/19/18		288,438
9.44	JPMCB	131 Kelsey Lane	131 Kelsey Lane	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	1998		89,290	Square Feet	100.0%	06/01/18	11,630,000	04/24/18		283,438
9.45	JPMCB	5775 Old Shakopee Road West	5775 Old Shakopee Road West	Bloomington	MN	55437	Hennepin	1	Flex	Office/Industrial	2000		103,050	Square Feet	68.7%	06/01/18	11,250,000	04/12/18		275,000
9.46	JPMCB	8401-8406 Benjamin Road (North)	8401-8406 Benjamin Road (North)	Tampa	FL	33634	Hillsborough	1	Flex	Office/Industrial	1986		94,766	Square Feet	72.5%	06/01/18	11,050,000	04/12/18		268,750
9.47	JPMCB	7625 Smetana Lane	7625 Smetana Lane	Eden Prairie	MN	55344	Hennepin	1	Office	Suburban	2006		55,924	Square Feet	100.0%	06/01/18	10,540,000	04/17/18		262,500
9.48	JPMCB	5 Great Valley Parkway	5 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1983	2014	65,044	Square Feet	95.3%	06/01/18	10,600,000	04/16/18		261,563
9.49	JPMCB	5705 Old Shakopee Road West	5705 Old Shakopee Road West	Bloomington	MN	55437	Hennepin	1	Flex	Office/Industrial	2006		74,594	Square Feet	100.0%	06/01/18	10,625,000	04/12/18		259,688
9.50	JPMCB	7 Great Valley Parkway	7 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1985	2012	61,108	Square Feet	91.4%	06/01/18	10,150,000	04/16/18		250,313
9.51	JPMCB	65 Valley Stream Parkway	65 Valley Stream Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1983	2014	61,313	Square Feet	100.0%	06/01/18	10,200,000	04/16/18		249,063
9.52	JPMCB	220 Gibraltar Road	220 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1990		63,587	Square Feet	100.0%	06/01/18	10,100,000	04/17/18		246,875
9.53	JPMCB	257-275 Great Valley Parkway	257-275 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1984		71,122	Square Feet	100.0%	06/01/18	10,000,000	04/17/18		244,375
9.54	JPMCB	240 Gibraltar Road	240 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1990		63,587	Square Feet	78.0%	06/01/18	9,900,000	04/17/18		241,875
9.55	JPMCB	200 Gibraltar Road	200 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1990		64,452	Square Feet	84.0%	06/01/18	9,750,000	04/17/18		238,125
9.56	JPMCB	9023 Columbine Road	9023 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	1999		62,200	Square Feet	100.0%	06/01/18	9,380,000	04/16/18		235,625
9.57	JPMCB	3 Country View Road	3 Country View Road	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1998		70,000	Square Feet	100.0%	06/01/18	9,600,000	04/16/18		234,688
9.58	JPMCB	1 Great Valley Parkway	1 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1983		60,880	Square Feet	100.0%	06/01/18	9,250,000	04/17/18		229,688
9.59	JPMCB	333 Phoenixville Pike	333 Phoenixville Pike	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1986		84,000	Square Feet	100.0%	06/01/18	9,400,000	04/17/18		229,688
9.60	JPMCB	4405 East Cotton Center Boulevard	4405 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2001		54,551	Square Feet	100.0%	06/01/18	9,300,000	04/19/18		227,188
9.61	JPMCB	7920 Woodland Center Boulevard	7920 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1995		52,627	Square Feet	100.0%	06/01/18	8,840,000	04/12/18		222,188
9.62	JPMCB	20 Valley Stream Parkway	20 Valley Stream Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1987	2013	60,778	Square Feet	59.3%	06/01/18	9,000,000	04/16/18		220,000
9.63	JPMCB	5715 Old Shakopee Road West	5715 Old Shakopee Road West	Bloomington	MN	55437	Hennepin	1	Flex	Office/Industrial	2001		63,463	Square Feet	100.0%	06/01/18	8,750,000	04/12/18		213,750
9.64	JPMCB	150-182 Kelsey Lane	150-182 Kelsey Lane	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2006		54,400	Square Feet	100.0%	06/01/18	8,500,000	04/20/18		207,813
9.65	JPMCB	155 Great Valley Parkway	155 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1982		71,200	Square Feet	100.0%	06/01/18	8,350,000	04/17/18		204,063
9.66	JPMCB	701-725 US Highway 301 South	701-725 US Highway 301 South	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	1999		65,380	Square Feet	100.0%	06/01/18	8,200,000	04/24/18		200,313
9.67	JPMCB	901-933 US Highway 301 South	901-933 US Highway 301 South	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2000		65,200	Square Feet	100.0%	06/01/18	8,200,000	04/24/18		200,313
9.68	JPMCB	7725 Woodland Center Boulevard	7725 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	1999		42,615	Square Feet	100.0%	06/01/18	8,050,000	04/20/18		196,563
9.69	JPMCB	4508 Woodland Corporate Boulevard	4508 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2000		40,140	Square Feet	100.0%	06/01/18	8,000,000	04/20/18		195,313
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm	3102, 3104 and 3110 Cherry Palm	Tampa	FL	33619	Hillsborough	1	Flex	Industrial	1987		74,397	Square Feet	72.7%	06/01/18	7,800,000	04/24/18		190,625
9.71	JPMCB	101 Gibraltar Road	101 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1977		56,845	Square Feet	94.3%	06/01/18	7,750,000	04/17/18		189,375
9.72	JPMCB	6161 American Boulevard West	6161 American Boulevard West	Bloomington	MN	55438	Hennepin	1	Office	Suburban	1999		36,827	Square Feet	100.0%	06/01/18	7,700,000	04/13/18		188,125
9.73	JPMCB	4502 Woodland Center Boulevard	4502 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2000		42,680	Square Feet	83.2%	06/01/18	7,500,000	04/20/18		184,375
9.74	JPMCB	8855 Columbine Road	8855 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	2004		58,145	Square Feet	57.6%	06/01/18	7,130,000	04/17/18		183,125
9.75	JPMCB	110 Gibraltar Road	110 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1979		59,429	Square Feet	51.6%	06/01/18	7,500,000	04/17/18		183,125
9.76	JPMCB	8939 Columbine Road	8939 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	2001		48,000	Square Feet	100.0%	06/01/18	7,220,000	04/17/18		181,875
9.77	JPMCB	7905 Fuller Road	7905 Fuller Road	Eden Prairie	MN	55344	Hennepin	1	Office	Suburban	1998		74,224	Square Feet	100.0%	06/01/18	7,350,000	04/17/18		181,250
9.78	JPMCB	10801 Nesbitt Avenue South	10801 Nesbitt Avenue South	Bloomington	MN	55437	Hennepin	1	Flex	Office/Industrial	1999		56,000	Square Feet	100.0%	06/01/18	7,275,000	04/12/18		177,813
9.79	JPMCB	9008 Brittany Way	9008 Brittany Way	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2004		59,080	Square Feet	100.0%	06/01/18	7,150,000	04/24/18		174,688
9.80	JPMCB	8995 Columbine Road	8995 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	2001		46,112	Square Feet	99.4%	06/01/18	6,930,000	04/17/18		174,063
9.81	JPMCB	7852-7898 Woodland Center Boulevard	7852-7898 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1998		44,350	Square Feet	100.0%	06/01/18	7,200,000	04/12/18		173,438
9.82	JPMCB	455 Business Center Drive	455 Business Center Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1988		51,505	Square Feet	89.7%	06/01/18	7,050,000	04/17/18		172,188
9.83	JPMCB	747 Dresher Road	747 Dresher Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1987		53,200	Square Feet	61.2%	06/01/18	6,900,000	04/23/18		169,688
9.84	JPMCB	231-253 Gibraltar Road	231-253 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1980		60,000	Square Feet	85.0%	06/01/18	7,000,000	04/20/18		169,688
9.85	JPMCB	55 Valley Stream Parkway	55 Valley Stream Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1983		41,211	Square Feet	100.0%	06/01/18	6,900,000	04/16/18		168,438

 A-1-1

ANNEX A-1

																					Original
								Number of	Property	Property		Year		Unit of		Occupancy	Appraised	Appraisal	Current	Original	Balance
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type(2)	Subtype(2)	Year Built	Renovated	Units(3)	Measure	Occupancy %(4)	Date	Value ($)(5)	Date	LTV %(5)	Balance ($)(6)(7)	per Unit ($)
9.86	JPMCB	8212 Woodland Center Boulevard	8212 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1996		39,155	Square Feet	100.0%	06/01/18	6,900,000	04/12/18		168,438
9.87	JPMCB	7802-7850 Woodland Center Boulevard	7802-7850 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1998		44,350	Square Feet	100.0%	06/01/18	6,800,000	04/12/18		166,250
9.88	JPMCB	4303 East Cotton Center Boulevard	4303 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Flex	Office/Industrial	2001		64,000	Square Feet	0.0%	06/01/18	6,990,000	04/19/18		166,250
9.89	JPMCB	501 US Highway 301 South	501 US Highway 301 South	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2004		59,080	Square Feet	100.0%	06/01/18	6,850,000	04/24/18		166,250
9.90	JPMCB	8102 Woodland Center Boulevard	8102 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1995		39,155	Square Feet	100.0%	06/01/18	6,700,000	04/12/18		163,750
9.91	JPMCB	102 Rock Road	102 Rock Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1984		40,472	Square Feet	100.0%	06/01/18	6,600,000	04/20/18		161,250
9.92	JPMCB	111-159 Gibraltar Road	111-159 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1977		63,036	Square Feet	75.6%	06/01/18	6,550,000	04/20/18		160,000
9.93	JPMCB	181-187 Gibraltar Road	181-187 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1980		48,870	Square Feet	100.0%	06/01/18	6,100,000	04/20/18		156,250
9.94	JPMCB	200-264 Lakeside Drive	200-264 Lakeside Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1990		54,623	Square Feet	85.2%	06/01/18	6,400,000	04/17/18		156,250
9.95	JPMCB	120 Gibraltar Road	120 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1980		49,023	Square Feet	77.3%	06/01/18	6,350,000	04/17/18		155,000
9.96	JPMCB	4207 East Cotton Center Boulevard	4207 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2006		24,900	Square Feet	100.0%	06/01/18	6,300,000	04/19/18		154,063
9.97	JPMCB	161-175 Gibraltar Road	161-175 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1977		49,732	Square Feet	100.0%	06/01/18	6,225,000	04/20/18		152,188
9.98	JPMCB	8967 Columbine Road	8967 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	2000		39,862	Square Feet	100.0%	06/01/18	6,020,000	04/17/18		151,875
9.99	JPMCB	8125-8198 Woodland Center Boulevard	8125-8198 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	1988		45,382	Square Feet	80.8%	06/01/18	6,500,000	04/12/18		151,563
9.100	JPMCB	111 Kelsey Lane	111 Kelsey Lane	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	1990		60,200	Square Feet	100.0%	06/01/18	6,070,000	04/24/18		148,438
9.101	JPMCB	261-283 Gibraltar Road	261-283 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1981		60,000	Square Feet	60.0%	06/01/18	6,000,000	04/20/18		146,563
9.102	JPMCB	27-43 Great Valley Parkway	27-43 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1978		60,623	Square Feet	100.0%	06/01/18	5,900,000	04/17/18		144,063
9.103	JPMCB	767 Electronic Drive	767 Electronic Drive	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1981	2018	45,000	Square Feet	75.5%	06/01/18	5,100,000	04/20/18		140,625
9.104	JPMCB	200-234 Kelsey Lane	200-234 Kelsey Lane	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2005		45,600	Square Feet	100.0%	06/01/18	5,700,000	04/20/18		139,375
9.105	JPMCB	4435 East Cotton Center Boulevard	4435 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Office	Suburban	2007		25,505	Square Feet	100.0%	06/01/18	5,650,000	04/19/18		138,125
9.106	JPMCB	7800 Equitable Drive	7800 Equitable Drive	Eden Prairie	MN	55344	Hennepin	1	Office	Suburban	1997		43,426	Square Feet	100.0%	06/01/18	5,400,000	04/17/18		131,875
9.107	JPMCB	8906 Brittany Way	8906 Brittany Way	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	2005		48,000	Square Feet	100.0%	06/01/18	5,475,000	04/24/18		130,625
9.108	JPMCB	4520 Seedling Circle	4520 Seedling Circle	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2004		35,000	Square Feet	100.0%	06/01/18	5,300,000	04/12/18		129,375
9.109	JPMCB	201-223 Witmer Road	201-223 Witmer Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1972		60,000	Square Feet	80.8%	06/01/18	5,350,000	04/20/18		129,375
9.110	JPMCB	13630 Northwest 8th Street	13630 Northwest 8th Street	Sunrise	FL	33325	Broward	1	Office	Suburban	1990		29,999	Square Feet	100.0%	06/01/18	5,100,000	04/11/18		127,188
9.111	JPMCB	5735 Old Shakopee Road West	5735 Old Shakopee Road West	Bloomington	MN	55437	Hennepin	1	Flex	Office/Industrial	2001		63,463	Square Feet	75.4%	06/01/18	5,175,000	04/12/18		126,563
9.112	JPMCB	50 Valley Stream Parkway	50 Valley Stream Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1987		31,000	Square Feet	100.0%	06/01/18	5,150,000	04/16/18		125,938
9.113	JPMCB	4503 Woodland Corporate Boulevard	4503 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2001		30,000	Square Feet	100.0%	06/01/18	5,050,000	04/20/18		123,438
9.114	JPMCB	508 Lapp Road	508 Lapp Road	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1984		50,200	Square Feet	100.0%	06/01/18	4,850,000	04/17/18		123,438
9.115	JPMCB	125-135 Rock Road	125-135 Rock Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1975		37,500	Square Feet	100.0%	06/01/18	4,875,000	04/20/18		119,063
9.116	JPMCB	8911 Columbine Road	8911 Columbine Road	Eden Prairie	MN	55347	Hennepin	1	Office	Suburban	2003		38,536	Square Feet	60.5%	06/01/18	4,610,000	04/17/18		118,125
9.117	JPMCB	9306-9324 East Broadway Avenue	9306-9324 East Broadway Avenue	Tampa	FL	33619	Hillsborough	1	Office	Suburban	2007		36,000	Square Feet	100.0%	06/01/18	4,800,000	04/20/18		117,188
9.118	JPMCB	101-111 Rock Road	101-111 Rock Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1975		37,884	Square Feet	100.0%	06/01/18	4,700,000	04/20/18		114,688
9.119	JPMCB	201 Gibraltar Road	201 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1983		46,697	Square Feet	38.9%	06/01/18	4,700,000	04/23/18		114,688
9.120	JPMCB	4505 Woodland Corporate Boulevard	4505 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2001		25,000	Square Feet	100.0%	06/01/18	4,600,000	04/20/18		112,500
9.121	JPMCB	4511 Woodland Corporate Boulevard	4511 Woodland Corporate Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	2001		25,000	Square Feet	100.0%	06/01/18	4,600,000	04/20/18		112,500
9.122	JPMCB	400-445 Lakeside Drive, Unit #400	400-445 Lakeside Drive, Unit #400	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1981		62,123	Square Feet	0.0%	06/01/18	4,450,000	04/17/18		108,750
9.123	JPMCB	40 Valley Stream Parkway	40 Valley Stream Parkway	East Whiteland Township	PA	19355	Chester	1	Office	Suburban	1987	2015	31,092	Square Feet	100.0%	06/01/18	4,450,000	04/16/18		108,750
9.124	JPMCB	103-109 Gibraltar Road	103-109 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1977		42,000	Square Feet	100.0%	06/01/18	4,350,000	04/20/18		106,250
9.125	JPMCB	7702 Woodland Center Boulevard	7702 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	1998		29,350	Square Feet	100.0%	06/01/18	4,400,000	04/20/18		106,250
9.126	JPMCB	113-123 Rock Road	113-123 Rock Road	Horsham Township	PA	19044	Montgomery	1	Flex	Office/Industrial	1975	2015	37,500	Square Feet	100.0%	06/01/18	4,300,000	04/20/18		105,000
9.127	JPMCB	555 Business Center Drive	555 Business Center Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1988		30,064	Square Feet	100.0%	06/01/18	4,300,000	04/23/18		105,000
9.128	JPMCB	8001 Woodland Center Boulevard	8001 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Office	Suburban	1999		29,999	Square Feet	59.2%	06/01/18	4,300,000	04/20/18		105,000
9.129	JPMCB	4415 East Cotton Center Boulevard	4415 East Cotton Center Boulevard	Phoenix	AZ	85040	Maricopa	1	Flex	Office/Industrial	2001		35,463	Square Feet	0.0%	06/01/18	4,170,000	04/19/18		105,000
9.130	JPMCB	300 Welsh Road Building 4	300 Welsh Road Building 4	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1983		37,653	Square Feet	58.9%	06/01/18	4,250,000	04/17/18		103,750
9.131	JPMCB	9001-9015 Brittany Way	9001-9015 Brittany Way	Tampa	FL	33619	Hillsborough	1	Flex	Office/Industrial	1999		30,000	Square Feet	100.0%	06/01/18	4,100,000	04/24/18		100,313
9.132	JPMCB	13650 Northwest 8th Street	13650 Northwest 8th Street	Sunrise	FL	33325	Broward	1	Office	Suburban	1990		24,732	Square Feet	28.4%	06/01/18	3,500,000	04/11/18		92,813
9.133	JPMCB	277-293 Great Valley Parkway	277-293 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1985		28,800	Square Feet	100.0%	06/01/18	3,800,000	04/17/18		92,813
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)	300 Welsh Road (aka 5 Horsham Business Center)	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1985		33,205	Square Feet	100.0%	06/01/18	3,700,000	04/17/18		90,313
9.135	JPMCB	300-309 Lakeside Drive	300-309 Lakeside Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1982		43,832	Square Feet	0.0%	06/01/18	3,450,000	04/23/18		80,625
9.136	JPMCB	101-107 Lakeside Drive	101-107 Lakeside Drive	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1996		27,465	Square Feet	100.0%	06/01/18	3,200,000	04/23/18		78,125
9.137	JPMCB	7695-7699 Anagram Drive	7695-7699 Anagram Drive	Eden Prairie	MN	55344	Hennepin	1	Office	Suburban	1997		39,390	Square Feet	0.0%	06/01/18	3,130,000	04/17/18		75,625
9.138	JPMCB	425 Technology Drive	425 Technology Drive	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1998		22,407	Square Feet	100.0%	06/01/18	2,950,000	04/17/18		72,188
9.139	JPMCB	300 Technology Drive	300 Technology Drive	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1986		22,500	Square Feet	100.0%	06/01/18	2,800,000	04/17/18		68,438
9.140	JPMCB	510 Lapp Road	510 Lapp Road	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1984		27,167	Square Feet	100.0%	06/01/18	2,600,000	04/17/18		63,438
9.141	JPMCB	7851-61 Woodland Center Boulevard	7851-61 Woodland Center Boulevard	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	2001		18,520	Square Feet	86.0%	06/01/18	2,700,000	04/12/18		63,438
9.142	JPMCB	300 Welsh Road Building 3	300 Welsh Road Building 3	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1984		23,461	Square Feet	59.9%	06/01/18	2,550,000	04/23/18		55,000
9.143	JPMCB	7624 Bald Cypress Place	7624 Bald Cypress Place	Tampa	FL	33614	Hillsborough	1	Flex	Office/Industrial	2003		15,035	Square Feet	100.0%	06/01/18	1,850,000	04/12/18		45,313
9.144	JPMCB	75 Great Valley Parkway	75 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1978		11,600	Square Feet	100.0%	06/01/18	1,675,000	04/17/18		40,938
9.145	JPMCB	506 Prudential Road	506 Prudential Road	Horsham Township	PA	19044	Montgomery	1	Office	Suburban	1973		18,200	Square Feet	0.0%	06/01/18	1,450,000	04/23/18		36,563
9.146	JPMCB	30 Great Valley Parkway	30 Great Valley Parkway	East Whiteland Township	PA	19355	Chester	1	Flex	Office/Industrial	1986		12,000	Square Feet	100.0%	06/01/18	1,150,000	04/17/18		28,125
9.147	JPMCB	100 Gibraltar Road	100 Gibraltar Road	Horsham Township	PA	19044	Montgomery	1	Retail	Freestanding	1982		2,800	Square Feet	100.0%	06/01/18	450,000	04/17/18		10,938
10	GSMC	145 Clinton	145 Clinton Street	New York	NY	10002	New York	1	Retail	Anchored	2018		67,217	Square Feet	85.0%	09/15/18	105,000,000	09/20/18	65.0%	40,000,000	1,015
11	GSMC	Crowne Plaza Melbourne	2605 North Highway A1A	Melbourne	FL	32903	Brevard	1	Hotel	Full Service	1979, 1981	2017-2018	290	Rooms	28.3%	08/31/18	59,500,000	06/01/19	65.2%	38,850,000	133,966
12	CREFI	Kawa Mixed Use Portfolio	Various	Various	Various	Various	Various	4	Various	Various	Various		435,763	Square Feet	98.4%	Various	113,250,000	Various	65.8%	38,000,000	171
12.01	CREFI	Gavilon Headquarters	1331 Capitol Avenue	Omaha	NE	68102	Douglas	1	Office	CBD	2013		127,810	Square Feet	100.0%	12/06/18	47,100,000	11/06/18		16,526,174
12.02	CREFI	Essence Group Headquarters	13900 Riverport Drive	Maryland Heights	MO	63043	Saint Louis	1	Office	Suburban	1999		141,774	Square Feet	100.0%	12/06/18	23,250,000	11/01/19		6,936,913
12.03	CREFI	Oerlikon Industrial Facility	41144 Concept Drive	Plymouth	MI	48170	Wayne	1	Industrial	Flex	2018		79,401	Square Feet	100.0%	12/06/18	22,400,000	11/07/18		7,242,953
12.04	CREFI	Northland Innovation Campus	6889 North Oak Trafficway	Gladstone	MO	64118	Clay	1	Mixed Use	Office/Education	2016		86,778	Square Feet	91.9%	08/06/18	20,500,000	11/01/18		7,293,960
13	JPMCB	Briar Hill at Manchester	18 37th Place	Manchester Township	NJ	08759	Ocean	1	Multifamily	Garden	1996-1999		344	Units	98.8%	09/30/18	58,100,000	10/11/18	53.8%	31,270,000	90,901
14	GSMC	Residence Inn Boise City Center	400 South Capitol Boulevard	Boise	ID	83702	Ada	1	Hotel	Extended Stay	2017		185	Rooms	78.9%	11/30/18	53,100,000	09/27/18	57.4%	30,500,000	164,865
15	CREFI	DUMBO Heights Portfolio	Various	Brooklyn	NY	11201	Kings	4	Office	CBD	Various	2017	753,074	Square Feet	94.2%	Various	640,000,000	03/23/18	28.1%	30,000,000	239
15.01	CREFI	55 Prospect Street	55 Prospect Street	Brooklyn	NY	11201	Kings	1	Office	CBD	1967	2017	255,504	Square Feet	87.9%	08/09/18	220,000,000	03/23/18		10,000,000
15.02	CREFI	117 Adams Street	117 Adams Street	Brooklyn	NY	11201	Kings	1	Office	CBD	1926	2017	182,955	Square Feet	96.3%	08/01/18	175,000,000	03/23/18		8,437,500
15.03	CREFI	77 Sands Street	77 Sands Street	Brooklyn	NY	11201	Kings	1	Office	CBD	1962	2017	223,729	Square Feet	100.0%	08/01/18	175,000,000	03/23/18		7,812,500
15.04	CREFI	81 Prospect Street	81 Prospect Street	Brooklyn	NY	11201	Kings	1	Office	CBD	1909	2017	90,886	Square Feet	93.2%	08/01/18	70,000,000	03/23/18		3,750,000
16	GSMC	5444 & 5430 Westheimer	5444 & 5430 Westheimer Road	Houston	TX	77056	Harris	1	Office	Suburban	1979, 1981	2013	404,762	Square Feet	80.6%	06/01/18	80,500,000	09/13/18	63.4%	30,000,000	126
17	JPMCB	Faurecia Columbus	830 West 450 South	Columbus	IN	47201	Bartholomew	1	Industrial	Flex	2016		393,817	Square Feet	100.0%	12/01/18	40,000,000	09/19/18	64.8%	25,935,000	66
18	GACC	Moffett Towers II - Building 1	1100 Discovery Way	Sunnyvale	CA	94089	Santa Clara	1	Office	CBD	2018		350,633	Square Feet	100.0%	12/06/18	358,600,000	12/01/18	46.8%	25,000,000	479
19	GSMC	TripAdvisor HQ	400 First Avenue	Needham	MA	02494	Norfolk	1	Office	Suburban	2015		280,892	Square Feet	100.0%	12/01/18	152,000,000	05/16/18	64.6%	23,150,000	349
20	GSMC	Missouri Falls	645 East Missouri Avenue	Phoenix	AZ	85012	Maricopa	1	Office	Suburban	1987	2014-2018	188,961	Square Feet	86.9%	10/01/18	44,200,000	08/27/19	51.5%	22,770,000	121
21	GACC	Douglasville Pavilion	2900 Chapel Hill Road	Douglasville	GA	30135	Douglas	1	Retail	Anchored	1998		266,247	Square Feet	100.0%	11/08/18	35,800,000	08/29/18	58.9%	21,075,000	79
22	JPMCB	636 11th Avenue	636 11th Avenue	New York	NY	10036	New York	1	Office	CBD	1917	2008	564,004	Square Feet	100.0%	12/01/18	428,000,000	04/04/18	56.1%	20,000,000	426
23	CREFI	Glenn Hotel Downtown Atlanta	110 Marietta Street Northwest	Atlanta	GA	30303	Fulton	1	Hotel	Full Service	1923	2006	110	Rooms	77.2%	09/30/18	34,900,000	08/01/20	54.2%	18,950,000	172,273
24	JPMCB	120 Bloomingdale Road	120 Bloomingdale Road	White Plains	NY	10605	Westchester	1	Office	CBD	1956	2013	140,520	Square Feet	100.0%	08/22/18	25,800,000	10/25/18	67.5%	17,415,000	124
25	JPMCB	1421 West Shure Drive	1421 West Shure Drive	Arlington Heights	IL	60004	Cook	1	Office	Suburban	1974	2015-2017	205,639	Square Feet	100.0%	07/19/18	41,000,000	08/31/18	71.6%	17,000,000	143
26	GACC	Safeway Olney	3333 Spartan Road	Olney	MD	20832	Montgomery	1	Retail	Freestanding	2012		59,755	Square Feet	100.0%	12/06/18	26,000,000	09/20/18	60.8%	15,796,800	264
27	GACC	River Hills	299 Swannanoa River Road	Asheville	NC	28805	Buncombe	1	Retail	Anchored	1996	2017	169,174	Square Feet	99.1%	10/10/18	20,290,000	09/28/18	73.4%	14,900,000	88
28	JPMCB	Sheraton Music City	777 McGavock Pike	Nashville	TN	37214	Davidson	1	Hotel	Full Service	1985	2017	410	Rooms	76.7%	09/30/18	115,000,000	04/01/18	60.4%	15,000,000	170,732
29	JPMCB	Trophy Club Plaza	101 Trophy Lake Drive	Trophy Club	TX	76262	Denton	1	Retail	Anchored	2000		106,734	Square Feet	100.0%	09/01/18	23,530,000	10/09/18	62.7%	14,750,000	138
30	JPMCB	Glendale Corporate Center	5323 & 5281 North 99th Avenue	Glendale	AZ	85305	Maricopa	1	Office	Suburban	2004, 2008		130,414	Square Feet	85.4%	07/31/18	18,800,000	07/31/18	64.4%	12,100,000	93
31	JPMCB	The Shoppes of Kemah	401-441 FM 518 Road	Kemah	TX	77565	Galveston	1	Retail	Anchored	2018		78,919	Square Feet	95.7%	09/30/18	15,930,000	10/09/18	70.4%	11,220,000	142
32	JPMCB	Walnut Creek	920,936,980,990 North US Highway 287 & 1070 Country Club Drive	Mansfield	TX	76063	Tarrant	1	Retail	Anchored	2002		122,273	Square Feet	98.0%	10/01/18	17,150,000	10/08/18	65.0%	11,147,500	91
33	GACC	3603 Haven	3603 Haven Avenue	Menlo Park	CA	94025	San Mateo	1	Office	Suburban	1987	2017-2018	21,162	Square Feet	100.0%	10/30/18	15,700,000	08/01/19	67.5%	10,600,000	501
34	GACC	1076 Riverdale	1076 West Riverdale Road	Riverdale	UT	84405	Weber	1	Retail	Anchored	1992	2010	153,214	Square Feet	100.0%	11/07/18	14,900,000	04/01/19	68.8%	10,250,000	67
35	CREFI	Culver Exchange	3344 South La Cienega Boulevard	Los Angeles	CA	90016	Los Angeles	1	Retail	Unanchored	1952	2015-2018	12,659	Square Feet	88.8%	10/23/18	12,300,000	10/10/18	57.3%	7,050,000	557
36	GSMC	Storgard Self Storage	1200 North Benson Avenue	Upland	CA	91786	San Bernardino	1	Self Storage	Self Storage	1985	2008	95,975	Square Feet	97.4%	08/26/18	13,400,000	09/12/18	52.2%	7,000,000	73
37	GACC	Jewel-Osco Huntley	13200 Village Green Drive	Huntley	IL	60142	Kane	1	Retail	Freestanding	2005		64,285	Square Feet	100.0%	12/06/18	11,900,000	09/21/18	56.1%	6,670,000	104
38	CREFI	Shops on Navigation	2240 Navigation Boulevard	Houston	TX	77003	Harris	1	Retail	Unanchored	2017		17,888	Square Feet	100.0%	11/01/18	9,200,000	10/08/18	70.7%	6,500,000	363
39	CREFI	The Shops at Moore Road	1039 Peachtree Industrial Boulevard	Suwanee	GA	30024	Gwinnett	1	Retail	Unanchored	2007		33,038	Square Feet	94.5%	09/27/18	10,500,000	10/02/18	61.2%	6,425,000	194
40	CREFI	Self Storage Plus Dulles Town Center	45601 Woodland Road	Sterling	VA	20166	Loudoun	1	Self Storage	Self Storage	2005		53,236	Square Feet	85.8%	10/31/18	9,175,000	10/17/18	59.9%	5,500,000	103
41	JPMCB	Anthem Eastside Shops	3668-3720 West Anthem Way	Anthem	AZ	85086	Maricopa	1	Retail	Unanchored	2004		31,193	Square Feet	100.0%	10/09/18	7,300,000	09/26/18	65.0%	4,745,000	152

 A-1-2

ANNEX A-1

				Current						Net
			Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period
Loan #	Seller(1)	Property Name	Balance ($)(6)(7)	per Unit ($)	Pool Balance	Loan	Borrower(8)	Rate %(9)	Fee %(9)	Rate %(9)	Accrual Type	Service ($)(10)(11)	Service ($)(11)	Note Date	Payment Date	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)(12)
1	JPMCB	Aventura Mall	60,000,000	1,155	5.7%	No	No	4.12125	0.01123	4.11002	Actual/360	208,924.48	2,507,093.76	06/07/18	08/01/18			115	0	120	5	1	0
2	GACC	Staples Strategic Industrial	56,100,000	31	5.3%	No	No	4.91800	0.01478	4.90322	Actual/360	233,109.78	2,797,317.36	09/28/18	11/06/18			118	0	120	2	6	0
2.01	GACC	Staples - Hagerstown, MD	15,570,975		1.5%
2.02	GACC	Staples - Montgomery, NY	12,011,895		1.1%
2.03	GACC	Staples - Terre Haute, IN	9,364,830		0.9%
2.04	GACC	Staples - London, OH	6,895,718		0.7%
2.05	GACC	Staples - Beloit, WI	5,027,201		0.5%
2.06	GACC	Staples - Dayville, CT	4,226,408		0.4%
2.07	GACC	Staples - Arden Hills, MN	1,557,098		0.1%
2.08	GACC	Staples - Putnam, CT	1,445,876		0.1%
3	GACC	Embassy Suites Anaheim	56,000,000	149,333	5.3%	No	No	5.14002	0.02478	5.11524	Actual/360	243,198.99	2,918,387.88	11/06/18	12/06/18			119	0	120	1	6	0
4	GACC	Saint Louis Galleria	55,000,000	515	5.2%	No	No	4.99677	0.01248	4.98429	Actual/360	302,111.13	3,625,333.51	11/01/18	12/01/18	11/01/23	12/01/23	119	360	60	1	1	0
5	JPMCB	10 Brookline Place	50,000,000	473	4.8%	No	No	4.33700	0.01478	4.32222	Actual/360	183,218.17	2,198,618.04	11/07/18	01/01/19			120	0	120	0	1	0
6	GACC	590 East Middlefield	48,750,000	488	4.6%	No	No	5.36900	0.02478	5.34422	Actual/360	221,145.01	2,653,740.12	11/08/18	01/06/19			120	0	120	0	6	0
7	CREFI	3 Huntington Quadrangle	47,000,000	115	4.5%	No	No	5.06000	0.01478	5.04522	Actual/360	200,935.88	2,411,230.56	11/16/18	01/06/19			120	0	120	0	6	0
8	GACC	Moffett Towers - Buildings E,F,G	46,800,000	420	4.5%	No	Yes - Group 1	4.13099	0.01248	4.11851	Actual/360	163,346.07	1,960,152.84	09/07/18	11/06/18			118	0	120	2	6	0
9	JPMCB	Workspace	40,000,000	59	3.8%	No	No	5.37200	0.01123	5.36077	Actual/360	181,553.70	2,178,644.40	06/08/18	07/01/18			55	0	61	6	1	0
9.01	JPMCB	6625 78th Street West	1,392,500		0.1%
9.02	JPMCB	1500 Liberty Ridge Drive	1,253,438		0.1%
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive	1,072,500		0.1%
9.04	JPMCB	1301 International Parkway	940,625		0.1%
9.05	JPMCB	777 West Yamato Road	928,438		0.1%
9.06	JPMCB	4425 East Cotton Center Boulevard	867,500		0.1%
9.07	JPMCB	4500 East Cotton Center Boulevard	781,875		0.1%
9.08	JPMCB	3100 Southwest 145th Avenue	747,500		0.1%
9.09	JPMCB	3400 Lakeside Drive	710,938		0.1%
9.10	JPMCB	3450 Lakeside Drive	706,250		0.1%
9.11	JPMCB	40 Liberty Boulevard	686,563		0.1%
9.12	JPMCB	4630 Woodland Corporate Boulevard	637,813		0.1%
9.13	JPMCB	750 Park of Commerce Road	632,813		0.1%
9.14	JPMCB	13621 Northwest 12th Street	615,625		0.1%
9.15	JPMCB	2 West Liberty Boulevard	595,000		0.1%
9.16	JPMCB	10400 Viking Drive	571,875		0.1%
9.17	JPMCB	100 Witmer Road	550,938		0.1%
9.18	JPMCB	7 Walnut Grove Drive	542,500		0.1%
9.19	JPMCB	4313 East Cotton Center Boulevard	540,000		0.1%
9.20	JPMCB	1200 Liberty Ridge Drive	483,750		0.0%
9.21	JPMCB	1400 Liberty Ridge Drive	483,750		0.0%
9.22	JPMCB	4750 South 44th Place	481,250		0.0%
9.23	JPMCB	680 Blair Mill Road	477,813		0.0%
9.24	JPMCB	3020 US Highway 301 South	461,875		0.0%
9.25	JPMCB	4 Walnut Grove Drive	454,375		0.0%
9.26	JPMCB	4631 Woodland Corporate Boulevard	448,438		0.0%
9.27	JPMCB	5 Walnut Grove Drive	425,000		0.0%
9.28	JPMCB	700 Dresher Road	411,563		0.0%
9.29	JPMCB	45-67 Great Valley Parkway	410,313		0.0%
9.30	JPMCB	4610 South 44th Place	403,125		0.0%
9.31	JPMCB	4217 East Cotton Center Boulevard	366,563		0.0%
9.32	JPMCB	1 Country View Road	364,063		0.0%
9.33	JPMCB	4410 East Cotton Center Boulevard	361,563		0.0%
9.34	JPMCB	951 Northwest Broken Sound Parkway	354,375		0.0%
9.35	JPMCB	77-123 Great Valley Parkway	351,875		0.0%
9.36	JPMCB	420-500 Lapp Road	346,875		0.0%
9.37	JPMCB	2 Walnut Grove Drive	306,563		0.0%
9.38	JPMCB	507 Prudential Road	306,563		0.0%
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard	302,813		0.0%
9.40	JPMCB	9801 South 51st Street	298,125		0.0%
9.41	JPMCB	180 Sheree Boulevard	293,125		0.0%
9.42	JPMCB	7615 Smetana Lane	290,625		0.0%
9.43	JPMCB	4550 South 44th Place	288,438		0.0%
9.44	JPMCB	131 Kelsey Lane	283,438		0.0%
9.45	JPMCB	5775 Old Shakopee Road West	275,000		0.0%
9.46	JPMCB	8401-8406 Benjamin Road (North)	268,750		0.0%
9.47	JPMCB	7625 Smetana Lane	262,500		0.0%
9.48	JPMCB	5 Great Valley Parkway	261,563		0.0%
9.49	JPMCB	5705 Old Shakopee Road West	259,688		0.0%
9.50	JPMCB	7 Great Valley Parkway	250,313		0.0%
9.51	JPMCB	65 Valley Stream Parkway	249,063		0.0%
9.52	JPMCB	220 Gibraltar Road	246,875		0.0%
9.53	JPMCB	257-275 Great Valley Parkway	244,375		0.0%
9.54	JPMCB	240 Gibraltar Road	241,875		0.0%
9.55	JPMCB	200 Gibraltar Road	238,125		0.0%
9.56	JPMCB	9023 Columbine Road	235,625		0.0%
9.57	JPMCB	3 Country View Road	234,688		0.0%
9.58	JPMCB	1 Great Valley Parkway	229,688		0.0%
9.59	JPMCB	333 Phoenixville Pike	229,688		0.0%
9.60	JPMCB	4405 East Cotton Center Boulevard	227,188		0.0%
9.61	JPMCB	7920 Woodland Center Boulevard	222,188		0.0%
9.62	JPMCB	20 Valley Stream Parkway	220,000		0.0%
9.63	JPMCB	5715 Old Shakopee Road West	213,750		0.0%
9.64	JPMCB	150-182 Kelsey Lane	207,813		0.0%
9.65	JPMCB	155 Great Valley Parkway	204,063		0.0%
9.66	JPMCB	701-725 US Highway 301 South	200,313		0.0%
9.67	JPMCB	901-933 US Highway 301 South	200,313		0.0%
9.68	JPMCB	7725 Woodland Center Boulevard	196,563		0.0%
9.69	JPMCB	4508 Woodland Corporate Boulevard	195,313		0.0%
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm	190,625		0.0%
9.71	JPMCB	101 Gibraltar Road	189,375		0.0%
9.72	JPMCB	6161 American Boulevard West	188,125		0.0%
9.73	JPMCB	4502 Woodland Center Boulevard	184,375		0.0%
9.74	JPMCB	8855 Columbine Road	183,125		0.0%
9.75	JPMCB	110 Gibraltar Road	183,125		0.0%
9.76	JPMCB	8939 Columbine Road	181,875		0.0%
9.77	JPMCB	7905 Fuller Road	181,250		0.0%
9.78	JPMCB	10801 Nesbitt Avenue South	177,813		0.0%
9.79	JPMCB	9008 Brittany Way	174,688		0.0%
9.80	JPMCB	8995 Columbine Road	174,063		0.0%
9.81	JPMCB	7852-7898 Woodland Center Boulevard	173,438		0.0%
9.82	JPMCB	455 Business Center Drive	172,188		0.0%
9.83	JPMCB	747 Dresher Road	169,688		0.0%
9.84	JPMCB	231-253 Gibraltar Road	169,688		0.0%
9.85	JPMCB	55 Valley Stream Parkway	168,438		0.0%
 A-1-3

ANNEX A-1

				Current						Net
			Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period
Loan #	Seller(1)	Property Name	Balance ($)(6)(7)	per Unit ($)	Pool Balance	Loan	Borrower(8)	Rate %(9)	Fee %(9)	Rate %(9)	Accrual Type	Service ($)(10)(11)	Service ($)(11)	Note Date	Payment Date	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)(12)
9.86	JPMCB	8212 Woodland Center Boulevard	168,438		0.0%
9.87	JPMCB	7802-7850 Woodland Center Boulevard	166,250		0.0%
9.88	JPMCB	4303 East Cotton Center Boulevard	166,250		0.0%
9.89	JPMCB	501 US Highway 301 South	166,250		0.0%
9.90	JPMCB	8102 Woodland Center Boulevard	163,750		0.0%
9.91	JPMCB	102 Rock Road	161,250		0.0%
9.92	JPMCB	111-159 Gibraltar Road	160,000		0.0%
9.93	JPMCB	181-187 Gibraltar Road	156,250		0.0%
9.94	JPMCB	200-264 Lakeside Drive	156,250		0.0%
9.95	JPMCB	120 Gibraltar Road	155,000		0.0%
9.96	JPMCB	4207 East Cotton Center Boulevard	154,063		0.0%
9.97	JPMCB	161-175 Gibraltar Road	152,188		0.0%
9.98	JPMCB	8967 Columbine Road	151,875		0.0%
9.99	JPMCB	8125-8198 Woodland Center Boulevard	151,563		0.0%
9.100	JPMCB	111 Kelsey Lane	148,438		0.0%
9.101	JPMCB	261-283 Gibraltar Road	146,563		0.0%
9.102	JPMCB	27-43 Great Valley Parkway	144,063		0.0%
9.103	JPMCB	767 Electronic Drive	140,625		0.0%
9.104	JPMCB	200-234 Kelsey Lane	139,375		0.0%
9.105	JPMCB	4435 East Cotton Center Boulevard	138,125		0.0%
9.106	JPMCB	7800 Equitable Drive	131,875		0.0%
9.107	JPMCB	8906 Brittany Way	130,625		0.0%
9.108	JPMCB	4520 Seedling Circle	129,375		0.0%
9.109	JPMCB	201-223 Witmer Road	129,375		0.0%
9.110	JPMCB	13630 Northwest 8th Street	127,188		0.0%
9.111	JPMCB	5735 Old Shakopee Road West	126,563		0.0%
9.112	JPMCB	50 Valley Stream Parkway	125,938		0.0%
9.113	JPMCB	4503 Woodland Corporate Boulevard	123,438		0.0%
9.114	JPMCB	508 Lapp Road	123,438		0.0%
9.115	JPMCB	125-135 Rock Road	119,063		0.0%
9.116	JPMCB	8911 Columbine Road	118,125		0.0%
9.117	JPMCB	9306-9324 East Broadway Avenue	117,188		0.0%
9.118	JPMCB	101-111 Rock Road	114,688		0.0%
9.119	JPMCB	201 Gibraltar Road	114,688		0.0%
9.120	JPMCB	4505 Woodland Corporate Boulevard	112,500		0.0%
9.121	JPMCB	4511 Woodland Corporate Boulevard	112,500		0.0%
9.122	JPMCB	400-445 Lakeside Drive, Unit #400	108,750		0.0%
9.123	JPMCB	40 Valley Stream Parkway	108,750		0.0%
9.124	JPMCB	103-109 Gibraltar Road	106,250		0.0%
9.125	JPMCB	7702 Woodland Center Boulevard	106,250		0.0%
9.126	JPMCB	113-123 Rock Road	105,000		0.0%
9.127	JPMCB	555 Business Center Drive	105,000		0.0%
9.128	JPMCB	8001 Woodland Center Boulevard	105,000		0.0%
9.129	JPMCB	4415 East Cotton Center Boulevard	105,000		0.0%
9.130	JPMCB	300 Welsh Road Building 4	103,750		0.0%
9.131	JPMCB	9001-9015 Brittany Way	100,313		0.0%
9.132	JPMCB	13650 Northwest 8th Street	92,813		0.0%
9.133	JPMCB	277-293 Great Valley Parkway	92,813		0.0%
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)	90,313		0.0%
9.135	JPMCB	300-309 Lakeside Drive	80,625		0.0%
9.136	JPMCB	101-107 Lakeside Drive	78,125		0.0%
9.137	JPMCB	7695-7699 Anagram Drive	75,625		0.0%
9.138	JPMCB	425 Technology Drive	72,188		0.0%
9.139	JPMCB	300 Technology Drive	68,438		0.0%
9.140	JPMCB	510 Lapp Road	63,438		0.0%
9.141	JPMCB	7851-61 Woodland Center Boulevard	63,438		0.0%
9.142	JPMCB	300 Welsh Road Building 3	55,000		0.0%
9.143	JPMCB	7624 Bald Cypress Place	45,313		0.0%
9.144	JPMCB	75 Great Valley Parkway	40,938		0.0%
9.145	JPMCB	506 Prudential Road	36,563		0.0%
9.146	JPMCB	30 Great Valley Parkway	28,125		0.0%
9.147	JPMCB	100 Gibraltar Road	10,938		0.0%
10	GSMC	145 Clinton	40,000,000	1,015	3.8%	No	No	4.96500	0.01478	4.95022	Actual/360	167,798.61	2,013,583.32	11/19/18	01/06/19			120	0	120	0	6	2
11	GSMC	Crowne Plaza Melbourne	38,810,879	133,831	3.7%	No	No	5.94000	0.01478	5.92522	Actual/360	231,428.85	2,777,146.20	10/17/18	12/06/18			119	359	0	1	6	5 (One time only)
12	CREFI	Kawa Mixed Use Portfolio	38,000,000	171	3.6%	No	No	5.08000	0.01478	5.06522	Actual/360	163,100.93	1,957,211.16	11/20/18	01/06/19			120	0	120	0	6	0
12.01	CREFI	Gavilon Headquarters	16,526,174		1.6%
12.02	CREFI	Essence Group Headquarters	6,936,913		0.7%
12.03	CREFI	Oerlikon Industrial Facility	7,242,953		0.7%
12.04	CREFI	Northland Innovation Campus	7,293,960		0.7%
13	JPMCB	Briar Hill at Manchester	31,270,000	90,901	3.0%	No	No	5.27300	0.01478	5.25822	Actual/360	139,314.00	1,671,768.00	11/08/18	01/01/19			60	0	60	0	1	0
14	GSMC	Residence Inn Boise City Center	30,462,082	164,660	2.9%	No	No	4.81500	0.05228	4.76272	Actual/360	160,299.59	1,923,595.08	10/22/18	12/06/18			119	359	0	1	6	0
15	CREFI	DUMBO Heights Portfolio	30,000,000	239	2.9%	No	No	4.05000	0.01248	4.03752	Actual/360	102,656.25	1,231,875.00	08/30/18	10/06/18			57	0	60	3	6	0
15.01	CREFI	55 Prospect Street	10,000,000		1.0%
15.02	CREFI	117 Adams Street	8,437,500		0.8%
15.03	CREFI	77 Sands Street	7,812,500		0.7%
15.04	CREFI	81 Prospect Street	3,750,000		0.4%
16	GSMC	5444 & 5430 Westheimer	30,000,000	126	2.9%	No	No	4.72000	0.02478	4.69522	Actual/360	119,638.89	1,435,666.68	10/23/18	12/06/18			119	0	120	1	6	0
17	JPMCB	Faurecia Columbus	25,935,000	66	2.5%	No	No	5.35700	0.01478	5.34222	Actual/360	144,937.64	1,739,251.68	11/02/18	01/01/19	12/01/20	01/01/21	120	360	24	0	1	0
18	GACC	Moffett Towers II - Building 1	25,000,000	479	2.4%	No	Yes - Group 1	3.89397	0.01123	3.88274	Actual/360	117,830.65	1,413,967.80	07/13/18	09/06/18	08/06/23	09/06/23	112	360	60	4	6	0
19	GSMC	TripAdvisor HQ	23,150,000	349	2.2%	No	No	4.88325	0.01248	4.87077	Actual/360	95,514.45	1,146,173.40	07/24/18	09/06/18			116	0	120	4	6	0
20	GSMC	Missouri Falls	22,770,000	121	2.2%	No	No	4.61550	0.01478	4.60072	Actual/360	88,795.49	1,065,545.88	10/01/18	11/06/18			118	0	120	2	6	0
21	GACC	Douglasville Pavilion	21,075,000	79	2.0%	No	No	4.74500	0.01478	4.73022	Actual/360	84,491.48	1,013,897.76	11/20/18	01/06/19			120	0	120	0	6	0
22	JPMCB	636 11th Avenue	20,000,000	426	1.9%	No	No	4.07300	0.01248	4.06052	Actual/360	68,826.16	825,913.92	05/11/18	07/01/18			114	0	120	6	1	0
23	CREFI	Glenn Hotel Downtown Atlanta	18,929,453	172,086	1.8%	No	No	5.55000	0.01478	5.53522	Actual/360	108,191.24	1,298,294.88	11/02/18	12/06/18			119	359	0	1	6	0
24	JPMCB	120 Bloomingdale Road	17,415,000	124	1.7%	No	No	5.17400	0.01478	5.15922	Actual/360	76,130.56	913,566.72	11/20/18	01/01/19			120	0	120	0	1	0
25	JPMCB	1421 West Shure Drive	17,000,000	143	1.6%	No	No	5.09000	0.01478	5.07522	Actual/360	92,197.03	1,106,364.36	10/26/18	12/01/18	11/01/23	12/01/23	119	360	60	1	1	0
26	GACC	Safeway Olney	15,796,800	264	1.5%	No	No	5.10800	0.03478	5.07322	Actual/360	68,175.62	818,107.44	11/01/18	12/06/18			119	0	120	1	6	0
27	GACC	River Hills	14,900,000	88	1.4%	No	No	4.94000	0.04478	4.89522	Actual/360	79,440.94	953,291.28	10/30/18	12/06/18	11/06/21	12/06/21	119	360	36	1	6	0
28	JPMCB	Sheraton Music City	14,895,750	169,545	1.4%	No	No	4.94000	0.01248	4.92752	Actual/360	79,974.10	959,689.20	05/23/18	07/01/18			114	354	0	6	1	0
29	JPMCB	Trophy Club Plaza	14,750,000	138	1.4%	No	Yes - Group 2	4.99300	0.01478	4.97822	Actual/360	62,224.68	746,696.16	11/09/18	01/01/19			120	0	120	0	1	5
30	JPMCB	Glendale Corporate Center	12,100,000	93	1.2%	No	No	4.80600	0.01478	4.79122	Actual/360	63,528.40	762,340.80	09/26/18	11/01/18	10/01/20	11/01/20	118	360	24	2	1	0
31	JPMCB	The Shoppes of Kemah	11,220,000	142	1.1%	No	No	5.07800	0.05478	5.02322	Actual/360	60,767.38	729,208.56	11/14/18	01/01/19	12/01/23	01/01/24	120	360	60	0	1	0
32	JPMCB	Walnut Creek	11,147,500	91	1.1%	No	Yes - Group 2	4.99500	0.01478	4.98022	Actual/360	47,045.93	564,551.16	11/14/18	01/01/19			120	0	120	0	1	5
33	GACC	3603 Haven	10,600,000	501	1.0%	No	No	5.39700	0.06478	5.33222	Actual/360	59,502.42	714,029.04	11/01/18	12/06/18	11/06/23	12/06/23	119	360	60	1	6	0
34	GACC	1076 Riverdale	10,250,000	67	1.0%	No	No	5.02400	0.01478	5.00922	Actual/360	55,174.66	662,095.92	11/09/18	01/06/19			120	360	0	0	6	0
35	CREFI	Culver Exchange	7,050,000	557	0.7%	No	No	5.39000	0.01478	5.37522	Actual/360	39,543.92	474,527.04	11/09/18	01/06/19	12/06/23	01/06/24	120	360	60	0	6	0
36	GSMC	Storgard Self Storage	7,000,000	73	0.7%	No	No	4.73250	0.01478	4.71772	Actual/360	27,989.67	335,876.04	10/01/18	11/06/18			118	0	120	2	6	0
37	GACC	Jewel-Osco Huntley	6,670,000	104	0.6%	No	No	5.08100	0.01478	5.06622	Actual/360	28,634.14	343,609.68	11/06/18	12/06/18			119	0	120	1	6	0
38	CREFI	Shops on Navigation	6,500,000	363	0.6%	No	No	5.31000	0.01478	5.29522	Actual/360	36,135.18	433,622.16	11/16/18	01/06/19	12/06/20	01/06/21	120	360	24	0	6	0
39	CREFI	The Shops at Moore Road	6,425,000	194	0.6%	No	No	5.15000	0.01478	5.13522	Actual/360	35,082.19	420,986.28	11/16/18	01/06/19	12/06/23	01/06/24	120	360	60	0	6	0
40	CREFI	Self Storage Plus Dulles Town Center	5,500,000	103	0.5%	No	No	5.12000	0.07228	5.04772	Actual/360	29,929.87	359,158.44	11/15/18	01/06/19	12/06/19	01/06/20	120	360	12	0	6	0
41	JPMCB	Anthem Eastside Shops	4,745,000	152	0.5%	No	No	5.57800	0.01478	5.56322	Actual/360	27,174.26	326,091.12	10/12/18	12/01/18	11/01/21	12/01/21	83	360	36	1	1	0

 A-1-4

ANNEX A-1

										HISTORICAL FINANCIALS(15)

			Grace Period			Final	Maturity/ARD	Maturity	Prepayment	2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent
Loan #	Seller(1)	Property Name	(Default)(12)	Maturity Date(13)	ARD Loan(13)	Mat Date(13)	Balance ($)(6)	LTV %(5)	Provision (Payments)(14)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)
1	JPMCB	Aventura Mall	0	07/01/28	No		60,000,000	40.8%	L(29),Def(84),O(7)	138,505,834	29,480,495	109,025,339	139,956,585	29,303,182	110,653,403	145,286,882	30,046,320	115,240,562	149,776,330
2	GACC	Staples Strategic Industrial	0	10/06/28	Yes	10/06/33	56,100,000	62.6%	L(26),Def(89),O(5)
2.01	GACC	Staples - Hagerstown, MD					15,570,975
2.02	GACC	Staples - Montgomery, NY					12,011,895
2.03	GACC	Staples - Terre Haute, IN					9,364,830
2.04	GACC	Staples - London, OH					6,895,718
2.05	GACC	Staples - Beloit, WI					5,027,201
2.06	GACC	Staples - Dayville, CT					4,226,408
2.07	GACC	Staples - Arden Hills, MN					1,557,098
2.08	GACC	Staples - Putnam, CT					1,445,876
3	GACC	Embassy Suites Anaheim	0	11/06/28	No		56,000,000	51.3%	L(23),Grtr1%orYM(92),O(5)	21,278,000	13,995,000	7,283,000	22,190,000	14,561,000	7,629,000	22,091,000	14,784,000	7,307,000	22,368,820
4	GACC	Saint Louis Galleria	1 (Once per year)	11/01/28	No		50,116,267	47.0%	L(25),Def(90),O(5)	35,791,437	10,624,571	25,166,866	37,373,498	10,525,998	26,847,500	37,193,781	10,197,175	26,996,606	37,310,336
5	JPMCB	10 Brookline Place	0	12/01/28	No		50,000,000	49.4%	L(13),Grtr1%orYM(103),O(4)	12,383,021	4,013,895	8,369,126	12,780,601	4,022,405	8,758,196	12,624,745	3,900,776	8,723,969	9,307,485
6	GACC	590 East Middlefield	0	12/06/28	No		48,750,000	60.9%	L(24),Def(92),O(4)							4,878,769	989,729	3,889,040	4,809,540
7	CREFI	3 Huntington Quadrangle	0	12/06/28	No		47,000,000	68.1%	L(24),Def(90),O(6)							9,796,328	4,812,751	4,983,577	9,488,532
8	GACC	Moffett Towers - Buildings E,F,G	0	10/06/28	No		46,800,000	40.2%	L(24),Grtr1%orYM(2),DeforGrtr1%orYM(87),O(7)	31,625,808	7,258,056	24,367,752	32,138,354	7,161,119	24,977,236	32,579,236	7,625,984	24,953,252	32,818,293
9	JPMCB	Workspace	0	07/01/23	No		40,000,000	35.4%	Grtr1%orYM(57),O(4)	174,651,468	61,521,549	113,129,919	176,695,884	60,292,253	116,403,632	183,363,228	66,207,944	117,155,284	184,583,235
9.01	JPMCB	6625 78th Street West					1,392,500			6,954,104	3,268,277	3,685,827	7,353,924	3,478,638	3,875,285	7,536,048	3,479,189	4,056,859	7,550,588
9.02	JPMCB	1500 Liberty Ridge Drive					1,253,438			5,892,166	2,156,266	3,735,900	5,667,924	1,923,952	3,743,973	6,113,981	2,243,414	3,870,568	6,158,604
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive					1,072,500			2,905,557	1,554,062	1,351,494	3,875,510	1,773,470	2,102,040	4,920,696	1,911,274	3,009,421	4,939,141
9.04	JPMCB	1301 International Parkway					940,625			3,433,643	1,368,491	2,065,152	4,250,241	1,301,938	2,948,303	4,572,612	1,533,395	3,039,217	4,621,587
9.05	JPMCB	777 West Yamato Road					928,438			4,546,942	1,659,542	2,887,400	2,690,454	1,355,874	1,334,581	3,366,260	1,594,905	1,771,355	3,484,536
9.06	JPMCB	4425 East Cotton Center Boulevard					867,500			3,196,736	486,274	2,710,462	3,279,645	516,539	2,763,106	3,359,835	541,667	2,818,168	3,407,427
9.07	JPMCB	4500 East Cotton Center Boulevard					781,875			2,478,425	363,069	2,115,355	2,529,987	357,485	2,172,502	2,621,930	401,538	2,220,392	2,672,716
9.08	JPMCB	3100 Southwest 145th Avenue					747,500			2,775,625	993,832	1,781,793	3,252,376	1,071,140	2,181,236	2,987,739	1,172,215	1,815,524	2,969,755
9.09	JPMCB	3400 Lakeside Drive					710,938			3,055,761	1,437,480	1,618,281	2,696,429	1,332,228	1,364,201	3,310,380	1,510,382	1,799,998	3,242,141
9.10	JPMCB	3450 Lakeside Drive					706,250			2,765,720	1,306,267	1,459,452	3,408,151	1,282,467	2,125,684	3,590,209	1,348,722	2,241,487	3,582,039
9.11	JPMCB	40 Liberty Boulevard					686,563			2,709,891	759,071	1,950,821	2,944,754	576,585	2,368,168	3,208,920	764,307	2,444,612	3,241,851
9.12	JPMCB	4630 Woodland Corporate Boulevard					637,813			2,947,960	1,032,494	1,915,466	2,813,490	1,052,878	1,760,612	2,962,149	1,039,180	1,922,969	3,030,401
9.13	JPMCB	750 Park of Commerce Road					632,813			3,089,621	948,198	2,141,423	2,821,572	857,759	1,963,812	2,842,256	1,026,339	1,815,917	2,703,665
9.14	JPMCB	13621 Northwest 12th Street					615,625			1,556,101	918,117	637,984	1,944,569	893,095	1,051,474	3,093,211	1,140,522	1,952,688	3,154,056
9.15	JPMCB	2 West Liberty Boulevard					595,000			3,174,258	983,277	2,190,981	2,290,033	851,804	1,438,229	3,024,040	994,163	2,029,877	3,009,230
9.16	JPMCB	10400 Viking Drive					571,875			3,505,074	1,835,665	1,669,409	3,274,432	1,757,423	1,517,009	3,105,082	1,799,428	1,305,653	3,127,946
9.17	JPMCB	100 Witmer Road					550,938			3,459,995	1,212,952	2,247,043	3,352,396	1,215,153	2,137,243	3,642,235	1,333,144	2,309,091	3,507,297
9.18	JPMCB	7 Walnut Grove Drive					542,500			2,998,109	613,495	2,384,614	3,055,883	635,518	2,420,365	2,681,002	664,988	2,016,014	2,829,470
9.19	JPMCB	4313 East Cotton Center Boulevard					540,000			1,929,099	318,220	1,610,879	1,958,517	326,946	1,631,572	1,974,164	337,147	1,637,017	1,852,776
9.20	JPMCB	1200 Liberty Ridge Drive					483,750			2,555,469	841,277	1,714,192	2,262,352	719,348	1,543,005	2,422,250	818,350	1,603,900	2,372,833
9.21	JPMCB	1400 Liberty Ridge Drive					483,750			2,680,688	861,023	1,819,665	2,249,166	710,611	1,538,555	1,797,986	961,547	836,439	1,974,129
9.22	JPMCB	4750 South 44th Place					481,250			764,641	323,640	441,002	1,656,474	326,225	1,330,249	1,741,984	305,307	1,436,677	1,770,346
9.23	JPMCB	680 Blair Mill Road					477,813			2,860,428	841,137	2,019,291	2,883,482	819,715	2,063,766	3,079,871	886,361	2,193,509	3,089,939
9.24	JPMCB	3020 US Highway 301 South					461,875			1,951,012	476,351	1,474,661	2,182,092	533,668	1,648,425	1,709,058	530,983	1,178,076	1,685,350
9.25	JPMCB	4 Walnut Grove Drive					454,375			2,347,317	766,939	1,580,378	2,371,899	767,868	1,604,031	2,611,541	918,036	1,693,505	2,624,828
9.26	JPMCB	4631 Woodland Corporate Boulevard					448,438			2,099,051	692,421	1,406,630	2,140,629	626,206	1,514,423	2,169,898	721,641	1,448,257	2,165,480
9.27	JPMCB	5 Walnut Grove Drive					425,000			2,018,239	897,498	1,120,741	2,485,030	992,678	1,492,352	2,054,497	982,352	1,072,145	1,926,272
9.28	JPMCB	700 Dresher Road					411,563			1,649,972	697,173	952,800	2,320,796	876,034	1,444,762	2,466,185	910,291	1,555,894	2,487,937
9.29	JPMCB	45-67 Great Valley Parkway					410,313			1,631,105	324,754	1,306,351	1,675,017	337,932	1,337,085	1,734,759	327,829	1,406,930	1,768,023
9.30	JPMCB	4610 South 44th Place					403,125			1,794,160	307,923	1,486,237	1,809,929	300,180	1,509,750	1,875,505	315,345	1,560,159	1,887,292
9.31	JPMCB	4217 East Cotton Center Boulevard					366,563			2,284,163	255,579	2,028,583	2,271,750	249,680	2,022,070	2,399,746	506,589	1,893,158	2,396,711
9.32	JPMCB	1 Country View Road					364,063			1,043,889	483,449	560,440	1,402,628	425,222	977,406	1,620,115	505,734	1,114,381	1,687,291
9.33	JPMCB	4410 East Cotton Center Boulevard					361,563			1,292,743	425,721	867,022	-6	390,569	-390,575	831,700	434,973	396,727	1,169,355
9.34	JPMCB	951 Northwest Broken Sound Parkway					354,375			1,385,146	452,965	932,181	1,393,714	453,794	939,920	1,590,020	576,982	1,013,039	1,562,016
9.35	JPMCB	77-123 Great Valley Parkway					351,875			1,402,738	386,156	1,016,582	1,411,963	403,540	1,008,423	1,509,313	445,564	1,063,750	1,561,367
9.36	JPMCB	420-500 Lapp Road					346,875			1,364,879	367,842	997,036	1,449,568	363,776	1,085,792	1,518,549	384,254	1,134,295	1,550,856
9.37	JPMCB	2 Walnut Grove Drive					306,563			1,526,252	618,929	907,323	1,808,366	652,486	1,155,880	1,845,231	671,061	1,174,170	1,802,324
9.38	JPMCB	507 Prudential Road					306,563			2,253,317	676,120	1,577,196	1,538,026	644,759	893,267	74,028	587,224	-513,196	263,548
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard					302,813			1,107,973	289,562	818,411	1,243,875	281,870	962,004	1,323,343	313,289	1,010,054	1,281,788
9.40	JPMCB	9801 South 51st Street					298,125			949,899	265,747	684,152	982,299	272,700	709,599	1,045,036	303,090	741,946	1,010,248
9.41	JPMCB	180 Sheree Boulevard					293,125			1,570,246	704,537	865,709	1,186,012	597,650	588,362	826,385	627,237	199,148	819,056
9.42	JPMCB	7615 Smetana Lane					290,625			1,309,134	480,203	828,931	1,271,705	414,190	857,515	1,361,298	480,325	880,973	1,356,728
9.43	JPMCB	4550 South 44th Place					288,438			737,818	223,147	514,671	952,824	250,423	702,401	984,523	247,652	736,872	959,936
9.44	JPMCB	131 Kelsey Lane					283,438			1,225,504	244,683	980,822	1,237,552	230,739	1,006,813	1,287,891	258,980	1,028,910	1,303,096
9.45	JPMCB	5775 Old Shakopee Road West					275,000			857,183	506,155	351,028	612,857	593,622	19,235	950,426	483,288	467,138	1,055,123
9.46	JPMCB	8401-8406 Benjamin Road (North)					268,750			1,117,124	342,923	774,201	928,075	288,560	639,515	875,917	399,898	476,019	841,039
9.47	JPMCB	7625 Smetana Lane					262,500			1,215,059	441,384	773,676	1,241,595	447,639	793,955	1,290,079	483,135	806,944	1,285,117
9.48	JPMCB	5 Great Valley Parkway					261,563			1,035,105	595,817	439,287	1,163,312	497,193	666,119	1,265,977	545,112	720,865	1,320,808
9.49	JPMCB	5705 Old Shakopee Road West					259,688			948,624	459,756	488,867	1,183,633	381,015	802,618	1,191,595	369,642	821,953	1,179,403
9.50	JPMCB	7 Great Valley Parkway					250,313			962,771	575,224	387,547	1,314,878	543,267	771,611	1,448,535	555,248	893,287	1,447,151
9.51	JPMCB	65 Valley Stream Parkway					249,063			1,085,864	319,869	765,994	1,114,147	316,138	798,009	1,187,995	352,016	835,979	1,197,831
9.52	JPMCB	220 Gibraltar Road					246,875			948,779	606,854	341,925	1,476,850	561,383	915,466	1,522,384	579,508	942,876	1,558,260
9.53	JPMCB	257-275 Great Valley Parkway					244,375			874,511	275,834	598,677	971,537	271,012	700,525	907,482	327,218	580,264	917,459
9.54	JPMCB	240 Gibraltar Road					241,875			1,315,539	462,543	852,996	1,373,125	526,095	847,029	1,356,731	603,287	753,444	1,272,162
9.55	JPMCB	200 Gibraltar Road					238,125			1,475,898	552,069	923,828	1,436,300	516,095	920,205	1,498,875	552,295	946,580	1,507,577
9.56	JPMCB	9023 Columbine Road					235,625			1,114,368	396,474	717,894	1,129,583	389,158	740,424	1,210,078	446,309	763,769	1,232,740
9.57	JPMCB	3 Country View Road					234,688			1,314,062	161,424	1,152,638	1,337,722	133,201	1,204,520	1,401,777	179,335	1,222,441	1,394,289
9.58	JPMCB	1 Great Valley Parkway					229,688			1,081,547	318,059	763,488	1,095,132	306,511	788,620	1,145,737	341,115	804,622	1,154,656
9.59	JPMCB	333 Phoenixville Pike					229,688			950,008	242,355	707,652	994,689	229,846	764,843	1,019,351	252,065	767,286	1,021,348
9.60	JPMCB	4405 East Cotton Center Boulevard					227,188			929,053	191,463	737,590	767,081	188,255	578,826	893,401	188,709	704,692	906,260
9.61	JPMCB	7920 Woodland Center Boulevard					222,188			873,089	146,266	726,823	903,160	155,241	747,918	951,627	186,270	765,357	952,014
9.62	JPMCB	20 Valley Stream Parkway					220,000			1,178,185	529,100	649,085	785,698	396,651	389,047	856,684	509,837	346,847	868,010
9.63	JPMCB	5715 Old Shakopee Road West					213,750			1,160,370	356,544	803,826	817,171	287,024	530,147	954,370	314,272	640,098	965,289
9.64	JPMCB	150-182 Kelsey Lane					207,813			908,541	165,845	742,696	949,785	176,925	772,861	1,011,712	217,936	793,776	1,005,786
9.65	JPMCB	155 Great Valley Parkway					204,063			681,139	49,239	631,900	711,979	53,958	658,021	742,524	74,925	667,600	743,127
9.66	JPMCB	701-725 US Highway 301 South					200,313			913,189	194,878	718,311	969,819	233,552	736,267	957,702	295,159	662,543	950,012
9.67	JPMCB	901-933 US Highway 301 South					200,313			961,188	239,879	721,309	947,437	212,531	734,906	1,019,645	281,038	738,606	1,017,157
9.68	JPMCB	7725 Woodland Center Boulevard					196,563			935,135	186,522	748,612	472,114	201,253	270,861	150,397	201,026	-50,629	364,275
9.69	JPMCB	4508 Woodland Corporate Boulevard					195,313			831,220	154,848	676,372	852,737	157,818	694,919	915,388	201,766	713,622	899,042
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm					190,625			866,041	292,704	573,336	830,348	259,962	570,386	922,701	359,043	563,658	886,002
9.71	JPMCB	101 Gibraltar Road					189,375			1,225,857	493,959	731,898	1,226,167	488,600	737,567	1,232,350	514,672	717,678	1,235,235
9.72	JPMCB	6161 American Boulevard West					188,125			957,075	301,491	655,584	950,380	297,059	653,320	920,232	352,472	567,760	857,996
9.73	JPMCB	4502 Woodland Center Boulevard					184,375			609,233	235,579	373,654	319,303	264,406	54,897	883,397	350,094	533,303	876,715
9.74	JPMCB	8855 Columbine Road					183,125			0	396,811	-396,811	0	381,290	-381,290	282,206	498,055	-215,849	468,824
9.75	JPMCB	110 Gibraltar Road					183,125			271,970	406,713	-134,743	610,383	382,054	228,330	780,728	429,009	351,719	796,617
9.76	JPMCB	8939 Columbine Road					181,875			849,180	295,572	553,608	848,499	278,184	570,315	898,283	312,169	586,114	911,165
9.77	JPMCB	7905 Fuller Road					181,250			1,277,121	327,710	949,411	1,229,280	320,180	909,100	1,214,174	370,486	843,688	1,203,923
9.78	JPMCB	10801 Nesbitt Avenue South					177,813			882,657	315,096	567,561	882,611	299,663	582,948	905,545	311,162	594,382	905,597
9.79	JPMCB	9008 Brittany Way					174,688			224,702	199,245	25,457	289,861	357,292	-67,431	748,435	189,932	558,503	710,090
9.80	JPMCB	8995 Columbine Road					174,063			815,178	286,587	528,591	816,671	272,769	543,902	891,322	330,778	560,543	898,014
9.81	JPMCB	7852-7898 Woodland Center Boulevard					173,438			629,985	160,854	469,131	768,840	165,365	603,475	749,886	191,431	558,455	759,370
9.82	JPMCB	455 Business Center Drive					172,188			712,178	405,988	306,190	780,012	374,540	405,472	870,825	403,418	467,407	925,725
9.83	JPMCB	747 Dresher Road					169,688			493,042	289,139	203,903	471,997	260,956	211,041	471,005	283,733	187,272	520,322
9.84	JPMCB	231-253 Gibraltar Road					169,688			908,131	275,687	632,443	1,003,347	391,818	611,529	1,003,619	240,233	763,385	964,089
9.85	JPMCB	55 Valley Stream Parkway					168,438			736,192	220,692	515,500	756,024	219,562	536,462	814,591	254,282	560,308	816,145

 A-1-5

ANNEX A-1

										HISTORICAL FINANCIALS(15)

			Grace Period			Final	Maturity/ARD	Maturity	Prepayment	2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent
Loan #	Seller(1)	Property Name	(Default)(12)	Maturity Date(13)	ARD Loan(13)	Mat Date(13)	Balance ($)(6)	LTV %(5)	Provision (Payments)(14)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)
9.86	JPMCB	8212 Woodland Center Boulevard					168,438			561,655	93,469	468,186	573,955	92,863	481,091	610,044	116,952	493,092	607,145
9.87	JPMCB	7802-7850 Woodland Center Boulevard					166,250			727,814	163,031	564,783	746,980	178,497	568,483	783,270	199,652	583,618	784,177
9.88	JPMCB	4303 East Cotton Center Boulevard					166,250			907,916	185,910	722,006	927,260	188,207	739,053	932	231,658	-230,726	942
9.89	JPMCB	501 US Highway 301 South					166,250			683,070	204,377	478,693	811,290	180,499	630,791	796,893	185,237	611,656	796,993
9.90	JPMCB	8102 Woodland Center Boulevard					163,750			786,195	122,147	664,048	950,241	127,207	823,034	363,365	156,395	206,971	209,594
9.91	JPMCB	102 Rock Road					161,250			696,503	149,106	547,397	705,077	157,752	547,325	731,919	158,330	573,589	741,059
9.92	JPMCB	111-159 Gibraltar Road					160,000			821,035	323,196	497,839	880,663	313,914	566,749	767,515	362,025	405,490	736,977
9.93	JPMCB	181-187 Gibraltar Road					156,250			986,543	412,259	574,284	971,704	423,291	548,413	1,054,245	472,685	581,560	1,054,710
9.94	JPMCB	200-264 Lakeside Drive					156,250			971,802	392,336	579,466	998,794	416,618	582,176	1,086,132	473,573	612,559	1,066,627
9.95	JPMCB	120 Gibraltar Road					155,000			859,960	418,704	441,256	714,154	448,421	265,734	725,169	381,276	343,893	744,894
9.96	JPMCB	4207 East Cotton Center Boulevard					154,063			588,082	106,960	481,122	577,032	83,082	493,950	621,486	111,616	509,871	630,535
9.97	JPMCB	161-175 Gibraltar Road					152,188			791,545	197,763	593,782	756,155	209,694	546,462	757,082	201,747	555,335	775,454
9.98	JPMCB	8967 Columbine Road					151,875			707,562	248,168	459,394	705,307	231,381	473,926	753,386	266,539	486,847	765,026
9.99	JPMCB	8125-8198 Woodland Center Boulevard					151,563			746,031	199,073	546,958	758,313	252,898	505,415	678,489	200,540	477,949	662,468
9.100	JPMCB	111 Kelsey Lane					148,438			606,958	132,985	473,973	619,121	153,695	465,427	644,271	160,032	484,240	653,075
9.101	JPMCB	261-283 Gibraltar Road					146,563			825,634	200,901	624,733	837,420	220,206	617,214	864,644	226,537	638,107	809,850
9.102	JPMCB	27-43 Great Valley Parkway					144,063			618,100	187,267	430,833	632,468	189,683	442,785	657,834	205,438	452,397	657,213
9.103	JPMCB	767 Electronic Drive					140,625			452,247	199,218	253,029	1,171	191,101	-189,930	1,989	199,291	-197,302	1,970
9.104	JPMCB	200-234 Kelsey Lane					139,375			444,671	131,957	312,714	594,713	120,719	473,994	631,685	153,209	478,476	620,877
9.105	JPMCB	4435 East Cotton Center Boulevard					138,125			794,277	221,458	572,819	762,054	179,209	582,845	811,000	204,339	606,660	820,065
9.106	JPMCB	7800 Equitable Drive					131,875			596,423	366,581	229,841	743,771	425,192	318,578	975,353	462,318	513,036	1,003,521
9.107	JPMCB	8906 Brittany Way					130,625			596,053	171,699	424,354	561,057	170,360	390,697	660,835	215,745	445,090	668,053
9.108	JPMCB	4520 Seedling Circle					129,375			620,513	204,074	416,439	619,592	191,821	427,772	661,702	224,697	437,005	664,346
9.109	JPMCB	201-223 Witmer Road					129,375			719,116	305,358	413,758	577,049	287,859	289,190	648,050	331,241	316,809	675,440
9.110	JPMCB	13630 Northwest 8th Street					127,188			450,977	187,886	263,091	556,710	222,957	333,753	631,116	227,245	403,870	635,677
9.111	JPMCB	5735 Old Shakopee Road West					126,563			293,871	284,536	9,335	269,672	228,744	40,928	313,252	236,202	77,050	349,258
9.112	JPMCB	50 Valley Stream Parkway					125,938			911	163,696	-162,785	189,040	193,493	-4,453	590,094	234,461	355,633	659,839
9.113	JPMCB	4503 Woodland Corporate Boulevard					123,438			473,958	245,499	228,459	747,069	292,342	454,727	725,880	270,784	455,096	735,808
9.114	JPMCB	508 Lapp Road					123,438			568,873	234,435	334,438	555,033	221,876	333,157	72,077	236,775	-164,697	41,634
9.115	JPMCB	125-135 Rock Road					119,063			537,286	157,012	380,274	322,120	164,917	157,203	379,073	172,774	206,299	434,388
9.116	JPMCB	8911 Columbine Road					118,125			691,710	399,253	292,457	852,097	372,155	479,942	697,841	402,997	294,844	621,194
9.117	JPMCB	9306-9324 East Broadway Avenue					117,188			402,098	126,117	275,981	429,016	134,705	294,311	448,194	148,190	300,004	442,709
9.118	JPMCB	101-111 Rock Road					114,688			651,481	249,623	401,858	636,439	214,581	421,858	672,069	224,067	448,002	677,969
9.119	JPMCB	201 Gibraltar Road					114,688			787,025	319,485	467,540	478,985	341,763	137,221	479,796	313,105	166,691	468,811
9.120	JPMCB	4505 Woodland Corporate Boulevard					112,500			611,517	203,994	407,523	626,934	207,207	419,727	706,542	276,780	429,763	708,666
9.121	JPMCB	4511 Woodland Corporate Boulevard					112,500			586,722	152,691	434,031	609,630	162,522	447,108	640,982	180,665	460,317	643,565
9.122	JPMCB	400-445 Lakeside Drive, Unit #400					108,750			385,246	352,558	32,688	709,104	285,377	423,727	2,816	290,847	-288,030	422,798
9.123	JPMCB	40 Valley Stream Parkway					108,750			205,129	247,272	-42,142	394,575	217,651	176,924	523,773	201,161	322,612	548,965
9.124	JPMCB	103-109 Gibraltar Road					106,250			384,700	209,155	175,545	495,860	209,159	286,701	319,440	198,160	121,280	274,233
9.125	JPMCB	7702 Woodland Center Boulevard					106,250			709,040	185,672	523,368	647,698	188,654	459,044	692,790	213,072	479,718	618,967
9.126	JPMCB	113-123 Rock Road					105,000			91,051	182,472	-91,421	373,000	164,598	208,402	459,528	187,202	272,327	469,251
9.127	JPMCB	555 Business Center Drive					105,000			484,781	222,864	261,918	632,116	222,178	409,938	645,138	245,015	400,123	641,720
9.128	JPMCB	8001 Woodland Center Boulevard					105,000			304,594	187,018	117,576	164,388	158,120	6,268	407,492	216,539	190,953	479,103
9.129	JPMCB	4415 East Cotton Center Boulevard					105,000			520,325	113,952	406,373	536,628	120,590	416,038	564,954	134,270	430,685	473,885
9.130	JPMCB	300 Welsh Road Building 4					103,750			484,047	268,196	215,851	537,195	302,062	235,134	515,684	343,581	172,103	538,217
9.131	JPMCB	9001-9015 Brittany Way					100,313			460,239	83,744	376,495	487,749	86,116	401,633	454,349	145,375	308,974	455,878
9.132	JPMCB	13650 Northwest 8th Street					92,813			476,388	157,063	319,325	521,839	197,092	324,748	396,936	189,631	207,305	286,662
9.133	JPMCB	277-293 Great Valley Parkway					92,813			413,105	168,438	244,667	403,194	130,803	272,392	457,231	157,361	299,870	452,217
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)					90,313			570,295	254,220	316,075	587,035	265,558	321,477	621,693	281,403	340,290	606,920
9.135	JPMCB	300-309 Lakeside Drive					80,625			276,046	246,752	29,294	326,810	181,778	145,031	1,987	181,860	-179,873	2,058
9.136	JPMCB	101-107 Lakeside Drive					78,125			478,482	164,843	313,639	518,475	196,506	321,969	357,180	157,657	199,524	363,351
9.137	JPMCB	7695-7699 Anagram Drive					75,625			651,026	206,909	444,117	659,324	201,939	457,385	718,573	245,729	472,844	656,299
9.138	JPMCB	425 Technology Drive					72,188			383,010	138,799	244,211	374,893	121,287	253,607	405,545	139,885	265,660	409,993
9.139	JPMCB	300 Technology Drive					68,438			221,399	79,721	141,678	274,647	63,814	210,833	300,656	83,058	217,598	295,755
9.140	JPMCB	510 Lapp Road					63,438			220,683	32,238	188,446	232,898	36,183	196,715	232,954	41,852	191,102	229,827
9.141	JPMCB	7851-61 Woodland Center Boulevard					63,438			286,671	78,335	208,336	296,645	70,397	226,248	299,474	83,879	215,595	297,329
9.142	JPMCB	300 Welsh Road Building 3					55,000			438,753	158,597	280,156	453,567	172,451	281,117	462,212	191,531	270,681	455,908
9.143	JPMCB	7624 Bald Cypress Place					45,313			132,586	51,792	80,794	154,826	63,492	91,333	202,839	80,374	122,465	193,691
9.144	JPMCB	75 Great Valley Parkway					40,938			137,628	19,129	118,500	141,699	18,222	123,476	148,479	23,638	124,841	147,599
9.145	JPMCB	506 Prudential Road					36,563			279,491	81,530	197,961	309,921	77,351	232,569	229,528	91,232	138,297	149,447
9.146	JPMCB	30 Great Valley Parkway					28,125			123,874	49,683	74,191	122,270	47,086	75,184	126,999	49,156	77,842	124,822
9.147	JPMCB	100 Gibraltar Road					10,938			60,084	23,396	36,688	59,873	21,960	37,913	61,622	21,069	40,554	64,074
10	GSMC	145 Clinton	0	12/06/28	No		40,000,000	65.0%	L(24),Def(92),O(4)
11	GSMC	Crowne Plaza Melbourne	0	11/06/28	No		32,889,566	55.3%	L(25),Def(88),O(7)	13,386,046	9,419,232	3,966,814	14,942,689	10,167,262	4,775,427	12,937,922	8,994,153	3,943,769	6,376,272
12	CREFI	Kawa Mixed Use Portfolio	0	12/06/28	No		38,000,000	65.8%	L(24),DeforGrtr1%orYM(92),O(4)
12.01	CREFI	Gavilon Headquarters					16,526,174
12.02	CREFI	Essence Group Headquarters					6,936,913						3,103,180	1,520,326	1,582,854	3,052,139	1,451,322	1,600,817	2,826,280
12.03	CREFI	Oerlikon Industrial Facility					7,242,953
12.04	CREFI	Northland Innovation Campus					7,293,960						1,295,870	242,600	1,053,269	1,946,504	435,645	1,510,860	1,949,916
13	JPMCB	Briar Hill at Manchester	0	12/01/23	No		31,270,000	53.8%	L(25),Grtr1%orYM(32),O(3)										4,977,631
14	GSMC	Residence Inn Boise City Center	0	11/06/28	No		24,923,522	46.9%	L(25),Def(91),O(4)										9,668,944
15	CREFI	DUMBO Heights Portfolio	0	09/06/23	No		30,000,000	28.1%	L(27),Def(29),O(4)				4,020,507	8,486,419	-4,465,912				28,634,019
15.01	CREFI	55 Prospect Street					10,000,000						996,136	3,297,382	-2,301,246				6,039,294
15.02	CREFI	117 Adams Street					8,437,500						302,939	1,807,702	-1,504,763				10,661,093
15.03	CREFI	77 Sands Street					7,812,500						773,876	1,841,916	-1,068,040				7,072,587
15.04	CREFI	81 Prospect Street					3,750,000						1,947,556	1,539,419	408,137				4,861,044
16	GSMC	5444 & 5430 Westheimer	0	11/06/28	No		30,000,000	63.4%	L(25),Grtr1%orYM(90),O(5)	7,215,466	3,591,667	3,623,799	9,574,864	4,038,870	5,535,994	10,435,677	3,763,713	6,671,964	9,748,838
17	JPMCB	Faurecia Columbus	0	12/01/28	Yes	12/01/30	22,639,315	56.6%	L(25),Grtr1%orYM(92),O(3)
18	GACC	Moffett Towers II - Building 1	0	04/06/28	No		22,821,050	42.8%	L(24),Grtr1%orYM(4),DeforGrtr1%orYM(84),O(4)
19	GSMC	TripAdvisor HQ	0	08/06/28	Yes	12/06/30	23,150,000	64.6%	L(11),Grtr1%orYM(105),O(4)	1,557,251	450,065	1,107,186	10,982,482	1,705,931	9,276,551	10,982,624	1,716,751	9,265,873	10,994,152
20	GSMC	Missouri Falls	0	10/06/28	No		22,770,000	51.5%	L(26),Def(90),O(4)				606,265	934,102	-327,837	943,680	1,104,297	-160,617	1,412,044
21	GACC	Douglasville Pavilion	0	12/06/28	No		21,075,000	58.9%	L(24),Def(91),O(5)				3,551,330	826,211	2,725,119	3,766,646	821,997	2,944,649	3,827,327
22	JPMCB	636 11th Avenue	0	06/01/28	Yes	06/01/29	20,000,000	56.1%	L(30),Def(84),O(6)	33,882,464	8,367,847	25,514,617	35,643,677	9,485,470	26,158,207	35,808,445	10,705,616	25,102,829	36,009,231
23	CREFI	Glenn Hotel Downtown Atlanta	0	11/06/28	No		15,854,568	45.4%	L(25),Def(92),O(3)	8,610,522	6,509,095	2,101,427	9,282,567	6,922,568	2,359,999	9,522,795	7,113,142	2,409,653	9,523,147
24	JPMCB	120 Bloomingdale Road	5 (Once per year)	12/01/28	No		17,415,000	67.5%	L(25),Grtr1%orYM(90),O(5)	3,007,397	1,804,746	1,202,651	3,416,808	1,727,591	1,689,218	3,623,152	1,945,311	1,677,841	3,668,965
25	JPMCB	1421 West Shure Drive	0	11/01/28	No		15,701,434	66.2%	L(25),Grtr1%orYM(92),O(3)
26	GACC	Safeway Olney	0	11/06/28	No		15,796,800	60.8%	L(25),Def(91),O(4)
27	GACC	River Hills	0	11/06/28	No		13,172,425	64.9%	L(25),Def(91),O(4)	2,584,828	461,554	2,123,274	2,326,395	444,190	1,882,205	2,317,231	454,534	1,862,697	2,777,425
28	JPMCB	Sheraton Music City	2 (Once per year)	06/01/28	No		12,309,614	50.0%	L(25),Grtr1%orYM(92),O(3)	23,777,574	16,485,575	7,291,999	25,241,806	16,794,736	8,447,070	22,141,598	15,743,088	6,398,510	25,160,493
29	JPMCB	Trophy Club Plaza	5	12/01/28	No		14,750,000	62.7%	L(25),Grtr1%orYM(92),O(3)	1,984,614	552,475	1,432,138	1,927,884	568,422	1,359,462	2,115,503	639,992	1,475,511	2,170,317
30	JPMCB	Glendale Corporate Center	0	10/01/28	No		10,417,507	55.4%	L(26),Def(91),O(3)	2,570,390	1,210,724	1,359,666	2,785,782	1,227,039	1,558,743	2,302,318	1,190,800	1,111,518	2,385,332
31	JPMCB	The Shoppes of Kemah	5 (Once per year)	12/01/28	No		10,361,345	65.0%	L(24),Def(93),O(3)
32	JPMCB	Walnut Creek	5	12/01/28	No		11,147,500	65.0%	L(25),Grtr1%orYM(92),O(3)				1,628,666	560,954	1,067,711	1,534,460	564,680	969,780	1,591,695
33	GACC	3603 Haven	0	11/06/28	No		9,834,581	62.6%	L(25),Def(90),O(5)				527,991	88,322	439,669	157,056	40,447	116,609	887,194
34	GACC	1076 Riverdale	0	12/06/28	No		8,434,328	56.6%	L(24),Grtr1%orYM(91),O(5)							1,552,911	359,700	1,193,210	1,507,254
35	CREFI	Culver Exchange	0	12/06/28	No		6,540,447	53.2%	L(24),Def(92),O(4)							220,386	124,060	96,326	410,605
36	GSMC	Storgard Self Storage	0	10/06/28	No		7,000,000	52.2%	L(26),Def(90),O(4)	972,595	270,745	701,850	986,582	284,094	702,487	997,211	283,053	714,159	1,041,503
37	GACC	Jewel-Osco Huntley	0	11/06/28	No		6,670,000	56.1%	L(25),Def(91),O(4)
38	CREFI	Shops on Navigation	0	12/06/28	No		5,667,513	61.6%	L(24),Def(93),O(3)										464,441
39	CREFI	The Shops at Moore Road	0	12/06/28	No		5,939,688	56.6%	L(24),Def(93),O(3)	800,255	208,827	591,428	800,767	212,954	587,814	781,477	219,823	561,654	839,653
40	CREFI	Self Storage Plus Dulles Town Center	0	12/06/28	No		4,660,147	50.8%	L(24),Def(92),O(4)	1,026,564	327,129	699,435	988,598	287,637	700,961	896,600	306,628	589,972	872,978
41	JPMCB	Anthem Eastside Shops	0	11/01/25	No		4,487,156	61.5%	L(25),Grtr1%orYM(56),O(3)				570,007	214,074	355,933	592,913	237,678	355,235	629,185
 A-1-6

ANNEX A-1

				HISTORICAL FINANCIALS(15)
						UW
			Most Recent	Most Recent		Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Total Expenses ($)	NOI ($)(16)	As of	Occupancy %	Revenues ($)(4)	Expenses ($)	NOI ($)(4)(16)(17)	Items ($)	NCF ($)(4)(17)	NOI DSCR(18)	DSCR(18)	Debt Yield %	Debt Yield %	Title Type(19)	Expiration	Extension Terms
1	JPMCB	Aventura Mall	31,484,933	118,291,397	03/31/18	92.9%	185,479,647	30,620,668	154,858,979	3,287,272	151,571,708	2.63	2.58	11.0%	10.8%	Fee
2	GACC	Staples Strategic Industrial				94.9%	12,403,200	372,096	12,031,104	1,203,935	10,827,169	1.91	1.72	9.5%	8.6%	Fee
2.01	GACC	Staples - Hagerstown, MD														Fee
2.02	GACC	Staples - Montgomery, NY														Fee
2.03	GACC	Staples - Terre Haute, IN														Fee
2.04	GACC	Staples - London, OH														Fee
2.05	GACC	Staples - Beloit, WI														Fee
2.06	GACC	Staples - Dayville, CT														Fee
2.07	GACC	Staples - Arden Hills, MN														Fee
2.08	GACC	Staples - Putnam, CT														Fee
3	GACC	Embassy Suites Anaheim	14,804,873	7,563,947	10/31/18	84.6%	22,368,820	14,488,840	7,879,980	1,118,441	6,761,539	2.70	2.32	14.1%	12.1%	Fee
4	GACC	Saint Louis Galleria	10,000,986	27,309,350	08/31/18	97.1%	37,642,385	10,481,622	27,160,764	676,467	26,484,297	1.72	1.67	11.3%	11.0%	Fee
5	JPMCB	10 Brookline Place	3,939,998	5,367,487	09/30/18	98.0%	12,645,120	4,248,959	8,396,161	485,629	7,910,531	2.33	2.19	10.2%	9.6%	Fee
6	GACC	590 East Middlefield	1,019,749	3,789,791	05/31/18	95.0%	4,878,115	1,021,799	3,856,315	19,976	3,836,339	1.45	1.45	7.9%	7.9%	Fee
7	CREFI	3 Huntington Quadrangle	4,908,858	4,579,675	08/31/18	95.0%	10,747,836	4,920,991	5,826,845	470,176	5,356,669	2.42	2.22	12.4%	11.4%	Fee
8	GACC	Moffett Towers - Buildings E,F,G	7,649,481	25,168,813	05/31/18	95.0%	44,603,641	8,747,532	35,856,109	547,016	35,309,093	3.01	2.97	12.6%	12.4%	Fee
9	JPMCB	Workspace	66,606,688	117,976,547	03/31/18	89.8%	192,633,427	67,314,318	125,319,109	12,355,954	112,963,155	3.99	3.60	21.6%	19.5%	Various	Various	Various
9.01	JPMCB	6625 78th Street West	3,416,312	4,134,276	03/31/18	81.8%	7,175,440	3,628,754	3,546,686	406,250	3,140,436					Fee
9.02	JPMCB	1500 Liberty Ridge Drive	2,309,661	3,848,942	03/31/18	95.4%	6,487,925	2,121,356	4,366,568	291,400	4,075,168					Fee
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive	1,952,048	2,987,093	03/31/18	99.8%	4,963,009	2,014,717	2,948,292	193,460	2,754,832					Fee
9.04	JPMCB	1301 International Parkway	1,563,946	3,057,641	03/31/18	100.0%	4,671,546	1,487,381	3,184,165	175,200	3,008,965					Fee
9.05	JPMCB	777 West Yamato Road	1,543,015	1,941,520	03/31/18	90.5%	4,254,026	1,700,801	2,553,225	194,510	2,358,715					Fee
9.06	JPMCB	4425 East Cotton Center Boulevard	560,838	2,846,589	03/31/18	100.0%	3,432,623	605,233	2,827,390	206,250	2,621,140					Fee
9.07	JPMCB	4500 East Cotton Center Boulevard	430,013	2,242,703	03/31/18	100.0%	2,761,033	473,314	2,287,719	174,254	2,113,465					Fee
9.08	JPMCB	3100 Southwest 145th Avenue	1,152,519	1,817,236	03/31/18	100.0%	3,482,873	1,157,613	2,325,260	130,421	2,194,839					Fee
9.09	JPMCB	3400 Lakeside Drive	1,496,966	1,745,175	03/31/18	92.9%	2,829,589	1,390,612	1,438,977	150,163	1,288,814					Fee
9.10	JPMCB	3450 Lakeside Drive	1,342,858	2,239,181	03/31/18	96.2%	3,604,934	1,355,444	2,249,490	149,498	2,099,992					Fee
9.11	JPMCB	40 Liberty Boulevard	798,809	2,443,042	03/31/18	100.0%	3,229,923	678,413	2,551,510	157,500	2,394,010					Fee
9.12	JPMCB	4630 Woodland Corporate Boulevard	1,061,819	1,968,582	03/31/18	92.2%	3,337,342	1,097,515	2,239,827	175,685	2,064,142					Fee
9.13	JPMCB	750 Park of Commerce Road	996,553	1,707,112	03/31/18	85.9%	2,593,130	1,026,097	1,567,033	119,164	1,447,869					Fee
9.14	JPMCB	13621 Northwest 12th Street	1,155,565	1,998,492	03/31/18	91.7%	2,844,425	1,121,644	1,722,781	133,031	1,589,750					Fee
9.15	JPMCB	2 West Liberty Boulevard	979,416	2,029,815	03/31/18	97.7%	2,980,784	903,076	2,077,708	125,845	1,951,863					Fee
9.16	JPMCB	10400 Viking Drive	1,805,862	1,322,085	03/31/18	80.3%	3,685,527	1,894,250	1,791,277	208,965	1,582,312					Fee
9.17	JPMCB	100 Witmer Road	1,288,464	2,218,833	03/31/18	90.8%	3,378,343	1,259,574	2,118,769	173,910	1,944,859					Fee
9.18	JPMCB	7 Walnut Grove Drive	727,883	2,101,588	03/31/18	100.0%	2,982,289	676,239	2,306,050	150,000	2,156,050					Fee
9.19	JPMCB	4313 East Cotton Center Boulevard	326,668	1,526,108	03/31/18	100.0%	2,075,929	405,572	1,670,356	136,093	1,534,264					Fee
9.20	JPMCB	1200 Liberty Ridge Drive	823,363	1,549,470	03/31/18	87.4%	2,200,023	808,025	1,391,997	107,688	1,284,310					Fee
9.21	JPMCB	1400 Liberty Ridge Drive	984,226	989,904	03/31/18	94.2%	2,909,715	934,001	1,975,715	126,420	1,849,295					Fee
9.22	JPMCB	4750 South 44th Place	319,887	1,450,459	03/31/18	100.0%	1,842,763	371,645	1,471,118	99,370	1,371,748					Fee
9.23	JPMCB	680 Blair Mill Road	867,937	2,222,002	03/31/18	100.0%	3,008,973	935,162	2,073,811	143,888	1,929,923					Fee
9.24	JPMCB	3020 US Highway 301 South	515,614	1,169,736	03/31/18	100.0%	2,121,411	490,978	1,630,432	123,799	1,506,633					Fee
9.25	JPMCB	4 Walnut Grove Drive	911,209	1,713,619	03/31/18	100.0%	2,812,415	853,258	1,959,157	137,125	1,822,032					Fee
9.26	JPMCB	4631 Woodland Corporate Boulevard	715,218	1,450,262	03/31/18	81.1%	1,819,392	726,322	1,093,070	113,090	979,980					Fee
9.27	JPMCB	5 Walnut Grove Drive	933,752	992,520	03/31/18	87.3%	2,303,851	973,513	1,330,339	131,250	1,199,089					Fee
9.28	JPMCB	700 Dresher Road	937,370	1,550,568	03/31/18	100.0%	2,488,425	975,521	1,512,904	137,500	1,375,404					Fee
9.29	JPMCB	45-67 Great Valley Parkway	351,247	1,416,776	03/31/18	100.0%	1,786,624	330,005	1,456,619	160,014	1,296,605					Fee
9.30	JPMCB	4610 South 44th Place	319,348	1,567,945	03/31/18	100.0%	1,948,337	379,589	1,568,748	82,515	1,486,233					Fee
9.31	JPMCB	4217 East Cotton Center Boulevard	642,159	1,754,552	03/31/18	75.6%	1,485,601	686,662	798,939	110,175	688,764					Fee
9.32	JPMCB	1 Country View Road	511,313	1,175,978	03/31/18	98.3%	1,764,586	496,778	1,267,808	68,498	1,199,310					Fee
9.33	JPMCB	4410 East Cotton Center Boulevard	465,140	704,215	03/31/18	100.0%	1,515,001	475,433	1,039,568	126,586	912,982					Fee
9.34	JPMCB	951 Northwest Broken Sound Parkway	519,010	1,043,005	03/31/18	88.8%	1,641,815	630,496	1,011,319	107,013	904,306					Fee
9.35	JPMCB	77-123 Great Valley Parkway	460,700	1,100,667	03/31/18	83.5%	1,361,358	370,093	991,266	128,874	862,392					Fee
9.36	JPMCB	420-500 Lapp Road	408,397	1,142,458	03/31/18	100.0%	1,595,640	350,681	1,244,960	114,140	1,130,820					Fee
9.37	JPMCB	2 Walnut Grove Drive	658,003	1,144,321	03/31/18	94.5%	1,881,637	665,878	1,215,759	102,320	1,113,439					Fee
9.38	JPMCB	507 Prudential Road	684,842	-421,294	03/31/18	78.0%	1,755,859	911,111	844,748	125,888	718,860					Fee/Leasehold	7/11/2088 (Devereux); 12/31/2105 (Poley)	One, 99 year or less (Devereaux); None (Poley)
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard	296,487	985,301	03/31/18	78.3%	1,116,543	284,589	831,953	112,198	719,756					Fee
9.40	JPMCB	9801 South 51st Street	313,479	696,770	03/31/18	100.0%	1,153,855	326,099	827,756	89,438	738,318					Fee
9.41	JPMCB	180 Sheree Boulevard	676,976	142,081	03/31/18	43.3%	902,076	680,011	222,066	134,271	87,794					Fee
9.42	JPMCB	7615 Smetana Lane	482,329	874,399	03/31/18	100.0%	1,448,166	535,924	912,242	116,805	795,437					Fee
9.43	JPMCB	4550 South 44th Place	224,819	735,117	03/31/18	100.0%	1,055,226	260,589	794,637	68,111	726,525					Fee
9.44	JPMCB	131 Kelsey Lane	268,561	1,034,535	03/31/18	100.0%	1,343,159	252,281	1,090,878	111,613	979,265					Fee
9.45	JPMCB	5775 Old Shakopee Road West	485,293	569,830	03/31/18	68.1%	1,201,517	521,128	680,389	128,813	551,576					Fee
9.46	JPMCB	8401-8406 Benjamin Road (North)	401,031	440,008	03/31/18	72.6%	1,017,241	317,804	699,437	118,458	580,980					Fee
9.47	JPMCB	7625 Smetana Lane	476,326	808,791	03/31/18	100.0%	1,319,314	482,566	836,748	69,905	766,843					Fee
9.48	JPMCB	5 Great Valley Parkway	538,851	781,956	03/31/18	96.5%	1,500,159	592,284	907,875	81,305	826,570					Fee
9.49	JPMCB	5705 Old Shakopee Road West	361,921	817,483	03/31/18	100.0%	1,226,770	391,009	835,761	93,243	742,518					Fee
9.50	JPMCB	7 Great Valley Parkway	545,021	902,130	03/31/18	93.5%	1,440,951	555,079	885,872	76,385	809,487					Fee
9.51	JPMCB	65 Valley Stream Parkway	369,669	828,162	03/31/18	100.0%	1,134,564	253,315	881,249	76,641	804,608					Fee
9.52	JPMCB	220 Gibraltar Road	602,579	955,682	03/31/18	100.0%	1,589,355	593,047	996,308	79,484	916,824					Fee
9.53	JPMCB	257-275 Great Valley Parkway	338,038	579,421	03/31/18	100.0%	1,162,487	289,437	873,051	88,903	784,148					Fee
9.54	JPMCB	240 Gibraltar Road	600,175	671,986	03/31/18	84.6%	1,346,020	568,835	777,185	79,484	697,701					Fee
9.55	JPMCB	200 Gibraltar Road	535,150	972,427	03/31/18	83.3%	1,306,210	571,578	734,631	80,565	654,066					Fee
9.56	JPMCB	9023 Columbine Road	462,831	769,909	03/31/18	100.0%	1,248,079	439,380	808,698	77,750	730,948					Fee
9.57	JPMCB	3 Country View Road	178,309	1,215,980	03/31/18	75.0%	1,017,612	276,566	741,046	87,500	653,546					Fee
9.58	JPMCB	1 Great Valley Parkway	344,390	810,267	03/31/18	100.0%	1,099,345	259,998	839,347	76,100	763,247					Fee
9.59	JPMCB	333 Phoenixville Pike	254,195	767,154	03/31/18	100.0%	1,100,616	264,570	836,046	105,000	731,046					Fee
9.60	JPMCB	4405 East Cotton Center Boulevard	198,508	707,752	03/31/18	100.0%	921,046	228,934	692,112	68,189	623,923					Fee
9.61	JPMCB	7920 Woodland Center Boulevard	181,567	770,446	03/31/18	100.0%	994,430	181,543	812,887	65,784	747,103					Fee
9.62	JPMCB	20 Valley Stream Parkway	506,544	361,466	03/31/18	66.9%	940,438	482,436	458,002	75,973	382,030					Fee
9.63	JPMCB	5715 Old Shakopee Road West	314,111	651,178	03/31/18	100.0%	1,038,565	358,856	679,709	79,329	600,380					Fee
9.64	JPMCB	150-182 Kelsey Lane	205,642	800,144	03/31/18	100.0%	1,071,175	207,534	863,641	68,000	795,641					Fee
9.65	JPMCB	155 Great Valley Parkway	79,522	663,605	03/31/18	100.0%	669,285	70,120	599,165	89,000	510,165					Fee
9.66	JPMCB	701-725 US Highway 301 South	317,393	632,619	03/31/18	100.0%	1,013,235	223,329	789,907	81,725	708,182					Fee
9.67	JPMCB	901-933 US Highway 301 South	280,941	736,216	03/31/18	100.0%	1,048,553	210,917	837,636	81,500	756,136					Fee
9.68	JPMCB	7725 Woodland Center Boulevard	208,515	155,760	03/31/18	100.0%	868,228	262,281	605,947	53,269	552,678					Fee
9.69	JPMCB	4508 Woodland Corporate Boulevard	181,426	717,616	03/31/18	100.0%	945,712	191,350	754,362	50,175	704,187					Fee
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm	331,058	554,944	03/31/18	69.3%	800,793	265,284	535,509	92,996	442,513					Fee
9.71	JPMCB	101 Gibraltar Road	530,638	704,596	03/31/18	95.7%	1,264,171	512,186	751,984	71,056	680,928					Fee
9.72	JPMCB	6161 American Boulevard West	350,525	507,471	03/31/18	100.0%	813,728	332,984	480,744	46,034	434,710					Fee
9.73	JPMCB	4502 Woodland Center Boulevard	346,891	529,824	03/31/18	87.1%	846,371	243,254	603,116	53,350	549,766					Fee
9.74	JPMCB	8855 Columbine Road	514,843	-46,019	03/31/18	67.3%	888,274	476,125	412,149	72,681	339,467					Fee
9.75	JPMCB	110 Gibraltar Road	426,336	370,281	03/31/18	62.7%	845,699	444,804	400,895	74,286	326,609					Fee
9.76	JPMCB	8939 Columbine Road	320,292	590,873	03/31/18	100.0%	957,150	333,072	624,078	60,000	564,078					Fee
9.77	JPMCB	7905 Fuller Road	365,910	838,014	03/31/18	100.0%	1,252,188	370,100	882,088	92,780	789,308					Fee
9.78	JPMCB	10801 Nesbitt Avenue South	307,550	598,047	03/31/18	100.0%	924,282	301,249	623,033	70,000	553,033					Fee
9.79	JPMCB	9008 Brittany Way	130,183	579,907	03/31/18	100.0%	775,125	134,325	640,800	73,850	566,950					Fee
9.80	JPMCB	8995 Columbine Road	332,823	565,191	03/31/18	99.4%	926,731	331,302	595,429	57,640	537,789					Fee
9.81	JPMCB	7852-7898 Woodland Center Boulevard	201,189	558,181	03/31/18	100.0%	844,424	211,101	633,323	55,438	577,885					Fee
9.82	JPMCB	455 Business Center Drive	423,148	502,577	03/31/18	91.6%	1,013,762	408,421	605,341	64,381	540,960					Fee
9.83	JPMCB	747 Dresher Road	247,263	273,059	03/31/18	62.7%	607,221	260,450	346,770	66,500	280,270					Fee
9.84	JPMCB	231-253 Gibraltar Road	275,053	689,035	03/31/18	86.7%	1,023,009	344,647	678,362	75,000	603,362					Fee
9.85	JPMCB	55 Valley Stream Parkway	259,483	556,661	03/31/18	100.0%	770,812	174,805	596,006	51,514	544,493					Fee

 A-1-7

ANNEX A-1

				HISTORICAL FINANCIALS(15)
						UW
			Most Recent	Most Recent		Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Total Expenses ($)	NOI ($)(16)	As of	Occupancy %	Revenues ($)(4)	Expenses ($)	NOI ($)(4)(16)(17)	Items ($)	NCF ($)(4)(17)	NOI DSCR(18)	DSCR(18)	Debt Yield %	Debt Yield %	Title Type(19)	Expiration	Extension Terms
9.86	JPMCB	8212 Woodland Center Boulevard	111,077	496,068	03/31/18	100.0%	644,464	119,205	525,259	48,944	476,315					Fee
9.87	JPMCB	7802-7850 Woodland Center Boulevard	190,822	593,355	03/31/18	100.0%	763,081	176,470	586,611	55,438	531,173					Fee
9.88	JPMCB	4303 East Cotton Center Boulevard	234,151	-233,209	03/31/18	12.0%	152,736	366,229	-213,493	80,000	-293,493					Fee
9.89	JPMCB	501 US Highway 301 South	178,143	618,849	03/31/18	100.0%	849,750	190,986	658,763	73,850	584,913					Fee
9.90	JPMCB	8102 Woodland Center Boulevard	168,181	41,413	03/31/18	100.0%	665,347	272,310	393,037	48,944	344,093					Fee
9.91	JPMCB	102 Rock Road	165,795	575,264	03/31/18	100.0%	749,607	155,787	593,820	50,590	543,230					Fee
9.92	JPMCB	111-159 Gibraltar Road	366,279	370,699	03/31/18	67.2%	724,576	379,595	344,981	78,795	266,186					Fee
9.93	JPMCB	181-187 Gibraltar Road	471,649	583,061	03/31/18	100.0%	1,048,377	468,594	579,783	61,088	518,696					Fee
9.94	JPMCB	200-264 Lakeside Drive	467,237	599,391	03/31/18	89.4%	958,463	520,298	438,165	68,279	369,887					Fee
9.95	JPMCB	120 Gibraltar Road	365,050	379,844	03/31/18	82.3%	906,207	390,588	515,620	61,279	454,341					Fee
9.96	JPMCB	4207 East Cotton Center Boulevard	113,122	517,413	03/31/18	100.0%	652,983	134,665	518,319	31,125	487,194					Fee
9.97	JPMCB	161-175 Gibraltar Road	211,004	564,450	03/31/18	100.0%	831,134	250,140	580,994	62,165	518,829					Fee
9.98	JPMCB	8967 Columbine Road	274,123	490,902	03/31/18	100.0%	807,818	289,354	518,465	49,828	468,637					Fee
9.99	JPMCB	8125-8198 Woodland Center Boulevard	203,387	459,081	03/31/18	81.5%	671,634	184,125	487,509	56,728	430,782					Fee
9.100	JPMCB	111 Kelsey Lane	166,624	486,451	03/31/18	100.0%	687,028	158,405	528,623	75,250	453,373					Fee
9.101	JPMCB	261-283 Gibraltar Road	243,122	566,728	03/31/18	59.5%	616,715	239,726	376,989	75,000	301,989					Fee
9.102	JPMCB	27-43 Great Valley Parkway	201,971	455,242	03/31/18	100.0%	661,001	192,121	468,880	75,779	393,102					Fee
9.103	JPMCB	767 Electronic Drive	200,007	-198,037	03/31/18	76.1%	615,943	433,384	182,559	56,250	126,309					Fee/Leasehold	05/31/2048	None
9.104	JPMCB	200-234 Kelsey Lane	142,065	478,812	03/31/18	100.0%	638,678	144,449	494,229	57,000	437,229					Fee
9.105	JPMCB	4435 East Cotton Center Boulevard	212,704	607,361	03/31/18	100.0%	773,690	242,861	530,829	31,881	498,948					Fee
9.106	JPMCB	7800 Equitable Drive	464,393	539,128	03/31/18	100.0%	1,023,994	448,989	575,005	54,283	520,723					Fee
9.107	JPMCB	8906 Brittany Way	197,419	470,634	03/31/18	100.0%	684,337	184,307	500,030	60,000	440,030					Fee
9.108	JPMCB	4520 Seedling Circle	225,287	439,059	03/31/18	100.0%	685,186	216,821	468,365	43,750	424,615					Fee
9.109	JPMCB	201-223 Witmer Road	329,780	345,661	03/31/18	86.4%	728,330	327,307	401,023	75,000	326,023					Fee
9.110	JPMCB	13630 Northwest 8th Street	232,225	403,452	03/31/18	100.0%	637,210	237,097	400,112	37,499	362,614					Fee
9.111	JPMCB	5735 Old Shakopee Road West	230,996	118,261	03/31/18	67.3%	562,890	274,286	288,604	79,329	209,275					Fee
9.112	JPMCB	50 Valley Stream Parkway	242,062	417,777	03/31/18	70.4%	577,601	267,801	309,800	38,750	271,050					Fee
9.113	JPMCB	4503 Woodland Corporate Boulevard	277,045	458,763	03/31/18	100.0%	757,522	273,583	483,939	37,500	446,439					Fee
9.114	JPMCB	508 Lapp Road	231,418	-189,784	03/31/18	100.0%	622,247	228,531	393,716	62,750	330,966					Fee
9.115	JPMCB	125-135 Rock Road	186,333	248,055	03/31/18	100.0%	663,721	212,831	450,890	46,875	404,015					Fee
9.116	JPMCB	8911 Columbine Road	423,023	198,171	03/31/18	72.5%	702,745	433,905	268,841	48,170	220,671					Fee
9.117	JPMCB	9306-9324 East Broadway Avenue	140,227	302,483	03/31/18	100.0%	532,028	141,461	390,567	45,000	345,567					Fee
9.118	JPMCB	101-111 Rock Road	227,133	450,836	03/31/18	100.0%	714,309	253,158	461,151	47,355	413,796					Fee
9.119	JPMCB	201 Gibraltar Road	312,453	156,358	03/31/18	61.4%	531,160	306,790	224,370	58,371	165,999					Fee
9.120	JPMCB	4505 Woodland Corporate Boulevard	276,313	432,353	03/31/18	100.0%	682,606	222,518	460,089	31,250	428,839					Fee
9.121	JPMCB	4511 Woodland Corporate Boulevard	180,842	462,723	03/31/18	100.0%	658,418	176,656	481,762	31,250	450,512					Fee
9.122	JPMCB	400-445 Lakeside Drive, Unit #400	311,035	111,763	03/31/18	0.0%	0	328,275	-328,275	77,654	-405,928					Fee
9.123	JPMCB	40 Valley Stream Parkway	198,686	350,279	03/31/18	100.0%	545,328	158,559	386,769	38,865	347,904					Fee
9.124	JPMCB	103-109 Gibraltar Road	211,720	62,513	03/31/18	100.0%	473,483	243,736	229,747	52,500	177,247					Fee
9.125	JPMCB	7702 Woodland Center Boulevard	207,338	411,629	03/31/18	100.0%	571,148	176,038	395,110	36,688	358,422					Fee
9.126	JPMCB	113-123 Rock Road	187,744	281,507	03/31/18	100.0%	462,624	153,205	309,419	46,875	262,544					Fee
9.127	JPMCB	555 Business Center Drive	254,107	387,613	03/31/18	100.0%	678,120	255,732	422,388	37,580	384,808					Fee
9.128	JPMCB	8001 Woodland Center Boulevard	219,988	259,115	03/31/18	100.0%	596,853	196,137	400,717	37,499	363,218					Fee
9.129	JPMCB	4415 East Cotton Center Boulevard	140,483	333,402	03/31/18	11.8%	82,893	149,050	-66,157	44,329	-110,486					Fee
9.130	JPMCB	300 Welsh Road Building 4	342,914	195,303	03/31/18	87.3%	567,501	359,040	208,461	47,066	161,395					Fee
9.131	JPMCB	9001-9015 Brittany Way	141,280	314,599	03/31/18	100.0%	483,060	114,050	369,010	37,500	331,510					Fee
9.132	JPMCB	13650 Northwest 8th Street	170,526	116,136	03/31/18	42.8%	232,208	177,876	54,332	30,915	23,417					Fee
9.133	JPMCB	277-293 Great Valley Parkway	159,816	292,401	03/31/18	100.0%	448,928	117,442	331,486	36,000	295,486					Fee
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)	264,244	342,676	03/31/18	77.4%	643,757	284,862	358,895	41,506	317,389					Fee
9.135	JPMCB	300-309 Lakeside Drive	189,622	-187,565	03/31/18	0.0%	0	234,530	-234,530	54,790	-289,320					Fee
9.136	JPMCB	101-107 Lakeside Drive	164,597	198,753	03/31/18	100.0%	574,282	211,569	362,713	34,331	328,382					Fee
9.137	JPMCB	7695-7699 Anagram Drive	243,529	412,771	03/31/18	23.1%	206,884	228,470	-21,586	49,238	-70,824					Fee
9.138	JPMCB	425 Technology Drive	145,171	264,822	03/31/18	100.0%	400,607	128,443	272,164	28,009	244,155					Fee
9.139	JPMCB	300 Technology Drive	85,324	210,432	03/31/18	100.0%	300,545	64,234	236,311	28,125	208,186					Fee
9.140	JPMCB	510 Lapp Road	41,601	188,226	03/31/18	100.0%	211,903	48,783	163,120	33,959	129,161					Fee
9.141	JPMCB	7851-61 Woodland Center Boulevard	79,921	217,408	03/31/18	86.9%	301,930	84,511	217,419	23,150	194,269					Fee
9.142	JPMCB	300 Welsh Road Building 3	200,355	255,553	03/31/18	65.6%	314,664	194,418	120,246	29,326	90,920					Fee
9.143	JPMCB	7624 Bald Cypress Place	63,538	130,154	03/31/18	100.0%	226,197	67,817	158,380	18,794	139,587					Fee
9.144	JPMCB	75 Great Valley Parkway	23,446	124,153	03/31/18	100.0%	131,660	23,578	108,082	14,500	93,582					Fee
9.145	JPMCB	506 Prudential Road	94,065	55,382	03/31/18	0.0%	0	90,869	-90,869	22,750	-113,619					Fee
9.146	JPMCB	30 Great Valley Parkway	47,117	77,705	03/31/18	100.0%	122,631	44,249	78,382	15,000	63,382					Fee
9.147	JPMCB	100 Gibraltar Road	23,327	40,747	03/31/18	100.0%	64,897	23,257	41,640	3,500	38,140					Fee
10	GSMC	145 Clinton				86.8%	5,641,247	1,091,948	4,549,299	94,440	4,454,859	1.33	1.30	6.7%	6.5%	Fee
11	GSMC	Crowne Plaza Melbourne	4,648,613	1,727,659	08/31/18	78.7%	14,901,927	10,260,475	4,641,452	596,077	4,045,375	1.67	1.46	12.0%	10.4%	Fee
12	CREFI	Kawa Mixed Use Portfolio				94.5%	11,284,065	3,954,386	7,329,679	249,416	7,080,263	1.91	1.85	9.8%	9.5%	Various	Various	Various
12.01	CREFI	Gavilon Headquarters				95.0%	4,302,306	1,470,400	2,831,905	7,669	2,824,237					Fee
12.02	CREFI	Essence Group Headquarters	1,551,469	1,274,810	06/30/18	95.0%	3,198,658	1,615,599	1,583,058	198,220	1,384,838					Fee
12.03	CREFI	Oerlikon Industrial Facility				95.0%	1,663,716	279,685	1,384,031	1,588	1,382,443					Fee
12.04	CREFI	Northland Innovation Campus	571,513	1,378,403	09/30/18	92.3%	2,119,386	588,701	1,530,685	41,939	1,488,746					Leasehold	12/31/2039	None
13	JPMCB	Briar Hill at Manchester	1,909,538	3,068,093	09/30/18	95.0%	4,902,920	1,822,881	3,080,039	95,632	2,984,407	1.84	1.79	9.8%	9.5%	Fee
14	GSMC	Residence Inn Boise City Center	4,592,733	5,076,211	11/30/18	78.9%	9,668,944	4,783,389	4,885,555	386,758	4,498,797	2.54	2.34	16.0%	14.8%	Fee
15	CREFI	DUMBO Heights Portfolio	11,010,733	17,623,285	06/30/18	94.1%	40,176,183	10,301,815	29,874,367	1,150,615	28,723,752	4.04	3.89	16.6%	16.0%	Fee
15.01	CREFI	55 Prospect Street	4,220,655	1,818,640	06/30/18	88.2%	13,204,968	3,462,816	9,742,152	390,382	9,351,770					Fee
15.02	CREFI	117 Adams Street	2,434,948	8,226,145	06/30/18	95.8%	10,348,564	2,600,847	7,747,717	279,535	7,468,181					Fee
15.03	CREFI	77 Sands Street	3,094,513	3,978,075	06/30/18	100.0%	11,995,115	2,951,179	9,043,935	341,834	8,702,102					Fee
15.04	CREFI	81 Prospect Street	1,260,618	3,600,426	06/30/18	93.7%	4,627,536	1,286,973	3,340,563	138,864	3,201,699					Fee
16	GSMC	5444 & 5430 Westheimer	3,608,048	6,140,790	07/31/18	81.5%	10,129,896	3,879,663	6,250,233	389,052	5,861,181	2.56	2.40	12.3%	11.5%	Fee
17	JPMCB	Faurecia Columbus				95.0%	3,587,877	896,969	2,690,907	180,023	2,510,885	1.55	1.44	10.4%	9.7%	Fee
18	GACC	Moffett Towers II - Building 1				95.1%	22,533,789	3,284,899	19,248,890	217,321	19,031,569	2.03	2.00	11.5%	11.3%	Fee
19	GSMC	TripAdvisor HQ	1,728,355	9,265,796	03/31/18	95.5%	11,663,266	2,628,207	9,035,059	211,055	8,824,003	1.86	1.82	9.2%	9.0%	Fee
20	GSMC	Missouri Falls	1,231,357	180,687	07/31/18	87.7%	4,394,268	1,363,120	3,031,148	284,958	2,746,190	2.84	2.58	13.3%	12.1%	Fee
21	GACC	Douglasville Pavilion	840,719	2,986,608	06/30/18	95.0%	3,845,403	826,292	3,019,111	252,239	2,766,872	2.98	2.73	14.3%	13.1%	Fee
22	JPMCB	636 11th Avenue	11,303,733	24,705,498	04/30/18	95.0%	37,529,208	12,805,959	24,723,249	1,082,888	23,640,361	2.49	2.39	10.3%	9.9%	Fee
23	CREFI	Glenn Hotel Downtown Atlanta	7,103,475	2,419,672	09/30/18	77.2%	9,523,147	7,143,890	2,379,256	380,926	1,998,331	1.83	1.54	12.6%	10.6%	Fee
24	JPMCB	120 Bloomingdale Road	1,855,621	1,813,344	09/30/18	95.0%	3,575,245	1,862,508	1,712,737	128,624	1,584,113	1.87	1.73	9.8%	9.1%	Fee
25	JPMCB	1421 West Shure Drive				95.0%	5,257,509	1,918,999	3,338,510	268,789	3,069,721	1.75	1.61	11.4%	10.4%	Fee
26	GACC	Safeway Olney				95.0%	1,762,690	351,656	1,411,034	0	1,411,034	1.72	1.72	8.9%	8.9%	Fee
27	GACC	River Hills	476,040	2,301,385	07/31/18	95.0%	2,154,069	445,426	1,708,643	71,917	1,636,725	1.79	1.72	11.5%	11.0%	Fee
28	JPMCB	Sheraton Music City	17,100,788	8,059,705	09/30/18	80.0%	25,851,995	17,679,953	8,172,043	0	8,172,043	1.82	1.82	11.8%	11.8%	Fee
29	JPMCB	Trophy Club Plaza	600,666	1,569,651	07/31/18	95.0%	2,071,796	607,084	1,464,712	110,659	1,354,053	1.96	1.81	9.9%	9.2%	Fee
30	JPMCB	Glendale Corporate Center	1,215,170	1,170,162	06/30/18	85.4%	2,605,448	1,226,335	1,379,113	176,059	1,203,054	1.81	1.58	11.4%	9.9%	Fee
31	JPMCB	The Shoppes of Kemah				95.0%	1,392,478	285,706	1,106,772	58,768	1,048,004	1.52	1.44	9.9%	9.3%	Fee
32	JPMCB	Walnut Creek	532,465	1,059,230	09/30/18	95.0%	1,686,619	532,273	1,154,345	94,336	1,060,010	2.04	1.88	10.4%	9.5%	Fee
33	GACC	3603 Haven	133,459	753,735	08/31/18	95.0%	1,144,223	214,458	929,765	46,556	883,209	1.30	1.24	8.8%	8.3%	Fee
34	GACC	1076 Riverdale	409,262	1,097,993	06/30/18	95.1%	1,546,218	385,438	1,160,780	74,589	1,086,191	1.75	1.64	11.3%	10.6%	Fee
35	CREFI	Culver Exchange	138,046	272,559	09/30/18	87.9%	735,960	153,811	582,149	14,755	567,394	1.23	1.20	8.3%	8.0%	Fee
36	GSMC	Storgard Self Storage	297,561	743,942	08/31/18	92.3%	1,086,032	302,112	783,921	14,396	769,524	2.33	2.29	11.2%	11.0%	Fee
37	GACC	Jewel-Osco Huntley				95.0%	1,012,233	337,070	675,163	13,214	661,949	1.96	1.93	10.1%	9.9%	Fee
38	CREFI	Shops on Navigation	149,959	314,482	10/31/18	95.4%	778,355	215,105	563,249	25,743	537,506	1.30	1.24	8.7%	8.3%	Fee
39	CREFI	The Shops at Moore Road	224,134	615,518	08/31/18	95.0%	893,633	241,295	652,338	58,739	593,599	1.55	1.41	10.2%	9.2%	Fee
40	CREFI	Self Storage Plus Dulles Town Center	321,430	551,548	10/31/18	86.4%	872,978	329,449	543,529	5,324	538,205	1.51	1.50	9.9%	9.8%	Fee
41	JPMCB	Anthem Eastside Shops	241,502	387,683	06/30/18	95.0%	698,804	256,223	442,581	36,258	406,323	1.36	1.25	9.3%	8.6%	Fee

 A-1-8

ANNEX A-1

UPFRONT ESCROW(21)

			Franchise		Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront
Loan #	Seller(1)	Property Name	Expiration Date(20)	PML %	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	JPMCB	Aventura Mall			0	0	0	0	0	0	0	26,168,910	Outstanding Tenant Obligations Reserve: 19,392,145; Bridge Rent and Reimbursement Reserve: 6,776,765
2	GACC	Staples Strategic Industrial			0	0	0	0	0	0	0	0
2.01	GACC	Staples - Hagerstown, MD
2.02	GACC	Staples - Montgomery, NY
2.03	GACC	Staples - Terre Haute, IN
2.04	GACC	Staples - London, OH
2.05	GACC	Staples - Beloit, WI
2.06	GACC	Staples - Dayville, CT
2.07	GACC	Staples - Arden Hills, MN
2.08	GACC	Staples - Putnam, CT
3	GACC	Embassy Suites Anaheim	09/30/2035	11%	0	0	0	0	250,052	0	0	10,100,000	PIP Reserve
4	GACC	Saint Louis Galleria			0	0	0	0	0	0	0	1,675,345	Outstanding TI Reserve: 1,593,050; Bridge Rents Reserve: 82,295
5	JPMCB	10 Brookline Place			0	0	0	0	0	0	0	1,073,194	Free Rent Reserve
6	GACC	590 East Middlefield		10%	0	0	0	0	0	0	0	0
7	CREFI	3 Huntington Quadrangle			0	99,935	0	2,000,000	237,860	23,553	0	376,603	Outstanding Free Rent
8	GACC	Moffett Towers - Buildings E,F,G		13%	0	0	0	23,914,655	1,772,695	0	0	15,021,721	Rent Concession Reserve
9	JPMCB	Workspace			205,933	539,172	37,500	3,154,000	11,849,855	350,000	0	16,753,411	Outstanding TI/LC Reserve: 13,294,575; Free Rent Reserve: 3,458,836
9.01	JPMCB	6625 78th Street West
9.02	JPMCB	1500 Liberty Ridge Drive
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive
9.04	JPMCB	1301 International Parkway
9.05	JPMCB	777 West Yamato Road
9.06	JPMCB	4425 East Cotton Center Boulevard
9.07	JPMCB	4500 East Cotton Center Boulevard
9.08	JPMCB	3100 Southwest 145th Avenue
9.09	JPMCB	3400 Lakeside Drive
9.10	JPMCB	3450 Lakeside Drive
9.11	JPMCB	40 Liberty Boulevard
9.12	JPMCB	4630 Woodland Corporate Boulevard
9.13	JPMCB	750 Park of Commerce Road
9.14	JPMCB	13621 Northwest 12th Street
9.15	JPMCB	2 West Liberty Boulevard
9.16	JPMCB	10400 Viking Drive
9.17	JPMCB	100 Witmer Road
9.18	JPMCB	7 Walnut Grove Drive
9.19	JPMCB	4313 East Cotton Center Boulevard
9.20	JPMCB	1200 Liberty Ridge Drive
9.21	JPMCB	1400 Liberty Ridge Drive
9.22	JPMCB	4750 South 44th Place
9.23	JPMCB	680 Blair Mill Road
9.24	JPMCB	3020 US Highway 301 South
9.25	JPMCB	4 Walnut Grove Drive
9.26	JPMCB	4631 Woodland Corporate Boulevard
9.27	JPMCB	5 Walnut Grove Drive
9.28	JPMCB	700 Dresher Road
9.29	JPMCB	45-67 Great Valley Parkway
9.30	JPMCB	4610 South 44th Place
9.31	JPMCB	4217 East Cotton Center Boulevard
9.32	JPMCB	1 Country View Road
9.33	JPMCB	4410 East Cotton Center Boulevard
9.34	JPMCB	951 Northwest Broken Sound Parkway
9.35	JPMCB	77-123 Great Valley Parkway
9.36	JPMCB	420-500 Lapp Road
9.37	JPMCB	2 Walnut Grove Drive
9.38	JPMCB	507 Prudential Road
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard
9.40	JPMCB	9801 South 51st Street
9.41	JPMCB	180 Sheree Boulevard
9.42	JPMCB	7615 Smetana Lane
9.43	JPMCB	4550 South 44th Place
9.44	JPMCB	131 Kelsey Lane
9.45	JPMCB	5775 Old Shakopee Road West
9.46	JPMCB	8401-8406 Benjamin Road (North)
9.47	JPMCB	7625 Smetana Lane
9.48	JPMCB	5 Great Valley Parkway
9.49	JPMCB	5705 Old Shakopee Road West
9.50	JPMCB	7 Great Valley Parkway
9.51	JPMCB	65 Valley Stream Parkway
9.52	JPMCB	220 Gibraltar Road
9.53	JPMCB	257-275 Great Valley Parkway
9.54	JPMCB	240 Gibraltar Road
9.55	JPMCB	200 Gibraltar Road
9.56	JPMCB	9023 Columbine Road
9.57	JPMCB	3 Country View Road
9.58	JPMCB	1 Great Valley Parkway
9.59	JPMCB	333 Phoenixville Pike
9.60	JPMCB	4405 East Cotton Center Boulevard
9.61	JPMCB	7920 Woodland Center Boulevard
9.62	JPMCB	20 Valley Stream Parkway
9.63	JPMCB	5715 Old Shakopee Road West
9.64	JPMCB	150-182 Kelsey Lane
9.65	JPMCB	155 Great Valley Parkway
9.66	JPMCB	701-725 US Highway 301 South
9.67	JPMCB	901-933 US Highway 301 South
9.68	JPMCB	7725 Woodland Center Boulevard
9.69	JPMCB	4508 Woodland Corporate Boulevard
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm
9.71	JPMCB	101 Gibraltar Road
9.72	JPMCB	6161 American Boulevard West
9.73	JPMCB	4502 Woodland Center Boulevard
9.74	JPMCB	8855 Columbine Road
9.75	JPMCB	110 Gibraltar Road
9.76	JPMCB	8939 Columbine Road
9.77	JPMCB	7905 Fuller Road
9.78	JPMCB	10801 Nesbitt Avenue South
9.79	JPMCB	9008 Brittany Way
9.80	JPMCB	8995 Columbine Road
9.81	JPMCB	7852-7898 Woodland Center Boulevard
9.82	JPMCB	455 Business Center Drive
9.83	JPMCB	747 Dresher Road
9.84	JPMCB	231-253 Gibraltar Road
9.85	JPMCB	55 Valley Stream Parkway

 A-1-9

ANNEX A-1

UPFRONT ESCROW(21)

			Franchise		Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront
Loan #	Seller(1)	Property Name	Expiration Date(20)	PML %	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
9.86	JPMCB	8212 Woodland Center Boulevard
9.87	JPMCB	7802-7850 Woodland Center Boulevard
9.88	JPMCB	4303 East Cotton Center Boulevard
9.89	JPMCB	501 US Highway 301 South
9.90	JPMCB	8102 Woodland Center Boulevard
9.91	JPMCB	102 Rock Road
9.92	JPMCB	111-159 Gibraltar Road
9.93	JPMCB	181-187 Gibraltar Road
9.94	JPMCB	200-264 Lakeside Drive
9.95	JPMCB	120 Gibraltar Road
9.96	JPMCB	4207 East Cotton Center Boulevard
9.97	JPMCB	161-175 Gibraltar Road
9.98	JPMCB	8967 Columbine Road
9.99	JPMCB	8125-8198 Woodland Center Boulevard
9.100	JPMCB	111 Kelsey Lane
9.101	JPMCB	261-283 Gibraltar Road
9.102	JPMCB	27-43 Great Valley Parkway
9.103	JPMCB	767 Electronic Drive
9.104	JPMCB	200-234 Kelsey Lane
9.105	JPMCB	4435 East Cotton Center Boulevard
9.106	JPMCB	7800 Equitable Drive
9.107	JPMCB	8906 Brittany Way
9.108	JPMCB	4520 Seedling Circle
9.109	JPMCB	201-223 Witmer Road
9.110	JPMCB	13630 Northwest 8th Street
9.111	JPMCB	5735 Old Shakopee Road West
9.112	JPMCB	50 Valley Stream Parkway
9.113	JPMCB	4503 Woodland Corporate Boulevard
9.114	JPMCB	508 Lapp Road
9.115	JPMCB	125-135 Rock Road
9.116	JPMCB	8911 Columbine Road
9.117	JPMCB	9306-9324 East Broadway Avenue
9.118	JPMCB	101-111 Rock Road
9.119	JPMCB	201 Gibraltar Road
9.120	JPMCB	4505 Woodland Corporate Boulevard
9.121	JPMCB	4511 Woodland Corporate Boulevard
9.122	JPMCB	400-445 Lakeside Drive, Unit #400
9.123	JPMCB	40 Valley Stream Parkway
9.124	JPMCB	103-109 Gibraltar Road
9.125	JPMCB	7702 Woodland Center Boulevard
9.126	JPMCB	113-123 Rock Road
9.127	JPMCB	555 Business Center Drive
9.128	JPMCB	8001 Woodland Center Boulevard
9.129	JPMCB	4415 East Cotton Center Boulevard
9.130	JPMCB	300 Welsh Road Building 4
9.131	JPMCB	9001-9015 Brittany Way
9.132	JPMCB	13650 Northwest 8th Street
9.133	JPMCB	277-293 Great Valley Parkway
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)
9.135	JPMCB	300-309 Lakeside Drive
9.136	JPMCB	101-107 Lakeside Drive
9.137	JPMCB	7695-7699 Anagram Drive
9.138	JPMCB	425 Technology Drive
9.139	JPMCB	300 Technology Drive
9.140	JPMCB	510 Lapp Road
9.141	JPMCB	7851-61 Woodland Center Boulevard
9.142	JPMCB	300 Welsh Road Building 3
9.143	JPMCB	7624 Bald Cypress Place
9.144	JPMCB	75 Great Valley Parkway
9.145	JPMCB	506 Prudential Road
9.146	JPMCB	30 Great Valley Parkway
9.147	JPMCB	100 Gibraltar Road
10	GSMC	145 Clinton			0	0	0	0	0	0	0	1,016,150	Unfunded Obligations Reserve
11	GSMC	Crowne Plaza Melbourne	10/17/2038		0	0	0	0	233,831	83,740	250,000	3,500,000	Capital Improvement Reserve
12	CREFI	Kawa Mixed Use Portfolio			0	15,070	0	0	0	63,812	0	3,739,815	Essence Tenant Allowances Funds
12.01	CREFI	Gavilon Headquarters
12.02	CREFI	Essence Group Headquarters
12.03	CREFI	Oerlikon Industrial Facility
12.04	CREFI	Northland Innovation Campus
13	JPMCB	Briar Hill at Manchester			7,965	1,241,980	0	0	125,842	24,200	0	0
14	GSMC	Residence Inn Boise City Center	10/19/2047		0	0	0	0	215,870	0	0	0
15	CREFI	DUMBO Heights Portfolio			0	35,650	0	0	829,359	0	0	17,015,442	Unfunded Obligations Reserve: 10,760,171; Free Rent Reserve: 5,904,411; Shadowbox Rent Reserve: 350,860
15.01	CREFI	55 Prospect Street
15.02	CREFI	117 Adams Street
15.03	CREFI	77 Sands Street
15.04	CREFI	81 Prospect Street
16	GSMC	5444 & 5430 Westheimer			0	0	0	0	938,541	0	0	1,512,321	Free Rent Reserve: 825,329; Unfunded Obligations Reserve: 657,991
17	JPMCB	Faurecia Columbus			275,000	0	0	350,000	26,950	13,170	0	0
18	GACC	Moffett Towers II - Building 1		5%	0	0	0	21,651,588	559,294	0	0	5,064,484	Free Rent Reserve
19	GSMC	TripAdvisor HQ			0	0	0	0	0	0	0	0
20	GSMC	Missouri Falls			0	21,670	0	0	33,059	5,907	0	4,608,151	Unfunded Obligations Reserve
21	GACC	Douglasville Pavilion			192,350	107,650	0	187,876	73,255	9,768	0	0
22	JPMCB	636 11th Avenue			7,990	1,198,696	0	0	0	76,801	0	137,671	Outstanding TI/LC Reserve
23	CREFI	Glenn Hotel Downtown Atlanta	04/03/2038		0	0	0	0	51,156	11,191	0	2,860,000	PIP Reserve
24	JPMCB	120 Bloomingdale Road			2,178	33,120	0	400,000	58,200	8,966	0	3,000	Title Endorsement Reserve
25	JPMCB	1421 West Shure Drive			3,427	0	0	0	359,868	7,366	0	25,577	Outstanding TI Reserve
26	GACC	Safeway Olney			0	0	0	0	0	2,411	0	0
27	GACC	River Hills			0	26,563	0	150,000	0	7,929	0	0
28	JPMCB	Sheraton Music City	06/30/2036		77,916	0	0	0	0	0	0	1,433,000	PIP Reserve
29	JPMCB	Trophy Club Plaza			1,334	0	0	8,005	0	0	0	0
30	JPMCB	Glendale Corporate Center			2,717	0	0	11,955	258,801	0	0	494,950	Outstanding TI/LC Reserve
31	JPMCB	The Shoppes of Kemah			984	0	0	3,280	49,518	0	0	70,155	Outstanding TI/LC Reserve
32	JPMCB	Walnut Creek			2,140	0	0	7,642	0	0	0	0
33	GACC	3603 Haven		12%	0	40,000	0	846,480	17,289	0	0	199,098	ETAGEN Rent Reserve
34	GACC	1076 Riverdale		8%	0	0	0	250,000	9,997	3,539	0	122,262	Free Rent Reserve
35	CREFI	Culver Exchange		19%	0	0	0	60,000	27,737	8,612	0	146,669	Unfunded Obligations TI/LC: 128,774.47; Free Rent: 17,894.25
36	GSMC	Storgard Self Storage		11%	0	0	0	0	0	0	0	0
37	GACC	Jewel-Osco Huntley			0	5,400	0	0	0	957	0	0
38	CREFI	Shops on Navigation			0	0	0	0	11,665	6,910	0	339,651	Unfunded Obligations
39	CREFI	The Shops at Moore Road			0	625	0	0	27,042	3,532	0	8,386	Rent Concession Reserve Funds
40	CREFI	Self Storage Plus Dulles Town Center			0	0	0	0	15,784	5,921	0	0
41	JPMCB	Anthem Eastside Shops			520	0	0	1,300	47,295	0	0	0
 A-1-10

ANNEX A-1

MONTHLY ESCROW(22)

			Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	JPMCB	Aventura Mall	Springing	0	Springing	Springing	Springing	0
2	GACC	Staples Strategic Industrial	Springing	0	0	Springing	Springing	Springing	Quarterly Rent Reserve
2.01	GACC	Staples - Hagerstown, MD
2.02	GACC	Staples - Montgomery, NY
2.03	GACC	Staples - Terre Haute, IN
2.04	GACC	Staples - London, OH
2.05	GACC	Staples - Beloit, WI
2.06	GACC	Staples - Dayville, CT
2.07	GACC	Staples - Arden Hills, MN
2.08	GACC	Staples - Putnam, CT
3	GACC	Embassy Suites Anaheim	5% of Projected Revenues	0	0	62,513	Springing	Springing	PIP Reserve
4	GACC	Saint Louis Galleria	Springing	0	Springing	Springing	Springing	0
5	JPMCB	10 Brookline Place	0	0	0	Springing	Springing	0
6	GACC	590 East Middlefield	Springing	0	0	Springing	Springing	0
7	CREFI	3 Huntington Quadrangle	9,967	0	Springing	118,930	11,776	0
8	GACC	Moffett Towers - Buildings E,F,G	11,277	0	0	253,242	Springing	Springing	Lease Sweep Reserve
9	JPMCB	Workspace	205,933	0	1,441,528	2,040,615	1st 4 pmts - 552,198; Subsequently - 219,630	0
9.01	JPMCB	6625 78th Street West
9.02	JPMCB	1500 Liberty Ridge Drive
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive
9.04	JPMCB	1301 International Parkway
9.05	JPMCB	777 West Yamato Road
9.06	JPMCB	4425 East Cotton Center Boulevard
9.07	JPMCB	4500 East Cotton Center Boulevard
9.08	JPMCB	3100 Southwest 145th Avenue
9.09	JPMCB	3400 Lakeside Drive
9.10	JPMCB	3450 Lakeside Drive
9.11	JPMCB	40 Liberty Boulevard
9.12	JPMCB	4630 Woodland Corporate Boulevard
9.13	JPMCB	750 Park of Commerce Road
9.14	JPMCB	13621 Northwest 12th Street
9.15	JPMCB	2 West Liberty Boulevard
9.16	JPMCB	10400 Viking Drive
9.17	JPMCB	100 Witmer Road
9.18	JPMCB	7 Walnut Grove Drive
9.19	JPMCB	4313 East Cotton Center Boulevard
9.20	JPMCB	1200 Liberty Ridge Drive
9.21	JPMCB	1400 Liberty Ridge Drive
9.22	JPMCB	4750 South 44th Place
9.23	JPMCB	680 Blair Mill Road
9.24	JPMCB	3020 US Highway 301 South
9.25	JPMCB	4 Walnut Grove Drive
9.26	JPMCB	4631 Woodland Corporate Boulevard
9.27	JPMCB	5 Walnut Grove Drive
9.28	JPMCB	700 Dresher Road
9.29	JPMCB	45-67 Great Valley Parkway
9.30	JPMCB	4610 South 44th Place
9.31	JPMCB	4217 East Cotton Center Boulevard
9.32	JPMCB	1 Country View Road
9.33	JPMCB	4410 East Cotton Center Boulevard
9.34	JPMCB	951 Northwest Broken Sound Parkway
9.35	JPMCB	77-123 Great Valley Parkway
9.36	JPMCB	420-500 Lapp Road
9.37	JPMCB	2 Walnut Grove Drive
9.38	JPMCB	507 Prudential Road
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard
9.40	JPMCB	9801 South 51st Street
9.41	JPMCB	180 Sheree Boulevard
9.42	JPMCB	7615 Smetana Lane
9.43	JPMCB	4550 South 44th Place
9.44	JPMCB	131 Kelsey Lane
9.45	JPMCB	5775 Old Shakopee Road West
9.46	JPMCB	8401-8406 Benjamin Road (North)
9.47	JPMCB	7625 Smetana Lane
9.48	JPMCB	5 Great Valley Parkway
9.49	JPMCB	5705 Old Shakopee Road West
9.50	JPMCB	7 Great Valley Parkway
9.51	JPMCB	65 Valley Stream Parkway
9.52	JPMCB	220 Gibraltar Road
9.53	JPMCB	257-275 Great Valley Parkway
9.54	JPMCB	240 Gibraltar Road
9.55	JPMCB	200 Gibraltar Road
9.56	JPMCB	9023 Columbine Road
9.57	JPMCB	3 Country View Road
9.58	JPMCB	1 Great Valley Parkway
9.59	JPMCB	333 Phoenixville Pike
9.60	JPMCB	4405 East Cotton Center Boulevard
9.61	JPMCB	7920 Woodland Center Boulevard
9.62	JPMCB	20 Valley Stream Parkway
9.63	JPMCB	5715 Old Shakopee Road West
9.64	JPMCB	150-182 Kelsey Lane
9.65	JPMCB	155 Great Valley Parkway
9.66	JPMCB	701-725 US Highway 301 South
9.67	JPMCB	901-933 US Highway 301 South
9.68	JPMCB	7725 Woodland Center Boulevard
9.69	JPMCB	4508 Woodland Corporate Boulevard
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm
9.71	JPMCB	101 Gibraltar Road
9.72	JPMCB	6161 American Boulevard West
9.73	JPMCB	4502 Woodland Center Boulevard
9.74	JPMCB	8855 Columbine Road
9.75	JPMCB	110 Gibraltar Road
9.76	JPMCB	8939 Columbine Road
9.77	JPMCB	7905 Fuller Road
9.78	JPMCB	10801 Nesbitt Avenue South
9.79	JPMCB	9008 Brittany Way
9.80	JPMCB	8995 Columbine Road
9.81	JPMCB	7852-7898 Woodland Center Boulevard
9.82	JPMCB	455 Business Center Drive
9.83	JPMCB	747 Dresher Road
9.84	JPMCB	231-253 Gibraltar Road
9.85	JPMCB	55 Valley Stream Parkway

 A-1-11

ANNEX A-1

MONTHLY ESCROW(22)

			Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
9.86	JPMCB	8212 Woodland Center Boulevard
9.87	JPMCB	7802-7850 Woodland Center Boulevard
9.88	JPMCB	4303 East Cotton Center Boulevard
9.89	JPMCB	501 US Highway 301 South
9.90	JPMCB	8102 Woodland Center Boulevard
9.91	JPMCB	102 Rock Road
9.92	JPMCB	111-159 Gibraltar Road
9.93	JPMCB	181-187 Gibraltar Road
9.94	JPMCB	200-264 Lakeside Drive
9.95	JPMCB	120 Gibraltar Road
9.96	JPMCB	4207 East Cotton Center Boulevard
9.97	JPMCB	161-175 Gibraltar Road
9.98	JPMCB	8967 Columbine Road
9.99	JPMCB	8125-8198 Woodland Center Boulevard
9.100	JPMCB	111 Kelsey Lane
9.101	JPMCB	261-283 Gibraltar Road
9.102	JPMCB	27-43 Great Valley Parkway
9.103	JPMCB	767 Electronic Drive
9.104	JPMCB	200-234 Kelsey Lane
9.105	JPMCB	4435 East Cotton Center Boulevard
9.106	JPMCB	7800 Equitable Drive
9.107	JPMCB	8906 Brittany Way
9.108	JPMCB	4520 Seedling Circle
9.109	JPMCB	201-223 Witmer Road
9.110	JPMCB	13630 Northwest 8th Street
9.111	JPMCB	5735 Old Shakopee Road West
9.112	JPMCB	50 Valley Stream Parkway
9.113	JPMCB	4503 Woodland Corporate Boulevard
9.114	JPMCB	508 Lapp Road
9.115	JPMCB	125-135 Rock Road
9.116	JPMCB	8911 Columbine Road
9.117	JPMCB	9306-9324 East Broadway Avenue
9.118	JPMCB	101-111 Rock Road
9.119	JPMCB	201 Gibraltar Road
9.120	JPMCB	4505 Woodland Corporate Boulevard
9.121	JPMCB	4511 Woodland Corporate Boulevard
9.122	JPMCB	400-445 Lakeside Drive, Unit #400
9.123	JPMCB	40 Valley Stream Parkway
9.124	JPMCB	103-109 Gibraltar Road
9.125	JPMCB	7702 Woodland Center Boulevard
9.126	JPMCB	113-123 Rock Road
9.127	JPMCB	555 Business Center Drive
9.128	JPMCB	8001 Woodland Center Boulevard
9.129	JPMCB	4415 East Cotton Center Boulevard
9.130	JPMCB	300 Welsh Road Building 4
9.131	JPMCB	9001-9015 Brittany Way
9.132	JPMCB	13650 Northwest 8th Street
9.133	JPMCB	277-293 Great Valley Parkway
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)
9.135	JPMCB	300-309 Lakeside Drive
9.136	JPMCB	101-107 Lakeside Drive
9.137	JPMCB	7695-7699 Anagram Drive
9.138	JPMCB	425 Technology Drive
9.139	JPMCB	300 Technology Drive
9.140	JPMCB	510 Lapp Road
9.141	JPMCB	7851-61 Woodland Center Boulevard
9.142	JPMCB	300 Welsh Road Building 3
9.143	JPMCB	7624 Bald Cypress Place
9.144	JPMCB	75 Great Valley Parkway
9.145	JPMCB	506 Prudential Road
9.146	JPMCB	30 Great Valley Parkway
9.147	JPMCB	100 Gibraltar Road
10	GSMC	145 Clinton	Springing	0	Springing	Springing	Springing	0
11	GSMC	Crowne Plaza Melbourne	50,328	0	0	25,981	41,870	0
12	CREFI	Kawa Mixed Use Portfolio	6,173	0	Springing	Springing	12,762	Springing	Essence CAM Assessments Funds
12.01	CREFI	Gavilon Headquarters
12.02	CREFI	Essence Group Headquarters
12.03	CREFI	Oerlikon Industrial Facility
12.04	CREFI	Northland Innovation Campus
13	JPMCB	Briar Hill at Manchester	7,965	0	0	69,921	12,100	0
14	GSMC	Residence Inn Boise City Center	31,599	0	0	36,518	Springing	0
15	CREFI	DUMBO Heights Portfolio	9,413	0	83,333	207,340	Springing	0
15.01	CREFI	55 Prospect Street
15.02	CREFI	117 Adams Street
15.03	CREFI	77 Sands Street
15.04	CREFI	81 Prospect Street
16	GSMC	5444 & 5430 Westheimer	6,746	0	29,167	96,267	Springing	0
17	JPMCB	Faurecia Columbus	Springing	0	Springing	8,521	4,390	0
18	GACC	Moffett Towers II - Building 1	0	0	0	111,859	Springing	0
19	GSMC	TripAdvisor HQ	Springing	0	Springing	Springing	Springing	0
20	GSMC	Missouri Falls	3,247	0	0	33,059	2,954	0
21	GACC	Douglasville Pavilion	4,353	0	16,667	36,627	4,884	0
22	JPMCB	636 11th Avenue	7,990	0	Springing	Springing	25,600	Springing	Dark Trigger Reserve
23	CREFI	Glenn Hotel Downtown Atlanta	30,911	0	0	17,052	5,596	Springing	PIP Reserve
24	JPMCB	120 Bloomingdale Road	2,178	0	11,710	48,343	4,483	Springing	Parking Reserve Fund
25	JPMCB	1421 West Shure Drive	3,427	0	0	119,956	3,683	0
26	GACC	Safeway Olney	996	0	4,071	15,868	1,205	0
27	GACC	River Hills	2,820	0	14,583	13,671	3,965	0
28	JPMCB	Sheraton Music City	4% of Gross Revenues	0	0	Springing	Springing	Springing	PIP Reserve
29	JPMCB	Trophy Club Plaza	1,334	0	8,005	33,461	Springing	Springing	Specified Tenant Leasing Reserve
30	JPMCB	Glendale Corporate Center	2,717	0	11,955	36,972	Springing	0
31	JPMCB	The Shoppes of Kemah	984	0	3,280	10,043	Springing	0
32	JPMCB	Walnut Creek	2,140	0	7,642	20,330	Springing	Springing	Outstanding TI Reserve; Specified Tenant Leasing Reserve
33	GACC	3603 Haven	353	0	3,527	8,644	Springing	1,644	Common Charges Reserve
34	GACC	1076 Riverdale	1,915	0	6,384	9,997	1,769	0
35	CREFI	Culver Exchange	179	0	1,055	6,934	783	0
36	GSMC	Storgard Self Storage	1,200	0	0	8,034	Springing	0
37	GACC	Jewel-Osco Huntley	Springing	0	Springing	Springing	957	0
38	CREFI	Shops on Navigation	224	0	2,236	5,833	864	0
39	CREFI	The Shops at Moore Road	1,046	0	3,854	9,014	1,186	0
40	CREFI	Self Storage Plus Dulles Town Center	444	0	0	7,892	1,480	0
41	JPMCB	Anthem Eastside Shops	520	0	1,300	8,227	Springing	0

 A-1-12

ANNEX A-1

			RESERVE CAPS(23)		RESERVE CAPS(23)

			CapEx	Envir.	TI/LC
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
1	JPMCB	Aventura Mall	487,003		6,087,540
2	GACC	Staples Strategic Industrial
2.01	GACC	Staples - Hagerstown, MD
2.02	GACC	Staples - Montgomery, NY
2.03	GACC	Staples - Terre Haute, IN
2.04	GACC	Staples - London, OH
2.05	GACC	Staples - Beloit, WI
2.06	GACC	Staples - Dayville, CT
2.07	GACC	Staples - Arden Hills, MN
2.08	GACC	Staples - Putnam, CT
3	GACC	Embassy Suites Anaheim
4	GACC	Saint Louis Galleria	236,181		1,889,448
5	JPMCB	10 Brookline Place
6	GACC	590 East Middlefield
7	CREFI	3 Huntington Quadrangle			3,000,000
8	GACC	Moffett Towers - Buildings E,F,G
9	JPMCB	Workspace	The product of the then-current Rollover Reserve Monthly Deposit with the number of mos remaining until the Maturity Date, with a max of 36 mos and a min of 12 mos.		The product of the then-current Rollover Reserve Monthly Deposit with the number of mos remaining until the Maturity Date, with a max of 18 mos and a min of 12 mos.
9.01	JPMCB	6625 78th Street West
9.02	JPMCB	1500 Liberty Ridge Drive
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive
9.04	JPMCB	1301 International Parkway
9.05	JPMCB	777 West Yamato Road
9.06	JPMCB	4425 East Cotton Center Boulevard
9.07	JPMCB	4500 East Cotton Center Boulevard
9.08	JPMCB	3100 Southwest 145th Avenue
9.09	JPMCB	3400 Lakeside Drive
9.10	JPMCB	3450 Lakeside Drive
9.11	JPMCB	40 Liberty Boulevard
9.12	JPMCB	4630 Woodland Corporate Boulevard
9.13	JPMCB	750 Park of Commerce Road
9.14	JPMCB	13621 Northwest 12th Street
9.15	JPMCB	2 West Liberty Boulevard
9.16	JPMCB	10400 Viking Drive
9.17	JPMCB	100 Witmer Road
9.18	JPMCB	7 Walnut Grove Drive
9.19	JPMCB	4313 East Cotton Center Boulevard
9.20	JPMCB	1200 Liberty Ridge Drive
9.21	JPMCB	1400 Liberty Ridge Drive
9.22	JPMCB	4750 South 44th Place
9.23	JPMCB	680 Blair Mill Road
9.24	JPMCB	3020 US Highway 301 South
9.25	JPMCB	4 Walnut Grove Drive
9.26	JPMCB	4631 Woodland Corporate Boulevard
9.27	JPMCB	5 Walnut Grove Drive
9.28	JPMCB	700 Dresher Road
9.29	JPMCB	45-67 Great Valley Parkway
9.30	JPMCB	4610 South 44th Place
9.31	JPMCB	4217 East Cotton Center Boulevard
9.32	JPMCB	1 Country View Road
9.33	JPMCB	4410 East Cotton Center Boulevard
9.34	JPMCB	951 Northwest Broken Sound Parkway
9.35	JPMCB	77-123 Great Valley Parkway
9.36	JPMCB	420-500 Lapp Road
9.37	JPMCB	2 Walnut Grove Drive
9.38	JPMCB	507 Prudential Road
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard
9.40	JPMCB	9801 South 51st Street
9.41	JPMCB	180 Sheree Boulevard
9.42	JPMCB	7615 Smetana Lane
9.43	JPMCB	4550 South 44th Place
9.44	JPMCB	131 Kelsey Lane
9.45	JPMCB	5775 Old Shakopee Road West
9.46	JPMCB	8401-8406 Benjamin Road (North)
9.47	JPMCB	7625 Smetana Lane
9.48	JPMCB	5 Great Valley Parkway
9.49	JPMCB	5705 Old Shakopee Road West
9.50	JPMCB	7 Great Valley Parkway
9.51	JPMCB	65 Valley Stream Parkway
9.52	JPMCB	220 Gibraltar Road
9.53	JPMCB	257-275 Great Valley Parkway
9.54	JPMCB	240 Gibraltar Road
9.55	JPMCB	200 Gibraltar Road
9.56	JPMCB	9023 Columbine Road
9.57	JPMCB	3 Country View Road
9.58	JPMCB	1 Great Valley Parkway
9.59	JPMCB	333 Phoenixville Pike
9.60	JPMCB	4405 East Cotton Center Boulevard
9.61	JPMCB	7920 Woodland Center Boulevard
9.62	JPMCB	20 Valley Stream Parkway
9.63	JPMCB	5715 Old Shakopee Road West
9.64	JPMCB	150-182 Kelsey Lane
9.65	JPMCB	155 Great Valley Parkway
9.66	JPMCB	701-725 US Highway 301 South
9.67	JPMCB	901-933 US Highway 301 South
9.68	JPMCB	7725 Woodland Center Boulevard
9.69	JPMCB	4508 Woodland Corporate Boulevard
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm
9.71	JPMCB	101 Gibraltar Road
9.72	JPMCB	6161 American Boulevard West
9.73	JPMCB	4502 Woodland Center Boulevard
9.74	JPMCB	8855 Columbine Road
9.75	JPMCB	110 Gibraltar Road
9.76	JPMCB	8939 Columbine Road
9.77	JPMCB	7905 Fuller Road
9.78	JPMCB	10801 Nesbitt Avenue South
9.79	JPMCB	9008 Brittany Way
9.80	JPMCB	8995 Columbine Road
9.81	JPMCB	7852-7898 Woodland Center Boulevard
9.82	JPMCB	455 Business Center Drive
9.83	JPMCB	747 Dresher Road
9.84	JPMCB	231-253 Gibraltar Road
9.85	JPMCB	55 Valley Stream Parkway

 A-1-13

ANNEX A-1

			RESERVE CAPS(23)		RESERVE CAPS(23)

			CapEx	Envir.	TI/LC
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
9.86	JPMCB	8212 Woodland Center Boulevard
9.87	JPMCB	7802-7850 Woodland Center Boulevard
9.88	JPMCB	4303 East Cotton Center Boulevard
9.89	JPMCB	501 US Highway 301 South
9.90	JPMCB	8102 Woodland Center Boulevard
9.91	JPMCB	102 Rock Road
9.92	JPMCB	111-159 Gibraltar Road
9.93	JPMCB	181-187 Gibraltar Road
9.94	JPMCB	200-264 Lakeside Drive
9.95	JPMCB	120 Gibraltar Road
9.96	JPMCB	4207 East Cotton Center Boulevard
9.97	JPMCB	161-175 Gibraltar Road
9.98	JPMCB	8967 Columbine Road
9.99	JPMCB	8125-8198 Woodland Center Boulevard
9.100	JPMCB	111 Kelsey Lane
9.101	JPMCB	261-283 Gibraltar Road
9.102	JPMCB	27-43 Great Valley Parkway
9.103	JPMCB	767 Electronic Drive
9.104	JPMCB	200-234 Kelsey Lane
9.105	JPMCB	4435 East Cotton Center Boulevard
9.106	JPMCB	7800 Equitable Drive
9.107	JPMCB	8906 Brittany Way
9.108	JPMCB	4520 Seedling Circle
9.109	JPMCB	201-223 Witmer Road
9.110	JPMCB	13630 Northwest 8th Street
9.111	JPMCB	5735 Old Shakopee Road West
9.112	JPMCB	50 Valley Stream Parkway
9.113	JPMCB	4503 Woodland Corporate Boulevard
9.114	JPMCB	508 Lapp Road
9.115	JPMCB	125-135 Rock Road
9.116	JPMCB	8911 Columbine Road
9.117	JPMCB	9306-9324 East Broadway Avenue
9.118	JPMCB	101-111 Rock Road
9.119	JPMCB	201 Gibraltar Road
9.120	JPMCB	4505 Woodland Corporate Boulevard
9.121	JPMCB	4511 Woodland Corporate Boulevard
9.122	JPMCB	400-445 Lakeside Drive, Unit #400
9.123	JPMCB	40 Valley Stream Parkway
9.124	JPMCB	103-109 Gibraltar Road
9.125	JPMCB	7702 Woodland Center Boulevard
9.126	JPMCB	113-123 Rock Road
9.127	JPMCB	555 Business Center Drive
9.128	JPMCB	8001 Woodland Center Boulevard
9.129	JPMCB	4415 East Cotton Center Boulevard
9.130	JPMCB	300 Welsh Road Building 4
9.131	JPMCB	9001-9015 Brittany Way
9.132	JPMCB	13650 Northwest 8th Street
9.133	JPMCB	277-293 Great Valley Parkway
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)
9.135	JPMCB	300-309 Lakeside Drive
9.136	JPMCB	101-107 Lakeside Drive
9.137	JPMCB	7695-7699 Anagram Drive
9.138	JPMCB	425 Technology Drive
9.139	JPMCB	300 Technology Drive
9.140	JPMCB	510 Lapp Road
9.141	JPMCB	7851-61 Woodland Center Boulevard
9.142	JPMCB	300 Welsh Road Building 3
9.143	JPMCB	7624 Bald Cypress Place
9.144	JPMCB	75 Great Valley Parkway
9.145	JPMCB	506 Prudential Road
9.146	JPMCB	30 Great Valley Parkway
9.147	JPMCB	100 Gibraltar Road
10	GSMC	145 Clinton
11	GSMC	Crowne Plaza Melbourne
12	CREFI	Kawa Mixed Use Portfolio
12.01	CREFI	Gavilon Headquarters
12.02	CREFI	Essence Group Headquarters
12.03	CREFI	Oerlikon Industrial Facility
12.04	CREFI	Northland Innovation Campus
13	JPMCB	Briar Hill at Manchester
14	GSMC	Residence Inn Boise City Center
15	CREFI	DUMBO Heights Portfolio
15.01	CREFI	55 Prospect Street
15.02	CREFI	117 Adams Street
15.03	CREFI	77 Sands Street
15.04	CREFI	81 Prospect Street
16	GSMC	5444 & 5430 Westheimer	323,810		1,200,000
17	JPMCB	Faurecia Columbus	275,000
18	GACC	Moffett Towers II - Building 1
19	GSMC	TripAdvisor HQ
20	GSMC	Missouri Falls
21	GACC	Douglasville Pavilion	300,000		600,000
22	JPMCB	636 11th Avenue
23	CREFI	Glenn Hotel Downtown Atlanta
24	JPMCB	120 Bloomingdale Road			420,000
25	JPMCB	1421 West Shure Drive	82,000
26	GACC	Safeway Olney
27	GACC	River Hills	67,670		500,000
28	JPMCB	Sheraton Music City
29	JPMCB	Trophy Club Plaza			480,303
30	JPMCB	Glendale Corporate Center
31	JPMCB	The Shoppes of Kemah	35,424		196,798
32	JPMCB	Walnut Creek			458,524
33	GACC	3603 Haven	8,465		126,972
34	GACC	1076 Riverdale			600,000
35	CREFI	Culver Exchange	6,456		63,295
36	GSMC	Storgard Self Storage
37	GACC	Jewel-Osco Huntley
38	CREFI	Shops on Navigation			85,000
39	CREFI	The Shops at Moore Road			150,000
40	CREFI	Self Storage Plus Dulles Town Center	15,971
41	JPMCB	Anthem Eastside Shops	12,500

 A-1-14

ANNEX A-1

RESERVE CAPS(23)

			RE Tax	Insur.	Debt Service	Other
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
1	JPMCB	Aventura Mall
2	GACC	Staples Strategic Industrial
2.01	GACC	Staples - Hagerstown, MD
2.02	GACC	Staples - Montgomery, NY
2.03	GACC	Staples - Terre Haute, IN
2.04	GACC	Staples - London, OH
2.05	GACC	Staples - Beloit, WI
2.06	GACC	Staples - Dayville, CT
2.07	GACC	Staples - Arden Hills, MN
2.08	GACC	Staples - Putnam, CT
3	GACC	Embassy Suites Anaheim
4	GACC	Saint Louis Galleria
5	JPMCB	10 Brookline Place
6	GACC	590 East Middlefield
7	CREFI	3 Huntington Quadrangle
8	GACC	Moffett Towers - Buildings E,F,G			23,680,930	Lease Sweep Funds: (i) with respect to a Lease Sweep Trigger pursuant to the defined conditions in the Loan Agreement, $20,297,940 ($30.00 per rentable square foot that is leased pursuant to the Lease Sweep Lease in existence), or (ii) with respect to a Lease Sweep Trigger continuing solely pursuant to the additional conditions stated in the Loan Agreement, $30.00 per rentable square foot of Dark Space and/or Terminated Space.
9	JPMCB	Workspace
9.01	JPMCB	6625 78th Street West
9.02	JPMCB	1500 Liberty Ridge Drive
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive
9.04	JPMCB	1301 International Parkway
9.05	JPMCB	777 West Yamato Road
9.06	JPMCB	4425 East Cotton Center Boulevard
9.07	JPMCB	4500 East Cotton Center Boulevard
9.08	JPMCB	3100 Southwest 145th Avenue
9.09	JPMCB	3400 Lakeside Drive
9.10	JPMCB	3450 Lakeside Drive
9.11	JPMCB	40 Liberty Boulevard
9.12	JPMCB	4630 Woodland Corporate Boulevard
9.13	JPMCB	750 Park of Commerce Road
9.14	JPMCB	13621 Northwest 12th Street
9.15	JPMCB	2 West Liberty Boulevard
9.16	JPMCB	10400 Viking Drive
9.17	JPMCB	100 Witmer Road
9.18	JPMCB	7 Walnut Grove Drive
9.19	JPMCB	4313 East Cotton Center Boulevard
9.20	JPMCB	1200 Liberty Ridge Drive
9.21	JPMCB	1400 Liberty Ridge Drive
9.22	JPMCB	4750 South 44th Place
9.23	JPMCB	680 Blair Mill Road
9.24	JPMCB	3020 US Highway 301 South
9.25	JPMCB	4 Walnut Grove Drive
9.26	JPMCB	4631 Woodland Corporate Boulevard
9.27	JPMCB	5 Walnut Grove Drive
9.28	JPMCB	700 Dresher Road
9.29	JPMCB	45-67 Great Valley Parkway
9.30	JPMCB	4610 South 44th Place
9.31	JPMCB	4217 East Cotton Center Boulevard
9.32	JPMCB	1 Country View Road
9.33	JPMCB	4410 East Cotton Center Boulevard
9.34	JPMCB	951 Northwest Broken Sound Parkway
9.35	JPMCB	77-123 Great Valley Parkway
9.36	JPMCB	420-500 Lapp Road
9.37	JPMCB	2 Walnut Grove Drive
9.38	JPMCB	507 Prudential Road
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard
9.40	JPMCB	9801 South 51st Street
9.41	JPMCB	180 Sheree Boulevard
9.42	JPMCB	7615 Smetana Lane
9.43	JPMCB	4550 South 44th Place
9.44	JPMCB	131 Kelsey Lane
9.45	JPMCB	5775 Old Shakopee Road West
9.46	JPMCB	8401-8406 Benjamin Road (North)
9.47	JPMCB	7625 Smetana Lane
9.48	JPMCB	5 Great Valley Parkway
9.49	JPMCB	5705 Old Shakopee Road West
9.50	JPMCB	7 Great Valley Parkway
9.51	JPMCB	65 Valley Stream Parkway
9.52	JPMCB	220 Gibraltar Road
9.53	JPMCB	257-275 Great Valley Parkway
9.54	JPMCB	240 Gibraltar Road
9.55	JPMCB	200 Gibraltar Road
9.56	JPMCB	9023 Columbine Road
9.57	JPMCB	3 Country View Road
9.58	JPMCB	1 Great Valley Parkway
9.59	JPMCB	333 Phoenixville Pike
9.60	JPMCB	4405 East Cotton Center Boulevard
9.61	JPMCB	7920 Woodland Center Boulevard
9.62	JPMCB	20 Valley Stream Parkway
9.63	JPMCB	5715 Old Shakopee Road West
9.64	JPMCB	150-182 Kelsey Lane
9.65	JPMCB	155 Great Valley Parkway
9.66	JPMCB	701-725 US Highway 301 South
9.67	JPMCB	901-933 US Highway 301 South
9.68	JPMCB	7725 Woodland Center Boulevard
9.69	JPMCB	4508 Woodland Corporate Boulevard
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm
9.71	JPMCB	101 Gibraltar Road
9.72	JPMCB	6161 American Boulevard West
9.73	JPMCB	4502 Woodland Center Boulevard
9.74	JPMCB	8855 Columbine Road
9.75	JPMCB	110 Gibraltar Road
9.76	JPMCB	8939 Columbine Road
9.77	JPMCB	7905 Fuller Road
9.78	JPMCB	10801 Nesbitt Avenue South
9.79	JPMCB	9008 Brittany Way
9.80	JPMCB	8995 Columbine Road
9.81	JPMCB	7852-7898 Woodland Center Boulevard
9.82	JPMCB	455 Business Center Drive
9.83	JPMCB	747 Dresher Road
9.84	JPMCB	231-253 Gibraltar Road
9.85	JPMCB	55 Valley Stream Parkway

 A-1-15

ANNEX A-1

RESERVE CAPS(23)

			RE Tax	Insur.	Debt Service	Other
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
9.86	JPMCB	8212 Woodland Center Boulevard
9.87	JPMCB	7802-7850 Woodland Center Boulevard
9.88	JPMCB	4303 East Cotton Center Boulevard
9.89	JPMCB	501 US Highway 301 South
9.90	JPMCB	8102 Woodland Center Boulevard
9.91	JPMCB	102 Rock Road
9.92	JPMCB	111-159 Gibraltar Road
9.93	JPMCB	181-187 Gibraltar Road
9.94	JPMCB	200-264 Lakeside Drive
9.95	JPMCB	120 Gibraltar Road
9.96	JPMCB	4207 East Cotton Center Boulevard
9.97	JPMCB	161-175 Gibraltar Road
9.98	JPMCB	8967 Columbine Road
9.99	JPMCB	8125-8198 Woodland Center Boulevard
9.100	JPMCB	111 Kelsey Lane
9.101	JPMCB	261-283 Gibraltar Road
9.102	JPMCB	27-43 Great Valley Parkway
9.103	JPMCB	767 Electronic Drive
9.104	JPMCB	200-234 Kelsey Lane
9.105	JPMCB	4435 East Cotton Center Boulevard
9.106	JPMCB	7800 Equitable Drive
9.107	JPMCB	8906 Brittany Way
9.108	JPMCB	4520 Seedling Circle
9.109	JPMCB	201-223 Witmer Road
9.110	JPMCB	13630 Northwest 8th Street
9.111	JPMCB	5735 Old Shakopee Road West
9.112	JPMCB	50 Valley Stream Parkway
9.113	JPMCB	4503 Woodland Corporate Boulevard
9.114	JPMCB	508 Lapp Road
9.115	JPMCB	125-135 Rock Road
9.116	JPMCB	8911 Columbine Road
9.117	JPMCB	9306-9324 East Broadway Avenue
9.118	JPMCB	101-111 Rock Road
9.119	JPMCB	201 Gibraltar Road
9.120	JPMCB	4505 Woodland Corporate Boulevard
9.121	JPMCB	4511 Woodland Corporate Boulevard
9.122	JPMCB	400-445 Lakeside Drive, Unit #400
9.123	JPMCB	40 Valley Stream Parkway
9.124	JPMCB	103-109 Gibraltar Road
9.125	JPMCB	7702 Woodland Center Boulevard
9.126	JPMCB	113-123 Rock Road
9.127	JPMCB	555 Business Center Drive
9.128	JPMCB	8001 Woodland Center Boulevard
9.129	JPMCB	4415 East Cotton Center Boulevard
9.130	JPMCB	300 Welsh Road Building 4
9.131	JPMCB	9001-9015 Brittany Way
9.132	JPMCB	13650 Northwest 8th Street
9.133	JPMCB	277-293 Great Valley Parkway
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)
9.135	JPMCB	300-309 Lakeside Drive
9.136	JPMCB	101-107 Lakeside Drive
9.137	JPMCB	7695-7699 Anagram Drive
9.138	JPMCB	425 Technology Drive
9.139	JPMCB	300 Technology Drive
9.140	JPMCB	510 Lapp Road
9.141	JPMCB	7851-61 Woodland Center Boulevard
9.142	JPMCB	300 Welsh Road Building 3
9.143	JPMCB	7624 Bald Cypress Place
9.144	JPMCB	75 Great Valley Parkway
9.145	JPMCB	506 Prudential Road
9.146	JPMCB	30 Great Valley Parkway
9.147	JPMCB	100 Gibraltar Road
10	GSMC	145 Clinton
11	GSMC	Crowne Plaza Melbourne
12	CREFI	Kawa Mixed Use Portfolio
12.01	CREFI	Gavilon Headquarters
12.02	CREFI	Essence Group Headquarters
12.03	CREFI	Oerlikon Industrial Facility
12.04	CREFI	Northland Innovation Campus
13	JPMCB	Briar Hill at Manchester
14	GSMC	Residence Inn Boise City Center
15	CREFI	DUMBO Heights Portfolio
15.01	CREFI	55 Prospect Street
15.02	CREFI	117 Adams Street
15.03	CREFI	77 Sands Street
15.04	CREFI	81 Prospect Street
16	GSMC	5444 & 5430 Westheimer
17	JPMCB	Faurecia Columbus
18	GACC	Moffett Towers II - Building 1
19	GSMC	TripAdvisor HQ
20	GSMC	Missouri Falls
21	GACC	Douglasville Pavilion
22	JPMCB	636 11th Avenue
23	CREFI	Glenn Hotel Downtown Atlanta
24	JPMCB	120 Bloomingdale Road
25	JPMCB	1421 West Shure Drive
26	GACC	Safeway Olney
27	GACC	River Hills
28	JPMCB	Sheraton Music City
29	JPMCB	Trophy Club Plaza
30	JPMCB	Glendale Corporate Center
31	JPMCB	The Shoppes of Kemah
32	JPMCB	Walnut Creek
33	GACC	3603 Haven
34	GACC	1076 Riverdale
35	CREFI	Culver Exchange
36	GSMC	Storgard Self Storage
37	GACC	Jewel-Osco Huntley
38	CREFI	Shops on Navigation
39	CREFI	The Shops at Moore Road
40	CREFI	Self Storage Plus Dulles Town Center
41	JPMCB	Anthem Eastside Shops

 A-1-16

ANNEX A-1

				LARGEST TENANT (3)(24)(25)(26)			2nd LARGEST TENANT (3)(24)(25)(26)			3rd LARGEST TENANT (3)(24)(25)(26)			4th LARGEST TENANT (3)(24)(25)(26)

			Single			Lease			Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Tenant	Largest Tenant(4)	Unit Size	Expiration	2nd Largest Tenant(4)	Unit Size	Expiration	3rd Largest Tenant(4)	Unit Size	Expiration	4th Largest Tenant(4)	Unit Size	Expiration
1	JPMCB	Aventura Mall	No	J. C. Penney Co.	193,759	04/30/23	AMC Theatres	78,738	08/31/23	Zara	34,454	10/31/29	XXI Forever	32,504	MTM
2	GACC	Staples Strategic Industrial	Yes
2.01	GACC	Staples - Hagerstown, MD	Yes	US Retail Inc	1,022,145	09/30/38
2.02	GACC	Staples - Montgomery, NY	Yes	Staples Inc.	766,484	09/30/38
2.03	GACC	Staples - Terre Haute, IN	Yes	US Retail Inc	809,560	09/30/38
2.04	GACC	Staples - London, OH	Yes	Staples Inc.	496,818	09/30/38
2.05	GACC	Staples - Beloit, WI	Yes	Staples Inc.	399,652	09/30/38
2.06	GACC	Staples - Dayville, CT	Yes	US Retail Inc	310,157	09/30/38
2.07	GACC	Staples - Arden Hills, MN	Yes	Staples Inc.	113,096	09/30/38
2.08	GACC	Staples - Putnam, CT	Yes	Staples Inc.	113,215	09/30/38
3	GACC	Embassy Suites Anaheim	No
4	GACC	Saint Louis Galleria	No	Galleria 6 Cinemas	19,624	08/31/23	H&M	12,913	01/31/21	Victoria’s Secret	12,892	01/31/26	Urban Outfitters	12,623	01/31/21
5	JPMCB	10 Brookline Place	Yes	Dana Farber	173,439	12/31/30
6	GACC	590 East Middlefield	Yes	Omnicell, Inc.	99,880	10/15/22
7	CREFI	3 Huntington Quadrangle	No	Northwell Health	121,274	09/30/28	Travelers Indemnity Co.	119,450	04/30/20	Catholic Health Services	35,699	05/31/29	AmTrust Tower Insurance	30,512	08/31/22
8	GACC	Moffett Towers - Buildings E,F,G	Yes	Amazon	676,598	07/02/30
9	JPMCB	Workspace	Various
9.01	JPMCB	6625 78th Street West	No	Express Scripts, Inc.	130,071	12/31/23	Universal Hospital Services, Inc.	54,797	04/30/22	MYONLLC	9,598	02/28/23
9.02	JPMCB	1500 Liberty Ridge Drive	No	ELAP Services, LLC	39,981	11/30/21	Crothall Services Group	36,380	02/29/24	SEI Investments Company	34,919	06/30/20
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive	No	Carnival Corporation	30,519	11/30/26	RGN-Miramar I, LLC	23,667	09/30/23	ADP, Inc	21,562	06/30/19
9.04	JPMCB	1301 International Parkway	No	Sunshine State Health Plan, Inc.	84,379	11/30/20	Grant Thornton LLP	23,682	03/31/19	Smurfit Kappa Packaging, LLC	10,191	08/31/23
9.05	JPMCB	777 West Yamato Road	No	Relx, Inc.	51,404	05/31/24	AVM, L.P.	27,897	12/31/24	Metropolitan Health Networks, Inc.	19,598	09/30/21
9.06	JPMCB	4425 East Cotton Center Boulevard	Yes	United HealthCare Services, Inc.	165,000	03/31/24
9.07	JPMCB	4500 East Cotton Center Boulevard	Yes	Aetna Life Insurance Company	139,403	12/31/23
9.08	JPMCB	3100 Southwest 145th Avenue	No	United HealthCare Services, Inc.	50,143	06/30/22	Paychex North America, Inc.	24,878	10/31/18	Zebra Technologies International, LLC	14,688	03/31/23
9.09	JPMCB	3400 Lakeside Drive	No	Carnival Corporation	62,904	11/30/26	United States Postal Service Inspect Div	22,076	07/08/22	Caltrop Corporation	5,686	06/30/20
9.10	JPMCB	3450 Lakeside Drive	No	Arise Virtual Solutions, Inc.	43,299	02/28/27	HP Enterprise Services, LLC	29,161	12/31/20	Compupay, Inc.	21,933	06/30/24
9.11	JPMCB	40 Liberty Boulevard	Yes	Siemens Medical Solutions USA, Inc.	126,000	01/31/20
9.12	JPMCB	4630 Woodland Corporate Boulevard	No	Aetna Life Insurance Company	73,077	02/29/20	Shapiro & Fishman, LLP and The LOGS Grp.	31,249	09/30/21	Oldcastle Coastal, Inc.	8,317	02/28/22
9.13	JPMCB	750 Park of Commerce Road	No	3Cinteractive Corp.	25,287	12/31/21	MiX Telematics North America, Inc.	10,260	08/31/22	ProQuest LLC	8,748	06/30/19
9.14	JPMCB	13621 Northwest 12th Street	No	MEDNAX Services, Inc.	37,209	11/30/23	Connexion Point, LLC	37,209	07/31/21	Tralongo, LLC	17,346	01/31/22
9.15	JPMCB	2 West Liberty Boulevard	No	Teva Branded Pharmaceutical	60,307	12/31/19	First Priority Bank	11,775	01/31/21	Drexel University	8,894	01/31/26
9.16	JPMCB	10400 Viking Drive	No	Grain Millers, Inc.	34,981	01/31/21	Zinpro Corporation	28,711	05/31/25	Comcast of Arkansas/Florida/Louisiana	6,881	04/30/20
9.17	JPMCB	100 Witmer Road	No	Kreischer Miller	45,916	07/31/19	Emcare	26,948	06/30/20	NY Life Insurance	25,324	08/31/26
9.18	JPMCB	7 Walnut Grove Drive	Yes	Reed Technology & Information	120,000	05/31/25
9.19	JPMCB	4313 East Cotton Center Boulevard	No	GE Parallel Design, Inc.	78,335	09/30/28	Pronet Solutions, Inc.	30,539	04/30/23
9.20	JPMCB	1200 Liberty Ridge Drive	No	Saul Ewing Arnstein & Lehr, LLP	16,704	02/28/21	Old Republic National Title	10,196	10/31/19	IPR International LLC	8,842	10/31/18
9.21	JPMCB	1400 Liberty Ridge Drive	No	Boomi, Inc	41,409	09/30/27	Skyhook Holding, Inc.	6,751	12/31/20	Hewlett Packard Enterprise (HPE)	4,884	07/31/20
9.22	JPMCB	4750 South 44th Place	No	Aetna Life Insurance Company	69,094	08/31/20	Caris Life Sciences, Inc.	10,402	08/31/20
9.23	JPMCB	680 Blair Mill Road	Yes	United HealthCare Services, Inc.	115,110	03/31/25
9.24	JPMCB	3020 US Highway 301 South	Yes	General Dynamics Information Tech., Inc.	99,039	09/30/22
9.25	JPMCB	4 Walnut Grove Drive	Yes	Optum Services Inc.	109,700	03/31/25
9.26	JPMCB	4631 Woodland Corporate Boulevard	No	Cognizant Technology Solutions U.S. Corporation	27,882	11/30/24	One Call Medical, Inc.	18,391	05/31/19	Continental Casualty Company	9,650	01/31/21
9.27	JPMCB	5 Walnut Grove Drive	No	Commcor	27,035	11/30/22	LRA Worldwide	16,508	10/31/25	Aegis Industrial Software Corp	13,194	08/31/19
9.28	JPMCB	700 Dresher Road	No	Comcast of PA	58,115	12/31/19	TNS US	39,480	11/30/22
9.29	JPMCB	45-67 Great Valley Parkway	No	Orthovita, Inc.	55,675	07/31/20	Sanofi US Services Inc.	39,645	02/28/26	Merit Medical Systems, Inc.	32,691	06/30/19
9.30	JPMCB	4610 South 44th Place	Yes	CDx Holdings, Inc.	66,012	08/31/20
9.31	JPMCB	4217 East Cotton Center Boulevard	Yes	Education Management LLC	88,140	06/30/19
9.32	JPMCB	1 Country View Road	No	Factory Mutual Insurance Company	23,155	02/28/21	Balfour Beatty Investments, Inc.	22,415	10/31/25	Suburban West Realtors Association	6,290	06/30/25
9.33	JPMCB	4410 East Cotton Center Boulevard	Yes	GM Cruise LLC	101,269	07/31/22
9.34	JPMCB	951 Northwest Broken Sound Parkway	No	U.S. Installation Group, Inc.	14,749	05/31/23	ParTech, Inc.	11,471	12/31/19	Toll Bros., Inc.	10,322	04/30/21
9.35	JPMCB	77-123 Great Valley Parkway	No	Puresyn, Inc.	18,008	12/31/20	Orthovita, Inc.	13,796	07/31/20	Sanofi US Services, Inc.	13,712	02/28/26
9.36	JPMCB	420-500 Lapp Road	No	ifm Prover USA, Inc.	36,837	03/31/23	Recro Pharma	22,286	12/31/22	Akzo Nobel Coatings, Inc.	17,295	08/31/19
9.37	JPMCB	2 Walnut Grove Drive	No	Acurian	44,039	09/30/22	PNC Bank	11,532	02/28/23	Amica Mutual Insurance	8,321	09/30/22
9.38	JPMCB	507 Prudential Road	No	Bayview Loan Servicing, LLC	64,115	04/30/26	Lakeview Loan Servicing, LLC	8,266	04/30/26
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard	No	HiVelocity Ventures Corporation	23,012	06/30/21	Baycare Home Care, Inc.	16,506	11/30/19	Caremark, L.L.C.	16,506	11/30/18
9.40	JPMCB	9801 South 51st Street	No	Aetna Life Insurance Company	42,369	02/28/19	United Parcel Service, Inc.	29,181	02/28/23
9.41	JPMCB	180 Sheree Boulevard	No	Avanceon, LP	16,700	03/31/20	Kleinfelder, Inc.	9,038	12/31/21	UGI HVAC Enterprises, Inc.	6,890	05/31/19
9.42	JPMCB	7615 Smetana Lane	No	Dell Marketing L. P.	85,366	08/31/24	Viking Forest Products, LLC	8,078	10/31/23
9.43	JPMCB	4550 South 44th Place	Yes	Progressive Casualty Insurance Company	54,489	05/31/20
9.44	JPMCB	131 Kelsey Lane	Yes	United HealthCare Services, Inc.	89,290	09/30/24
9.45	JPMCB	5775 Old Shakopee Road West	No	SENSATA TECHNOLOGIES, INC.	34,291	03/31/22	Sightpath Medical, LLC	25,750	03/31/20	Datalogic Automation, Inc.	10,797	04/30/20
9.46	JPMCB	8401-8406 Benjamin Road (North)	No	Zippy Shell USA, LLC	10,929	02/28/24	GP Strategies Corporation	9,000	10/31/22	Nextteq. LLC	7,200	02/29/20
9.47	JPMCB	7625 Smetana Lane	Yes	Dell Marketing L. P.	55,924	08/31/24
9.48	JPMCB	5 Great Valley Parkway	No	Executive Office Link, Inc.	23,150	06/30/22	Encore Dermatology, Inc.	6,257	01/31/21	The Elite Group, LLC	5,401	08/31/20
9.49	JPMCB	5705 Old Shakopee Road West	No	MorphoTrust USA, LLC	46,308	11/30/21	Minnesota Gastroenterology, P.A.	15,280	12/31/22	Betaseed, Inc.	13,006	03/31/25
9.50	JPMCB	7 Great Valley Parkway	No	Scala, Inc.	21,266	02/28/26	The Sherwin-Williams Company	15,529	07/31/28	SCP Private Equity Management Co., L.L.C	3,778	09/30/20
9.51	JPMCB	65 Valley Stream Parkway	Yes	Siemens Medical Solutions USA, Inc.	61,313	01/31/20
9.52	JPMCB	220 Gibraltar Road	No	Morningstar Credit Ratings	16,491	10/31/24	Severn Trent Services	14,874	09/30/25	Mass Mutual Life Insurance	11,484	01/31/23
9.53	JPMCB	257-275 Great Valley Parkway	No	Y-Prime, Inc.	16,401	08/31/19	Medical Technology Associates II	12,080	05/31/23	Audio Fidelity Communications Corp.	11,160	04/30/19
9.54	JPMCB	240 Gibraltar Road	No	Astea International	24,096	08/31/22	Paccar	8,875	03/31/23	Toyota Motor Credit	8,504	06/30/21
9.55	JPMCB	200 Gibraltar Road	No	US Bank National Association	33,804	09/30/28	Saxco International	7,110	01/31/19	Arrow Electronics	5,321	09/30/19
9.56	JPMCB	9023 Columbine Road	Yes	Kroll Ontrack, LLC	62,200	06/30/26
9.57	JPMCB	3 Country View Road	Yes	Ellucian Company L.P.	70,000	MTM
9.58	JPMCB	1 Great Valley Parkway	No	TELA Bio, Inc.	16,112	05/31/21	PhaseBio Pharmaceuticals, Inc.	15,881	09/30/23	Reaction Biology Corporation	12,520	02/29/20
9.59	JPMCB	333 Phoenixville Pike	Yes	Colorcon, Inc.	84,000	09/14/24
9.60	JPMCB	4405 East Cotton Center Boulevard	No	Midland Credit Management, Inc.	31,096	12/31/20	Blood Systems, Inc.	23,455	06/30/21
9.61	JPMCB	7920 Woodland Center Boulevard	No	Hilton Reservations Worldwide, LLC	31,414	12/31/18	Sprintcom, Inc.	21,213	10/31/24
9.62	JPMCB	20 Valley Stream Parkway	No	Novocure Inc.	11,631	04/30/22	North American Benefits Company	9,261	12/31/20	Apex Companies, LLC	5,768	03/31/20
9.63	JPMCB	5715 Old Shakopee Road West	No	NCS Pearson, Inc.	51,770	05/31/27	The Cameron-Ehlen Group, Inc.	11,693	02/29/20
9.64	JPMCB	150-182 Kelsey Lane	Yes	Esurance Insurance Company	54,400	05/31/21
9.65	JPMCB	155 Great Valley Parkway	Yes	Janssen Biotech, Inc.	71,200	06/30/23
9.66	JPMCB	701-725 US Highway 301 South	No	CB&I Government Solutions	15,610	04/30/20	ADT LLC	15,054	11/30/19	Wiginton Corporation	11,026	08/31/24
9.67	JPMCB	901-933 US Highway 301 South	No	Capital Machine Technologies	13,600	09/30/21	General Services Administration	12,125	12/31/22	B&B Corporate Holdings, Inc.	11,475	02/28/22
9.68	JPMCB	7725 Woodland Center Boulevard	Yes	Cognizant Technology Solutions U.S. Corporation	42,615	11/30/24
9.69	JPMCB	4508 Woodland Corporate Boulevard	Yes	Computer Generated Solutions, Inc.	40,140	12/31/24
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm	No	DCR Engineering Services, Inc.	18,891	01/31/20	Aurora Diagnostics, LLC	9,315	MTM	Imperial Distributing Company Inc.	6,623	11/30/19
9.71	JPMCB	101 Gibraltar Road	No	PAREXEL	30,800	03/31/22	Americredit Financial Services	13,721	01/31/19	Vert Markets	9,083	05/31/26
9.72	JPMCB	6161 American Boulevard West	No	Digi-Key Corporation	19,553	12/31/18	United States of America	17,270	09/29/20
9.73	JPMCB	4502 Woodland Center Boulevard	No	Iron Bow Technologies, LLC	23,881	11/30/19	Pittsburgh Logistics Systems, Inc.	11,643	12/31/19
9.74	JPMCB	8855 Columbine Road	No	ARCSERVE (USA) LLC	33,496	10/31/23
9.75	JPMCB	110 Gibraltar Road	No	Clinical Ink, Inc.	15,087	04/30/23	Capital Bank	5,738	05/31/20	NaviHealth	5,237	12/31/18
9.76	JPMCB	8939 Columbine Road	Yes	Kroll Ontrack, LLC	48,000	06/30/26
9.77	JPMCB	7905 Fuller Road	Yes	Acist Medical Systems, Inc.	74,224	07/31/19
9.78	JPMCB	10801 Nesbitt Avenue South	Yes	Tornier, Inc.	56,000	12/31/22
9.79	JPMCB	9008 Brittany Way	No	The School Board of Hillsborough County	44,197	11/30/31	United Security Alliance, Inc.	8,595	02/29/20	Weekley Homes, LLC	3,232	12/31/18
9.80	JPMCB	8995 Columbine Road	Yes	Kroll Ontrack, LLC	45,817	06/30/26
9.81	JPMCB	7852-7898 Woodland Center Boulevard	No	Liberty Dental Plan of Florida, Inc.	25,634	12/31/22	Front Burner Brands, Inc.	10,239	10/31/22	Pangaia Partners LLC	4,374	12/31/18
9.82	JPMCB	455 Business Center Drive	No	Language Service Associates Exp	28,119	01/31/19	Sabre Systems, Inc.	9,941	05/31/21	Compliance Plus	6,186	08/31/21
9.83	JPMCB	747 Dresher Road	No	LRP Publications	16,970	03/31/22	Delta Information Systems, Inc.	15,600	06/30/27
9.84	JPMCB	231-253 Gibraltar Road	No	ADT	15,014	12/31/18	Central Admixture Pharmacy	12,468	04/30/26	Elma Electronic Ink	12,000	05/31/20
9.85	JPMCB	55 Valley Stream Parkway	Yes	Siemens Medical Solutions USA, Inc.	41,211	01/31/20
 A-1-17

ANNEX A-1

				LARGEST TENANT (3)(24)(25)(26)			2nd LARGEST TENANT (3)(24)(25)(26)			3rd LARGEST TENANT (3)(24)(25)(26)			4th LARGEST TENANT (3)(24)(25)(26)

			Single			Lease			Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Tenant	Largest Tenant(4)	Unit Size	Expiration	2nd Largest Tenant(4)	Unit Size	Expiration	3rd Largest Tenant(4)	Unit Size	Expiration	4th Largest Tenant(4)	Unit Size	Expiration
9.86	JPMCB	8212 Woodland Center Boulevard	Yes	MCIMetro Access Transmission Services LL	39,155	05/31/27
9.87	JPMCB	7802-7850 Woodland Center Boulevard	No	AccentHealth LLC	20,236	06/30/19	Comprehensive Health Management, Inc.	14,309	MTM	Medi Physics, Inc	6,845	01/31/22
9.88	JPMCB	4303 East Cotton Center Boulevard	No
9.89	JPMCB	501 US Highway 301 South	No	Metro PCS Florida, LLC	12,380	12/31/19	Paetec Communications, LLC	9,073	11/30/25	DMG Mori Seiki Sales, Inc.	8,064	11/30/21
9.90	JPMCB	8102 Woodland Center Boulevard	Yes	Refresco Beverages US Inc.	39,155	12/31/27
9.91	JPMCB	102 Rock Road	Yes	Auxilium Pharmaceuticals	40,472	07/31/28
9.92	JPMCB	111-159 Gibraltar Road	No	Burns Mechanical	15,400	06/30/22	Bio/Data Corp	12,000	01/31/19	Westminster Theological	8,233	MTM
9.93	JPMCB	181-187 Gibraltar Road	Yes	Solid State Equip Corp	48,870	12/31/24
9.94	JPMCB	200-264 Lakeside Drive	No	Internal Revenue Service	20,396	12/31/19	Institute for Safe Medication	9,390	03/31/21	Telecommunication Support Srvc	3,364	09/30/20
9.95	JPMCB	120 Gibraltar Road	No	Selene Finance	17,818	01/31/19	Growth Horizons, Inc.	5,480	09/30/20	Apex Insurance Agency, LLC	4,244	01/31/25
9.96	JPMCB	4207 East Cotton Center Boulevard	Yes	Miraca Life Sciences, Inc.	24,900	08/31/20
9.97	JPMCB	161-175 Gibraltar Road	Yes	Oppenheimer Precision	49,732	08/31/26
9.98	JPMCB	8967 Columbine Road	Yes	Kroll Ontrack, LLC	39,862	06/30/26
9.99	JPMCB	8125-8198 Woodland Center Boulevard	No	Firstsource Group USA, Inc	9,620	07/31/19	Embarq Florida, Inc.	7,645	11/30/21	Dashub LLC.	4,172	03/31/20
9.100	JPMCB	111 Kelsey Lane	No	LifePath Hospice Inc.	18,060	01/31/20	S&ME, Inc.	12,040	06/30/23	Pepperidge Farm Incorporated	12,040	09/30/19
9.101	JPMCB	261-283 Gibraltar Road	No	SimplexGrinnell, LP	36,000	04/30/19
9.102	JPMCB	27-43 Great Valley Parkway	Yes	Havpak, Inc.	60,623	06/30/21
9.103	JPMCB	767 Electronic Drive	No	FINISAR CORPORATION	33,965	04/30/23
9.104	JPMCB	200-234 Kelsey Lane	Yes	TeleCommunications Systems, Inc.	45,600	04/30/22
9.105	JPMCB	4435 East Cotton Center Boulevard	Yes	Freeport-McMoRan Corporation	25,505	11/30/18
9.106	JPMCB	7800 Equitable Drive	No	Technical Services for Electronics, Inc.	15,550	02/28/25	ECA Marketing, Inc.	12,826	09/30/23	Activision Publishing, Inc.	7,436	12/31/18
9.107	JPMCB	8906 Brittany Way	No	Senior Connection Center, Inc.	17,491	04/30/22	Kitchen Resource Direct LLC	16,092	08/31/23	Safe Fire Protection, Inc.	5,632	09/30/21
9.108	JPMCB	4520 Seedling Circle	Yes	Provest LLC	35,000	08/31/21
9.109	JPMCB	201-223 Witmer Road	No	Biocoat	15,282	06/30/20	Universal Pro Gym	13,258	09/30/22	VHMI LLC	5,000	10/31/21
9.110	JPMCB	13630 Northwest 8th Street	No	Professional Revenue Recovery Solutions	15,408	07/31/21	MDLive, Inc.	14,591	04/30/19
9.111	JPMCB	5735 Old Shakopee Road West	No	TDX Companies, LLC	26,916	07/31/22	SICK, Inc.	17,920	04/30/20	The Cameron-Ehlen Group, Inc.	3,000	02/14/19
9.112	JPMCB	50 Valley Stream Parkway	Yes	Savana, Inc.	31,000	09/30/23
9.113	JPMCB	4503 Woodland Corporate Boulevard	No	The Bank of Tampa	21,500	08/31/20	Tampa International Forest Products, LLC	8,500	12/31/23
9.114	JPMCB	508 Lapp Road	Yes	Oxicool, Inc.	50,200	03/31/28
9.115	JPMCB	125-135 Rock Road	No	Materials Sciences Corp	21,952	10/31/21	Schneider Electric Buildings Americas, Inc.	15,548	01/31/28
9.116	JPMCB	8911 Columbine Road	No	DIRECTV, LLC	23,322	04/30/20
9.117	JPMCB	9306-9324 East Broadway Avenue	Yes	One Touch Direct, LLC	36,000	05/31/23
9.118	JPMCB	101-111 Rock Road	No	MobilexUSA	25,098	01/31/22	Mentholatum Company	12,786	07/31/19
9.119	JPMCB	201 Gibraltar Road	No	American Driveline Systems	18,182	10/31/22
9.120	JPMCB	4505 Woodland Corporate Boulevard	No	The Fountain Group LLC	16,776	04/30/24	Wendy’s International, LLC	8,224	02/28/19
9.121	JPMCB	4511 Woodland Corporate Boulevard	Yes	Oasis Acquisition, Inc.	25,000	12/31/18
9.122	JPMCB	400-445 Lakeside Drive, Unit #400	No
9.123	JPMCB	40 Valley Stream Parkway	Yes	Fresenius Vascular Care, Inc.	31,092	10/31/24
9.124	JPMCB	103-109 Gibraltar Road	No	Comcast	18,000	12/31/18	Pepperidge Farm	18,000	MTM	Toys For Tots	6,000	06/30/19
9.125	JPMCB	7702 Woodland Center Boulevard	No	Physician Business Services, LLC.	17,898	12/31/18	Webstaurant Store, Inc.	11,452	07/31/24
9.126	JPMCB	113-123 Rock Road	Yes	Biocoat	37,500	08/31/25
9.127	JPMCB	555 Business Center Drive	No	CapGemini	22,032	05/31/22	Theraplay	6,704	04/30/21	555 Cafe	1,328	MTM
9.128	JPMCB	8001 Woodland Center Boulevard	No	Fay Servicing, Inc.	17,769	12/31/21
9.129	JPMCB	4415 East Cotton Center Boulevard	No
9.130	JPMCB	300 Welsh Road Building 4	No	Finance of America	10,172	05/14/22	DSI Medical Services	4,453	06/30/22	Salisbury Behavioral Health	3,638	MTM
9.131	JPMCB	9001-9015 Brittany Way	No	Choice Employer Solutions Inc.	17,246	11/30/25	Schneider Electric USA, Inc.	7,500	02/28/21	Arctic Express, LLC.	5,254	08/31/25
9.132	JPMCB	13650 Northwest 8th Street	No	Sunshine Restaurant Merger Sub, LLC	7,012	07/31/21
9.133	JPMCB	277-293 Great Valley Parkway	No	Vector Biosystems, Inc.	7,200	12/31/24	Comprehensive Fire Technologies	5,395	06/30/19	Gene Transcription Technologies, Inc.	4,500	12/31/19
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)	Yes	Finance of America Mortgage LLC	33,205	02/28/21
9.135	JPMCB	300-309 Lakeside Drive	No
9.136	JPMCB	101-107 Lakeside Drive	No	Emergent Business Group, Inc.	16,793	11/30/22	Strata Skin Sciences, Inc.	10,672	11/30/18
9.137	JPMCB	7695-7699 Anagram Drive	Yes
9.138	JPMCB	425 Technology Drive	No	FCA US LLC	15,927	12/31/25	Arubu Inc.	6,480	MTM
9.139	JPMCB	300 Technology Drive	Yes	Clinical Supplies Management, LLC	22,500	02/28/22
9.140	JPMCB	510 Lapp Road	Yes	Trugreen Limited Partnership	27,167	01/31/25
9.141	JPMCB	7851-61 Woodland Center Boulevard	No	Rimkus Consulting Group, Inc.	10,040	06/30/21	Kimco Realty Corporation	5,880	MTM
9.142	JPMCB	300 Welsh Road Building 3	No	Afilias USA	14,048	01/31/21
9.143	JPMCB	7624 Bald Cypress Place	Yes	Stymco Medical, LLC (Formerly Stymco Technologies, LLC)	15,035	11/30/19
9.144	JPMCB	75 Great Valley Parkway	Yes	Sanofi US Services Inc.	11,600	02/28/26
9.145	JPMCB	506 Prudential Road	No
9.146	JPMCB	30 Great Valley Parkway	Yes	Steel City Displays, LLC	12,000	03/31/19
9.147	JPMCB	100 Gibraltar Road	Yes	Berkshire Bank	2,800	03/31/19
10	GSMC	145 Clinton	No	Trader Joe’s	30,621	09/30/33	Target	22,480	01/31/34	Time Warner Cable	4,000	04/30/29
11	GSMC	Crowne Plaza Melbourne	No
12	CREFI	Kawa Mixed Use Portfolio	Various
12.01	CREFI	Gavilon Headquarters	Yes	The Gavilon Group, LLC	127,810	11/30/33
12.02	CREFI	Essence Group Headquarters	Yes	Essence Group Holdings Corp.	141,774	07/31/29
12.03	CREFI	Oerlikon Industrial Facility	Yes	Oerlikon Metco, Inc.	79,401	05/31/38
12.04	CREFI	Northland Innovation Campus	No	North Kansas City School District	60,000	04/30/36	Northwest Missouri State University	18,529	04/30/26	Edward D. Jones & Co, LP	1,200	09/30/27
13	JPMCB	Briar Hill at Manchester	No
14	GSMC	Residence Inn Boise City Center	No
15	CREFI	DUMBO Heights Portfolio	No
15.01	CREFI	55 Prospect Street	No	2U	79,500	09/30/29	Etsy	53,000	07/31/26	Frog Design	26,500	12/31/26	Social Bicycle	8,812	08/30/20
15.02	CREFI	117 Adams Street	No	Etsy	172,135	07/31/26	Untamed Sandwiches	1,605	06/30/29	Taco Dumbo	1,461	09/30/32	Tafari Travel	1,015	12/31/27
15.03	CREFI	77 Sands Street	No	Brooklyn Lab	80,648	06/30/34	WeWork	75,228	11/30/31	Prolific Interactive	18,807	12/31/26	Wipro LLC	18,807	09/30/27
15.04	CREFI	81 Prospect Street	No	WeWork	84,704	07/31/31
16	GSMC	5444 & 5430 Westheimer	No	Capital One	58,061	07/31/25	AECOM Technology Corp	58,011	02/28/23	Alliant Insurance Services	38,704	10/31/23	HESS	21,466	12/31/23
17	JPMCB	Faurecia Columbus	Yes	Faurecia Emissions Control Technologies	393,817	07/31/31
18	GACC	Moffett Towers II - Building 1	Yes	Amazon	350,633	04/30/28
19	GSMC	TripAdvisor HQ	Yes	TripAdvisor	280,892	12/31/30
20	GSMC	Missouri Falls	No	Envision Healthcare	58,103	05/31/29	Lane Terralever	25,625	09/30/25	Realty Executives	12,615	12/31/24	Legacy Air	11,405	06/30/26
21	GACC	Douglasville Pavilion	No	Ross Dress for Less	36,000	01/31/22	Michael’s	30,067	08/31/23	Marshall’s	30,000	01/31/29	Big Lots	29,435	01/31/22
22	JPMCB	636 11th Avenue	Yes	The Ogilvy Group, Inc.	564,004	06/30/29
23	CREFI	Glenn Hotel Downtown Atlanta	No
24	JPMCB	120 Bloomingdale Road	No	The People of the State of New York	42,000	03/31/20	Byram Healthcare Centers	28,944	10/31/22	Cabanillas & Associates	16,814	12/31/25	120 C.M.A	9,252	05/31/30
25	JPMCB	1421 West Shure Drive	No	HSBC Technology & Services	163,863	03/31/27	Northrop Grumman Systems Corporation	41,776	05/13/23
26	GACC	Safeway Olney	Yes	Safeway	59,755	01/31/38
27	GACC	River Hills	No	Dicks Sporting Goods	44,000	01/31/22	Havertys	33,000	11/30/21	Kitchen & Company	25,000	05/31/27	LA-Z-BOY Furnituring & Décor	23,575	11/30/27
28	JPMCB	Sheraton Music City	No
29	JPMCB	Trophy Club Plaza	No	Tom Thumb	63,654	10/04/20	Performance Fitness	5,981	01/31/23	Bara Church	5,400	04/30/22	Salons by JC	5,130	11/30/23
30	JPMCB	Glendale Corporate Center	No	Bechtel Corporation	71,885	03/31/28	Fairchild Freight, LLC	16,210	01/31/21	The Pain Center of Arizona	12,045	02/28/25	Spooner Estrella P.C.	7,254	02/28/27
31	JPMCB	The Shoppes of Kemah	No	Ross Dress for Less	22,000	01/30/29	Marshall’s	22,000	03/31/28	Petco	12,500	01/31/29	Ulta	10,019	05/30/28
32	JPMCB	Walnut Creek	No	Tom Thumb	57,136	02/28/22	The Salvation Army	20,840	12/31/20	China King Buffet	7,200	09/30/27	Carter BloodCare	3,633	01/31/21
33	GACC	3603 Haven	No	EtaGen	14,564	02/28/25	Telomere	6,598	06/30/19
34	GACC	1076 Riverdale	No	At Home	110,000	07/31/25	La-Z Boy Furniture	29,893	03/31/29	Aaron’s Rents	7,264	07/31/21	Sally Beauty	1,572	02/28/22
35	CREFI	Culver Exchange	No	Ritual	6,279	11/30/22	Burgerim	2,115	11/30/28	Starbucks	1,600	02/29/24	Just Turkey	1,250	11/30/23
36	GSMC	Storgard Self Storage	No
37	GACC	Jewel-Osco Huntley	Yes	New Albertsons, LP	64,285	11/01/36
38	CREFI	Shops on Navigation	No	Cajun Town Cafe	3,648	01/31/27	Frost Bank	3,225	02/29/28	EADO Family Dental	2,500	04/30/27	Maldives Nail & Spa	2,256	05/31/22
39	CREFI	The Shops at Moore Road	No	Suwanee Family Dentistry	3,785	06/30/20	Cheeky’s Taqueria	3,649	09/30/19	The Maki Group-Keller Williams Realty	3,244	01/14/23	Salon 124	2,826	10/31/19
40	CREFI	Self Storage Plus Dulles Town Center	No
41	JPMCB	Anthem Eastside Shops	No	Dollar Tree Stores, Inc.	9,145	08/31/21	Game On	4,224	12/31/23	Rosati’s Pizza	3,324	12/31/23	Anthem Dental	2,664	07/31/23

 A-1-18

ANNEX A-1

			5th LARGEST TENANT (3)(24)(25)(26)								Pari Passu Debt
												Pari Passu	Pari Passu	Pari Passu	Total Cut-off
					Lease	Loan		Lockbox	Lockbox	Cash	Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari
Loan #	Seller(1)	Property Name	5th Largest Tenant(4)	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(27)	(Y/N)	Type(28)	Management(28)	(Y/N)	(Y/N)(29)	Cut-Off Balance	Cut-Off Balance	Passu Debt
1	JPMCB	Aventura Mall	H & M	28,830	01/31/27	Refinance	Simon Property Group, L.P., Jacquelyn Soffer, Jeffrey Soffer	Yes	Hard; Master Lease Rents (Soft Springing)	Springing	Yes	No	60,000,000	1,346,700,000	1,406,700,000
2	GACC	Staples Strategic Industrial				Acquisition	LCN North American Fund II REIT	Yes	Hard	In Place	Yes	Yes	56,100,000	70,000,000	126,100,000
2.01	GACC	Staples - Hagerstown, MD
2.02	GACC	Staples - Montgomery, NY
2.03	GACC	Staples - Terre Haute, IN
2.04	GACC	Staples - London, OH
2.05	GACC	Staples - Beloit, WI
2.06	GACC	Staples - Dayville, CT
2.07	GACC	Staples - Arden Hills, MN
2.08	GACC	Staples - Putnam, CT
3	GACC	Embassy Suites Anaheim				Refinance	Mark B. David, Richard H. Packard	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
4	GACC	Saint Louis Galleria	Forever 21	11,798	01/31/20	Refinance	BPR OP, LP (F/K/A GGP Operating Partnership, LP)	Yes	Hard	Springing	Yes	No	55,000,000	185,000,000	240,000,000
5	JPMCB	10 Brookline Place				Acquisition	NAP	Yes	Hard	Springing	Yes	Yes	50,000,000	32,000,000	82,000,000
6	GACC	590 East Middlefield				Acquisition	Peter Pau	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
7	CREFI	3 Huntington Quadrangle	Santander Bank	25,000	07/31/23	Acquisition	Leibel Lederman, CLL LLC	Yes	Hard	In Place	No	NAP	NAP	NAP	NAP
8	GACC	Moffett Towers - Buildings E,F,G				Refinance	Joseph K. Paul	Yes	Hard	In Place	Yes	No	46,800,000	237,200,000	284,000,000
9	JPMCB	Workspace				Refinance	Workspace Property Trust, L.P.	Yes	Hard	In Place	Yes	No	40,000,000	539,000,000	579,000,000
9.01	JPMCB	6625 78th Street West
9.02	JPMCB	1500 Liberty Ridge Drive
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive
9.04	JPMCB	1301 International Parkway
9.05	JPMCB	777 West Yamato Road
9.06	JPMCB	4425 East Cotton Center Boulevard
9.07	JPMCB	4500 East Cotton Center Boulevard
9.08	JPMCB	3100 Southwest 145th Avenue
9.09	JPMCB	3400 Lakeside Drive
9.10	JPMCB	3450 Lakeside Drive
9.11	JPMCB	40 Liberty Boulevard
9.12	JPMCB	4630 Woodland Corporate Boulevard
9.13	JPMCB	750 Park of Commerce Road
9.14	JPMCB	13621 Northwest 12th Street
9.15	JPMCB	2 West Liberty Boulevard
9.16	JPMCB	10400 Viking Drive
9.17	JPMCB	100 Witmer Road
9.18	JPMCB	7 Walnut Grove Drive
9.19	JPMCB	4313 East Cotton Center Boulevard
9.20	JPMCB	1200 Liberty Ridge Drive
9.21	JPMCB	1400 Liberty Ridge Drive
9.22	JPMCB	4750 South 44th Place
9.23	JPMCB	680 Blair Mill Road
9.24	JPMCB	3020 US Highway 301 South
9.25	JPMCB	4 Walnut Grove Drive
9.26	JPMCB	4631 Woodland Corporate Boulevard
9.27	JPMCB	5 Walnut Grove Drive
9.28	JPMCB	700 Dresher Road
9.29	JPMCB	45-67 Great Valley Parkway
9.30	JPMCB	4610 South 44th Place
9.31	JPMCB	4217 East Cotton Center Boulevard
9.32	JPMCB	1 Country View Road
9.33	JPMCB	4410 East Cotton Center Boulevard
9.34	JPMCB	951 Northwest Broken Sound Parkway
9.35	JPMCB	77-123 Great Valley Parkway
9.36	JPMCB	420-500 Lapp Road
9.37	JPMCB	2 Walnut Grove Drive
9.38	JPMCB	507 Prudential Road
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard
9.40	JPMCB	9801 South 51st Street
9.41	JPMCB	180 Sheree Boulevard
9.42	JPMCB	7615 Smetana Lane
9.43	JPMCB	4550 South 44th Place
9.44	JPMCB	131 Kelsey Lane
9.45	JPMCB	5775 Old Shakopee Road West
9.46	JPMCB	8401-8406 Benjamin Road (North)
9.47	JPMCB	7625 Smetana Lane
9.48	JPMCB	5 Great Valley Parkway
9.49	JPMCB	5705 Old Shakopee Road West
9.50	JPMCB	7 Great Valley Parkway
9.51	JPMCB	65 Valley Stream Parkway
9.52	JPMCB	220 Gibraltar Road
9.53	JPMCB	257-275 Great Valley Parkway
9.54	JPMCB	240 Gibraltar Road
9.55	JPMCB	200 Gibraltar Road
9.56	JPMCB	9023 Columbine Road
9.57	JPMCB	3 Country View Road
9.58	JPMCB	1 Great Valley Parkway
9.59	JPMCB	333 Phoenixville Pike
9.60	JPMCB	4405 East Cotton Center Boulevard
9.61	JPMCB	7920 Woodland Center Boulevard
9.62	JPMCB	20 Valley Stream Parkway
9.63	JPMCB	5715 Old Shakopee Road West
9.64	JPMCB	150-182 Kelsey Lane
9.65	JPMCB	155 Great Valley Parkway
9.66	JPMCB	701-725 US Highway 301 South
9.67	JPMCB	901-933 US Highway 301 South
9.68	JPMCB	7725 Woodland Center Boulevard
9.69	JPMCB	4508 Woodland Corporate Boulevard
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm
9.71	JPMCB	101 Gibraltar Road
9.72	JPMCB	6161 American Boulevard West
9.73	JPMCB	4502 Woodland Center Boulevard
9.74	JPMCB	8855 Columbine Road
9.75	JPMCB	110 Gibraltar Road
9.76	JPMCB	8939 Columbine Road
9.77	JPMCB	7905 Fuller Road
9.78	JPMCB	10801 Nesbitt Avenue South
9.79	JPMCB	9008 Brittany Way
9.80	JPMCB	8995 Columbine Road
9.81	JPMCB	7852-7898 Woodland Center Boulevard
9.82	JPMCB	455 Business Center Drive
9.83	JPMCB	747 Dresher Road
9.84	JPMCB	231-253 Gibraltar Road
9.85	JPMCB	55 Valley Stream Parkway

 A-1-19

ANNEX A-1

			5th LARGEST TENANT (3)(24)(25)(26)								Pari Passu Debt
												Pari Passu	Pari Passu	Pari Passu	Total Cut-off
					Lease	Loan		Lockbox	Lockbox	Cash	Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari
Loan #	Seller(1)	Property Name	5th Largest Tenant(4)	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(27)	(Y/N)	Type(28)	Management(28)	(Y/N)	(Y/N)(29)	Cut-Off Balance	Cut-Off Balance	Passu Debt
9.86	JPMCB	8212 Woodland Center Boulevard
9.87	JPMCB	7802-7850 Woodland Center Boulevard
9.88	JPMCB	4303 East Cotton Center Boulevard
9.89	JPMCB	501 US Highway 301 South
9.90	JPMCB	8102 Woodland Center Boulevard
9.91	JPMCB	102 Rock Road
9.92	JPMCB	111-159 Gibraltar Road
9.93	JPMCB	181-187 Gibraltar Road
9.94	JPMCB	200-264 Lakeside Drive
9.95	JPMCB	120 Gibraltar Road
9.96	JPMCB	4207 East Cotton Center Boulevard
9.97	JPMCB	161-175 Gibraltar Road
9.98	JPMCB	8967 Columbine Road
9.99	JPMCB	8125-8198 Woodland Center Boulevard
9.100	JPMCB	111 Kelsey Lane
9.101	JPMCB	261-283 Gibraltar Road
9.102	JPMCB	27-43 Great Valley Parkway
9.103	JPMCB	767 Electronic Drive
9.104	JPMCB	200-234 Kelsey Lane
9.105	JPMCB	4435 East Cotton Center Boulevard
9.106	JPMCB	7800 Equitable Drive
9.107	JPMCB	8906 Brittany Way
9.108	JPMCB	4520 Seedling Circle
9.109	JPMCB	201-223 Witmer Road
9.110	JPMCB	13630 Northwest 8th Street
9.111	JPMCB	5735 Old Shakopee Road West
9.112	JPMCB	50 Valley Stream Parkway
9.113	JPMCB	4503 Woodland Corporate Boulevard
9.114	JPMCB	508 Lapp Road
9.115	JPMCB	125-135 Rock Road
9.116	JPMCB	8911 Columbine Road
9.117	JPMCB	9306-9324 East Broadway Avenue
9.118	JPMCB	101-111 Rock Road
9.119	JPMCB	201 Gibraltar Road
9.120	JPMCB	4505 Woodland Corporate Boulevard
9.121	JPMCB	4511 Woodland Corporate Boulevard
9.122	JPMCB	400-445 Lakeside Drive, Unit #400
9.123	JPMCB	40 Valley Stream Parkway
9.124	JPMCB	103-109 Gibraltar Road
9.125	JPMCB	7702 Woodland Center Boulevard
9.126	JPMCB	113-123 Rock Road
9.127	JPMCB	555 Business Center Drive
9.128	JPMCB	8001 Woodland Center Boulevard
9.129	JPMCB	4415 East Cotton Center Boulevard
9.130	JPMCB	300 Welsh Road Building 4
9.131	JPMCB	9001-9015 Brittany Way
9.132	JPMCB	13650 Northwest 8th Street
9.133	JPMCB	277-293 Great Valley Parkway
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)
9.135	JPMCB	300-309 Lakeside Drive
9.136	JPMCB	101-107 Lakeside Drive
9.137	JPMCB	7695-7699 Anagram Drive
9.138	JPMCB	425 Technology Drive
9.139	JPMCB	300 Technology Drive
9.140	JPMCB	510 Lapp Road
9.141	JPMCB	7851-61 Woodland Center Boulevard
9.142	JPMCB	300 Welsh Road Building 3
9.143	JPMCB	7624 Bald Cypress Place
9.144	JPMCB	75 Great Valley Parkway
9.145	JPMCB	506 Prudential Road
9.146	JPMCB	30 Great Valley Parkway
9.147	JPMCB	100 Gibraltar Road
10	GSMC	145 Clinton				Refinance	DSA Phase I Holdings LLC	Yes	Hard	Springing	Yes	Yes	40,000,000	28,200,000	68,200,000
11	GSMC	Crowne Plaza Melbourne				Acquisition	Carlos J. Rodriguez, David Buddemeyer, Driftwood Acquisition & Development L.P.	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
12	CREFI	Kawa Mixed Use Portfolio				Recapitalization/Acquisition	Kawa Capital Partners LLC	Yes	Hard	Springing	Yes	Yes	38,000,000	36,500,000	74,500,000
12.01	CREFI	Gavilon Headquarters
12.02	CREFI	Essence Group Headquarters
12.03	CREFI	Oerlikon Industrial Facility
12.04	CREFI	Northland Innovation Campus
13	JPMCB	Briar Hill at Manchester				Recapitalization	Paul Celler	Yes	Soft	In Place	No	NAP	NAP	NAP	NAP
14	GSMC	Residence Inn Boise City Center				Refinance	Jared Steven Smith, Thomas W. Lewis, III	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
15	CREFI	DUMBO Heights Portfolio				Refinance	Seryl Kushner, Aby Rosen, Michael Fuchs	Yes	Hard	In Place	Yes	No	30,000,000	150,000,000	180,000,000
15.01	CREFI	55 Prospect Street	Athlux Design Studio Inc.	6,138	04/30/20
15.02	CREFI	117 Adams Street
15.03	CREFI	77 Sands Street	B-Reel Inc.	13,387	12/31/27
15.04	CREFI	81 Prospect Street
16	GSMC	5444 & 5430 Westheimer	Verizon Wireless	19,695	03/31/24	Refinance	Gulf United Investments Corporation	Yes	Hard	Springing	Yes	Yes	30,000,000	21,000,000	51,000,000
17	JPMCB	Faurecia Columbus				Acquisition	Pietro V. Scola, Joseph L. Fox	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
18	GACC	Moffett Towers II - Building 1				Recapitalization	Joseph K. Paul	Yes	Hard	In Place	Yes	No	25,000,000	143,000,000	168,000,000
19	GSMC	TripAdvisor HQ				Refinance	USRA Institutional Net Lease Fund II, LLC	Yes	Hard	In Place	Yes	No	23,150,000	75,000,000	98,150,000
20	GSMC	Missouri Falls	Nexstar Broadcasting Group	9,764	09/30/25	Acquisition	Keith Michael Ingram	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
21	GACC	Douglasville Pavilion	PetSmart	26,040	01/31/24	Acquisition	Michael C. Ainbinder, Barton L. Duckworth	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
22	JPMCB	636 11th Avenue				Refinance	Behrouz Ben Hakimian, Joe Hakimian	Yes	Hard	Springing	Yes	No	20,000,000	220,000,000	240,000,000
23	CREFI	Glenn Hotel Downtown Atlanta				Refinance	William Millard Choate	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
24	JPMCB	120 Bloomingdale Road	KYRA Holdings	9,079	04/30/24	Refinance	Joshua Caspi	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
25	JPMCB	1421 West Shure Drive				Acquisition	Chaim Simkowitz, Michael Rosenberg	Yes	Hard	Springing	Yes	Yes	17,000,000	12,376,000	29,376,000
26	GACC	Safeway Olney				Refinance	Yigal Reani, Asher Tal, Benny Zahavi, Gil Eyal Zahavi, Steve Offer Zahavi	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
27	GACC	River Hills	Michaels	20,000	08/31/23	Acquisition	K. Lawrence Gragg, Mark C. Ibanez, Blake R. Berg	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
28	JPMCB	Sheraton Music City				Refinance	National Hotel Investors, LLC	Yes	Hard	Springing	Yes	No	14,895,750	54,617,750	69,513,500
29	JPMCB	Trophy Club Plaza	Foot Palace	2,334	02/29/24	Refinance	Alan C. Fox	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
30	JPMCB	Glendale Corporate Center	One Life Unlimited	4,008	01/31/25	Acquisition	Melcor Developments Arizona, Inc.	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
31	JPMCB	The Shoppes of Kemah	Rack Room	6,000	07/31/28	Refinance	GBT BTS LLC	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
32	JPMCB	Walnut Creek	Family Mattress	3,192	04/30/23	Acquisition	Alan C. Fox	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
33	GACC	3603 Haven				Refinance	Stephen Reller, Mark Moragne	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
34	GACC	1076 Riverdale	Fashion Nails	1,257	10/31/19	Acquisition	Mike Stangl	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
35	CREFI	Culver Exchange				Refinance	Omid M. Bolour, Mishel Mikail	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
36	GSMC	Storgard Self Storage				Refinance	Carlos Michan	No	None	None	No	NAP	NAP	NAP	NAP
37	GACC	Jewel-Osco Huntley				Acquisition	Mahmood Merchant	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
38	CREFI	Shops on Navigation	EADO Optics	1,687	12/31/23	Refinance	Sanford P. Aron	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
39	CREFI	The Shops at Moore Road	Dr. Oral Francis DDS	2,577	07/31/22	Acquisition	Saul Silber	Yes	Hard	Springing	No	NAP	NAP	NAP	NAP
40	CREFI	Self Storage Plus Dulles Town Center				Refinance	Joseph G. Wolinsky, J. Todd Samperton	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP
41	JPMCB	Anthem Eastside Shops	Century 21 Arizona West	2,592	04/30/22	Acquisition	Southgate Mall Associates, LLP	Yes	Springing	Springing	No	NAP	NAP	NAP	NAP

 A-1-20

ANNEX A-1

			Additional Debt					Total Debt
			Additional	Additional		Additional			Total Debt		Total Debt
			Debt	Debt	Additional	Debt Cut off	Additional Debt	Total Debt	UW NCF	Total Debt	UW NOI
Loan #	Seller(1)	Property Name	Permitted (Y/N)(30)	Exist (Y/N)(30)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %	Debt Yield %
1	JPMCB	Aventura Mall	No	Yes	Subordinate Debt	343,300,000	4.12125	1,750,000,000	2.07	50.7%	8.8%
2	GACC	Staples Strategic Industrial	No	No	NAP	NAP	NAP	126,100,000	1.72	62.6%	9.5%
2.01	GACC	Staples - Hagerstown, MD							1.72	62.6%	9.5%
2.02	GACC	Staples - Montgomery, NY							1.72	62.6%	9.5%
2.03	GACC	Staples - Terre Haute, IN							1.72	62.6%	9.5%
2.04	GACC	Staples - London, OH							1.72	62.6%	9.5%
2.05	GACC	Staples - Beloit, WI							1.72	62.6%	9.5%
2.06	GACC	Staples - Dayville, CT							1.72	62.6%	9.5%
2.07	GACC	Staples - Arden Hills, MN							1.72	62.6%	9.5%
2.08	GACC	Staples - Putnam, CT							1.72	62.6%	9.5%
3	GACC	Embassy Suites Anaheim	No	Yes	Mezzanine Loan	15,000,000	8.60000	71,000,000	1.60	65.1%	11.1%
4	GACC	Saint Louis Galleria	No	Yes	Mezzanine Loan	24,688,302	6.25000	264,688,302	1.55	56.8%	10.3%
5	JPMCB	10 Brookline Place	No	No	NAP	NAP	NAP	82,000,000	2.19	49.4%	10.2%
6	GACC	590 East Middlefield	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	CREFI	3 Huntington Quadrangle	No	Yes	Mezzanine Loan	8,000,000	8.91000	55,000,000	1.71	79.7%	10.6%
8	GACC	Moffett Towers - Buildings E,F,G	No	Yes	Mezzanine A Loan (150,000,000)/Mezzanine B Loan (66,000,000)	216,000,000	6.01528	500,000,000	1.41	70.8%	7.2%
9	JPMCB	Workspace	No	Yes	Subordinate Debt	696,000,000	5.34560	1,275,000,000	1.63	78.0%	9.8%
9.01	JPMCB	6625 78th Street West							1.63	78.0%	9.8%
9.02	JPMCB	1500 Liberty Ridge Drive							1.63	78.0%	9.8%
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive							1.63	78.0%	9.8%
9.04	JPMCB	1301 International Parkway							1.63	78.0%	9.8%
9.05	JPMCB	777 West Yamato Road							1.63	78.0%	9.8%
9.06	JPMCB	4425 East Cotton Center Boulevard							1.63	78.0%	9.8%
9.07	JPMCB	4500 East Cotton Center Boulevard							1.63	78.0%	9.8%
9.08	JPMCB	3100 Southwest 145th Avenue							1.63	78.0%	9.8%
9.09	JPMCB	3400 Lakeside Drive							1.63	78.0%	9.8%
9.10	JPMCB	3450 Lakeside Drive							1.63	78.0%	9.8%
9.11	JPMCB	40 Liberty Boulevard							1.63	78.0%	9.8%
9.12	JPMCB	4630 Woodland Corporate Boulevard							1.63	78.0%	9.8%
9.13	JPMCB	750 Park of Commerce Road							1.63	78.0%	9.8%
9.14	JPMCB	13621 Northwest 12th Street							1.63	78.0%	9.8%
9.15	JPMCB	2 West Liberty Boulevard							1.63	78.0%	9.8%
9.16	JPMCB	10400 Viking Drive							1.63	78.0%	9.8%
9.17	JPMCB	100 Witmer Road							1.63	78.0%	9.8%
9.18	JPMCB	7 Walnut Grove Drive							1.63	78.0%	9.8%
9.19	JPMCB	4313 East Cotton Center Boulevard							1.63	78.0%	9.8%
9.20	JPMCB	1200 Liberty Ridge Drive							1.63	78.0%	9.8%
9.21	JPMCB	1400 Liberty Ridge Drive							1.63	78.0%	9.8%
9.22	JPMCB	4750 South 44th Place							1.63	78.0%	9.8%
9.23	JPMCB	680 Blair Mill Road							1.63	78.0%	9.8%
9.24	JPMCB	3020 US Highway 301 South							1.63	78.0%	9.8%
9.25	JPMCB	4 Walnut Grove Drive							1.63	78.0%	9.8%
9.26	JPMCB	4631 Woodland Corporate Boulevard							1.63	78.0%	9.8%
9.27	JPMCB	5 Walnut Grove Drive							1.63	78.0%	9.8%
9.28	JPMCB	700 Dresher Road							1.63	78.0%	9.8%
9.29	JPMCB	45-67 Great Valley Parkway							1.63	78.0%	9.8%
9.30	JPMCB	4610 South 44th Place							1.63	78.0%	9.8%
9.31	JPMCB	4217 East Cotton Center Boulevard							1.63	78.0%	9.8%
9.32	JPMCB	1 Country View Road							1.63	78.0%	9.8%
9.33	JPMCB	4410 East Cotton Center Boulevard							1.63	78.0%	9.8%
9.34	JPMCB	951 Northwest Broken Sound Parkway							1.63	78.0%	9.8%
9.35	JPMCB	77-123 Great Valley Parkway							1.63	78.0%	9.8%
9.36	JPMCB	420-500 Lapp Road							1.63	78.0%	9.8%
9.37	JPMCB	2 Walnut Grove Drive							1.63	78.0%	9.8%
9.38	JPMCB	507 Prudential Road							1.63	78.0%	9.8%
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard							1.63	78.0%	9.8%
9.40	JPMCB	9801 South 51st Street							1.63	78.0%	9.8%
9.41	JPMCB	180 Sheree Boulevard							1.63	78.0%	9.8%
9.42	JPMCB	7615 Smetana Lane							1.63	78.0%	9.8%
9.43	JPMCB	4550 South 44th Place							1.63	78.0%	9.8%
9.44	JPMCB	131 Kelsey Lane							1.63	78.0%	9.8%
9.45	JPMCB	5775 Old Shakopee Road West							1.63	78.0%	9.8%
9.46	JPMCB	8401-8406 Benjamin Road (North)							1.63	78.0%	9.8%
9.47	JPMCB	7625 Smetana Lane							1.63	78.0%	9.8%
9.48	JPMCB	5 Great Valley Parkway							1.63	78.0%	9.8%
9.49	JPMCB	5705 Old Shakopee Road West							1.63	78.0%	9.8%
9.50	JPMCB	7 Great Valley Parkway							1.63	78.0%	9.8%
9.51	JPMCB	65 Valley Stream Parkway							1.63	78.0%	9.8%
9.52	JPMCB	220 Gibraltar Road							1.63	78.0%	9.8%
9.53	JPMCB	257-275 Great Valley Parkway							1.63	78.0%	9.8%
9.54	JPMCB	240 Gibraltar Road							1.63	78.0%	9.8%
9.55	JPMCB	200 Gibraltar Road							1.63	78.0%	9.8%
9.56	JPMCB	9023 Columbine Road							1.63	78.0%	9.8%
9.57	JPMCB	3 Country View Road							1.63	78.0%	9.8%
9.58	JPMCB	1 Great Valley Parkway							1.63	78.0%	9.8%
9.59	JPMCB	333 Phoenixville Pike							1.63	78.0%	9.8%
9.60	JPMCB	4405 East Cotton Center Boulevard							1.63	78.0%	9.8%
9.61	JPMCB	7920 Woodland Center Boulevard							1.63	78.0%	9.8%
9.62	JPMCB	20 Valley Stream Parkway							1.63	78.0%	9.8%
9.63	JPMCB	5715 Old Shakopee Road West							1.63	78.0%	9.8%
9.64	JPMCB	150-182 Kelsey Lane							1.63	78.0%	9.8%
9.65	JPMCB	155 Great Valley Parkway							1.63	78.0%	9.8%
9.66	JPMCB	701-725 US Highway 301 South							1.63	78.0%	9.8%
9.67	JPMCB	901-933 US Highway 301 South							1.63	78.0%	9.8%
9.68	JPMCB	7725 Woodland Center Boulevard							1.63	78.0%	9.8%
9.69	JPMCB	4508 Woodland Corporate Boulevard							1.63	78.0%	9.8%
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm							1.63	78.0%	9.8%
9.71	JPMCB	101 Gibraltar Road							1.63	78.0%	9.8%
9.72	JPMCB	6161 American Boulevard West							1.63	78.0%	9.8%
9.73	JPMCB	4502 Woodland Center Boulevard							1.63	78.0%	9.8%
9.74	JPMCB	8855 Columbine Road							1.63	78.0%	9.8%
9.75	JPMCB	110 Gibraltar Road							1.63	78.0%	9.8%
9.76	JPMCB	8939 Columbine Road							1.63	78.0%	9.8%
9.77	JPMCB	7905 Fuller Road							1.63	78.0%	9.8%
9.78	JPMCB	10801 Nesbitt Avenue South							1.63	78.0%	9.8%
9.79	JPMCB	9008 Brittany Way							1.63	78.0%	9.8%
9.80	JPMCB	8995 Columbine Road							1.63	78.0%	9.8%
9.81	JPMCB	7852-7898 Woodland Center Boulevard							1.63	78.0%	9.8%
9.82	JPMCB	455 Business Center Drive							1.63	78.0%	9.8%
9.83	JPMCB	747 Dresher Road							1.63	78.0%	9.8%
9.84	JPMCB	231-253 Gibraltar Road							1.63	78.0%	9.8%
9.85	JPMCB	55 Valley Stream Parkway							1.63	78.0%	9.8%
 A-1-21

ANNEX A-1

			Additional Debt					Total Debt
			Additional	Additional		Additional			Total Debt		Total Debt
			Debt	Debt	Additional	Debt Cut off	Additional Debt	Total Debt	UW NCF	Total Debt	UW NOI
Loan #	Seller(1)	Property Name	Permitted (Y/N)(30)	Exist (Y/N)(30)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %	Debt Yield %
9.86	JPMCB	8212 Woodland Center Boulevard							1.63	78.0%	9.8%
9.87	JPMCB	7802-7850 Woodland Center Boulevard							1.63	78.0%	9.8%
9.88	JPMCB	4303 East Cotton Center Boulevard							1.63	78.0%	9.8%
9.89	JPMCB	501 US Highway 301 South							1.63	78.0%	9.8%
9.90	JPMCB	8102 Woodland Center Boulevard							1.63	78.0%	9.8%
9.91	JPMCB	102 Rock Road							1.63	78.0%	9.8%
9.92	JPMCB	111-159 Gibraltar Road							1.63	78.0%	9.8%
9.93	JPMCB	181-187 Gibraltar Road							1.63	78.0%	9.8%
9.94	JPMCB	200-264 Lakeside Drive							1.63	78.0%	9.8%
9.95	JPMCB	120 Gibraltar Road							1.63	78.0%	9.8%
9.96	JPMCB	4207 East Cotton Center Boulevard							1.63	78.0%	9.8%
9.97	JPMCB	161-175 Gibraltar Road							1.63	78.0%	9.8%
9.98	JPMCB	8967 Columbine Road							1.63	78.0%	9.8%
9.99	JPMCB	8125-8198 Woodland Center Boulevard							1.63	78.0%	9.8%
9.100	JPMCB	111 Kelsey Lane							1.63	78.0%	9.8%
9.101	JPMCB	261-283 Gibraltar Road							1.63	78.0%	9.8%
9.102	JPMCB	27-43 Great Valley Parkway							1.63	78.0%	9.8%
9.103	JPMCB	767 Electronic Drive							1.63	78.0%	9.8%
9.104	JPMCB	200-234 Kelsey Lane							1.63	78.0%	9.8%
9.105	JPMCB	4435 East Cotton Center Boulevard							1.63	78.0%	9.8%
9.106	JPMCB	7800 Equitable Drive							1.63	78.0%	9.8%
9.107	JPMCB	8906 Brittany Way							1.63	78.0%	9.8%
9.108	JPMCB	4520 Seedling Circle							1.63	78.0%	9.8%
9.109	JPMCB	201-223 Witmer Road							1.63	78.0%	9.8%
9.110	JPMCB	13630 Northwest 8th Street							1.63	78.0%	9.8%
9.111	JPMCB	5735 Old Shakopee Road West							1.63	78.0%	9.8%
9.112	JPMCB	50 Valley Stream Parkway							1.63	78.0%	9.8%
9.113	JPMCB	4503 Woodland Corporate Boulevard							1.63	78.0%	9.8%
9.114	JPMCB	508 Lapp Road							1.63	78.0%	9.8%
9.115	JPMCB	125-135 Rock Road							1.63	78.0%	9.8%
9.116	JPMCB	8911 Columbine Road							1.63	78.0%	9.8%
9.117	JPMCB	9306-9324 East Broadway Avenue							1.63	78.0%	9.8%
9.118	JPMCB	101-111 Rock Road							1.63	78.0%	9.8%
9.119	JPMCB	201 Gibraltar Road							1.63	78.0%	9.8%
9.120	JPMCB	4505 Woodland Corporate Boulevard							1.63	78.0%	9.8%
9.121	JPMCB	4511 Woodland Corporate Boulevard							1.63	78.0%	9.8%
9.122	JPMCB	400-445 Lakeside Drive, Unit #400							1.63	78.0%	9.8%
9.123	JPMCB	40 Valley Stream Parkway							1.63	78.0%	9.8%
9.124	JPMCB	103-109 Gibraltar Road							1.63	78.0%	9.8%
9.125	JPMCB	7702 Woodland Center Boulevard							1.63	78.0%	9.8%
9.126	JPMCB	113-123 Rock Road							1.63	78.0%	9.8%
9.127	JPMCB	555 Business Center Drive							1.63	78.0%	9.8%
9.128	JPMCB	8001 Woodland Center Boulevard							1.63	78.0%	9.8%
9.129	JPMCB	4415 East Cotton Center Boulevard							1.63	78.0%	9.8%
9.130	JPMCB	300 Welsh Road Building 4							1.63	78.0%	9.8%
9.131	JPMCB	9001-9015 Brittany Way							1.63	78.0%	9.8%
9.132	JPMCB	13650 Northwest 8th Street							1.63	78.0%	9.8%
9.133	JPMCB	277-293 Great Valley Parkway							1.63	78.0%	9.8%
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)							1.63	78.0%	9.8%
9.135	JPMCB	300-309 Lakeside Drive							1.63	78.0%	9.8%
9.136	JPMCB	101-107 Lakeside Drive							1.63	78.0%	9.8%
9.137	JPMCB	7695-7699 Anagram Drive							1.63	78.0%	9.8%
9.138	JPMCB	425 Technology Drive							1.63	78.0%	9.8%
9.139	JPMCB	300 Technology Drive							1.63	78.0%	9.8%
9.140	JPMCB	510 Lapp Road							1.63	78.0%	9.8%
9.141	JPMCB	7851-61 Woodland Center Boulevard							1.63	78.0%	9.8%
9.142	JPMCB	300 Welsh Road Building 3							1.63	78.0%	9.8%
9.143	JPMCB	7624 Bald Cypress Place							1.63	78.0%	9.8%
9.144	JPMCB	75 Great Valley Parkway							1.63	78.0%	9.8%
9.145	JPMCB	506 Prudential Road							1.63	78.0%	9.8%
9.146	JPMCB	30 Great Valley Parkway							1.63	78.0%	9.8%
9.147	JPMCB	100 Gibraltar Road							1.63	78.0%	9.8%
10	GSMC	145 Clinton	No	No	NAP	NAP	NAP	68,200,000	1.30	65.0%	6.7%
11	GSMC	Crowne Plaza Melbourne	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
12	CREFI	Kawa Mixed Use Portfolio	No	No	NAP	NAP	NAP	74,500,000	1.85	65.8%	9.8%
12.01	CREFI	Gavilon Headquarters							1.85	65.8%	9.8%
12.02	CREFI	Essence Group Headquarters							1.85	65.8%	9.8%
12.03	CREFI	Oerlikon Industrial Facility							1.85	65.8%	9.8%
12.04	CREFI	Northland Innovation Campus							1.85	65.8%	9.8%
13	JPMCB	Briar Hill at Manchester	No	Yes	Mezzanine Loan	10,730,000	7.50000	42,000,000	1.20	72.3%	7.3%
14	GSMC	Residence Inn Boise City Center	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
15	CREFI	DUMBO Heights Portfolio	No	Yes	Subordinate Debt (145,000,000)/Mezzanine A Loan (80,000,000)/Mezzanine B Loan (75,000,000)	300,000,000	5.90500	480,000,000	1.13	75.0%	6.2%
15.01	CREFI	55 Prospect Street							1.13	75.0%	6.2%
15.02	CREFI	117 Adams Street							1.13	75.0%	6.2%
15.03	CREFI	77 Sands Street							1.13	75.0%	6.2%
15.04	CREFI	81 Prospect Street							1.13	75.0%	6.2%
16	GSMC	5444 & 5430 Westheimer	No	No	NAP	NAP	NAP	51,000,000	2.40	63.4%	12.3%
17	JPMCB	Faurecia Columbus	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	GACC	Moffett Towers II - Building 1	No	Yes	Mezzanine Loan	112,000,000	6.00000	280,000,000	1.17	78.1%	6.9%
19	GSMC	TripAdvisor HQ	No	Yes	Preferred Equity	1,450,000	NAP	98,150,000	1.82	64.6%	9.2%
20	GSMC	Missouri Falls	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	GACC	Douglasville Pavilion	No	Yes	Mezzanine Loan	5,300,000	11.00000	26,375,000	1.72	73.7%	11.4%
22	JPMCB	636 11th Avenue	Yes	No	Permitted Mezzanine	NAP	NAP	240,000,000	2.39	56.1%	10.3%
23	CREFI	Glenn Hotel Downtown Atlanta	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	JPMCB	120 Bloomingdale Road	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	JPMCB	1421 West Shure Drive	No	No	NAP	NAP	NAP	29,376,000	1.61	71.6%	11.4%
26	GACC	Safeway Olney	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	GACC	River Hills	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	JPMCB	Sheraton Music City	No	No	NAP	NAP	NAP	69,513,500	1.82	60.4%	11.8%
29	JPMCB	Trophy Club Plaza	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	JPMCB	Glendale Corporate Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	JPMCB	The Shoppes of Kemah	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	JPMCB	Walnut Creek	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	GACC	3603 Haven	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	GACC	1076 Riverdale	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	CREFI	Culver Exchange	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	GSMC	Storgard Self Storage	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	GACC	Jewel-Osco Huntley	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	CREFI	Shops on Navigation	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	CREFI	The Shops at Moore Road	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	CREFI	Self Storage Plus Dulles Town Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	JPMCB	Anthem Eastside Shops	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

 A-1-22

ANNEX A-1

			HOTEL OPERATING STATISTICS

			2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	JPMCB	Aventura Mall																1
2	GACC	Staples Strategic Industrial																2
2.01	GACC	Staples - Hagerstown, MD																2.01
2.02	GACC	Staples - Montgomery, NY																2.02
2.03	GACC	Staples - Terre Haute, IN																2.03
2.04	GACC	Staples - London, OH																2.04
2.05	GACC	Staples - Beloit, WI																2.05
2.06	GACC	Staples - Dayville, CT																2.06
2.07	GACC	Staples - Arden Hills, MN																2.07
2.08	GACC	Staples - Putnam, CT																2.08
3	GACC	Embassy Suites Anaheim	81.8%	155.81	127.47	83.7%	156.20	130.71	84.6%	156.51	132.43	84.6%	157.70	133.49	84.6%	157.70	133.49	3
4	GACC	Saint Louis Galleria																4
5	JPMCB	10 Brookline Place																5
6	GACC	590 East Middlefield																6
7	CREFI	3 Huntington Quadrangle																7
8	GACC	Moffett Towers - Buildings E,F,G																8
9	JPMCB	Workspace																9
9.01	JPMCB	6625 78th Street West																9.01
9.02	JPMCB	1500 Liberty Ridge Drive																9.02
9.03	JPMCB	3350 Southwest 148th Avenue & Lakeside Drive																9.03
9.04	JPMCB	1301 International Parkway																9.04
9.05	JPMCB	777 West Yamato Road																9.05
9.06	JPMCB	4425 East Cotton Center Boulevard																9.06
9.07	JPMCB	4500 East Cotton Center Boulevard																9.07
9.08	JPMCB	3100 Southwest 145th Avenue																9.08
9.09	JPMCB	3400 Lakeside Drive																9.09
9.10	JPMCB	3450 Lakeside Drive																9.10
9.11	JPMCB	40 Liberty Boulevard																9.11
9.12	JPMCB	4630 Woodland Corporate Boulevard																9.12
9.13	JPMCB	750 Park of Commerce Road																9.13
9.14	JPMCB	13621 Northwest 12th Street																9.14
9.15	JPMCB	2 West Liberty Boulevard																9.15
9.16	JPMCB	10400 Viking Drive																9.16
9.17	JPMCB	100 Witmer Road																9.17
9.18	JPMCB	7 Walnut Grove Drive																9.18
9.19	JPMCB	4313 East Cotton Center Boulevard																9.19
9.20	JPMCB	1200 Liberty Ridge Drive																9.20
9.21	JPMCB	1400 Liberty Ridge Drive																9.21
9.22	JPMCB	4750 South 44th Place																9.22
9.23	JPMCB	680 Blair Mill Road																9.23
9.24	JPMCB	3020 US Highway 301 South																9.24
9.25	JPMCB	4 Walnut Grove Drive																9.25
9.26	JPMCB	4631 Woodland Corporate Boulevard																9.26
9.27	JPMCB	5 Walnut Grove Drive																9.27
9.28	JPMCB	700 Dresher Road																9.28
9.29	JPMCB	45-67 Great Valley Parkway																9.29
9.30	JPMCB	4610 South 44th Place																9.30
9.31	JPMCB	4217 East Cotton Center Boulevard																9.31
9.32	JPMCB	1 Country View Road																9.32
9.33	JPMCB	4410 East Cotton Center Boulevard																9.33
9.34	JPMCB	951 Northwest Broken Sound Parkway																9.34
9.35	JPMCB	77-123 Great Valley Parkway																9.35
9.36	JPMCB	420-500 Lapp Road																9.36
9.37	JPMCB	2 Walnut Grove Drive																9.37
9.38	JPMCB	507 Prudential Road																9.38
9.39	JPMCB	7930, 8010, 8020 Woodland Center Boulevard																9.39
9.40	JPMCB	9801 South 51st Street																9.40
9.41	JPMCB	180 Sheree Boulevard																9.41
9.42	JPMCB	7615 Smetana Lane																9.42
9.43	JPMCB	4550 South 44th Place																9.43
9.44	JPMCB	131 Kelsey Lane																9.44
9.45	JPMCB	5775 Old Shakopee Road West																9.45
9.46	JPMCB	8401-8406 Benjamin Road (North)																9.46
9.47	JPMCB	7625 Smetana Lane																9.47
9.48	JPMCB	5 Great Valley Parkway																9.48
9.49	JPMCB	5705 Old Shakopee Road West																9.49
9.50	JPMCB	7 Great Valley Parkway																9.50
9.51	JPMCB	65 Valley Stream Parkway																9.51
9.52	JPMCB	220 Gibraltar Road																9.52
9.53	JPMCB	257-275 Great Valley Parkway																9.53
9.54	JPMCB	240 Gibraltar Road																9.54
9.55	JPMCB	200 Gibraltar Road																9.55
9.56	JPMCB	9023 Columbine Road																9.56
9.57	JPMCB	3 Country View Road																9.57
9.58	JPMCB	1 Great Valley Parkway																9.58
9.59	JPMCB	333 Phoenixville Pike																9.59
9.60	JPMCB	4405 East Cotton Center Boulevard																9.60
9.61	JPMCB	7920 Woodland Center Boulevard																9.61
9.62	JPMCB	20 Valley Stream Parkway																9.62
9.63	JPMCB	5715 Old Shakopee Road West																9.63
9.64	JPMCB	150-182 Kelsey Lane																9.64
9.65	JPMCB	155 Great Valley Parkway																9.65
9.66	JPMCB	701-725 US Highway 301 South																9.66
9.67	JPMCB	901-933 US Highway 301 South																9.67
9.68	JPMCB	7725 Woodland Center Boulevard																9.68
9.69	JPMCB	4508 Woodland Corporate Boulevard																9.69
9.70	JPMCB	3102, 3104 and 3110 Cherry Palm																9.70
9.71	JPMCB	101 Gibraltar Road																9.71
9.72	JPMCB	6161 American Boulevard West																9.72
9.73	JPMCB	4502 Woodland Center Boulevard																9.73
9.74	JPMCB	8855 Columbine Road																9.74
9.75	JPMCB	110 Gibraltar Road																9.75
9.76	JPMCB	8939 Columbine Road																9.76
9.77	JPMCB	7905 Fuller Road																9.77
9.78	JPMCB	10801 Nesbitt Avenue South																9.78
9.79	JPMCB	9008 Brittany Way																9.79
9.80	JPMCB	8995 Columbine Road																9.80
9.81	JPMCB	7852-7898 Woodland Center Boulevard																9.81
9.82	JPMCB	455 Business Center Drive																9.82
9.83	JPMCB	747 Dresher Road																9.83
9.84	JPMCB	231-253 Gibraltar Road																9.84
9.85	JPMCB	55 Valley Stream Parkway																9.85

 A-1-23

ANNEX A-1

			HOTEL OPERATING STATISTICS

			2015	2015	2015	2016	2016	2016	2017	2017	2017	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
9.86	JPMCB	8212 Woodland Center Boulevard																9.86
9.87	JPMCB	7802-7850 Woodland Center Boulevard																9.87
9.88	JPMCB	4303 East Cotton Center Boulevard																9.88
9.89	JPMCB	501 US Highway 301 South																9.89
9.90	JPMCB	8102 Woodland Center Boulevard																9.90
9.91	JPMCB	102 Rock Road																9.91
9.92	JPMCB	111-159 Gibraltar Road																9.92
9.93	JPMCB	181-187 Gibraltar Road																9.93
9.94	JPMCB	200-264 Lakeside Drive																9.94
9.95	JPMCB	120 Gibraltar Road																9.95
9.96	JPMCB	4207 East Cotton Center Boulevard																9.96
9.97	JPMCB	161-175 Gibraltar Road																9.97
9.98	JPMCB	8967 Columbine Road																9.98
9.99	JPMCB	8125-8198 Woodland Center Boulevard																9.99
9.100	JPMCB	111 Kelsey Lane																9.100
9.101	JPMCB	261-283 Gibraltar Road																9.101
9.102	JPMCB	27-43 Great Valley Parkway																9.102
9.103	JPMCB	767 Electronic Drive																9.103
9.104	JPMCB	200-234 Kelsey Lane																9.104
9.105	JPMCB	4435 East Cotton Center Boulevard																9.105
9.106	JPMCB	7800 Equitable Drive																9.106
9.107	JPMCB	8906 Brittany Way																9.107
9.108	JPMCB	4520 Seedling Circle																9.108
9.109	JPMCB	201-223 Witmer Road																9.109
9.110	JPMCB	13630 Northwest 8th Street																9.110
9.111	JPMCB	5735 Old Shakopee Road West																9.111
9.112	JPMCB	50 Valley Stream Parkway																9.112
9.113	JPMCB	4503 Woodland Corporate Boulevard																9.113
9.114	JPMCB	508 Lapp Road																9.114
9.115	JPMCB	125-135 Rock Road																9.115
9.116	JPMCB	8911 Columbine Road																9.116
9.117	JPMCB	9306-9324 East Broadway Avenue																9.117
9.118	JPMCB	101-111 Rock Road																9.118
9.119	JPMCB	201 Gibraltar Road																9.119
9.120	JPMCB	4505 Woodland Corporate Boulevard																9.120
9.121	JPMCB	4511 Woodland Corporate Boulevard																9.121
9.122	JPMCB	400-445 Lakeside Drive, Unit #400																9.122
9.123	JPMCB	40 Valley Stream Parkway																9.123
9.124	JPMCB	103-109 Gibraltar Road																9.124
9.125	JPMCB	7702 Woodland Center Boulevard																9.125
9.126	JPMCB	113-123 Rock Road																9.126
9.127	JPMCB	555 Business Center Drive																9.127
9.128	JPMCB	8001 Woodland Center Boulevard																9.128
9.129	JPMCB	4415 East Cotton Center Boulevard																9.129
9.130	JPMCB	300 Welsh Road Building 4																9.130
9.131	JPMCB	9001-9015 Brittany Way																9.131
9.132	JPMCB	13650 Northwest 8th Street																9.132
9.133	JPMCB	277-293 Great Valley Parkway																9.133
9.134	JPMCB	300 Welsh Road (aka 5 Horsham Business Center)																9.134
9.135	JPMCB	300-309 Lakeside Drive																9.135
9.136	JPMCB	101-107 Lakeside Drive																9.136
9.137	JPMCB	7695-7699 Anagram Drive																9.137
9.138	JPMCB	425 Technology Drive																9.138
9.139	JPMCB	300 Technology Drive																9.139
9.140	JPMCB	510 Lapp Road																9.140
9.141	JPMCB	7851-61 Woodland Center Boulevard																9.141
9.142	JPMCB	300 Welsh Road Building 3																9.142
9.143	JPMCB	7624 Bald Cypress Place																9.143
9.144	JPMCB	75 Great Valley Parkway																9.144
9.145	JPMCB	506 Prudential Road																9.145
9.146	JPMCB	30 Great Valley Parkway																9.146
9.147	JPMCB	100 Gibraltar Road																9.147
10	GSMC	145 Clinton																10
11	GSMC	Crowne Plaza Melbourne	70.3%	120.57	84.75	78.6%	122.78	96.49	66.9%	126.26	84.49	28.3%	133.71	37.85	78.7%	123.22	96.98	11
12	CREFI	Kawa Mixed Use Portfolio																12
12.01	CREFI	Gavilon Headquarters																12.01
12.02	CREFI	Essence Group Headquarters																12.02
12.03	CREFI	Oerlikon Industrial Facility																12.03
12.04	CREFI	Northland Innovation Campus																12.04
13	JPMCB	Briar Hill at Manchester																13
14	GSMC	Residence Inn Boise City Center										78.9%	160.42	126.53	78.9%	160.42	126.53	14
15	CREFI	DUMBO Heights Portfolio																15
15.01	CREFI	55 Prospect Street																15.01
15.02	CREFI	117 Adams Street																15.02
15.03	CREFI	77 Sands Street																15.03
15.04	CREFI	81 Prospect Street																15.04
16	GSMC	5444 & 5430 Westheimer																16
17	JPMCB	Faurecia Columbus																17
18	GACC	Moffett Towers II - Building 1																18
19	GSMC	TripAdvisor HQ																19
20	GSMC	Missouri Falls																20
21	GACC	Douglasville Pavilion																21
22	JPMCB	636 11th Avenue																22
23	CREFI	Glenn Hotel Downtown Atlanta	77.9%	170.32	132.62	78.8%	185.01	145.79	77.6%	186.62	144.73	77.2%	191.20	147.63	77.2%	191.20	147.63	23
24	JPMCB	120 Bloomingdale Road																24
25	JPMCB	1421 West Shure Drive																25
26	GACC	Safeway Olney																26
27	GACC	River Hills																27
28	JPMCB	Sheraton Music City	82.2%	127.96	105.15	86.0%	139.59	120.10	69.5%	149.81	104.17	76.7%	153.02	117.42	80.0%	150.00	120.00	28
29	JPMCB	Trophy Club Plaza																29
30	JPMCB	Glendale Corporate Center																30
31	JPMCB	The Shoppes of Kemah																31
32	JPMCB	Walnut Creek																32
33	GACC	3603 Haven																33
34	GACC	1076 Riverdale																34
35	CREFI	Culver Exchange																35
36	GSMC	Storgard Self Storage																36
37	GACC	Jewel-Osco Huntley																37
38	CREFI	Shops on Navigation																38
39	CREFI	The Shops at Moore Road																39
40	CREFI	Self Storage Plus Dulles Town Center																40
41	JPMCB	Anthem Eastside Shops																41

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Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “GACC” denotes German American Capital Corporation, as Mortgage Loan Seller; “CREFI” denotes Citi Real Estate Funding Inc. or one of its affiliates, as Mortgage Loan Seller; and “GSMC” denotes Goldman Sachs Mortgage Company or one of its affiliates, as Mortgage Loan Seller.

With respect to Loan No. 1, Aventura Mall, the whole loan was co-originated by JPMCB, Wells Fargo Bank, National Association, Deutsche Bank AG, acting through its New York Branch (“DBNY”) and Morgan Stanley Bank, N.A.

With respect to Loan No. 4, Saint Louis Galleria, the whole loan was co-originated by DBNY and Société Générale Financial Corporation. DBNY will contribute one promissory note with a Current Balance ($) of $55,000,000.

With respect to Loan No. 8, Moffett Towers – Buildings E,F,G, the whole loan was co-originated by DBNY, Goldman Sachs Mortgage Company and Wells Fargo Bank, National Association.

With respect to Loan No. 18, Moffett Towers II – Building 1, the whole loan was co-originated by DBNY and Barclays Bank PLC.

With respect to Loan No. 22, 636 11th Avenue, the whole loan was co-originated by JPMCB and CREFI.

(2)	With respect to Loan No. 10, 145 Clinton, the property is a mixed use building containing multifamily units on the upper floors and multi-level retail space on the lower floors. The retail portion secures the 145 Clinton Whole Loan and the multifamily portion is not collateral for the 145 Clinton Whole Loan.

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 4, Saint Louis Galleria, the borrower has the right, at its own expense, to acquire one or more parcels, which may be subject to a ground lease, to become additional collateral for the loan whereupon, after amending the mortgage, such parcel will constitute a portion of the Saint Louis Galleria mortgaged property. Such expansion is permitted if, among other requirements and conditions, such expansion does not adversely affect the DSCR with respect to the loan (except in a de minimis manner, as determined by lender).

(4)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

With respect to Loan No. 1, Aventura Mall, the borrower has entered into a master lease with the Principal / Carveout Guarantors and Turnberry Retail Holding, L.P. for 12 spaces totaling 33,813 square feet at the mortgaged property where executed letters of intent with tenants are in place but executed leases are not yet in place. The master lessees are required to pay an annual rent of $3,426,159 in equal monthly installments of approximately $285,513 during (x) a period commencing on the occurrence of the debt service coverage ratio based on the trailing four calendar quarters falling below 1.50x for two consecutive calendar quarters until cured in accordance with the loan documents, and/or (y) any of the following: (i) an event of default, (ii) bankruptcy of borrower, (iii) bankruptcy of the property manager, or (iv) the period of time commencing on the date on which the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.35x for two consecutive calendar quarters until cured in accordance with the loan documents. The rent payable under the master lease is required to be reduced in connection with the leasing to retail tenants of space within the portions of the mortgaged property covered by the master lease (so long as the tenant under any such lease has taken occupancy and has commenced the payment of rent and the rent payable is above certain thresholds set forth in the master lease). The master lease will terminate on the earliest to occur of (i) the earlier to occur of (A) the date on which the annual rent under the master lease is reduced to $0 or (B) the date on which the annualized lease payments under all leases (not including percentage rent) at the mortgaged property exceeds $181,850,000; (ii) July 1, 2038; or (iii) the date on which the cancellation fee made

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by the master lessee to the lender in connection with cancelling the master lease at the master lessee’s election after the lender has provided notice that the lender has succeeded to the interest of the master lessor under the master lease by foreclosure, deed in lieu thereof or otherwise.

With respect to Loan No. 3, Embassy Suites Anaheim, approximately 10.8% of UW Revenues ($) is attributable to the food and beverage outlets at the mortgaged property and 7.6% of UW Revenues ($) is attributable to the other departmental revenue component of the mortgaged property.

With respect to Loan No. 4, Saint Louis Galleria, Occupancy % includes five temporary tenants that collectively occupy 5,449 square feet (1.2% of net rentable area (“NRA”)), as well as one tenant that has a signed lease and has yet to take occupancy that accounts for 2,442 square feet (0.5% of NRA). Occupancy excludes three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 square feet (1.5% of NRA).

With respect to Loan No. 8, Moffett Towers – Buildings E,F,G, the sole tenant, Amazon, has an agreement in place to occupy the remaining 224,492 square feet (33.2% of NRA) at the mortgaged property in May 2019 that is currently occupied by Hewlett-Packard (“HP”). In May 2018, the borrower sponsor restructured the Amazon and HP leases so that Amazon could take over all of HP’s space, allowing the Property to be 100% occupied by Amazon going forward. HP is required to fully vacate Building F (1140 Enterprise Way) no later than March 31, 2019. HP moved out of Building G (1160 Enterprise Way) in several stages to allow Amazon’s A2Z Development Center to take occupancy. HP vacated floors 1, 5, 6, 7 and 8 and the entire 2nd floor of Building G, except for the approximately 7,874 square feet consisting of a laboratory (totaling 135,632 square feet). HP is required to vacate the 2nd floor lab space (7,874 square feet) of Building G no later than March 31, 2023.

With respect to Loan No. 9, Workspace – 6625 W 78th Street, Occupancy % is as of the June 1, 2018 rent roll provided. Express Scripts, Inc. occupies 203,442 square feet through December 31, 2018. The tenant has recently extended its lease term through December 31, 2023 for 130,071 square feet. The underwritten base rent is based on the executed lease extension of 130,071 square feet.

With respect to Loan No. 10, 145 Clinton, Time Warner Cable has executed a lease but has not yet taken occupancy for 4,000 square feet (approximately 6.0% of the net rentable area) of its leased premises or commenced paying rent. Time Warner Cable is anticipated to take occupancy in January 2019 and begin paying rent in May 2019. We cannot assure you that this tenant will take occupancy or pay rent as anticipated or at all.

With respect to Loan No. 11, Crowne Plaza Melbourne, approximately 28.1% of UW Revenues ($) is attributable to the food and beverage outlets at the mortgaged property. Occupancy % of 28.3% is primarily due to the property being substantially offline from September 2017 until October 2018 after being hit by Hurricane Irma.

With respect to Loan No. 15, DUMBO Heights Portfolio, the Largest Tenant at the 55 Prospect Street mortgaged property, 2U, has 26,500 square feet of must-take space (with a final must-take date of December 15, 2020) and the 2nd Largest Tenant at the 55 Prospect Street mortgaged property, Etsy, has 26,500 square feet of must-take space (with a final must-take date of January 1, 2019). Etsy and 2U both have no contraction or termination options under their respective leases.

With respect to Loan No. 18, Moffett Towers II – Building 1, the sole tenant, Amazon, is expected to move into the mortgaged property in December 2018.

With respect to Loan No. 28, Sheraton Music City, approximately 28.3% of UW Revenues ($) is attributable to the food and beverage outlets at the mortgaged property.

With respect to Loan No. 33, 3603 Haven, the largest tenant, EtaGen, has an agreement in place to occupy the remaining 6,598 square feet (31.2% of NRA) at the mortgaged property beginning in August 2019 that is currently occupied by Telomere. The lender held back all gap rent between loan closing and August 1, 2019 with an additional three months of gap rent to replicate the underwriting cash flow. The EtaGen expansion is contractual and the tenant does not have any outs or termination options for the expansion.

With respect to Loan No. 34, 1076 Riverdale, the second largest tenant, La-Z Boy Furniture, is scheduled to commence rent payments on April 1, 2019. At loan origination, borrower deposited all gap rent between the loan closing and April 1, 2019 into a free rent reserve.

With respect to Loan No. 38, Shops on Navigation, the fifth largest tenant, EADO Optics, has executed its lease but will commence paying rent for their 1,687 square feet of space on December 13, 2018. EADO Optics does

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not yet have a final certificate of occupancy. The borrower is required to complete all work required in order for the final certificate of occupancy to be issued, and to deliver the final certificate of occupancy within 90 days from the origination date; provided, that, the lender, in its reasonable discretion may extend the deadline for so long as the borrower is making diligent efforts.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 3, Embassy Suites Anaheim, the Appraised Value ($) represents the “Prospective Market Value Upon Completion” of $109,100,000 for the mortgaged property, effective October 11, 2020, which assumes the completion of a currently ongoing property improvement plan (“PIP”). At origination of the mortgage loan, the borrower deposited $10,100,000 into the PIP reserve. The “as-is” appraised value as of October 11, 2018 is $98,300,000 which results in a Current LTV % and Maturity LTV % of 57.0%.

With respect to Loan No. 5, 10 Brookline Place, the Appraised Value ($) represents the “as-stabilized” value of $166,000,000 for the mortgaged property, effective January 1, 2019, which assumes the mortgaged property achieves a stabilized occupancy as of January 1, 2019 and that all outstanding lease obligations in connection with the Dana Farber lease have been paid. At loan origination, all remaining free rent obligations were reserved. The “As-Is” appraised value as of May 11, 2018 is $156,000,000, which assumes the aforementioned lease obligations are still outstanding and results in a Current LTV % and Maturity LTV % of 52.6%. The appraisal also provided a “Hypothetical Go Dark” value of $131,000,000, which assumes the property is vacant and available for lease. The Current LTV % based on the “Hypothetical Go Dark” value is 62.6%.

With respect to Loan No. 8, Moffett Towers - Building E,F,G, the Appraised Value ($) represents “Prospective Market Value Upon Stabilization” of $705,800,000 for the mortgaged property effective November 15, 2019, which assumes rent concessions and outstanding tenant improvement and leasing commissions are deposited into the TI/LC and free rent reserve accounts. At loan origination, the borrower deposited $23,914,655 into the TI/LC reserve account and $15,021,721 into the free rent reserve account. The “as-is” appraised value as of July 30, 2018 is $646,700,000, which results in a Current LTV % and Maturity LTV % of 43.9%.

With respect to Loan No. 11, Crowne Plaza Melbourne, the appraiser’s “prospective market value upon completion of renovation” value for the mortgaged property, effective June 1, 2019, was used, which assumes that both phases of renovations at the mortgaged property have been completed as of June 1, 2019. The total cost of the first phase of renovations was approximately $19.6 million, and at the time of the appraiser’s report, all but $6.2 million had been spent. Prior to closing the mortgage loan, the remaining $6.2 million was spent and the first phase of renovations was completed. At origination, the borrower was required to reserve $3,500,000 for capital improvements, which represents the expected cost of the second phase of renovations. The “hypothetical as-is” appraised value, effective June 15, 2018, which assumes the completion of the $6.2 million portion of the first phase of renovations, which as of the Cut-off Date has been completed, and is net of the $3.5 million second phase of renovations, for the mortgaged property is $53,000,000, which results in a Current LTV % of 73.2% and a Maturity LTV % of 62.1%. The appraiser also concluded an “as-is” appraised value, effective June 15, 2018, which is net of the then-remaining $6.2 million portion of the first phase and $3.5 million second phase of renovations, for the mortgaged property of $47,000,000, which results in a Current LTV % of 82.6% and a Maturity LTV % of 70.0%.

With respect to Loan No. 12, Kawa Mixed Use Portfolio, the appraiser’s “as-stabilized” value for the Essence Group Headquarters mortgaged property, effective November 1, 2019, was used, which assumes the completion of Essence Group Holdings Corp.’s build out using their tenant improvement allowance. On the origination date, the borrower deposited $3,739,815 which represents all outstanding landlord obligations for Essence Group Holdings Corp. The “as-is” appraised value for the mortgaged property as of November 1, 2018 is $19,500,000, which results in a Current LTV % of 68.0% and a Maturity LTV % of 68.0%.

With respect to Loan No. 18, Moffett Towers II - Building 1, the Appraised Value ($) represents “Prospective Market Value Upon Stabilization” of $358,600,000 for the mortgaged property effective December 1, 2018, which assumes rent concessions and outstanding tenant improvement and leasing commissions are deposited into the TI/LC and free rent reserve accounts. At loan origination, the borrower deposited $21,651,588 into the TI/LC reserve account and $5,064,484 into the free rent reserve account. The “as-is” appraised value as of June 5, 2018 is $335,200,000, which results in a Current LTV % of 50.1% and Maturity LTV % of 45.8%.

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With respect to Loan No. 20, Missouri Falls, the appraiser’s “as-stabilized” value for the mortgaged property, effective August 27, 2019, was used, which assumes that the mortgaged property is projected to achieve stabilized occupancy as of August 27, 2019. The “as-is” appraised value for the mortgaged property is $41,600,000, which results in a Current LTV % of 54.7% and a Maturity LTV % of 54.7%.

With respect to Loan No. 23, Glenn Hotel Downtown Atlanta, the appraiser’s “as-stabilized” value effective August 1, 2020, was used, which assumes the completion of a scheduled PIP. On the origination date, the borrower deposited $2,860,000 which represents 110% of the estimated cost of the PIP. The “as-is” appraised value for the mortgaged property as of August 1, 2018 is $29,500,000, which results in a Current LTV % of 64.2% and a Maturity LTV % of 53.7%.

With respect to Loan No. 33, 3603 Haven, the Appraised Value ($) represents the “Prospective Market Value” of $15,700,000 for the mortgaged property, effective August 1, 2019, which assumes that the Largest Tenant, EtaGen expands into the entire premises in accordance with their lease terms and the tenant improvement allowance of $40 per square foot has been paid out. At origination, the borrower deposited $199,098 for gap rent reserve and $846,480 for tenant improvements. The “as-is” appraised value for the mortgaged property is $14,800,000, which results in a Current LTV % of 71.6% and a Maturity LTV % of 66.4%.

With respect to Loan No. 34 , 1076 Riverdale, the Appraised Value ($) represents the “Prospective Market Value at Stabilization” value of $14,900,000 for the mortgaged property, effective April 1, 2019, which assumes all outstanding tenant improvements, leasing commissions and free rent associated with a new lease has been paid. At origination, the borrower deposited $122,262 for gap rent reserve. The “as-is” appraised value for the mortgaged property is $14,700,000, which results in a Current LTV % of 69.7% and a Maturity LTV % of 57.4%.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(7)	With respect to Loan Nos. 1, 2, 4, 5, 8, 9, 10, 12, 15, 16, 18, 19, 22, 25 and 28, Aventura Mall, Staples Strategic Industrial, Saint Louis Galleria, 10 Brookline Place, Moffett Towers - Buildings E,F,G, Workspace, 145 Clinton, Kawa Mixed Use Portfolio, DUMBO Heights Portfolio, 5444 & 5430 Westheimer, Moffett Towers II – Building I, TripAdvisor HQ, 636 11th Avenue, 1421 West Shure Drive and Sheraton Music City, in each case, the mortgage loan is part of a larger split whole loan, which consists of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(8)	Each number identifies a group of related borrowers.

With respect to Loan Nos. 7, 15, 24 and 32, 3 Huntington Quadrangle, DUMBO Heights Portfolio, 120 Bloomingdale Road and Walnut Creek, in each case, the borrowers own the mortgaged property as tenants-in-common.

(9)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(10)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(11)	With respect to all mortgage loans, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

(12)	In some instances in which the loan documents provide grace periods with respect to payments, such grace periods may be permitted a limited number of times per any 12-month periods.

With respect to Loan No. 24, 120 Bloomingdale Road, the loan documents permit a five business day grace period for any monthly debt service payments (other than any payment due on the maturity date) no more than once per 12 month period to cure such event of default.

 A-1-28

With respect to Loan No. 28, Sheraton Music City, the loan documents permit a two business day grace period for any monthly debt service payments (other than any payment due on the maturity date) no more than once per 12 month period to cure such event of default.

With respect to Loan No. 31, The Shoppes of Kemah, the loan documents permit a five business day grace period for any monthly debt service payments (other than any payment due on the maturity date) no more than once per 12 month period to cure such event of default.

(13)	With respect to Loan No. 2, Staples Strategic Industrial, the whole loan is an ARD loan with an anticipated repayment date of October 6, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of October 6, 2033. From and after the Anticipated Repayment Date, the whole loan accrues interest at a fixed rate equal to the greater of (i) 4.91800% (or when applicable, the default rate) plus 2.50000% or (ii) the 10-year swap rate as of the ARD plus 2.50000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Staples Strategic Industrial Initial Interest Rate (the “Accrued Interest”) will be deferred. From and after the ARD, all excess cash flow from the Staples Strategic Industrial Property (as defined below) after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the Staples Strategic Industrial Whole Loan and (ii) second to the payment of Accrued Interest.

With respect to Loan No. 17, Faurecia Columbus, the related whole loan has an Anticipated Repayment Date of December 1, 2028 and a final maturity date of December 1, 2030. From and after the Anticipated Repayment Date, the loan accrues interest at a rate that is equal to the greater of (a) the initial term interest rate of 5.35700% (the “Initial Term Interest Rate”) plus 3.00000% and (b) the 10-year swap yield as of the ARD plus 3.00000% per annum, but in no event in excess of Initial Term Interest Rate plus 5.00000%.

With respect to Loan No. 19, TripAdvisor HQ, the related whole loan has an ARD of the payment date in August 2028, with an increased interest rate (the “Adjusted Interest Rate”) equal to the greater of (i) 4.88325% (the “Initial Interest Rate”) plus 3.00000%, (ii) 7.79000% and (iii) the 2.5-year swap rate as of the Anticipated Repayment Date plus 4.89000%, until the final maturity date of the payment date in December 2030; however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate will be deferred (such excess interest, the “Excess Interest”). In addition, from and after the Anticipated Repayment Date, all excess cash flow from the mortgaged property after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the whole loan until paid in full and (ii) second to the payment of Excess Interest.

With respect to Loan No. 22, 636 11th Avenue, the related whole loan has an Anticipated Repayment Date of June 1, 2028 and a final maturity date of June 1, 2029. From and after the Anticipated Repayment Date, the whole loan accrues interest at a rate that is equal to the greater of (i) 7.07300% and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum, but in no event in excess of 9.07300%. Commencing on April 1, 2028 and on each payment date thereafter until the final maturity date, the whole loan requires monthly payments of all excess cash flow for the preceding month after the payment of reserves, interest calculated at the initial interest rate and operating expenses to be applied (i) first to the reduction of the principal balance of the whole loan, (ii) second, to the reduction of the principal balance of the note and (iii) third, to the payment of accrued interest on the whole loan at the excess of the extension term interest rate over the initial interest rate.

(14)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM” component of the prepayment provision represents yield maintenance payments.
The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash sweep period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 1, Aventura Mall, the lockout period will be at least 29 payment dates beginning with and including the first payment date of August 1, 2018. Defeasance of the full $1.75 billion Aventura Mall whole loan is permitted after the date that is the earlier to occur of (i) August 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Aventura Mall REMIC Prohibition Period”). The borrower is also permitted to prepay the Aventura Mall whole loan with a yield maintenance premium if the Aventura Mall REMIC Prohibition Period has not occurred by August 1, 2021.

 A-1-29

The assumed lockout period of 29 payment dates is based on the expected Benchmark 2018-B8 securitization closing date in December 2018. The actual lockout period may be longer.

With respect to Loan No. 2, Staples Strategic Industrial, the lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the full $126.1 million Staples Strategic Industrial Whole Loan is permitted after the date that is the earlier to occur of (i) September 28, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 26 payment dates is based on the expected Benchmark 2018-B8 securitization closing date in December 2018. The actual lockout period may be longer.

With respect to Loan No. 4, Saint Louis Galleria, the lockout period will be at least 25 payment dates beginning with and including the first payment date of December 1, 2018. Defeasance of the full $240.0 million Saint Louis Galleria Whole Loan is permitted after the date that is the earlier to occur of (i) November 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 25 payment dates is based on the expected Benchmark 2018-B8 securitization closing date in December 2018. The actual lockout period may be longer.

With respect to Loan No. 9, Workspace, the related whole loan is split between (i) a 25-month floating rate componentized loan with three, one year extension options (the “Workspace Floating Rate Loan” with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Workspace Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Workspace Senior Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Workspace Subordinate Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $556.8 million. The Workspace Senior Fixed Rate Loan is senior to the Workspace Subordinate Fixed Rate Loan. The interest rate on the Workspace Floating Rate Loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15%. Each of the Workspace Fixed Rate Loan and Workspace Floating Rate Loan is divided into components, which have different payment priorities prior to and following an event of default under the Workspace Whole Loan. Following an event of default, a portion of the Workspace Floating Rate Loan (which has a Cut-off Date principal balance of $115.8 million) (the “Workspace Floating Rate Pari Passu Component”), generally pays pro rata with the Workspace Senior Fixed Rate Loan, and the remaining portion of the Workspace Floating Rate Loan (which has a Cut-off Date Principal Balance of $139.2 million) (the “Workspace Floating Rate Subordinate Component”) generally pays pro rata with the Workspace Subordinate Fixed Rate Loan. Prior to an event of default under the whole loan, all voluntary prepayments are required to be applied to repay the Floating Rate Loan, prior to any application to Senior Fixed Rate Loan or the Subordinate Fixed Rate Loan. With respect to the Workspace Mortgage Loan, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes (i) the Workspace Mortgage Loan, (ii) the other notes included in the Workspace Senior Fixed Rate Loan and (iii) the Workspace Floating Rate Pari Passu Component. For purposes of calculating the UW NCF DSCR for the Workspace Mortgage Loan, LIBOR was assumed to be 2.09%. The UW NCF DSCR for the Workspace Whole Loan based on a LIBOR cap of 3.00% for the Workspace Floating Rate Loan, is 1.58x. Please see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” for additional information.

With respect to Loan No. 10, 145 Clinton, which is part of a larger whole loan, the lockout period is required to be at least 24 payment dates beginning with and including the first payment date of January 6, 2019. Defeasance of the full $68.2 million whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 19, 2021. The assumed lockout period of 24 months is based on the expected closing date of the Benchmark 2018-B8 securitization in December 2018. The actual lockout period may be longer.

With respect to Loan No. 12, Kawa Mixed Use Portfolio, the lockout period will be at least 24 payment dates beginning with and including the first payment date of January 6, 2019. Defeasance of the full $74.5 million Kawa Mixed Use Portfolio Whole Loan is permitted after the date that is earlier to occur of (i) November 20, 2021 and (ii) two years after the date of the securitization of the last portion of the Kawa Mixed Use Portfolio Whole Loan. The assumed lockout period of 24 payment dates is based on the expected Benchmark 2018-B8 securitization closing date in December 2018. The actual lockout period may be longer.

With respect to Loan No. 15, DUMBO Heights Portfolio, the lockout period will be at least 27 payment dates beginning with and including the first payment date of October 6, 2018. Defeasance of the full $325.0 million DUMBO Heights Portfolio Whole Loan is permitted after the date that is earlier to occur of (i) August 30, 2021 and (ii) two years after the date of the securitization of the last portion of the DUMBO Heights Portfolio Whole

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Loan. The assumed lockout period of 27 payment dates is based on the expected Benchmark 2018-B8 securitization closing date in December 2018. The actual lockout period may be longer.

With respect to Loan No. 16, 5444 & 5430 Westheimer, which is part of a larger whole loan, the lockout period will be at least 25 payment dates beginning with and including the first payment date of December 6, 2018. Prepayment of the full $51.0 million whole loan along with the payment of a yield maintenance premium is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 23, 2021. The assumed lockout period of 25 months is based on the expected closing date of the Benchmark 2018-B8 securitization in December 2018. The actual lockout period may be longer.

With respect to Loan No. 18, Moffett Towers II – Building 1, the lockout period will be at least 24 payment dates beginning with and including the November 2018 payment date. Defeasance of the full $168.0 million Moffett Towers II – Building 1 Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that holds the last portion of the Moffett Towers II – Building 1 Whole Loan to be securitized and (ii) July 13, 2021. The borrower is also permitted to prepay the Moffett Towers II – Building 1 Whole Loan on or after the payment date in September 2020 with a payment of a yield maintenance premium. The assumed defeasance lockout period of 24 payment dates is based on the expected Benchmark 2018-B8 securitization closing date in December 2018. The actual lockout period may be longer.

(15)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed, renovated and/or acquired.

With respect to Loan Nos. 2, 6, 7, 10, 12, 13, 14, 17, 18, 20, 21, 25, 26, 31, 32, 33, 34, 35, 37, 38 and 41, Staples Strategic Industrial, 590 East Middlefield, 3 Huntington Quadrangle, 145 Clinton, Kawa Mixed Use Portfolio, Briar Hill at Manchester, Residence Inn Boise City Center, Faurecia Columbus, Moffett Towers II - Building 1, Missouri Falls, Douglasville Pavilion, 1421 West Shure Drive, Safeway Olney, The Shoppes of Kemah, Walnut Creek, 3603 Haven, 1076 Riverdale, Culver Exchange, Jewel-Osco Huntley, Shops on Navigation and Anthem Eastside Shops in each case, the related property is newly or recently acquired, renovated or built and some historical financials may not be available.

With respect to Loan No. 14, Residence Inn Boise City Center, the most recent financial information is based on 11 months of actual financials ending October 31, 2018 and one month of budget financials ending November 30, 2018.

(16)	In the case of certain mortgage loans, the UW NOI ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 1, Aventura Mall, the UW NOI ($) is over 10% higher than Most Recent NOI ($) primarily because of the inclusion of (i) the executed leases on the new expansion parcel which opened in November 2017 and (ii) is based on the February 2018 annualized rent roll. Underwritten base rent also includes $1.3 million of ground rent paid by Bloomingdales, Macy’s, Macy’s Men’s & Home, and Nordstrom and approximately $3.4 million of master lease rent for current leases that are out for signature. Contractual rent steps were underwritten through June 2019 totaling approximately $6.5 million, including the $1.5 million contractual rent step for the executed renewal of Victoria’s Secret that is scheduled to occur in August 2019.

With respect to Loan No. 7, 3 Huntington Quadrangle, the UW NOI is over 10% higher than Most Recent NOI. The increase from Most Recent NOI to UW NOI is primarily attributable to UW contractual rent steps of $898,033 and Catholic Health Services executing a newly signed lease for 35,699 square feet in July and August 2018 representing $803,205 of UW base rent.

With respect to Loan No. 8, Moffett Towers – Buildings E,F,G, the UW NOI ($) is over 10% higher than Most Recent NOI ($) is primarily from agreements with the sole tenant, Amazon, to lease the remainder of the space. The new leases make up 63.8% of annual rent and 58.2% of NRA.

With respect to Loan No. 11, Crowne Plaza Melbourne, the UW NOI ($) is over 10% higher than Most Recent NOI ($) because the property was substantially offline from September 2017 until October 2018 after being hit by Hurricane Irma.

With respect to Loan No. 15, DUMBO Heights Portfolio, the UW NOI is over 10% higher than Most Recent NOI. The increase from Most Recent NOI to UW NOI is primarily attributable to new leasing and the burn off of rent

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concessions associated with leasing up the DUMBO Heights Portfolio Properties post-renovation. All outstanding free rent, gap rent, and unfunded landlord obligations were reserved by the lender at origination.

With respect to Loan No. 20, Missouri Falls, the UW NOI ($) is over 10% higher than Most Recent NOI ($) because the largest two tenants, Envision Healthcare and Lane Terralever, signed leases in 2018 with material rent abatements ($1,199,827, representing 12 months of abated rent, and $377,435, representing seven months of abated rent, respectively). In addition, Legacy Air, a tenant which comprises 7.5% of the underwritten base rent, took occupancy of its space on November 1, 2018.

With respect to Loan No. 30, Glendale Corporate Center, the UW NOI ($) is over 10% higher than Most Recent NOI ($) as rent steps were underwritten for Bechtel Corporations occurring on November 1, 2018 from $22 per square foot to $23 per square foot, netting $71,885 in rental revenue increases. Fairfield Freight executed a new lease on November 1, 2017 for 16,210 square feet netting a rental revenue increase of $332,305.

With respect to Loan No. 33, 3603 Haven, the UW NOI ($) is over 10% higher than Most Recent NOI ($) is primarily from agreements with the sole tenant, EtaGen, to lease the remainder of the space. The new leases make up 32.6% of annual rent and 31.2% of NRA.

With respect to Loan No. 35, Culver Exchange, the UW NOI is over 10% higher than Most Recent NOI. The increase from Most Recent NOI to UW NOI is primarily attributable to the most recently executed Burgerim lease accounting for $107,865 of UW base rent, contractual rent steps of $33,056 and increased tenant reimbursements.

With respect to Loan No. 38, Shops on Navigation, the UW NOI is over 10% higher than Most Recent NOI. The increase from Most Recent NOI to UW NOI is primarily attributable to the recently executed EADO Optics lease at the mortgaged property accounting for $53,141 of UW base rent, contractual rent steps of $11,473 and increased tenant reimbursements.

With respect to Loan No. 41, Anthem Eastside Shops, the UW NOI ($) is over 10% higher than Most Recent NOI ($) as a result of new leases signed with Rosatis and Game On, whose lease term commenced in April 2018, and Red Star Vapor, whose lease term commenced in September 2017, while the UW NOI ($) does account for the foregoing rent payments. In connection therewith, JPMCB has underwritten $10,590 of rent steps. In addition, the overall CAM reimbursement amount increased with the increase in occupancy.

(17)	With respect to all hotel properties, except for the mortgage loan(s) listed below, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

With respect to Loan No. 10, 145 Clinton, the mortgaged property benefits from a 421-a tax abatement, which is scheduled to phase out completely by the 2039/2040 tax year. Taxes for the 2018/2019 tax year are estimated to be $363,020 ($73,647 of which accounts for Lower East Side Business Improvement District taxes) after the tax abatement (the 2018/2019 taxes absent the 421-a tax abatement would be $1,429,083). The lender underwrote real estate taxes based on the 10-year forward average of property taxes (under 421-a tax abatement) under static assessed asset value.

With respect to Loan No. 17, Faurecia Columbus, the mortgaged property is subject to a ten-year property tax abatement, which commenced upon completion of construction of the improvements in 2016 and which expires in 2026. During the first year of the tax abatement, 100% of the taxes attributed to the improvements are abated (taxes paid on the land are assessed at the full value of the land). The incentive declines over the ten year period, and during the final year of the program, 5% of the taxes attributed to the improvements are abated. Estimated taxes based on the assessed value of the mortgaged property (including the tax abatement) during the 2018 year (which are payable in 2019) are $102,253, and estimated taxes during the final year of the program (the 2025 tax year, which are payable in 2026) are expected to be $445,775.

With respect to Loan No. 19, TripAdvisor HQ, the mortgaged property benefits from a 13 year Tax Increment Financing (“TIF”) Plan, of which the mortgaged property is in Year 4, and which is expected to phase out completely in 2027/2028. The TIF calls for an exemption from real estate taxation on the “real estate increment” created by the project, and exempts 76% for Years 1-5, and 1% from Years 6-13. TripAdvisor is responsible for paying taxes directly to the Town of Needham, and is responsible for obtaining and confirming any applicable exemption from real estate taxes for the mortgaged property that may be available to TripAdvisor under any TIF.

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The lender underwrote the appraiser’s estimate of a market real estate tax expense that does not include a TIF, and reimbursed it in full.

With respect to Loan No. 22, 636 11th Avenue, the mortgaged property is in year 11 of a 12-year Industrial and Commercial Incentive Program (“ICIP”) tax abatement, which is scheduled to phase out completely in 2020/2021. Taxes for (i) the 2018/2019 year are estimated to be $7,722,222 after the ICIP abatement (the 2018/2019 taxes before the ICIP abatement would be $8,883,173, for a difference of $1,160,952), and (ii) the 2019/2020 year are estimated to be $8,815,199 after the ICIP abatement (the 2019/2020 taxes before the ICIP abatement would be $9,395,675, for a difference of $580,476). The lender underwrote real estate taxes based on the real estate taxes including the exemption.

(18)	Except for the mortgage loan(s) listed below, the UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

With respect to Loan No. 4, Saint Louis Galleria, Monthly Debt Service ($),Total Pari Passu Annual Debt Service, and Additional Debt Annual Debt Service are calculated based on the sum of the first 12 principal and interest payments after the expiration of the interest only period based on the assumed principal and interest payment schedule set forth in Annex I in the Prospectus. Accordingly, Current Balance ($), Maturity/ARD Balance ($), Monthly Debt Service ($), UW NOI DSCR, UW NCF DSCR all reflect this payment schedule and a fixed interest rate of 4.99677083333333%.

(19)	In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.
With respect to Loan No. 8, Moffett Towers – Buildings E,F,G, there are two associations which run the common area and amenities parcel which are available to the owners and tenants at the mortgaged property (the members of which are the owners of the buildings), in a structure similar to how a condominium association functions. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” in the Prospectus for additional information.

With respect to Loan No. 10, 145 Clinton, the mixed use building is subject to a condominium regime comprised of (i) the mortgaged property, which consists of two retail units that secure the 145 Clinton Whole Loan, and (ii) three residential units, which are comprised of 211 residences and are not collateral for the 145 Clinton Whole Loan. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” for additional information.

With respect to Loan No. 12, Kawa Mixed Use Portfolio, the borrower has a leasehold interest in the Northland Innovation Campus mortgaged property. Taxable Industrial Development Revenue Bonds (Northland Innovation Center Project), Series 2015, in the maximum principal amount of $17,700,000 (the “Northland Chapter 100 Bonds”) were issued by the City of Gladstone, Missouri, to finance the acquisition and construction of the Northland Innovation Campus mortgaged property improvements. The Northland Chapter 100 Bonds are now held by KCP Fee Owner 4, LLC (the “Northland Innovation Campus Borrower”). In connection therewith, the Northland Innovation Campus property was leased by the City of Gladstone, Missouri to the Northland Innovation Campus mortgaged property Borrower pursuant to a lease agreement; rental payments under the lease agreement are offset against payments under the Northland Chapter 100 Bonds. The lease agreement allows the Northland Innovation Campus Borrower to mortgage and pledge its interest in the lease agreement to the lender as collateral security for the Kawa Mixed Use Portfolio loan. The lease agreement terminates on December 31, 2039 at which time the Northland Chapter 100 Bonds are cancelled and the Northland Innovation Campus Borrower is obligated to repurchase fee title to the Northland Innovation Campus property for $1,000. The interest of the Northland Innovation Campus Borrower in and to the Northland Chapter 100 Bonds and the lease agreement were assigned by the Northland Innovation Campus Borrower to the lender pursuant to the Kawa Mixed Use Portfolio loan documents. The Northland Innovation Campus property is exempt from payment of real estate taxes (except for an annual payment in lieu of real estate taxes equal to $2,046 under the lease agreement with the City of Gladstone, Missouri) through December 31, 2039. A portion of the parking for the Northland Innovation Campus property is provided on land adjacent to the Northland Innovation Campus property owned by the City of Gladstone and leased to the Northland Innovation Campus Borrower pursuant to a lease agreement date June 19, 2015 (the “Northland Innovation Campus Parking Lease”). The Northland Innovation Campus Parking Lease expires on December 31, 2039 and there are no extension options. The rent payable by the Northland Innovation Campus Borrower pursuant to the Northland Innovation Campus Parking Lease is $1 per year. The Northland Innovation Campus Borrower is permitted pursuant to the Kawa Mixed Use Portfolio loan documents to modify the Northland Innovation Campus Parking Lease to extend the term or,

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alternatively, may terminate the Northland Innovation Campus Parking Lease provided that suitable substitute parking facilities are obtained by the Northland Innovation Campus Borrower.

With respect to Loan No. 18, Moffett Towers II – Building 1, there is an association which runs the common area and amenities parcel and parking structure which are available to the owners and tenants at the mortgaged property (the members of which are the owners of the buildings), in a structure similar to how a condominium association functions. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” in the Prospectus for additional information.

With respect to Loan No. 19, TripAdvisor HQ, the mortgaged property consists of one unit in a condominium with a total of four units, of which two units are currently unimproved land. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” for additional information.

With respect to Loan No. 33, 3603 Haven, the mortgaged property consists of one of a two unit condominium regime. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” for additional information.

(20)	With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the prospectus for information related to mortgage loans secured by hotel properties.

With respect to Loan No. 3, Embassy Suites Anaheim, the related franchise agreement expires on September 30, 2035 with no extension options nor termination options.

(21)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 23, Glenn Hotel Downtown Atlanta, the borrower was required to provide a PIP Reserve of $2,860,000 via a letter of credit at origination.

With respect to Loan No. 24, 120 Bloomingdale Road, in connection with re-subdivision of the parking lot parcel of the mortgaged property and the subsequent termination of the related easement, the borrowers will be required to make a deposit into the Upfront Other Reserves ($) (i) an amount of $183,000 in the form of cash and/or a letter of credit, and (ii) in the event that the parking license agreement (“Bloomingdale’s Agreement”) entered into between Bloomingdale’s, Inc., as licensor, and the borrower, as licensee, is terminated, an amount equal to any returned pro-rated license fee in the amount of $252,000 paid to Bloomingdale’s, Inc. as required by the Bloomingdale’s Agreement. See “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans – Partial Releases” for further details.

With respect to Loan No. 30, Glendale Corporate Center, the Upfront Other Reserves ($) represents a reserve for outstanding tenant improvements and leasing commissions. In the event that the Largest Tenant, Bechtel Corporation, sends the lender a written request to transfer funds from the outstanding tenant improvement and leasing commission reserve to the outstanding free rent reserve and the borrower consents to such request, the lender will be required to promptly transfer the requested amount (to the extent on deposit in the reserve).

(22)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 1, Aventura Mall, if the related whole loan’s debt service coverage ratio (calculated in accordance with the mortgage loan documents) falls below 1.50x for two consecutive calendar quarters, monthly escrows for real estate taxes, insurance premiums (waived if a blanket policy is in place and there is no event of default continuing), replacement funds ($0.20 per square foot annually, subject to a cap of $487,003) and tenant rollover funds ($2.50 per square foot annually, subject to a cap of approximately $6,087,540) are required to be collected under the whole loan documents.

With respect to Loan No. 2, Staples Strategic Industrial, for so long as the tenants pay rent on a quarterly basis, quarterly rent reserves are required to be maintained. An amount necessary to fund all outstanding reserves

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and pay monthly debt service on the related whole loan for the month in which the quarterly rent payment is made (the “Monthly Required Payment Amount”) is required to be applied to such outstanding reserves and monthly debt service for such month, an amount equal to two times the Monthly Required Payment Amount is required to be held in a quarterly rent reserve account (to be applied on the next two succeeding monthly payment dates) and the excess is required to be disbursed to the borrower; provided no trigger period is continuing.

With respect to Loan No. 7, 3 Huntington Quadrangle, the mortgage loan is structured with a hard lockbox and springing cash management, provided that a cash flow sweep is currently in place, effective as of the origination date of the 3 Huntington Quadrangle loan. Funds from the cash flow sweep will be deposited into the TI/LC reserve until the balance in the TI/LC reserve reaches $3,000,000. Subsequent to the balance in the TI/LC reserve reaching $3,000,000, cash management will be springing upon a trigger period (as defined in the loan documents) and deposits into the TI/LC reserve will be springing (in an amount equal to approximately $42,596) upon the balance in the TI/LC reserve falling below $500,000. As a cash flow sweep is currently in place, Annex A-1 reflects cash management as in place.

With respect to Loan No. 9, Workspace, at any time that the monthly financial reports delivered to the lender pursuant to the mortgage loan documents show that actual operating expenses are more than 15% less than the budgeted expenses for the prior three month period tested on a quarterly basis (subject to reduction for expense savings documented in accordance with the mortgage loan documents), the borrower is required to deposit the difference between the budgeted and actual expenses for the three month period into the Monthly Other Reserve ($) as an operating expense reserve.

With respect to Loan No. 11, Crowne Plaza Melbourne, the borrower is required to make monthly deposits into the Monthly Capex Reserve ($) for FF&E (a) for the payment dates which occur in December 2018 through November 2019, $50,328, and (b) thereafter the greater of (i) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E or (ii) 1/12th of 4.0% of the operating income of the mortgaged property for the previous 12-month period as initially determined on the anniversary of the last day of the calendar month in which the closing date occurs and to be adjusted every three months thereafter.

With respect to Loan No. 16, 5444 & 5430 Westheimer, if on July 1, 2022, the balance of funds on deposit in the TI/LC reserve (such amount, the “2022 TI/LC Balance”) is less than the TI/LC Reserve Cap ($), beginning on the payment date occurring in July 2022, and on each subsequent payment date occurring during the remainder of calendar year 2022 (through and including the payment date occurring in December 2022), in lieu of depositing $29,167, the borrower is required to deposit into the TI/LC reserve, in equal monthly installments, an amount equal to 1/6th of the difference between the 2022 TI/LC Balance and the TI/LC Reserve Cap ($). For the avoidance of doubt, beginning with the payment date occurring in January 2023, and on each payment date thereafter, the borrower will recommence deposits of $29,167.

With respect to Loan No. 22, 636 11th Avenue, during the continuance of a cash sweep period caused by the sole tenant at the mortgaged property, The Ogilvy Group, Inc., (i) “going dark”, vacating, ceasing operations or abandoning 40% or more of the leased premises or (ii) giving notice or otherwise announcing in a public filing its intent to vacate, cease operations, go dark or otherwise abandon 40% or more of its leased space (a “Dark Trigger Event”), the borrower is required to deposit all excess cash flow into a reserve for tenant improvements and leasing commissions related to the leased premises instead of the excess cash flow reserve, provided that until the occurrence of the payment date in June 2027, no Dark Trigger Event is deemed to have occurred under the loan documents to the extent the tenant, WPP plc or WPP US Holdings, Inc. maintains an investment grade rating from S&P, Moody’s and Fitch and the lease for The Ogilvy Group, Inc. remains in full force and effect.

With respect to Loan No. 23, Glenn Hotel Downtown Atlanta, the borrower is required to deposit into the FF&E reserve the greater of (A) the amount required by the franchisor under the franchise agreement and (B) 1/12th of (i) for the first 12 monthly payment dates (December 2018 through November 2019) of the term of the mortgage loan, one percent (1%), (ii) for the subsequent 12 monthly payment dates (December 2019 through November 2020), two percent (2%), (iii) for the subsequent 12 monthly payment dates (December 2020 through November 2021), three percent (3%), and (iv) and for the remainder of the term of the mortgage loan, four percent (4%), in each case, of the greater of (x) the annual gross income for the mortgaged property for the preceding calendar year and (y) the approved annual budget for the mortgaged property for the current year.

With respect to Loan No. 28, Sheraton Music City, the requirement for the borrower to make monthly property improvement plan deposits into the Monthly Capex Reserve ($) is waived to the extent the borrower has

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deposited a letter of credit in the amount of at least 110% of the amount estimated by the lender to complete any property improvement plan related to the mortgaged property.

With respect to Loan Nos. 29 and 32, Trophy Club Plaza and Walnut Creek, in each case, the requirement for the borrower to make deposits into the Monthly Other Reserve ($) in the event of certain cash sweep event is waived to the extent the borrower has deposited a letter of credit.

With respect to Loan No. 38, Shops on Navigation, the borrower is required to deposit $2,236 into the TI/LC reserve on each payment date through and including December 2020. After such date, the borrower is required to deposit $1,580 into the TI/LC reserve. The TI/LC reserve is subject to a $85,000 cap.

(23)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 9, Workspace, in the event an individual mortgaged property is released in accordance with the loan documents (i) the TI/LC Reserve Cap ($) is required to be reduced by an amount equal to 1/12 of the product of $1.75 and the square footage of the mortgaged property being released and (ii) the Capex Reserve Cap ($) is required to be reduced by an amount equal to 1/12 of the product of $0.25 and the square footage of the mortgaged property being released.

With respect to Loan No. 17, Faurecia Columbus, the amount of funds on deposit in the Monthly Capex Reserve ($) at any given time may not exceed, in the aggregate, (i) $275,000 prior to the disbursement by the lender of an amount equal to the difference between (x) the amount currently on deposit in the Monthly Capex Reserve ($) and (y) $200,000, upon receipt by the lender of (A) confirmation from the sole tenant, Faurecia Emissions Control Technologies (“Faurecia”), that the replacements and repairs required to be made to the mortgaged property or requested by Faurecia in connection with borrower’s acquisition of the Property (collectively, “Replacements”) have been completed or (B) other evidence reasonably satisfactory to the lender that such Replacements have been completed, and (ii) thereafter, $200,000.

With respect to Loan No. 24, 120 Bloomingdale Road, the the TI/LC Reserve Cap ($) will be either (a) $420,000.00, if the Rollover Reserve Cap Reduction Criteria (defined below) is not satisfied or (b) $300,000.00, if the Rollover Reserve Cap Reduction Criteria is satisfied. “Rollover Reserve Cap Reduction Criteria” means each of the following: (i) the lender has received the following with respect to at least 80% of the space demised to The People of the State of New York (“NYS”), the Largest Tenant at the mortgaged property, under the its lease (A) satisfactory evidence that NYS has renewed its lease for a term of not less than five years and otherwise in accordance with the mortgage loan documents, and (B) an updated tenant estoppel certificate in form and substance reasonably satisfactory to the lender as set forth in the mortgage loan documents; (ii) the lender has received the following with respect to at least 80% of the space demised to Byram Healthcare Centers (“Byram”), the 2nd Largest Tenant at the mortgaged property, under the its lease (A) satisfactory evidence that Byram has renewed its lease for a term of not less than five years and otherwise in accordance with the mortgage loan documents, and (B) an updated tenant estoppel certificate in form and substance reasonably satisfactory to the lender as set forth in the mortgage loan documents; and (iii) achievement of a debt service coverage ratio of 1.70x or greater based upon the trailing six-month period immediately preceding the date of determination.

(24)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 9, Workspace, one or more of the Largest Tenant, 2nd Largest Tenant and/or 3rd Largest Tenant at the following properties are subleasing all or a portion of its space: 4217 East Cotton Center Boulevard, 4630 Woodland Corporate Boulevard, 9306-9324 East Broadway Avenue, 3102, 3104 and 3110 Cherry Palm, 111 Kelsey Lane, 7624 Bald Cypress Place, 4631 Woodland Corporate Boulevard, 3 Country View Road, 1200 Liberty Ridge Drive, 333 Phoenixville Pike, 777 West Yamato Road and 13621 Northwest 12th Street.

With respect to Loan No. 9, Workspace – 3 Country View Road, the Largest Tenant, Ellucian Company L.P., subleases 13,217 square feet to Radiate Media LLC. The remaining 56,783 square feet leased by Ellucian Company L.P. is dark.

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With respect to Loan No. 12, Kawa Mixed Use Portfolio – Gavilon Headquarters, the Largest Tenant, The Gavilon Group, LLC, currently subleases 39,293 square feet (the entire fifth floor and a portion of the fourth floor) to MetLife through September 2028. MetLife has a one-time right, effective August 31, 2025, to terminate its sublease, provided that, MetLife gives not less than 12 months and not more than 15 months prior notice and pays a termination fee equal to three months of rent as of the effective date of termination plus The Gavilon Group, LLC’s unamortized leasing costs with respect to the 39,293 square feet of subleased space.

With respect to Loan No. 16, 5444 & 5430 Westheimer, the 2nd Largest Tenant, AECOM Technology Corp, subleases 28,621 square feet to Fiesta Mart and 19,337 square feet to Swagger Media and Versa Creative Group.

With respect to Loan No. 37, Jewel-Osco Huntley, the sole tenant, New Albertsons, LP, has sublet all of its premises to Jewel Food Stores, Inc. and American Drug Stores LLC, each an affiliate of Albertsons.

(25)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 8, Moffett Towers – Buildings E,F,G, the sole tenant, Amazon, leases 452,106 square feet within Building F and G, with an expiration date of June 30, 2030, and 224,492 square feet within Building E with an expiration date of February 28, 2024.

With respect to Loan No. 9, Workspace – 1500 Liberty Ridge Drive, the Largest Tenant, ELAP Services, LLC leases 32,840 square feet expiring in November 2021 and 7,141 square feet currently MTM.

With respect to Loan No. 9, Workspace – 750 Park of Commerce Road, the 2nd Largest Tenant, MiX Telematics North America, Inc., leases 7,390 square feet expiring in August 2022 and 2,870 square feet expiring in July 2019.

(26)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No 8, Moffett Towers - Buildings E,F,G, if the borrower fails to deliver Building F to the Largest Tenant, Amazon, in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

With respect to Loan No. 10, 145 Clinton, the 3rd Largest Tenant, Time Warner Cable, has a one-time right to terminate its lease if the loan sponsor fails to deliver its space within eight months after Time Warner Cable and the loan sponsor’s mutual approval of buildout plans, which is anticipated to be January 2019, implying a September 2019 termination option.

With respect to Loan No. 12, Kawa Mixed Use Portfolio – Northland Innovation Campus, the 3rd Largest Tenant, Edward D. Jones & Co, LP, has the option to terminate its lease on September 30, 2022 and September 30, 2024 with 180 days’ notice and payment of a termination fee equal to four months’ rent and unamortized tenant improvement and leasing commission costs paid on the initial term of the lease.

With respect to Loan No. 16, 5444 & 5430 Westheimer, the Largest Tenant, Capital One, has a one-time right to terminate its lease at any time on or after February 1, 2022, with (i) 12 months’ prior written notice and (ii) payment of a termination fee. The 2nd Largest Tenant, AECOM Technology Corp, has a one-time right, with 12 months’ prior written notice and payment of a contraction fee, to reduce its leased premises (“Contraction Space”) by a full floor of the leased premises, or a portion of the leased premises of at least 5,000 square feet located on one floor of the leased premises, and if the leased premises consists only of full floors, then the Contraction Space must be (i) in the case of a full floor, the floor that is the highest floor of the leased premises in the building, and (ii) in the case of less than a full floor, be located, on the floor that is the highest floor of the leased premises in the building, and if the leased premises consists of full and partial floors, then the Contraction Space must include all of the space on said partial floor; provided, the contraction option must be exercised

 A-1-37

effective as of February 28, 2021. The 3rd Largest Tenant, Alliant Insurance Services, has a one-time right, with 12 months’ prior written notice and payment of a contraction fee, to reduce its leased premises by up to a full floor of the leased premises; provided, the contraction option must be exercised effective as of August 31, 2020.

With respect to Loan No. 24, 120 Bloomingdale Road, the 3rd Largest Tenant, Cabanillas & Associates, has a one-time option to terminate its lease related to a portion that consists of 10,084 square feet (the “Released Premises”) of its leased premises (consisting of 16,814 square feet), effective on October 31, 2020, with 365 days’ prior written notice and payment of termination fee in the amount equal to (i) the proportionate amount (based on the size of the Released Premises as related to the tenant’s entire premises) of the landlord’ cost to complete the landlord’s work required by the related lease; and (ii) any leasing commissions actually paid by the landlord in connection with the initial term of the related lease.

With respect to Loan No. 30, Glendale Corporate Center, the Largest Tenant, Bechtel Corporation, has a one-time early termination option on or after July 31, 2025, with nine months’ prior written notice and payment of termination fee equal to the sum of (a) the unamortized amount of leasing commissions remaining as of the termination date (amortized on a straight line basis over the extended term and using a 6% interest rate), (b) the unamortized amount of the tenant improvement allowance remaining as of the termination date (amortized on a straight line basis over the extended term and using an 6% interest rate) and (c) the unamortized amount of the sum of the give back space monthly base rent abatement amount and the remaining premises monthly base rent abatement amount remaining as of the termination date (amortized on a straight line basis over the extended term and using a 6% interest rate), as consideration for and as a condition precedent to such early termination.

With respect to Loan No. 35, Culver Exchange, the 3rd Largest Tenant, Starbucks, has the right to terminate its lease with at least 120 days’ notice and payment of a termination fee equal to $35,000.

(27)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

With respect to Loan No. 1, Aventura Mall, the full names of the Principal / Carveout Guarantor are Simon Property Group, L.P., Jacquelyn Soffer and Jeffrey Soffer. The obligations and liabilities of the carveout guarantors under the nonrecourse carve-out guaranty are capped at $350,000,000 in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of lender’s rights under the guaranty.

With respect to Loan No. 5, 10 Brookline Place, there is no Carveout Guarantor.

(28)	The classification of the lockbox and cash management types is described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Loan No. 1, Aventura Mall, the borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a Soft Springing Hard Lockbox for rents from the master lease and a Hard Lockbox for the remaining tenants at the mortgaged property. Following the occurrence and during the continuance of either (x) a period commencing on the occurrence of the debt service coverage ratio based on the trailing four calendar quarters falling below 1.50x for two consecutive calendar quarters until cured in accordance with the loan documents, and/or (y) any of the following: (i) an event of default, (ii) bankruptcy of the borrower, (iii) bankruptcy of the property manager, or (iv) the period of time commencing on the date on which the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.35x for two consecutive calendar quarters until cured in accordance with the loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account. The rent payable under the master lease is required to be reduced in connection with the leasing to retail tenants of space within the portions of the mortgaged property covered by the master lease (so long as the tenant under any such lease has taken occupancy and has commenced the payment of rent and the rent payable is above certain thresholds set forth in the master lease). The master lease will terminate on the earliest to occur of (i) the earlier to occur of (A) the date on which the annual rent under the master lease is reduced to $0 or (B) the date on which the annualized lease payments under all leases (not including percentage rent) at the mortgaged property exceeds $181,850,000; (ii) July 1,

 A-1-38

2038; or (iii) the date on which the cancellation fee made by the master lessee to the lender in connection with cancelling the master lease at the master lessee’s election after the lender has provided notice that the lender has succeeded to the interest of the master lessor under the master lease by foreclosure, deed in lieu thereof or otherwise.

With respect to Loan No. 7, 3 Huntington Quadrangle, the loan is structured with a hard lockbox and in place cash management as of the origination date of the 3 Huntington Quadrangle loan and a cash flow sweep is currently in place. Funds from the cash flow sweep will be deposited into the TI/LC Reserve until the balance in the TI/LC Reserve reaches $3,000,000. Subsequent to the balance of the TI/LC Reserve reaching $3,000,000, the 3 Huntington Quadrangle loan will be subject to springing cash management upon the occurrence of a trigger period.

With respect to Loan No. 36, Storgard Self Storage, the related loan documents do not require a lockbox or cash management account.

(29)	With respect to Loan No. 4, Saint Louis Galleria, the related Whole Loan will initially be serviced by the master servicer and special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related lead servicing Companion Loan is securitized, it is anticipated that the related Whole Loan will be serviced under and by the master servicer and special servicer designated in the related pooling and servicing agreement entered into in connection with such securitization.

(30)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness” and “—Other Indebtedness” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 1, Aventura Mall, the loan documents permit the pledge of direct or indirect equity interests in the borrower to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets, so long as the value of the property does not, in the aggregate, represent more than 20% of the value of all the collateral to be pledged, encumbered, granted or otherwise assigned or given as collateral for such corporate or parent level credit facility. There is no requirement for an intercreditor agreement.

With respect to Loan No. 1, Aventura Mall, the loan agreement permits the borrower to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and rating agency confirmation.

With respect to Loan No. 3, Embassy Suites Anaheim, the loan documents permit the borrower to enter into a property assessed clean energy (PACE) financing for an amount not to exceed $2.5 million, subject to satisfaction of the following conditions, including, but not limited to: (i) such PACE loan is unsecured, (ii) the combined loan to “as-is” appraised value of the mortgaged property is 64.4%, (iii) a combined debt service coverage ratio of 1.42x (iv) a combined debt yield of no less than 8.4%, (v) the proposed capital improvements to be funded from such PACE loan are approved by the lender and the proceeds are deposited with the lender into a separate account, (vi) such PACE loan has no recourse to the borrower and no remedies other than through property tax assessments, (vii) the monthly deposits required to be made by borrower into the ongoing real estate tax reserve will increase in proportion to the amounts due under such PACE loan and (viii) the lender has received rating agency confirmation from each applicable rating agency.

With respect to Loan No. 5, 10 Brookline Place, the loan documents permit the single purpose entity principal of the borrower, any affiliated manager or any equity owner pledge a security interest in up to 75% of the direct ownership interests in HSRE-BP, LLC, which is the owner of 100% of the direct equity interests in the borrower, to an Institutional Investor (as defined in the Mortgage Loan documents), subject to the satisfaction of certain terms and conditions. Please see “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness” for additional information.

With respect to Loan No. 15, the DUMBO Heights Portfolio Loan Combination is structured with $300,000,000 of subordinate debt which consists of two B notes with an aggregate original principal balance equal to $145,000,000 with a 5.40000% coupon, a mezzanine A loan with an original principal balance equal to $80,000,000 with a 5.70000% coupon and a mezzanine B loan with an original principal balance equal to

 A-1-39

$75,000,000 with a 7.10000% coupon, all of which are full term interest only and are coterminous with the senior mortgage loan.

With respect to Loan No. 17, Faurecia Columbus, the loan documents permit (a) a pledge (but not a transfer) by Livingston Street Depositor Holdings I, LLC (“Depositor Holdings”), the sole member of LSC Depositor FAUR MC3, LLC (“Depositor”), the sole member of the borrower, of up to 100% of its direct ownership interest in Depositor pursuant to any pledge agreement entered into to secure the obligations of Depositor Holdings, and (b) a pledge (but not a transfer) by Livingston Street DST Venture, LLC (“DST Venture”), the sole member of Depositor Holdings, of up to 100% of its direct ownership interest in Depositor Holdings pursuant to any pledge agreement entered into to secure the obligations of DST Venture and/or Depositor Holdings (each of the foregoing (a) or (b), a “Permitted Pledge”), in each of the foregoing cases, in connection with the applicable party incurring certain term loans. Please see “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness” for additional information.

With respect to Loan No. 28, Sheraton Music City, there is an outstanding key money loan from the franchisor to the previous owner of the mortgaged property and assumed by the borrower pursuant to the franchise agreement, in the original amount of $825,000 (the “Key Money Debt”), which is required to be amortized through May 25, 2019. The outstanding amount of the Key Money Debt as of June 6, 2016, was $183,333.20. Please see “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness” for additional information.

 A-1-40

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-2

Trust Cut-off Date Balances
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

$4,745,000	-	$9,999,999	7	$43,890,000	4.2%	5.17769%	116	1.56x	9.7%	60.0%	55.8%
$10,000,000	-	$19,999,999	12	169,004,503	16.1	5.10481%	119	1.65x	10.7%	65.2%	59.9%
$20,000,000	-	$24,999,999	4	86,995,000	8.3	4.59340%	117	2.37x	11.8%	57.8%	57.8%
$25,000,000	-	$49,999,999	13	472,027,960	45.0	4.95922%	106	2.20x	12.2%	55.3%	53.2%
$50,000,000	-	$60,000,000	5	277,100,000	26.4	4.70115%	118	2.10x	11.2%	51.0%	50.1%
Total / Wtd. Avg:			41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

Mortgage Rates
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

3.89397%	-	3.99999%	1	$25,000,000	2.4%	3.89397%	112	2.00x	11.5%	46.8%	42.8%
4.00000%	-	4.49999%	5	206,800,000	19.7	4.16061%	108	2.75x	11.9%	42.4%	42.4%
4.50000%	-	4.99999%	14	353,350,332	33.7	4.87771%	119	1.92x	11.1%	60.3%	57.5%
5.00000%	-	5.94000%	21	463,867,131	44.2	5.28570%	110	1.90x	11.7%	59.7%	57.0%
Total / Wtd. Avg:			41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

Original Term to Maturity/ARD in Months(1)(2)
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

60	2	$61,270,000	5.8%	4.67418%	59	2.82x	13.1%	41.2%	41.2%
61	1	40,000,000	3.8	5.37200%	55	3.60x	21.6%	35.4%	35.4%
84	1	4,745,000	0.5	5.57800%	83	1.25x	9.3%	65.0%	61.5%
116	1	25,000,000	2.4	3.89397%	112	2.00x	11.5%	46.8%	42.8%
120	36	918,002,463	87.5	4.91075%	119	1.97x	11.0%	58.3%	55.9%
Total / Wtd. Avg:	41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

Remaining Term to Maturity/ARD in Months(1)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

55	-	84	4	$106,015,000	10.1%	4.97792%	58	3.04x	16.2%	40.1%	39.9%
85	-	119	21	581,984,963	55.5	4.80559%	118	2.08x	11.7%	55.2%	52.2%
120	-	120	16	361,017,500	34.4	5.00987%	120	1.79x	9.9%	62.5%	60.9%
Total / Wtd. Avg:			41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

A-2-1

ANNEX A-2

Original Amortization Term in Months
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

Interest Only	23	$733,694,300	69.9%	4.80037%	110	2.26x	11.5%	54.3%	54.3%
360	18	315,323,163	30.1	5.10955%	118	1.65x	11.6%	60.5%	53.1%
Total / Wtd. Avg:	41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

Remaining Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

Interest Only			23	$733,694,300	69.9%	4.80037%	110	2.26x	11.5%	54.3%	54.3%
354	-	359	4	103,098,163	9.8	5.39151%	118	1.79x	13.3%	60.2%	50.2%
360	-	360	14	212,225,000	20.2	4.97257%	118	1.59x	10.7%	60.7%	54.5%
Total / Wtd. Avg:			41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

Amortization Types
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

Interest Only	20	$634,444,300	60.5%	4.80988%	109	2.32x	11.9%	53.2%	53.2%
IO-Balloon	12	176,040,000	16.8	4.91294%	117	1.61x	10.8%	59.6%	54.1%
Balloon	5	113,348,163	10.8	5.35828%	118	1.77x	13.1%	61.0%	50.8%
ARD-Interest Only	3	99,250,000	9.5	4.73962%	117	1.88x	9.6%	61.8%	61.8%
ARD-IO-Balloon	1	25,935,000	2.5	5.35700%	120	1.44x	10.4%	64.8%	56.6%
Total / Wtd. Avg:	41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

Partial Interest Only Periods
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

12	-	24	4	$50,035,000	4.8%	5.19159%	120	1.45x	10.4%	64.9%	56.3%
36	-	36	2	19,645,000	1.9	5.09410%	110	1.61x	11.0%	71.4%	64.1%
60	-	60	7	132,295,000	12.6	4.86771%	118	1.63x	10.8%	56.9%	52.2%
Total / Wtd. Avg:			13	$201,975,000	19.3%	4.96996%	118	1.59x	10.7%	60.3%	54.4%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)(3)
						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

1.20x	-	1.49x	10	$200,035,879	19.1%	5.37935%	119	1.39x	9.1%	64.2%	60.0%
1.50x	-	1.74x	10	222,991,253	21.3	5.04289%	119	1.67x	10.7%	61.1%	57.0%
1.75x	-	1.99x	7	139,883,250	13.3	5.05977%	105	1.83x	10.0%	61.5%	60.4%
2.00x	-	2.24x	3	122,000,000	11.6	4.52475%	118	2.16x	11.3%	56.1%	55.3%
2.25x	-	3.89x	11	364,107,082	34.7	4.59421%	106	2.77x	14.1%	46.7%	45.8%
Total / Wtd. Avg:			41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

A-2-2

ANNEX A-2

Cut-off Date LTV Ratios(2)(4)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

28.1%	-	39.9%	2	$70,000,000	6.7%	4.80543%	56	3.72x	19.5%	32.3%	32.3%
40.0%	-	49.9%	4	181,800,000	17.3	4.15184%	117	2.49x	11.3%	43.8%	43.3%
50.0%	-	59.9%	12	281,726,534	26.9	4.96587%	112	2.09x	12.5%	53.9%	51.0%
60.0%	-	69.9%	19	465,870,929	44.4	5.13305%	119	1.71x	10.0%	64.3%	62.0%
70.0%	-	73.4%	4	49,620,000	4.7	5.07106%	119	1.56x	10.7%	71.8%	64.9%
Total / Wtd. Avg:			41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

LTV Ratio at Maturity/ARD(1)(2)(4)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity/ARD Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

28.1%	-	39.9%	2	$70,000,000	6.7%	4.80543%	56	3.72x	19.5%	32.3%	32.3%
40.0%	-	49.9%	7	286,191,534	27.3	4.47728%	118	2.26x	11.9%	47.4%	44.5%
50.0%	-	54.9%	7	144,485,750	13.8	5.05721%	106	2.11x	12.2%	53.5%	51.9%
55.0%	-	59.9%	8	141,265,879	13.5	5.15028%	119	1.82x	11.5%	62.5%	56.4%
60.0%	-	68.1%	17	407,074,300	38.8	5.05355%	119	1.74x	9.7%	65.2%	64.2%
Total / Wtd. Avg:			41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

Type of Mortgaged Properties
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type	Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

Office
Suburban	97	$297,397,225	28.4%	95.2%	2.13x	11.7%	58.5%	57.7%
CBD	9	155,741,174	14.8	98.9%	2.66x	12.3%	46.7%	46.1%
Subtotal:	106	$453,138,400	43.2%	96.5%	2.31x	11.9%	54.5%	53.7%

Retail
Anchored	7	$123,342,500	11.8%	94.5%	1.75x	10.0%	65.5%	63.0%
Super Regional Mall	2	115,000,000	11.0	94.8%	2.14x	11.1%	45.9%	43.8%
Unanchored	4	24,720,000	2.4	95.4%	1.27x	9.1%	63.3%	57.9%
Freestanding	3	22,477,738	2.1	100.0%	1.78x	9.3%	59.4%	59.4%
Subtotal:	16	$285,540,238	27.2%	95.1%	1.87x	10.3%	56.9%	54.5%

Hotel
Full Service	4	$128,636,081	12.3%	65.6%	1.89x	13.0%	57.0%	51.5%
Extended Stay	1	30,462,082	2.9	78.9%	2.34x	16.0%	57.4%	46.9%
Subtotal:	5	$159,098,163	15.2%	68.2%	1.97x	13.6%	57.1%	50.6%

Industrial
Warehouse/Distribution	8	$56,100,000	5.3%	100.0%	1.72x	9.5%	62.6%	62.6%
Flex	2	33,177,953	3.2	100.0%	1.53x	10.3%	65.0%	58.6%
Subtotal:	10	$89,277,953	8.5%	100.0%	1.65x	9.8%	63.5%	61.1%

Multifamily
Garden	1	$31,270,000	3.0%	98.8%	1.79x	9.8%	53.8%	53.8%
Subtotal:	1	$31,270,000	3.0%	98.8%	1.79x	9.8%	53.8%	53.8%

Self Storage
Self Storage	2	$12,500,000	1.2%	92.3%	1.94x	10.6%	55.6%	51.6%
Subtotal:	2	$12,500,000	1.2%	92.3%	1.94x	10.6%	55.6%	51.6%

Flex
Office/Industrial	58	$10,708,125	1.0%	93.3%	3.60x	21.6%	35.4%	35.4%
Industrial	1	190,625	0.0	72.7%	3.60x	21.6%	35.4%	35.4%
Subtotal:	59	$10,898,750	1.0%	92.9%	3.60x	21.6%	35.4%	35.4%

Mixed Use
Office/Education	1	$7,293,960	0.7%	91.9%	1.85x	9.8%	65.8%	65.8%
Subtotal:	1	$7,293,960	0.7%	91.9%	1.85x	9.8%	65.8%	65.8%

Total / Wtd. Avg:	200	1,049,017,463	100.0%	92.0%	2.08x	11.6%	56.2%	54.0%

A-2-3

ANNEX A-2

Mortgaged Properties by Location
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

California	7	201,200,000	19.2	95.2%	2.12x	11.3%	51.6%	50.7%
New York	9	166,426,895	15.9	94.9%	2.23x	11.1%	58.2%	58.2%
Florida	47	112,338,691	10.7	70.5%	2.32x	12.6%	48.6%	45.2%
Texas	5	73,617,500	7.0	91.1%	1.95x	10.8%	65.2%	63.6%
Massachusetts	2	73,150,000	7.0	100.0%	2.07x	9.9%	54.2%	54.2%
Missouri	3	69,230,872	6.6	96.7%	1.71x	11.0%	54.4%	50.9%
Georgia	3	46,429,453	4.4	89.9%	2.06x	13.0%	57.3%	53.1%
Arizona	17	44,794,063	4.3	88.8%	2.29x	13.3%	54.6%	51.8%
Indiana	2	35,299,830	3.4	100.0%	1.51x	10.2%	64.2%	58.2%
Maryland	2	31,367,775	3.0	100.0%	1.72x	9.2%	61.7%	61.7%
New Jersey	1	31,270,000	3.0	98.8%	1.79x	9.8%	53.8%	53.8%
Idaho	1	30,462,082	2.9	78.9%	2.34x	16.0%	57.4%	46.9%
Illinois	2	23,670,000	2.3	100.0%	1.70x	11.0%	67.2%	63.4%
Nebraska	1	16,526,174	1.6	100.0%	1.85x	9.8%	65.8%	65.8%
Pennsylvania	69	16,101,250	1.5	88.0%	3.60x	21.6%	35.4%	35.4%
North Carolina	1	14,900,000	1.4	99.1%	1.72x	11.5%	73.4%	64.9%
Tennessee	1	14,895,750	1.4	76.7%	1.82x	11.8%	60.4%	50.0%
Utah	1	10,250,000	1.0	100.0%	1.64x	11.3%	68.8%	56.6%
Michigan	1	7,242,953	0.7	100.0%	1.85x	9.8%	65.8%	65.8%
Ohio	1	6,895,718	0.7	100.0%	1.72x	9.5%	62.6%	62.6%
Minnesota	20	6,748,973	0.6	91.5%	3.17x	18.8%	41.7%	41.7%
Connecticut	2	5,672,284	0.5	100.0%	1.72x	9.5%	62.6%	62.6%
Virginia	1	5,500,000	0.5	85.8%	1.50x	9.9%	59.9%	50.8%
Wisconsin	1	5,027,201	0.5	100.0%	1.72x	9.5%	62.6%	62.6%

Total / Wtd. Avg:	200	$1,049,017,463	100.0%	92.0%	2.08x	11.6%	56.2%	54.0%

Prepayment Protection
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

Defeasance	24	$592,659,213	56.5%	4.91664%	115	1.98x	11.1%	57.2%	54.5%
Yield Maintenance	14	346,558,250	33.0	5.00796%	106	2.15x	12.4%	56.2%	54.5%
Defeasance or Yield Maintenance	3	109,800,000	10.5	4.40546%	117	2.36x	11.4%	50.6%	49.7%
Total / Wtd. Avg:	41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

Loan Purpose
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)	Ratio(2)(4)	Maturity/ARD(1)(2)(4)

Refinance	22	$561,069,084	53.5%	4.79816%	110	2.27x	12.3%	52.1%	50.0%
Acquisition	16	393,678,379	37.5	5.04419%	119	1.85x	10.8%	61.9%	59.1%
Recapitalization	2	56,270,000	5.4	4.66031%	83	1.88x	10.6%	50.7%	48.9%
Recapitalization/Acquisition	1	38,000,000	3.6	5.08000%	120	1.85x	9.8%	65.8%	65.8%
Total / Wtd. Avg:	41	$1,049,017,463	100.0%	4.89331%	112	2.08x	11.6%	56.2%	54.0%

(1) In the case of Loan Nos. 2, 17, 19 and 22, each with an anticipated repayment date, Remaining Loan Term and LTV Ratio at Maturity/ARD are calculated as of the related anticipated repayment date.

(2) In the case of Loan Nos. 1, 2, 4, 5, 8, 9, 10, 12, 15, 16, 18, 19, 22, 25 and 28, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and LTV Ratio at Maturity/ARD calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 3, 4, 7, 8, 9, 13, 15, 18 and 21, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV calculations exclude the related Subordinate Companion Loan(s) and/or related mezzanine loan(s). See footnote 2 to the Mortgage Loan Information table in the Workspace loan description below for more information on the calculations of UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date LTV with respect to Loan No. 9.

(3) In the case of Loan No. 4, the UW NCF DSCR is calculated using the sum of the whole loan principal and interest payments over the first 12 amortizing payments based on the assumed principal payment schedule provided on Annex I to the Prospectus.

(4) In the case of Loan Nos. 3, 5, 8, 11, 12, 18, 20, 23, 33 and 34, the Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Prospectus for additional details.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Annex A-3	Benchmark 2018-B8

Aventura Mall

A-3-2

Annex A-3	Benchmark 2018-B8

Aventura Mall

A-3-3

Annex A-3	Benchmark 2018-B8

Aventura Mall

A-3-4

Annex A-3	Benchmark 2018-B8

Aventura Mall

A-3-5

Annex A-3	Benchmark 2018-B8

Aventura Mall

A-3-6

Annex A-3	Benchmark 2018-B8

Aventura Mall

A-3-7

Annex A-3	Benchmark 2018-B8

Aventura Mall

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee
		Property Type - Subtype:	Retail – Super Regional Mall
Original Principal Balance(3):	$60,000,000	Net Rentable Area (SF):	1,217,508
Cut-off Date Principal Balance(3):	$60,000,000	Location:	Aventura, FL
% of Pool by IPB:	5.7%	Year Built / Renovated:	1983 / 2017
Loan Purpose:	Refinance	Occupancy(5):	92.8%
Borrower:	Aventura Mall Venture	Occupancy Date:	2/14/2018
Sponsors:	Simon Property Group, L.P.,	Number of Tenants:	288
	Jacquelyn Soffer, Jeffrey Soffer	2015 NOI:	$109,025,339
Interest Rate:	4.12125%	2016 NOI:	$110,653,403
Note Date:	6/7/2018	2017 NOI:	$115,240,562
Maturity Date:	7/1/2028	TTM NOI (as of 3/2018):	$118,291,397
Interest-only Period:	120 months	UW Economic Occupancy(5):	92.9%
Original Term:	120 months	UW Revenues:	$185,479,647
Original Amortization:	None	UW Expenses:	$30,620,668
Amortization Type:	Interest Only	UW NOI(6):	$154,858,979
Call Protection(4):	L(29),Def(84),O(7)	UW NCF(6):	$151,571,708
Lockbox / Cash Management:	Hard; Master Lease Rents (Soft	Appraised Value / Per SF:	$3,450,000,000 / $2,834
	Springing) / Springing
Additional Debt:	Yes
Additional Debt Balance:	$1,346,700,000 / $343,300,000
Additional Debt Type:	Pari Passu / Subordinate Debt

Escrows and Reserves(7)				Financial Information(3)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$1,155	$1,437
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$1,155	$1,437
Replacement Reserves:	$0	Springing	$487,003	Cut-off Date LTV:	40.8%	50.7%
TI/LC:	$0	Springing	$6,087,540	Maturity Date LTV:	40.8%	50.7%
Other(7):	$26,168,910	$0	N/A	UW NCF DSCR:	2.58x	2.07x
				UW NOI Debt Yield:	11.0%	8.8%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Whole Loan	$1,750,000,000	100.0%		Existing CMBS Mortgage Loan Payoff	$1,230,695,723	70.3%
		%		Construction Debt Payoff (Expansion)	200,853,019	11.5%
				Upfront Reserves	26,168,910	1.5%
				Closing Costs	13,967,630	0.8%
				Return of Equity	278,314,718	15.9%
Total Sources	$1,750,000,000	100.0%		Total Uses	$1,750,000,000	100.0%

(1)	The Aventura Mall Whole Loan was co-originated by JPMCB, Wells Fargo Bank, N.A., DBNY and Morgan Stanley Bank, N.A.

(2)	DBRS/Fitch/S&P provided the ratings above for the Aventura Mall Loan in the context of its inclusion in the mortgage pool.

(3)	The Aventura Mall Loan is part of a whole loan comprised of (i) 27 senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $1.41 billion and (ii) four subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $343.3 million. The Senior Notes Financial Information presented in the chart above reflects the Cut-off Date balance of the senior notes, but excludes the related subordinate notes. The Whole Loan Financial Information presented in the chart above reflects the Cut-off Date Balance of the senior notes and subordinate notes evidencing the Aventura Mall Whole Loan.

(4)	The lockout period will be at least 29 payment dates beginning with and including the first payment date of August 1, 2018. Defeasance of the full $1.75 billion Aventura Mall Whole Loan is permitted after the date that is the earlier to occur of (i) August 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not occurred by August 1, 2021, the borrower is permitted to prepay the Aventura Mall with a yield maintenance premium, except that the borrower is required to defease any portion of the Aventura Mall Whole Loan that is more than two years from its securitization date. The assumed lockout period of 29 payments is based on the expected Benchmark 2018-B8 securitization closing date in December 2018. The actual lockout period may be longer.

(5)	Occupancy and UW Economic Occupancy includes square footage to be leased by 12 tenants (33,813 square feet) with leases out for signature as of the February 14, 2018 rent roll that are covered under a master lease as described under “Master Lease” herein.

(6)	UW NOI and UW NCF are based on the February 14, 2018 rent roll, executed leases and lender adjustments. See “Cash Flow Analysis” herein.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below. Other Initial Escrows and Reserves refers to two deposits made at closing by the Aventura Mall Borrower comprised of (i) $6,776,765 for certain free rent credits remaining in connection with certain leases at the Aventura Mall Property and (ii) $19,392,145 for certain outstanding tenant improvement allowances and/or leasing commissions due in connection with certain leases at the Aventura Mall Property.

A-3-8

Annex A-3	Benchmark 2018-B8

Aventura Mall

The Loan. The Aventura Mall loan (the “Aventura Mall Loan”) is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $1.75 billion (the “Aventura Mall Whole Loan”), and is secured by a first mortgage lien on the borrower’s fee interest in an approximately 1.2 million square feet super regional mall in Aventura, Florida. The Aventura Mall Whole Loan is comprised of (i) a senior loan, comprised of 27 pari passu notes with an aggregate principal balance as of the Cut-off Date of $1,406.7 million, one of which (Note A-2-A-5-A with an outstanding principal balance as of the Cut-off Date of $60.0 million) is being contributed to the Benchmark 2018-B8 Trust and constitutes the Aventura Mall Loan, and the remainder of which have been or are expected to be contributed to other securitization trusts and (ii) a subordinate companion loan, comprised of four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $343.3 million (collectively, the “Aventura Mall Subordinate Companion Loan”), each as described below. The relationship between the holders of the Aventura Mall Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Aventura Mall Whole Loan” in the Prospectus. The Aventura Mall Whole Loan has a 10-year term and will be interest-only for the term of the loan. The most recent prior financing of the Aventura Mall property was included in the AVMT 2013-AVM securitization.

Whole Loan Summary(1)

Companion A Notes (Aventura Mall Trust 2018-AVM) $406,700,000	Companion A Notes (Securitized Notes) $745,000,000	Companion A Notes (Future Conduit Securitizations) $195,000,000	B8 Note (Benchmark 2018-B8) $60,000,000
Subordinate Companion B Notes (Aventura Mall Trust 2018-AVM) $343,300,000

(1)	The Aventura Mall Whole Loan will be serviced pursuant to the trust and servicing agreement for the Aventura Mall Trust 2018-AVM securitization.

The Borrower. The borrower is Aventura Mall Venture, a Florida general partnership structured to be a bankruptcy remote entity with two independent directors in its organizational structure (the “Aventura Mall Borrower”).

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are Jacquelyn Soffer and Jeffrey Soffer (the “Turnberry Guarantors”) and Simon Property Group, L.P. (the “Simon Guarantor”, and together with the Turnberry Guarantors, the “Guarantors”). The liability of the Guarantors for breaches or violations of the non-recourse carveout provisions in the loan documents is capped at $350.0 million plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights, under the guaranty. The liability as between the Turnberry Guarantors and the Simon Guarantor will be several but not joint.

The Property. Aventura Mall is an approximately 2.2 million square foot, super regional mall that was developed by Turnberry in 1983 and subsequently expanded and renovated in 1997, 1998, 2006-2008 and 2017. Of the 2.2 million square feet, 1,217,508 square feet serves as collateral for the Aventura Mall Whole Loan (the “Aventura Mall Property”) which collateral also includes four anchor pad sites ground leased from the Aventura Mall Borrower. The collateral does not include 942,842 square feet of tenant-owned anchor improvements on those sites.

The Aventura Mall Property is located approximately 17 miles from downtown Miami and is surrounded by master-planned residential areas including Turnberry Isle, Porto Vita and the Waterways of Biscayne Bay. The Aventura Mall Property is the largest mall in Florida and the third largest mall in the United States. According to the appraisal, the Aventura Mall Property is the second most-visited shopping center in the United States with more than 28 million annual visitors. The Aventura Mall Property is anchored by a number of traditional mall anchors, including Macy’s, Bloomingdale’s, Macy’s Men’s & Home, Nordstrom and J.C. Penney Co., as well as a number of non-traditional mall anchors. The Aventura Mall has a mix of luxury, bridge to luxury and mass market tenants that appeal to a variety of shoppers.

The Aventura Mall Property is currently 92.8% leased as of February 14, 2018. The Aventura Mall Property is one of the top-performing malls in the U.S., with comparable in-line sales of $1,681 per square foot and total gross reported sales of approximately $1.2 billion as of the trailing 12 months ending February 2018.

In November 2017, the owners of the Aventura Mall Borrower opened a new 225,641 square foot expansion (the “Expansion Parcel”) at a cost of a $230.0 million, which is included in the collateral for the Aventura Mall Whole Loan. The Expansion Parcel features an approximately 20,000 square feet, two-level Apple store along with Tesla, Topshop, Zara, Serafina and Shake Shack. The Expansion Parcel is 72.2% leased as of February 14, 2018.

A-3-9

Annex A-3	Benchmark 2018-B8

Aventura Mall

The Market. Regional access to the Aventura Mall Property is provided by I-95 and Biscayne Boulevard (U.S. Highway 1). The William Lehman Causeway, which connects the beach areas with U.S. Highway 1, also provides access to the Aventura Mall Property. The Aventura Mall Property is located approximately 17 miles from downtown Miami and is surrounded by Turnberry Isle, Porto Vita and the Waterways of Biscayne Bay. According to the appraisal, as of year-end 2017, Aventura Mall’s local trade area within a 15-mile radius is home to over 2.3 million people with an average income of $66,306.

As a destination retail mall north of Miami, Aventura Mall also appeals to a large international customer base, primarily from South America, Mexico and Europe.

	Trade Area	Florida	USA
2017 Population	6,064,172	20,484,696	325,227,741
2017 Estimated # of Households	2,270,759	8,032,734	122,737,174
2017 Average Household Income	$76,440	$71,422	$81,217

 Source: Appraisal.

The appraiser considered six retail centers in the Miami MSA as the competitive set for the Aventura Mall Property. Three of the properties, Bal Harbour Shops, Sawgrass Mills and Dadeland Mall, are considered primary competition. The primary competition ranges from 460,000 square feet to approximately 2.4 million square feet and is located between 4.7 and 22.0 miles from the Aventura Mall Property. Pembroke Lakes Mall, Galleria Mall and Dolphin Mall are considered secondary competition. The secondary competition ranges from 955,000 square feet to approximately 1.4 million square feet and is located between 11.0 and 16.0 miles from the Aventura Mall Property.

Competitive Set Summary (1)
Property	Location	Proximity (Miles)	Year Built / Renovated	Total GLA
Aventura Mall	Aventura, Florida	NAP	1983 / 2017	2,156,203
Bal Harbour Shops	Bal Harbour, Florida	4.7	1965 / 2008	460,000
Sawgrass Mills	Sunrise, Florida	19.0	1990 / 2006	2,384,000
Dadeland Mall	Kendall, Florida	22.0	1962 / 2013	1,488,000
Pembroke Lakes Mall	Pembroke Pines, Florida	11.0	1992 / 1998	1,136,000
Galleria Mall	Fort Lauderdale, Florida	13.0	1980 / 2005	955,000
Dolphin Mall	Miami, Florida	16.0	2001 / 2010	1,403,000

 Source: Appraisal.

Non-Owned Anchors
Tenant	Ratings Moody’s/S&P/Fitch(1)	Net Rentable Area (SF)	TTM February Sales	TTM February Sales Per Square Foot
Macy’s (GL)	Baa3 / BBB- / BBB	299,011	$81,164,209	$271
Bloomingdales (GL)	Baa3 / BBB- / BBB	251,831	$105,328,660	$418
Macy's (Men's & Home) (GL)	Baa3 / BBB- / BBB	225,000	$41,967,714	$187
Nordstrom (GL)	Baa1 / BBB+ / BBB+	167,000	$53,536,758	$321

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

Historical and Current Occupancy(1)
	2008(2)	2009	2010	2011	2012	2013	2014	2015	2016	2017	Current
Occupancy – Excluding Anchors	84.1%	94.9%	95.2%	96.6%	94.9%	98.9%	97.8%	97.8%	97.3%	97.7%	91.4%
Occupancy – Including Anchors	93.3%	98.1%	98.2%	98.8%	98.2%	99.6%	99.2%	99.2%	99.1%	99.1%	92.8%

(1)	Historical and Current Occupancy is based on the average of each respective year. Current occupancy is based on the February 14, 2018 rent roll, including recently executed leases and master leased tenants.

(2)	In 2008, occupancy declined due to a challenging corporate environment for several tenants including Stride Rite, Kay Bee Toys, The Sharper Image, Walden Books and Sigrid Olsen. 2008 occupancy as of December 31 was 87.9% and 96.1% for Occupancy – Excluding Anchors and Occupancy – Including Anchors, respectively.

A-3-10

Annex A-3	Benchmark 2018-B8

Aventura Mall

Historical In-line Sales and Occupancy Costs(1) (2)
	2015	2016	2017	TTM February 2018 Sales Per Square Foot	TTM February 2018 Occupancy Cost
Comparable Sales Per Square Foot w/ Apple	$1,626	$1,544	$1,630	$1,681	13.0%
Comparable Sales Per Square Foot w/o Apple	$1,229	$1,114	$1,147	$1,162	18.9%

(1)	Not all tenants at the Aventura Mall Property are required to report sales.

(2)	Apple’s sales are based on the tenant’s 6,303 square feet of space in the existing mall.

Collateral Tenant Summary
Tenant	Ratings Moody’s/S&P/ Fitch(1)	Net Rentable Area (SF)	% of Total NRA	Base Rent Per Square Foot (2)	Lease Expiration(3)	% of Total Base Rent	Most Recent Sales Per Square Foot	Occupancy Cost
Zara(4)(5)	NR / NR / NR	34,454	2.8%	$119.58%	10/31/2029%	2.9%	$971	16.3%
Apple (2 Levels)(4)(6)	NR / Aa1 / AA+	20,218	1.7	173.11%	1/31/2030%	2.5	$31,124	0.5%
H & M	NR / NR / NR	28,830	2.4	117.09%	1/31/2027%	2.4	$666	18.4%
Abercrombie & Fitch	NR / NR / BB-	11,246	0.9	281.38%	1/31/2020%	2.2	$1,555	20.9%
Victoria’s Secret	BB+ / Ba1 / BB+	18,387	1.5	165.00%	7/31/2026%	2.1	$1,041	12.7%
Banana Republic	BB+ / Baa2 / BB+	16,857	1.4	175.05%	2/29/2020%	2.1	$580	37.8%
Topshop(4)	NR / NR / NR	23,296	1.9	122.00%	10/31/2029%	2.0	NAV	NAV
XXI Forever	NR / NR / NR	32,504	2.7	75.82%	MTM%	1.7	$381	22.6%
Restoration Hardware	NR / NR / NR	11,988	1.0	200.17%	2/28/2019%	1.7	$2,150	11.4%
Champs Sports	NR / Ba1 / BB+	7,331	0.6	323.94%	5/31/2023%	1.7	$1,555	22.8%
Louis Vuitton	WD / NR / A+	18,180	1.5	110.00%	11/30/2022%	1.4	$1,989	7.8%
AMC Theatres(7)	B / B2 / B+	78,738	6.5	23.50%	8/31/2023%	1.3	$703,921	10.6%
The Gap	BB+ / Baa2 / BB+	11,065	0.9	165.00%	7/31/2024%	1.3	NAV	NAV
Gucci(8)	NR / NR / BBB+	8,383	0.7	201.57%	12/31/2026%	1.2	$2,257	10.9%
Express	BB+ / Ba1 / BB+	11,320	0.9	145.75%	1/31/2022%	1.2	$641	28.7%
Footlocker	NR / Ba1 / BB+	5,024	0.4	319.30%	2/28/2025%	1.1	$1,238	29.3%
Mayor’s Jewelers	NR / NR / NR	3,447	0.3	443.46%	1/31/2024%	1.1	$6,052	7.9%
J. Crew	NR / Caa2 / CCC+	7,750	0.6	191.28%	6/30/2020%	1.0	$806	28.6%
Armani Exchange	NR / NR / NR	8,675	0.7	168.16%	1/31/2021%	1.0	$924	23.0%
Michael Kors	BBB- / NR / BBB-	3,678	0.3	393.93%	9/30/2021%	1.0	$1,013	46.7%
Subtotal / Weighted Average		361,371	29.7%	$129.41		33.0%
Remaining Tenants		767,910	63.1%	$123.55%		67.0%
Vacant		88,227	7.2%	NAP %		NAP
Total / Weighted Average		1,217,508	100.0%	$125.42		100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Base Rent Per Square Foot reflects the following: (a) in-place leases based on the February 14, 2018 rent roll, (b) contractual rent steps through June 2019 totaling approximately $6.5 million including the $1.4 million contractual rent step that is scheduled to occur in August 2019 for the executed renewal of Victoria's Secret (included in the Bridge Rent and Reimbursement Reserve) and (c) ground rent in an amount of approximately $1.3 million for tenants that own their improvements (Macy's, Bloomingdale's, Macy's Men's & Home and Nordstrom).

(3)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease).

(4)	A full year of sales and occupancy costs are not available for Expansion Parcel tenants.

(5)	Zara was originally a tenant in the non-expansion portion of Aventura Mall, occupying approximately 19,000 square feet, before departing for Bal Harbour Shops in 2012. Zara has since returned to the Aventura Mall Property and opened in the Expansion Parcel in November 2017. The Most Recent Sales Per Square Foot are based on the tenant's annualized sales from November 2017 through April 2018.

(6)	Most Recent Sales Per Square Foot for Apple are based on the tenant's 6,303 square feet space in the pre-existing portion of the Aventura Mall Property. Apple recently executed a lease for approximately 20,000 square feet at the Expansion Parcel.

(7)	AMC Theatres’ Most Recent Sales Per Square Foot number reflects sales per screen (24 screens).

(8)	Gucci’s Most Recent Sales Per Square Foot are based on only accessories and children’s inventory. There are no clothing sales at the subject store.

A-3-11

Annex A-3	Benchmark 2018-B8

Aventura Mall

Lease Rollover Schedule
Year	Number of Leases Expiring(1)	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	88,227	7.2%	NAP	NAP	1,217,508	100.0%	NAP	NAP
2018 & MTM(3)	49	94,330	7.7	$10,950,745	7.7%	94,330	7.7%	$10,950,745	7.7%
2019	31	91,803	7.5%	12,376,749	8.7%	186,133	15.3%	$23,327,493	16.5%
2020	36	96,193	7.9%	18,375,213	13.0%	282,326	23.2%	$41,702,706	29.4%
2021	24	54,397	4.5%	13,685,691	9.7%	336,723	27.7%	$55,388,398	39.1%
2022	24	76,594	6.3%	12,967,832	9.2%	413,317	33.9%	$68,356,230	48.3%
2023	29	352,941	29.0%	16,933,820	12.0%	766,258	62.9%	$85,290,050	60.2%
2024	27	79,905	6.6%	13,311,865	9.4%	846,163	69.5%	$98,601,915	69.6%
2025	13	19,020	1.6%	5,163,035	3.6%	865,183	71.1%	$103,764,950	73.3%
2026	9	46,368	3.8%	7,858,163	5.5%	911,551	74.9%	$111,623,113	78.8%
2027	20	78,035	6.4%	10,641,238	7.5%	989,586	81.3%	$122,264,351	86.3%
2028	13	41,146	3.4%	6,126,042	4.3%	1,030,732	84.7%	$128,390,392	90.6%
2029 & Beyond(4)	13	98,549	8.1%	13,247,802	9.4%	1,129,281	92.8%	$141,638,194	100.0%
Total	288	1,217,508	100.0%	$141,638,194	100.0%

(1)	Number of leases expiring excludes approximately 30 temporary/kiosk tenants who operate under short term leases.

(2)	Base Rent Expiring reflects the following: (a) in-place leases based on the February 14, 2018 rent roll, (b) contractual rent steps through June 2019 totaling approximately $6.5 million including the $1.4 million contractual rent step that is scheduled to occur in August 2019 for the executed renewal of Victoria's Secret (included in the Bridge Rent and Reimbursements Reserve), and (c) ground rent in an amount of approximately $1.3 million for tenants that own their improvements (Macy's, Bloomingdale's, Macy's Men's & Home and Nordstrom).

(3)	2018 & MTM includes temporary tenants.

(4)	2029 & Beyond includes the recently executed Apple lease square feet and lease expiration for the Expansion Parcel.

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$99,418,818	$103,197,968	$106,500,453	$109,896,747	$141,638,194	$116.33	71.1%
Vacant Income	0	0	0	0	13,640,745	11.20	6.9%
Gross Potential Rent	$99,418,818	$103,197,968	$106,500,453	$109,896,747	$155,278,939	$127.54	78.0%
Percentage Rent	5,466,448	4,115,391	3,447,721	3,326,930	3,627,027	2.98	1.8%
Total Reimbursements	26,727,546	26,287,600	27,329,454	28,195,516	32,253,113	26.49	16.2%
Specialty Leasing Income	3,536,265	3,076,589	4,453,595	4,900,785	3,805,199	3.13	1.9%
Other Income(4)	3,628,986	3,701,438	3,994,113	4,090,769	4,156,114	3.41	2.1%
Net Rental Income	$138,778,063	$140,378,986	$145,725,336	$150,410,748	$199,120,392	$163.55	100.0%
(Vacancy/Credit Loss)	(272,229)	(422,401)	(438,454)	(634,418)	(13,640,745)	(11.20)	(6.9)%
Effective Gross Income	$138,505,834	$139,956,585	$145,286,882	$149,776,330	$185,479,647	$152.34	93.1%
Total Operating Expenses	$29,480,495	$29,303,182	$30,046,320	$31,484,933	$30,620,668	$25.15	16.5%
Net Operating Income	$109,025,339	$110,653,403	$115,240,562	$118,291,397	$154,858,979	$127.19	83.5%
Total TI/LC, Capex/RR	0	0	0	0	3,287,272	2.70	1.8%
Net Cash Flow	$109,025,339	$110,653,403	$115,240,562	$118,291,397	$151,571,708	$124.49	81.7%

(1)	TTM represents the trailing 12-month period ending March 31, 2018.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents Effective Gross Income for the remainder of fields.

(3)	The increase in Rents in Place and Net Operating Income from TTM March 31, 2018 to Underwritten is primarily driven by the inclusion of the executed leases on the new Expansion Parcel which opened in November 2017 and is based on the February 14, 2018 annualized rent roll. Rents in Place also includes $1.3 million of ground rent paid by Bloomingdale’s, Macy's, Macy's Men's & Home, and Nordstrom and approximately $3.4 million of master lease rent for current leases that were out for signature as of the February 14, 2018 rent roll. Contractual rent steps were underwritten through June 2019 totaling approximately $6.5 million, including the $1.4 million contractual rent step for the executed renewal of Victoria's Secret that is scheduled to occur in August 2019 (included in the Bridge Rent and Reimbursements Reserve).

(4)	Other Income includes fee income (revenues associated with license fees and valet management fees), and miscellaneous revenues (revenue associated with license fees, valet management fees, commissions, late charges, and other miscellaneous sources).

A-3-12

Annex A-3	Benchmark 2018-B8

Aventura Mall

Property Management. The Aventura Mall Property is currently managed by TB All Fees Operating LP (the “Property Manager”), which is an affiliate of the Turnberry Guarantors. In addition, the Property Manager is currently the leasing agent under a separate leasing agreement with the Aventura Mall Borrower. Turnberry Aventura Mall Company, Ltd., an affiliate of the Turnberry Guarantors, and SDG Aventura Limited Partnership, an affiliate of the Simon Guarantor, have joint approval rights with respect to certain major decisions of the Aventura Mall Borrower relating to the Aventura Mall Property.

Escrows and Reserves...At loan origination, the Aventura Mall Borrower deposited $6,776,765 for certain free rent credits remaining in connection with certain leases at the Aventura Mall Property and $19,392,145 for certain outstanding tenant improvement allowances and/or leasing commissions due in connection with certain leases at the Aventura Mall Property.

Tax Escrows - If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), monthly escrows for real estate taxes in the amount of 1/12 of projected annual property taxes are required.

Insurance Escrows - If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), insurance premiums in the amount of 1/12 of projected annual insurance premiums (also waived if blanket policy in place and there is no event of default continuing) are required.

Replacement Reserves - If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), replacement funds (approximately $20,292 monthly (or $0.20 per square foot annually), subject to a cap of $487,003) are required.

TI/LC Funds - If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), tenant rollover funds (approximately $253,647 monthly (or $2.50 per square foot annually), subject to a cap of $6,087,540) are required.

Lockbox / Cash Management. The Aventura Mall Whole Loan is structured with a hard lockbox and springing cash management. The Aventura Mall Borrower is required to notify each tenant under each lease (except the master leases) that has not received instructions from the Aventura Mall Borrower to send all payments of rents directly to the lender-controlled lockbox account at Wells Fargo Bank, National Association. Provided no Lockbox Event (as defined below) has occurred, all sums in the lockbox account are required to be transferred daily to an account designated by the Aventura Mall Borrower. In the event a Lockbox Event has occurred and is continuing, all funds in the lockbox account are required to be swept weekly into a cash management account controlled by the lender. In the event a Lockbox Event is caused only by the occurrence of a DSCR Trigger Event, as defined below, all funds in the cash management account are required to be applied by the lender each business day to payments of taxes, insurance, debt service, operating expenses, capital expenditure reserves and any remaining funds in the cash management account are required to be released to the Aventura Mall Borrower only to the extent necessary to reimburse the Aventura Mall Borrower for extraordinary expenses approved by the lender. All additional funds in the cash management account will be held by the lender as additional collateral for the Aventura Mall Whole Loan. In the event any Lockbox Event other than the DSCR Trigger Event has occurred and is continuing, all amounts in the cash management account may be applied in the lender’s sole discretion. In addition, following the occurrence and during the continuance of a Lockbox Event or a DSCR Trigger Event, all master lease rents are also required to be deposited directly into the lockbox account.

A “Lockbox Event” means the occurrence of (a) an event of default under the loan agreement, (b) the bankruptcy or insolvency of the Aventura Mall Borrower, (c) the bankruptcy or insolvency of the property manager except where such bankruptcy or insolvency does not result in the cash or bank accounts associated with the Aventura Mall Property being subsumed in such proceedings or result in a material adverse effect upon the operations of the Aventura Mall Property or the value or security of the lender’s lien, or (d) if the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) for the Aventura Mall Whole Loan falls below 1.35x for two consecutive quarters (a “DSCR Trigger Event”).

A-3-13

Annex A-3	Benchmark 2018-B8

Aventura Mall

Master Lease. The Aventura Mall Borrower entered into a master lease (the “Master Lease”) at closing with the Guarantors and Turnberry Retail Holding, L.P., which Master Lease covers a certain portion of the Aventura Mall Property that as of loan origination were not occupied. The Master Lease provides for payment of rent in an annual amount up to $3,426,159 in equal monthly installments of approximately $285,513 each during (x) a period commencing on the occurrence of the debt service coverage ratio based on the trailing four quarters falling below 1.50x for two consecutive quarters until cured in accordance with the loan documents, and/or (y) any of the following: (i) an event of default, (ii) bankruptcy of the borrower, (iii) bankruptcy of the property manager, or (iv) a period commencing on the occurrence of the Lockbox Event until cured in accordance with the loan documents. The Master Lease covers the spaces for 12 proposed tenants with leases that are out for signature or which are otherwise not occupied prior to the loan origination. The Master Lease provides for a reduction of rent as third-party tenants sign leases, take occupancy of space and commence paying contractual rent in the premises covered by the Master Lease (as well as tenants signing leases in any portion of the Aventura Mall Property, including the space under the Master Lease, to the extent the total annualized lease payments (excluding Master Lease rents) exceed $178,400,000. The term will expire on the earliest to occur of (a) 10 years after loan maturity, (b) the earlier of the date on which the annual rent under the Master Lease is reduced to zero or the date on which the annualized total lease payments from tenants at the Aventura Mall Property (not including percentage rent) exceeds $181,850,000 or (c) following the exercise of the master lessees’ cancellation option after a lender foreclosure or deed-in-lieu of foreclosure. The Master Lease equals 1.8% of the approximately $185.5 million of underwritten effective gross income.

Redevelopment Rights. If J.C. Penney Co. or any of Macy’s, Bloomingdale’s, Macy’s (Men’s & Home) or Nordstrom (each, a “Department Store”) ceases operations or seeks to assign its lease in any manner not expressly permitted thereunder, the Aventura Mall Borrower has the right to enter into a ground lease with a third party or an affiliate of the Aventura Mall Borrower and obtain a release of the lien on the ground leasehold interest in such J.C. Penney Co. or Department Store parcel so long as certain conditions in the loan agreement are satisfied, including (i) the ground lease is in form and substance reasonably acceptable to the lender, including that the rent to be paid thereunder is not less than the rent payable by J.C. Penney Co. or the Department Store immediately prior to such new lease, (ii) the tenant or the guarantor of such ground lease is a creditworthy person acceptable to the lender, (iii) no event of default is continuing, (iv) delivery of a rating agency confirmation, (v) if material work is being performed, delivery of a completion guaranty (or a collateral assignment of a completion guaranty in favor of the Aventura Mall Borrower) from a credit-worthy entity acceptable to the lender, (vi) the term of the ground lease expires no less than 20 years after the maturity of the Aventura Mall Loan, and (vii) compliance with the “anti-poaching” conditions set forth in the loan agreement. In lieu of entering into a new ground lease, the loan documents permit an affiliate of the Aventura Mall Borrower to accept an assignment of the existing leasehold interest, provided that the Aventura Mall Borrower satisfies the requirements in the loan documents including, without limitation, condition (i) above. J.C. Penney Co. has six, five-year renewal options remaining (each requiring 12 months’ notice).

The Aventura Mall Borrower is also permitted to (a) release (i) immaterial or non-income producing portions of the Aventura Mall Property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of the Aventura Mall Property for dedication or public use and (ii) non-income producing portions of the Aventura Mall Property (including, without limitation, certain outparcels containing parking areas (the “Parking Lot Outparcels”) and portions of the “ring road”) to third parties or affiliates of the Aventura Mall Borrower, and (b) dedicate portions of the Aventura Mall Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes.

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Annex A-3	Benchmark 2018-B8

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A-3-15

Annex A-3	Benchmark 2018-B8

Staples Strategic Industrial

A-3-16

Annex A-3	Benchmark 2018-B8
Staples Strategic Industrial

A-3-17

Annex A-3	Benchmark 2018-B8
Staples Strategic Industrial

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$56,100,000	Title:	Fee
Cut-off Date Principal Balance(1):	$56,100,000	Property Type - Subtype:	Industrial – Warehouse/Distribution
% of Pool by IPB:	5.3%	Net Rentable Area (SF):	4,031,127
Loan Purpose:	Acquisition	Location:	Various
Borrowers:	LCN STP Hagerstown (Multi) LLC	Year Built / Renovated:	Various / Various
Sponsor(2):	LCN North American Fund II REIT	Occupancy:	100.0%
Interest Rate(3):	4.91800%	Occupancy Date:	12/6/2018
Note Date:	9/28/2018	Number of Tenants:	2
Anticipated Repayment Date(3):	10/6/2028	2015 NOI(5):	N/A
Final Maturity Date(3):	10/6/2033	2016 NOI(5):	N/A
Interest-only Period:	120 months	2017 NOI(5):	N/A
Original Term(3):	120 months	TTM NOI(5):	N/A
Original Amortization:	None	UW Economic Occupancy:	94.9%
Amortization Type(3):	ARD - Interest Only	UW Revenues:	$12,403,200
Call Protection(4):	L(26),Def(89),O(5)	UW Expenses:	$372,096
Lockbox / Cash Management:	Hard / In Place	UW NOI(6):	$12,031,104
Additional Debt:	Yes	UW NCF:	$10,827,169
Additional Debt Balance(1):	$70,000,000	Appraised Value / Per SF:	$201,450,000 / $50
Additional Debt Type(1):	Pari Passu	Appraisal Date(7):	Various

Escrows and Reserves(8)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$31
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$31
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	62.6%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	62.6%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.72x
Other:	$0	Springing	N/A	UW NOI Debt Yield:	9.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$126,100,000	65.2%	Purchase Price	$192,000,000	99.3%
Sponsor Equity	67,286,309	34.8%	Closing Costs	1,386,309	0.7%
Total Sources	$193,386,309	100.0%	Total Uses	$193,386,309	100.0%

(1)	The Staples Strategic Industrial Loan (as defined below) is part of a whole loan evidenced by seven pari passu notes with an aggregate outstanding principal balance of $126.1 million. The Financial Information presented in the chart above reflects the $126.1 million aggregate Cut-off Date balance of the Staples Strategic Industrial Whole Loan (as defined below).

(2)	Represents the non-recourse carveout guarantors. The loan sponsors for the Staples Strategic Industrial Loan are Edward V. LaPuma and Bryan York Colwell.

(3)	The Staples Strategic Industrial Whole Loan has an anticipated repayment date of October 6, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of October 6, 2033. The Interest Rate field reflects the interest rate before the ARD. See “The Loan” herein.

(4)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the full $126.1 million Staples Strategic Industrial Whole Loan is permitted after the date that is the earlier to occur of (i) September 28, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2018-B8 securitization closing date in December 2018. The actual lockout period may be longer.

(5)	Historical NOI information is not available because the Staples Strategic Industrial Properties were owned and operated by two of three core business units of former Staples, Inc., for approximately 17 years on average at each of the Staples Strategic Industrial Properties prior to the execution of two new 20-year master leases as part of a sale-leaseback acquisition in October 2018.

(6)	The UW NOI is based on projected income based on the contractual terms of the Staples Strategic Industrial 20-year triple-net (“NNN”) master leases.

(7)	The Appraisal Date for each of the Staples Strategic Industrial Properties was between August 29, 2018 and September 4, 2018 as illustrated in the Annex A-1 in the Prospectus.

(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Staples Strategic Industrial loan (the “Staples Strategic Industrial Loan”) is a fixed rate loan secured by the borrower’s fee interest in an approximately 4.0 million square foot portfolio of eight warehouse/distribution facilities that are 100.0% occupied by two of the three core business units of former Staples, Inc. company pursuant to two new, 20-year triple-net (“NNN”) master leases. Loan proceeds were used in the sale leaseback transaction to acquire the Staples Strategic Industrial properties (“Staples Strategic Industrial Properties”), which have been occupied by the respective tenants for approximately 17 years on average and represent mission critical distribution and fulfillment centers within various East Coast and Midwest markets for the tenants, according to the loan sponsors.

A-3-18

Annex A-3	Benchmark 2018-B8
Staples Strategic Industrial

The Staples Strategic Industrial Loan is evidenced by the controlling Note A-1-1 and Note A-3, with an aggregate Original Balance and aggregate Cut-off Date Balance of $56.1 million. The Staples Strategic Industrial Loan is part of a whole loan (the “Staples Strategic Industrial Whole Loan”) with an aggregate Original Principal and aggregate Cut-off Date Balance of $126.1 million, evidenced by seven pari passu notes, as described below. Only the Staples Strategic Industrial Loan will be contributed to the Benchmark 2018-B8 Trust. The remaining notes are currently held by DBNY, as described in the “Whole Loan Summary” chart below and are expected to be contributed to one or more future securitization trusts.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1, A-3	$56,100,000	$56,100,000	Benchmark 2018-B8	Yes
A-1-2, A-2-1, A-2-2, A-2-3, A-4	$70,000,000	$70,000,000	DBNY	No
Total	$126,100,000	$126,100,000

The Staples Strategic Industrial Whole Loan is structured with an Anticipated Repayment Date of October 6, 2028, a final maturity date of October 6, 2033 and will be interest-only for the entire term. From and after the Anticipated Repayment Date, the Staples Strategic Industrial Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 4.91800% (or when applicable the default rate) plus 2.50000% or (ii) the swap rate calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), with maturities most nearly approximating the Final Maturity Date plus 2.50000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Staples Strategic Industrial Initial Interest Rate (the “Accrued Interest”) will be deferred. From and after the ARD, all excess cash flow from the Staples Strategic Industrial properties after the payment of tax and insurance reserves, interest calculated at the Staples Strategic Industrial Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the Staples Strategic Industrial Whole Loan and (ii) second to the payment of Accrued Interest.

Defeasance of the Staples Strategic Industrial Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) September 28, 2021. The borrower has the right to prepay the Staples Strategic Industrial Whole Loan in whole on any business day on or after June 6, 2028.

The relationship between the holders of the Staples Strategic Industrial Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

The Borrower. The borrower for the Staples Strategic Industrial Loan is LCN STP Hagerstown (Multi) LLC, a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors.

The Loan Sponsor. The loan sponsors for the Staples Strategic Industrial Loan are Edward V. LaPuma and Bryan York Colwell, the co-founders and managing partners of LCN Capital Partners (“LCN”). The non-recourse carveout guarantor is LCN North American Fund II REIT, a fund of LCN. LCN is a private equity firm with offices in New York, London and Luxembourg that specializes in sale-leaseback, built-to-suit and select net lease investments that range from $20 million to $200 million across North America and Europe. LCN currently has over $1.2 billion in discretionary equity capital committed and has over $2 billion in real estate assets under management.

The Properties. The Staples Strategic Industrial Properties include eight industrial facilities, including five fulfilment centers and three distribution centers, across seven states within East Coast and Midwest markets, including Connecticut (2), Indiana (1), New York (1), Ohio (1), Maryland (1), Minnesota (1) and Wisconsin (1). The Staples Strategic Industrial Properties were built between 1969 and 2006, have 34 foot clear ceiling heights on average, feature 18 to 132 loading dock doors and encompass 5- to 118-acres of land per site. The current tenants have occupied each of the Staples Strategic Industrial Properties for an average of approximately 17 years prior to the sale leaseback to the loan sponsor at loan origination.

A-3-19

Annex A-3	Benchmark 2018-B8
Staples Strategic Industrial

Portfolio Summary(1)
Property	Center Type	Lease Guarantor	Net Rentable Area (SF)	Allocated Whole Loan Amount	% of Aggregate Allocated Loan Amounts	Appraised Value	Annual Rent
Staples - Hagerstown, MD	Distribution	USR Parent, Inc.	1,022,145	$35,000,000	27.8%	$54,700,000	$3,580,000
Staples - Montgomery, NY	Fulfillment	Staples, Inc.	766,484	27,000,000	21.4%	40,000,000	2,490,000
Staples - Terre Haute, IN	Distribution	USR Parent, Inc.	809,560	21,050,000	16.7%	38,750,000	2,020,000
Staples - London, OH	Fulfillment	Staples, Inc.	496,818	15,500,000	12.3%	24,100,000	1,370,000
Staples - Beloit, WI	Fulfillment	Staples, Inc.	399,652	11,300,000	9.0%	18,700,000	1,300,000
Staples - Dayville, CT	Distribution	USR Parent, Inc.	310,157	9,500,000	7.5%	14,300,000	1,160,000
Staples - Arden Hills, MN	Fulfillment	Staples, Inc.	113,096	3,500,000	2.8%	5,600,000	340,000
Staples - Putnam, CT	Fulfillment	Staples, Inc.	113,215	3,250,000	2.6%	5,300,000	540,000
Total / Wtd. Avg.			4,031,127	$126,100,000	100.0%	$201,450,000	$12,800,000

(1)	Source: Appraisal

Each of the Staples Strategic Industrial Properties feature warehouse build out, with five of the facilities built to suit for and by Staples, Inc. at an aggregate cost of approximately $224.1 million. Since 2014, the tenants have invested over $38.5 million of their own capital into each of the eight properties, with investments ranging from $2.8 million to $7.2 million as illustrated below. In addition, according to the loan sponsor, the tenant plans to invest approximately $17.0 million in Staples - Montgomery, NY property for robotics implementation in 2019.

CapEx Overview(1)
Property	Net Rentable Area (SF)	Year Built/ Renovated	Clear Height (feet)	Land Area (acres)	Loading Docks	Built to Suit	Development Cost ($ million)	2014 – 2018 YTD Historical Capital Expensed	2014 – 2018 YTD Historical Capital Expensed PSF
Staples - Hagerstown, MD	1,022,145	1996/2005	35'	118	103	Yes	$73,600,000	$4,300,000	$4.21
Staples - Montgomery, NY	766,484	1985/2001	31'	80	132	No(2)	N/A	$6,200,000	$8.09
Staples - Terre Haute, IN	809,560	2000/2006	35’	70	116	Yes	$34,500,000	$3,800,000	$4.69
Staples - London, OH	496,818	2001	35'	55	76	Yes	$36,900,000	$6,600,000	$13.28
Staples - Beloit, WI	399,652	2006	35'	45	50	Yes	$49,900,000	$3,700,000	$9.26
Staples - Dayville, CT	310,157	1997	36'	54	46	Yes	$29,200,000	$4,100,000	$13.22
Staples - Arden Hills, MN	113,096	1969	34'	5	15	No(3)	N/A	$2,800,000	$24.76
Staples - Putnam, CT	113,215	1988	27'	19	17	No(4)	N/A	$7,200,000	$63.60
Total / Wtd. Avg.	4,031,127		34’	446	555		$224,100,000	$38,700,000	$9.60
(1)	Based on borrower provided information.

(2)	Formerly Service Merchandise; Staples took occupancy in 2001.

(3)	Built to suit for Corporate Express, which Staples acquired in 2008 and moved into the building. Formerly St. Paul Book and Stationary Company & Corporate Express.

(4)	This was an existing building that Staples took occupancy in 1998.

The Tenants. The Staples Strategic Industrial Properties are master leased and guaranteed by two of the three core divisions that formerly operated together under Staples, Inc. The leases with the two tenants, namely Office Superstore East LLC and Staples Contract & Commercial LLC (collectively, the “Staples Tenants”), are guaranteed by USR Parent Inc. (“US Retail” or “USR”) and Staples, Inc., (“Staples North American Delivery” or “Staples NAD”) respectively.

As of September 2017 Staples, Inc. was taken private by Sycamore Partners in a $6.8 billion acquisition, at which time Staples, Inc. was split into three distinct and independent companies, including Staples NAD, USR and Staples Canadian Retail. Although each company is independently capitalized, separately owned with dedicated management teams and separate supply chains, the companies share back office functions such as IT and combined purchasing. Sycamore Partners is a private equity firm founded in 2011 that specializes in retail and consumer investments and has over $3.5 billion of equity under management. Sycamore Partners investments include Belk, Hot Topic, Stuart Weitzman, Talbots and The Limited among others.

A-3-20

Annex A-3	Benchmark 2018-B8
Staples Strategic Industrial

Tenant Summary(1)
Tenant	Property	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
US Retail Inc. / USR(3)	Staples – Hagerstown, MD	NR/NR/NR	1,022,145	25.4%	$3.50	28.0%	9/30/2038
	Staples – Terre Haute, IN	NR/NR/NR	809,560	20.1%	2.50	15.8%	9/30/2038
	Staples – Dayville, CT	NR/NR/NR	310,157	7.7%	3.74	9.1%	9/30/2038
US Retail Inc. Total			2,141,862	53.1%	$3.16	52.8%
Staples, Inc. / Staples NAD(3)	Staples – Montgomery, NY	B3/B+/NR	766,484	19.0%	3.25	19.5%	9/30/2038
	Staples – London, OH	B3/B+/NR	496,818	12.3%	2.76	10.7%	9/30/2038
	Staples – Beloit, WI	B3/B+/NR	399,652	9.9%	3.25	10.2%	9/30/2038
	Staples – Putnam, CT	B3/B+/NR	113,215	2.8%	4.77	4.2%	9/30/2038
	Staples – Arden Hills, MN	B3/B+/NR	113,096	2.8%	3.01	2.7%	9/30/2038
Staples, Inc. Total			1,889,265	46.9%	$3.20	47.2%
Total Occupied			4,031,127	100.0%	$3.18	100.0%
Vacant			0	0.0
Total			4,031,127	100.0%

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company.

(3)	The tenants signed two new 20-year NNN master leases with no termination options and three, approximately 10-year extension options that have rent escalations of 2% per year.

US Retail Inc. / USR (2,141,862 square feet, 53.1% NRA, 52.8% of underwritten base rent). USR is the guarantor for the master lease covering three of the Staples Strategic Industrial Properties (see “Tenant Summary” table above) that supply merchandise to the brick and mortar Staples stores in the United States. USR has 1,182 stores across 47 states as of 2017, with revenues in excess of $4.7 billion with approximately $261 million of free cash flow.

Staples Inc. / Staples NAD (1,889,265 square feet, 46.9% NRA, 47.2% of underwritten base rent). Staples NAD is the guarantor for the master lease covering five of the Staples Strategic Industrial Properties (see “Tenant Summary” above) that supply merchandise to the business to business (“B2B”) distributor of office supplies and extended categories in North America. Staples NAD is comprised of three online platforms including Staples Business Advantage (contract B2B sales), Quill.com (higher touch supplier to small businesses) and Staples.com (online retailer). Staples NAD is the largest office supply distributor in the E-commerce market, the fifth largest E-commerce merchant in the United States and is utilized by 65% of Fortune 100 companies. Additionally, Staples NAD has a 95% annual sales retention of large accounts since 2014, which contributed to their approximately $10.3 billion of revenue in 2017. The Staples NAD business is served by 41 fulfillment centers totaling approximately 12.0 million square feet and 95% of customers are covered by free next-day delivery. Staples NAD sales are nearly 2 times that of their closest competitor, Office Depot.

The Market. The Staples Strategic Industrial Properties are located in a mix of secondary and tertiary industrial markets including Baltimore/DC, Greater NYC, Greater Indianapolis, Columbus, Greater Chicago, Greater Boston and Minneapolis. According to the loan sponsors, these markets were selected by Staples, Inc.’s senior leadership for their access to skilled labor pools, proximity to logistics corridors and nearness to Staples Strategic Industrial customers. The Staples Strategic Industrial Properties are within industrial markets that report market vacancy rates below 5.5% and submarket vacancy ranging from 0.0% to 7.2%. According to the appraisers’ concluded market rents, the Staples Strategic Industrial in-place rents are below market by 17.8% on a weighted average basis.

A-3-21

Annex A-3	Benchmark 2018-B8
Staples Strategic Industrial

Market Summary(1)
Property Name “Staples – ”	% of Allocated Loan Amount	Market	5 Mile Radius 2017 Population	5 Mile Radius 2017 Household Income	Industrial Market	Industrial Submarket	Rent			Vacancy
							Market / Submarket as of Q2 2018	Appraiser Concluded	In Place(2)	Market / Submarket as of Q2 2018
Hagerstown, MD	27.8%	Baltimore / DC	61,542	$50,119	NAV	Washington County	NAV / $4.81	$3.75	$3.50	NAV / 2.6%
Montgomery, NY	21.4%	Greater NYC	28,583	$82,328	Northern New Jersey	Orange County	$7.87 / $6.81	$5.25	$3.25	3.9% / 5.0%
Terre Haute, IN	16.7%	Greater Indianapolis	14,249	$59,287	Vigo County	NAV	$2.07 / NAV	$3.15	$2.50	4.6% / NAV
London, OH	12.3%	Columbus	17,139	$50,544	Columbus	Madison County	$3.66 / $6.23	$3.20	$2.76	4.1% / 0.0%
Beloit, WI	9.0%	Greater Chicago	59,938	$47,466	Madison	Rock County	$4.90 / $4.15	$3.50	$3.25	3.5% / 5.2%
Dayville, CT	7.5%	Greater Boston	25,383	$57,992	Hartford	Windham County	$4.60 / $3.83	$4.25	$3.74	5.4% / 7.2%
Arden Hills, MN	2.8%	Minneapolis	198,195	$68,851	Minneapolis / St. Paul	North Central	$6.72 / $6.79	$4.00	$3.01	3.6% / 3.5%
Putnam, CT	2.6%	Greater Boston	22,735	$60,123	Hartford	Windham County	$4.60 / $3.83	$4.00	$4.77	5.4% / 7.2%
Total / Wtd. Avg.	100.0%							$3.87	$3.18
(1)	Source: Appraisal

(2)	In Place figures are based on the underwritten rent roll.

Staples - Hagerstown, MD (27.8% of Allocated Loan Amount (“ALA”)): Staples - Hagerstown, MD, encompassing over 1.0 million square feet on 118 acres, is USR’s largest distribution center serving 300 stores throughout the eastern seaboard and handling nearly $1.7 billion in sales volume as of fiscal 2017. Staples - Hagerstown, MD is located in the Washington County industrial market. According to the appraisal, Hagerstown’s central location and ease of access to Interstate 81 and Interstate 70, provides an ideal location for shipping and logistics companies in the area. As such, the concentration of transportation and warehousing employment in the area is more than twice that of the state and nation and has risen considerably over the past five years. Top employers in the area include national companies such as FedEx and smaller companies such as Bowman Logistics. Developers have entered the market and are building industrial properties speculatively. Vacancies have been at or below 5.0% for the past five years for this market. The market will deliver a 504,000 square foot warehouse later this year, which is likely to raise vacancy levels to 5.0% from 2.6% as of the second quarter 2018.

Staples - Montgomery, NY (21.4% of ALA): Staples - Montgomery, NY is located within a 75 mile radius of New York City, in the Northern New Jersey Industrial Market and services the New York Department of Education as well as the general New York City market. According to an industry report and the appraisal, vacancy in the Northern New Jersey Industrial Market has declined in eight consecutive years, following the economic downturn in 2008. Additionally, in the first half of 2018 nearly 9.3 million square feet of space has been absorbed.

Staples - Terre Haute, IN (16.7% of ALA): Staples - Terre Haute, IN is located in a rural community of southwestern Indiana, approximately 75 miles from the Indianapolis central business district. Staples - Terre Haute, IN is located within the Greater Indianapolis market and services 300 stores and handles more than $1.0 billion in sales volume in the Midwest and Texas.

Staples - London, OH (12.3% of ALA): Staples - London, OH is located in the Columbus Industrial market, approximately 25 miles west of Columbus and services 100% business customers and moves nearly 15 million cartons annually and generates approximately $756 million in sales volume. According to the appraisal, the Columbus metro area population has grown over the past decade and exhibits both a higher rate of GDP growth and a higher level of GDP per capita than the nation overall. The Columbus Industrial market also exhibited net absorption totaling approximately 2.4 million square feet in the second quarter 2018.

Staples - Beloit, WI (9.0% of ALA): Staples - Beloit, WI is located in south central Wisconsin and services the Chicago and Milwaukee markets that are located within a 75 mile radius. Staples - Beloit, WI property moves more than 9.5 million cartons annually and generates over $500 million in sales volume.

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Annex A-3	Benchmark 2018-B8
Staples Strategic Industrial

Staples - Dayville, CT (7.5% of ALA) and Staples – Putnam,CT (2.6% ALA): Staples - Dayville, CT and Staples – Putnam, CT are located within the Windham County industrial submarket within a two-mile radius. Staples - Dayville, CT features a distribution center buildout and is complimentary to the fulfillment center buildout of Staples - Putnam, CT. Windham County is situated along Interstate 395, and is within a 70 mile radius of Worchester, Hartford and Boston.

Staples - Dayville, CT is in critical proximity to the Boston and New York City markets and serves over 100 of USR’s stores.

Staples – Putnam, CT services the Northeastern US and handles approximately $384 million of sales volume annually.

Staples – Arden Hills, MN (2.8% of ALA): Staples - Arden Hills, MN, is located within a 15-mile radius of the Minneapolis CBD and enables next day service to enterprise customer accounts that produce approximately $86 million in annual sales and features newly invested robotics that help move more than two million cartons annually.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
100.0%	100.0%	100.0%	100.0%

(1)	The average tenant has been at the Staples Strategic Industrial Properties for a term of approximately 17 years.

(2)	Current Occupancy is as of December 6, 2018.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2029 & Beyond	2	4,031,127	100.0%	12,800,000	100.0%	4,031,127	100.0%	$12,800,000	100.0%
Total	2	4,031,127	100.0%	$12,800,000	100.0%

(1)	Based on the underwritten rent roll.

A-3-23

Annex A-3	Benchmark 2018-B8
Staples Strategic Industrial

Operating History and Underwritten Net Cash Flow(1)
	Underwritten	Per SF	%(2)
Rents in Place	$12,800,000	$3.18	98.0%
Contractual Rent Steps(3)	256,000	0.06	2.0
Total Reimbursements	0	0.00	0.0
Net Rental Income	$13,056,000	$3.24	100.0%
(Vacancy/Credit Loss)	(652,800)	(0.16)	(5.0)
Effective Gross Income	$12,403,200	$3.08	95.0%
Total Expenses(4)	$372,096	$0.09	3.0%
Net Operating Income	$12,031,104	$2.98	97.0%
Total TI/LC, Capex/RR	1,203,935	0.30	9.7
Net Cash Flow	$10,827,169	$2.69	87.3%

(1)	Historical cash flow figures were not provided by the borrowers as the Staples Strategic Industrial Properties were owned and operated by the tenant prior to the execution of a new 20-year master leases as part of a sale-leaseback in October 2018.

(2)	% is calculated using Net Rental Income for all revenue items and Effective Gross Income for the remaining items.

(3)	Contractual Rent Steps are underwritten through September 2019.

(4)	Underwritten Total Expenses includes an unrecoverable 3.0% management fee.

Property Management. The Staples Strategic Industrial Properties are self-managed by Staples, Inc., an affiliate of the tenant, under the respective master leases.

Escrows & Reserves.

Tax Escrows - Real estate tax escrows are waived so long as (i) no Trigger Period (as defined below) is continuing (ii) the Staples Tenants or any replacement NNN lease are obligated to pay (and are paying) all real estate taxes directly to the applicable governmental authority, and (iii) the Staples Tenants’ leases or any replacement NNN lease remain in full force and effect and no event of default beyond the expiration of any applicable notice and cure period is continuing thereunder. If such conditions are no longer satisfied, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes into a tax reserve.

Insurance Escrows - Insurance escrows are waived so long as (i) no Trigger Period is continuing, (ii) the Staples Tenants or any replacement NNN lease are obligated to obtain and pay for (and are paying for) all insurance coverages required under the Staples Strategic Industrial loan documents, and (iii) the Staples Tenants’ leases or any replacement NNN lease, respectively, remain in full force and effect and no event of default beyond the expiration of any applicable notice and cure period is continuing thereunder. If such conditions are no longer satisfied, on each due date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Reserves - On a monthly basis, during the continuance of (i) a Lease Sweep Period (as defined below) or (ii) any period when the entirety of the Staples Strategic Industrial Properties are not leased pursuant to the respective leases or a replacement NNN lease which, in either case, requires such tenant to pay for all capital expenditures at their respective property, the borrower is required to escrow an amount equal to approximately $50,389 per month into a capital expenditure reserve.

Quarterly Rent Reserves - For so long as the respective lessees pay rent to the borrower on a quarterly basis, a quarterly rent reserves will be maintained to hold such full quarterly rent payments. An amount necessary to fund all outstanding reserves and pay monthly debt service on the Staples Strategic Industrial Loan for the month in which the quarterly rent payment is made (the “Monthly Required Payment Amount”) is applied to such outstanding reserves and monthly debt service for such month, an amount equal to two times the Monthly Required Payment Amount is held in a quarterly rent reserve account (to be applied on the next two succeeding monthly payment dates) and the excess is disbursed to the borrower, provided no Trigger Period is continuing.

Lockbox / Cash Management. The Staples Strategic Industrial Loan is structured with a hard lockbox and in-place cash management. The related borrower is required to cause all rents to be deposited directly into the lender-controlled lockbox account. All funds received by the borrower or the manager are required to be deposited in the lockbox account within two business days following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves and budgeted monthly operating expenses. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account will be disbursed to the borrower in accordance with the Staples Strategic Industrial Loan documents. If a Trigger Period is continuing (and no Lease Sweep Period (defined below) is continuing), excess cash in the deposit account will be transferred to an account held by the lender as additional collateral for the Staples Strategic Industrial Loan.

A-3-24

Annex A-3	Benchmark 2018-B8
Staples Strategic Industrial

A “Trigger Period” occurs on the date that any of the following has occurred: (i) the ARD, (ii) any event of default, (iii) the date that the debt service coverage ratio, as calculated in the loan documents at the end of each calendar quarter, falls below 1.20x and (iv) the commencement of a Lease Sweep Period (as defined below) and may be cured (a) with respect to clause (i) above, if debt is paid in full (b) with respect to clause (ii) above, upon the acceptance by the lender of a cure of such event of default, (c) with respect to clause (iii) above, upon the achievement of a debt service coverage ratio of 1.25x or greater for one calendar quarter and (d) with respect to clause (iv), such Lease Sweep Period has ended pursuant to the terms of the Staples Strategic Industrial Whole Loan documents.

A “Lease Sweep Period” commences upon the first monthly payment date following the occurrence of any of the following: (a) the date by which the related tenant is required under the Sweep Lease (as defined below) to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) the early termination, early cancellation or early surrender of a Sweep Lease (or any material portion thereof) or the borrower’s receipt of notice by the related tenant of its intent to effect an early termination, early cancellation or early surrender of its Sweep Lease (or any material portion thereof); (c) a tenant under a Sweep Lease (as defined below) ceasing to operate its business at 40% or more of the space leased by Staples USR or 40% or more of the space on the leased by Staples NAD or 40% or more of the aggregate square footage of all Staples Strategic Industrial Properties (i.e., “going dark”); (d) a monetary or material non-monetary default under a Sweep Lease by a tenant beyond any applicable notice and cure period or (e) a bankruptcy or insolvency proceeding of a tenant under a Sweep Lease or its parent.

A Lease Sweep Period ends when (1) in the case of clauses (a), (b) or (c) above, the Staples Strategic Industrial Properties (or applicable portion thereof) have been leased pursuant to one or more “qualified leases” (as such term is defined in the Staples Strategic Industrial loan documents) and, in lender’s reasonable judgment, sufficient funds have accumulated in the lease sweep reserve account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved leasing expenses, free rent periods and/or rent abatement periods set forth in all such “qualified leases” and any shortfalls in required payments under the loan documents or operating expenses as a result of any anticipated down time prior to the commencement of payments under such qualified leases, (2) in the case of clause (a) above, the tenant exercises its renewal option and in the lender’s reasonable judgment, sufficient funds have accumulated in the lease sweep reserve account (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension, (3) in the case of clause (c) above, either (x) funds in an amount equal to the applicable Go Dark Event Sweep Cap (defined below) have accumulated in the lease sweep reserve account or (y) the borrower has delivered an acceptable letter of credit to the lender with a face amount at least equal to the applicable Go Dark Event Sweep Cap, (4) in the case of clause (d) above, the subject default has been cured and (5) in the case of clause (e) above, the applicable bankruptcy has terminated and the applicable Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender.

Under the Staples, Inc. lease and the USR Parent Inc. lease, if the tenant thereunder goes dark (by either vacating or subleasing) in 40% or more of the total square footage demised under such lease, the tenant thereunder will be required to post a letter of credit with the borrower, in an amount equal to (i) 12 months’ base rent due under the applicable lease (if the tenant goes dark in 40% or more but less than 60% of such space) or (ii) 24 months’ base rent due under the applicable lease (if the tenant goes dark in more than 60% of such leased space). Upon receipt of any such letter of credit, the borrower is required to immediately assign such letter of credit to the lender and, if a Lease Sweep Tenant is in a Lease Sweep Period pursuant to clause (c) above, the borrower is expected to offer such letter of credit to the lender to stop the applicable Lease Sweep Period, provided such letter of credit is at least equal to the portion of rent payable with respect to the dark space in question for the following 12 months and such letter of credit otherwise meets the definition of an approved letter of credit (as set forth in the loan agreement), as determined by the lender. For so long as the lender is holding a letter of credit, the lender will hold such letter of credit in accordance with the terms of the applicable lease, except that, from and after an event of default under such lease, the lender will have the right to immediately draw on such letter of credit in full and deposit such drawn amount into the lease sweep reserve under the loan. To the extent that the lender is unable to draw on such letter of credit after the occurrence of an event of default under the loan or an event of default under the applicable lease, the amount of such letter of credit (up to the portion of rent payable with respect to the dark space in question for the following twelve months) will be recourse to the guarantor.

“Sweep Lease” means (i) the leases with Staples NAD and/or Staples USR as applicable, and (ii) any replacement lease at the Staples Strategic Industrial Properties which covers (x) the entire rentable space at an individual Staples Strategic Industrial property or (y) 250,000 or more rentable sq. ft. at the Staples Strategic Industrial Properties.

“Go Dark Event Sweep Cap” means an amount equal to a portion of the rent payable under the Lease Sweep Lease in question and allocated to the dark space, for the 12 months following the tenant under the Lease Sweep Lease going dark.

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Annex A-3	Benchmark 2018-B8
Staples Strategic Industrial

Property Release or Substitution. The Staples Strategic Industrial is structured with no releases or substitutions, except for a 0.97-acre vacant strip of land located on the edge of the 80-acre Staples - Montgomery, NY property, which the borrower is currently in contract to sell to the adjacent landowner. In connection with such sale, the borrower will be permitted to release such strip of land from the lien without payment of any consideration for the release, provided that (i) no event of default continuing, (ii) such strip of land is legally subdivided and on a separate tax parcel from the remainder of the Staples - Montgomery, NY property, (iii) the release does not adversely affect the use or operation of, or access to or from, the remaining portion of the Staples - Montgomery, NY property, (iv) after giving effect to such release, the loan-to-value ratio of the remaining Staples Strategic Industrial Properties is no more than 125%, (v) the lender has received and approved all applicable release documents and evidence of tax parcel separation and (v) the borrower pays all of the lender’s costs and expenses.

Environmental. The Phase I environmental report dated September 19, 2018 for the Staples - Dayville, CT property (the “Dayville Property”) identified a recognized environmental condition in connection with suspected groundwater and soil pollution and recommended further sampling in accordance with the Connecticut Property Transfer Act’s assessment requirements to determine if long-term monitoring or remediation is necessary. The first round of sampling was completed in April 2018 and results indicated that additional delineation and characterization was needed at five of the areas of concern at the Dayville Property. On July 31, 2018 and August 1, 2018 a second round of investigation was conducted including 16 soil borings and the installation of two additional monitoring wells. The results of the second round of sampling concluded that additional delineation was still required for three remaining areas of concern at the Dayville Property. At origination, the borrower obtained a Lender Environmental Collateral Protection and Liability Insurance Policy from Steadfast Insurance Company, with a term of 13 years. The borrower is required, on or prior to the ARD date, to obtain a new secured lender’s policy (on terms and with limits substantially similar to the policy in place at origination) with a term of no less than eight years unless, prior to the ARD date, the borrower delivers (i) a “no further action” letter from the applicable governmental authority indicating that no additional monitoring or remediation is required and (ii) a clean Phase I. The related tenant also purchased a premises pollution liability policy (the “Dayville PPL Policy”) that named the lender as an additional insured. The lender agreed pursuant to the loan agreement to look to the Dayville PPL Policy first before making a claim under the environmental indemnity agreement.

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Embassy Suites Anaheim

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Embassy Suites Anaheim

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Embassy Suites Anaheim

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$56,000,000	Title:	Fee
Cut-off Date Principal Balance:	$56,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	5.3%	Net Rentable Area (Rooms):	375
Loan Purpose:	Refinance	Location:	Garden Grove, CA
Borrower:	Landmark Hotels II, LLC	Year Built / Renovated:	2001 / 2017
Sponsors:	Mark B. David, Richard H. Packard	Occupancy / ADR / RevPAR:	84.6% / $157.70 / $133.49
Interest Rate:	5.140017857%	Occupancy / ADR / RevPAR Date:	10/31/2018
Note Date:	11/6/2018	Number of Tenants:	N/A
Maturity Date:	11/6/2028	2015 NOI:	$7,283,000
Interest-only Period:	120 months	2016 NOI:	$7,629,000
Original Term:	120 months	2017 NOI:	$7,307,000
Original Amortization:	None	TTM NOI (as of 10/2018):	$7,563,947
Amortization Type:	Interest Only	UW Occupancy / ADR / RevPAR:	84.6% / $157.70 / $133.49
Call Protection:	L(23),Grtr1%orYM(92),O(5)	UW Revenues:	$22,368,820
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$14,488,840
Additional Debt:	Yes	UW NOI:	$7,879,980
Additional Debt Balance:	$15,000,000	UW NCF:	$6,761,539
Additional Debt Type:	Mezzanine Loan	Appraised Value / Per Room(1):	$109,100,000 / $290,933
		Appraisal Date:	10/11/2020

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial	Cut-off Date Loan / Room:	$149,333
Taxes:	$250,052	$62,513	N/A	Maturity Date Loan / Room:	$149,333
Insurance:	$0	Springing	N/A	Cut-off Date LTV(1):	51.3%
FF&E Reserves:	$0	5% of Projected Revenues	N/A	Maturity Date LTV(1):	51.3%
Other(1):	$10,100,000	Springing	N/A	UW NCF DSCR:	2.32x
				UW NOI Debt Yield:	14.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$56,000,000	78.2%	Payoff Existing Debt	$60,323,537	84.2%
Mezzanine Loan	15,000,000	20.9	Upfront Reserves	10,350,052	14.4
Sponsor Equity	645,265	0.9	Closing Costs	971,676	1.4
Total Sources	$71,645,265	100.0%	Total Uses	$71,645,265	100.0%
(1)	The Appraised Value / Per Room, Cut-off Date LTV and Maturity Date LTV reflect the “Prospective Market Value Upon Completion” of $109,100,000 as of October 11, 2020, which assumes the completion of a currently ongoing property improvement plan (“PIP”). Approximately $10.685 million of the anticipated $15.9 million PIP work will be completed in 2019. At loan origination, the borrower deposited $10,100,000 into the PIP reserve. The “as-is” appraised value as of October 11, 2018 is $98,300,000, which results in a Cut-off Date LTV and Maturity Date LTV of 57.0%.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Embassy Suites Anaheim loan has an outstanding principal balance as of the Cut-off Date of $56.0 million and is secured by a first mortgage lien on the borrower’s fee interest in 375-room full service hotel, located in Garden Grove, CA. The loan has a 10-year term and is interest-only for the full loan term. The most recent prior financing of the Embassy Suites Anaheim loan was not included in a securitization.

The Borrower. The borrowing entity for the Embassy Suites Anaheim loan is Landmark Hotels II, LLC, a Delaware limited liability company and special purpose entity, with two independent directors organizational structure.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are Mark B. David and Richard H. Packard. Mark B. David is the Founder and CEO of Landmark Companies, LLC (“Landmark”) and Richard H. Packard serves as Landmark’s president. Landmark, founded in 1982, is a diversified real estate development firm,that has developed thousands of single family homes, condominiums, apartment units and hotel rooms. In addition, Landmark is the creator and owner of the Great Maple Restaurant chain with four southern California locations.

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Embassy Suites Anaheim

The Property. The Embassy Suites Anaheim property is a 13-story, 375-room full service hotel located in Garden Grove, California. The Embassy Suites Anaheim property encompasses approximately 306,435 square feet situated on 4.06 acres, less than one mile south of Disneyland and the Anaheim Convention Center. Amenities and offerings at the Embassy Suites Anaheim property include free breakfast, an outdoor pool, large patio, hot tub, gift shop, Disneyland ticket sales, and large open atrium lobby. Additional amenities include room service, a restaurant, lounge, sundries shop and business center. There is 29,761 square feet of meeting space across six rooms, including the Garden Atrium (15,006 square feet), Landmark Ballroom (9,840 square feet) and Poolside Terrace (2,788 square feet). Parking is provided via a surface parking lot with 634 parking spaces, which equates to approximately 1.7 spaces per room.

The loan sponsors developed and opened the Embassy Suites Anaheim property in November 2001 under Hilton management. In 2011, the loan sponsors converted to a franchise and completed a capital improvement plan that upgraded 155 of the rooms, which included new soft goods, carpeting, drapes, case goods and new flat screen televisions. In 2016, the loan sponsors invested an additional $3.6 million ($16,364 per room) to similarly upgrade the remaining 220 rooms as well as the hotel common areas.

The Embassy Suites Anaheim property recently executed a new 17-year franchise agreement with Hilton Franchise Holding LLC, which will expire in September 2035. As part of the franchise agreement, a $15.9 million PIP commenced in 2018 with the loan sponsors replacing the cooling tower and guestroom televisions, totaling approximately $1.4 million. From 2019 to 2022, the ongoing PIP will be completed with the remaining approximately $14.5 million (approximately $38,635 per room). The remaining PIP will include all-inclusive renovations of the meeting space, fitness center, guest corridors, guest suites, bathrooms, building exterior, pool area, restrooms and atrium. At loan origination, the borrower reserved $10.1 million for a PIP reserve. The remainder of the approximately $14.5 million PIP will be funded through the Embassy Suites Anaheim loan ongoing FF&E reserves, equal to 5.0% of effective gross income, estimated to be approximately $1.1 million per annum approximately ($4.4 million over the four year timeframe). The table below details the remaining PIP schedule.

Property Improvement Plan
	2019	2020	2021	2022
Cooling Tower Replacement(1)
Guestroom TVs(1)
Building Exterior				$400,000
Atrium				$2,000,000
Meeting Space			$350,000
Fitness Center			$100,000
Guest Corridors	$900,000
Guest Suites	$7,650,000
Guest Bathrooms	$1,000,000
Design/Purchasing	$125,000		$100,000
Contingency	$900,000	$5,000	$85,000	$235,000
Other	$110,000	$50,000	$250,500	$227,500
Total	$10,685,000	$55,000	$885,500	$2,862,500
(1)	Completed in 2018 totaling approximately $1.4 million.

The Embassy Suites Anaheim property offers an all-suite guestroom configuration, consisting of 179 king rooms and 196 double/double rooms, across floors 2 through 13. The guestroom suites feature granite countertops, a wet-bar area with microwave, refrigerator, sink, coffeemaker, a flat-screen television, complimentary wireless internet, a sleeper sofa, and desk. The sleeping area offers a clothing armoire, sink and vanity, and either two double beds or one king bed. The Embassy Suites Anaheim property also offers Firework View Suites providing views of the Disneyland Park firework show.

The Market. The Embassy Suites Anaheim property is located along South Harbor Boulevard, between Orangewood Avenue to the north and Chapman Avenue to the south, in the city of Garden Grove. Garden Grove is located within northern Orange County, approximately 34 miles south of downtown Los Angeles, and 12 miles north of Long Beach. The local area is anchored by Disneyland and Disney’s California Adventure Parks, as well as Knott’s Berry Farm amusement park. Disneyland is located approximately 1.8 miles north and Knott’s Berry Farm is approximately 7.8 miles northwest of the Embassy Suites Anaheim property. Additional demand drivers include the Anaheim Convention Center, which recently completed an approximately $190 million, 200,000 square feet expansion, Angel Stadium of Anaheim and the Honda Center.

The major demand driver for the Embassy Suites Anaheim property is Disneyland, which accounts for the largest portion of its transient demand. The Embassy Suites Anaheim property is the closest Embassy Suites hotel to Disneyland, within a 20-25 minute walk to the gate. Embassy Suites is Hilton International’s upscale, family-friendly flag. The Embassy Suites Anaheim offers value-propositions to families and patrons of the nearby theme parks through its amenities such as free breakfast, suite-only room configurations, onsite Disneyland ticket sales and concierge, shuttle service to theme parks, and a large outdoor pool and patio. Over the last 10 years,

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Disneyland has averaged approximately 16.6 million visitors annually, with resort attractions including Disneyland Park, Disney’s California Adventure Park and the Downtown Disney District. Disneyland is currently developing a new attraction, Star Wars – Galaxy Edge, which is expected to encompass 14 acres adjacent to Disneyland, also less than one mile from the Embassy Suites Anaheim property. The new theme park is expected to open in the summer of 2019.

Regional access to the Embassy Suites Anaheim property is via Interstate 5, which is the main highway on the west coast providing access to major cities including San Diego, Santa Ana, Los Angeles, Oakland, San Francisco and Sacramento. The nearest access to Interstate 5 is located approximately 2.5 miles north of the Embassy Suites Anaheim property. State Route 91 is the major east/west freeway located in southern California which provides access from Gardena to the west and Riverside to the east. The nearest access to State Route 91 is approximately 6.5 miles northwest of the Embassy Suites Anaheim property. John Wayne Orange County Airport is located approximately 13 miles southeast and is the only commercial service airport in Orange County, served by seven commercial airlines.

The demand segmentation at the Embassy Suites Anaheim property consists of 80.0% transient and 20.0% meeting and group. The primary competitive set for the Embassy Suites Anaheim property consists of eight full service hotels located in Anaheim and Garden Grove in Orange County, ranging in size from 223 to 653 rooms, and containing an aggregate of 3,088 rooms. The appraisal identified one new hotel coming online in the first quarter of 2019 that will be directly competitive with the Embassy Suites Anaheim property, the 352-room Cambria Suites, which will be located in Anaheim. The Embassy Suites Anaheim property’s competitive set and its relative historical performance are detailed below:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Embassy Suites Anaheim(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	78.7%	$134.66	$105.95	81.8%	$155.81	$127.47	103.9%	115.7%	120.3%
2016	81.5%	$136.47	$111.18	83.7%	$156.20	$130.71	102.7%	114.5%	117.6%
2017	82.9%	$140.98	$116.81	84.6%	$156.51	$132.43	102.1%	111.0%	113.4%
TTM(4)	82.6%	$141.28	$116.65	84.6%	$157.70	$133.49	102.5%	111.6%	114.4%
(1)	The minor variances between the underwriting, appraisal and above table with respect to Occupancy, ADR and RevPAR at the Embassy Suites Anaheim property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by a third party travel research report. The competitive set contains the following properties: Anaheim Majestic Garden Hotel, Doubletree Anaheim Orange County, Embassy Suites Anaheim North, Hyatt Regency Orange County, Embassy Suites Anaheim Orange, Marriott Anaheim Suites and Delta Hotel Anaheim Garden Grove (formerly the Wyndham Anaheim Garden Grove).

(3)	Based on operating statements provided by the borrower.

(4)	TTM represents the trailing 12-month period ending on October 31, 2018 for the Embassy Suites Anaheim property and the trailing 12-month period ending on September 30, 2018 for the competitive set.

Competitive Hotels Profile(1)
					2017 Estimated Market Mix
Property	Distance to Disneyland (miles)	Rooms	Year Opened	Meeting Space (SF)	Transient	Meeting and Group
Embassy Suites Anaheim	1.8	375	2001	29,761	80%	20%
Anaheim Majestic Garden Hotel	1.0	489	1969	17,538	70%	30%
Embassy Suites Anaheim North	7.2	223	1987	7,082	80%	20%
Marriott Anaheim Suites	1.9	371	2002	9,727	75%	25%
Delta Hotel Anaheim Garden Grove	2.0	376	2000	36,000	70%	30%
Hyatt Regency Orange County	2.0	653	1986	65,000	65%	35%
Sheraton Hotel Garden Grove Anaheim South	2.3	285	2008	8,182	87%	13%
Embassy Suites Anaheim Orange	4.0	230	1989	5,000	87%	13%
Doubletree Anaheim Orange County	4.4	461	1984	30,000	65%	35%
(1)	Based on the appraisal.

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Embassy Suites Anaheim

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)(2)	Underwritten(2)	Per Room(3)	% of Total Revenue(4)
Occupancy	81.8%	83.7%	84.6%	84.6%	84.6%
ADR	$155.81	$156.20	$156.51	$157.70	$157.70
RevPAR	$127.47	$130.71	$132.43	$133.49	$133.49

Room Revenue	$17,447,000	$17,940,000	$18,127,000	$18,271,023	$18,271,023	$48,723	81.7%
Food & Beverage Revenue	2,488,000	2,660,000	2,508,000	2,408,751	2,408,751	6,423	10.8
Other Departmental Revenue	1,343,000	1,590,000	1,456,000	1,689,046	1,689,046	4,504	7.6
Total Revenue	$21,278,000	$22,190,000	$22,091,000	$22,368,820	$22,368,820	$59,650	100.0%

Room Expense	$4,381,000	$4,586,000	$4,678,000	$4,643,155	$4,567,756	$12,181	25.0%
Food and Beverage Expense	1,990,000	2,101,000	2,044,000	2,056,957	2,009,309	5,358	83.4
Other Departmental Expense	310,000	302,000	313,000	314,613	329,031	877	19.5
Departmental Expenses	$6,681,000	$6,989,000	$7,035,000	$7,014,725	$6,906,097	$18,416	30.9%

Departmental Profit	$14,597,000	$15,201,000	$15,056,000	$15,354,095	$15,462,723	$41,234	69.1%

Operating Expenses	$5,757,000	$5,966,000	$6,052,000	$6,073,809	$5,983,654	$15,956	26.7%

Gross Operating Profit	$8,840,000	$9,235,000	$9,004,000	$9,280,286	$9,479,070	$25,278	42.4%
Management Fees	736,000	685,000	689,000	726,768	726,475	1,937	3.2
Fixed Expenses	821,000	921,000	1,008,000	989,571	872,615	2,327	3.9
Total Other Expenses	$1,557,000	$1,606,000	$1,697,000	$1,716,339	$1,599,090	$4,264	7.1%

Net Operating Income	$7,283,000	$7,629,000	$7,307,000	$7,563,947	$7,879,980	$21,013	35.2%
FF&E	1,066,000	1,109,000	1,105,000	1,118,584	1,118,441	2,983	5.0
Net Cash Flow	$6,217,000	$6,520,000	$6,202,000	$6,445,363	$6,761,539	$18,031	30.2%
(1)	TTM column represents the trailing 12-month period ending on October 31, 2018.

(2)	The increase in Net Cash Flow from TTM to Underwritten is due to (i) a lesser tax and insurance obligation and (ii) Underwritten Departmental Expenses based on the loan sponsors’ budgeted departmental expense ratio.

(3)	Per Room values are based on 375 guest rooms.

(4)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expenses are based on their corresponding revenue line items.

Property Management. The Embassy Suites Anaheim property is managed by Dow Anaheim LLC, an affiliate of the Dow Hotel Company.

Escrows and Reserves. At loan origination, the borrower deposited for $10,100,000 for a PIP Reserve and $250,052 for real estate taxes.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $62,513.

Insurance Escrows – The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that (i) no event of default has occurred and is continuing and (ii) either (a) the borrower provides the lender with reasonably satisfactory evidence that the property is insured pursuant to a blanket insurance policy meeting the requirements specified in the loan agreement or (b) the borrower provides the lender with reasonably satisfactory evidence that the borrower is financing any premiums pursuant to a premium finance agreement in accordance with the loan documents.

FF&E Reserves – On a monthly basis, the borrower is required to escrow the greatest of (i) an amount equal to 5.0% of the projected gross revenues for the prior month as set forth in the most recent approved annual budget, (ii) the then-current amount required by the management agreement and (iii) the then-current amount required by the franchise agreement for FF&E work.

Lockbox / Cash Management. The Embassy Suites Anaheim loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Lockbox Trigger Event (as defined below), a clearing account will be opened and maintained at a financial institution acceptable to the lender. Upon the commencement of a Lockbox Trigger Event, all revenues and sums payable by issuers of credit cards are required to be transmitted directly by such issuer into the clearing account. Thereafter, during any Trigger Period (as defined below), funds deposited into the clearing account will be swept by the clearing bank on a daily basis into the deposit account held by the lender.

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Embassy Suites Anaheim

A “Lockbox Trigger Event” means the occurrence of (i) an event of default and (ii) the debt service coverage falling below 1.30x for two consecutive calendar quarters.

A “Trigger Period” means the occurrence of (i) an event of default, (ii) a Low DSCR Period (as defined below), (iii) a mezzanine loan default or (iv) a PIP Sweep Period (as defined below).

A “Low DSCR Period” means the occurrence of (x) the Total Debt DSCR (as defined below) falling below 1.20x or (y) the Embassy Suites Anaheim loan DSCR falling below 1.74x, and shall end if (i)(a) the Total Debt DSCR is at least 1.25x and (b) the Embassy Suites Anaheim loan DSCR is at least 1.81x, in each case, for two consecutive calendar quarters or (ii) the borrower delivers a letter of credit to the lender in accordance with the loan documents.

A “PIP Sweep Period” will occur if the PIP is not completed prior to December 31, 2022.

Additional Debt. A mezzanine loan was funded concurrently and is coterminous with the Embassy Suites Anaheim loan (together, the “Total Debt”). The mezzanine loan has an original principal balance of $15.0 million, accrues interest at a rate of 8.60000% and is interest-only for the full term. The mezzanine loan was sold to Spruce Anaheim Hotel Lender, LLC which is an affiliate of Artemis Real Estate Partners. Based on the Prospective Market Value Upon Completion of $109.1 million as of October 11, 2020, the Total Debt Cut-off Date LTV is equal to 65.1%. Based on the UW NOI of approximately $7.9 million and UW NCF of approximately $6.8 million, the Total Debt UW NOI Debt Yield and UW NCF DSCR are 11.1% and 1.60x, respectively. The page Embassy Suites Anaheim loan and mezzanine lenders have entered into an intercreditor agreement that governs the relationship between the Embassy Suites Anaheim loan lenders and the mezzanine lender.

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Saint Louis Galleria

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Saint Louis Galleria

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Saint Louis Galleria

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Saint Louis Galleria

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Saint Louis Galleria

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$55,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$55,000,000	Property Type - Subtype:	Retail – Super Regional Mall
% of Pool by IPB:	5.2%	Net Rentable Area (SF)(5):	465,695
Loan Purpose:	Refinance	Location:	Saint Louis, MO
Borrower:	Saint Louis Galleria L.L.C.	Year Built / Renovated:	1986 / 2011
Sponsor:	BPR OP, LP (F/K/A GGP	Occupancy(6):	96.9%
	Operating Partnership, LP)	Occupancy Date:	9/30/2018
Interest Rate(3):	4.99677083333333%	Number of Tenants:	125
Note Date:	11/1/2018	2015 NOI:	$25,166,866
Maturity Date:	11/1/2028	2016 NOI:	$26,847,500
Interest-only Period:	60 months	2017 NOI:	$26,996,606
Original Term:	120 months	TTM NOI (as of 8/2018):	$27,309,350
Original Amortization(3):	360 months	UW Economic Occupancy:	97.1%
Amortization Type(3):	IO-Balloon	UW Revenues:	$37,642,385
Call Protection(4):	L(25),Def(90),O(5)	UW Expenses:	$10,481,622
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$27,160,764
Additional Debt(2):	Yes	UW NCF:	$26,484,297
Additional Debt Balance(2):	$185,000,000 / $24,688,302	Appraised Value / Per SF(5):	$465,600,000 / $1,000
Additional Debt Type(2):	Pari Passu / Mezzanine Loan

Escrows and Reserves(7)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$515
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$470
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	51.5%
Replacement Reserves:	$0	Springing	$236,181	Maturity Date LTV:	47.0%
TI/LC:	$0	Springing	$1,889,448	UW NCF DSCR(4):	1.67x
Other:	$1,675,345	$0	N/A	UW NOI Debt Yield:	11.3%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Whole Loan	$240,000,000	90.6%		Loan Payoff	$215,000,000	81.1%
Mezzanine Loan	25,000,000	9.4%		Upfront Reserves	1,675,345	0.6%
				Closing Costs	1,440,523	0.5%
				Return of Equity	46,884,132	17.7%
Total Sources	$265,000,000	100.0%		Total Uses	$265,000,000	100.0%

(1)	The Saint Louis Galleria Whole Loan (as defined below) was co-originated by DBNY and Société Générale Financial Corporation (“Société Générale”).

(2)	The Saint Louis Galleria loan is part of a whole loan evidenced by ten pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $240.0 million. Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $240.0 million Saint Louis Galleria Whole Loan.

(3)	The Saint Louis Galleria Whole Loan, as well as the Saint Louis Galleria Mezzanine Loan (as defined below), amortizes pursuant to a fixed amortization schedule as set forth in Annex I in the Prospectus. Debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the expiration of the interest only period (period 61 to 72) based on the assumed principal and interest payment schedule set forth in Annex I in the Prospectus.

(4)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 1, 2018. Defeasance of the full $240.0 million Saint Louis Galleria Whole Loan is permitted after the date that is the earlier to occur of (i) November 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B8 securitization closing date in December 2018. The actual lockout period may be longer.

(5)	Based on total collateral square feet of 465,695, which does not account for an additional 714,052 square feet for Dillard’s (313,913 square feet), Macy’s (262,139 square feet) and Nordstrom (138,000 square feet), which are not part of the collateral.

(6)	The Saint Louis Galleria Occupancy includes five temporary tenants that collectively occupy 5,449 square feet (1.2% of net rentable area (“NRA”)), as well as one tenant that signed a leases and has yet to take occupancy that accounts for 2,442 square feet (0.5% of NRA). Occupancy excludes three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 square feet (1.5% of NRA).

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-40

Annex A-3	Benchmark 2018-B8

Saint Louis Galleria

The Loan. The Saint Louis Galleria mortgage loan (the “Saint Louis Galleria Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 465,695 square feet collateral portion of an approximately 1.2 million square feet super-regional mall located in Saint Louis, Missouri (the “Saint Louis Galleria”). The Saint Louis Galleria Loan is part of a whole loan comprised of ten senior pari passu notes in the aggregate original principal balance of $240.0 million (the “Saint Louis Galleria Whole Loan”). The Saint Louis Galleria Loan is evidenced by the non-controlling Note A-1-A2, with an original principal balance and outstanding principal balance as of the Cut-off Date of $55.0 million, and is being contributed to the Benchmark 2018-B8 Trust. The remaining notes are expected to be contributed to one of more future securitization trusts, each as described below.

The relationship between the holders of the Saint Louis Galleria Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Saint Louis Galleria Whole Loan has a 10-year term and, following a five-year interest only period, will amortize on a 30-year schedule. The Saint Louis Galleria Whole Loan accrues interest and amortizes pursuant to a fixed amortization schedule as set forth in Annex I in the Prospectus. The most recent prior financing of the Saint Louis Galleria was included in the COMM 2014-CCRE14 Trust.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A1	$60,000,000	$60,000,000	DBNY	Yes
A-1-A2	$55,000,000	$55,000,000	Benchmark 2018-B8	No
A-1-A3, A-1-A4, A-1-A5	$46,479,245	$46,479,245	DBNY	No
A-2-A1, A-2-A2, A-2-A3, A-2-A4, A-2-A5	$78,520,755	$78,520,755	Société Générale	No
Total	$240,000,000	$240,000,000

The Borrower. The borrower, Saint Louis Galleria L.L.C., is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor of the borrower and non-recourse guarantor is BPR OP, LP (F/K/A GGP Operating Partnership, LP) (“BPR”).

The Saint Louis Galleria has historically been owned by GGP Inc. In August 2018, GGP Inc. was acquired by Brookfield Property Partners L.P. (“BPY”), a large commercial real estate company, with approximately $90 billion in total assets and a diversified portfolio of office and retail assets, as well as interests in multifamily, triple net lease, industrial, hospitality, self-storage, student housing and manufactured housing assets. As a result of the acquisition, BPR was created as a public security intended to offer the economic equivalence to an investment in BPY in the form of a U.S. REIT stock. BPR is the successor of GGP Inc., which along with the Rouse Properties portfolio that BPY acquired in 2016, contains over $285 billion in assets under management within a portfolio of 163 shopping malls, across 41 states, comprising approximately 148 million square feet of gross leasable area across the U.S. In addition to the Saint Louis Galleria, other BPR malls include Ala Moana Center in Honolulu, Hawaii, Tyson’s Galleria in Washington, DC, Glendale Galleria in Los Angeles, California and Water Tower Place in Chicago, Illinois.

The Property. The Saint Louis Galleria consists of 465,695 collateral square feet of an approximately 1.2 million square feet, three-story, super regional mall located approximately eight miles west of downtown Saint Louis, Missouri. The 1.2 million square foot mall is anchored by Dillard’s, Macy’s and Nordstrom stores that are independently owned by their respective tenants and comprise 714,052 square feet, which are not part of the collateral. The collateral portion of the Saint Louis Galleria is 96.9% occupied as of September 30, 2018 by 125 retailers including nationally recognized tenants such as Apple, Forever 21, Gap, H&M, Microsoft and Victoria’s Secret as well as restaurants including The Cheesecake Factory, Weber Grill Restaurant and Five Guys Burgers & Fries, which is complemented by a food court. Additionally, the Saint Louis Galleria includes an independently run movie theater (Galleria 6 Cinemas).

The Saint Louis Galleria was constructed in 1986 and renovated in 2011. Since January 1, 2018, 11 leases were signed at the Saint Louis Galleria (excluding temporary tenants), totaling 46,625 square feet (10.0% of collateral net rentable area) and accounting for approximately $2.1 million gross rent (9.0% of gross rent) at an average rent of $48.95 per square foot.

Historical and Current Occupancy(1)
	2015	2016	2017	9/30/2018(2)
Occupancy – Excluding Anchors	94.0%	96.7%	97.4%	96.9%
Occupancy – Including Anchors	97.6%	98.7%	99.0%	98.8%

(1)	Source: borrower provided information.

(2)	Source: underwritten rent roll as of September 30, 2018.

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Annex A-3	Benchmark 2018-B8

Saint Louis Galleria

The subsequent chart represents historical sales at the Saint Louis Galleria property.

Historical Sales for Non-Collateral Anchors
			Sales Volume ($ in millions) (2)			Sales Volume (per square foot) (2)			National Average(3)
Tenant	Ratings	Net Rentable Area (SF)	2015	2016	2017	2015	2016	2017		Sales Volume ($ in millions)	Sales Volume (per square foot)
	Moody’s/S&P/Fitch(1)								Size
Dillard’s	NR/NR/NR	313,913	$22.5	$22.6	$22.0	$72	$72	$70	168,493	$20.6	$127
Macy’s	Baa3/BBB-/BBB	262,139	$52.0	$50.0	$50.0	$198	$191	$191	160,000	$23.0	$165
Nordstrom	Baa1/BBB+/BBB+	138,000	$35.0	$32.5	$28.7	$254	$236	$208	175,000	$43.3	$337
Total / Wtd. Avg.		714,052	$109.5	$105.1	$100.7	$153	$147	$141

(1)	Certain ratings are those of the parent company.

(2)	Sales figures are based on estimates provided by the loan sponsor.

(3)	Source: Industry Research Report.

Historical Sales PSF for Collateral Tenants(1)(2)
	2015	2016	2017	T-12 8/31/2018	T-12 8/31/2018 Occupancy Cost
Major Tenants (>10,000 square feet)	$386	$380	$321	$304	19.8%
Galleria 6 Cinemas(3)	$396,459	$419,059	$416,955	$423,954	20.0%
In-line Tenants (<10,000 square feet) (incl. Apple)	$682	$672	$650	$647	13.0%
Apple	$5,427	$5,373	$5,520	$6,172	1.2%
In-line Tenants (<10,000 square feet) (excl. Apple)	$574	$565	$537	$520	16.3%
(1)	Historical Sales PSF for Collateral Tenants is based on the figures provided from the loan sponsor’s historical sales reports. The loan sponsor defines comp in-line as tenants that have been open for more than 12 months as of the sales report date. The lender completed a separate analysis of tenant sales. The lender looked at “same-store” sales or tenants that have been at Saint Louis Galleria since 2015 and have reported sales figures through T-12 August 2018. Based on the lender’s “same store” sales analysis, Saint Louis Galleria generated same store in-line (<10,000 SF) sales of $734 PSF with an occupancy cost ratio of 11.7% as of T-12 Aug. 2018. Excluding the Apple store, Saint Louis Galleria generated same-store in-line (<10,000 SF) sales of $581 PSF with an occupancy cost ratio of 14.9% as of T-12 Aug. 2018.

(2)	Approximately 95.8%, 88.6%, 94.6 % and 87.8% of in-line tenants by collateral square feet reported sales in 2015, 2016, 2017 and as of trailing 12-month ended August 31, 2018, respectively.

(3)	Sales information represents sales per screen and is based on six screens.

The Market. Saint Louis Galleria is located in an in-fill location with a minimal amount of developable land and is approximately eight miles west of downtown Saint Louis along Interstate 64. According to the appraisal, Saint Louis Galleria is the closest mall to downtown Saint Louis. Saint Louis is home to approximately 7.0 million square feet of office space (over 35,000 employees) within the nearby neighborhood. Additionally, Washington University in Saint Louis and Saint Louis University are both located within a seven mile radius of the Saint Louis Galleria, with a combined student population of approximately 28,000 students.

According to the appraisal, the primary trade area of Saint Louis Galleria is considered to be a seven-mile radius, which had a 2017 population and average household income of 598,543 and $80,012, respectively.

Demographics(1)	5 mile Trade Area	7 mile Trade Area	10 mile Trade Area	Saint Louis CBSA	State of Missouri	USA
2017 Population	293,260	598,543	948,538	2,838,426	6,158,933	325,372,858
2017 Estimated # of Households	130,617	258,686	404,750	1,128,197	2,434,861	123,183,573
2017 Average Household Income	$93,375	$80,012	$77,741	$80,927	$69,400	$81,217
(1)	Source: Appraisal.

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Annex A-3	Benchmark 2018-B8

Saint Louis Galleria

The chart below summarizes Saint Louis Galleria’s competitive set. The appraisal concluded the Saint Louis Galleria to be the most dominant mall in the region followed by West County Center. The appraisal also deemed Plaza Frontenac, which is owned by an affiliate of the loan sponsor, to be a minimal competitive threat to the Saint Louis Galleria due to its different targeted customer base, smaller size and shared ownership. The other enclosed malls in the area, South County Center and Chesterfield Mall, are inferior to Saint Louis Galleria according to the appraisal.

Competitive Set Summary(1)
Property	Location	Proximity (Miles)	Year Built / Renovated	Occupancy | Sales Per Square Foot(2)	Total GLA	Anchors
Saint Louis Galleria(3)	Saint Louis, MO	N/A	1986/2011	96.9% | $520	465,695	Dillard’s, Macy’s, Nordstrom
St. Clair Square Mall	Fairview Heights, IL	20.0	1974/2003	95% | $378	1,109,349	Dillard’s, JC Penney, Macy’s, Sears
West County Center	Des Peres, MO	6.0	2002	95% | $400	1,197,210	Nordstrom, JC Penney, Macy’s Dick’s Sporting Goods
South County Center	Saint Louis, MO	9.0	1963/2002	80% | $250	1,044,146	Dillard’s, JC Penney, Macy’s, Sears (vacant)
Plaza Frontenac	Saint Louis, MO	3.0	1974/2013	95% | $730	485,004	Neiman Marcus, Saks Fifth Avenue
Saint Louis Premium Outlets	Chesterfield, MO	17.0	2013	98% | $485	350,000	Saks Off 5th,
Chesterfield Mall	Chesterfield, MO	12.0	1976/2005	70% | $250	1,264,857	Dillard’s, Macy’s Vacant Sears
(1)	Source: Appraisal.

(2)	Sales PSF figures reflect sales for In-line Tenants (<10,000 square feet) and excluding Apple, where applicable.

(3)	Saint Louis Galleria Occupancy | Sales Per Square Foot and Total GLA figures are based on collateral of 465,695 square feet as of the September 30, 2018 rent roll, the respective sales figures are as of TTM August 2018. Occupancy based on the entire approximate 1.2 million Saint Louis Galleria mall is 98.8%, inclusive of the Dillard’s (313,913 square feet), Macy’s (262,139 square feet) and Nordstrom (138,000 square feet), which are not part of the collateral. The Saint Louis Galleria Occupancy includes five temporary tenants that collectively occupy 5,449 square feet (1.2% of NRA), as well as one tenant that has a signed lease and has yet to take occupancy that accounts for 2,442 square feet (0.5% of NRA).

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Annex A-3	Benchmark 2018-B8

Saint Louis Galleria

Collateral Tenant Summary
Tenant	Ratings Moody’s/S&P/ Fitch(1)	Net Rentable Area (SF)	% of Total NRA	Base Rent Per Square Foot(2)	Lease Expiration(3)	% of Total Base Rent	Most Recent Sales Per Square Foot(4)	Occupancy Cost(4)
Galleria 6 Cinemas	NR/NR/NR	19,624	4.2%	$23.19	8/31/2023	2.0%	$423,954(5)	20.0%
H&M(6)	NR/NR/NR	12,913	2.8%	(6)	1/31/2021	(6)	$303	(6)
Victoria’s Secret	Ba1/BB/NR	12,892	2.8%	46.00	1/31/2026	2.6%	$259	29.9%
Urban Outfitters	NR/NR/NR	12,623	2.7%	46.93	1/31/2021	2.6%	$199	23.6%
Forever 21	NR/NR/NR	11,798	2.5%	62.52	1/31/2020	3.2%	$267	24.2%
Helium Comedy Club(7)	NR/NR/NR	11,477	2.5%	13.87	1/31/2026	0.7%	N/A	N/A
Express Men	NR/NR/NR	11,467	2.5%	34.80	1/31/2024	1.8%	$210	38.6%
Footaction USA(8)	Ba1/BB+/NR	11,114	2.4%	66.84	1/31/2026	3.3%	N/A	N/A
The Cheesecake Factory	NR/NR/NR	10,104	2.2%	40.00	1/31/2023	1.8%	$993	7.4%
GAP(9)	Baa2/BB+/NR	10,068	2.2%	64.49	5/31/2025	2.9%	$335	33.8%
Subtotal / Weighted Average		124,080	26.6%	$42.57		20.8%
Remaining Tenants(6)(10)		327,038	70.2%	56.94		79.2%
Occupied Subtotal / Weighted Average		451,118	96.9%	$53.20		100.0%
Vacant		14,577	3.1%	NAP
Total		465,695	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Base Rent Per Square Foot reflects in-place leases based on the September 30, 2018 rent roll. Base Rent excludes rent for three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 square feet (1.5% of NRA).

(3)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease).

(4)	Most Recent Sales Per Square Foot and Occupancy Cost are provided by the borrower and only include tenants reporting an entire 12 months of sales as of T-12 August 31, 2018. Occupancy Cost excludes utilities reimbursement. Based on a percentage of collateral square feet, approximately 70.5% of in-line tenants (<10,000 square feet) and 69.9% of total collateral tenants reported sales for the period.

(5)	Galleria 6 Cinemas Sales per square feet figure represents sales per screen and is based on six screens.

(6)	H&M is in negotiation to pay percentage rent, according to the loan sponsor. H&M expressed interest in expanding at Saint Louis Galleria into approx. 21,000 square feet. While the expansion is negotiated, the loan sponsor plans to convert H&M to a percent in lieu of approximately 15% of gross sales through January 31, 2021. Underwritten cash flows reflects the H&M rent within the Percentage Rent category.

(7)	Helium Comedy Club, which took occupancy in January 2016, is not required to report sales information.

(8)	Footaction USA, which took occupancy in September 2015, is not required to report sales information.

(9)	GAP refers to all GAP affiliated brands, listed on the rent roll as GAP/GAPKIDS/BABYGAP/GAPBO.

(10)	Remaining Tenants category includes five temporary tenants that collectively occupy 5,449 square feet (1.2% of NRA), as well as one tenant that has a signed leases and has yet to take occupancy that accounts for 2,442 square feet (0.5% of NRA). Remaining Tenants category excludes three tenants vacating in the near term and one dark tenant, which collectively occupy 6,979 square feet (1.5% of NRA).

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Annex A-3	Benchmark 2018-B8

Saint Louis Galleria

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	14,577	3.1%	NAP	NAP	14,577	3.1%	NAP	NAP
2018 & MTM	3	5,229	1.1%	$300,169	1.3%	19,806	4.3%	$300,169	1.3%
2019	16	46,347	10.0%	1,781,810	7.8%	66,153	14.2%	$2,081,979	9.2%
2020	12	38,634	8.3%	1,718,583	7.6%	104,787	22.5%	$3,800,562	16.7%
2021	27	87,106	18.7%	4,539,431	20.0%	191,893	41.2%	$8,339,993	36.7%
2022	12	18,244	3.9%	1,224,075	5.4%	210,137	45.1%	$9,564,069	42.0%
2023	16	66,618	14.3%	3,107,300	13.7%	276,755	59.4%	$12,671,369	55.7%
2024	7	32,542	7.0%	1,587,181	7.0%	309,297	66.4%	$14,258,550	62.7%
2025	8	31,495	6.8%	2,264,926	10.0%	340,792	73.2%	$16,523,476	72.6%
2026	12	73,919	15.9%	3,524,025	15.5%	414,711	89.1%	$20,047,501	88.1%
2027	7	25,214	5.4%	1,596,388	7.0%	439,925	94.5%	$21,643,889	95.1%
2028	3	16,101	3.5%	725,124	3.2%	456,026	97.9%	$22,369,013	98.3%
2029 & Beyond	3	9,669	2.1%	382,820	1.7%	465,695	100.0%	$22,751,833	100.0%
Total	126	465,695	100.0%	$22,751,833	100.0%
(1)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease and that are not considered in the lease rollover schedule or the site plan.

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$21,642,225	$22,648,675	$23,352,079	$23,505,051	$23,292,468	$50.02	60.1%
Vacant Income	0	0	0	0	1,140,069	2.45	2.9
Gross Potential Rent	$21,642,225	$22,648,675	$23,352,079	$23,505,051	$24,432,538	$52.46	63.0%
Percentage Rent(4)	97,128	35,290	56,473	78,668	755,659	1.62	1.9
Total Reimbursements	10,986,639	11,020,889	10,498,671	9,701,744	9,981,597	21.43	25.7
Specialty Leasing Income	2,089,966	2,055,726	1,994,393	2,026,772	2,026,772	4.35	5.2
Other Income(5)	1,065,181	1,706,586	1,385,382	2,091,610	1,585,889	3.41	4.1
Net Rental Income	$35,881,139	$37,467,166	$37,286,999	$37,403,846	$38,782,454	$83.28	100.0%
(Vacancy/Credit Loss)	(89,703)	(93,668)	(93,217)	(93,510)	(1,140,069)	(2.45)	(2.9)
Effective Gross Income	$35,791,437	$37,373,498	$37,193,781	$37,310,336	$37,642,385	$80.83	97.1%
Total Operating Expenses	$10,624,571	$10,525,998	$10,197,175	$10,000,986	$10,481,622	$22.51	27.8%
Net Operating Income	$25,166,866	$26,847,500	$26,996,606	$27,309,350	$27,160,764	$58.32	72.2%
Total TI/LC, Capex/RR	0	0	0	0	676,467	1.45	1.8%
Net Cash Flow	$25,166,866	$26,847,500	$26,996,606	$27,309,350	$26,484,297	$56.87	70.4%
(1)	TTM represents the trailing 12-month period ending August 31, 2018.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Step Rent is based on rent steps through September 30, 2019. Base rent excludes rent from Chipotle (dark tenant), Brow Art 23 (vacating near term), Passport luggage (vacating near term) and Hyperactive by Jimmy Jazz (vacating near term) as vacant in the underwriting.

(4)	Percentage Rent includes the anticipated percentage rent from H&M and J Crew. According to the sponsor, H&M is in negotiation to pay percentage rent. H&M expressed interest in expanding at Saint Louis Galleria into approx. 21,000 square feet. According to the sponsor, while the expansion is negotiated, the loan sponsor plans is to convert H&M to a percent in lieu of approximately 15% of gross sales through January 31, 2021.

(5)	Underwritten Vacancy is reflective of in place economic vacancy.

Property Management. The Saint Louis Galleria is managed by General Growth Services, Inc. an affiliate of the borrower.

Escrows and Reserves. At closing, the borrower deposited $1,593,050 for outstanding tenant improvement allowances and/or leasing commissions in connection with seven leases at the Saint Louis Galleria and deposited $82,295 for free rent associated with tenants with executed leases for which rent payments have not yet commenced.

Tax Escrows – On a monthly basis, during the continuance of a Cash Sweep Period (as defined below), the borrower is required to escrows for real estate taxes in the amount of 1/12 of projected annual property taxes required.

Insurance Escrows – On a monthly basis, during the continuance of a Cash Sweep Period, the borrower is required to escrows for insurance premiums in the amount of 1/12 of projected annual insurance premiums (also waived if blanket policy in place and there is no event of default continuing).

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Annex A-3	Benchmark 2018-B8

Saint Louis Galleria

Replacement Reserves – On a monthly basis, during the continuance of a Cash Sweep Period, the borrower is required to escrows for replacement funds of approximately $9,841 monthly ($0.25 per square foot annually), subject to a cap of $236,181 ($0.51 per square foot) are required.

TI/LC Funds – On a monthly basis, during the continuance of a Cash Sweep Period, the borrower is required to escrows for tenant rollover funds (approximately $78,727 monthly ($2.03 per square foot annually), are required, subject to a cap of $1,889,448 ($4.06 per square foot).

Lockbox / Cash Management. The Saint Louis Galleria Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to deliver letters to all tenants at the deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents.

During the continuance of a Cash Sweep Period, all excess cash will remain in the lender controlled account and held as additional collateral for the Saint Louis Galleria Whole Loan; provided, however, that if a Major Anchor Sweep Period (as defined below) is then continuing the excess cash will be deposited into a major anchor sweep reserve account to be applied pursuant to the mortgage loan documents.

A “Cash Sweep Period” means any period during the continuance of (i) an event of default under the loan documents or mezzanine loan documents, (ii) during a bankruptcy action of the borrower or guarantor, (iii) any Low DSCR Trigger Period (as defined below), or (iv) the continuance of a Major Anchor Sweep Period (as defined below), and continue until such time that borrower has cured the applicable cause of the Cash Sweep Period in accordance with the terms of the mortgage loan documents.

A “Low DSCR Trigger Period” means any period during the continuance of which (i) the debt service coverage ratio (“DSCR”) based on the Saint Louis Galleria Whole Loan is less than 1.45x or (ii) the combined DSCR based on the Saint Louis Galleria total debt is less than 1.30x and will end on the earlier to occur of the date a DSCR of at least 1.45x and a combined DSCR of at least 1.30x is achieved for at least two consecutive calculation dates, as determined by the lender.

A “Major Anchor Sweep Period” will commence upon the earliest to occur of (a) the early termination, early cancellation or early surrender of the Major Anchor (as defined below) premises or upon borrower’s receipt of notice by a Major Anchor of its intent to effect an early termination, early cancellation or early surrender with respect its respective premises, (b) (i) Nordstrom failing to continue to operate its business in at least 130,000 square feet of its 138,000 square feet of space or (ii) Macy’s failing to continue to operate its business in at least 210,000 square feet of its 262,139 square feet or (c) a bankruptcy action of any major anchor or its direct or indirect parent.

A Major Anchor Sweep Period will end if (a) such Major Anchor premises is owned by borrower or an affiliate of the borrower (i) at least (x) if a Major Anchor Sweep Event is in effect with respect to an Occupancy Threshold (as defined below) has been re-tenanted or renewed pursuant to their respective terms , or (ii) a portion of the Major Anchor premises equal to at least the Occupancy Threshold has been redeveloped and/or is being operated for a retail or related use and in a manner which is not inconsistent with the operation of the balance of Saint Louis Galleria and such Major Anchor premises have been re-tenanted pursuant to loan documents, or (iii) a portion of the Major Anchor premises equal to at least the Occupancy Threshold has been redeveloped and is open and being operated for a nonretail use in a manner which is complementary to the use of the balance of Saint Louis Galleria, but only if permitted by lender in its sole and absolute discretion, (b) if such Major Anchor premises is not owned by borrower or an affiliate of borrower, (i) such Major Anchor premises is otherwise occupied and open for business with one or more retail operators in at least the applicable Occupancy Threshold, (ii) such Major Anchor premises has been redeveloped and/or is being operated in a manner which is not inconsistent with the operation of the balance of the Property, as determined by lender and open for business with one or more retail operators in at least the Occupancy Threshold, or (iii) a portion of the Major Anchor premises equal to at least the Occupancy Threshold has been redeveloped and is open and being operated for a non-retail use in a manner which is not inconsistent with the use of the balance of Saint Louis Galleria, but only if approved by lender.

A “Major Anchor” is any of (a) Nordstrom, (b) Macy’s, or (c) any other owner, operator or tenant with respect to substantially all of any space occupied by such anchor tenants.

The “Occupancy Threshold” is 125,000 square feet of the 138,000 square foot Nordstrom space (90.6%) and 157,000 square feet of the 262,139 square feet Macy’s space (60.0%).

Additional Debt.   DBNY and Société Générale have provided a mezzanine loan comprised of two subordinate notes with an aggregate principal balance of approximately $25.0 million (the “Saint Louis Galleria Mezzanine Loan”). The Saint Louis Galleria Mezzanine Loan is secured by a pledge of the direct equity interest in the borrower and is coterminous with the Saint Louis Galleria Whole Loan. The Saint Louis Galleria Mezzanine Loan accrues interest at a rate of 6.25000% per annum and is fully amortizing by the November 1, 2028 maturity date pursuant to a fixed amortization schedule as set forth in Annex I in the Prospectus. The Saint Louis Galleria Mezzanine

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Annex A-3	Benchmark 2018-B8

Saint Louis Galleria

Loan is expected to be sold to a third party. Including the Saint Louis Galleria Mezzanine Loan, the cumulative Cut-off Date LTV is 56.8%, the cumulative UW NCF DSCR is 1.55x and the cumulative UW NOI Debt Yield is 10.3%. The rights of the lender of the Saint Louis Galleria Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Acquired Expansion Parcels.  The borrower has the right, at its own expense, to acquire one or more parcels of land that constitutes an integral part of, or adjoins, the shopping center in which the Saint Louis Galleria is located and is not owned by the borrower on the date of origination of the Saint Louis Galleria Whole Loan (which shall expressly include any anchor premises or any part thereof) (“Expansion Parcel”), to become additional collateral for the Saint Louis Galleria Whole Loan whereupon, after amending the mortgage loan documents, such parcel will constitute a portion of the Saint Louis Galleria, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the borrower acquires a fee simple or leasehold interest to the applicable Expansion Parcel and (iii) the expansion does not adversely affect the debt service coverage ratio except in a de minimis manner.

Partial Release and Substitution.  The borrower may obtain the release of (A) one or more vacant, non-income producing and unimproved parcels or outlots and/or one or more parcels that adjoin the shopping center acquired by the borrower or (B) an Expansion Parcel upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the parcel subject to the release is not necessary for the remaining Saint Louis Galleria to comply with zoning or legal requirements, (iii) the release will not result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of certificates, (iv) the release will not result in an LTV ratio that does not comply with REMIC guidelines and (v) the release will not result in a material diminution in the value of Saint Louis Galleria. In addition, with respect to an Expansion Parcel that is an anchor premises, such anchor premises may be released with the reasonable consent of Lender to another retail operator that has agreed in writing to open and operate the anchor premises for retail use within 24 months from the date of release and no reserve have been expended with respect to such anchor premises.

In addition, the borrower is permitted to obtain the release of collateral parcels (an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels (each, an “Acquired Parcel”) as collateral for the Saint Louis Galleria Whole Loan upon 20 days prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel is vacant, non-income producing and unimproved (or improved only by landscaping or readily re-locatable facilities), (ii) with respect to the Acquired Parcel, the borrower has delivered, among other things (a) an environmental report acceptable to lender, (b) title insurance and (c) if the Acquired Parcel is improved, a property condition report indicating that the Acquired Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, in an amount equal to $13,750,000 (“Alteration Threshold”), cash or a guaranty from the guarantor in an amount equal to 125% of any estimated repairs or remediation costs, as applicable are provided, (iii) the LTV ratio of the remaining Saint Louis Galleria (after giving effect to such substitution) is equal to or less than 125% unless the Acquired Parcel has a fair market value equal to or greater than the fair market value of the Exchange Parcel and (iv) the substitution does not adversely affect the debt service coverage ratio of the Saint Louis Galleria except in a de minimis manner. See “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans – Partial Releases” in the Prospectus.

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Annex A-3	Benchmark 2018-B8
10 Brookline Place

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Annex A-3	Benchmark 2018-B8
10 Brookline Place

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Annex A-3	Benchmark 2018-B8
10 Brookline Place

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Annex A-3	Benchmark 2018-B8
10 Brookline Place

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$50,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$50,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.8%	Net Rentable Area (SF):	173,439
Loan Purpose:	Acquisition	Location:	Brookline, MA
Borrower:	10 BP Realty, LLC	Year Built / Renovated:	1969 / 2010
Sponsors(2):	The Bulfinch Companies, Inc.,	Occupancy:	100.0%
	Harrison Street Real Estate Capital,	Occupancy Date:	12/1/2018
	LLC, National Real Estate Advisors	Number of Tenants:	1
Interest Rate:	4.33700%	2015 NOI:	$8,369,126
Note Date:	11/7/2018	2016 NOI:	$8,758,196
Maturity Date:	12/1/2028	2017 NOI(3):	$8,723,969
Interest-only Period:	120 months	TTM NOI (as of 9/2018)(3):	$5,367,487
Original Term:	120 months	UW Economic Occupancy:	98.0%
Original Amortization:	None	UW Revenues:	$12,645,120
Amortization Type:	Interest Only	UW Expenses:	$4,248,959
Call Protection:	L(13),Grtr1%orYM(103),O(4)	UW NOI(3):	$8,396,161
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$7,910,531
Additional Debt:	Yes	Appraised Value / Per SF(4):	$166,000,000 / $957
Additional Debt Balance(1):	$32,000,000	Appraisal Date:	1/1/2019
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$473
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$473
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	49.4%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV(4):	49.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.19x
Other:	$1,073,194	$0	N/A	UW NOI Debt Yield:	10.2%

Sources and Uses
Sources		Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan		$82,000,000	49.9%	Purchase Price	$153,054,729	93.1%
Sponsor Equity		82,455,968	50.1%	Outstanding Dana Farber Leasing Costs(6)	6,294,375	3.8%
				Closing Costs	4,033,670	2.5%
				Upfront Reserves	1,073,194	0.7%
Total Sources		$164,455,968	100.0%	Total Uses	$164,455,968	100.0%

(1)	The 10 Brookline Place loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance as of the Cut-off Date of $82.0 million. Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $82.0 million 10 Brookline Place Whole Loan (as defined below).

(2)	There is no nonrecourse carveout guarantor for the 10 Brookline Place Whole Loan. For a full description of the Sponsors, please refer to “The Loan Sponsors” below.

(3)	The decrease in 2017 NOI to TTM NOI (as of 9/2018) and the increase from TTM NOI (as of 9/2018) to UW NOI is primarily attributable to free rent associated with the Dana Farber expansion lease for which all outstanding free rent obligations will expire in November 2019.

(4)	Cut-off Date LTV and Maturity Date LTV are calculated based on the “As Stabilized” appraised value, which assumes the mortgaged property achieves a stabilized occupancy as of January 1, 2019 and that all outstanding lease obligations in connection with the Dana Farber lease have been paid. At loan origination all remaining free rent obligations were reserved. The “As-Is” appraised value as of May 11, 2018 is $156,000,000, which assumes the aforementioned lease obligations are still outstanding and results in a Cut-off Date LTV and Maturity Date LTV of 52.6%. The appraisal also provided a “Hypothetical Go Dark” value of $131,000,000, which assumes the property is vacant and available for lease. The Cut-off Date LTV based on the “Hypothetical Go Dark” value is 62.6%.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(6)	Outstanding Dana Farber Leasing Costs includes an approximately $6.1 million tenant improvement allowance and an approximately $171,195 free rent reserve deposit associated with outstanding leasing obligations paid to Dana Farber at closing. The Purchase Price above reflects the net purchase price excluding the aforementioned leasing obligations paid by the borrower at closing.

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Annex A-3	Benchmark 2018-B8
10 Brookline Place

The Loan. The 10 Brookline Place loan is secured by a first mortgage lien on the borrower's fee interest in a 173,439 square foot Class A office building located in Brookline, Massachusetts approximately 0.5 miles southwest of the Longwood Medical Area. The whole loan has an aggregate outstanding principal balance as of the Cut-off Date of $82.0 million (the “10 Brookline Place Whole Loan”) and is comprised of two pari passu notes, each as described below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $50.0 million, will be contributed to the Benchmark 2018-B8 Trust. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of $32.0 million, is currently held by JPMCB and is expected to be contributed to one or more future securitization trusts. The relationship between the holders of the 10 Brookline Place Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus. The 10 Brookline Place Whole Loan has a 10-year term and will be interest only for the entire term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2018-B8	Yes
A-2	32,000,000	32,000,000	JPMCB	No
Total	$82,000,000	$82,000,000

The Borrower. The borrowing entity for the 10 Brookline Place Whole Loan is 10 BP Realty, LLC, a Delaware limited liability company and a single-purpose entity structured to be bankruptcy remote with one independent director.

The Loan Sponsors. The loan sponsors of the 10 Brookline Place Whole Loan are The Bulfinch Companies, Inc. (“Bulfinch”), National Real Estate Advisors and Harrison Street Real Estate Capital, LLC (“Harrison Street”). Bulfinch is a third-generation commercial real estate investment firm specializing in the development, acquisition, repositioning and management of properties in the Greater Boston area. The firm has real estate assets of nearly $1.0 billion and currently owns and/or manages approximately 3.0 million square feet of real estate. National Real Estate Advisors is a real estate investment firm headquartered in Washington, DC that has approximately $2.7 billion of assets under management across 57 investments spanning various real estate sectors including mixed use, multifamily, office, retail, industrial, hospitality and data storage. Harrison Street is a real estate investment manager headquartered in Chicago, Illinois that manages approximately $12.2 billion in property assets and publicly traded securities. There is no nonrecourse carveout guarantor for the 10 Brookline Place Whole Loan, and the borrower is the sole party that is liable for breaches or violations of the nonrecourse carveout provisions in the loan documents or the environmental indemnity. In lieu of having a nonrecourse carveout guarantor be a party to the environmental indemnity, the borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability.

The Property. The 10 Brookline Place property is a six-story, 173,439 square foot Class A office building located in the Brookline Village neighborhood of Brookline, Massachusetts, approximately 0.5 miles southwest of the Longwood Medical Area (“LMA”). The LMA is an approximately 20.0 million square foot, 213-acre medical center which features 22 institutions, including three hospitals and three research centers. The 10 Brookline Place property was originally built in 1969 and was expanded in 2010. The 10 Brookline Place property has a two-level, 208-space underground parking garage in addition to approximately eight surface parking spaces, which results in a parking ratio of approximately 1.25 spaces per 1,000 square feet.

As of December 1, 2018, the 10 Brookline Place property is 100.0% leased to Dana Farber through December 2030. Founded in 1947, Dana Farber has been named the top ranked cancer hospital in New England by US News World and Report for 16 consecutive years, and is the only cancer center in the country ranked in the top five for both adult and pediatric cancer programs. Dana Farber employs more than 5,000 staff, faculty and clinicians supporting more than 640,000 annual outpatient visits, more than 1,000 hospital discharges per year and has approximately 575-600 therapeutic clinical trials open at any given time for patient accrual. Thirty-five of the 75 cancer drugs approved by the FDA in 2017 for use in cancer patients were developed at Dana Farber. Dana Farber is a principal teaching affiliate of Harvard Medical School, a federally designated Center for AIDS Research and a founding member of the Dana Farber/Harvard Cancer Center, a federally designated comprehensive cancer center.

Dana Farber has been an office tenant at the 10 Brookline Place property since 2001, housing elements of its legal, accounting and development departments, as well as the nucleus of The Jimmy Fund, the fundraising arm of the Institute. Dana Farber's leased space has expanded at 10 Brookline Place, from approximately 88,821 square feet in July 2001 to 173,439 square feet in January 2018. Dana Farber amended and restated its lease in January 2018 and, as of October 1, 2018, occupies the entire building under a 13-year renewal term with two consecutive 10-year extension options and no termination options. At the time of acquisition, the borrower paid approximately $6.3 million to Dana Farber in connection with outstanding leasing costs. The approximately $153.1 million purchase price reflects the net amount paid to the previous owner, exclusive of the aforementioned amounts paid to Dana Farber. Additionally, the borrower was required at loan origination to reserve approximately $1.1 million for the remaining free rent associated with the Dana Farber expansion lease for January 2019 through November 2019.

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Annex A-3	Benchmark 2018-B8
10 Brookline Place

The 10 Brookline Place property is located on the northwest corner of Washington Street (Route 9) and Boylston Street in the Brookline Village neighborhood of Brookline, Massachusetts. Route 9 is a heavily travelled roadway that extends east to Boston and west to Worcester and provides access to Route 128/I-95.

The 10 Brookline Place property is located approximately 0.5 miles southwest of the LMA, which features medical institutions including the Beth Israel Deaconess Medical Center, Boston Children’s Hospital, Dana Farber Cancer Institute, Joslin Diabetes Center, Massachusetts College of Pharmacy and Health Sciences and Harvard Medical School. The LMA is located approximately 3.0 miles southwest of downtown Boston, adjacent to the neighborhoods of Fenway, Mission Hill, Audubon Circle and the Town of Brookline. More than 110,800 people commute to and visit the LMA daily including employees, students, volunteers, patients and visitors. The LMA is served by rail stations at opposite ends of Longwood Avenue on the MBTA Green Line D Branch and E Branch, as well as the LMA Medical Academic and Scientific Community Organization shuttle busses. The LMA is projected to grow by approximately 13,200 employees and approximately 6.9 million gross square feet by 2030.

The Market. According to the appraisal, the 10 Brookline Place property is located in the Route 128 West office submarket within the greater Boston office market. According to the appraisal, as of the first quarter of 2018, the Route 128 West office submarket, was comprised of 1,112 buildings and approximately 38.2 million square feet with an overall vacancy rate of 10.3% and average rents of approximately $27.53 per square foot. The appraisal identified 10 comparable NNN office leases in the Boston market signed between January 2016 and May 2018 and ranging in size from approximately 6,185 square feet to 143,750 square feet. Base rents for comparable NNN office leases ranged from $35.75 to $53.25 per square foot, with a weighted average of approximately $42.40 per square foot. The underwritten base rent for the property, based on the straight-line average over the remaining loan term, is $43.58 per square foot, in-line with the appraisal’s concluded NNN market rent of $42.50 per square foot.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of December 1, 2018.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Dana Farber	A1 / A / NR	173,439	100.0%	$43.58	100.0%	12/31/2030

(1)	Based on the underwritten rent roll dated December 1, 2018.

(2)	Ratings represent those of revenue bonds issued through the Massachusetts Development Finance Agency.
(3)	Base Rent PSF represents average rent over the remaining loan term (current contractual rent is $40.37 per square foot).

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2029 & Beyond	1	173,439	100.0%	$7,558,229	100.0%	173,439	100.0%	$7,558,229	100.0%
Total	1	173,439	100.0%	$7,558,229	100.0%

(1)	Based on the underwritten rent roll dated December 1, 2018.

(2)	Base Rent Expiring includes current contractual rent of $40.37 PSF and average rent over the remaining loan term.

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Annex A-3	Benchmark 2018-B8
10 Brookline Place

Operating History and Underwritten Net Cash Flow
	2015	2016	2017(1)	TTM(1)(2)	Underwritten(1)	Per Square Foot	%(3)
Rents in Place(4)	$7,228,869	$7,691,319	$7,691,319	$6,887,055	$7,558,229	$ 43.58	58.6%
Vacant Income	0	0	0	0	0	0	0.0%
Total Reimbursements	5,154,152	5,089,282	4,933,426	4,323,422	5,344,954	30.82	41.4%
Net Rental Income	$12,383,021	$12,780,601	$12,624,745	$11,210,477	$12,903,183	$74.40	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(258,064)	(1.49)	(2.0)%
(Concessions)	0	0	0	(1,902,992)	0	0	0.0%
EGI Before Other Income	$12,383,021	$12,780,601	$12,624,745	$9,307,485	$12,645,120	$72.91	98.0%
Other Income	0	0	0	0	0	0	0.0%
Effective Gross Income	$12,383,021	$12,780,601	$12,624,745	$9,307,485	$12,645,120	$72.91	98.0%
Total Expenses	4,013,895	4,022,405	3,900,776	3,939,998	4,248,959	24.50	33.6%
Net Operating Income	$8,369,126	$8,758,196	$8,723,969	$5,367,487	$8,396,161	$48.41	66.4%
Total TI/LC, Capex/RR	0	0	0	0	485,629	2.80	3.8%
Net Cash Flow	$8,369,126	$8,758,196	$8,723,969	$5,367,487	$7,910,531	$45.61	62.6%
(1)	The decrease in 2017 Net Operating Income to TTM Net Operating Income and the increase from TTM Net Operating Income to Underwritten Net Operating Income is primarily attributable to free rent associated with the Dana Farber expansion lease for which all outstanding free rent obligations will expire in November 2019.

(2)	TTM reflects the trailing 12-month period ending September 30, 2018.

(3)	% column represents the percent of Net Rental Income for all revenue lines and represents the percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Rents in Place represents average rent over the remaining loan term (current contractual rent is $40.37 PSF).

Property Management. The property is managed by The Bulfinch Companies, Inc., an affiliate of the borrower.

Escrows and Reserves. At loan origination, the borrower deposited $1,073,194 into a free rent reserve account to cover free rent associated with the Dana Farber lease.

Tax Escrows – The borrower is required to make monthly deposits into the real estate tax reserve in the amount of 1/12 of annual estimated real estate taxes (a) during an event of default, (b) if the debt service coverage ratio, as calculated in the loan documents and based on the trailing three-month period immediately preceding the date of determination, is less than 1.35x or (c) if the borrower fails to provide evidence satisfactory to the lender that all taxes and other charges have been paid prior to the related due date.

Insurance Escrows – The borrower is required to make monthly deposits into the insurance reserve account in the amount of 1/12 of the annual insurance premiums (a) upon an event of default or (b) if an acceptable blanket insurance policy is not in place.

Lockbox / Cash Management. The 10 Brookline Place Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to send a tenant direction letter to the sole tenant at the 10 Brookline Place property instructing it to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the 10 Brookline Place Whole Loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure or payment in full of all principal and interest on the 10 Brookline Place Whole Loan.

A “Cash Sweep Event” means the occurrence of (i) an event of default or (ii) a DSCR Trigger Event (as defined below).

A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (which may not be unreasonably withheld, conditioned or delayed unless the lender has accelerated the 10 Brookline Place Whole Loan, commenced foreclosure proceedings or initiated any other remedy) or (b) with respect to a DSCR Trigger Event, a DSCR Cure Event (as defined below) has taken place.

A “DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the loan documents and based on the trailing three-month period immediately preceding the date of determination) is less than 1.25x.

A “DSCR Cure Event” means the debt service coverage ratio (as calculated in the loan documents and based on the trailing three-month period immediately preceding the date of determination) is at least 1.25x for two consecutive quarters.

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590 East Middlefield

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590 East Middlefield

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Annex A-3	Benchmark 2018-B8

590 East Middlefield

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$48,750,000	Title:	Fee
Cut-off Date Principal Balance:	$48,750,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.6%	Net Rentable Area (SF):	99,880
Loan Purpose:	Acquisition	Location:	Mountain View, CA
Borrower:	SHP Middlefield, LLC	Year Built / Renovated:	2012 / N/A
Sponsor:	Peter Pau	Occupancy:	100.0%
Interest Rate:	5.36900%	Occupancy Date:	12/6/2018
Note Date:	11/8/2018	Number of Tenants:	1
Final Maturity Date:	12/6/2028	2015 NOI(1):	N/A
Interest-only Period:	120 months	2016 NOI(1):	N/A
Original Term:	120 months	2017 NOI:	$3,889,040
Original Amortization:	None	TTM NOI (as of 5/2018):	$3,789,791
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(24),Def(92),O(4)	UW Revenues:	$4,878,115
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$1,021,799
Additional Debt:	N/A	UW NOI:	$3,856,315
Additional Debt Balance:	N/A	UW NCF:	$3,836,339
Additional Debt Type:	N/A	Appraised Value / Per SF(2):	$80,000,000 / $801
		Appraisal Date:	7/16/2018

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$488
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$488
Insurance:	$0	Springing	N/A	Cut-off Date LTV(2):	60.9%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV(2):	60.9%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.45x
Other:	$0	$0	N/A	UW NOI Debt Yield:	7.9%

Sources and Uses(4)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$48,750,000	47.4%	Purchase Price	$80,000,000	77.8%
Bridge Loan	20,500,000	19.9	Bridge Loan Payoff	20,848,815	20.3%
Sponsor Equity	33,622,192	32.7	Closing Costs	2,023,377	2.0%
Total Sources	$102,872,192	100.0%	Total Uses	$102,872,192	100.0%

(1)	Full year 2015 NOI and 2016 NOI are not available as the loan sponsor acquired the 590 East Middlefield Property (as defined below) in September 2018.

(2)	Based on the appraised “Go Dark Value” of $75,000,000, the Cut-off Date LTV and Maturity Date LTV for the 590 East Middlefield Loan is 65.0%.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	The loan sponsor purchased the 590 East Middlefield Property for $80,000,000 in September 2018. At the time of acquisition, Deutsche Bank AG, New York Branch provided a $20,500,000 bridge loan and the loan sponsor contributed $60,673,003 in equity. The 590 East Middlefield Loan was used to pay off the bridge loan and returned approximately $27,050,811 to the loan sponsor. The loan sponsor’s net equity contribution is $33,622,192.

The Loan. The 590 East Middlefield loan (the “590 East Middlefield Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 99,880 square foot office in Mountain View, California (the “590 East Middlefield Property”), which is 100.0% occupied by Omnicell, Inc. through October 15, 2022. The 590 East Middlefield Loan has an outstanding principal balance as of the Cut-off Date of $48.75 million, a 10-year term and will be interest only for the entire loan term.

The Borrower. The borrowing entity for the 590 East Middlefield Loan is SHP Middlefield, LLC, a Delaware limited liability company structured to be bankruptcy remote with one independent director.

The Loan Sponsor. The loan sponsor and the non-recourse carveout guarantor is Peter Pau, who is the Principal and co-founder of Sand Hill Property Group. Sand Hill Property Company (“SHPC”) is a real estate investment and development firm that was founded in 1988 by Peter and Susanna Pau. SHPC specializes in Silicon Valley real estate and focuses on long-term real estate investments. The company’s portfolio of assets includes shopping centers, mixed-use communities, office complexes, and hotels. SHPC has developed more than 40 projects encompassing approximately 14.0 million square feet of building area throughout the Silicon Valley area. Sand Hill

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Property Company self-manages all of their assets using their in-house property management division. See “Description of the Mortgage Pool – Litigation and Other Considerations” in the Prospectus.

The Property. The 590 East Middlefield Property is a three-story Class A office building containing 99,880 square feet and located at 590 East Middlefield Road in Mountain View, California. The 590 East Middlefield Property was built in 2012 and is currently 100% leased to a single tenant, Omnicell, Inc. The collateral includes a two-level parking structure containing 113 covered parking spaces and 201 surface parking spaces that surround the parking structure and office building. The 314 total spaces equate to a parking ratio of 3.14 spaces per 1,000 square feet of net rentable area.

The 590 East Middlefield Property was built-to-suit for Omnicell, Inc. and has served as the tenant’s headquarter office since construction in 2012. Omnicell, Inc. (NASDAQ: OMCL) is an American healthcare solutions company founded in 1992 in Mountain View, California, and has offices located in California, Florida, Illinois, North Carolina and Pennsylvania. Omnicell, Inc. specializes in medication and supply automation solutions for healthcare organizations and focuses heavily on pharmacy, nursing, materials management, and IT. Omnicell was founded in 1992 by Randall A. Lipps, who served as Chairman of the Board of Directors since 1992 and assumed the role of President and CEO in 2002. Omnicell, Inc. became a publicly traded company in August 2001, and since 2003, the San Jose Mercury News has recognized Omnicell, Inc. as one of the top Silicon Valley companies, as measured by market capitalization. Omnicell, Inc.’s solutions are used in over 4,000 hospitals throughout the world.

As of December 2017, Omnicell, Inc. reported annual net revenue in excess of $716.2 million, up 3.4% from $692.6 million in 2016 and 47.8% from $484.6 million in 2015. The year-over-year revenue increase was primarily attributed to a 20% increase in service and other revenues, which represented 29% of total revenues in 2017. Product bookings increased by 5%, from $541 million in 2016 to $568 million in 2017, driven by the company’s growth strategies in differentiated products, new markets, and by the contributions from Omnicell’s acquisitions of Aesynt, Ateb and InPharmics in 2017. In the third quarter of 2018, Omnicell, Inc. had revenue of $204.3 million, up $17.5 million, or 9.4%, from the third quarter 2017. As of November 27, 2018, Omnicell, Inc. was valued at $73.24 per share, with market capitalization of approximately $2.883 billion.

Omnicell, Inc. signed a 10-year lease in 2012, and has a current annual base rent of $39.98 per square foot, which will increase to $41.18 per square foot on October 1, 2019. The Omnicell, Inc. lease is structured with an annual rental rate increase of 3.0% throughout the remainder of the term. The tenant has two, five-year extension options remaining with a minimum 12-month notice period, and no early termination options. The base rent at each extension period is expected to be equal to 95% of the greater of (i) the base rent being paid by the tenant at the end of the then-expiring term or (ii) fair market rent according to the lease.

The 590 East Middlefield Property is located in Mountain View, California, a suburban city located at the base of the San Francisco Peninsula, approximately 12 miles west of San Jose and approximately 50 miles south of San Francisco. The surrounding area is nearly 100% built out with predominantly office and R&D buildings. The City of Mountain View is home to a broad range of tech companies, from growth-stage startups to some of the largest tech companies in the world, including Google, Microsoft, Mozilla, LinkedIn, Symantec, and Intuit, among others. Googleplex, the corporate headquarters of Google, Inc. and its parent company Alphabet, Inc., is located less than five miles northwest of the 590 East Middlefield Property. The San Jose International Airport is located approximately 10 miles east of the 590 East Middlefield Property, while the San Francisco International Airport is located approximately 26 miles to the northwest. The 590 East Middlefield Property is additionally located adjacent to the Middlefield Light Rail Station.

The Market. The 590 East Middlefield Property is located in Silicon Valley, within the San Jose-Sunnyvale-Santa Clara metropolitan statistical area (the “San Jose MSA”). According to Claritas, the San Jose MSA had a March 2018 population of approximately 2.0 million. Silicon Valley, which is primarily located within Santa Clara County, encompasses 1,290 square miles of land along the southern portion of the San Francisco Peninsula and Bay Area, with a population density of 1,518 persons per square mile. Silicon Valley is one of the top research and development areas of the world, and is home to numerous corporate headquarters, startup companies, and multiple Fortune 500 corporations. The San Jose MSA had an unemployment rate as of March 2018 of 3.2%, down from 3.4% in March 2017, 3.9% in March 2016 and 4.2% in March 2015.

The Mountain View office submarket contains approximately 8.8 million square feet of inventory, accounting for approximately 10.5% of the greater Silicon Valley market. According to the appraisal, as of the second quarter of 2018, the submarket had a vacancy rate of 6.6% with average annual asking rent ranging from approximately $60.00 to $63.00 per square foot, NNN, which represents the highest rental rate among submarkets in the Silicon Valley market. This is a significant increase to market rental rates when the original Omnicell, Inc. lease was signed. Additionally, the appraiser concluded to a “Go Dark Value” of $75,000,000, which represents approximately 154.0% of the loan amount and land value of $23,300,000, which represents approximately 47.8% of the loan amount.

The appraisal identified seven buildings with comparable lease information to the 590 East Middlefield Property. Rental rates at the comparable buildings ranged from $53.40 to $71.40 per square foot, with a weighted average of $59.29 per square foot, NNN. The appraisal concluded to a market rental rate of $60.00 per square foot, NNN, for the 590 East Middlefield Property. The current rental rate of $39.98 per square foot, NNN is approximately 33.4% below market.

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The following table presents certain information relating to comparable leases to the 590 East Middlefield Property:

Comparable Office Leases(1)
Property Name	Location	Year Built	Distance from Subject (Mi)	Tenant Name	Lease Date	Lease Term (Mos.)	Lease Area (Sq. Ft.)	Annual Base Rent PSF	Lease Type
590 East Middlefield Property	Mountain View, CA	2012	N/A	Omnicell, Inc.	Nov-12	120	99,880	$39.98	NNN
605 Fairchild Drive	Mountain View, CA	1997	0.7	Coupang	Apr-17	62	53,361	$58.80	NNN
Mountain View Corporate Center	Mountain View, CA	1988	1.2	Coursera, Inc.	May-17	87	47,053	$69.00	NNN
Mountain View Corporate Center	Mountain View, CA	1988	1.3	Atlassian	Oct-17	120	67,000	$71.40	NNN
The Offices at The Village	Mountain View, CA	2017	4.5	WeWork Enterprise	Oct-17	120	239,006	$65.40	NNN
Fountain Park	Mountain View, CA	1980	0.0	JD.com	Nov-17	60	58,584	$56.40	NNN
Moffett Tower I Blds. E & F	Sunnyvale, CA	2009	2.3	Amazon.com	Jun-18	120	448,984	$53.40	NNN
Grove 221	Sunnyvale, CA	2018	2.3	23andMe, Inc.	Jun-18	144	154,987	$60.00	NNN
(1)	Source: Appraisal.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Although full year 2015 and 2016 financials are not available due to the acquisition, Omnicell, Inc. has been in occupancy at the 590 East Middlefield Property since 2012.

(2)	Current occupancy is as of December 6, 2018.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Base Rent	Lease Expiration Date(2)
Omnicell, Inc.	NR/NR/NR	99,880	100.0%	$39.98	100.0%	10/15/2022
(1)	Based on the underwritten rent roll.

(2)	Omnicell, Inc. has two, five-year renewal options through March 2032. The tenant does not have any early termination options.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0%	$0	0.0%%	0	0.0%	$0	0.0%
2019	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%%	0	0.0%	$0	0.0%
2022	1	99,880	100.0%	3,993,202	100.0%%	99,880	100.0%	$3,993,202	100.0%
2023	0	0	0.0%	0	0.0%%	99,880	100.0%	$3,993,202	100.0%
2024	0	0	0.0%	0	0.0%%	99,880	100.0%	$3,993,202	100.0%
2025	0	0	0.0%	0	0.0%%	99,880	100.0%	$3,993,202	100.0%
2026	0	0	0.0%	0	0.0%%	99,880	100.0%	$3,993,202	100.0%
2027	0	0	0.0%	0	0.0%%	99,880	100.0%	$3,993,202	100.0%
2028	0	0	0.0%	0	0.0%%	99,880	100.0%	$3,993,202	100.0%
2029 & Beyond	0	0	0.0%	0	0.0%%	99,880	100.0%	$3,993,202	100.0%
Total	1	99,880	100.0%	$3,993,202	100.0%
(1)	Based on the underwritten rent roll.

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590 East Middlefield

Operating History and Underwritten Net Cash Flow
	2017	TTM 5/31/2018	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$3,791,907	$3,838,952	$4,113,058	$41.18	80.1%
Vacant Income	0	0	0	0.00	0.0
Gross Potential Rent	$3,791,907	$3,838,952	$4,113,058	$41.18	80.1%
Total Reimbursements(4)	1,086,862	970,588	1,021,799	10.23	19.9
Net Rental Income	$4,878,769	$4,809,540	$5,134,857	$51.41	100.0%
(Vacancy)(5)	0	0	(256,743)	(2.57)	(5.00)
Effective Gross Income	$4,878,769	$4,809,540	$4,878,115	$48.84	95.0%
Total Expenses	$989,729	$1,019,749	$1,021,799	$10.23	20.9%
Net Operating Income	$3,889,040	$3,789,791	$3,856,315	$38.61	79.1%
Total TI/LC, Capex/RR	0	0	19,976	0.20	0.4
Net Cash Flow	$3,889,040	$3,789,791	$3,836,339	$38.41	78.6%

(1)	Full year 2015 and 2016 financials are not available as the loan sponsor acquired the 590 East Middlefield Property in September 2018.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Underwritten Rents in Place represents the in-place rental rate per the Omnicell, Inc. lease, plus $119,856 in step rent that will be in effect on October 1, 2019.
(4)	2017 Total Reimbursements are higher than 2017 Total Expenses due to tenant true-up of prior reimbursements.
(5)	Underwritten Vacancy represents 5.0% of Net Rental Income, in line with the appraiser’s concluded economic vacancy and collection loss of 5.0%.

Property Management. The 590 East Middlefield Property is managed by Sand Hill Property Management, LLC, an affiliate of the borrower.

Escrows and Reserves. At loan origination, the borrower was not required to deposit upfront reserves.

Tax Escrows – The borrower’s obligation to escrow an amount as determined by lender (in equal monthly installments) in order to accumulate sufficient funds to pay all real estate taxes at least 30 days prior to their respective due dates is waived so long as, among other things, Omnicell, Inc. continues to pay taxes on a monthly basis.

Insurance Escrows – The borrower’s obligation to escrow an amount as determined by lender (in equal monthly installments) in order to accumulate sufficient funds to pay all insurance premiums for the policy renewal at least 30 days prior to the respective due dates is waived so long as an acceptable blanket policy is in effect or, among other things, Omnicell, Inc. pays insurance premiums on a monthly basis. An acceptable blanket policy is in effect as of the closing date.

Replacement Reserves – The borrower’s obligation to escrow an amount sufficient to pay all required annual capital expenditures is waived so long as, among other things, Omnicell, Inc. continues to pay all capital expenditures at the 590 East Middlefield Property.

Lockbox / Cash Management. The 590 East Middlefield Loan is structured with a hard lockbox and springing cash management. The 590 East Middlefield Loan documents required the borrower or the property manager to deliver tenant direction letters at loan origination, which directed tenants to pay rent directly to a lender-controlled lockbox account and required that all other money received by the borrower or manager with respect to the 590 East Middlefield Property (other than tenant security deposits required to be held in escrow accounts) be promptly deposited within one business day into such lockbox account during the term of the 590 East Middlefield Loan. Prior to the occurrence of a Trigger Period (as defined below), all amounts in the lockbox account are required to be transferred to or at the direction of the borrower on a daily basis. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. During a Trigger Period, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held by the lender as additional collateral for the 590 East Middlefield Loan unless such Trigger Period was due to the occurrence of a Lease Sweep Period (as defined below), in which event such funds will be disbursed to the lease sweep accounts, provided, however, that to the extent no Trigger Period is then ongoing, funds in the excess cash flow account will be made available to the borrower.

A “Trigger Period” occurs on the date that any of the following has occurred: (i) an event of default, (ii) the debt service coverage ratio, as calculated in the loan documents at the end of each calendar quarter, falls below 1.30x or (iii) the commencement of a Lease Sweep Period.

A Trigger Period may be cured (a) with respect to clause (i) above, upon the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) above, upon the achievement of a debt service coverage ratio of 1.35x or greater for two consecutive calendar quarters and (c) with respect to clause (iii), when such Lease Sweep Period has ended.

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A “Lease Sweep Period” commences upon the earlier of (a) (i) the date that is 18 months prior to the expiration of a Lease Sweep Lease (as defined below) or (ii) the date by which the Lease Sweep Tenant (as defined below) is required under the Lease Sweep Lease to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised), (b) the borrower’s or the manager’s receipt of written notice by a Lease Sweep Tenant exercising its right to terminate the Lease Sweep Lease, (c) the early termination, early cancellation or early surrender of a Lease Sweep Lease or the borrower’s receipt of notice by a Lease Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease, (d) a Lease Sweep Tenant ceasing to operate its business at the 590 East Middlefield Property (i.e., “going dark”) in at least 25% or more of its space, (e) a monetary or material non-monetary default under a Lease Sweep Lease by a Lease Sweep Tenant beyond any applicable notice and cure period or (f) upon an insolvency proceeding of a Lease Sweep Tenant or its parent.

A Lease Sweep Period will end, (i) with respect to clauses (a), (b), (c) and (d) above, upon the entirety of the lease sweep space (or applicable portion thereof) being leased pursuant to one or more qualified leases, and in lender’s reasonable judgment, sufficient funds having been accumulated in the lease sweep account to cover all anticipated leasing expenses in connection therewith, (ii) with respect to clause (a) above, on the date on which the Lease Sweep Tenant exercises its renewal or extension option with respect to all of its lease sweep space, (iii) with respect to clause (b) above, if such termination option is not exercised by the Lease Sweep Tenant, (iii) with respect to clause (e) above, on the date on which the subject default has been cured, (iv) with respect to clause (f) above, upon either the applicable insolvency proceeding having terminated or the Lease Sweep Lease having been assumed and assigned to a third party in a manner reasonably satisfactory to the lender, or (v) with respect to clauses (a), (b), (c), (d), (e) and (f) above, on the date on which the following amounts have accumulated in the lease sweep reserve: (x) $40.00 per square foot with respect to any portion of the space demised under the applicable Lease Sweep Lease that has not been re-tenanted and (y) to the extent a portion of the space demised under the applicable Lease Sweep Lease has been re-tenanted pursuant to one or more qualified leases, in lender's judgment, sufficient funds to cover all anticipated Lease Sweep Lease re-tenanting costs related to the space that has been re-tenanted.

A “Lease Sweep Lease” means the lease with Omnicell, Inc. or any replacement lease covering all or any portion of the space currently demised under such lease.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease or its direct or indirect parent company (if any).

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$47,000,000	Title:	Fee
Cut-off Date Principal Balance:	$47,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.5%	Net Rentable Area (SF):	408,917
Loan Purpose:	Acquisition	Location:	Melville, NY
Borrowers:	3HQ Owner LLC, Sutton 3HQ	Year Built / Renovated:	1971 / 2016-2018
	TIC LLC	Occupancy:	98.4%
Sponsors:	Leibel Lederman, CLL LLC	Occupancy Date:	10/1/2018
Interest Rate:	5.06000%	Number of Tenants:	13
Note Date:	11/16/2018	2015 NOI(2):	N/A
Maturity Date:	12/6/2028	2016 NOI(2):	N/A
Interest-only Period:	120 months	2017 NOI:	$4,983,577
Original Term:	120 months	TTM NOI (as of 8/2018)(3):	$4,579,675
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$10,747,836
Call Protection:	L(24),Def(90),O(6)	UW Expenses:	$4,920,991
Lockbox / Cash Management(1):	Hard / In Place	UW NOI(3):	$5,826,845
Additional Debt:	Yes	UW NCF:	$5,356,669
Additional Debt Balance:	$8,000,000	Appraised Value / Per SF:	$69,000,000 / $169
Additional Debt Type:	Mezzanine Loan	Appraisal Date:	7/17/2018

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$115
Taxes:	$237,860	$118,930	N/A	Maturity Date Loan / SF:	$115
Insurance:	$23,553	$11,776	N/A	Cut-off Date LTV:	68.1%
Replacement Reserves:	$0	$9,967	N/A	Maturity Date LTV:	68.1%
TI/LC:	$2,000,000	(1)	$3,000,000	UW NCF DSCR:	2.22x
Other:	$476,538	$0	N/A	UW NOI Debt Yield:	12.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$47,000,000	64.4%	Purchase Price	$69,000,000	94.6%
Mezzanine Loan	8,000,000	11.0	Upfront Reserves	2,737,951	3.8
Sponsor Equity	16,888,430	23.1	Closing Costs	1,221,998	1.7
Other Sources(5)	1,071,519	1.5
Total Sources	$72,959,949	100.0%	Total Uses	$72,959,949	100.0%
(1)	The 3 Huntington Quadrangle loan is structured with a hard lockbox and springing cash management, provided that a cash flow sweep is currently in place, effective as of the origination date of the 3 Huntington Quadrangle loan. Funds from the cash flow sweep will be deposited into the TI/LC Reserve until the balance in the TI/LC Reserve reaches $3,000,000. Subsequent to the balance in the TI/LC Reserve reaching $3,000,000, cash management will be springing upon the occurrence of a Trigger Period (as defined below) and deposits into the TI/LC Reserve will be springing (in an amount equal to approximately $42,596) upon the balance in the TI/LC Reserve falling below $500,000. As a cash flow sweep is currently in place, the chart above presents cash management as in place.

(2)	The seller of the 3 Huntington Quadrangle Property (as defined below) acquired the 3 Huntington Quadrangle Property in December 2016 and did not provide the borrowers with any historical financial information prior to their purchase.

(3)	The increase in net operating income from TTM NOI to UW NOI is primarily from (i) underwritten contractual rent steps of $898,033 and (ii) the third largest tenant, Catholic Health Services, executing a newly signed lease for 35,699 square feet in July and August 2018 representing $803,205 of underwritten base rent.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(5)	Other Sources consists primarily of credits from the seller of the 3 Huntington Quadrangle Property for rent abatements, the transfer of security deposits, pro-rata November rent and reimbursable tenant expenses received so far in November.

The Loan. The 3 Huntington Quadrangle loan has an outstanding principal balance as of the Cut-off Date of approximately $47.0 million and is secured by a first mortgage lien on the borrowers’ fee interest in a 408,917 square foot suburban office property located in Melville, New York (the “3 Huntington Quadrangle Property”). The 3 Huntington Quadrangle loan has a 10-year term and will be interest-only for the entire loan term.

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The Borrowers. The borrowing entities for the 3 Huntington Quadrangle loan are 3HQ Owner LLC and Sutton 3HQ TIC LLC, each a Delaware limited liability company and special purpose entity. The borrowers own the 3 Huntington Quadrangle Property as tenants-in-common.

The Loan Sponsors. The loan sponsors and nonrecourse carveout guarantors are Leibel Lederman and CLL LLC, a New York limited liability company, which is managed by Leibel Lederman and owned by the Lederman Family Trust (for which Leibel Lederman is the trustee) and the Chaya T. Lederman Family Trust (for which Chaya T. Lederman (Leibel Lederman’s wife) is the trustee). Leibel Lederman is a partner at Galil Management, a real estate investment and management company headquartered in New York City. Galil Management has been an investor in the New York residential real estate market for over four decades and today has a portfolio of approximately 10,000 apartments. Leibel Lederman has an ownership interest in 92 properties, 89 of which are located in New York state.

The Property. The 3 Huntington Quadrangle Property is a 408,917 square foot suburban office property located in Melville, New York. The 3 Huntington Quadrangle Property consists of two inter-connected four story towers located on an approximately 22.2 acre site. The 3 Huntington Quadrangle Property was built in 1971 and from 2016 through 2018 underwent a renovation of approximately $12.0 million, which included renovations to the elevators, common area, bathrooms, HVAC and power and generators. There are approximately 1,513 surface parking spaces at the 3 Huntington Quadrangle Property, which result in a parking ratio of approximately 3.74 spaces per 1,000 square feet. As of October 1, 2018, the 3 Huntington Quadrangle Property was 98.4% leased to 13 tenants. Each of the three largest tenants, as well as four out of the top five tenants, are investment grade rated. In total, approximately 77.8% of UW base rent comes from tenants with an investment grade rating.

The largest tenant, Northwell Health (“Northwell”), leases 121,274 square feet (29.7% of net rentable area) through September 2028 and has been a tenant since June 2013. Northwell is the largest health care provider and private employer in New York State with over 2 million patients treated annually and more than 67,000 employees. Northwell’s health system includes, hospitals, education and research centers, emergency medical services, laboratory services, ambulatory specialty centers and diagnostic imaging. Northwell’s operating revenue for the year ended December 31, 2017 was approximately $9.96 billion. Northwell initially occupied 75,967 square feet beginning in June 2013 and subsequently expanded and added 45,307 square feet during 2016. Northwell accounts for approximately 31.2% of the underwritten base rent at the 3 Huntington Quadrangle Property, with two five-year renewal options remaining and no termination options.

The second largest tenant, Travelers Indemnity Co. (“Travelers”) (NYSE:TRV), leases 119,450 square feet (29.2% of net rentable area) through April 2020 and has been a tenant since September 2001. Travelers was founded in 1864 and is a provider of property casualty insurance for auto, home and businesses. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and during 2017 had total revenue of approximately $29.0 billion. Travelers initially occupied 50,000 square feet at the 3 Huntington Quadrangle Property beginning in September 2001, and has since expanded their space twice, adding 32,853 square feet in July 2012 and 36,597 square feet in June 2014. Travelers accounts for approximately 29.4% of underwritten base rent at the 3 Huntington Quadrangle Property, with two, five-year renewal options remaining and no termination options.

The third largest tenant, Catholic Health Services, leases 35,699 square feet (8.7% of net rentable area) through May 2029. Catholic Health Services was founded in 1997 by the Diocese of Rockville Center and is an integrated health care delivery system with health and human services agencies. Catholic Health Services includes six hospitals, three skilled nursing facilities, a regional home nursing service, hospice and a multiservice, community-based agency for persons with special needs. Catholic Health Services has approximately 18,400 employees, operates 1,928 certified hospital beds and 790 nursing home beds and had more than $2 billion in revenues during 2017. Catholic Health Services accounts for approximately 9.4% of underwritten base rent at the 3 Huntington Quadrangle Property with one, five-year renewal option remaining and no termination options.

The Market. The 3 Huntington Quadrangle Property is located in the city of Melville within the Town of Huntington in Suffolk County, New York. Melville is located within the western portion of Suffolk County and is bordered by Huntington to the north, Dix Hills to the east, Farmingdale to the south and Plainview to the west. Nassau and Suffolk Counties together comprise the Nassau-Suffolk Metropolitan Division which forms Long Island. Long Island encompasses approximately 1,200 square miles and has a population of almost 2.9 million. As of September 2018, Long Island had an unemployment rate of 3.3%, which was lower than both the New York State and national unemployment rates of 4.1% and 3.7%, respectively. Long Island’s largest employment sectors are the trade/transportation/utilities sector and education/health services sector, employing 20.7% and 19.5% of the workforce, respectively. The three largest employers in Long Island are (1) Northwell Health, the largest tenant at the 3 Huntington Quadrangle Property, (2) Henry Shein Inc., a Fortune 500 manufacturing company, and (3) Cablevision Systems Corp., which provides cable to three million New Yorkers and commercial broadband internet service to two million people.

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Annex A-3	Benchmark 2018-B8

3 Huntington Quadrangle

According to a third party report, the 2018 estimated population within a one-, three- and five-mile radius of the 3 Huntington Quadrangle Property was 2,929, 43,368 and 256,502, respectively. According to a third party report, the average household income within a one-, three- and five-mile radius of the 3 Huntington Quadrangle Property was $123,787, $174,334 and $160,790, respectively. According to a third party report, the 3 Huntington Quadrangle Property is located in the Western Suffolk office submarket. As of October 2018, the Western Suffolk office submarket had an inventory of approximately 24.2 million square feet with an 8.3% vacancy rate. Gross asking rents in the Western Suffolk office submarket were $26.11 per square foot as of October 2018, compared to the in-place gross rent at the 3 Huntington Quadrangle Property of $25.79. As of October 2018, year to date net absorption in the Western Suffolk Office submarket was 23,125.

Historical and Current Occupancy
2015(1)	2016(1)	2017(2)	Current(3)
NAV	NAV	94.2%	98.4%
(1)	The seller of the 3 Huntington Quadrangle Property acquired the 3 Huntington Quadrangle Property in December 2016 and did not provided the borrowers with any historical financial information prior to their purchase.
(2)	2017 Historical Occupancy is as of December 31.
(3)	Current Occupancy is as of October 1, 2018.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Northwell Health(3)	A3 / A- / A-	121,274	29.7%	$26.48	31.2%	9/30/2028
Travelers(3)	A2 / A / A+	119,450	29.2%	$25.31	29.4%	4/30/2020
Catholic Health Services(4)	Baa1 / A- / A-	35,699	8.7%	$27.12	9.4%	5/31/2029
AmTrust Tower Insurance	NA / NA / NA	30,512	7.5%	$22.75	6.7%	8/31/2022
Santander Bank(4)	A2 / A / A-	25,000	6.1%	$25.91	6.3%	7/31/2023
Carecentrix	NA / NA / NA	13,804	3.4%	$29.14	3.9%	3/31/2019
Kemp Technologies	NA / NA / NA	13,065	3.2%	$22.66	2.9%	5/31/2020
Allied Physicians(4)	NA / NA / NA	11,935	2.9%	$25.32	2.9%	6/30/2023
Broadview Networks(4)	NA / NA / NA	9,348	2.3%	$24.21	2.2%	12/31/2023
Empire Healthcare(5)	NA / NA / NA	6,449	1.6%	$24.20	1.5%	6/30/2023
(1)	Based on the underwritten rent roll dated October 1, 2018.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Northwell Health and Travelers each have two, five-year renewal options remaining under the terms of their lease.

(4)	Catholic Health Services, Santander Bank, Allied Physicians and Broadview Networks each have one, five-year renewal option remaining under the terms of their lease.

(5)	Empire Healthcare has an option to terminate its lease effective June 30, 2021 with notice by September 30, 2020 and payment of a $171,060 termination fee.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	6,549	1.6%	NAP	NAP	6,549	1.6%	NAP	NAP
2018 & MTM	0	0	0.0	0	0.0%	6,549	1.6%	$0	0.0%
2019	2	19,402	4.7	548,999	5.3	25,951	6.3%	548,999	5.3%
2020	2	132,515	32.4	3,319,905	32.3	158,466	38.8%	3,868,904	37.6%
2021	0	0	0.0	0	0.0	158,466	38.8%	3,868,904	37.6%
2022	1	30,512	7.5	694,229	6.7	188,978	46.2%	4,563,134	44.4%
2023	4	52,732	12.9	1,332,384	13.0	241,710	59.1%	5,895,517	57.3%
2024	1	5,684	1.4	145,960	1.4	247,394	60.5%	6,041,477	58.7%
2025	0	0	0.0	0	0.0	247,394	60.5%	6,041,477	58.7%
2026	0	0	0.0	0	0.0	247,394	60.5%	6,041,477	58.7%
2027	0	0	0.0	0	0.0	247,394	60.5%	6,041,477	58.7%
2028	1	121,274	29.7	3,211,441	31.2	368,668	90.2%	9,252,919	89.9%
2029 & Beyond	2	40,249	9.8	1,033,825	10.1	408,917	100.0%	10,286,744	100.0%
Total	13	408,917	100.0%	10,286,744	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

A-3-69

Annex A-3	Benchmark 2018-B8

3 Huntington Quadrangle

Operating History and Underwritten Net Cash Flow(1)
	2017	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place(4)	$8,881,761	$8,599,510	$10,286,744	$25.16	98.1%
Vacant Income	0	0	104,951	0.26	1.0
Gross Potential Rent	$8,881,761	$8,599,510	$10,391,695	$25.41	99.1%
Total Reimbursements	140,179	141,558	90,804	0.22	0.9
Net Rental Income	$9,021,940	$8,741,068	$10,482,499	$25.63	100.0%
(Vacancy/Credit Loss)	(0)	(0)	(524,240)	(1.28)	(5.0)
Other Income	774,389	747,465	789,576	1.93	%7.5
Effective Gross Income	$9,796,328	$9,488,532	$10,747,836	$26.28	102.5%

Total Expenses	$4,812,751	$4,908,858	$4,920,991	$12.03	45.8%

Net Operating Income(5)	$4,983,577	$4,579,675	$5,826,845	$14.25	54.2%

Total TI/LC, Capex/RR	0	0	470,176	1.15	4.4
Net Cash Flow	$4,983,577	$4,579,675	$5,356,669	$13.10	49.8%
(1)	The seller of the 3 Huntington Quadrangle Property (as defined below) acquired the 3 Huntington Quadrangle Property in December 2016 and did not provide the borrowers with any historical financial information prior to their purchase.

(2)	TTM reflects the trailing 12-month period ending August 31, 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Rents in Place includes $158,676 in contractual rent steps through November 2019 for non-credit tenants and $739,356 related to the present value of all rent steps for three credit tenants through the earlier of the loan term or the tenant's expiration date.

(5)	The increase in Net Operating Income from TTM to Underwritten is primarily due to (i) underwritten contractual rent steps of $898,033 and (ii) Catholic Health Services executing a newly signed lease for 35,699 square feet in July and August 2018 representing $968,320 of UW base rent.

Property Management. The property is managed by TL Asset Management Corp., a New York corporation an unaffiliated management company.

Escrows and Reserves. At loan origination, the borrowers deposited into escrow $2,000,000 for tenant improvements and leasing commissions, $376,603 for outstanding free rent, $237,860 for real estate taxes, $99,935 related to deferred maintenance and $23,553 for insurance premiums.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $118,930.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12 of the annual insurance premiums, which currently equates to $11,776.

Replacement Reserves – On a monthly basis, the borrowers are required to escrow $9,967 (approximately $0.29 per square foot annually) for replacement reserves. The reserve is not subject to a cap.

TI/LC Reserves – Effective as of the origination date of the 3 Huntington Quadrangle loan, a cash flow sweep is in place. Funds from the cash flow sweep will be deposited into the TI/LC Reserve until the balance in the TI/LC Reserve reaches $3,000,000 (the “TI/LC Reserve Cap”). Subsequent to the balance in the TI/LC Reserve reaching $3,000,000, the cash flow sweep will no longer be in place and deposits into the TI/LC Reserve will be springing upon the reserve balance falling below $500,000. To the extent the balance in the TI/LC reserve is below $500,000, on a monthly basis the borrowers are required to escrow $42,596 (approximately $1.25 per square foot annually) subject to the TI/LC Reserve Cap.

Lockbox / Cash Management. The 3 Huntington Quadrangle loan is structured with a hard lockbox and in place cash management, provided that the cash sweep currently in place effective as of the origination date will continue until the balance in the TI/LC reserve reaches $3,000,000 and then cease to exist. Subsequent to the balance of the TI/LC Reserve reaching $3,000,000, the 3 Huntington Quadrangle loan will be subject to springing cash management upon the occurrence of a Trigger Period (as defined below). All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. Except during the continuance of a Trigger Period, all funds in the clearing account will be disbursed to borrowers on each business day. During the continuance of a Trigger Period, funds in the clearing account are required to be transferred on each business day into a deposit account controlled by the lender and disbursed in accordance with the loan documents.

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Annex A-3	Benchmark 2018-B8

3 Huntington Quadrangle

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default, (ii) the debt yield falling below 7.0%, (iii) a Specified Tenant Trigger Period (as defined below), (iv) a Mezzanine Loan Cash Sweep Period (as defined below) and (v) the closing date of the 3 Huntington Quadrangle loan (the “Closing Date TI/LC Reserve Trigger Period”) and (B) expiring upon (v) if the Trigger Period is caused solely by clause (i) above, the acceptance by the lender of a cure of such event of default, if applicable; (w) if the Trigger Period is caused solely by clause (ii) above, the debt yield being equal to or greater than 7.5% for two consecutive calendar quarters; (x) with respect to a Trigger Period caused by (iii) above, the lender’s receipt of reasonably acceptable evidence demonstrating the cure of the applicable event giving rise to the Specified Tenant Trigger Period; (y) if the Trigger Period is caused solely by clause (iv) above, the expiration of the applicable Mezzanine Loan Cash Sweep Period and (z) if the Trigger Period is caused solely by clause (v) above, the date on which the amount of funds on deposit in the TI/LC Reserve account is equal to or greater than $3,000,000. If a Closing Date TI/LC Reserve Trigger Period is continuing (and no event of default is outstanding), all excess cash remaining after payment of mortgage and mezzanine loan debt service, reserves and operating expenses (the “Excess Cash Flow”) will be deposited in the TI/LC Reserve account. If the only Trigger Period outstanding is the Mezzanine Loan Cash Sweep Period, all Excess Cash Flow will be distributed to the mezzanine lender. If any Trigger Period other than the Closing Date TI/LC Reserve Trigger Period or the Mezzanine Loan Cash Sweep Period is outstanding, all Excess Cash Flow will be held by lender as additional security for the 3 Huntington Quadrangle loan.

A “Specified Tenant Trigger Period” means a period commencing upon the first to occur of (i) the Specified Tenant being in default under its lease, (ii) the Specified Tenant failing to be in actual, physical possession of its space, failing to be open to the public for business during customary hours and/or “going dark” in its space (or applicable portion thereof), (iii) the Specified Tenant giving notice that it is terminating its lease for all or any portion of its space, (iv) any termination or cancellation of a Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or a Specified Tenant lease otherwise failing to be in full force and effect, (v) any bankruptcy or similar insolvency of the Specified Tenant and (vi) the failure of a Specified Tenant to provide written notice of renewal of its lease for a term of at least five years by the earlier to occur of (a) one year prior to its then current lease expiration, (b) the date required to exercise a renewal under such Specified Tenant’s lease or (c) March 6, 2028 (i.e., the date that is nine months prior to the maturity date of the 3 Huntington Quadrangle loan).

A “Specified Tenant” means (a) Northwell Health, (b) Travelers, (c) any lease which individually or when aggregated with all other leases at the 3 Huntington Quadrangle Property with the same tenant or its affiliate, either (i) accounts for 20% or more of the total rental income for the 3 Huntington Quadrangle Property or (ii) demises 20% of the 3 Huntington Quadrangle Property’s gross leasable area and (d) any other lessees and any guarantors of the space demised to the foregoing persons.

A “Mezzanine Loan Cash Sweep Period” means a period (A) commencing on the mezzanine lender’s delivery of notice to the lender stating (i) an event of default under the mezzanine loan documents has occurred and is continuing and/or (ii) that the mezzanine lender is entitled to sums in excess and/or addition to the mezzanine loan monthly debt service under the mezzanine loan documents and (B) expiring upon the mezzanine lender’s delivery of notice to the lender that the circumstances referred to in clauses (i) and (ii) above are no longer in effect.

Additional Debt. Safety National Casualty Corporation, a third-party lender, has provided an $8.0 million mezzanine loan that is coterminous with the 3 Huntington Quadrangle loan. The mezzanine loan has an 8.91000% coupon and is interest-only for the entire loan term. Including the mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 79.7%, 1.71x and 10.6%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement that governs the relationship between the mortgage and mezzanine lenders.

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Annex A-3	Benchmark 2018-B8

Moffett Towers – Buildings E,F,G

A-3-72

Annex A-3	Benchmark 2018-B8
Moffett Towers – Buildings E,F,G

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Annex A-3	Benchmark 2018-B8
Moffett Towers – Buildings E,F,G

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$46,800,000	Title:	Fee
Cut-off Date Principal Balance(2):	$46,800,000	Property Type - Subtype:	Office - CBD
		Net Rentable Area (SF):	676,598
		Location:	Sunnyvale, CA
% of Pool by IPB:	4.5%	Year Built / Renovated:	2009 / 2011-2012
Loan Purpose:	Refinance	Occupancy:	100.0%
Borrower:	MT3 EFG Real Estate LLC	Occupancy Date:	12/6/2018
Sponsor:	Joseph K. Paul	Number of Tenants:	1
Interest Rate:	4.13098592%	2015 NOI:	$24,367,752
Note Date:	9/7/2018	2016 NOI:	$24,977,236
Final Maturity Date:	10/6/2028	2017 NOI:	$24,953,252
Interest-only Period:	120 months	TTM NOI (as of 5/2018)(4):	$25,168,813
Original Term:	120 months	UW Economic Occupancy:	95.0%
Original Amortization:	None	UW Revenues:	$44,603,641
Amortization Type:	Interest Only	UW Expenses:	$8,747,532
Call Protection:	L(24),Grtr1%orYM(2),DeforGrtr1%	UW NOI(4):	$35,856,109
	orYM(87),O(7)	UW NCF:	$35,309,093
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF(5):	$705,800,000 / $1,043
Additional Debt:	Yes	Appraisal Date:	11/15/2019
Additional Debt Balance(2):	$237,200,000 / $216,000,000
Additional Debt Type(2):	Pari Passu / Mezzanine Loans

Escrows and Reserves(6)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$420
Taxes:	$1,772,695	$253,242	N/A	Maturity Date Loan / SF:	$420
Insurance:	$0	Springing	N/A	Cut-off Date LTV(5):	40.2%
Replacement Reserves:	$0	$11,277	N/A	Maturity Date LTV(5):	40.2%
TI/LC:	$23,914,655	$0	N/A	UW NCF DSCR:	2.97x
Other:	$15,021,721	Springing	(6)	UW NOI Debt Yield:	12.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$284,000,000	56.8%	Payoff Existing Debt	$321,129,945	64.2%
Mezzanine Loans	216,000,000	43.2%	Upfront Reserves	40,709,071	8.1
			Closing Costs	7,185,260	1.4
			Return of Equity	130,975,724	26.2%
Total Sources	$500,000,000	100.0%	Total Uses	$500,000,000	100.0%
(1)	The Moffett Towers – Building E,F,G Whole Loan (as defined below) was co-originated by DBNY, Goldman Sachs Mortgage Company (“GSMC”) and Wells Fargo Bank, National Association (“WFBNA”).

(2)	The Moffett Towers - Building E,F,G Loan (as defined below) is part of a whole loan evidenced by eleven pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $284.0 million. The Financial Information presented in the chart above reflects the Cut-off Date Balance of the Moffett Towers – E,F,G Whole Loan.

(3)	KBRA and Fitch provided the listed assessments for the Moffett Towers – Building E,F,G Loan in the context of its inclusion in the mortgage pool. S&P does not provide a credit assessment but confirmed that the Moffett Towers – Building E,F,G Loan has, in the context of its inclusion in the mortgage pool, credit characteristics consistent with an investment grade obligation.

(4)	UW TTM NOI is higher than NOI primarily due to new leases with the sole tenant, Amazon, to occupy certain space currently occupied by HP. The new leases make up 63.8% of annual rent and 58.2% of net rental area. See “Operating History and Underwritten Net Cash Flow” herein.

(5)	The Appraised Value / Per SF reflects a “prospective market value upon stabilization” which assumes rent concessions and outstanding tenant improvement and leasing commissions (“TI/LC”) are deposited into the TI/LC and free rent reserve accounts. At loan origination, the borrower deposited $23,914,655 into the TI/LC reserve account and $15,021,721 into the free rent reserve account. The Cut-off Date LTV and Maturity Date LTV are calculated based upon the Appraised Value of $705,800,000. The “as-is” appraised value is $646,700,000 as of July 30, 2018 equating to a Cut-off Date LTV and Maturity Date LTV of 43.9% and 43.9%, respectively, for the Moffett Towers – Buildings E,F,G Whole Loan balance of $284.0 million, and a Cut-off Date LTV and Maturity Date LTV of 77.3% and 77.3%, respectively, for the total debt balance of $500.0 million. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $504,200,000 as of July 30, 2018, equating to a Cut-off Date LTV and Maturity Date LTV of 56.3% and 56.3%, respectively, for the Moffett Towers – Buildings E,F,G Whole Loan and a Cut-off Date LTV and Maturity Date LTV of 99.2% and 99.2%, respectively, for the total debt.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” and “Lockbox / Cash Management” herein.

A-3-74

Annex A-3	Benchmark 2018-B8
Moffett Towers – Buildings E,F,G

The Loan. The Moffett Towers – Building E,F,G loan (the “Moffett Towers – Buildings E,F,G Loan”) is a fixed rate loan secured by the borrower’s fee interest in a Class A office building leased to a wholly-owned subsidiary of Amazon.com, Inc. (“Amazon”) located in Sunnyvale, California (the “Moffett Towers – Buildings E,F,G Property”). The Moffett Towers – Buildings E,F,G Whole Loan proceeds of $284.0 million, in addition to two mezzanine loans with an aggregate Original Principal Balance of $216.0 million, were used to (i) refinance the existing debt in an amount of approximately $321.1 million, (ii) fund upfront reserves of approximately $40.7 million, (iii) pay closing costs of approximately $7.2 million and (iv) return equity of approximately $131.0 million.

The Moffett Towers – Building E,F,G loan is evidenced by the non-controlling Note A-1-4 and Note A-3, with an aggregate Original Balance and aggregate Cut-off Date Balance of $46.8 million. The Moffett Towers – Buildings E,F,G Loan is part of a whole loan (the “Moffett Towers – Buildings E,F,G Whole Loan”) with an aggregate Original Principal and aggregate Cut-off Date Balance of $284.0 million, evidenced by eleven pari passu notes, as described below. Only the Moffett Towers – Buildings E,F,G Loan will be contributed to the Benchmark 2018-B8 Trust. The remaining notes are described in the “Whole Loan Summary” chart below.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-4, A-3	$46,800,000	$46,800,000	Benchmark 2018-B8	No
A-1-1, A-5	$80,000,000	$80,000,000	DBGS 2018-C1	Yes
A-1-2, A-1-3, A-4	$50,400,000	$50,400,000	Benchmark 2018-B7	No
A-2-1	$25,000,000	$25,000,000	CGCMT 2018-C6	No
A-2-2	$25,000,000	$25,000,000	BBCMS 2018-C2	No
A-6, A-7	$56,800,000	$56,800,000	BANK 2018-BNK15	No
Total	$284,000,000	$284,000,000

The relationship between the holders of the Moffett Towers – Buildings E,F,G Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

The most recent prior financing of the Moffett Towers – Buildings E,F,G Property was previously securitized in COMM 2013-CCRE7 and COMM 2013-CCRE8.

The Borrower. The borrower of the Moffett Towers – Buildings E,F,G is MT3 EFG Real Estate LLC, a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors.

The Loan Sponsor. The borrower sponsor is Joseph K. Paul, founder of The Jay Paul Company, a privately held real estate firm based in San Francisco, California. Founded in 1975, The Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. The Jay Paul Company has developed over 11.0 million square feet of institutional quality space. The Jay Paul Company’s portfolio includes other properties in Moffett Park, including Moffett Gateway, Moffett Towers and Moffett Towers II, and Moffett Place. Paul Guarantor LLC, a Delaware limited liability company, is the guarantor of certain non-recourse carveouts under the Moffett Towers II – Buildings E,F,G Whole Loan. Paul Guarantor LLC is wholly owned by the Jay Paul Revocable Living Trust, of which Joseph K. (Jay) Paul is trustee and grantor.

The Property. The Moffett Towers – Buildings E,F,G Property is comprised of three, eight-story, Class A office buildings totaling 676,598 square feet in Sunnyvale, California. As of December 6, 2018, the Moffett Towers – Buildings E,F,G Property was 100.0% leased to a wholly-owned subsidiary of Amazon on a triple-net basis through June 2030 with respect to the 452,106 square feet, Buildings F and G, and February 2024 with respect to the 224,492 square feet, Building E, with two, seven-year extension options. Amazon serves as guarantor of the lease and, as of the origination date, has taken possession of the Moffett Towers – Buildings E,F,G Property other than the space HP currently occupies and commenced the build out of its space. Outstanding rent concessions and tenant improvement allowances related to the Amazon lease were deposited into escrows by the borrower on the origination date. See “Escrows and Reserves” herein.

The Moffett Towers – Buildings E,F,G Property was built in 2009 and renovated in 2011, HP executed leases to occupy 100.0% of Building F (224,492 square feet) and six floors of Building G (169,284 square feet) through March 31, 2023. In March 2013, Amazon executed a lease to occupy building E (224,492 square feet) through February 2024. In January 2014, Amazon signed a lease for the remaining two floors (58,330 square feet) of Building G through March 31, 2023. In May 2018, the borrower sponsor restructured the Amazon and HP leases so that Amazon could take over all of HP’s space, allowing the Moffett Towers – Buildings E,F,G Property to be 100% occupied by Amazon going forward. As part of the restructuring, Amazon extended their lease on Building G through June 30, 2030. HP is required to fully vacate Building F (1140 Enterprise) no later than March 31, 2019. HP moved out of Building G (1160 Enterprise) in several stages to allow Amazon’s A2Z Development Center to take occupancy. HP vacated floors 1, 5, 6, 7 and 8 and the entire 2nd floor of Building G, except for the approximately 7,874 square feet consisting of a laboratory (totaling 135,632 square feet). HP is required to vacate the 2nd floor lab space (7,874 square feet) of Building G no later than March 31, 2023.

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HP occupies Building F until March 31, 2019. If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for-day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights. HP occupies the Building G lab (7,874 square feet) until March 31, 2023. The free rent period for Building F (224,492 square feet) extends through October 2019 and through April 2019 for suite G100 (25,778 square feet). The free rent period for Building G extends through September 2023. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease is held in a lender controlled reserve. Amazon is in occupancy of Building E and has commenced its build out of Building G.

The Moffett Towers – Buildings E,F,G Property is a portion of a development known as Moffett Towers. Moffett Towers comprises Buildings A through G, consisting of seven, eight-story, CBD, class “A” office buildings collectively containing 1,985,577 square feet of net rentable area. The Moffett Towers – Buildings E,F,G Property collectively contains three, eight-story, CBD, class “A” office buildings totaling 676,598 square feet of net rentable area, has rights to the use of a four-level parking structure and a five-level parking structure (as described below) and is the majority portion of Moffett Towers Phase 2. The entire Moffett Towers Phase 2 development includes an additional, eight-story building containing 357,481 square feet of net rentable area that was completed in 2014. This building is known as Building D (1100 Enterprise Way) and is not part of the collateral. Also part of Moffett Towers is a one-story amenities building improved as café and fitness center containing 48,207 square feet, which is shared between all seven buildings.

The Moffett Towers – Buildings E,F,G Property features access to the fitness/amenities building and the two parking structures (the “Common Area Spaces”). To govern access to the Common Area Spaces, the borrower is subject to two separate declaration of covenants, conditions, restrictions, easements and charges agreements one governing the fitness/amenities building and the parcel on which it sits (the “Moffett Towers Amenities CCR”), made by and among Moffett Towers Lot 3 LLC, an affiliate of the borrower sponsor and the owner of the non-collateral buildings at the four-building Moffett Towers E,F,G office campus (the “Moffett Towers E,F,G Campus”), MT SPE, LLC, an affiliate of the borrower sponsor and the owner of three non-collateral buildings at a nearby office campus that also has access to the fitness/amenities building, the borrower and Moffett Towers Building H & Amenities Parcel Association LLC (the “Amenities Association”) and one governing the parking and the parcel on which the Moffett Towers E,F,G Campus sits (the “Moffett Towers Lot 3 CCR”), made by and between Moffett Towers Lot 3 LLC and MT Lot 3 Common Areas Association LLC (the “Lot 3 Association”). The Moffett Towers Amenities CCR grants the borrower non-exclusive easement rights to the fitness/amenities building and the parcel on which the building sits. Ownership of the fitness/amenities building is held by the Amenities Association, whose membership is comprised of the borrower, Moffett Towers Lot 3 LLC and MT SPE, LLC. The Moffett Towers Lot 3 CCR grants the borrower non-exclusive easement rights to the parking structures and the parcel on which the Moffett Towers E,F,G Campus sits. Ownership of the parking structures and the parcel on which the Moffett Towers E,F,G Campus sits is held by the Lot 3 Association, whose membership is comprised of the borrower and Moffett Towers Lot 3 LLC. The Amenities Association and the Lot 3 Association are obligated to maintain insurance coverage over their respective Common Area Spaces and are also responsible for maintenance of their respective Common Area Spaces, subject to the terms of the Amazon leases. The Moffett Towers Amenities CCR delineates shares of the voting interest in the Amenities Association, with each building that is part of the Amenities Association entitled to a proportionate share of the voting interest. There are seven buildings in the Amenities Association, with the borrower having three votes, and six of the seven votes are needed to make substantial changes to, expand, change the façade of or replace/reconstruct the fitness/amenities building. The Moffett Towers Lot 3 CCR delineates shares of the voting interest in the Lot 3 Association, with each building that is part of the Lot 3 Association entitled to a proportionate share of the voting interest. There are four buildings in the Lot 3 Association, with the borrower having 3 votes.

Amazon (NASDAQ: AMZN) is an American e-commerce company headquartered in Seattle, Washington. Founded in 1994, Amazon is now one of the largest online retailers in the world selling a wide range of products, services and entertainment to consumers. Amazon has reported that net sales have increased by approximately 43% to $51.0 billion in the first quarter of 2018 compared to $35.7 billion in the first quarter of 2017. Amazon employed 563,100 full time employees as of the first quarter of 2018, up 60% from the first quarter of 2017.

The Moffett Towers – Buildings E,F,G Property is expected to house Amazon’s A2Z Development Center, Inc., a subsidiary that provides business and idea development support solutions. A2Z Development Center, Inc. houses Amazon’s Lab126 outlet. Lab126 began in 2004, originally creating the Kindle family of products and has since produced numerous devices such as Amazon’s Fire tablets, Fire TV and Amazon Echo.

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Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
100%	100%	100%	100%

(1)	Historical Occupancies are as of December 31st of each respective year.

(2)	Current occupancy is as of December 6, 2018.

Tenant Summary(1)
Tenant / Building	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Base Rent	Lease Expiration Date

Amazon / Building E	A+/Baa1/AA-	224,492	33.2%	$41.73	28.5%	2/29/2024
Amazon / Building F(4)(5)(6)	A+/Baa1/AA-	224,492	33.2%	$53.77	36.7%	6/30/2030
Amazon / Building G(6)(7)	A+/Baa1/AA-	227,614	33.6%	$50.19	34.8%	7/2/2030
Total / Wtd. Avg. Occupied		676,598	100.0%	$48.57	100.0%
Vacant		0	0%
Total		676,598	100.0%

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Excludes $4,389,651 ($6.49 per square foot) of straight-lined rent that was underwritten. See “Cash Flow Analysis” below.

(4)	Hewlett-Packard (“HP”) occupies Building F until March 31, 2019. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease for this space is held in a lender controlled reserve. Amazon is in a free rent period from May 2019 until October 2019 for Building F.

(5)	If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for-day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition, the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

(6)	The free rent period for Building F (224,492 square feet) extends through October 2019 and through April 2019 for suite G100 (25,778 square feet). The free rent period for Building G extends through September 2023.

(7)	HP occupies the Building G lab (7,874 square feet) until March 31, 2023. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease for this space is held in a lender controlled reserve.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of U/W Base Rent
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2018 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2020	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2021	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2024	1	224,492	33.2%	$9,368,919	28.5%	224,492	33.2%	$9,368,919	28.5%
2025	0	0	0.0%	$0	0.0%	224,492	33.2%	$9,368,919	28.5%
2026	0	0	0.0%	$0	0.0%	224,492	33.2%	$9,368,919	28.5%
2027	0	0	0.0%	$0	0.0%	224,492	33.2%	$9,368,919	28.5%
2028	0	0	0.0%	$0	0.0%	224,492	33.2%	$9,368,919	28.5%
2029 & Beyond	5	452,106	66.8%	$23,493,124	71.5%	676,598	100.0%	$32,862,043	100.0%
Total / Wtd. Avg.	6	676,598	100.0%	$32,862,043	100.0%
(1)	Based on the underwritten rent roll.

(2)	If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for-day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

The Market. The Moffett Towers – Buildings E,F,G Property is located in Moffett Park, in the northern portion of the Sunnyvale submarket within Silicon Valley. Moffett Park is a 519-acre area comprised of recently developed office spaces and research and development buildings. Notable high technology firms currently in Moffett Park include Google Inc., Hewlett-Packard, Juniper Networks, Lab126 (an Amazon subsidiary), Lockheed-Martin, Microsoft, Motorola, NetApp and Rambus. The Moffett Towers – Buildings E,F,G Property is just north of State Highway 237, which forms the southern border of the Moffett Park area and provides access from Interstate 680 and

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Interstate 280 to the northeast and U.S. Highway 101 in Sunnyvale to the southwest. U.S. Highway 101 runs northward through San Francisco and southward through San Jose, terminating in the city of Los Angeles. The Santa Clara County Transit System provides bus service county-wide with stops near the Moffett Towers - Buildings E,F,G Property. In addition, a Santa Clara Light Rail System station is located directly across the street from the Moffett Towers - Buildings E,F,G Property and services the surrounding residential communities.

According to the appraisal, overall vacancy in the Silicon Valley market and the Sunnyvale submarket was 9.8% and 3.5%, respectively, as of the first quarter of 2018. According to the appraisal, as of the first quarter of 2018, new supply under construction in Silicon Valley stood at approximately 3.2 million square feet, which consisted of approximately 0.7 million square feet of build-to-suit construction and 2.6 million square feet of speculative space. As of first quarter of 2018, the total office annual average asking rent for the Sunnyvale submarket was $69.36 per square foot, which is above the Silicon Valley total office annual average asking rent of $55.20 per square foot. Within the Sunnyvale submarket, the annual average asking rent for Class A office properties is $81.36 per square foot (fully-serviced).

Comparable Office Leases(1)
Property Name / Location	Year Built	Stories	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	Lease Type	Base Rent PSF
Moffett Towers - Buildings E,F,G Property Sunnyvale, CA	2009	8	Amazon(2)	676,598(2)	Various(2)(3)	11.7(2)	NNN	$48.57(2)
Moffett Towers II Phase 3 Sunnyvale, CA	2018	8	Facebook	1,051,989	Apr-18	15.0	NNN	$52.20
Moffett Towers II Phase 2 Sunnyvale, CA	2018	8	Amazon	362,563	Jun-18	10.0	NNN	$49.44
Bay Meadows Station 2 San Mateo, CA	2018	4	Guidewire	189,000	Jan-18	10.4	NNN	$60.60
Santa Clara Square Ph. II Bldg. 5 Santa Clara, CA	2016	6	Regus	220,156	Apr-18	12.0	NNN	$46.80
Menlo Gateway Menlo Park, CA	2018	8	Facebook	205,222	Aug-17	15.0	NNN	$72.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated December 6, 2018.

(3)	224,492 square feet of Amazon’s space expires in February 2024, and 452,106 square feet of Amazon’s space expires in June 2030.

Operating History and Underwritten Net Cash Flow
	2015	2016	2017	TTM(1)	Underwritten(2)	Per Square Foot	%(3)
Base Rent	$24,343,756	24,880,050	$24,897,611	$24,995,672	$32,862,043	$48.57	70.1%
Credit Tenant Rent Step Credit(4)	0	0	0	0	4,389,651	$6.49	9.4
Gross Potential Rent	$24,343,756	24,880,050	$24,897,611	$24,995,672	$37,251,694	$55.06	79.4%
Total Recoveries	7,282,052	7,258,304	7,681,625	7,822,621	8,747,514	$12.93	18.6
Amenity Building Rent	0	0	0	0	904,393	$1.34	1.9
Net Rental Income	$31,625,808	$32,138,354	$32,579,236	$32,818,293	$46,903,601	$69.32	100.0%
Less: Vacancy(5)	0	0	0	0	(2,299,960)	($3.40)	(4.9)
Effective Gross Income	$31,625,808	$32,138,354	$32,579,236	$32,818,293	$44,603,641	$65.92	95.1%
Total Operating Expenses	7,258,056	7,161,119	7,625,984	7,649,481	8,747,532	$12.93	19.6
Net Operating Income	$24,367,752	$24,977,236	$24,953,252	$25,168,813	$35,856,109	$52.99	80.4%
TI/LC(6)	0	0	0	0	411,696	$0.61	0.9
Capital Expenditures	0	0	0	0	135,320	$0.20	0.3
Net Cash Flow	$24,367,752	$24,977,236	$24,953,252	$25,168,813	$35,309,093	$52.19	79.2%
(1)	TTM Column represents the trailing 12-month period ending on May 31, 2018.

(2)	Underwritten Net Operating Income is higher than TTM Net Operating Income primarily driven by new leases commencing in 2018 and beyond with the sole tenant, Amazon, to occupy the space currently occupied by HP. The new leases make up 63.8% of annual rent and 58.2% of net rental area.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Represents straight-lined rent through the maturity date of the Moffett Towers – Buildings E,F,G Whole Loan.

(5)	The Underwritten Less: Vacancy is 5.0%. The Moffett Towers - Buildings E,F,G Property is 100.0% leased as of December 6, 2018.

(6)	Underwritten TI/LC is inclusive of a credit of $1,184,047, equal to 1/20th of the Lease Sweep and Debt Service Reserve Cap (as defined below). This credit is netted out of the above TI/LC total.

Property Management. The Moffett Towers – Buildings E,F,G Property is managed by Paul Holdings, Inc. d/b/a Jay Paul Company, the borrower sponsor.

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Escrows & Reserves.

Tax Escrows. At loan origination, the borrower deposited $1,772,695 into a real estate tax reserve account. On a monthly basis, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes, which currently equate to $253,242, into a tax reserve.

Insurance Escrows. Insurance escrows are waived so long as the Moffett Towers – Buildings E,F,G Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each monthly payment date, the borrower will be required to fund an insurance reserve equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Reserves. On a monthly basis, the borrower is required to escrow an amount equal to approximately $11,277 into a capital expenditure reserve.

Rollover Reserves. At loan origination, the borrower deposited $23,914,655 for outstanding tenant improvements relating to the Amazon space, payable between October 2018 and May 2019.

Free Rent Reserve. At loan origination, the borrower deposited $15,021,721 for outstanding rent concessions due under the Amazon lease. This reserve is inclusive of both free rent and gap rent. The rent concession reserve will be drawn down from October 2018 to September 2023.

Debt Service Reserve. If, during a Lease Sweep Period, the aggregate lease sweep funds transferred into the lease sweep account during the Lease Sweep Period in question equals the Lease Sweep Reserve Threshold, then on each monthly payment date during such Lease Sweep Period, all Required Minimum Monthly Lease Sweep Deposit Amounts (as defined below) and available cash or other amounts required to be deposited will be deposited into the Debt Service Reserve account.

Lease Sweep Reserve. On each monthly payment date during the continuance of a Lease Sweep Period, but only until the aggregate lease sweep funds transferred in the lease sweep account during the lease sweep in question (inclusive of the initial lease termination payment application made into the lease sweep account with respect to such Lease Sweep Period) equals the Lease Sweep Reserve Threshold, borrower will pay to lender, (i) the Required Minimum Monthly Lease Sweep Deposit Amount and (ii) available cash.

Lockbox / Cash Management. The Moffett Towers – Buildings E,F,G Whole Loan is structured with a hard lockbox and in-place cash management. The borrower was required at loan origination to deliver letters to all tenants at the Moffett Towers - Buildings E,F,G Property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the borrower or the manager are required to be deposited in the lockbox account within one business day following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account. Provided no Trigger Period (as defined below) exists, the cash management account will permit automatic transfer of deposits into the borrower’s operating account following payment of all monthly amounts due under the loan documents (including, without limitation, taxes and insurance, debt service and required reserves) and approved property operating expenses. Once a Trigger Period occurs, automatic transfers into the borrower’s operating account will cease and any excess funds are required to be held by the lender as additional collateral for the loan (provided that upon the occurrence of an event of default under the loan documents, such sums may be applied to amounts owed under the loan documents in such amounts, order and manner as the lender will elect in its sole discretion).

A “Trigger Period” will occur upon (a) an event of default under the Moffett Towers – Buildings E,F,G Whole Loan or the mezzanine loan, (b) the occurrence of a Low Debt Service Period (as defined herein) or (c) the commencement of a Lease Sweep Period.

A “Low Debt Service Period” will occur in the event that, as of the end of any calendar quarter (a) a Lease Sweep Tenant Party’s (as defined below) credit rating by Fitch, Moody’s or S&P is less than “BBB-”, “Baa3” or “BBB-”, respectively, and (b) the debt service coverage ratio is less than 2.90x or the combined debt service coverage ratio is less than 1.35x and (ii) will end on the earlier to occur of (x) the date a debt service coverage ratio of at least 2.90x and a combined debt service coverage ratio of at least 1.35x is achieved for at least two consecutive calculation dates, as determined by the lender and (y) funds on deposit in the cash collateral account equal the Lease Sweep and Debt Service Reserve Cap (as defined below), which equals $33,829,900 ($50.00 per square foot).

A “Lease Sweep Period” will commence upon the earliest to occur of (a) with respect to (x) the Amazon lease (Building E), Amazon fails to renew or extend such lease on or prior to August 6, 2023 or (y) with respect to the Amazon leases (Building F and G and Building E to the extent previously renewed) Amazon fails to renew or extend such lease on or prior to July 6, 2027; (b) the date on which, with respect to any Lease Sweep Lease (as defined below), (i) a Lease Sweep Tenant Party cancels or terminates its Lease Sweep Lease with respect to all or a Material Termination Portion (as defined below) of the Lease Sweep Space (as defined below) subject to such Lease Sweep Lease prior to the then current expiration date under such Lease Sweep Lease, or (ii) a Lease Sweep Tenant Party delivers to the Moffett Towers – Buildings E,F,G borrower notice that it is canceling or terminating its Lease Sweep Lease with respect to all or a Material Termination Portion of the Lease Sweep Space subject to such Lease Sweep Lease (the affected space being the “Terminated Space”); provided, however, that no Lease Sweep Period will commence pursuant to this clause (b) if, in connection with such termination or cancellation (or delivery of notice of termination or cancellation), the Moffett Towers – Buildings E,F,G borrower simultaneously enters

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into a replacement lease with an entity or a wholly-owned subsidiary of an entity rated “BBB-” or equivalent by at least two of Fitch, Moody’s and S&P (an “Investment Grade Entity”) covering the Terminated Space, provided that such replacement lease is a qualified lease and the occupancy conditions, as specified in the Moffett Towers – Buildings E,F,G Whole Loan documents, are satisfied with respect to such replacement lease on or prior to the date of such termination or cancellation (or delivery of notice of termination or cancellation); (c) the date on which, with respect to any Lease Sweep Lease, a Lease Sweep Tenant Party ceases operating its business (i.e., “goes dark”) at 20.0% or more of its Lease Sweep Space on a rentable square feet basis (a “Dark Period Event” and the affected space, the “Dark Space”), provided, however, that if the Lease Sweep Tenant Party either (x) is an Investment Grade Entity or (y) has subleased the Dark Space portion of its premises to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, such Lease Sweep Tenant Party will not be deemed to have “gone dark” for purposes of this clause (c) and no Lease Sweep Period will commence pursuant to this clause (c); (d) upon a default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; (e) upon a Lease Sweep Tenant Party being subject to an insolvency proceeding or (f) the date on which neither the Amazon-subsidiary tenant nor Amazon is an Investment Grade Entity (an “Amazon Downgrade Event”).

A Lease Sweep Period will end upon the earliest to occur of (a) with respect to clause (a) or (b) above, the date on which, with respect to each Lease Sweep Space (1) in the case of clause (a), the Lease Sweep Tenant Parties have exercised a renewal or an extension right under their respective Lease Sweep Lease, provided that the Lease Sweep Lease in question is a qualified lease and the occupancy conditions, as specified in the Moffett Towers - Buildings E,F,G Whole Loan documents, are satisfied, (2) in the case of clause (a) or (b) above, one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space (as defined below), provided that such replacement lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers – Buildings E,F,G Whole Loan documents, are satisfied or (3) a combination of lease renewals or extensions (as described in subclause (1) of this clause (a)) and replacement lease(s) (as described in subclause (2) of this clause (a)) occurs; (b) with respect to clauses (c) and (f) above, the date on which either (1) one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space, provided that such replacement tenant(s) and lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers – Buildings E,F,G Whole Loan documents, are satisfied or (2) for a Dark Period Event or an Amazon Downgrade Event, the Amazon-subsidiary tenant or Amazon is restored as an Investment Grade Entity or the entirety of the Lease Sweep Space has been sublet to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease; (c) with respect to clause (d) above, the date on which the event of default has been cured and no other event of default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure; (d) with respect to clause (e) above, the Lease Sweep Tenant Party insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender; and (e) with respect to clauses (a), (b), (c), (d) and (f) above, the date on which the aggregate amount of funds transferred into the lease sweep reserve account over the course of the Lease Sweep Period and the debt service reserve account equals the applicable Lease Sweep And Debt Service Reserve Cap (as defined below) and if a Lease Sweep Period is continuing due to the occurrence of more than one Lease Sweep Period, the aggregate amount of funds required to be transferred over the course of the Lease Sweep Period will be equal to the amount of the largest Lease Sweep and Debt Service Reserve Cap applicable to all then-continuing Lease Sweep Periods, such that each Lease Sweep Period must be treated as concurrent and not duplicative or independent of another.

A “Lease Sweep Lease” is each Amazon lease or any replacement lease or leases which cover at least the Requisite Lease Sweep Space.

A “Lease Sweep and Debt Service Reserve Cap” means (i) with respect to a Lease Sweep Period continuing solely pursuant to clause (a) and/or (d) above, $23,680,930 ($35.00 PSF), (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (b) above, $35.00 PSF of the Terminated Space, (iii) with respect to a Lease Sweep Period continuing pursuant to clause (c) above, whether or not a Lease Sweep Period pursuant to clauses (a), (b) and/or (d) above is concurrently continuing, $50.00 PSF of Dark Space or (iv) with respect to clause (f) above, whether or not a Lease Sweep Period pursuant to clauses (a), (b), (c) and/or (d) above is concurrently continuing, $33,829,900 ($50.00 PSF).

A “Lease Sweep Reserve Threshold” means (i) with respect to a Lease Sweep Period continuing solely pursuant to clauses (a), (d) and/or (f) of the definition of “Lease Sweep Period” above, $20,297,940 ($30.00 PSF leased under the Lease Sweep Lease as of the loan origination date) or (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (b) and/or (c) above, $30.00 PSF of the Dark Space and/or Terminated Space.

A “Lease Sweep Space” means the space demised under a Lease Sweep Lease.

A “Lease Sweep Tenant Party” is a tenant under a Lease Sweep Lease or its direct or indirect parent company (if any).

A “Material Termination Portion” is, with respect to any space under a Lease Sweep Lease, if the tenant under a Lease Sweep Lease cancels or terminates its Lease Sweep Lease with respect to at least 60,000 square feet of space (or, if a full floor of space is less than 60,000 square feet, a full floor of space) but less than the entirety of the space under such Lease Sweep Lease, the portion of space under the Lease Sweep Lease affected by such cancellation or termination.

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“Required Minimum Monthly Lease Sweep Deposit Amount” will mean, on each monthly payment date during the continuance of a Lease Sweep Period, (i) if such Lease Sweep Period was triggered by clause (a)(x) of the definition of Lease Sweep Period (i.e. a failure of Amazon to give notice of intent to renew the Building E lease by August 6, 2023), an amount equal to $1,122,460 and (ii) if such Lease Sweep Period was triggered by any lease sweep trigger other than clause (a)(x) of the definition of Lease Sweep Period, $1,821,610.

“Requisite Lease Sweep Space” means at least 75% of the rentable square feet demised under the Amazon lease as of September 7, 2018.

Additional Debt. Concurrent with the Moffett Towers – Buildings E,F,G Whole Loan, Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association and Goldman Sachs Mortgage Company funded a $150,000,000 Mezzanine A loan (the “Moffett Towers – Buildings E,F,G Mezzanine A Loan”) to MT Lot 3 EFG LLC (the “Moffett Towers – Buildings E,F,G Mezzanine A Borrower”), and a $66,000,000 Mezzanine B loan (“Moffett Towers – Buildings E,F,G Mezzanine B Loan”, and together with the Moffett Towers – Building E,F,G Mezzanine A Loan, the “Moffett Towers – Buildings E,F,G Mezzanine Loan”) to MT Lot 3 EFG Mezzanine LLC (the “Moffett Towers - Buildings E,F,G Mezzanine B Borrower”) both Delaware limited liability companies. The Moffett Towers – Buildings E,F,G Mezzanine A Loan accrues interest at a rate of 5.67000% per annum and requires interest-only payments through the maturity date of October 6, 2028. The Moffett Towers – Buildings E,F,G Mezzanine B Loan accrues interest at a rate of 6.80000% per annum and requires interest-only payments through the maturity date of October 6, 2028. The Mezzanine A Loan and the Mezzanine B Loan are expected to be sold to third parties. The mortgage and mezzanine lenders have entered into an intercreditor agreement that governs the relationship between the mortgage and mezzanine lenders. Including the Moffett Towers – Buildings E,F,G Mezzanine Loan, the cumulative Cut-off Date LTV is 70.8%, the cumulative UW NCF DSCR is 1.41x and the cumulative UW NOI Debt Yield is 7.2%. The rights of the lender of the Moffett Towers - Buildings E,F,G Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Partial Release. On any business day after the prepayment lockout expiration date, the borrower may obtain the release of a release parcel (each a “Release Parcel”) comprised of either one or two of the three individual buildings comprising the Moffett Towers – Buildings E,F,G Property from that portion of the lien of the mortgage encumbering such Release Parcel thereon upon a bona fide third-party sale or conveyance to any affiliate in connection with a refinance of such parcel(s) by an institutional lender not affiliated with the borrower, any mezzanine borrower, or the non-recourse carveout guarantor, provided that each of the following conditions are satisfied: (a) the borrower makes a prepayment of principal in an amount equal to the applicable Release Amount (as defined below), and, if such release is prior to the open period, pays to the lender a prepayment fee equal to the greater of 1.00% or a yield maintenance premium on the principal being prepaid, and pays all accrued and unpaid interest on the principal being prepaid (including, if such prepayment is not made on a payment date, interest accrued to the next payment date); (b) after giving effect to such release and prepayment, the debt service coverage ratio for the remaining portion of the Moffett Towers – Buildings E,F,G Property (the “Remaining Property”) is no less than the greater of (i)(x) the Moffett Towers – Buildings E,F,G Whole Loan debt service coverage ratio immediately preceding such sale and (y) the combined Moffett Towers – Buildings E,F,G Whole Loan and Moffett Towers – Buildings E,F,G mezzanine debt service coverage ratio immediately preceding such sale and (ii)(x) 3.14x, which is the Moffett Towers – Buildings E,F,G Whole Loan debt service coverage ratio as of the loan origination date and (y) 1.49x, which is the combined Moffett Towers – Buildings E,F,G Whole Loan and Moffett Towers – Buildings E,F,G mezzanine debt service coverage ratio as of the loan origination date; (c) after giving effect to such release and prepayment, the loan-to-value ratio for the Remaining Property is no more than the lesser of (i) the combined loan-to-value ratio of the Moffett Towers – Buildings E,F,G Whole Loan and the Moffett Towers – Buildings E,F,G mezzanine debt immediately preceding such sale and (ii) 70.8%, which is the combined loan-to-value ratio as of the loan origination date; (d) the Release Parcel being released is legally subdivided and a separate tax parcel from the Remaining Property, and the release does not materially and adversely affect the use or operation of, or access to, the Remaining Property, or cause any portion of the Remaining Property to violate legal requirements or violate the terms of the Amazon lease or any other document relating to the Remaining Property; (e) if there are shared facilities, access, infrastructure and parking and no such easement already exists (or such easement exists but it does not provide for continued use of such shared facilities, access, infrastructure or parking for a period of no less than 75 years from the date of such release), the borrower will enter into a reciprocal easement agreement pursuant to which the borrower will receive and grant such easements as are reasonably required for the continued use and operation of the Remaining Property in substantially the same manner and with the benefit of substantially the same rights as exist as of the date hereof for a period of no less than 75 years from the date of such easement or amendment and (f) release conditions under the Moffett Towers - Buildings E,F,G Mezzanine Loan are satisfied.

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“Release Amount” means with respect to each release parcel, the greater of (i) the lender’s proportionate share (based on the ratio of the outstanding principal balance of the Moffett Towers – Buildings E,F,G Whole Loan to the combined outstanding principal balance of the Moffett Towers - Buildings E,F,G Whole Loan and Moffett Towers – Buildings E,F,G mezzanine debt) of 100% of the net sales proceeds with respect to such Release Parcel and (ii) 125% of the Whole Loan Allocated Loan Amount (as defined below) for such Release Parcel.

The “Whole Loan Allocated Loan Amount” with respect to each Release Parcel is set forth below:

Building	Address	Moffett Towers – Buildings E,F,G Whole Loan Allocated Loan Amount
E	1120 Enterprise Way	$77,077,600
F	1140 Enterprise Way	$103,716,800
G	1160 Enterprise Way	$103,205,600

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Portfolio
		Title:	Various
		Property Type - Subtype:	Various / Various
Original Principal Balance(2):	$40,000,000	Net Rentable Area (SF):	9,884,763
Cut-off Date Principal Balance(2):	$40,000,000	Location:	Various
% of Pool by IPB:	3.8%	Year Built / Renovated:	Various / Various
Loan Purpose:	Refinance	Occupancy(6):	88.6%
Borrowers(3):	Various	Occupancy Date:	6/1/2018
Sponsor(3):	Workspace Property Trust, L.P.	Number of Tenants:	509
Interest Rate(2):	5.37200%	2015 NOI:	$113,129,919
Note Date:	6/8/2018	2016 NOI:	$116,403,632
Maturity Date(4):	7/1/2023	2017 NOI:	$117,155,284
Interest-only Period:	61 months	TTM NOI (as of 3/2018)(7):	$117,976,547
Original Term(4):	61 months	UW Economic Occupancy:	89.8%
Original Amortization:	None	UW Revenues:	$192,633,427
Amortization Type:	Interest Only	UW Expenses:	$67,314,318
Call Protection(5):	Grtr1%orYM(57),O(4)	UW NOI(7):	$125,319,109
Lockbox / Cash Management:	Hard / In Place	UW NCF:	$112,963,155
Additional Debt:	Yes	Appraised Value / Per SF(8):	$1,634,285,000 / $165
Additional Debt Balance(2):	$539,000,000 / $696,000,000	Appraisal Date:	Various
Additional Debt Type(2):	Pari Passu / Subordinate Debt

Escrows and Reserves(9)				Financial Information(2)
	Initial	Monthly	Initial Cap	Senior Fixed Rate Loan		Whole Loan
Taxes:	$11,849,855	$2,040,615	N/A	Cut-off Date Loan / SF:	$59	$129
Insurance:	$350,000	(10)	N/A	Maturity Date Loan / SF:	$59	$129
Replacement Reserves:	$205,933	$205,933	(9)	Cut-off Date LTV:	35.4%	78.0%
TI/LC:	$3,154,000	$1,441,528	(9)	Maturity Date LTV:	35.4%	78.0%
Other:	$17,330,083	$0	N/A	UW NCF DSCR:	3.60x	1.63x
				UW NOI Debt Yield:	21.6%	9.8%

Sources and Uses(11)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$1,280,000,000	100.0%	Payoff Existing Debt(12)	$827,465,831	64.6%
			Payoff KeyBank Credit Line	227,559,344	17.8%
			Redemption of Preferred Equity	132,541,678	10.4%
			Upfront Reserves	32,889,871	2.6%
			Closing Costs	20,940,571	1.6%
			IPO-Related Expenses	19,049,085	1.5%
			Deferred LP Distributions	13,337,719	1.0%
			Asset Management Fees	5,337,711	0.4%
			Return of Equity	878,191	0.1%
Total Sources	$1,280,000,000	100.0%	Total Uses	$1,280,000,000	100.0%

(1)	KBRA, Fitch and S&P have confirmed that the Workspace Whole Loan (as defined below) has, in the context of its inclusion in the mortgage pool, credit characteristics consistent with an investment grade obligation.

(2)	The Workspace Mortgage Loan (as defined below) is part of the Workspace Whole Loan evidenced by 14 notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $1.275 billion. The Workspace Whole Loan is split between (i) a 25-month floating rate componentized loan with three, one-year extension options (the “Floating Rate Loan”) with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Senior Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Subordinate Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $556.8 million. The Senior Fixed Rate Loan is senior to the Subordinate Fixed Rate Loan. The interest rate on the Floating Rate Loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15%. Each of the Fixed Rate Loan and Floating Rate Loan is divided into multiple components, each with different payment priorities prior to and following an event of default under the Workspace Whole Loan. See “The Loan” below. The Senior Fixed Rate Loan Financial Information presented in the chart above reflects the Senior Fixed Rate Loan and $115.8 million of the Cut-off Date principal balance of the Floating Rate Loan, and excludes the remaining $139.2 million of the Cut-off Date principal balance of the Floating Rate Loan and the Subordinate Fixed Rate Loan. The Whole Loan Financial Information presented in the chart above reflects the Workspace Whole Loan. For purposes of the Financial Information, LIBOR was assumed to be 2.09%. The Whole Loan NCF DSCR, based on a LIBOR cap of 3.00% for the Floating Rate Loan, is 1.58x.

(3)	For a description of the Borrowers and Sponsor, see “The Borrowers” and “The Loan Sponsor” below.

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(4)	The Maturity Date and Original Term reflect the maturity date of the Fixed Rate Loan. The maturity date of the Floating Rate Loan is July 1, 2020, and the Borrowers have the right to extend that maturity date for three successive one year extension terms, upon satisfaction of certain conditions.

(5)	Partial prepayments of the Mortgage Loan are permitted (i) in connection with a partial release, as described below under “Partial Release,” and (ii) in connection with meeting certain debt yield triggers relating to the Borrowers exercising the extension options with respect to the Floating Rate Loan. Prior to an event of default under the Workspace Whole Loan, all prepayments are required to be applied to repay the Floating Rate Loan in full, prior to any application to the Fixed Rate Loan.

(6)	Occupancy is as of the June 1, 2018 rent roll provided. The largest tenant at the 6625 78th Street West property, Express Scripts, Inc., occupies 203,442 square feet through December 31, 2018. The tenant has recently extended its lease term through December 31, 2023 for 130,071 square feet. The underwritten base rent is based on the executed lease extension of 130,071 square feet.

(7)	The increase in UW NOI from TTM NOI is primarily driven by underwriting based on the June 1, 2018 in-place rent roll with rent steps underwritten to June 2019. Additionally, 10 tenants have executed leases since June 1, 2018 who have not yet taken occupancy, accounting for approximately $2.4 million in underwritten rent.

(8)	The appraiser also valued the Portfolio as a whole, as if sold in its entirety to a single buyer (the “Portfolio Appraised Value”). The Portfolio Appraised Value is $1.68 billion, which results in a Workspace Whole Loan Cut-off Date LTV and Maturity Date LTV of 75.9%.

(9)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(10)	Monthly insurance payments are $552,198 for the first four payments and $219,630 thereafter.

(11)	Sources & Uses are based on the fully funded $1.28 billion Whole Loan as of the June 8, 2018 origination date and does not reflect a subsequent voluntary prepayment on July 13, 2018, resulting in a pay down of the Floating Rate Loan by $5 million from the original balance. The Financial Information is based on a current balance of $1.275 billion.

(12)	Existing debt was previously securitized in JPMCC 2016-WPT.

The Loan. The Workspace loan is secured by the borrowers’ fee and leasehold interests in a portfolio of 147 properties comprising an approximately 9.9 million square foot portfolio of office, flex, and retail properties located in suburban Philadelphia, Pennsylvania, southern Florida, Tampa, Florida, Minneapolis-St. Paul, Minnesota and Phoenix, Arizona (each a “Property” and altogether, the “Properties” or the “Portfolio”). The loan is part of a whole loan (the “Workspace Whole Loan”) evidenced by 14 notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $1.275 billion, which is comprised of (i) a 25-month floating rate loan with three, one year extension options (the “Floating Rate Loan”) with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate loan (the “Fixed Rate Loan”) comprised of (A) the Senior Fixed Rate Loan, with an aggregate Cut-off Date principal balance of $463.2 million and (B) the Subordinate Fixed Rate Loan, with an aggregate Cut-off Date principal balance of $556.8 million. The interest rate on the Floating Rate Loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15%. Note A-9-B and Note A-10-B, which are part of the Senior Fixed Rate Loan, and which have an aggregate outstanding principal balance as of the Cut-off Date of $40.0 million (the “Workspace Mortgage Loan”), are being contributed to the Benchmark 2018-B8 Trust. The Workspace Mortgage Loan will be interest-only for the entire Workspace Whole Loan term. The relationship among the lenders of the various portions of the Workspace Whole Loan will be governed by a co-lender agreement, as more fully described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Workspace Whole Loan” in the Prospectus.

Whole Loan Summary(1)

Floating Rate Loan $255,000,000 (JPMCC 2018-WPT) Notes A1, A1(2)	Senior Fixed Rate Notes $293,200,000 (JPMCC 2018-WPT) Notes A-3, A-4(2)	Fixed Rate Companion Loans $130,000,000 (Securitized Notes) Notes A-5, A-6, A-7, A-8, A-9-A, A-10-A(2)	Fixed Rate $40,000,000 (Benchmark 2018-B8) Notes A-9-B, A-10-B(2)

Subordinate Fixed Rate Notes $556,800,000 (JPMCC 2018-WPT) Notes B-1, B-2
(1)	The Workspace Whole Loan will be serviced pursuant to the JPMCC 2018-WPT pooling and servicing agreement.

(2)	Each note is divided into two or more components. Each note comprising the Senior Fixed Rate Loan, including the Workspace Mortgage Loan, is divided into a senior component and a subordinate component, and forms a component pair with pari passu components of the Senior Fixed Rate Loan and of the Floating Rate Loan. Prior to an event of default under the Workspace Whole Loan, all payments of principal (including but not limited to any partial prepayment and the balloon payment due on the Floating Rate Loan if is not extended) are required to be applied to the Floating Rate Loan until paid in full, prior to any application to the Fixed Rate Loan. Following an event of default under the Workspace Whole Loan, collections under the Workspace Whole Loan will be applied first, pro rata, to interest and principal of (i) the senior component of the Workspace Mortgage Loan, (ii) the senior component of each of the remaining notes of the Senior Fixed Rate Loan and (iii) the corresponding senior component of the Floating Rate Loan, prior to application, pro rata, to (a) the subordinate component of the Workspace Mortgage Loan, (b) the subordinate component of each of the remaining notes of the Senior Fixed Rate Loan and (iii) the corresponding subordinate component of the Floating Rate Loan, and losses will be applied in the reverse order among such notes. Accordingly a portion of the interest and principal of the Workspace Mortgage Loan will be subordinate to certain components of the other notes of the Senior Fixed Rate Loan and certain components of the Floating Rate Loan, but will be pari passu to corresponding components of the Senior Fixed Rate Loan and Floating Rate Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Workspace Whole Loan” in the Prospectus.

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The Borrowers. The borrowers, WPT Land 2 LP, RV OP 2 LP, RV OP 3 Lessee LP, WPT Properties LP, and RV OP 1 LP, are each a Delaware limited partnership (the “Borrowers”), and a special purpose entity. Each of the Borrowers and its general partner has and is required to have two independent directors or managers.

Top-10 Property Summary
Property Name	Location	Net Rentable Area (NRA)	Year Built	Occupancy %(1)	Allocated Loan Amount	% of ALA	Appraised Value	% of Appraised Value
6625 78th Street West	Bloomington, MN	325,000	1997	94.5%	$44,385,938	3.5%	$56,950,000	3.5%
1500 Liberty Ridge Drive	Tredyffrin Township, PA	233,120	2003	92.3%	39,953,320	3.1%	51,350,000	3.1%
3350 SW 148th Avenue & Lakeside Drive	Miramar, FL	154,768	2000	99.6%	34,185,938	2.7%	44,000,000	2.7%
1301 International Parkway	Sunrise, FL	140,160	2006	100.0%	29,982,422	2.4%	38,500,000	2.4%
777 West Yamato Road	Boca Raton, FL	155,608	1989	84.5%	29,593,945	2.3%	38,000,000	2.3%
4425 East Cotton Center Boulevard	Phoenix, AZ	165,000	2001	100.0%	27,651,563	2.2%	35,500,000	2.2%
4500 East Cotton Center Boulevard	Phoenix, AZ	139,403	2013	100.0%	24,922,266	2.0%	32,000,000	2.0%
3100 Southwest 145th Avenue	Miramar, FL	104,337	2008	100.0%	23,826,563	1.9%	30,600,000	1.9%
3400 Lakeside Drive	Miramar, FL	120,130	1989	89.7%	22,661,133	1.8%	29,100,000	1.8%
3450 Lakeside Drive	Miramar, FL	119,598	1989	93.2%	22,511,719	1.8%	28,900,000	1.8%
Top-10 Total / Wtd. Average		1,657,124		95.1%	$299,674,805	23.5%	384,900,000	23.6%
Top-20 Total / Wtd. Average		2,847,428		91.4%	$486,362,695	38.1%	624,100,000	38.2%
Top-50 Total / Wtd. Average		5,518,632		91.1%	$822,653,906	64.5%	1,055,695,000	64.6%
Portfolio Total / Wtd. Average		9,884,763		88.6%	$1,275,000,000	100.0%	$1,634,285,000	100.0%

(1)	Occupancy % is as of the June 1, 2018 rent roll provided. The largest tenant at the 6625 78th Street West property, Express Scripts, Inc., occupies 203,442 square feet through December 31, 2018. The tenant has recently extended its lease term through December 31, 2023 for 130,071 square feet. The underwritten base rent is based on the executed lease extension of 130,071 square feet.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Workspace Property Trust, L.P., which is a privately held, vertically integrated, full service commercial real estate company specializing in the acquisition, development, management and operation of office and flex space. Workspace Property Trust, L.P. is led by Thomas A. Rizk and Roger Thomas. The company’s philosophy is to invest in suburban office and flex assets. Workspace Property Trust L.P. was founded in 2015 and currently owns and operates the Properties, which were acquired in 2015 and 2016.

Mr. Rizk has significant experience in real estate acquisition, development, management, and operation. In 1994, Mr. Rizk led the family-owned real estate partnership, Cali Associates, through its initial public offering as Cali Realty Corporation. As President and Chief Executive Officer, he also led the merger of Cali Realty Corporation into the Mack Company and Patriot American Office Group in 1997. Mr. Thomas has more than 30 years of experience in real estate. Mr. Thomas assisted Mr. Rizk in taking Cali Associates public and from 1994 until 2014 served as Executive Vice President, General Counsel and Secretary at Mack-Cali Realty Corporation, serving as a key member of the executive team.

The Properties. The Portfolio consists of approximately 9.9 million square feet of space across 87 office, 59 flex and one retail property, respectively representing approximately 72.7%, 27.2% and 0.0% of the original Allocated Whole Loan Amount (“ALA”), respectively. 65.3% of the office properties by ALA are Class A properties. The Properties are located within five broad office markets: suburban Philadelphia (40.3% of ALA), southern Florida (17.3%), Tampa (16.5%), Minneapolis-St. Paul (13.0%) and Phoenix (12.9%). The properties were built between 1972 and 2013 with the majority of the Portfolio (91.1% of the occupied NRA) under triple net leases. The Properties range in size from approximately 2,800 square feet to 325,000 square feet. As of June 1, 2018, the Portfolio was 88.6% occupied by a granular and diverse roster of more than 500 tenants with the largest tenant, United Healthcare Services, Inc., representing 4.2% of net rentable area. Eleven of the top 20 tenants, which account for 17.7% of Portfolio net rentable area, have investment grade credit ratings from Moody’s or Standard & Poor’s. The top five and top ten Properties represent approximately 14.0% and 23.5% of the ALA, respectively, and the average Property accounts for 0.7% of the ALA.

6625 78th Street West. The largest property by ALA, 6625 78th Street West is a six-story, 325,000 square foot office building located in Bloomington, Minnesota approximately 10.0 miles from the Minneapolis central business district, and represents 3.5% of the ALA. Local access is provided by East Bush Lake Road and Normandale Boulevard, and regional access to the area is provided by Interstate 494, which is located adjacent to the Property. The Property was built in 1997 and includes a cafeteria, a conference room, fitness center and a four-story parking garage. 6625 78th Street West is currently 94.5% occupied by 11 tenants at an average contractual rent of $14.16 per square foot with an average occupancy of 94.0% from 2005 to 2017. The largest tenant at the Property is Express Scripts, Inc, which occupies 130,071 square feet with its lease expiring in December 2023 accounting for 57.1% of the Property’s underwritten rent. The Property is located in the 494 Corridor submarket, which contains approximately 16.3 million square feet of office space with an overall

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vacancy rate of 17.2% and average asking rents of $14.44 per square foot. Per the appraisal, there is no new construction in this submarket.

1500 Liberty Ridge Drive. The second largest property by ALA, 1500 Liberty Ridge Drive, is a three-story, 233,120 square foot office building located in Tredyffrin Township, Pennsylvania approximately 23.0 miles from downtown Philadelphia. The Property is located approximately 1.5 miles south of Interstate 76 and approximately 24.0 miles northwest of Philadelphia International Airport. The Property was built in 2003 and is currently 92.3% occupied by 12 tenants at an average contractual rent of $17.75 per square foot with an average occupancy of 93.3% from 2005 to 2017. The largest tenant at the Property is ELAP Services, Inc, which occupies 39,981 square feet with its lease expiring in September 2018 accounting for 17.7% of the Property’s underwritten rent. The Property is located in the King of Prussia/Valley Forge submarket, which contains approximately 16.8 million square feet of office space with an overall vacancy rate of 12.3% and average rents of $26.85 per square foot. This is compared to a vacancy rate of 14.8% and an average rent of $26.09 per square foot on a gross basis as of the first quarter 2017. Per the appraisal, there is no new construction in this submarket.

3350 Southwest 148th Avenue & Lakeside Drive. The third largest property by ALA, 3350 Southwest 148th Avenue & Lakeside Drive, is a four-story, 154,768 square foot office building located in Miramar, Florida. The Property is located approximately 25 miles north of the Miami central business district and 25 miles southwest of the Fort Lauderdale central business district. Local access is provided by Miramar Parkway with regional access available via Interstate 75, which is less than half a mile from the Property. The Property was built in 2000 and is currently 99.6% occupied by 22 tenants, including two tenants leasing roof space and a cafe, at an average contractual rent of $19.17 per square foot on a NNN basis with an average occupancy of 88.1% from 2005 to 2017. The largest tenant at the Property is Carnival Corporation, which occupies 30,519 square feet with its lease expiring in November 2026 accounting for 19.7% of the Property’s underwritten rent. The Property is located in the Southwest Broward submarket which contains approximately 3.1 million square feet of office space with an overall vacancy rate of 6.8% and average rents of $22.26 per square foot on a NNN basis. Per the appraisal, there are four proposed or under construction office projects with a combined 184,440 square feet within the submarket.

1301 International Parkway. The fourth largest property by ALA, 1301 International Parkway, is a five-story, 140,160 square foot office building located in Sunrise, Florida approximately 13.0 miles from Fort Lauderdale and Fort Lauderdale International Airport. Local access is provided by Sunrise Boulevard and Oakland Park Boulevard to the north with regional access provided by Interstate 75 and Interstate 595 which are adjacent to the Property. The Property was built in 2006 and is currently 100.0% occupied by seven tenants, including one tenant leasing roof space, at an average contractual rent of $20.29 per square foot on a NNN basis with an average occupancy of 89.9% from 2008 to 2017. The largest tenant at the Property is Sunshine State Health Plan, Inc, which occupies 84,379 square feet with its lease expiring in November 2020 accounting for 56.4% of the Property’s underwritten rent. The Property is located in the Sawgrass submarket, which contains approximately 2.5 million square feet of office space with an overall vacancy rate of 7.9% and average rents of $20.31 on a NNN basis. Per the appraisal, two large office parks are being proposed for construction, expecting to add 1.4 million square feet of office inventory to the submarket within the next five years.

777 West Yamato Road. The fifth largest property by ALA, 777 West Yamato Road, is a six-story, 155,608 square foot office building located in Boca Raton, Florida. The Property is located approximately two miles from Boca Raton Airport and approximately 23.0 miles from Palm Beach International Airport. Local access is provided by Yamato Road with regional access provided by Interstate 95 which is less than half a mile east of the Property. The Property was built in 1989 and is currently 84.5% occupied by 13 tenants, including one tenant leasing roof space, at an average contractual rent of $18.63 per square foot with an average occupancy of 92.6% from 2005 to 2017. The largest tenant at the Property is Relx, Inc, which occupies 51,404 square feet with its lease expiring in May 2024 accounting for 39.2% of the Property’s underwritten rent. The Property is located in the Boca Raton submarket, which contains approximately 11.5 million square feet of office space with an overall vacancy rate of 20.2% and average rents of $20.64 per square foot on a NNN basis. Per the appraisal, new construction within the submarket is minimal with one 11-story 111,971 square foot office tower breaking ground in Q4 2017.

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The table below displays the largest tenants for each of the Properties.

Tenant Summary(1)
Tenant	Property Name	Ratings(2) (Moody’s/S&P/Fitch)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration
United HealthCare Services, Inc.(3)	Various	A3 / A+/ A-	419,543	4.2%	$15.79	5.4%	2022/2024/2025
Aetna Life Insurance Company(4)	Various	Baa2 / A / A-	323,943	3.3%	15.52	4.1%	2019/2020/2023
Siemens Medical Solutions USA, Inc.(5)	Various	NR / A+ / A	241,297	2.4%	16.13	3.1%	2020/2021
Kroll Ontrack	Various	NR / NR / NR	195,879	2.0%	12.17	1.9%	2026
Dell Marketing	Various	Ba2 / NR / BB	141,290	1.4%	10.96	1.3%	2024
Express Scripts	6625 78th Street West	Baa2 / BBB+ / BBB	130,071	1.3%	15.00	1.6%	2023
Reed Technology	7 Walnut Grove Drive	NR / NR / NR	120,000	1.2%	17.95	1.7%	2025
Optum Services Inc.(6)	4 Walnut Grove Drive	A3 / A+ / A-	109,700	1.1%	16.65	1.5%	2025
GM Cruise LLC	4410 East Cotton Center Boulevard	Baa3 / BBB / BBB	101,269	1.0%	10.82	0.9%	2022
General Dynamics Information	3020 US Highway 301 South	A2 / A+ / NR	99,039	1.0%	15.45	1.2%	2022
Carnival Corporation	Various	A3 / A- / NR	93,423	0.9%	15.63	1.2%	2026
Sunshine State Health Plan	1301 International Parkway	Ba1 / BB+ / NR	84,379	0.9%	19.85	1.4%	2020
Colorcon, Inc.	333 Phoenixville Pike	NR / NR / NR	84,000	0.8%	9.50	0.6%	2024
Comcast(7)	Various	A3 / A- / A-	82,996	0.8%	14.22	1.0%	2018/2019/2020
GE Parallel Design, Inc.	4313 East Cotton Center Boulevard	A2 / A / A	78,335	0.8%	15.25	1.0%	2028
Acist Medical Systems, Inc.	7905 Fuller Road	NR / NR / NR	74,224	0.8%	11.03	0.7%	2019
Boomi, Inc.(8)	1400 Liberty Ridge Drive	Ba2 / NR / BB	71,788	0.7%	24.70	1.4%	2027
Janssen Biotech, Inc.	155 Great Valley Parkway	Aaa / AAA / AAA	71,200	0.7%	9.40	0.5%	2023
Cognizant Technology	Various	NR / NR / NR	70,497	0.7%	14.82	0.8%	2024
CDx Holdings	4610 South 44th Street	NR / NR / NR	66,012	0.7%	23.60	1.3%	2020
Top 5 Total / Wtd. Average			1,321,952	13.4%	$14.73	15.7%
Top 10 Total / Wtd. Average			1,882,031	19.0%	$14.90	22.6%
Top 20 Total / Wtd. Average			2,658,885	26.9%	$15.12	32.5%
Portfolio Total / Wtd. Average			8,624,672	87.3%	$14.36	100.0%

(1)	Based on the underwritten rent roll as of June 1, 2018. Includes tenants with executed leases since June 1 that are not yet in occupancy and excludes tenants which are either dark or expected to leave upon lease expiration.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	United HealthCare Services, Inc. leases 115,110 square feet at the 680 Blair Mill Road property with a lease expiration date of March 31, 2025, 165,000 square feet at the 4425 East Cotton Center Boulevard property with a lease expiration of March 31, 2024, 89,290 square feet at the 131 Kelsey Lane property, with a lease expiration date of September 30, 2024, and 50,143 square feet at the 3100 Southwest 145th Avenue property with a lease expiration of June 30, 2022.

(4)	Aetna Life Insurance Company leases 139,403 square feet at the 4500 East Cotton Center Boulevard property with a lease expiration date of December 31, 2023, 73,077 square feet at the 4630 Woodland Corporate Boulevard property with a lease expiration date of February 29, 2020, 69,094 square feet at the 4750 South 44th Place property with a lease expiration date of August 31, 2020, and 42,369 square feet at the 9801 South 51st Street property with a lease expiration date of February 28, 2019.

(5)	Siemens Medical Solution USA, Inc. leases 126,000 square feet at the 40 Liberty Boulevard property with a lease expiration of January 31, 2020, 61,313 square feet at the 65 Valley Stream Parkway property with a lease expiration of January 31, 2020, 41,211 square feet at the 55 Valley Stream Parkway property with a lease expiration of January 31, 2020, and 12,773 square feet at the 7930, 8010, 8020 Woodland Center Boulevard property with a lease expiration of June 30, 2021.

(6)	Optum Services Inc. is owned by United HealthCare Services, Inc.

(7)	Comcast leases 58,115 square feet at the 700 Dresher Road property with a lease expiration date of December 31, 2019, 18,000 square feet at the 103-1009 Gibraltar Road property with a lease expiration date of December 31, 2018, and 6,881 square feet at the 10400 Viking Drive property with a lease expiration date of April 30, 2020.

(8)	Boomi, Inc. is owned by Dell, Inc.

Historical and Current Occupancy(1)
2015	2016	2017	Current(2)
89.1%	89.3%	89.1%	88.6%

(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of June 1, 2018.

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Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	1,260,091	12.7%	NAP	NAP	1,260,091	12.7%	NAP	NAP
2018	68	438,580	4.4%	$6,156,087	5.0%	1,698,671	17.2%	$6,156,087	5.0%
2019	104	1,164,018	11.8%	16,245,789	13.1%	2,862,689	29.0%	$22,401,876	18.1%
2020	92	1,329,694	13.5%	21,176,470	17.1%	4,192,383	42.4%	$43,578,345	35.2%
2021	86	962,460	9.7%	14,200,327	11.5%	5,154,843	52.1%	$57,778,672	46.7%
2022	74	1,196,942	12.1%	16,106,975	13.0%	6,351,785	64.3%	$73,885,647	59.7%
2023	50	909,812	9.2%	12,885,375	10.4%	7,261,597	73.5%	$86,771,022	70.1%
2024	35	849,029	8.6%	11,921,771	9.6%	8,110,626	82.1%	$98,692,793	79.7%
2025	35	624,749	6.3%	9,621,713	7.8%	8,735,375	88.4%	$108,314,506	87.5%
2026	21	580,196	5.9%	7,757,206	6.3%	9,315,571	94.2%	$116,071,711	93.7%
2027	8	260,767	2.6%	4,263,582	3.4%	9,576,338	96.9%	$120,335,293	97.2%
2028	6	233,888	2.4%	3,072,427	2.5%	9,810,226	99.2%	$123,407,720	99.7%
2029 & Beyond	9	74,537	0.8%	404,444	0.3%	9,884,763	100.0%	$123,812,164	100.0%
Total	588	9,884,763	100.0%	$123,812,164	100.0%

(1)	Based on the underwritten rent roll dated June 1, 2018. Includes tenants with executed leases since June 1 that are not yet in occupancy and excludes tenants which are either dark or expected to leave upon lease expiration.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Operating History and Underwritten Net Cash Flow

	2015	2016	2017	TTM 3/31/2018(1)	Underwritten(1)	Per Square Foot	%(2)
Rents in Place	$111,087,339	$115,072,969	$115,982,258	$117,201,735	$123,812,164	$12.53	58.0%
Vacant Income	0	0	0	0	21,891,292	2.21	10.2
Gross Potential Rent	$111,087,339	$115,072,969	$115,982,258	$117,201,735	$145,703,456	$14.74	68.2%
Total Reimbursements(3)	63,113,439	60,935,637	66,666,852	66,698,913	67,906,938	6.87	31.8
Gross Potential Revenue	$174,200,778	$176,008,606	$182,649,110	$183,900,648	$213,610,394	$21.61	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(21,891,292)	(2.21)	(10.2)
Other Income	450,690	687,278	714,118	682,586	914,325	0.09	0.4
Effective Gross Income	$174,651,468	$176,695,884	$183,363,228	$184,583,235	$192,633,427	$19.49	90.2%

Total Expenses	$61,521,549	$60,292,253	$66,207,944	$66,606,688	$67,314,318	$6.81	34.9%

Net Operating Income	$113,129,919	$116,403,632	$117,155,284	$117,976,547	$125,319,109	$12.68	65.1%

Total TI/LC, Capex/RR	0	0	0	0	12,355,954	1.25	6.4

Net Cash Flow	$113,129,919	$116,403,632	$117,155,284	$117,976,547	$112,963,155	$11.43	58.6%

(1)	The increase in Underwritten Net Operating Income from TTM 3/31/2018 Net Operating Income is primarily driven by underwriting based on the June 1, 2018 in-place rent roll with rent steps underwritten to June 2019. Additionally, 10 tenants have executed leases since June 1, 2018 who have not yet taken occupancy, accounting for approximately $2.4 million in underwritten rent.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	More than 90% of the in-place leases are NNN. In addition to recovering all operating expenses, leases also include a contractual tenant services fee, which is an obligation of the tenant and reimbursements can be greater than 100.0% of underwritten expenses as a result.

Property Management. The Properties are managed by Workspace Property Management, L.P., a Delaware limited partnership and an affiliate of the Borrowers.

Escrows and Reserves. At loan origination, the Borrowers were required to deposit approximately $13.3 million for outstanding tenant improvements and leasing commissions, approximately $11.8 million for upfront tax reserves, approximately $3.5 million for free rent reserves, approximately $3.2 million for initial tenant rollover reserves, $539,172 for deferred maintenance, $350,000 for insurance premiums, $205,933 for replacement reserves and $37,500 for environmental reserves.

Tax Escrows – On a monthly basis, the Borrowers are required to escrow 1/12 of the estimated annual real estate taxes into the tax reserve, which currently equates to $2,040,615.

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Insurance Escrows – Monthly insurance payments are $552,198 for the first four payments and $219,630 thereafter. However, the requirement for monthly deposits is waived provided that (i) no event of default has occurred and is continuing, and (ii) the Borrowers provide the lender with reasonably satisfactory evidence (as determined by the lender) that the Property is insured in accordance with the loan documents pursuant to a blanket insurance policy reasonably acceptable to the lender and insuring substantially all of the real property owned, directly or indirectly, by the guarantor.

Replacement Reserves – On a monthly basis, the Borrowers are required to escrow an amount equal to $205,933 ($0.25 per square foot per year) for replacement reserves (the “Replacement Reserve”). In the event a property is released, the monthly deposit is required to be reduced by an amount equal to 1/12 of the product of $0.25 and the square footage of the property released. The Borrowers will not be required to make deposits into the Replacement Reserve at any time the balance in the Replacement Reserve is equal to the then current monthly deposit amount times the number of payment dates remaining until the maturity date (provided that the number of payment dates may not exceed 36 or be less than 12 under the loan documents).

Rollover Reserve – On a monthly basis, the Borrowers are required to escrow approximately $1,441,528 for tenant improvements, reasonable legal fees incurred in connection with the negotiation of the leases (which is limited to $5,000 per lease in the loan documents) and leasing commission costs (the “Rollover Reserve”). In the event a property is released, the monthly deposit is required to be reduced by an amount equal to 1/12 of the product of $1.75 times the square footage of the property that is released. The Borrowers will not be required to make deposits into the Lease Rollover Reserve at any time the balance in the Lease Rollover Reserve is equal to the then current monthly deposit amount times the number of payment dates remaining until the maturity date (provided that the number of payment dates may not exceed 18 or be less than 12 under the loan documents).

Environmental Reserve – At loan origination, the Borrowers deposited an upfront reserve equal to $37,500 (the “Environmental Reserve Funds”) in connection with additional investigation recommended by the environmental report for the Property known as 45-67 Great Valley Parkway with respect to three gas propane storage tanks located at the northwestern corner of the building. If the additional investigation determines that such tanks are underground storage tanks (“USTs”), the Borrowers are required to promptly cause such USTs to be properly closed and deliver evidence thereof reasonably satisfactory to lender. Upon the delivery of such evidence or if the additional investigation does not conclude that such tanks are USTs, provided no event of default is then continuing, the Environmental Reserve Funds are required to be promptly disbursed to the Borrowers.

Operating Expense Reserve – If, at any time that the financial reports delivered pursuant to the loan documents show that the actual aggregate expenses are more than 15% less than the budgeted expenses for the prior three month period tested on a quarterly basis (after taking into account any expense savings reasonably documented by the Borrowers), the Borrowers are required to escrow with the lender the difference between the actual and budgeted expenses during each such three month period.

Lockbox / Cash Management. The Workspace Whole Loan is structured with a hard lockbox and in-place cash management. At loan origination, the Borrowers established a lender-controlled lockbox account. The Borrowers are required to cause all rent and other revenues from the Properties to be deposited directly into the lockbox account. All funds in the lockbox account (less the reasonable fees of the clearing bank) are required to be swept each business day into a lender-controlled cash management account.

Provided no Cash Sweep Event (as defined below) has occurred, all funds in the cash management account are required to be applied on each business day to payments of taxes, insurance, debt service, reserves, and other items required pursuant to the loan documents and the remaining cash flow will be released to the Borrowers. In the event only a Cash Sweep Event described in clause (c) or (d) below has occurred, all funds in the cash management account are required to be applied by the lender each business day to payments of taxes, insurance, debt service, reserves, and other items required by the lender and all remaining cash flow will be released to the Borrowers for costs associated with new leases or amendments to leases approved by the lender in accordance with the loan documents, but only to the extent all amounts in the Rollover Reserve have been disbursed, and additional cash flow will be held by the lender as additional collateral for the loan. In the event a Cash Sweep Event described in clause (a) or (b) below has occurred, cash flow may be applied in the lender’s sole discretion and may be held by the lender in its sole discretion.

A “Cash Sweep Event” means the occurrence of (a) an event of default, (b) the bankruptcy or insolvency of the Borrowers or property manager, (c) the debt yield (as calculated in the loan documents) falling below 8.4% for the calendar quarter immediately preceding the date of determination, based on the trailing 12 month period or (d) an Extension Sweep Event (as defined below).

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A “Cash Sweep Event Cure” means (A) if a Cash Sweep Event exists solely by reason of an event of default, the curing and acceptance of such cure by the lender of the applicable event of default, (B) if a Cash Sweep Event exists solely by reason of a bankruptcy of a property manager, the replacement of such manager with a qualified manager acceptable to the lender pursuant to a management agreement acceptable to the lender within 60 days or, with respect to an involuntary petition filed against the manager for which neither the Borrowers, guarantor nor any member or affiliate of the Borrowers or guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition and to the extent there were no adverse consequences to the loan or the property, upon the dismissal of such involuntary action within 60 days, (C) if a Cash Sweep Event exists solely by reason of a debt yield below 8.40%, the achievement of a debt yield for two consecutive quarters of at least 8.65%, based on the trailing 12 month period, (D) if the Cash Sweep Event is caused solely by a bankruptcy or insolvency of the Borrowers based on an involuntary petition against the Borrowers with respect to which neither the Borrowers, guarantor nor any member or affiliate of the Borrowers or guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within 60 days of such filing, provided that in the lender’s sole discretion such filing does not result in any adverse consequences to the Workspace Whole Loan or the Portfolio or (E) if the Cash Sweep Event is caused by an Extension Sweep Event, the occurrence of an Extension Sweep Cure (as defined below). In no event will the Borrowers have the right to cure a Cash Sweep Event occurring by reason of a Borrower bankruptcy except as set forth above.

An “Extension Sweep Event” means the failure of the Borrowers to satisfy the debt yield requirements in connection with an extension of the Floating Rate Loan, which are 9.00% for the second extension and 9.25% for the third extension.

An “Extension Sweep Event Cure” means (i) no event of default is continuing and (ii) the earlier to occur of (a) (1) with respect to the second extension term for the Floating Rate Loan, the date on which the debt yield is at least 9.0% and (2) with respect to the third extension term for the Floating Rate Loan, the date on which the debt yield is at least 9.25%, in each case as determined by the lender for the 12 full calendar months ending on the last day of each calendar quarter (the Borrowers are permitted to make a partial prepayment of the Workspace Whole Loan in an amount which would satisfy the foregoing debt yield requirements) and (b) the date on which the funds in the excess cash flow reserve equal at least an amount sufficient that, if applied to pay down the Workspace Whole Loan, would cause the debt yield tests to be satisfied.

Partial Releases. The Borrowers have the right to obtain the separate release of any one or more of the individual Properties, at any time during the term of the Workspace Whole Loan following the date that is 60 days after the closing of the Benchmark 2018-B8 Trust, provided, among other terms and conditions: (i) the Borrowers pay a release price equal to 110% of the allocated loan amount for the related individual Property (if the individual Property is being sold to a third party) or 115% of the allocated loan amount for the individual Property (if the individual Property is being released to an affiliate of the Borrower), as applicable, plus the payment of the yield maintenance premium, if applicable; (ii) after giving effect to the release, the debt yield for the remaining individual Properties is equal to or greater than the greater of (1) the debt yield for all of the Properties immediately prior to giving effect to the release based on the trailing 12 month period or (2) 9.9% (as may be adjusted by the lender to account for the payment of any prior release amounts in accordance with the Workspace Whole Loan documents); and (iii) if such release is to an affiliate of a Borrower, after giving effect to such release, the loan-to-value ratio for the Properties then remaining subject to the lien of the security instruments is equal to or less than the lesser of (1) 78.2% or (2) the loan-to-value ratio of all of the Properties immediately prior to giving effect to the release. The Borrowers are permitted to prepay a portion of the related Workspace Whole Loan in order to satisfy the foregoing debt yield and loan-to-value requirements in accordance with the Workspace Whole Loan documents. With respect to 25 of the individual properties, as identified in the prospectus, such individual Properties may not be released to an affiliate of the Borrowers except in connection with a release to cure a non-monetary default, and the borrowers are required to deliver updated surveys and appraisals with respect to certain other release parcels identified in the loan documents in connection with the release. The Borrowers may also obtain the release of four separate outparcels representing approximately 10.8 acres without the payment of any release price, upon satisfaction of certain terms and conditions set forth in the Workspace Whole Loan documents. In connection with the release of the Miramar parcel (as more specifically identified in the loan documents), the Borrowers are permitted to convert the related individual Property into a condominium, subject to conditions set forth in the loan documents. The Borrowers are permitted to prepay a portion of the related Whole Loan in order to satisfy the foregoing debt yield and loan-to-value requirements in accordance with the loan documents. Prepayments in connection with a partial release are allocated to the Floating Rate Loan until the Floating Rate Loan is paid in full, prior to any allocation to the Fixed Rate Loan. With respect to the Property known as 155 Great Valley Parkway, a tenant has an option to purchase the Property at a price which is in excess of the release price of 110% of ALA.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$40,000,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	3.8%	Net Rentable Area (SF):	67,217
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	Site 5 Commercial Owner DE LLC	Year Built / Renovated:	2018 / N/A
Sponsor:	DSA Phase I Holdings LLC	Occupancy(3):	85.0%
Interest Rate:	4.96500%	Occupancy Date:	9/15/2018
Note Date:	11/19/2018	Number of Tenants:	3
Maturity Date:	12/6/2028	2015 NOI:	N/A
Interest-only Period:	120 months	2016 NOI:	N/A
Original Term:	120 months	2017 NOI:	N/A
Original Amortization:	None	TTM NOI:	N/A
Amortization Type:	Interest Only	UW Economic Occupancy:	86.8%
Call Protection(2):	L(24),Def(92),O(4)	UW Revenues:	$5,641,247
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$1,091,948
Additional Debt Balance(1):	$28,200,000	UW NOI(4):	$4,549,299
Additional Debt(1):	Pari Passu	UW NCF(4):	$4,454,859
		Appraised Value / Per SF:	$105,000,000 / $1,562
		Appraisal Date:	9/20/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$1,015
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$1,015
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	65.0%
TI/LC:	$0	Springing	N/A	Maturity Date LTV:	65.0%
Other:	$1,016,150	$0	N/A	UW NCF DSCR:	1.30x
				UW NOI Debt Yield:	6.7%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan	$68,200,000		100.0%	Loan Payoff Existing Debt	$28,035,340	41.1%
			%	Upfront Reserves	1,016,150	1.5%
				Closing Costs	1,010,837	1.5
				Return of Equity	38,137,673	55.9
Total Sources	$68,200,000		100.0%	Total Uses	$68,200,000	100.0%

(1)	The 145 Clinton Street loan is part of a whole loan evidenced by two pari passu notes with an aggregate outstanding principal balance of $68.2 million. The Financial Information presented in the chart above reflects the $68.2 million aggregate Cut-off Date balance of the 145 Clinton Whole Loan (as defined below).

(2)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of January 6, 2019. Defeasance of the full $68.2 million 145 Clinton Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 19, 2021. The assumed lockout period of 24 payments is based on the expected closing date of the Benchmark 2018-B8 securitization in December 2018. The actual lockout period may be longer.

(3)	The 145 Clinton Property (as defined below) was built in 2018. The occupancy of 85.0% includes one tenant, Time Warner Cable (4,000 square feet representing approximately 6.0% of the net rentable area), who has executed a lease but has not yet taken occupancy or begun paying rent. Time Warner Cable is anticipated to take occupancy in January 2019 and begin paying rent in May 2019. We cannot assure you that this tenant will take occupancy or pay rent as anticipated or at all.

(4)	UW NOI and UW NCF are based on the September 15, 2018 rent roll, executed leases and rent steps. See “Cash Flow Analysis” herein.

The Loan. The 145 Clinton loan (the “145 Clinton Loan”) is part of a whole loan consisting of two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $68.2 million (the “145 Clinton Whole Loan”), each as described below. The 145 Clinton Whole Loan was originated by GSMC. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $40.0 million, is being contributed to the Benchmark 2018-B8 Trust. The non-controlling Note A-2, with an outstanding principal balance as of the Cut-off Date of $28.2 million, is currently held by GSMC and is expected to be contributed to one or more future securitization trusts. The relationships between the holders of the 145 Clinton Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus. The 145 Clinton Whole Loan has a 10-year term and will be interest-only for the term of the loan.

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145 Clinton

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	Benchmark 2018-B8	Yes
A-2	$28,200,000	$28,200,000	GSMC	No
Total	$68,200,000	$68,200,000

The Borrower. The borrowing entity for the 145 Clinton Loan is Site 5 Commercial Owner DE LLC, a Delaware limited liability company and special purpose entity (the “145 Clinton Borrower”).

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is DSA Phase I Holdings LLC (the “145 Clinton Loan Sponsor”).

DSA Phase I Holdings LLC is a partnership comprised of BFC Partners, L+M Development Partners, Inc. (“L+M”), Taconic Investment Partners and Goldman Sachs Urban Investment Group. BFC Partners and its principals have completed over $1.8 billion in acquisition and development projects since the firm’s inception in 1985 and an additional $2.3 billion of projects are currently under development. L+M is responsible for more than $7.0 billion in development and investment, and has acquired, built or preserved more than 22,000 residential units in New York’s tristate area, the West Coast, and Gulf Coast regions. Since its founding in 1997, Taconic Investment Partners has acquired, developed, redeveloped and repositioned over 13 million square feet of office, mixed-use, and retail space and more than 4,000 units of for-sale and multifamily housing primarily in New York City. Goldman Sachs Urban Investment Group has committed nearly $7.0 billion since it was founded in 2001, which has facilitated the creation and preservation of more than 24,000 housing units.

The Property. The 145 Clinton Property (the “145 Clinton Property”) consists of two retail condominium units that comprise the entire retail portion of a mixed use building with retail and residential condominium space located at 145 Clinton Street in the Lower East Side neighborhood of New York, New York (the “145 Clinton Mixed Use Building”). The two retail condominium units that comprise the 145 Clinton Property contain approximately 67,217 square feet of net rentable area. The remaining condominium interests consist of three residential condominium units containing 211 rental apartments, which are not collateral for the 145 Clinton Whole Loan. See “—Condominium” below.

As of September 15, 2018, the 145 Clinton Property was 85.0% leased to three tenants including Trader Joe's, Target and Time Warner Cable with a combined weighted average remaining lease term of approximately 14.7 years. The largest tenant, Trader Joe’s (30,621 square feet, 45.6% of net rentable area) offers grocery fare such as health foods, organic produce, and nutritional supplements. The Trader Joe’s lease expires in September 2033. The second largest tenant, Target (22,480 square feet, 33.4% of net rentable area) is a general merchandise retailer selling products through its stores and digital channels. The Target lease expires in January 2034. The third largest tenant, Time Warner Cable (4,000 square feet 6.0% of net rentable area) is a cable operator in the United States and a broadband communications services company. Time Warner Cable has not yet taken occupancy or begun paying rent. Time Warner Cable is anticipated to take occupancy in January 2019 and begin paying rent in May 2019. We cannot assure you that this tenant will take occupancy or pay rent as anticipated or at all. The Time Warner Cable lease expires in April 2029 and has a one-time option to terminate its lease if the 145 Clinton Loan Sponsor fails to deliver its space within eight months after Time Warner Cable and the 145 Clinton Loan Sponsor’s mutual approval of buildout plans, which is anticipated to be January 2019, implying a September 2019 termination option.

The Market. The 145 Clinton Property is situated on Site 5 of Essex Crossing. Spread over 1.9 million SF, Essex Crossing is a redevelopment project in the Lower East Side neighborhood in Manhattan and comprises nine sites with approximately 1,000 new apartments, 450,000 square feet of retail, 400,000 square feet of office, community attractions and green spaces. These nine sites, also known as Seward Park Extension Urban Renewal Area, sat mostly vacant since 1967 and represents an urban renewal development in New York City. Phased construction began in May 2015; seven of the nine sites are anticipated to be completed by 2021 with the remainder anticipated to be completed by 2024 per the 145 Clinton Borrower. Essex Crossing sits at the foot of the Williamsburg Bridge, in the Lower East Side, and in close proximity to subway stations servicing the F, J, M, and Z MTA subway lines.

Market Overview – Manhattan(1)
Inventory	52,334,272 SF	Vacancy	4.1%
Under Construction	2,490,153 SF	Average Rental Rate	$101.35
Sub-Market Overview – Downtown Manhattan(1)
Inventory	4,253,381 SF	Vacancy	9.8%
Under Construction	0 SF	Average Rental Rate	$83.06
(1)	Based on a market research report.

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Annex A-3	Benchmark 2018-B8

145 Clinton

Based on a market research report, the vacancy within the subject property’s market and submarket range from 4.1% - 9.8%, respectively. The appraiser noted that the majority of the available space is situated within older buildings with inferior utility, ceiling heights and frontage. The appraisal also notes that the in-place rents at the 145 Clinton Property are below or at market. For comparison, Trader Joe’s ground level rent is 15.09% below market, Target’s lower level rent is 11.16% below market, and Time Warner Cable’s ground level rent is at market.

Competitive Set Summary(1)
Property	Location	Year Built	Size (Square Feet)	Occupancy %
145 Clinton	New York, New York	2018	67,217	85.0%
412-414 West 14th Street	New York, New York	1900 / 2017	17,236	100.0%
The Marquand	New York, New York	1915 / 2015	10,845	100.0%
401 East 60th Street	New York, New York	1932 / 2015	94,447	100.0%
1151 Third Avenue	New York, New York	1930 / 1985	14,550	100.0%
Harlem Center	New York, New York	1995	126,234	98.0%
10 Madison Square West	New York, New York	1915 / 2015	20,609	100.0%
2139-2159 Broadway	New York, New York	1901 / 1977	31,210	100.0%
(1)	Based on the appraisal.

Collateral Tenant Summary
Tenant	Ratings Moody’s/S&P/ Fitch(1)	Net Rentable Area (SF)	% of Total NRA	Base Rent Per Square Foot(2)	Lease Expiration(3)	% of Total Base Rent
Trader Joe’s	NR / NR / NR	30,621	45.6%	$63.68	9/30/2033%	40.2%
Target	A2 / A / A-	22,480	33.4	75.51	1/31/2034%	35.0
Time Warner Cable(4)(5)	Baa2 / BBB / A-	4,000	6.0	300.00	4/30/2029%	24.8
Subtotal / Weighted Average		57,101	85.0%	$84.89		100.0%
Vacant		10,116	15.0	NAP		NAP
Total / Weighted Average		67,217	100.0%	$84.89		100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Base Rent Per Square Foot reflects the following in-place leases based on the September 15, 2018 rent roll and contractual rent steps through October 2019 totaling approximately $364,124.

(3)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease).

(4)	Time Warner Cable (4,000 square feet) has executed a lease but has not yet taken occupancy or begun paying rent. Time Warner Cable is anticipated to take occupancy in January 2019 and begin paying rent in May 2019. We cannot assure you that this tenant will take occupancy or pay rent as anticipated or at all.

(5)	Time Warner Cable has a one-time option to terminate its lease if the 145 Clinton Loan Sponsor fails to deliver its space within eight months after Time Warner Cable and the 145 Clinton Loan Sponsor’s mutual approval of buildout plans, which is anticipated to be January 2019, implying a September 2019 termination option.

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145 Clinton

Lease Rollover Schedule
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(1)(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	10,116	15.0%	NAP	NAP	10,116	15.0%	NAP	NAP
2018 & MTM	0	0	0.0	$0	0.0%	10,116	15.0%	$0	0.0%
2019	0	0	0.0%	0	0.0%	10,116	15.0%	$0	0.0%
2020	0	0	0.0%	0	0.0%	10,116	15.0%	$0	0.0%
2021	0	0	0.0%	0	0.0%	10,116	15.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	10,116	15.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	10,116	15.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	10,116	15.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	10,116	15.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	10,116	15.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%	10,116	15.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%	10,116	15.0%	$0	0.0%
2029 & Beyond	3	57,101	85.0%	4,847,500	100.0%	67,217	100.0%	$4,847,500	100.0%
Total	3	67,217	100.0%	$4,847,500	100.0%

(1)	Base Rent Expiring reflects the following in-place leases based on the September 15, 2018 rent roll and contractual rent steps through October 2019 totaling approximately $364,124.

(2)	Time Warner Cable (4,000 SF) has executed a lease but has not yet taken occupancy or begun paying rent. Time Warner Cable is anticipated to take occupancy in January 2019 and begin paying rent in May 2019. We cannot assure you that this tenant will take occupancy or pay rent as anticipated or at all.

Operating History and Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Base Rental Revenue	$4,847,500	$72.12	74.6%
Contractual Rent Steps(3)	364,124	5.42	5.6%
Total Reimbursement Revenue	429,623	6.39	6.6%
Market Revenue from Vacant Units	858,782	12.78	13.2%
Gross Revenue	$6,500,029	$96.70	100.0%
Vacant Loss	(858,782)	(12.78)	(13.2%)
Effective Gross Income	$5,641,247	$83.93	86.8%
Total Operating Expenses	1,091,948	16.25	19.4%
Net Operating Income	$4,549,299	$67.68	80.6%
Total TI/LC, Capex/RR	94,440	1.41	1.7%
Net Cash Flow	$4,454,859	$66.28	79.0%

(1)	Prior financials are not available because construction was completed in 2018.

(2)	% column represents percent of Gross Revenue for all revenue lines and represents Effective Gross Income for the remainder of fields.

(3)	Contractual Rent Steps are underwritten to the present value of all remaining rent step increments over lease term for IG-tenants Target and Time Warner Cable.

Property Management. The 145 Clinton Property is managed by Taconic Management Company LLC, a Delaware limited liability company and an affiliate of the 145 Clinton Borrower.

Escrows and Reserves. At loan origination, the 145 Clinton Borrower deposited $1,016,150 into an escrow account for unfunded obligations relating to the Time Warner Cable lease, including (i) $500,000 for gap rent, (ii) $433,350 for leasing commissions and (iii) $82,800 for building improvements.

Tax Reserve – During the continuance of a 145 Clinton Trigger Period, as defined below, the 145 Clinton Borrower is required to fund a tax reserve, on a monthly basis, in an amount equal to 1/12 of the amount of taxes that the lender reasonably estimates will be payable during the next ensuing 12 months.

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145 Clinton

Insurance Reserve – During the continuance of a 145 Clinton Trigger Period, the 145 Clinton Borrower is required to fund an insurance reserve, on a monthly basis, in an amount equal to 1/12 of the amount of insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months.

TI/LC Reserve – During the continuance of a 145 Clinton Trigger Period, the 145 Clinton Borrower is required to fund a tenant improvement and leasing commission reserve, on a monthly basis, in an amount equal to $2,800.71. The 145 Clinton Borrower is also required to deposit any termination fees or other consideration payable in connection with any early termination of a lease at the 145 Clinton Property.

Replacement Reserve – During the continuance of a 145 Clinton Trigger Period, the 145 Clinton Borrower is required to fund a capital expenditure reserve, on a monthly basis, in an amount equal to approximately $1,400.

A “145 Clinton Trigger Period” means any period that commences when (i) debt yield, determined as of the first day of each of two consecutive fiscal quarters, is less than 5.75% and concludes when debt yield, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 5.75%, (ii) the Target tenant, the Trader Joe’s tenant or any tenant that replaces the Target tenant or the Trader Joe’s tenant (a) delivers a termination notice pursuant to its lease or other written notice of its intention to terminate its lease, (b) vacates its leased premises and fails to continue to pay rent pursuant to the lease, or (c) fails to extend or renew its lease on or before the date set forth in the lease for such extension or renewal and the 145 Clinton Borrower has not executed a replacement lease with a tenant reasonably acceptable to the lender, and in the case of each of clause (a), (b) and (c) concludes when the applicable premises is relet in its entirety to a tenant reasonably acceptable to the lender pursuant to a lease reasonably acceptable to the lender, and (iii) certain financial statements required to be delivered by the 145 Clinton Borrower are not delivered, and such failure continues for 10 business days, and concludes when such financial statements are delivered and indicate that no 145 Clinton Trigger Period is ongoing.

Lockbox / Cash Management. The 145 Clinton Whole Loan is structured with a hard lockbox and springing cash management. The 145 Clinton Borrower is required by December 15, 2018 to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept each business day into the 145 Clinton Borrower’s operating account, unless a 145 Clinton Trigger Period or event of default under the 145 Clinton Whole Loan is continuing, in which event such funds are required to be swept each business day into a cash management account controlled by the lender. During a 145 Clinton Trigger Period (and, during an event of default under the 145 Clinton Whole Loan, in the lender’s sole discretion), all excess cash flow after payment of mortgage debt service, required reserves and operating expenses is required to be held as additional collateral for the 145 Clinton Whole Loan.

Condominium. The 145 Clinton Mixed Use Building is subject to a condominium regime. The condominium is comprised of (i) two commercial retail condominium units that comprise the 145 Clinton Property, which contain approximately 67,217 square feet of net rentable area in the aggregate and secure the 145 Clinton Whole Loan, and (ii) three residential condominium units containing 211 rental apartments, which are not collateral for the 145 Clinton Whole Loan. The 145 Clinton Borrower owns an approximate 30.6046% interest in the common elements of the condominium. The condominium board of directors has five board members, and each owner of a condominium unit may appoint one board member. The 145 Clinton Borrower does not control the related board of directors. See “Risk Factors— Condominium Ownership May Limit Use and Improvements” in the Prospectus.

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Annex A-3	Benchmark 2018-B8

Crowne Plaza Melbourne

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$38,850,000	Title:	Fee
Cut-off Date Principal Balance:	$38,810,879	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	3.7%	Net Rentable Area (Rooms):	290
Loan Purpose:	Acquisition	Location:	Melbourne, FL
Borrower:	DAD 2605 N Highway A1A	Year Built / Renovated(1):	1979, 1981 / 2017-2018
	Melbourne Owner, LLC	Occupancy / ADR / RevPAR(1):	28.3% / $133.71 / $37.85
Sponsors:	Carlos J. Rodriguez, David	Occupancy / ADR / RevPAR Date:	8/31/2018
	Buddemeyer, Driftwood Acquisition	Number of Tenants:	N/A
	& Development L.P.	2015 NOI:	$3,966,814
Interest Rate:	5.94000%	2016 NOI:	$4,775,427
Note Date:	10/17/2018	2017 NOI(1):	$3,943,769
Maturity Date:	11/6/2028	TTM NOI (as of 8/2018)(1):	$1,727,659
Interest-only Period:	None	UW Occupancy / ADR / RevPAR:	78.7% / $123.22 / $96.98
Original Term:	120 months	UW Revenues:	$14,901,927
Original Amortization:	360 months	UW Expenses:	$10,260,475
Amortization Type:	Balloon	UW NOI:	$4,641,452
Call Protection:	L(25),Def(88),O(7)	UW NCF:	$4,045,375
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per Room(2):	$59,500,000 / $205,172
Additional Debt:	N/A	Appraisal Date(2):	6/1/2019
Additional Debt Balance:	N/A
Additional Debt Type:	N/A

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$133,831
Taxes:	$233,831	$25,981	N/A	Maturity Date Loan / Room:	$113,412
Insurance:	$83,740	$41,870	N/A	Cut-off Date LTV(2):	65.2%
FF&E:	$0	$50,328	N/A	Maturity Date LTV(2):	55.3%
Other(3):	$3,750,000	$0	N/A	UW NCF DSCR:	1.46x
				UW NOI Debt Yield:	12.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$38,850,000	68.2%	Purchase Price	$52,000,000	91.3%
Sponsor Equity	18,104,904	31.8	Upfront Reserve(4)	4,067,571	7.1
			Closing Costs	887,333	1.6
Total Sources	$56,954,904	100.0%	Total Uses	$56,954,904	100.0%

(1)	Due to Hurricane Irma in September 2017 and the subsequent damage, the Crowne Plaza Melbourne Property (as defined below) was taken partially offline. The renovation was completed in 2018. See “—The Property” below.

(2)	The Appraised Value / Per Room represents the “Prospective Market Value Upon Completion” of $59,500,000 (as of June 1, 2019) for the Crowne Plaza Melbourne Property, which assumes that renovations at the property have been completed. The appraiser also concluded a “hypothetical as-is” value of $53,000,000, which assumes an approximately $6.2 million renovation is completed at the Crowne Plaza Melbourne Property, which as of the Cut-off Date, has been completed. The Appraised Value / Per Room based on the “hypothetical as-is” appraised value is $182,759. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “hypothetical as-is” appraised value are 73.2% and 62.1%, respectively. The “as-is” appraised value as of June 15, 2018, which represents the value before the completion of the renovation, is $47,000,000. The Appraised Value / Per Room based on the “as-is” appraised value is $162,069. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “as-is” appraised value are 82.6% and 70.0%, respectively.

(3)	Other Escrows and Reserves represent a Capital Improvement Reserve ($3,500,000) and Debt Service Reserve ($250,000).

(4)	Upfront Reserves include Capital Improvement Reserve ($3,500,000), Debt Service Reserve ($250,000), Real Estate Tax Reserve ($233,831) and Insurance Reserve ($83,740).

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Annex A-3	Benchmark 2018-B8

Crowne Plaza Melbourne

The Loan. The Crowne Plaza Melbourne Loan (the “Crowne Plaza Melbourne Loan”) has an outstanding principal balance as of the Cut-off Date of approximately $38.8 million and is secured by a first mortgage lien on the borrower’s fee interest in a 290-room, full service waterfront hotel located in Melbourne, Florida (the “Crowne Plaza Melbourne Property”). The Crowne Plaza Melbourne Loan has a 10-year term and will amortize on a 30-year schedule. The Crowne Plaza Melbourne Property was damaged by Hurricane Irma in September 2017 with a total of 216 rooms damaged. The seller received insurance proceeds of $19.61 million to repair and renovate these units, as well as public areas in the hotel.

The Borrower. The borrowing entity for the Crowne Plaza Melbourne Loan is DAD 2605 N Highway A1A Melbourne Owner, LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are Carlos J. Rodriguez, David Buddemeyer and Driftwood Acquisition & Development L.P. (“DAD”). Carlos J. Rodriguez is the Chairman and CEO of Driftwood Acquisition & Development, L.P. and the Executive Vice President of Driftwood Hospitality Management, LLC. David Buddemeyer is the President of Driftwood Hospitality Management, LLC. After 25 years of sourcing, investing and managing hotels for investment funds, Mr. Rodriguez and Mr. Buddemeyer formed DAD to acquire hotel assets.

The Property. The Crowne Plaza Melbourne Property is a full service, 290-room hotel located on the waterfront of Melbourne, Florida. The hotel consists of two towers; the eight-story, 160-room north tower was originally constructed in 1979 and the five-story, 130-room south tower was constructed in 1981. The hotel features numerous amenities, including an oceanfront deck, fitness center, business center and 8,100 square feet of meeting space. On September 10, 2017, Hurricane Irma severely damaged the property, taking 216 rooms offline. It also eroded approximately six feet of beach, which has been replaced. The Crowne Plaza Melbourne Property was substantially impacted by the hurricane, and beginning in September 2017 until September 2018, the Crowne Plaza Melbourne Property averaged over 63% of rooms offline. The amount of room product offline at the Crowne Plaza Melbourne Property peaked during the period from May 2018 until July 2018, when the Crowne Plaza Melbourne Property had an average of over 90.0% of rooms offline. After adjusting for the rooms that were offline at the Crowne Plaza Melbourne Property, the August 2018 RevPAR was $73.57, compared to the unadjusted RevPAR at the Crowne Plaza Melbourne Property of $37.85. The Crowne Plaza Melbourne Property underwent a $19.61 million (approximately $67,632 per room) renovation by the seller after receiving insurance proceeds for damage from Hurricane Irma. The renovation included a full renovation of 216 rooms at the Crowne Plaza Melbourne Property, as well as a complete lobby, fitness center and public area renovation of the north tower. In addition, the loan sponsors plan to complete a $3.5 million capital expenditure renovation ($12,069 per room) to renovate the remaining 74 rooms at the Crowne Plaza Melbourne Property, construct two additional revenue generating venues (a gelato shop and Starbucks) and expand/renovate the existing outdoor bar.

The Market. The Crowne Plaza Melbourne Property is a beachfront full service hotel and resort. The Crowne Plaza Melbourne Property is approximately 20 miles from Cape Canaveral, the Kennedy Space Station, and the Port Canaveral. Port Canaveral is one of the busiest cruise ports in the world with approximately 4.5 million cruise passengers passing through in 2017. In addition, the Crowne Plaza Melbourne Property is located in close proximity to Patrick Air Force Base (approximately 9 miles north) and Kennedy Space Station (approximately 20 miles north). The hotel is located approximately 69 miles from the Orlando Airport, 71 miles from Sea World, 72 miles from Walt Disney World Resort and 79 miles from Universal Orlando Resort.

The primary competitive set for the Crowne Plaza Melbourne Property consists of seven hotels, which range in size from 167 to 502 rooms, and contain an aggregate of 1,827 rooms. Due to Hurricane Irma, the Crowne Plaza Melbourne Property’s operating performance between September 2017 and October 2018 was negatively affected as it was one of the only hotels in the competitive set to be partially offline to the public. The competitive set and historical performance relative to its competitive set are detailed below:

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)			Crowne Plaza Melbourne(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	67.3%	$116.40	$78.35	70.3%	$120.57	$84.75	104.4%	103.6%	108.2%
2016	69.4%	$126.58	$87.85	78.6%	$122.78	$96.49	113.2%	97.0%	109.8%
TTM(4)	67.8%	$128.72	$87.29	78.7%	$123.22	$96.98	116.1%	95.7%	111.1%
2017	69.4%	$131.23	$91.09	66.9%	$126.26	$84.49	96.4%	96.2%	92.8%
TTM(5)	70.4%	$142.49	$100.37	28.3%	$133.71	$37.85	40.2%	93.8%	37.7%
(1)	Data provided by a third party travel research report. The competitive set contains the following properties: International Palms Resort Cocoa Beach, Hilton Melbourne Rialto Place, Hilton Melbourne Beach Oceanfront, Radisson Resort @ The Port, Radisson Suite Hotel Oceanfront, Best Western Cocoa Beach Hotel & Suites and DoubleTree Suites Melbourne Beach Oceanfront.

(2)	Based on underwriting.

(3)	Penetration Factor reflects the underwritten performance of the Crowne Plaza Melbourne Property divided by the performance of the competitive set as determined by a market research report for the respective period(s).

(4)	TTM represents the trailing 12-month period ending on August 31, 2017.

(5)	TTM represents the trailing 12-month period ending on August 31, 2018 for the Crowne Plaza Melbourne Property and for the competitive set. The Crowne Plaza Melbourne Property was substantially offline from September 2017 until October 2018 after being hit by Hurricane Irma.

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Crowne Plaza Melbourne

Competitive Hotels Profile(1)
				2017 Estimated Market Mix			2017 Estimated Operating Statistics(2)
Property	Rooms	Year Opened	Meeting Space (Square Feet)	Commercial	Meeting and Group	Leisure	Occupancy	ADR	RevPAR
Crowne Plaza Melbourne	290	1979, 1981	8,100	35%	25%	40%	67.0%	$125.76	$84.26
International Palms Resort Cocoa Beach	502	1960	13,000	30%	25%	45%	62.5%	$100.00	$60.00
Hilton Melbourne Rialto Place	238	1985	14,000	55%	30%	15%	77.5%	$125.00	$95.00
Hilton Melbourne Beach Oceanfront	200	1986	6,621	40%	20%	40%	82.5%	$165.00	$130.00
Radisson Resort @ The Port	284	1967	30,000	25%	15%	60%	62.5%	$135.00	$85.00
Radisson Suite Hotel Oceanfront	167	1987	6,733	40%	20%	40%	77.5%	$140.00	$110.00
Best Western Cocoa Beach Hotel & Suites	229	1980	3,000	35%	15%	50%	67.5%	$130.00	$85.00
DoubleTree Suites Melbourne Beach Oceanfront	207	1987	2,730	40%	20%	40%	82.5%	$155.00	$125.00
Total(3)	1,827
(1)	Based on the appraisal.

(2)	Estimated statistics represent the midpoint of the range provided by the appraiser.

(3)	Excludes the Crowne Plaza Melbourne Property.

Operating History and Underwritten Net Cash Flow
	2015	2016	TTM (8/31/2017)(1)	2017	TTM (8/31/2018)(2)	Underwritten	Per Room(3)	% of Total Revenue(4)
Occupancy	70.3%	78.6%	78.7%	66.9%	28.3%	78.7%
ADR	$120.57	$122.78	$123.22	$126.26	$133.71	$123.22
RevPAR	$84.75	$96.49	$96.98	$84.49	$37.85	$96.98

Room Revenue	$8,970,287	$10,213,055	$10,265,378	$8,943,756	$4,006,664	$10,265,378	$35,398	68.9%
Food & Beverage Revenue	4,222,202	4,381,577	4,181,063	3,592,334	2,232,125	4,181,063	14,417	28.1
Other Operating Departments Revenue	86,991	82,671	80,609	69,647	137,483	80,609	278	0.5
Other Revenue	106,566	265,386	374,877	332,185	0	374,877	1,293	2.5
Total Revenue	$13,386,046	$14,942,689	$14,901,927	$12,937,922	$6,376,272	$14,901,927	$51,386	100.0%

Room Expense	$1,887,002	$1,921,127	$1,859,074	$1,643,924	$936,614	$1,859,074	$6,411	12.5%
Food & Beverage Expense	2,620,265	2,786,548	2,626,713	2,335,007	1,741,143	2,626,713	9,058	17.6
Other Operating Departments Expense	59,445	54,198	56,546	48,113	32,462	56,546	195	0.4
Departmental Expenses	$4,566,712	$4,761,873	$4,542,333	$4,027,044	$2,710,219	$4,542,333	$15,663	30.5%

Gross Operating Income	$8,819,334	$10,180,816	$10,359,594	$8,910,878	$3,666,053	$10,359,594	$35,723	69.5%

Undistributed Expenses	$4,285,917	$4,831,258	$4,853,543	$4,337,320	$1,188,334	$4,853,543	$16,736	32.6%
Gross Operating Profit	$4,533,417	$5,349,558	$5,506,051	$4,573,558	$2,477,719	$5,506,051	$18,986	36.9%

Real Estate Taxes	$276,295	$278,954	$291,731	$295,604	$293,713	$319,501	$1,102	2.1%
Insurance	290,308	295,177	310,335	334,185	456,347	545,098	1,880	3.7
Total Fixed Expenses	$566,603	$574,131	$602,066	$629,789	$750,060	$864,599	$2,981	5.8%

Net Operating Income	$3,966,814	$4,775,427	$4,903,985	$3,943,769	$1,727,659	$4,641,452	$16,005	31.1%
FF&E	535,442	597,708	596,077	517,517	255,124	596,077	2,055	4.0
Net Cash Flow	$3,431,372	$4,177,720	$4,307,908	$3,426,252	$1,472,535	$4,045,375	$13,950	27.1%
(1)	The Crowne Plaza Melbourne Property was substantially offline from September 2017 until October 2018 after being hit by Hurricane Irma.

(2)	TTM 8/31/2018 includes data after the Crowne Plaza Melbourne Property was damaged by Hurricane Irma.

(3)	Per Room values based on underwriting and 290 rooms.

(4)	% of Total Revenue is based on the corresponding revenue line item.

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Crowne Plaza Melbourne

Property Management. The Crowne Plaza Melbourne Property is managed by Driftwood Hospitality Management, LLC, a Delaware limited liability company and an affiliate of the borrower.

Permitted Mezzanine Debt. The loan documents permit the beneficial owners of the borrower, at any time beginning October 17, 2023, to obtain a mezzanine loan secured by the membership interests in the borrower upon satisfaction of certain terms and conditions, including, among others, (i) the combined loan-to-value ratio (calculated pursuant to the loan documents) does not exceed 65.8%, (ii) the combined debt service coverage ratio (calculated pursuant to the loan documents) is not less than 1.50x, (iii) the combined debt yield (calculated pursuant to the loan documents) is not less than 10.47%, and (iv) the mezzanine lender enters into an intercreditor agreement acceptable to the mortgage lender (in its commercially reasonable discretion) and each rating agency and (vi) delivery of a rating agency confirmation.

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Kawa Mixed Use Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$38,000,000	Title(4):	Various
Cut-off Date Principal Balance(1):	$38,000,000	Property Type – Subtype(5):	Various
% of Pool by IPB:	3.6%	Net Rentable Area (SF):	435,763
Loan Purpose(2):	Refinance/Acquisition	Location:	Various
Borrowers:	KCP Fee Owner 1, LLC; KCP Fee	Year Built / Renovated(6):	Various / N/A
	Owner 2, LLC; KCP Fee Owner 3,	Occupancy:	98.4%
	LLC; KCP Fee Owner 4, LLC	Occupancy Date(7):	Various
Sponsors:	Kawa Capital Partners LLC	Number of Tenants:	6
Interest Rate:	5.08000%	2015 NOI(8):	N/A
Note Date:	11/20/2018	2016 NOI(8):	N/A
Maturity Date:	12/6/2028	2017 NOI(8):	N/A
Interest-only Period:	120 months	TTM NOI(8):	N/A
Original Term:	120 months	UW Economic Occupancy:	94.5%
Original Amortization:	None	UW Revenues:	$11,284,065
Amortization Type:	Interest Only	UW Expenses:	$3,954,386
Call Protection(3):	L(24),DeforGrtr1%orYM(92),O(4)	UW NOI(8):	$7,329,679
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$7,080,263
Additional Debt:	Yes	Appraised Value / Per SF:	$113,250,000 / $260
Additional Debt Balance(1):	$36,500,000	Appraisal Date:	Various
Additional Debt Type:	Pari Passu

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$171
Taxes(9):	$0	Springing	N/A	Maturity Date Loan / SF:	$171
Insurance:	$63,812	$12,762	N/A	Cut-off Date LTV:	65.8%
Replacement Reserves(10):	$0	$6,173	N/A	Maturity Date LTV:	65.8%
TI/LC(11):	$0	Springing	N/A	UW NCF DSCR:	1.85x
Other(12):	$3,754,885	Springing	N/A	UW NOI Debt Yield:	9.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$74,500,000	89.4%	Payoff Existing Debt	$58,484,592	70.2%
Sponsor Equity	4,982,781	6.0	Purchase Price	20,200,000	24.2
Other Sources(13)	3,837,930	4.6	Upfront Reserves	3,818,697	4.6
			Closing Costs	817,422	1.0
Total Sources	$83,320,711	100.0%	Total Uses	$83,320,711	100.0%

(1)	The Kawa Mixed Use Portfolio loan is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $74.5 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $74.5 million Kawa Mixed Use Portfolio Whole Loan, as defined in “The Loan” below.

(2)	Mortgage Loan proceeds and sponsor equity were used to (i) pay off prior debt on the Gavilon Headquarters (purchased by the sponsor in June 2018 for approximately $46.3 million), Essence Group Headquarters (purchased by the sponsor in August 2018 for $22.3 million) and Oerlikon Industrial Facility (purchased by the sponsor in June 2018 for $22.4 million) properties (ii) fund the acquisition of the Northland Innovation Campus (purchased by the sponsor in November 2018 for $20.2 million), (iii) fund upfront reserves and (iv) pay closing costs. The aggregate purchase price for the four properties is equal to approximately $111.2 million.

(3)	The Kawa Mixed Use Portfolio Loan lockout period is required to be at least 24 payments beginning with and including the first payment date of January 6, 2019. Defeasance of the full $74.5 million whole loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) three years from the note date. The assumed lockout period of 24 months is based on the expected closing date of the BMARK 2018-B8 securitization in December 2018. The actual lockout period may be longer.

(4)	The Northland Innovation Campus property is subject to a Taxable Industrial Development Revenue Bonds ground lease with the City of Gladstone, Missouri. See “The Properties-Northland Innovation Campus” below.

(5)	See “The Properties” below.

(6)	See “Portfolio Summary” below.

(7)	Based on the underwritten rent rolls dated as of December 6, 2018 for the Gavilon Headquarters, Essence Group Headquarters and Oerlikon Industrial Facility properties and August 6, 2018 for the Northland Innovation Campus property.
(8)	Historical operating statements were only provided for the Essence Group Headquarters and Northland Innovation properties (as presented in Annex A-1 to the prospectus), therefore, historical cash flows for the Kawa Mixed Use Portfolio are not available on a portfolio level. Historical operating statements were not provided for the Gavilon Headquarters property due to the nature of the single-tenant occupancy and triple-net lease in place at the property. With respect to the Oerlikon Industrial

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Facility property, historical operating statements were not available because development of the property was completed in 2018. UW NOI is based on contractual rent from in-place leases across the four properties that comprise the Kawa Mixed Use Portfolio.

(9)	The requirement to make monthly deposits for tax reserves is provisionally waived so long as the borrowers deliver evidence to the lender that (i) no tax trigger period (as such term is defined under the Kawa Mixed Use Portfolio loan documents) has occurred and is continuing and (ii) (A) the specified tenant of such applicable individual property has timely paid the taxes directly to the appropriate taxing authority and (B) the borrowers or such specified tenant have provided evidence of such payment to the lender.

(10)	The monthly replacement reserve deposit consists of: (i) approximately $639 with respect to the Gavilon Headquarters property, (ii) approximately $217 with respect to the Northland Innovation Campus property, (iii) approximately $133 with respect to the Oerlikon Industrial Facility property and (iv) approximately $5,198 with respect to the Essence Group Headquarters property.

(11)	During the continuance of a leasing reserve trigger period (as such term is defined under the Kawa Mixed Use Portfolio loan documents), the borrowers are required to deposit excess cash flow for the immediately preceding interest accrual period for TI/LC reserves on each monthly payment date. Depending on the cause of the leasing reserve trigger period, the leasing reserve account is subject to certain caps under the Kawa Mixed Use Portfolio loan documents.

(12)	The Initial Other reserve consists of (i) $3,739,815 related to outstanding landlord obligations for the Essence Group and (ii) a $15,070 deposit for immediate repairs at the Essence Group Headquarters and Northland Innovation Campus properties, which represents 110.0% of the estimated costs. During the continuance of an Essence Group CAM trigger period (as defined under the Kawa Mixed Use Portfolio Loan documents), the borrowers are required to deposit a monthly amount equal to 1/12th of the amount payable, or estimated by the lender to be payable, for all fees, dues, charges and assessments payable by the borrowers pursuant to the Essence trust indenture and the Essence maintenance agreement (as such terms are defined under the Kawa Mixed Use Portfolio loan documents) during the next ensuing 12 months.

(13)	Other Sources consists of various credits with respect to the transfer of reserve balances held by the prior lender for items such as outstanding landlord obligations, tenant security deposits, free rent and gap rent related to the Essence Group tenant.

The Loan. The Kawa Mixed Use Portfolio loan is secured by a first mortgage lien on the borrowers’ fee and leasehold interests in office, industrial and mixed use properties located in Nebraska, Missouri and Michigan. The loan is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $74.5 million (the “Kawa Mixed Use Portfolio Whole Loan”) and is comprised of two pari passu notes, each as described below. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $38.0 million, is being contributed to the Benchmark 2018-B8 Trust. The non-controlling note A-2, with an outstanding principal balance as of the Cut-off Date of $36.5 million, is currently held by CREFI and is expected to be contributed to one or more future securitizations. The Kawa Mixed Use Portfolio Whole Loan has a 10-year term and is interest only for the full term.

The borrowing entities for the Kawa Mixed Use Portfolio Whole Loan are KCP Fee Owner 1, LLC, KCP Fee Owner 2, LLC, KCP Fee Owner 3, LLC and KCP Fee Owner 4, LLC, each a Delaware limited liability company and special purpose entity. The Kawa Mixed Use Portfolio Whole Loan’s sponsor and nonrecourse carveout guarantor is Kawa Capital Partners LLC, a Florida limited liability company which operates as Kawa Capital Management. Kawa Capital Management is an independent asset management firm founded in 2007 with approximately $1.0 billion of assets under management (as of September 30, 2018) and headquartered in Miami, Florida.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$38,000,000	$38,000,000	Benchmark 2018-B8	Yes
A-2	$36,500,000	$36,500,000	CREFI	No
Total	$74,500,000	$74,500,000

Portfolio Summary(1)
Property	Location	Net Rentable Area (SF)	Year Built/ Renovated	Allocated Whole Loan Amount	% of Allocated Loan Amount	Appraised Value	% of Appraised Value
Gavilon Headquarters	Omaha, NE	127,810	2013 / NAP	$32,400,000	43.5%	$47,100,000	41.6%
Northland Innovation Campus	Gladstone, MO	86,778	2016 / NAP	14,300,000	19.2%	20,500,000	18.1%
Oerlikon Industrial Facility	Plymouth, MI	79,401	2018 / NAP	14,200,000	19.1%	22,400,000	19.8%
Essence Group Headquarters	Maryland Heights, MO	141,774	1999 / NAP	13,600,000	18.3%	23,250,000	20.5%
Total/Wtd. Avg.		435,763		$74,500,000	100.0%	$113,250,000	100.0%

(1)	Based on the appraisals and the underwritten rent rolls dated December 6, 2018 for the Gavilon Headquarters, Essence Group Headquarters and Oerlikon Industrial Facility properties and August 6, 2018 for the Northland Innovation Campus property.

The Properties. The Kawa Mixed Use Portfolio properties are comprised of 435,763 square feet of office, industrial and education space across four locations in Nebraska, Missouri and Michigan.

Gavilon Headquarters

The largest property by allocated loan amount, Gavilon Headquarters, is a five-story, 127,810 square foot Class A office building located at 1331 Capitol Avenue in downtown Omaha, Nebraska. The property was developed in 2013 as a build-to-suit for The Gavilon Group, LLC (“Gavilon”) at a total cost of approximately $44.6 million (with approximately $9.6 million contributed by Gavilon) to utilize the space as its global headquarters. In connection with the delivery of space in 2013, Gavilon executed a 20-year triple net lease through November

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2033 with no termination options. The Gavilon Headquarters property has a covered parking garage that offers 190 spaces on floors one and two of the building, which equates to approximately 1.5 spaces per 1,000 square feet of rentable area. Gavilon also has a contract in place to lease between 215 and 295 spaces per month from a nearby parking garage which brings the parking ratio to approximately 3.2 to 3.8 spaces per 1,000 square feet of rentable area. The south end of the third floor consists of a trading floor equipped with raised floor systems that include air, power and data systems and a 20-foot glass curtain surrounds the perimeter with an open central staircase connecting the trading floor to additional office space in the mezzanine. The northern end of the third floor and the entire fourth and fifth floors, contain typical office build-out with break rooms, conference rooms and common areas. The Gavilon Headquarters property also offers on-site amenities such as a cafeteria, landscaped rooftop patio and fitness center. Gavilon was founded in 2008 and is a commodity management firm, connecting producers and consumers of feed, food and fuel through a global supply chain network. The company provides origination, storage and handling, transportation and logistics, marketing and distribution and risk management services to tens of thousands of customers each year. The Gavilon lease is guaranteed by Gavilon Agriculture Investment, Inc., an unrated entity that is 100.0% owned by Marubeni American Corporation (rated Baa2/BBB by Moody’s/S&P). Gavilon currently subleases 39,293 square feet (the entire fifth floor and a portion of the fourth floor) to MetLife through September 2028. Metlife has a one-time right, effective August 31, 2025, to terminate its sublease, provided that, Metlife gives 12-15 months’ written notice and pays a termination fee equal to three months of rent as of the effective date of termination plus Gavilon’s unamortized leasing costs with respect to the subleased space.

The Gavilon Headquarters property is located within the Omaha office market. According to the appraisal, as of June 30, 2018, the Omaha office market contained approximately 19.0 million square feet with a vacancy rate of 14.3% and average asking rents of $18.27 per square foot. Also according to the appraisal, the property is part of the Omaha Downtown/Midtown office submarket, which, as of the second quarter of 2018, contained approximately 5.1 million square feet of space with a vacancy rate of 15.3% and average asking rents of $16.27 per square foot. The Omaha central business district is bordered by Interstate 480 to the north and west, the Missouri River on the east and Leavenworth Street to the south. The Omaha commercial business district offers many notable demand drivers, including Century Link Center, Gallup University Campus, Joslyn Art Museum and Creighton University Hospital. The appraisal identified five comparable triple net leases for Class A office space with rents ranging from $19.50 per square foot to $26.50 per square and an average of $22.52 per square foot. Based on the existing Gavilon lease and the five comparable leases, the appraisal’s concluded market rent for the office space at the Gavilon Headquarters property is $24.00 per square foot.

Northland Innovation Campus

The second largest property by allocated loan amount, Northland Innovation Campus, is a four-story, 86,778 square foot Class A office and educational building located at 6889 North Oak Trafficway in Gladstone, Missouri. The Northland Innovation Campus property was built in 2016 and offers 189 on-site parking spaces (which equates to a parking ratio of approximately 2.2 spaces per 1,000 square feet of rentable area. The two largest tenants, North Kansas City School District (69.1% of net rentable area; 77.0% of underwritten base rent; rated Aa2/AA+ by Moody’s/S&P) and Northwest Missouri State University (21.4% of net rentable area; 20.9% of underwritten base rent; rated A3 by Moody’s), utilize their space for education. Floors one and two, along with a portion of the third floor, are occupied by the North Kansas City School District through April 2036 (with no termination options) and the space consists of open classrooms, a cafeteria, conference rooms, children’s restrooms, a fabrication lab and other school related space. The North Kansas City School District utilizes its space for students participating in its Students in Academically Gifted Education (“SAGE”) program. The SAGE program began in 1974 and currently includes approximately 950 students across 26 schools that visit the Northland Innovation Campus property through a one-day-a-week rotation schedule. The rest of the third floor consists of 7,049 square feet of vacant office suites and one 1,200 square foot suite currently occupied by Edward D. Jones & Co, LP through September 2027. Edward D. Jones & Co, LP (1.4% of net rentable area; 2.1% of underwritten base rent) has the option to terminate its lease on September 30, 2022 and September 30, 2024 with 180 days’ written notice and payment of a termination fee equal to four months’ rent and unamortized tenant improvement and leasing commission costs. The entire fourth floor is occupied by Northwest Missouri State University through April 2026 with no termination options. Although a majority of the space at the Northland Innovation Campus property is utilized for education, there is no recreational gym or auditorium in the building, or any other special use or non-office features that would require above-market capital expenditures to convert the space to traditional office use.

Taxable Industrial Development Revenue Bonds (Northland Innovation Center Project), Series 2015, in the maximum principal amount of $17,700,000 (the “Northland Chapter 100 Bonds”) were issued by the City of Gladstone, Missouri, to finance the acquisition and construction of the Northland Innovation Campus property improvements. The Northland Chapter 100 Bonds are now held by KCP Fee Owner 4, LLC (the “Northland Innovation Campus Borrower”). In connection therewith, the Northland Innovation Campus property was leased by the City of Gladstone, Missouri to the Northland Innovation Campus Borrower pursuant to a lease agreement; rental payments under the lease agreement are offset against payments under the Northland Chapter 100 Bonds. The lease agreement allows the Northland Innovation Campus Borrower to mortgage and pledge its interest in the lease agreement to the lender as collateral security for the Kawa Mixed Use Portfolio Loan. The lease agreement terminates on December 31, 2039 at which time the Northland Chapter 100 Bonds are cancelled and the Northland Innovation Campus Borrower is obligated to repurchase fee title to the Northland Innovation Campus property for $1,000.  The interest of the Northland Innovation Campus Borrower in and to the Northland Chapter 100 Bonds and the lease agreement were assigned by the Northland Innovation Campus Borrower to the lender pursuant to the Kawa Mixed Use Portfolio Loan documents. The Northland Innovation Campus property is exempt from payment of real estate taxes (except for an annual payment in lieu of real estate taxes equal to $2,046 under the lease agreement with the City of Gladstone, Missouri) through December 31, 2039.

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A portion of the parking for the Northland Innovation Campus property is provided on land adjacent to the Northland Innovation Campus property owned by the City of Gladstone and leased to the Northland Innovation Campus Borrower pursuant to a lease agreement date June 19, 2015 (the “Northland Innovation Campus Parking Lease”).  The Northland Innovation Campus Parking Lease expires on December 31, 2039 and there are no extension options.  The rent payable by the Northland Innovation Campus Borrower pursuant to the Northland Innovation Campus Parking Lease is $1 per year.   The Northland Innovation Campus Borrower is permitted pursuant to the Kawa Mixed Use Portfolio loan documents to modify the Northland Innovation Campus Parking Lease to extend the term or, alternatively, may terminate the Northland Innovation Campus Parking Lease provided that suitable substitute parking facilities are obtained by the Northland Innovation Campus Borrower.

The Northland Innovation Campus property is located within the Kansas City office market and Clay office submarket. According to the appraisal, as of the second quarter of 2018, the Kansas City office market contained approximately 43.1 million square feet of space with a 16.5% vacancy rate and average asking rents of $21.27. Also according to the appraisal, the Clay office submarket contains approximately 1.8 million square feet of space with a vacancy rate of 16.3% (consisting of a Class A vacancy rate of 7.3% and Class B/C vacancy rate of 22.3%) and average asking rents of $20.30 per square foot (consisting of $24.82 per square foot for Class A asking rents and $17.29 for Class B/C asking rents). Gladstone is located approximately 8.0 miles north of the Kansas City central business district and access is provided by Interstate 29 and US Highway 69. The appraisal identified five comparable leases for Class A office space with rents ranging from $26.54 per square foot to $29.40 per square and an average of $27.97 per square foot. Based on the existing leases at the Northland Innovation Campus property and the five comparable leases, the appraisal’s concluded market rent for the office space at the property is $25.00 per square foot.

Oerlikon Industrial Facility

The third largest property by allocated loan amount, Oerlikon Industrial Facility, is a single-story, 79,401 square foot industrial building located at 41144 Concept Drive in Plymouth, Michigan. Construction of the property was completed in 2018 as a build-to-suit site for Oerlikon Metco (US), Inc. (“Oerlikon Metco”), the surface solutions segment of OC Oerlikon Corporation AG, to be the sole occupant. Annual rent payments under the lease are guaranteed by Oerlikon Metco’s parent company, OC Oerlikon Corporation AG. Oerlikon Metco utilizes 45.0% of its space for manufacturing, 40.0% for research and development (“R&D”) and the remaining 15.0% for office use. Oerlikon Metco produces advanced titanium alloys and high-end thermal spray powders at the new facility. The developer contributed approximately $16.1 million ($203 per square foot) of the total $28.1 million ($353 per square foot) development cost, with the balance ($12.0 million / $151 per square foot) spent by Oerlikon Metco. After the construction of the subject, Oerlikon Metco invested an additional $30.0 million in equipment to be installed at the facility. Oerlikon Metco signed a 20-year triple-net lease with no termination options that commenced April 2018 and extends to May 2038. The Oerlikon Industrial Facility property offers 83 surface parking spaces, which equates to approximately 1.1 spaces per 1,000 square feet of rentable area. The majority of the building has a height of 38-feet, however, there is approximately 12,800 square feet of space with a building height of 63-feet. The manufacturing and R&D sections of the property are intermixed and consist of partitioned shop and laboratory spaces. They feature three dock high doors, four drive-in doors, static resistant flooring, epoxy walls, LED lighting throughout and approximately 5,000 square feet of mezzanine space.

The Oerlikon Industrial Facility property is located within the Detroit industrial market. According to the appraisal, as of the second quarter of 2018, the Detroit industrial market contained approximately 303.5 million square feet of space with a vacancy rate of 8.9% and average asking rents of $5.21 per square foot. According to the appraisal, the Oerlikon Industrial Facility property is located within the Airport/I-275 industrial submarket. As of the third quarter of 2018, the submarket contained approximately 129.7 million square feet with a vacancy rate of 3.5% and average asking rents of $5.89 per square foot. Plymouth is located approximately 25.0 miles northwest of Detroit and 15.0 miles northeast of Ann Arbor. Access is provided by Interstate 275, Interstate 96 and Interstate 696. The appraisal identified five comparable leases for new or materially renovated industrial space with rents ranging from $17.29 per square foot to $21.45 per square foot and an average of $19.20 per square foot. Based on the existing leases at the Oerlikon Industrial Facility property and the five comparable leases, the appraisal’s concluded market rent for the rentable area at the property is $18.25 per square foot.

Essence Group Headquarters

The fourth largest property by allocated loan amount, Essence Group Headquarters, is a three-story, 141,774 square foot Class A office building located at 13900 Riverport Drive in Maryland Heights, Missouri. The building was constructed in 1999 and is 100.0% occupied by Essence Group Holding Corporation (“Essence Group”). Essence Group, founded in 2007, offers health insurance and software solutions necessary for health systems, health plans and provider organizations to better connect with patients. The Essence Group Headquarters property contains 664 surface parking spaces plus an additional 66 spaces at an adjacent property via a parking easement. In total, the property offers 730 surface parking spaces which equates to approximately 5.2 spaces per 1,000 square feet of rentable area. Essence Group has been in occupancy at the property since April 2009, originally taking 57,482 square feet comprised of 47,258 square feet of third floor office space, 9,803 square feet of cafeteria space and 421 square feet of first floor office space. Essence then expanded by 23,629 square feet in both August 2010 and February 2011, respectively, bringing the tenant’s total occupied square footage to 104,740 square feet (73.9% of net rentable area) with an initial lease expiration of July 31, 2019. In April 2015, the Essence Group Headquarters property was acquired by a joint venture between Starwood, Vanderbilt Real Estate Partners and Trinity Capital. In March 2018, the partnership entered into negotiations with Essence Group and the tenant subsequently agreed to lease the remaining 37,034 square feet of first floor office space (previously occupied by The Boeing Company) and extended its lease to July 2029 in exchange for

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a $3.5 million ($25 per square foot) tenant improvement allowance, fifteen months of abated rent on first floor expansion space (March 2018-February 2019; August-October 2019) and nine months of abated reimbursements on the first floor expansion space (March-November 2018). The remaining landlord obligations of these inducements totaled $3,739,815 and were reserved for at loan origination. In addition to the landlord-provided tenant improvement allowance of $3.5 million, Essence self-funded another $1.5 million ($11 per square foot) of capital expenditures into the property and used all proceeds towards a full renovation of the first floor of the building, with minor upgrades to the second and third floors. After its lease extension in March 2018, Essence Holding Group declared the property its official corporate headquarters and leased approximately 30,000 square feet in an adjacent building to accommodate the employee consolidation.

The Essence Group Headquarters property is located within the St. Louis office market. According to the appraisal, as of the second quarter of 2018, the St. Louis office market contained approximately 45.6 million square feet of space with a vacancy rate of 16.4% and average asking rents of $21.68 per square foot. According to the appraisal, the Essence Group Headquarters property is located within the North County/St. Charles office submarket. As of the third quarter of 2018, the submarket contained approximately 5.8 million square feet with a vacancy rate of 12.8% (17.7% for Class A office space and 24.5% for Class B/C office space) and average asking rents of $19.50 per square foot ($22.89 per square foot for Class A office space and $16.98 per square foot for Class B/C office space). The Essence Group Headquarters property is located within the greater Riverport Business Park, approximately 20.0 miles northwest of the St. Louis central business district and approximately 4.0 miles west of Lambert St. Louis International Airport. Access is provided by Interstate 370 to the north, Interstate 270 to the east and Casino Center Drive to the south. The appraisal identified six comparable leases for office space in with triple net rents ranging from $9.00 per square foot to $17.06 per square foot and an average of $12.15 per square foot. Based on the existing leases at the Essence Group Headquarters property and the six comparable leases, the appraisal’s concluded market rent for the rentable area at the property is $12.35 per square foot.

Historical and Current Occupancy(1)
Property	2015	2016	2017	Current(2)
Gavilon Headquarters	100.0%	100.0%	100.0%	100.0%
Northland Innovation Campus	N/A	90.5%	91.9%	91.9%
Oerlikon Industrial Facility	N/A	N/A	N/A	100.0%
Essence Group Headquarters	100.0%	100.0%	100.0%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year based on a third party data provider.

(2)	Current occupancy is based on the underwritten rent rolls as of December 6, 2018 for the Gavilon Headquarters, Essence Group Headquarters and Oerlikon Industrial Facility properties and based on the underwritten rent roll as of August 6, 2018 for the Northland Innovation Campus property.

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Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Gavilon(4)(5)	Baa2 / BBB / NA	127,810	29.3%	$23.93	38.8%	11/30/2033
Essence Group(6)	NA / NA / NA	141,774	32.5%	$12.35	22.2%	7/31/2029
Oerlikon Metco(7)	NA / NA / NA	79,401	18.2%	$18.53	18.7%	5/31/2038
North Kansas City School District	Aa2 / AA+ / NA	60,000	13.8%	$20.50	15.6%	4/30/2036
Northwest Missouri State University(8)	A3 / NA / NA	18,529	4.3%	$18.00	4.2%	4/30/2026
Edward D. Jones & Co, LP(9)(10)	NA / NA / NA	1,200	0.3%	$28.00	0.4%	9/30/2027
(1)	Based on the underwritten rent rolls dated December 6, 2018 for the Gavilon Headquarters, Essence Group Headquarters and Oerlikon Industrial Facility properties and August 6, 2018 for the Northland Innovation Campus property.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Base Rent PSF and % of Total Base Rent includes $89,422 of contractual rent steps through October 2019 and $149,918 which represents the present value of rent steps for North Kansas City School District through the end of the loan term.

(4)	Gavilon has one, 10-year renewal option followed by two, five-year renewal options remaining under the terms of its lease.

(5)	Gavilon currently subleases 39,293 square feet (the entire fifth floor and a portion of the fourth floor) to MetLife through September 2028. Metlife has a one-time right, effective August 31, 2025, to terminate its sublease, provided that, Metlife gives 12-15 months’ notice and pays a termination fee equal to three months of rent as of the effective date of termination plus Gavilon’s unamortized leasing costs with respect to the subleased space.

(6)	Essence Group has two, five-year renewal options remaining under the terms of its lease.

(7)	Oerlikon Metco has three, five-year renewal options remaining under the terms of its lease.

(8)	Northwest Missouri State University has one, ten-year renewal option remaining under the terms of its lease.

(9)	Edward D. Jones & Co, LP has one, five-year renewal option remaining under the terms of its lease.

(10)	Edward D. Jones & Co, LP has the option to terminate its lease on September 30, 2022 and September 30, 2024 with 180 days’ notice and payment of a termination fee equal to four months’ rent and unamortized tenant improvement and leasing commission costs.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	7,049	1.6%	NAP	NAP	7,049	1.6%	NAP	NAP
2018 & MTM	0	0	0.0%	$0	0.0%	7,049	1.6%	$0	0.0%
2019	0	0	0.0%	0	0.0	7,049	1.6%	0	0.0%
2020	0	0	0.0%	0	0.0	7,049	1.6%	0	0.0%
2021(4)	1	0	0.0%	500	0.0	7,049	1.6%	500	0.0%
2022	0	0	0.0%	0	0.0	7,049	1.6%	500	0.0%
2023	0	0	0.0%	0	0.0	7,049	1.6%	500	0.0%
2024	0	0	0.0%	0	0.0	7,049	1.6%	500	0.0%
2025	0	0	0.0%	0	0.0	7,049	1.6%	500	0.0%
2026	1	18,529	4.3%	333,522	4.2	25,578	5.9%	334,022	4.2%
2027	1	1,200	0.3%	33,600	0.4	26,778	6.1%	367,622	4.7%
2028	0	0	0.0%	0	0.0	26,778	6.1%	367,622	4.7%
2029 & Beyond	4	408,985	93.9%	7,510,763	95.3	435,763	100.0%	7,878,385	100.0%
Total	7	435,763	100.0%	$7,878,385	100.0%
(1)	Based on the underwritten rent rolls dated December 6, 2018 for the Gavilon Headquarters, Essence Group Headquarters and Oerlikon Industrial Facility properties and August 6, 2018 for the Northland Innovation Campus property.

(2)	Certain tenants may have termination options or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Includes $89,422 of contractual rent steps through October 2019 and $149,918 which represents the present value of rent steps for North Kansas City School District through the end of the loan term.

(4)	Represents Charter Communications, a roof antenna tenant at the Essence Group Headquarters property.

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Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$7,639,046	$17.53	64.0%
Rent Steps(3)	239,340	0.55	2.0
Vacant Income	176,225	0.40	1.5%
Gross Potential Rent	$8,054,611	$18.48	67.4%
Reimbursements	3,888,031	8.92	32.6%
Net Rental Income	$11,942,642	$27.41	100.0%
(Vacancy/Credit Loss)	(658,577)	(1.51)	(5.5)
Effective Gross Income	$11,284,065	$25.89	94.5%
Total Operating Expenses	$3,954,386	$9.07	35.0%
Net Operating Income	$7,329,679	$16.82	65.0%
Total TI/LC, Capex/RR	249,416	0.57	2.2%
Net Cash Flow	$7,080,263	$16.25	62.7%
(1)	Due to the nature of the sale leaseback transaction, no historical cash flow information is available.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Includes $89,422 of contractual rent steps through October 2019 and $149,918 which represents the present value of rent steps for North Kansas City School District through the end of the loan term.

Property Management. The Essence Group Headquarters property is managed by Vanderbilt Office Properties and the Northland Innovation Campus property is managed by US Assets Services LLC, each an independent third-party manager. The Gavilon Headquarters and Oerlikon Industrial Facility properties are self-managed.

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Briar Hill at Manchester

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$31,270,000	Title:	Fee
Cut-off Date Principal Balance:	$31,270,000	Property Type - Subtype:	Multifamily – Garden
% of Pool by IPB:	3.0%	Net Rentable Area (Units):	344
Loan Purpose:	Recapitalization	Location:	Manchester Township, NJ
Borrower:	Suncrest Village, LLC	Year Built / Renovated:	1996-1999 / N/A
Sponsor:	Paul Celler	Occupancy:	98.8%
Interest Rate:	5.27300%	Occupancy Date:	9/30/2018
Note Date:	11/8/2018	Number of Tenants:	N/A
Maturity Date:	12/1/2023	2015 NOI(1):	NAV
Interest-only Period:	60 months	2016 NOI(1):	NAV
Original Term:	60 months	2017 NOI(1):	NAV
Original Amortization:	None	TTM NOI (as of 9/2018):	$3,068,093
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(25),Grtr1%orYM(32),O(3)	UW Revenues:	$4,902,920
Lockbox / Cash Management:	Soft / In Place	UW Expenses:	$1,822,881
Additional Debt:	Yes	UW NOI:	$3,080,039
Additional Debt Balance:	$10,730,000	UW NCF(2):	$2,984,407
Additional Debt Type:	Mezzanine Loan	Appraised Value / Per Unit:	$58,100,000 / $168,895
		Appraisal Date:	10/11/2018

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$90,901
Taxes:	$125,842	$62,921	N/A	Maturity Date Loan / Unit:	$90,901
Insurance:	$24,200	$12,100	N/A	Cut-off Date LTV:	53.8%
Replacement Reserves:	$7,965	$7,965	N/A	Maturity Date LTV:	53.8%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.79x
Other:	$1,241,980	$0	N/A	UW NOI Debt Yield:	9.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$31,270,000	74.5%	Purchase Price(4)	$37,871,456	90.2%
Mezzanine Loan	10,730,000	25.5	Upfront Reserves	1,399,987	3.3
			Payoff Existing Debt	1,077,348	2.6
			Closing Costs	728,531	1.7
			Return of Equity	922,679	2.2
Total Sources	$42,000,000	100.0%	Total Uses	$42,000,000	100.0%

(1)	Historical financials are not provided as the prior controlling owner/manager had previously combined corporate level expenses with property-level financials, which had historically misrepresented the performance of the property.

(2)	UW NCF is based on the in-place rent roll minus an assumed 5.0% economic vacancy.

(3)	Initial Other Escrows and Reserves consists of a reserve for renovations to units and common areas ($985,000), outdoor improvements ($235,000) and maintenance ($21,980), and is generally required to be completed within 360 days of the origination date, subject to grace periods for certain items.

(4)	The borrower previously owned a 30.0% non-controlling interest in the property. On the loan origination date, the borrower acquired the remaining 70.0% ownership interest, based on an implied purchase price of approximately $53.6 million. The Purchase Price above also reflects an additional $371,456 in net pro-rations.

The Loan. The Briar Hill at Manchester loan is secured by a first mortgage lien on the borrower’s fee interest in a 344-unit, garden-style multifamily property located in Manchester Township, New Jersey. The loan has a five-year term and will be interest only for the entire term.

The Borrower. The borrowing entity for the loan is Suncrest Village, LLC, a Delaware limited liability company and special purpose entity, with two independent directors in its organizational structure.

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The Loan Sponsor. The loan sponsor and nonrecourse carveout guarantor is Paul Celler. Paul Celler has built and sold over 2,500 homes in New Jersey and is currently a partner in nearly 1,500 multifamily units across Hudson, Mercer, Middlesex, Ocean and Union Counties in New Jersey, with an additional 1,100 units in various stages of development. Furthermore, the loan sponsor owns nearly 150,000 square feet of medical and professional office space.

Historically, the loan sponsor had maintained a 30.0% non-controlling ownership interest in the property. On the loan origination date, the borrower acquired the remaining 70.0% ownership interest in the property based on an implied purchase price of approximately $53.6 million. Loan proceeds were used to buy out the sponsors operating partner, pay off the existing debt on the property, fund reserves, pay closings costs and return equity to the sponsor.

The Property. The Briar Hill at Manchester property is a 344-unit, Class B garden-style multifamily complex located in Manchester Township, New Jersey. Built in phases between 1996 and 1999, the property features a unit mix comprised of 144 one-bedroom units and 200 two-bedroom units. Situated on approximately 45.4 acres of land, the Briar Hill at Manchester property is dispersed throughout 25, two-story buildings. The property features a swimming pool, basketball court, tennis courts, playground, fitness center, on site leasing office and 662 parking spaces, which accommodate 1.9 spaces per unit. Individual unit amenities include central air conditioning and heating, in unit washers and dryers, walk in closets, full kitchen, living rooms, cable TV and hot water heaters.

The Briar Hill at Manchester property is located in southeastern New Jersey approximately 30 miles southeast of Trenton, directly adjacent to the New Jersey shoreline. The property is approximately 50 miles east of Philadelphia and 70 miles south of New York City. Primary access to the property is provided via Route 37 and Route 70 in Manchester Township, which run through the neighborhood and provide regional access to Route 9 and the Garden State Parkway.

The Market. The Briar Hill at Manchester property is located in Ocean County multifamily submarket, located within the New York-Newark-Jersey City Metropolitan Statistical Area, among the most populous in the U.S. According to the appraisal, as of the second quarter of 2018, the Ocean County multifamily submarket is comprised of 5,041 units across 34 properties with an overall vacancy rate of 2.9% and average asking rents of approximately $1,129 per month. Further, the Ocean County Class B/C submarket was comprised of 2,580 units with an average vacancy rate of 2.9% and average asking rents of $985 per month. According to the appraisal, the Ocean County submarket has seen upward trends in population growth. From 2010 to 2017, population has grown at a compounded annual rate of approximately 0.7%, outperforming the broader New Jersey market. Effective rents have benefited from historically low vacancy trends with an increase of 18.2% as of the second quarter of 2018 in comparison to year-end 2010. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the Briar Hill at Manchester property was 5,300, 36,851, and 87,046, respectively; while the 2017 estimated median household income within a one-, three- and five-mile radius was $43,382, $41,858 and $44,907, respectively.

The appraisal identified seven comparable properties built between 1968 and 2016 and ranging in size from 23 to 338 units. Average rents at the comparable properties ranged from $1,145 to $1,700 per month with a weighted average of approximately $1,312. Average in place rents at the Briar Hill at Manchester property for one- and two-bedroom units are approximately $1,134 and $1,281 per month, respectively, in-line with the appraisal’s concluded market rent for one- and two-bedroom properties of approximately $1,250 and $1,400 per month, respectively.

Historical and Current Occupancy(1)
2015(1)	2016(2)	2017(2)	Current(2)
98.8%	97.4%	98.3%	98.8%
(1)	Historical occupancies are as of December 31 of each respective year based on a third party data provider.

(2)	Current Occupancy is as of September 30, 2018 based on the underwritten rent roll.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total	Occupancy	Average Unit Size (SF)	Average Market Rent Per Unit(2)	Average Monthly In- Place Rents
1 BR	144	41.9%	98.6%	950	$1,250	$1,134
2 BR	200	58.1	99.0%	1,100	$1,400	$1,281
Total / Wtd. Avg. AvgAvgAverage	344	100.0%	98.8%	1,037	$1,337	$1,219

(1)	Based on the underwritten rent roll as of September 30, 2018.

(2)	Average Market Rent Per Unit represents the appraisal’s concluded market rent for each respective unit type.

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Operating History and Underwritten Net Cash Flow(1)
	TTM(2)	Underwritten	Per Unit	%(3)
Rents in Place	$4,870,335	$5,034,000	$14,634	98.8%
Vacant Income	0	63,600	185	1.2
Gross Potential Rent	$4,870,335	$5,097,600	$14,819	100.0%
Total Reimbursements	0	0	0	0.0
Net Rental Income	$4,870,335	$5,097,600	$14,819	100.0%
(Vacancy/Credit Loss)	0	(254,880)	(741)	(5.0)
Other Income	107,296	60,200	175	1.2
Effective Gross Income	$4,977,631	$4,902,920	$14,253	96.2%

Total Expenses	$1,909,538	$1,822,881	$5,299	37.2%

Net Operating Income	$3,068,093	$3,080,039	$8,954	62.8%

Replacement Reserves	0	95,632	278	2.0
Net Cash Flow	$3,068,093	$2,984,407	$8,676	60.9%

(1)	Historical financials are not available as the prior controlling owner/manager had previously run corporate level expenses through the property level financials, which had historically misrepresented the cash flow of the property.

(2)	TTM column represents the trailing 12-month period ending on September 30, 2018.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Additional Debt. There is a related mezzanine loan in the amount of approximately $10.7 million, which is secured by a pledge of the direct equity interests in the borrower and is coterminous with the Briar Hill at Manchester loan. The mezzanine loan is held by a third party investor. The mezzanine loan has a 7.50000% coupon and is interest only for the full term of the loan. Including the mezzanine loan, the cumulative Cut-off Date LTV is 72.3%, the cumulative UW NCF DSCR is 1.20x and the cumulative UW NOI Debt Yield is 7.3%. The mortgage and mezzanine lenders have entered into an intercreditor agreement that governs the relationship between the mortgage lenders and the mezzanine lenders.

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Residence Inn Boise City Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$30,500,000	Title:	Fee
Cut-off Date Principal Balance:	$30,462,082	Property Type - Subtype:	Hotel – Extended Stay
% of Pool by IPB:	2.9%	Net Rentable Area (Rooms):	185
Loan Purpose:	Refinance	Location:	Boise, ID
Borrower:	Pennbridge BODO DE, LLC	Year Built / Renovated:	2017 / N/A
Sponsors:	Jared Steven Smith,	Occupancy / ADR / RevPAR(1):	78.9% / $160.42 / $126.53
	Thomas W. Lewis, III	Occupancy / ADR / RevPAR Date(1):	11/30/2018
Interest Rate:	4.81500%	Number of Tenants:	N/A
Note Date:	10/22/2018	2015 NOI(1):	N/A
Maturity Date:	11/6/2028	2016 NOI(1):	N/A
Interest-only Period:	None	2017 NOI(1):	N/A
Original Term:	120 months	TTM NOI (as of 11/2018)(2):	$5,076,211
Original Amortization:	360 months	UW Occupancy / ADR / RevPAR:	78.9% / $160.42 / $126.53
Amortization Type:	Balloon	UW Revenues:	$9,668,944
Call Protection:	L(25),Def(91),O(4)	UW Expenses:	$4,783,389
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$4,885,555
Additional Debt:	N/A	UW NCF:	$4,498,797
Additional Debt Balance:	N/A	Appraised Value / Per Room:	$53,100,000 / $287,027
Additional Debt Type:	N/A	Appraisal Date:	9/27/2018

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$164,660
Taxes:	$215,870	$36,518	N/A	Maturity Date Loan / Room:	$134,722
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	57.4%
FF&E Reserves:	$0	$31,599	N/A	Maturity Date LTV:	46.9%
Other:	$0	$0	N/A	UW NCF DSCR:	2.34x
				UW NOI Debt Yield:	16.0%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$30,500,000		100.0%	Payoff Existing Debt	$29,793,370	97.7%
				Closing Costs	389,117	1.3
				Upfront Reserves	215,870	0.7
				Return of Equity	101,643	0.3
Total Sources	$30,500,000		100.0%	Total Uses	$30,500,000	100.0%

(1)	Full year historical financials are not available as the Residence Inn Boise City Center Property (as defined below) was constructed in 2017 and opened in October 2017.

(2)	TTM NOI reflects the trailing 12-month period ending November 30, 2018, which includes 11 months of actual (December 2017 – October 2018) and one month (November 2018) of projected performance per the borrower’s budget as the Residence Inn Boise City Center Property was constructed in 2017 and opened in October 2017.

The Loan. The Residence Inn Boise City Center loan has an outstanding principal balance as of the Cut-off Date of approximately $30.5 million and is secured by a first mortgage lien on the borrower’s fee interest in a 185-room, extended stay hotel located in Boise, Idaho (the “Residence Inn Boise City Center Property”). The Residence Inn Boise City Center loan has a 10-year term and will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the Residence Inn Boise City Center loan is Pennbridge BODO DE, LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are Jared Steven Smith and Thomas W. Lewis, III (collectively, the “Loan Sponsors”). The Loan Sponsors founded Pennbridge Capital in 2005. Pennbridge Capital is a real estate investment company focused on the acquisition, development and management of hotel properties. Pennbridge Capital is a franchisee of Marriott and InterContinental Hotels Group and currently has six hotels in its portfolio, including the Residence Inn Boise City Center Property.

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Residence Inn Boise City Center

The Property. The Residence Inn Boise City Center Property is an extended stay, 185-room hotel located in Boise, Idaho. The Residence Inn Boise City Center Property was constructed in 2017. The Residence Inn Boise City Center Property consists of one 10-story building with approximately 4,700 square feet of meeting space, a restaurant, an indoor pool and whirlpool, a business center, a 24-hour fitness center, a sundry shop and outdoor firepits on the third floor terrace. The Residence Inn Boise City Center Property is subject to a franchise agreement with Marriott International, Inc. through October 19, 2047.

The Market. The Residence Inn Boise City Center Property is located in the commercial business district in Downtown Boise. The Residence Inn Boise City Center Property is located approximately less than one mile from Boise State University, the Boise Centre and St. Luke’s Boise Medical Center. According to the appraisal, Boise State University is the largest university in Idaho with an enrollment of approximately 22,000 students and enrollment is expected to increase to 35,000 by 2035. The Boise Centre, an approximately 100,000 square foot convention center, is located in Downtown Boise. According to the appraisal, the Boise Centre underwent a 36,000 square foot expansion in 2016 and additional renovations in 2017. According to the appraisal, the Boise Centre hosts more than 220 diverse events each year since 2011 and brings in over 100,000 guests annually. According to the appraisal, St. Luke’s Boise Medical Center is undergoing an approximately $400 million, 576,000 square foot expansion and renovation that is anticipated to be completed in early 2019. The Residence Inn Boise City Center Property is located approximately four miles from the Boise Airport, which has received an increase in passenger traffic the last several years, including a 10.7% increase in passenger traffic as of May 2018 year-to-date, according to the appraisal.

According to a market research report, the primary competitive set for the Residence Inn Boise City Center Property consists of six hotels, which range in size from 104 to 243 rooms, and contain an aggregate of 917 rooms. The competitive set and historical performance relative to its competitive set are detailed below:

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)			Residence Inn Boise City Center(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	74.3%	$140.80	$104.67	N/A	N/A	N/A	N/A	N/A	N/A
2017	72.1%	$148.65	$107.25	N/A	N/A	N/A	N/A	N/A	N/A
TTM(4)	72.9%	$147.23	$107.29	78.9%	$160.42	$126.53	108.2%	109.0%	117.9%
(1)	Data provided by a market research report. The competitive set contains the following properties: Hotel 43, Residence Inn Boise Downtown University, Courtyard Boise Downtown, The Grove Hotel, Hampton Inn Suites Boise Downtown and Inn @ 500 Capitol.

(2)	Full year historical financials are not available as the Residence Inn Boise City Center Property was constructed in 2017 and opened in October 2017.

(3)	Penetration Factor reflects the underwritten performance of the Residence Inn Boise City Center Property divided by the performance of the competitive set as determined by a market research report for the respective period(s).

(4)	TTM reflects the trailing 12-month period ending on September 30, 2018 for the competitive set and period ending November 30, 2018 for the Residence Inn Boise City Center Property, which includes 11 months of actual (December 2017 – October 2018) and one month (November 2018) of projected performance per the borrower’s budget.

According to the appraisal, the primary competitive set for the Residence Inn Boise City Center Property consists of five hotels, which range in size from 104 to 186 rooms, and contain an aggregate of 724 rooms. The competitive set and historical performance relative to its competitive set are detailed below:

Competitive Hotels Profile(1)
				2017 Estimated Market Mix				2017 Estimated Operating Statistics(2)
Property	Rooms	Year Opened	Meeting Space (SF)	Commercial	Meeting and Group	Leisure	Extended Stay	Occupancy	ADR	RevPAR
Residence Inn Boise City Center	185	2017	4,748	45%	13%	20%	22%	41.1%	$144.62	$59.48
Hyatt Place Downtown Boise	150	2017	2,751	55%	25%	15%	5%	62.5%	$135.00	$87.50
Hampton Inn & Suites Boise Downtown	186	2007	1,250	60%	25%	15%	0%	77.5%	$165.00	$127.50
Courtyard by Marriot Boise Downtown	163	1996	2,300	60%	30%	10%	0%	72.5%	$135.00	$102.50
Residence Inn by Marriott Boise Downtown	104	1986	NAP	10%	20%	25%	45%	77.5%	$117.50	$92.50
TownePlace Suites by Marriott Boise Downtown	121	2008	900	15%	20%	25%	40%	67.5%	$117.50	$82.50
Total(3)	724
(1)	Based on the appraisal.

(2)	Estimated statistics represent the midpoint of the range provided by the appraisal.

(3)	Excludes the Residence Inn Boise City Center Property.

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Annex A-3	Benchmark 2018-B8

Residence Inn Boise City Center

Operating History and Underwritten Net Cash Flow(1)(2)
	TTM(3)	Underwritten	Per Room(4)	% of Total Revenue(5)
Occupancy	78.9%	78.9%
ADR	$160.42	$160.42
RevPAR	$126.53	$126.53

Room Revenue	$8,543,886	$8,543,886	$46,183	88.4%
Food & Beverage Revenue	654,497	654,497	3,538	6.8
Other Operating Departments Revenue	470,561	470,561	2,544	4.9
Total Revenue	$9,668,944	$9,668,944	$52,265	100.0%

Room Expense	$1,660,366	$1,660,366	$8,975	19.4%
Food & Beverage Expense	410,028	410,028	2,216	62.6
Other Operating Departments Expense	71,072	71,072	384	15.1
Departmental Expenses	$2,141,466	$2,141,466	$11,575	22.1%

Gross Operating Income	$7,527,478	$7,527,478	$40,689	77.9%

Undistributed Expenses	$1,960,796	$2,165,833	$11,707	22.4%
Gross Operating Profit	$5,566,682	$5,361,645	$28,982	55.5%

Real Estate Taxes	$440,008	$431,742	$2,334	4.5%
Insurance	50,463	44,348	240	0.5
Total Fixed Expenses	$490,471	$476,090	$2,573	4.9%

Net Operating Income	$5,076,211	$4,885,555	$26,408	50.5%
FF&E	377,078	386,758	2,091	4.0
Net Cash Flow	$4,699,133	$4,498,797	$24,318	46.5%
(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Full year historical financials are not available as the Residence Inn Boise City Center Property was constructed in 2017 and opened in October 2017.

(3)	TTM reflects the trailing 12-month period ending November 30, 2018, which includes 11 months of actual (December 2017 – October 2018) and one month (November 2018) of projected performance per the borrower’s budget.

(4)	Per Room values are based on 185 rooms.

(5)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Operating Departments Expense is based on the corresponding revenue line item.

Property Management. The Residence Inn Boise City Center Property is managed by Pennbridge Lodging Corp, a Utah corporation and an affiliate of the Loan Sponsors.

Permitted Mezzanine Debt. The loan documents permit the beneficial owners of the borrower, at any time beginning the first payment date in January 2021, to obtain a mezzanine loan secured by the membership interests in the borrower upon satisfaction of certain terms and conditions, including, among others, (i) the combined loan-to-value ratio (calculated pursuant to the loan documents) does not exceed 57.4%, (ii) the combined debt service coverage ratio (calculated pursuant to the loan documents) is not less than 2.31x, (iii) the combined debt yield (calculated pursuant to the loan documents) is not less than 14.43%, and (iv) the mezzanine lender enters into an intercreditor agreement acceptable to the mortgage lender and each rating agency and (vi) delivery of a rating agency confirmation.

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Annex A-3	Benchmark 2018-B8

DUMBO Heights Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
		Title:	Fee
		Property Type – Subtype:	Office – CBD
Original Principal Balance(2):	$30,000,000	Net Rentable Area (SF):	753,074
Cut-off Date Principal Balance(2):	$30,000,000	Location:	Brooklyn, NY
% of Pool by IPB:	2.9%	Year Built / Renovated(5):	Various / 2017
Loan Purpose:	Refinance	Occupancy:	94.2%
Borrowers(3):	Various	Occupancy Date:	Various
Sponsors:	Seryl Kushner, Aby Rosen,	Number of Tenants:	34
	Michael Fuchs	2015 NOI(6):	N/A
Interest Rate:	4.05000%	2016 NOI(6):	($4,465,912)
Note Date:	8/30/2018	2017 NOI(6):	N/A
Maturity Date:	9/6/2023	TTM NOI(as of 6/2018)(6):	$17,623,285
Interest-only Period:	60 months	UW Economic Occupancy:	94.1%
Original Term:	60 months	UW Revenues:	$40,176,183
Original Amortization:	None	UW Expenses:	$10,301,815
Amortization Type:	Interest Only	UW NOI(6):	$29,874,367
Call Protection(4):	L(27),Def(29),O(4)	UW NCF:	$28,723,752
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF:	$640,000,000 / $850
Additional Debt:	Yes	Appraisal Date:	3/23/2018
Additional Debt Balance:	$150,000,000 / $145,000,000 /
	$155,000,000
Additional Debt Type(2):	Pari Passu / Subordinate Debt /
	Mezzanine Loans

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$829,359	$207,340	N/A	Cut-off Date Loan / SF:	$239	$432
Insurance(7):	$0	Springing	N/A	Maturity Date Loan / SF:	$239	$432
Replacement Reserves:	$0	$9,413	N/A	Cut-off Date LTV:	28.1%	50.8%
TI/LC:	$0	$83,333	N/A	Maturity Date LTV:	28.1%	50.8%
Other(8):	$17,051,092	$0	N/A	UW NCF DSCR:	3.89x	1.87x
				UW NOI Debt Yield:	16.6%	9.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$180,000,000	37.5%	Payoff Existing Debt	$426,141,538	88.8%
Subordinate Debt	145,000,000	30.2	Return of Equity	30,524,768	6.4
Mezzanine Loan	155,000,000	32.3	Upfront Reserves	17,880,451	3.7
			Closing Costs	5,453,243	1.1
Total Sources	$480,000,000	100.0%	Total Uses	$480,000,000	100.0%

(1)	KBRA, Fitch and S&P provided the ratings above for the DUMBO Heights Portfolio Whole Loan (as defined below) in the context of its inclusion in the mortgage pool.

(2)	The DUMBO Heights Portfolio loan is part of a whole loan evidenced by (i) six senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $180.0 million and (ii) two subordinate B notes, with an aggregate outstanding principal balance as of the Cut-off Date of $145.0 million. The Senior Notes financial information presented in the chart above reflects the Cut-off Date balance of the $180.0 million DUMBO Heights Portfolio senior notes and the Whole Loan financial information presented in the chart above reflects the Cut-off Date balance of the $325.0 million DUMBO Heights Portfolio Whole Loan, as defined in “The Loan” below.

(3)	See “The Loan” below.

(4)	The DUMBO Heights Portfolio Whole Loan lockout period is required to be at least 27 payments beginning with and including the first payment date of October 6, 2018. Defeasance of the full $325.0 million DUMBO Heights Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) three years from the note date. The assumed lockout period of 27 payments is based on the expected closing date of the Benchmark 2018-B8 securitization in December 2018. The actual lockout period may be longer.

(5)	See “Portfolio Summary” below.

(6)	2017 NOI figures were unavailable because the borrower sponsors obtained a loan in the second quarter of 2017 to recapitalize and buy out Invesco’s interest in the DUMBO Heights Portfolio Properties (as defined below). 2015 financial information was not available due to the extensive renovation that began in 2014 at the DUMBO Heights Portfolio Properties. The difference between 2016 NOI, TTM NOI and UW NOI is primarily attributable to new leasing and the burn off of rent concessions associated with leasing up the DUMBO Heights Portfolio Properties post-renovation. All outstanding free rent, gap rent, and unfunded landlord obligations were reserved by the lender at loan origination.

(7)	The requirement to make monthly deposits for insurance reserves is provisionally waived so long as the insurance is covered under an acceptable blanket policy.

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DUMBO Heights Portfolio

(8)	The Initial Other reserve consists of (i) $35,650 for deferred maintenance, (ii) $10,760,171 for unfunded obligations, (iii) $5,904,411 for free rent (which is inclusive of $363,136 of gap rent related to the Etsy must-take space) until the must-take date occurs in January 2019 and (iv) $350,860 for gap rent related to the Shadowbox tenant at the 55 Prospect Street Property. At loan origination, with respect to the 2U must-take space, the lender obtained a payment guaranty from the borrower sponsors which guarantees payment of gap rent (a total of $3,686,813) until the must-take date occurs in December 2020.

The Loan. The DUMBO Heights Portfolio loan is secured by a first mortgage lien on the borrowers’ fee interest in a four-building Class A office portfolio located in the DUMBO neighborhood of Brooklyn, New York, totaling 753,074 square feet of newly renovated office space (the “DUMBO Heights Portfolio Properties”). The loan is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $325.0 million (the “DUMBO Heights Portfolio Whole Loan”) and is comprised of six senior pari passu notes and two subordinate B notes, each as described below. The non-controlling Note A-3-A, with an outstanding principal balance as of the Cut-off Date of $30.0 million, will be contributed to the Benchmark 2018-B8 securitization. The controlling Note A-1-A and non-controlling Note A-3-B, with an outstanding principal balance as of the Cut-off Date of $80.0 million, were contributed to the Benchmark 2018-B7 securitization. The non-controlling senior Notes A-1-B, A-2 and A-3-C, with an outstanding principal balance as of the Cut-off Date of $70.0 million, are currently held by Citi Real Estate Funding Inc. and expected to be contributed to the CGCMT 2018-C6 securitization. The subordinate notes B-1 and B-2, with an aggregate outstanding principal balance as of the Cut-off Date of $145.0 million, are currently held by SHINHAN AIM REAL ESTATE FUND NO. 5; and SHINHAN AIM REAL ESTATE FUND NO. 5-A, respectively. The DUMBO Heights Portfolio Whole Loan has a five-year term and is interest only for the full term.

The borrowers are RFR 117 Adams Owner LLC, RFR/K 117 Adams Owner LLC, KC 117 Adams Owner LLC, RFR 77 Sands Owner LLC, RFR/K 77 Sands Owner LLC, KC 77 Sands Owner LLC, RFR 55 Prospect Owner LLC, RFR/K 55 Prospect Owner LLC, KC 55 Prospect Owner LLC, RFR 81 Prospect Owner LLC, RFR/K 81 Prospect Owner LLC and KC 81 Prospect Owner LLC, each a Delaware limited liability company and single purpose entity with two independent directors. The borrowing entities are each owned by the same three tenant-in-common entities: Desert Dumbo TIC LLC (37.7% interest), RFR/K Dumbo TIC LLC (46.6% interest) and KC Dumbo TIC LLC (15.7% interest). Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the DUMBO Heights Portfolio Whole Loan. Seryl Kushner, Aby Rosen and Michael Fuchs are the nonrecourse carveout guarantors for the DUMBO Heights Portfolio Whole Loan.

RFR, founded by Aby Rosen and Michael Fuchs, is a real estate investment firm based in New York City with a core focus on select urban markets in the United States and Germany. RFR’s current portfolio has grown to include more than 100 properties comprising commercial, hospitality, residential and retail holdings. Some of RFR’s holdings include 160 Fifth Avenue, 375 Park Avenue, 390 Park Avenue, 17 State Street, 757 Third Avenue and 275 Madison Avenue. Kushner Companies is a diversified real estate organization headquartered in New York City with a national portfolio consisting of more than 20,000 multifamily units and approximately 13.0 million square feet of office, industrial and retail space. Some of Kushner Companies’ holdings include the Puck Building, 170 East Second Street and the Austin Nichols House.

Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-3-A	$30,000,000	$30,000,000	Benchmark 2018-B8	No
A-1-B, A-2, A-3-C	70,000,000	70,000,000	CREFI(1)	No
A-1-A, A-3-B	80,000,000	80,000,000	Benchmark 2018-B7	No(2)
B-1, B-2	145,000,000	145,000,000	(3)	Yes(2)
Total	$325,000,000	$325,000,000
(1)	Currently held by CREFI and expected to be contributed to the CGCMT 2018-C6 securitization transaction upon closing of such transaction.

(2)	As long as no note B control appraisal period with respect to note B-1 is continuing, note B-1 will be the controlling note, however, following the occurrence (and during the continuance) of a note B control appraisal period, note A-1-A will be the controlling note.

(3)	Notes held by SHINHAN AIM REAL ESTATE FUND NO. 5; and SHINHAN AIM REAL ESTATE FUND NO. 5-A, respectively.

Portfolio Summary(1)(2)
Property	Location	Net Rentable Area (SF)	Year Built/ Renovated	Allocated Senior Loan Amount	% of Allocated Loan Amount	Appraised Value	% of Appraised Value
55 Prospect Street	Brooklyn, NY	255,504	1967 / 2017	$60,000,000	33.3%	$220,000,000	34.4%
117 Adams Street	Brooklyn, NY	182,955	1926 / 2017	50,625,000	28.1	175,000,000	27.3
77 Sands Street	Brooklyn, NY	223,729	1962 / 2017	46,875,000	26.0	175,000,000	27.3
81 Prospect Street	Brooklyn, NY	90,886	1909 / 2017	22,500,000	12.5	70,000,000	10.9
Total/Wtd. Avg.		753,074		$180,000,000	100.0%	$640,000,000	100.0%

(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property and the DUMBO Heights Portfolio Loan documents.

(2)	Source: Appraisal.

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DUMBO Heights Portfolio

The Properties. The DUMBO Heights Portfolio Properties consists of a four-property creative office campus with buildings located at 55 Prospect Street, 117 Adams Street, 77 Sands Street and 81 Prospect Street (each a “DUMBO Heights Portfolio Property”), all of which are newly renovated Class A office buildings with ground floor retail in the DUMBO neighborhood of Brooklyn, New York. The DUMBO Heights Portfolio Properties encompass a total of 753,074 square feet across four, nine to 12-story buildings, each with contiguous open floor plates ranging from approximately 10,500 to 26,500 square feet. The DUMBO Heights Portfolio Properties are comprised of 703,440 square feet of office space, as well as 49,634 square feet of ground level retail space which is utilized by restaurant tenants such as Bluestone Lane Coffee and Mulberry & Vine and fitness tenants such as F45 Training and Shadowbox. The DUMBO Heights Portfolio Properties have loft-style ceilings (ranging from 10 to 14 feet for office space and 18 to 20 feet for retail space), open floor plates and interconnectivity between properties via sky bridges. The borrower sponsors have leased the DUMBO Heights Portfolio Properties’ office space, post-renovation, to several technology, advertising, media, information and co-working tenants such as Etsy, WeWork, 2U, Frog Design, Prolific Interactive, Wipro LLC and B-Reel. The DUMBO Heights Portfolio Properties offer several amenities, including but not limited to, bicycle storage rooms, rooftop decks with free Wi-Fi and outdoor plazas and dining areas. The DUMBO Heights Portfolio Properties also offer skyline views of New York City as well as direct views of both the Manhattan and Brooklyn bridges. The DUMBO Heights Portfolio Properties are currently 94.2% occupied as of the August 2018 underwritten rent rolls (inclusive of 26,500 square feet of must-take space for Etsy (with a final must-take date of January 1, 2019) and 26,500 square feet of must-take space for 2U (with a final must-take date of December 15, 2020) at the 55 Prospect Street Property). At loan origination, gap rent of $363,136 was reserved for the Etsy must-take space until the must-take date occurs in January 2019 and, with respect to the 2U must-take space, the lender obtained a payment guaranty from the borrower sponsors which guarantees payment of gap rent (a total of $3,686,813) until the must-take date occurs in December 2020. Etsy and 2U both have no contraction or termination options under their respective leases.

The DUMBO Heights Portfolio borrower sponsors, in collaboration with their previous equity partner, acquired the complex that serves as collateral for the DUMBO Heights Portfolio Loan from the Jehovah’s Witnesses in 2013 and subsequently gut renovated and repositioned the industrial buildings to serve as LEED designed Class A creative office buildings with ground floor retail space. From the acquisition of the DUMBO Heights Portfolio Properties in 2013 through March 31, 2017, the borrower sponsors, along with previous equity partners, invested approximately $122.3 million to complete the renovation which consisted of approximately $86.9 million on base building improvements, $29.5 million on tenant improvement contributions and $5.9 million on landlord improvements. In addition, approximately $15.8 million was spent on leasing commissions over the same time period. Since March 31, 2017, the borrower sponsors spent approximately $23.8 million more on landlord improvements, tenant improvements and leasing commissions to stabilize the DUMBO Heights Portfolio Properties.

Etsy (225,135 square feet; 29.9% of net rentable area; 31.8% of Underwritten Base Rent): Etsy, founded in June 2005 in Brooklyn, New York by Chad Dickerson, is a global e-commerce marketplace focused on handmade or vintage items and supplies, as well as unique factory-manufactured items. The website has created a community where crafters, artists and makers can buy and sell items and, as of year-end 2017, Etsy offered over 50.0 million items for sale, with approximately 2.0 million active sellers and approximately 35.8 million active buyers. Etsy utilizes its space at the 55 Prospect Street Property and 117 Adams Street Property as its global headquarters and had annual gross merchandise sales for 2017 of approximately $3.25 billion. Etsy filed for its initial public offering in April of 2015 and as of October 19, 2018, had a market capitalization of approximately $5.0 billion. Etsy leases 172,135 square feet in the 117 Adams Street Property (94.1% of property net rentable area) as well as 53,000 square feet in the 55 Prospect Street Property through July 2026 (which is inclusive of 26,500 square feet with a final must-take date of January 1, 2019).

WeWork (159,932 square feet; 21.2% of net rentable area; 22.4% of Underwritten Base Rent): WeWork, a provider of shared workspace for entrepreneurs, freelancers, startups and small businesses, occupies 84,704 square feet of space at the 81 Prospect Street Property through July 2031, as well as 75,228 square feet of space at the 77 Sands Street Property through November 2031. WeWork was founded in 2010 and is headquartered in New York City. As of March 1, 2018, WeWork had approximately 220,000 members with access to approximately 251,000 desks across 234 locations.

2U (79,500 square feet; 10.6% of net rentable area; 12.9% of Underwritten Base Rent): 2U is an education technology company that partners with colleges and universities worldwide to bring their degree programs and credit-bearing courses online. The company’s clients include Georgetown University, Baylor University, American University, University of North Carolina and Vanderbilt University, among others. 2U, with a market capitalization of approximately $4.03 billion as of October 9, 2018, reported 2017 revenues of $286.8 million, which represents an increase of approximately 39.3% from 2016 annual revenues of $205.9 million.

Each of the DUMBO Heights Portfolio Properties is subject to tax abatements through the Industrial and Commercial Abatement Program (“ICAP”) of New York City. The 55 Prospect Street Property and 81 Prospect Street Property (approximately 45.8% of the DUMBO Heights Portfolio Loan based on allocated loan amounts) are subject to 25-year ICAP tax abatements while the 117 Adams Street Property and 77 Sands Street Property (approximately 54.2% of the DUMBO Heights Portfolio Loan based on allocated loan amounts) are subject to 15-year ICAP tax abatements. All of the DUMBO Heights Portfolio Properties are in the first year of their respective tax abatements and the abatements will not begin to phase out until after the DUMBO Heights Portfolio Loan maturity date in September 2023. The appraisal concluded to an unabated tax estimate for the Dumbo Heights Portfolio Properties of $4,518,135 ($6.00 per square foot) compared to the UW tax amount of $2,586,376, which represents $1,931,759 of tax savings for the 2018/2019 tax year. Real estate taxes were underwritten using the 2018/2019 tentative assessed value and the 2017/2018 tax rate plus the relevant business improvement district tax for each of the DUMBO Heights Portfolio Properties less each respective properties’ respective ICAP abatement.

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Annex A-3	Benchmark 2018-B8

DUMBO Heights Portfolio

The Market. The DUMBO Heights Portfolio Properties are located in the DUMBO neighborhood of Brooklyn, New York which is generally bound by the Brooklyn Bridge to the west, York Street to the south, the East River to the north and Bridge Street to the east. The DUMBO Heights Portfolio Properties, located just one block from Flatbush Avenue in Brooklyn, are accessible via subway, bus, train, ferry and by car. Both the Manhattan and Brooklyn bridges, as well as the Brooklyn-Queens Expressway, have ramps within three blocks, which offer direct vehicle access to the DUMBO neighborhood of Brooklyn. The DUMBO Heights Portfolio Properties are also located within a range of one to four blocks of the F (via the York Street Station), A and C (via the High Street – Brooklyn Bridge station), and 2 and 3 (via the Clark Street station) subway lines and approximately 0.5 miles from Brooklyn’s Pier 1, which provides access to the East River, South Brooklyn and Wall Street/Pier 11 ferry lines.

According to the appraisal, as of year-end 2017, the Brooklyn office market consisted of approximately 28.1 million square feet of office space with a direct vacancy rate of 9.9% and an average asking rent of $52.60 and $44.77 per square foot for Class A and Class B office space, respectively. As of the same period, the DUMBO office submarket consisted of approximately 3.3 million square feet of office space with a direct vacancy rate of 16.6% and an average asking rent of $76.85 and $56.15 per square foot for Class A and Class B office space, respectively. According to a third party report, as of year-end 2017, the population within a one-, three- and five-mile radius was 106,570, 1,079,965 and 2,690,007, respectively. Additionally, for the same period, the median household income within a one-, three- and five-mile radius was $128,903, $137,580 and $123,431, respectively. The table below shows the in-place underwritten gross rent compared to the appraisal’s concluded market gross rent on the occupied space at the DUMBO Heights Portfolio Properties.

Gross Rent Comparison
Type of Space	Occupied Net Rentable Area (SF)(1)	Underwritten Gross Rent per SF(1)	Concluded Market Rent per SF(2)
Retail	36,713	$41.38	$53.15
Office	672,521	$56.01	$59.36
Total / Wtd. Avg.	709,234	$55.25	$59.04
(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property.

(2)	Source: Appraisal.

According to the appraisal, Brooklyn is projected to have one of the fastest employment growth rates of any New York City borough over the next five years. The appraisal highlighted several demand drivers for continued growth in the Brooklyn office market, including but not limited to, the rising cost of office space in Manhattan, large scale redevelopment projects such as the Domino Sugar Factory, the Watchtower properties and Brooklyn Navy Yard that will continue to reshape the office market, and the fact that the DUMBO Heights Portfolio Properties are situated within an area known as Brooklyn’s “Tech Triangle.” The “Tech Triangle” is an area identified by a local initiative that is currently being promoted to encourage Brooklyn’s evolution into a hub for technology companies. The plan, which is led by the Downtown Brooklyn Partnership, aims to cultivate a connection between downtown Brooklyn and the growing technology company presence in the DUMBO neighborhood and Brooklyn Navy Yard.

Historical and Current Occupancy(1)
Property	2016	2017	Current(2)
55 Prospect Street	41.5%	52.7%	87.9%
117 Adams Street	94.8%	95.8%	96.3%
77 Sands Street	43.7%	64.0%	100.0%
81 Prospect Street	93.2%	93.2%	93.2%
(1)	Historical occupancies are as of December 31 of each respective year based on a third party data provider.

(2)	Current occupancy is based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property and the DUMBO Heights Portfolio Loan documents.

A-3-125

Annex A-3	Benchmark 2018-B8

DUMBO Heights Portfolio

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Total Base Rent(2)	Lease Expiration Date
Etsy(3)(4)	NA / NA / NA	225,135	29.9%	$54.92	31.8%	7/31/2026
WeWork(5)(6)	NA / NA / NA	159,932	21.2%	$54.34	22.4%	7/31/2031
Brooklyn Lab(7)	NA / NA / NA	80,648	10.7%	$47.57	9.9%	6/30/2034
2U(5)(8)	NA / NA / NA	79,500	10.6%	$63.00	12.9%	9/30/2029
Frog Design(5)	NA / NA / NA	26,500	3.5%	$62.12	4.2%	12/31/2026
Prolific Interactive(5)	NA / NA / NA	18,807	2.5%	$62.42	3.0%	12/31/2026
Wipro LLC(5)	NA / NA / NA	18,807	2.5%	$58.26	2.8%	9/30/2027
B-Reel Inc.	NA / NA / NA	13,387	1.8%	$57.12	2.0%	12/31/2027
Husk Bakery(5)	NA / NA / NA	9,262	1.2%	$31.63	0.8%	4/30/2033
Social Bicycle	NA / NA / NA	8,812	1.2%	$58.21	1.3%	8/30/2020
(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property.

(2)	Base Rent PSF and % of Total Base Rent includes $382,025 of contractual rent steps through September 1, 2019.

(3)	Etsy has two, five-year renewal options remaining under the terms of its lease.

(4)	Includes 26,500 square feet of must-take space with a final must-take date of January 1, 2019. Etsy has no termination or contraction options under its lease.

(5)	Tenants have one, five-year renewal option remaining under the terms of their leases.

(6)	WeWork occupies 84,704 square feet at the 81 Prospect Street Property with a lease expiration of July 31, 2031 and 75,228 square feet at the 77 Sands Street Property with a lease expiration date of November 30, 2031.

(7)	Brooklyn Lab has a one, five- or ten-year renewal option remaining under the terms of its lease.

(8)	Includes 26,500 square feet of must-take space with a final must-take date of December 15, 2020. 2U has no termination or contraction options under its lease.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	43,840	5.8%	NAP	NAP	43,840	5.8%	NAP	NAP
2018 & MTM	1	1,781	0.2%	$60,000	0.2%	45,621	6.1%	$60,000	0.2%
2019	4	7,825	1.0%	473,543	1.2	53,446	7.1%	533,543	1.4%
2020	4	19,898	2.6%	1,113,372	2.9	73,344	9.7%	1,646,915	4.2%
2021	4	10,463	1.4%	655,997	1.7	83,807	11.1%	2,302,912	5.9%
2022	1	5,087	0.7%	264,472	0.7	88,894	11.8%	2,567,384	6.6%
2023	0	0	0.0%	0	0.0	88,894	11.8%	2,567,384	6.6%
2024	0	0	0.0%	0	0.0	88,894	11.8%	2,567,384	6.6%
2025	1	2,451	0.3%	0	0.0	91,345	12.1%	2,567,384	6.6%
2026	3	270,442	35.9%	15,183,772	39.1	361,787	48.0%	17,751,156	45.7%
2027	3	33,209	4.4%	1,928,361	5.0	394,996	52.5%	19,679,517	50.6%
2028	1	4,606	0.6%	162,000	0.4	399,602	53.1%	19,841,517	51.1%
2029 & Beyond	12	353,472	46.9%	19,012,959	48.9	753,074	100.0%	38,854,476	100.0%
Total	34	753,074	100.0%	$38,854,476	100.0%
(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property.

(2)	Certain tenants may have termination options or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Includes $382,025 of contractual rent steps through September 1, 2019.

A-3-126

Annex A-3	Benchmark 2018-B8

DUMBO Heights Portfolio

Operating History and Underwritten Net Cash Flow
	2016	TTM(2)	Underwritten(3)	Per Square Foot	%(4)
Rents in Place	$23,433,002	$36,236,789	$38,472,451	$51.09	92.2%
Rent Steps(5)	0	0	382,025	0.51	0.9
Rent Concessions(6)	(20,003,491)	(8,768,983)	0	0.00	0.0
Vacant Income	0	0	2,520,993	3.35	6.0%
Gross Potential Rent	$3,429,511	$27,467,806	$41,375,469	$54.94	99.2%
Reimbursements	0	167,539	330,922	0.44	0.8%
Net Rental Income	$3,429,511	$27,635,345	$41,706,391	$55.38	100.0%
(Vacancy/Credit Loss)	(71,390)	0	(2,520,993)	(3.35)	(6.0)
Other Income	662,386	998,674	990,784	1.32	2.4
Effective Gross Income	$4,020,507	$28,634,019	$40,176,183	$53.35	96.3%
Total Expenses(7)	$8,486,419	$11,010,733	$10,301,815	$13.68	25.6%
Net Operating Income(8)	($4,465,912)	17,623,285	$29,874,367	$39.67	74.4%
Total TI/LC, Capex/RR	0	0	1,150,615	1.53	2.9%
Net Cash Flow	($4,465,912)	17,623,285	$28,723,752	$38.14	71.5%
(1)	Historical cash flow information for 2017 was unavailable because the borrower sponsors obtained a loan in the second quarter of 2017 to recapitalize and buy out Invesco’s interest in the DUMBO Heights Portfolio Properties. 2015 financial information was not available due to the extensive renovation that began in 2014 at the DUMBO Heights Portfolio Properties.

(2)	TTM reflects the trailing 12-month period ending June 30, 2018.

(3)	Underwritten cash flow information is based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street Property, 77 Sands Street Property and 81 Prospect Street Property.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(5)	Consists of contractual rent steps through September 1, 2019.

(6)	Rent Concessions were not underwritten because all gap rent, free rent and landlord obligations were reserved for by the lender at origination.

(7)	Total Expenses includes real estate taxes of $2,586,376 which were underwritten using the 2018/2019 tentative assessed value and the 2017/2018 tax rate plus the relevant business improvement district tax for each of the DUMBO Heights Portfolio Properties less each respective properties’ ICAP abatement. The appraisal concluded to unabated real estate taxes for the 2018/2019 tax year of $4,518,135.

(8)	The difference between TTM net operating income and Underwritten net operating income is primarily attributable to new leasing and the burn off of rent concessions associated with leasing up the DUMBO Heights Portfolio Properties post-renovation. All outstanding free rent, gap rent, and unfunded landlord obligations were reserved by the lender at origination.

Property Management. The DUMBO Heights Portfolio Properties are managed by Watchtower Property Manager LLC, an affiliate of Seryl Kushner, one of the borrower sponsors.

Additional Debt. Two mezzanine loans, with aggregate principal balance of $155.0 million were funded concurrently with the DUMBO Heights Portfolio Whole Loan. The Mezzanine A loan has an original principal balance of $80.0 million, accrues interest at a rate of 5.70000% and is held by SHINHAN AIM REAL ESTATE FUND NO. 6; and DB INSURANCE CO., LTD. The Mezzanine B loan has an original principal balance of $75.0 million, accrues interest at a rate of 7.10000% and is held by SHINHAN AIM REAL ESTATE FUND NO. 5; and SHINHAN AIM REAL ESTATE FUND NO. 5-A. Both mezzanine loans have an original term of 60 months and are interest only for the full term. The aggregate principal balance of the total debt associated with the DUMBO Heights Portfolio Properties is equal to $480.0 million (the “DUMBO Heights Portfolio Total Loan”). The cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield, inclusive of the mezzanine loans, are equal to 75.0%, 1.13x and 6.2%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement that governs the relationship between the mortgage lenders and mezzanine lenders.

A-3-127

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ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Operating Advisor
J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue 31st Floor New York, NY 10179 Contact: Kunal Singh Phone Number: (212) 834-5467	Midland Loan Services 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	CWCapital Asset Management LLC 7501 Wisconsin Avenue Suite 500 W Bethesda, MD 20814 Contact: Brian Hanson Phone Number: (202) 715-9500	Pentalpha Surveillance LLC 375 North French Road Suite 100 Amherst, NY 14228 Contact: Don Simon Phone Number: (203) 660-6100
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, National Association	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha	0.00
Net Prepayment Interest Shortfall	0.00		Surveillance LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B8 Mortgage Trust Commercial Mortgage Pass Through Certificates Series 2018-B8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	1/17/19
		Record Date:	12/31/18
		Determination Date:	1/11/19

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2018 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, CWCapital Asset Management LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: Benchmark 2018-B8 Mortgage Trust, Benchmark 2018-B8 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B8
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer as of December 31: CWCapital Asset Management LLC
Directing Certificateholder: [_________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event] and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	[As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.]

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted

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thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since November 21, 2018.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee

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(or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the

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Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)     Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)     Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)     Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)     Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal

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property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)     Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)     No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a

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replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so,

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authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)     No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)     No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)     REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a

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taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)     Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)     Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)     Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not

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materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)     Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)     Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the

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JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)     Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)     Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within

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the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)     Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)     Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including (A) the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (B) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

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(35)     Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

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(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)        The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)        Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)        Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)     ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

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(39)     Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)     No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Annex D-2. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)     Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)     Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)     Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of

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the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule D-1 to this Annex D-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule D-1 to this Annex D-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental

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Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)     Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)     Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)     Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)     Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)     Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

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“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE D-1 TO ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgage Loan
5	10 Brookline Place
22	636 11th Avenue

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ANNEX D-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Hospitality Provisions	Sheraton Music City (Loan No. 28)	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization of the Mortgage Loan, the franchisor is required to issue a replacement comfort letter in favor of the trustee on the franchisor’s then-current form, provided that (i) the transferee is not a competitor (or an affiliate of a competitor) of the franchisor, as defined in the comfort letter, or an affiliate of the Mortgagor, and (ii) the lender delivers notice to the franchisor within 90 days from the date of the lender’s assignment of the Mortgage Loan to the trustee and identifies the name, address, telephone number and email address for the contact person for the assignee, as well as the date of the assignment.
(7) Lien; Valid Assignment	Aventura Mall (Loan No. 1), 10 Brookline Place (Loan No. 5), Workspace (Loan No. 9), 636 11th Avenue (Loan No. 22), 1421 West Shure Drive (Loan No. 25) and Sheraton Music City (Loan No. 28)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(8) Permitted Liens; Title Insurance	Workspace (Loan No. 9)	The sole tenant at the 155 Great Valley Mortgaged Property, Janssen Biotech, Inc. has a purchase option for its leased premises. The Borrower is permitted to obtain the release of the Mortgaged Property at any time with the payment of the applicable release price.
(8) Permitted Liens; Title Insurance	Walnut Creek (Loan No. 32)

The Mortgaged Property is subject to, among other restrictions, the following use restrictions under the Mortgage Loan documents: (i) the operation of a bank, savings and loan association or similar financial institution; (ii) the operation of any food service business where drive-thru or drive-up food service is provided; (iii) health or aerobic spa or studio, or gym;

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
and (iv) the operation of any training or educational facility. The Mortgaged Property is currently occupied by, among others, Midwestern Financial (1.4% of the NRA), Health Café (1.7% of the NRA), The Yoga Project (1.3% of the NRA), and Kumon Math & Reading Center (1.2% of the NRA). The Mortgage Loan documents provide for a recourse carveout for losses associated with breach of any of the foregoing use restrictions which breach causes or could cause any tenant at the Mortgaged Property to be required to cease operations under its lease for such tenant’s intended use under its lease or could result in any building characteristics being required to be altered.
(9) Junior Liens	Aventura Mall (Loan No. 1)	The Mortgage Loan documents permit Mortgagor to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).
(9) Junior Liens	636 11th Avenue (Loan No. 22)

In connection with any extension of the term of the lease for the sole tenant at the property, The Ogilvy Group, Inc. (the “Ogilvy Lease”), and provided no event of default under the Mortgage Loan documents has occurred and is continuing, the Mortgage Loan documents permit the owner of 100% of the equity interests in the Borrower to obtain a mezzanine loan (the “Approved Mezzanine Loan”) secured by the equity interests in the Borrower upon satisfaction of the following terms and conditions, including among others: (i) the Ogilvy Lease has been extended pursuant to an extension in form and substance acceptable to the lender in its sole and absolute discretion, (ii) the loan-to-value ratio (including the Approved Mezzanine Loan) does not exceed 56.07%, (iii) the combined debt service coverage ratio (as calculated in the loan documents and including the Approved Mezzanine Loan) for the first year of the extension term of the Ogilvy Lease is not less than 2.28x, (iv) the mezzanine lender enters into an intercreditor agreement in form reasonably acceptable to the lender and (v) the lender has obtained a rating

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
agency confirmation.
(9) Junior Liens	Briar Hill at Manchester (Loan No. 13)	The lender has provided a $10,730,000 mezzanine loan, which is held by a third party investor and is coterminous with the Mortgage Loan. The intercreditor agreement is being negotiated.
(10) Assignment of Leases and Rents	Aventura Mall (Loan No. 1), 10 Brookline Place (Loan No. 5), Workspace (Loan No. 9), 636 11th Avenue (Loan No. 22), 1421 West Shure Drive (Loan No. 25) and Sheraton Music City (Loan No. 28)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(15) Actions Concerning Mortgage Loans	Trophy Club Plaza (Loan No. 29), Walnut Creek (Loan No. 32)	The borrower sponsor and guarantor for the Mortgage Loan is subject to four pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. In one of the cases, which involves an investor in the Trophy Club Plaza Mortgaged Property, a trial occurred in July 2018, and the jury found in favor of the plaintiffs and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The borrower sponsor is in the process of appealing the judgment and award. The Mortgage Loan documents for the Trophy Club Plaza Mortgage Loan also include a non-recourse carveout for any losses resulting from the litigation and related matters. The remaining cases are in various stages of litigation. The borrower sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount.
(18) Insurance	Aventura Mall (Loan No. 1)

The all-risk property insurance may contain a deductible of $250,000 (the “Required Deductible”) or such higher deductible if the Mortgagor provides the lender with cash or a letter of credit in an amount equal to the difference between the actual deductible and the Required Deductible.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

The Mortgagor may obtain a policy from an insurance company not satisfying the rating requirements set forth in the Mortgage Loan documents, provided that any such insurance company is subject to (A) the prior approval of the lender and (B) the lender’s receipt of a rating agency confirmation with respect to each such insurance carrier.

The Mortgagor may continue to utilize Pennsylvania Manufacturers’ Association Insurance (“PMA”) as the carrier for the Workers Compensation/Employers’ Liability coverage required in the Mortgage Loan documents, provided the AM Best rating of PMA is not withdrawn or downgraded below the origination date.

The Mortgagor may continue to utilize Lancashire Insurance Company Limited, rated “A-” by S&P and “A3” by Moody’s, in its current participation amount and position within the syndicate of the terrorism coverage required in the Mortgage Loan documents, provided that Lancashire Insurance Company Limited maintains its ratings in place as of the origination date.

(18) Insurance	10 Brookline Place (Loan No. 5)	The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is 5.0% of the original principal balance of the Whole Loan.
(18) Insurance	Workspace (Loan No. 9)

The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is the greater of (i) 5.0% of the release amount in the Mortgage Loan documents for the applicable individual Mortgaged Property and (ii) $500,000.

(18) Insurance	636 11th Avenue (Loan No. 22)

In the event the single tenant at the Mortgaged Property requires that the Borrower undertake and/or complete the restoration in a manner other than as provided in the related Mortgage Loan documents, the

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
requirements under such tenant’s lease takes precedence and control and the mortgagee is required to make the insurance proceeds available to the Borrower to be applied to completing such restoration in accordance with such lease.
(18) Insurance	Sheraton Music City (Loan No. 28)	The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $2,800,000, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.
(26) Local Law Compliance	Workspace (Loan No. 9)	Two individual Mortgaged Properties (6601-6625 W 78th Street and 100 and 110 Gibraltar Road) have legal nonconforming uses. The applicable ordinances provide that (i) with respect to the 6601-6625 W 78th Street Mortgaged Property, following destruction or removal of the structures, the Mortgaged Property will be required to be brought into conformance with current requirements of the city code, and (ii) with respect to the 100 and 110 Gibraltar Road Mortgaged Property, following any casualty, the nonconforming buildings may be reconstructed and used for the nonconforming use, provided that the reconstructed building does not exceed in height, area and volume the building destroyed. Laws and ordinance coverage was also obtained at origination.
(26) Local Law Compliance	636 11th Avenue (Loan No. 22)	The Mortgaged Property has outstanding fire code violations, including, among other things, with respect to exterior walls and elevator condition. The Borrower is required to resolve such open violations within eighteen (18) months following the origination date and promptly deliver documentation reasonably satisfactory to the lender evidencing the resolution of such open violations.
(26) Local Law Compliance	Trophy Club Plaza (Loan No. 29)

The stone veneer around the improvements for the anchor tenant at the Mortgaged Property, Tom Thumb, has fallen off, which is a zoning code violation. The Mortgage Loan documents require the Mortgagor to clear the violation of record within the earlier to occur of (i) November 9, 2019, (ii) before the applicable governmental authority takes enforcement action, and (iii) if such violation could be a default under the Tomb Thumb lease, prior to the date that Tom Thumb is permitted to take action under the lease. The Mortgage Loan documents include a non-recourse carveout against the borrower and guarantor for any losses in

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
connection with such zoning code violation.
(26) Local Law Compliance	Walnut Creek (Loan No. 32)	The Mortgaged Property is legal nonconforming as to use as a (i) merchandise store, (ii) service station and (iii) dry cleaners. The applicable ordinances provide that the right to operate a legal non-conforming use or building must cease and such use will be terminated under any of the following circumstances: (A) such use or building is abandoned; (B) any provision of the applicable ordinance or any other ordinance, or federal or state statute is violated with respect to a nonconforming use or nonconforming building; (C) a lawful nonconforming use, building or structure is damaged by fire, explosion, act of God or other calamity to the extent that the cost of the reconstruction or repair exceeds 50% of the replacement cost of the structure; except in certain circumstances that are inapplicable to the Mortgaged Property; (D) the right to maintain or operate a lawful nonconforming use or nonconforming structure has been terminated by the Zoning Board of Adjustments of the City of Mansfield, Texas; and (E) after a lawful nonconforming use or building has been changed to conforming, such use or building has changed back to nonconforming.
(28) Recourse Obligations	Aventura Mall (Loan No. 1)

The nonrecourse carve-out for losses for fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the closing of the Mortgage Loan or regarding matters stated in the financial statements or other information required to be delivered in connection with the Mortgage Loan or otherwise delivered and upon which the lender reasonably relied.

The nonrecourse carve-out for losses for willful misconduct is limited to willful misconduct regarding the operation of the Mortgaged Property.

The nonrecourse carve-out for losses for material physical waste is limited to material physical waste intentionally committed.

The liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
rights under, the guaranty. The Mortgage Loan does not have a separate environmental indemnity in place.
(28) Recourse Obligations	10 Brookline Place (Loan No. 5)

There is no separate nonrecourse carve-out guarantor, and the Borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity. The borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability

The obligations and liabilities of the Mortgagor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on and after the date that is twenty-four (24) months following the date on which the Mortgage Loan has been paid in full, provided all of the following conditions are satisfied in full: (i) the Mortgage Loan shall have been paid in full on or prior to the maturity date of the Mortgage Loan and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the indemnitee will have received, at the Mortgagor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, and (iv) twenty-four (24) months have passed since the date on which the Mortgage Loan has been paid in full.

The lender has agreed that, to the extent any environmental losses are within the claims insured under the environmental insurance policy obtained at origination, the lender will use commercially reasonable efforts to collect first any such losses under the policy; provided, however, the lender has the right to enforce the obligations under the indemnity for any such losses upon the earlier of: (1) the formal and final denial of the claim by the issuer of the policy, (2) the

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

expiration of twelve (12) months after a claim has been made under the policy for the payment of the losses, without the payment thereof by the insurer, or (3) the filing by any Borrower of any bankruptcy, insolvency or similar proceeding. Additionally, the lender has the right to enforce the obligations under the indemnity for (i) any losses which comprise all or any portion of any deductible or retained amount under the policy, (ii) any losses for which the insurer under the policy has refused the defense of any claim or the coverage as to any such losses following a claim under the policy, or (iii) any losses which are in or for amounts which exceed the proceeds of the policy likely to be available to cover such losses after deducting the estimated cost of defending such claim.

The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misapplication or conversion and does not include misappropriation of such amounts, and the Mortgage Loan documents provide that the application of rents to reasonable and customary operating expenses will not be deemed to be misapplication or conversion under the Mortgage Loan documents.

(28) Recourse Obligations	Workspace (Loan No. 9)

The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication.

The Mortgage Loan documents provide that there will be no liability to the Borrowers and guarantor for punitive damages.

The non-recourse carveout for losses for material physical waste is limited to the extent sufficient cash flow from the Mortgaged Property is not available to prevent such waste (unless such insufficient cash flow arises from the intentional misappropriation or conversion of revenues by the Borrowers, any special purpose entity principal, an affiliated property manager, the guarantor or their respective affiliates).

(28) Recourse Obligations	Briar Hill at Manchester (Loan No. 13)

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on and after the date that is twenty-four (24) months following the date on which the Mortgage Loan has been paid in full,

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
provided all of the following conditions are satisfied in full: (A) the Mortgage Loan has been paid in full without the indemnitee having exercised any remedies against the Mortgagor or the guarantor under the Mortgage Loan documents and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (B) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, and (C) the indemnitee has received, at expense of the Mortgagor or the guarantor, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.
(28) Recourse Obligations	120 Bloomingdale Road (Loan No. 24)	The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on or after the date that is twenty-four (24) months following the date on which the Mortgage Loan has been paid in full, provided all of the following conditions are satisfied in full: (A) the Mortgage Loan shall have been paid in full and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property and (B) the indemnitee will have received, at expense of the Mortgagor or the guarantor, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.
(28) Recourse Obligations	1421 West Shure Drive (Loan No. 25)

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on and after the date that is twenty-four (24) months following the date on which the Mortgage Loan has been paid in full, provided all of the following conditions are satisfied in full: (A) the Mortgage Loan has been paid in full without the indemnitee having exercised any remedies against

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
the borrower or the guarantor under the Mortgage Loan documents and indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (B) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, and (C) the indemnitee has received, at the expense of the Mortgagor or the guarantor, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.
(28) Recourse Obligations	Faurecia Columbus (Loan No. 17)

The non-recourse carveout for losses from willful misconduct by the Mortgagor or guarantor is limited to willful misconduct in connection with the Mortgaged Property or the Mortgage Loan.

The non-recourse carveout for losses from material physical waste at the Mortgaged Property is limited to intentional material physical waste at the Mortgaged Property caused by the Mortgagor, the special purpose entity general trustee of the Mortgagor or the guarantor.

The non-recourse carveout for losses from any security deposits not delivered to the lender upon foreclosure or action in lieu thereof is limited to any security deposits collected by the Mortgagor, the guarantor, the special purpose entity general trustee of the Mortgagor or the Mortgaged Property manager.

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on and after the date that is twenty-four (24) months following the date on which the Mortgage Loan has been paid in full, provided all of the following conditions are satisfied in full: (i) the Mortgage Loan shall have been paid in full on or prior to the maturity date of the Mortgage Loan and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the origination

D-2-10

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the indemnitee shall have received, at expense of the Mortgagor and the guarantor, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.

(28) Recourse Obligations	Sheraton Music City (Loan No. 28)	The Mortgage Loan documents provide that the obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claims on or after the date that is twenty-four (24) months since the date that the Mortgage Loan was paid in full, provided that all of the following conditions are satisfied in full: (A) the Mortgage Loan has been paid in full without the lender having exercised any remedies against the Mortgagor or the guarantor under the Mortgage Loan documents, and the lender has not foreclosed or otherwise taken possession of the Mortgaged Property, (B) there has been no material change, between the date of the environmental indemnity and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, and (C) the indemnitee has received an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.
(28) Recourse Obligations	Trophy Club Plaza (Loan No. 29), Walnut Creek (Loan No. 32)

The Mortgagor and guarantor will not have full recourse liability for any transfers in violation of the Mortgage Loan documents to the extent the violation relates to the failure to deliver notice in accordance with the Mortgage Loan documents. There is a nonrecourse carve-out for losses resulting from the

D-2-11

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
failure to deliver notice in accordance with the Mortgage Loan documents.
(29) Mortgage Releases	Aventura Mall (Loan No. 1)	In the event that any of JCPenney, Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s or Nordstrom (individually and collectively, “Department Store”) ceases operations or seeks to assign the applicable lease of any Department Store (individually and collectively, “Department Store Lease”) to any party or in any manner that is not expressly permitted under any Department Store Lease, the Mortgagor may, without the consent of the lender, (x) enter into a ground lease for the entirety of the parcel of the applicable Department Store (the “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the Mortgagor and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the applicable Department Store parcel from the lien of the mortgage, upon satisfaction of certain terms and conditions in the Mortgage Loan documents, but without a requirement for such release to be accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property. Notwithstanding the foregoing, no release or transfer of any ground leasehold estate will be permitted unless, immediately after the transfer and release, either (i) the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Property (excluding personal property and going concern value, if any) must be equal to or less than 125% (to be determined by the lender in accordance with the Mortgage Loan documents) or (ii) the Mortgagor must pay down the principal balance of the Mortgage Loan (without any prepayment premium or other premium or penalty of any kind) by an amount set forth in the Mortgage Loan documents, unless the lender receives an opinion of counsel that if the amount in (ii) is not paid, the securitization will not fail to maintain its status as a REMIC as a result of the transfer and release.
(29) Mortgage Releases	Workspace (Loan No. 9)	In connection with sales of individual Mortgaged Properties to an unaffiliated third-party and the release of such Mortgaged Properties from the lien of the security instruments, the release price is required to be 110% of the related allocated loan amount for such individual Mortgaged Property.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(30) Financial Reporting and Rent	Workspace (Loan No. 9)	The Mortgage Loan agreement provides that financial reports may be prepared on a consolidated basis by all Borrowers, provided that such consolidated reports delineate performance and information on an individual Mortgaged Property basis as well. The delivery of financial reports of the guarantor is required to be accepted in lieu of financial reports from the Borrowers so long as (i) the guarantor’s financial reports substantially represent the financial reports of the Borrower on a combined basis, (ii) the guarantor’s financial reports separately delineate performance and information on an individual Mortgaged Property basis, and (iii) the guarantor’s financial reports separately delineate the Mortgaged Properties, on a collective basis, from any other assets which do not constitute collateral for the Mortgage Loan.
(31) Acts of Terrorism Exclusion	Aventura Mall (Loan No. 1)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended from time to time (including any extensions thereof), is not in effect, the Mortgagor is required to carry terrorism coverage throughout the term of the Mortgage Loan, but in such event the Mortgagor may not be required to pay annual premiums in excess of an amount equal to two (2) times the then-current annual insurance premiums payable by the Mortgagor for the policies insuring only the Mortgaged Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis (the “Terrorism Cap”) in order to obtain the terrorism coverage (but the Mortgagor is obligated to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Cap).
(31) Acts of Terrorism Exclusion	10 Brookline Place (Loan No. 5)

If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any successor similar statute) or a similar or subsequent statute is not in effect, the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the Mortgage Loan documents, but in such event the Mortgagor is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents on a stand-alone basis (without giving effect to the cost of terrorism components of such property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the

D-2-13

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Mortgagor will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	Trophy Club Plaza (Loan No. 29), Walnut Creek (Loan No. 32)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute is not in effect, the Borrower is required to carry terrorism coverage throughout the term of the Mortgage Loan, but in such event the Borrower may not be required to pay annual premiums for terrorism coverage in excess of an amount equal to two (2) times the then-current annual insurance premiums payable for the property and business interruption/rent loss policies (without giving effect to the cost of terrorism coverage) required under the Mortgage Loan documents. If the cost of terrorism coverage exceeds such amount, the Borrower is obligated to purchase the maximum amount of terrorism coverage available with funds equal to the capped amount.
(33) Single-Purpose Entity	Workspace (Loan No. 9)	The Mortgagors previously owned certain real property located at 132 Welsh Road, Horsham, Pennsylvania, and 4755 South 44th Place, Phoenix, Arizona, which were transferred prior to the origination date.
(33) Single-Purpose Entity	The Shoppes of Kemah (Loan No. 31)	The Mortgagor previously owned certain real property located in Galveston County, Texas (the “Other Property”), before conveying the Other Property to the City of Kemah. However, the Mortgagor represented in the Mortgage Loan documents that proper insurance was maintained on the Other Property at all times, no written claims have been made, and no one, including the Mortgagor, has done, by act or omission, anything that would impair the coverage under any applicable insurance policies. Moreover, the Mortgage Loan documents provide for a recourse carveout for any losses associated with the Mortgagor’s prior ownership of the Other Property.
(34) Defeasance	Aventura Mall (Loan No. 1)	The Mortgage Loan documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.
(35) Fixed Interest	Workspace (Loan No.	The Mortgage Loan bears interest at a fixed rate per

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Rates	9)	annum, but certain of the related Companion Loans bear interest on a floating rate basis.
(38) ARD Loan	636 11th Avenue (Loan No. 22)	The Mortgage Loan is interest only until the Anticipated Repayment Date and will not substantially fully amortize over its stated term. The maturity date of the Mortgage Loan is less than sixty (60) months following the Anticipated Repayment Date.
(38) ARD Loan	Faurecia Columbus (Loan No. 17)	The Mortgage Loan is interest only for two years followed by a 30-year amortization schedule and with a final maturity date of December 1, 2030. The Mortgage Loan does not substantially fully amortize over its term.
(43) Environmental Conditions	Workspace (Loan No. 9)	At origination, the Borrower was required to deposit $37,500 for potential costs to be incurred in connection with additional investigations as recommended in the environmental site assessment (“ESA”) for the Mortgaged Property commonly known as 45-67 Great Valley Parkway with respect to three gas propane storage tanks.
(43) Environmental Conditions	636 11th Avenue (Loan No. 22)

The environmental site assessment (“ESA”) obtained at origination indicates that the Mortgaged Property, which consists of multiple parcels developed around 1890, has had the following operations over the years: large-scale printing/lithographing (1938-1993), electroplating/metalworking (1938-2000), dry cleaning (1995-2003), and auto repair operations (1992-2005). The environmental consultant’s review of the historical sources showed certain analytical results of the soil samples from a Phase II subsurface investigation from 2002, which indicated the presence of hazardous chemicals in the soil and groundwater below the basement floor of the former dry cleaning site. Among such chemicals, tetrachloroethene (PCE), trichloroethene (TCE), and o-xylene exceeded the standard value of the New York State Department of Environmental Conservation. The ESA recommended a new investigation to evaluate soil vapor concentrations and provided an estimated cost of $363,000 for investigation and the testing, design, installation and maintenance costs of a sub-slab depressurization system in the event constituent concentrations exceeded EPA guidance levels.

At origination, the Borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The

D-2-15

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

policy was issued by Steadfast Insurance Company, with individual claim limits and an aggregate claim limit of $1,000,000 and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 11, 2031.

(47) Cross Collateralization	Aventura Mall (Loan No. 1), 10 Brookline Place (Loan No. 5), Workspace (Loan No. 9), 636 11th Avenue (Loan No. 22), 1421 West Shure Drive (Loan No. 25) and Sheraton Music City (Loan No. 28)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

D-2-16

ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i)

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above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by the Mortgage Loan Seller on or after November 21, 2018.

(5)       Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related

E-1-2

Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan,

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there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)         Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments

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thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate

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Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal

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balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)       REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair

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market value (i) at the date the GACC Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

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(26)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the

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amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the

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related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule E-1 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)       Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all

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rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

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(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

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(38)       No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such

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responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)       Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

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SCHEDULE E-1 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt

3	Embassy Suites Anaheim	$15,000,000

4	Saint Louis Galleria	$25,000,000

8	Moffett Towers – Buildings E,F,G	$216,000,000

18	Moffett Towers II – Building 1	$112,000,000

21	Douglasville Pavilion	$5,300,000

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SCHEDULE E-2 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

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SCHEDULE E-3 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

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ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR GERMAN AMERICAN CAPITAL CORPORATION

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Permitted Liens; Title Insurance	Staples Strategic Industrial (Loan No. 2)	The two tenants at the Mortgaged Properties have a right of first offer to purchase any individual Mortgaged Property in the event of a proposed sale of any individual Mortgaged Property to a third party. Pursuant to the related lease, each tenant has agreed to subordinate its right of first offer to the related Mortgage and the right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure or to the first transfer from any lender if such lender succeeds to borrower’s interest.
(7) Permitted Liens; Title Insurance	Embassy Suites Anaheim (Loan No. 3)	The Loan Documents permit the Borrower to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $2,500,000, subject to satisfaction of the following conditions, including, but not limited to: (i) such PACE loan is unsecured, (ii) the proposed capital improvements to be funded from such PACE loan are approved by the lender and the proceeds are deposited with the lender into a separate account, (iii) such PACE loan has no recourse to the Borrower and no remedies other than through property tax assessments, (iv) the monthly deposits required to be made by borrower into the ongoing real estate tax reserve will increase in proportion to the amounts due under such PACE loan and (v) the lender has received Rating Agency Confirmation from each applicable Rating Agency.
(7) Permitted Liens; Title Insurance	Safeway Olney (Loan No. 26)	The sole tenant at the Mortgaged Property has a right of first refusal to purchase the related Mortgaged Property beginning in January 2022 in the event of a proposed sale of the Mortgaged Property to a third party. Pursuant to the related lease, the tenant has agreed to subordinate its right of first refusal to the related Mortgage and the right of first refusal does not apply to a transfer of the Mortgaged Property in

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
connection with a foreclosure or deed-in-lieu of foreclosure, but does apply to a subsequent sale thereafter.
(7) Permitted Liens; Title Insurance	Jewel-Osco Huntley (Loan No. 37)	The sole tenant at the Mortgaged Property has a right of first refusal to purchase the related Mortgaged Property beginning in November, 2021, in the event of a proposed sale of the Mortgaged Property to a third party. Pursuant to the related lease, the tenant has agreed to subordinate its right of first refusal to the related Mortgage and the right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure, but does apply to a subsequent sale thereafter.
(17) Insurance	Staples Strategic Industrial (Loan No. 2)	The Mortgage Loan documents allow the borrower to rely on self-insurance by the sole tenant of each related Mortgaged Property provided that such sole tenant maintains a rating of “A-” or better by S&P and certain other conditions in the Mortgage Loan documents are satisfied, including without limitation that the sole tenant’s lease which covers such Mortgaged Property is in full force and effect and will remain in full force and effect following a casualty and the tenant thereunder is obligated per the terms of such lease to rebuild and restore the Mortgaged Property at its sole cost and expense and is entitled to no period of abatement.
(17) Insurance	Saint Louis Galleria (Loan No. 4)	The Loan Documents require insurance proceeds in respect of a property loss to be applied to repair or restoration of the Mortgaged Property with respect to insurance proceeds equal to or greater than $13,750,000, which is greater than 5% of the outstanding principal balance of the related Whole Loan.
(17) Insurance	Moffett Towers – Buildings E,F,G (Loan No. 8)	The Loan Documents require insurance proceeds in respect of a property loss to be applied to repair or restoration of the Mortgaged Property with respect to insurance proceeds equal to or greater than 1.25% of the original principal amount of the Mortgage Loan, rather than 5% of the then outstanding principal balance of the Mortgage Loan.
(17) Insurance	Moffett Towers II – Building 1 (Loan No. 18)	The Loan Documents require insurance proceeds in respect of a property loss to be applied to repair or restoration of the Mortgaged Property with respect to

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
insurance proceeds equal to or greater than 1.25% of the original principal amount of the Mortgage Loan, rather than 5% of the then outstanding principal balance of the Mortgage Loan.
(25) Local Law Compliance	Staples Strategic Industrial (Loan No. 2)	The Staples-Putnam, CT Mortgaged Property is legal non-conforming as to use, in that warehouse use is not permitted under the related zoning regulation and requires a special use permit, which has been obtained. The related zoning regulation provides that any structure containing a nonconforming use which is destroyed or damaged in any manner or from any cause whatsoever, to the extent of seventy-five percent of its current market value at the time such damage, as determined by the zoning enforcement officer, shall not be repaired or rebuilt unless the proposed use shall be in conformance with the provisions of the zoning regulations. In determining restoration cost, the cost of the land or factors other than the cost of the structure itself shall not be included. The prior nonconforming use may be rebuilt only if a special use permit is granted by the zoning commission.
(25) Local Law Compliance	River Hills (Loan No. 27)

The related Mortgaged Property is legal non-conforming as to use as one lot at the Mortgaged Property requires a conditional use permit for a multi-tenant retail structure with a gross floor area of more than 100,000 square feet. The lot currently has a 102,176 square foot building on it.

In the event of a destruction of the Mortgaged Property due to casualty or condemnation, in connection with rebuilding, the zoning code permits a nonconforming use to continue unless the use is discontinued for a period of 180 or more consecutive days, and there is no substantial good faith efforts to reestablish the use during this period. A nonconforming use will be deemed discontinued after a period of 365 consecutive days regardless of any substantial good faith effort to reestablish the use. Thereafter, the structure or property associated with the use may be used only for the conforming use. Conditional uses discontinued for a period of 365 or more consecutive days will be regarded as nonconforming uses and may not be reestablished without obtaining a new conditional use permit approval.

(28) Mortgage	Saint Louis Galleria	In connection with the expansion or other

E-2-3

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Releases	(Loan No. 4)

development of the Mortgaged Property, the Borrower is permitted to obtain the release of one or more parcels acquired after origination without the payment of a release price premium subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing and (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%.

In addition, the Borrower is permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment of a release price in connection with the substitution of such portion of the Mortgaged Property with real property reasonably equivalent in value to the Exchange Parcel located at or adjacent to the shopping center in which the Exchange Parcel is located (an “Acquired Parcel”), provided that, among other conditions, (i) no event of default has occurred or is continuing (ii) the Exchange Parcel is vacant, non-income-producing and unimproved (unless these requirements are waived by lender) or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas and the Exchange Parcel is not necessary for the Mortgaged Property to comply with any zoning, building, land use or parking or other applicable legal requirements, (iii) Borrower delivers or causes to be delivered to lender a copy of the deed or ground lease conveying to Borrower all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, (iv) Borrower delivers an opinion of counsel stating that the substitution would not constitute a “significant modification” of the Mortgage Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust and (v) the LTV ratio immediately after the substitution is less than or equal to 125%.

(30) Acts of Terrorism Exclusion	All GACC Mortgage Loans (Loan Nos. 2, 3, 4, 6, 8, 18, 21, 26, 27, 33, 34 and 37)	All exceptions to Representation 17 are also exceptions to this Representation 30
(33) Defeasance	Saint Louis Galleria (Loan No. 4)	The Loan Documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred by the lender in connection with defeasance (but accountants’ fees and opinions of counsel in are not expressly enumerated in the provision).

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(40) Organization of Borrower	Moffett Towers – Buildings E,F,G (Loan No. 8) and Moffett Towers II – Building 1 (Loan No. 18)	The Borrowers under the two Mortgage Loans are affiliated.
(41) Environmental Conditions	Moffett Towers – Buildings E,F,G (Loan No. 8)	The Phase I for the Mortgaged Property identified a recognized environmental condition due to the Mortgaged Property being located on a portion of the site of a former Lockheed Martin facility, known as the Lockheed Martin Sunnyvale Plant One Facility, which former Lockheed Martin facility site has active regulatory status under the Regional Water Quality Control Board and ongoing remediation.

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ANNEX F-1

GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)          Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Sponsor), participation or pledge, and the Sponsor had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Other PSA with respect to a Non-Serviced GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)          Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and

F-1-1

(ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Sponsor in connection with the origination of the GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)          Mortgage Provisions. The Loan Documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)          Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the GSMC Mortgage Loan.

(5)          Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the GSMC Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex F-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Sponsor’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Sponsor’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)         Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage

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Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a Cross-Collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Sponsor thereunder and no claims have been paid thereunder. Neither the Sponsor, nor to the Sponsor’s knowledge, any other holder of the GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)          Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement, the Sponsor has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)          Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)          UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Sponsor has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related GSMC Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to

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the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)        Condition of Property. The Sponsor or the originator of the GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To the Sponsor’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)        Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)        Condemnation. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Sponsor’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)        Actions Concerning Mortgage Loan. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the GSMC Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)        Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of the Sponsor or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Sponsor to Depositor or its servicer.

(15)        No Holdbacks. The principal amount of the GSMC Mortgage Loan stated on the GSMC Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Sponsor to merit such holdback).

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(16)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by the Mortgage Loan Seller for comparable mortgage loans intended for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the GSMC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related GSMC Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Sponsor.

(17)        Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GSMC Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)        No Encroachments. To the Sponsor’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)        No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Sponsor.

(20)        REMIC. The GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount

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of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)        Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)        Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the Trust.

(23)        Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Sponsor’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)        Local Law Compliance. To the Sponsor’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)        Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Sponsor’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GSMC Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)        Recourse Obligations. The Loan Documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following

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events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)        Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan)outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)        Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other

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than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)        Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to the Sponsor’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)        Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex F-1 or the exceptions thereto set forth on Annex F-2, or (vii) as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests

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(iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)        Single-Purpose Entity. Each GSMC Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the GSMC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)        Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the GSMC Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)        Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in situations where default interest is imposed.

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(34)        Ground Leases. For purposes of this Annex F-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Sponsor, its successors and assigns, the Sponsor represents and warrants that:

(a)  The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)  The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)  The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)  The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)  The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Sponsor’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Sponsor’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)  The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

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(h)  The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)  The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)  Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)  In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)  Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)        Servicing. The servicing and collection practices used by the Sponsor with respect to the GSMC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)        Origination and Underwriting. The origination practices of the Sponsor (or the related originator if the Sponsor was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex F-1.

(37)        No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and as of the date hereof, no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Sponsor’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Sponsor in this Annex F-1 (including, but not limited to, the prior sentence). No person other than the holder of such GSMC Mortgage Loan may declare any event of default under the GSMC Mortgage Loan or accelerate any indebtedness under the GSMC Mortgage Loan documents.

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(38)        Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the Sponsor’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)        Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another GSMC Mortgage Loan.

(40)        Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Sponsor’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)        Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Sponsor’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform,

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Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)        Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth in the GSMC Mortgage Loan Schedule attached as an exhibit to the related GSMC Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained in the GSMC Mortgage Loan Schedule.

(43)        Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex F-2.

(44)        Advance of Funds by the Sponsor. After origination, no advance of funds has been made by the Sponsor to the related Mortgagor other than in accordance with the Loan Documents, and, to the Sponsor’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Sponsor nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)       Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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SCHEDULE F-1 TO ANNEX F-1

GOLDMAN SACHS MORTGAGE COMPANY

LOANS WITH EXISTING MEZZANINE DEBT

None.

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SCHEDULE F-2 TO ANNEX F-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
11	Crowne Plaza Melbourne
14	Residence Inn Boise City Center

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SCHEDULE F-3 TO ANNEX F-1

GOLDMAN SACHS MORTGAGE COMPANY

CROSSED MORTGAGE LOANS

None.

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ANNEX F-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR GOLDMAN SACHS MORTGAGE COMPANY

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Lien; Valid Assignment	TripAdvisor HQ (Loan No. 19)	The sole tenant, TripAdvisor, has a right of first offer to purchase the Mortgaged Property in the event the related Mortgagor decides to sell the related Mortgaged Property. The related right does not apply in the context of a foreclosure or deed-in-lieu of foreclosure in connection with Mortgagee’s exercise of its remedies under the Mortgage Loan documents.
(6) Permitted Liens; Title Insurance	TripAdvisor HQ (Loan No. 19)	See exception to Representation and Warranty #5 above.
(16) Insurance	145 Clinton (Loan No. 10)	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A-” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB” by S&P and “Baa2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best)).
(16) Insurance	Residence Inn Boise City Center (Loan No. 14), 5444 & 5430 Westheimer (Loan No. 16), TripAdvisor HQ (Loan No. 19)	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB” by S&P and “Baa2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best)).
(16) Insurance	Missouri Falls (Loan No. 20)	All policies are required to be issued by one or more insurers having a rating of at least “A-” or better by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” or better by AM Best). Notwithstanding the foregoing, the Mortgage Loan

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
documents permit Depositors Insurance Company, which is rated A+ XV with A.M. Best, as a carrier for the property and general liability policies, and AMCO Insurance Company, which is rated A+ XV with A.M. Best, as a carrier for the umbrella liability policy, provided that (1) such ratings of Depositors Insurance Company and AMCO Insurance origination date of the Mortgage Loan and (2) at renewal of the current policy term, the Mortgagor will be required to replace each of Depositors Insurance Company and AMCO Insurance Company with an insurance company meeting the rating requirements set forth in the immediately preceding sentence.
(16) Insurance	All GSMC Mortgage Loans (Loan Nos. 10, 11, 14, 16, 19, 20 and 36)	The threshold used in the Mortgage Loan documents, as it pertains to use of insurance proceeds for repair and restoration in respect of a property loss, is 5% of the original principal balance of the Mortgage Loan, instead of the then outstanding principal amount of the Mortgage Loan.
(17) Access; Utilities; Separate Tax Lots	Crowne Plaza Melbourne (Loan No. 11)	As of the origination of the Mortgage Loan, the Mortgaged Property was part of multiple tax parcels that include other real property located immediately to the north of the Mortgaged Property. The Mortgage Loan documents require (i) the Mortgagor to undertake steps to have the Mortgaged Property separately assessed and (ii) the escrows for taxes collected by the lender to include the additional real property until the separate assessment is completed.
25 (Licenses and Permits)	Crowne Plaza Melbourne (Loan No. 11)	As of the origination of the Mortgage Loan and acquisition of the Mortgaged Property by the Mortgagor, the Mortgagor had made application for all required licenses and permits, but such items had not been issued.
31 (Single-Purpose Entity)	Missouri Falls (Loan No. 20)	The Mortgagor was not required to provide a non-consolidation opinion in connection with the origination of the Mortgage Loan.
32 (Defeasance)	145 Clinton (Loan No. 10)	In connection with a defeasance of the Mortgage Loan, the Mortgagor is required to pay the lender’s reasonable out-of-pocket costs and expenses (including rating agency, legal and accounting costs), not to exceed $50,000.
32 (Defeasance)	Crowne Plaza	In connection with a defeasance of the Mortgage

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
	Melbourne (Loan No. 11), Missouri Falls (Loan No. 20), Storgard Self Storage (Loan No. 36)	Loan, the Mortgagor is required to pay the lender’s reasonable out-of-pocket costs and expenses (including rating agency, legal and accounting costs), not to exceed $20,000.
(32) Defeasance	Residence Inn Boise City Center (Loan No. 14)	In connection with a defeasance of the Mortgage Loan, the Mortgagor is required to pay the lender’s reasonable out-of-pocket costs and expenses (including rating agency, legal and accounting costs), not to exceed $35,000.
41 (Environmental Conditions)	Missouri Falls (Loan No. 20)	The related ESA identified a recognized environmental condition related to an historical on-site dry cleaning use from approximately 1950 until 1972. There is evidence of ground water contamination from releases of tetrachloroethene, and according to the ESA, the potential exists for dry cleaning solvents to have impacted subsurface conditions at the Mortgaged Property. The Arizona Department of Environmental Quality is addressing the groundwater impacts originating from the former dry cleaner through the state-funded Water Quality Assurance Revolving Fund program.

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ANNEX G-1

CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CREFI will in its MLPA, make, with respect to each CREFI Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex G-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the CREFI Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the CREFI Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

G-1-1

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the CREFI Mortgage Loan. With respect to each CREFI Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such CREFI Mortgage Loan consented to by the Mortgage Loan Seller on or after November 21, 2018.

(5)       Hospitality Provisions. The Mortgage Loan documents for each CREFI Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each CREFI Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex G-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting

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Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other CREFI Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth

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in Schedule G-1 to this Annex G-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)     Condition of Property. The Mortgage Loan Seller or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

(12)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof

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shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)     Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the

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coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related CREFI Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)     No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)     No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)     REMIC. The CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related

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Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.

(24)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

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(26)     Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)     Recourse Obligations. The Loan Documents for each CREFI Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the CREFI Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the CREFI Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)     Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the CREFI Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion

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of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)     Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)     Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex G-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to

G-1-10

certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this Annex G-1 or the exceptions thereto set forth in Annex G -2 or (vii) by reason of any mezzanine debt that existed at the origination of the related CREFI Mortgage Loan as set forth in Schedule G-1 to this Annex G-1 or future permitted mezzanine debt as set forth in Schedule G-2 to this Annex G-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as set forth in Schedule G-3 to this Annex G-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)     Single-Purpose Entity. Each CREFI Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the CREFI Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)     Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Borrower is required to provide a certification

G-1-11

from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)     Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)     The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)     The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)     The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)     The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

G-1-12

(e)     The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)      The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)     The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)     A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

(k)      In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the CREFI Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI

G-1-13

Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex G-1.

(38)     No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex G-1. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)     Bankruptcy. As of the date of origination of the related CREFI Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)     Organization of Borrower. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such CREFI Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no CREFI Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another CREFI Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable

G-1-14

environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.

(43)     Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)     Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part.

(45)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a CREFI Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex G-1, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex G-1.

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SCHEDULE G-1 TO ANNEX G-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan	Original Principal Amount of Existing Mezzanine Debt
7	3 Huntington Quadrangle	$8,000,000
15	DUMBO Heights Portfolio	$155,000,000

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SCHEDULE G-2 TO ANNEX G-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

G-1-17

SCHEDULE G-3 TO ANNEX G-1

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

G-1-18

ANNEX G-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CITI REAL ESTATE FUNDING INC.

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Permitted Liens; Title Insurance	Glenn Hotel Downtown Atlanta (Loan No. 23)	The franchisor has a right of first refusal to acquire the related Mortgaged Property if there is a proposed transfer of the hotel or an ownership interest in the franchisee or a controlling affiliate, to a competitor (within the meaning of the franchise agreement).
(17) Insurance	All CREFI Mortgage Loans (Loan Nos. 7, 12, 15, 23, 35, 38, 39 and 40)	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
(26) Licenses and Permits	Shops on Navigation (Loan No. 38)	Two tenants at the Mortgaged Property, EADO Optics and Southside Flying Pizza & Grill, who are each not yet currently operating at the property, do not have certificates of occupancy. The related borrower is required to complete all work required for issuance of the certificates of occupancy and deliver certificates of occupancy within 90 days following the Mortgage Loan’s closing date, provided, that the lender may extend such period if the related borrower is diligently pursuing completion of the same.
(27) Recourse Obligations	DUMBO Heights Portfolio (Loan No. 15)	The Mortgage Loan documents do not provide for recourse for misapplication of rents.
(30) Acts of Terrorism Exclusion	Culver Exchange (Loan No. 35)	If terrorism insurance is commercially available (regardless of whether TRIPRA or a similar or subsequent statute is in effect), the borrower is not required to spend on terrorism insurance coverage more than two times the amount of the then-current all risk insurance premium (such amount to be based on market rates and subject to annual adjustment pursuant to the related loan agreement).
(30) Acts of Terrorism Exclusion	All CREFI Mortgage Loans (Loan Nos. 7, 12, 15, 23, 35, 38, 39 and 40)	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.

G-2-1

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(33) Defeasance	DUMBO Heights Portfolio (Loan No. 15)	Any defeasance fees charged by the lender or the servicer are capped at $100,000 per defeasance event. The release amount is equal to the greater of (a) 130% of the allocated loan amount for the applicable property, and (b) 90% of the net sales proceeds.
(35) Ground Leases	Kawa Mixed Use Portfolio (Loan No. 12)	The Northland Innovation Campus property is subject to an IDA-style ground lease. In connection with the IDA lease, the same parties entered into a parking lease pursuant to which an adjacent parking lot was leased to the borrower. This lease expires 12/31/2039. Rent is $1 per year. This lease, although related to the IDA lease, is a true ground lease and not tied to the IDA bonds. The parking is required for the operation of the office building but was not assigned any value in the property appraisal. The parking lease provides that an event of default by the borrower thereunder will not result in a termination of the lease and no consensual termination may occur without the consent of the lender.

G-2-2

ANNEX H

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
1/15/2019	23,849,000.00
2/15/2019	23,849,000.00
3/15/2019	23,849,000.00
4/15/2019	23,849,000.00
5/15/2019	23,849,000.00
6/15/2019	23,849,000.00
7/15/2019	23,849,000.00
8/15/2019	23,849,000.00
9/15/2019	23,849,000.00
10/15/2019	23,849,000.00
11/15/2019	23,849,000.00
12/15/2019	23,849,000.00
1/15/2020	23,849,000.00
2/15/2020	23,849,000.00
3/15/2020	23,849,000.00
4/15/2020	23,849,000.00
5/15/2020	23,849,000.00
6/15/2020	23,849,000.00
7/15/2020	23,849,000.00
8/15/2020	23,849,000.00
9/15/2020	23,849,000.00
10/15/2020	23,849,000.00
11/15/2020	23,849,000.00
12/15/2020	23,849,000.00
1/15/2021	23,849,000.00
2/15/2021	23,849,000.00
3/15/2021	23,849,000.00
4/15/2021	23,849,000.00
5/15/2021	23,849,000.00
6/15/2021	23,849,000.00
7/15/2021	23,849,000.00
8/15/2021	23,849,000.00
9/15/2021	23,849,000.00
10/15/2021	23,849,000.00
11/15/2021	23,849,000.00
12/15/2021	23,849,000.00
1/15/2022	23,849,000.00
2/15/2022	23,849,000.00
3/15/2022	23,849,000.00
4/15/2022	23,849,000.00
5/15/2022	23,849,000.00
6/15/2022	23,849,000.00
7/15/2022	23,849,000.00
8/15/2022	23,849,000.00
9/15/2022	23,849,000.00
10/15/2022	23,849,000.00
11/15/2022	23,849,000.00
12/15/2022	23,849,000.00
1/15/2023	23,849,000.00
2/15/2023	23,849,000.00
3/15/2023	23,849,000.00
4/15/2023	23,849,000.00
5/15/2023	23,849,000.00
6/15/2023	23,849,000.00
7/15/2023	23,849,000.00
8/15/2023	23,849,000.00
Distribution Date	Balance($)
9/15/2023	23,849,000.00
10/15/2023	23,849,000.00
11/15/2023	23,849,000.00
12/15/2023	23,848,587.33
1/15/2024	23,461,495.22
2/15/2024	23,072,621.37
3/15/2024	22,595,351.83
4/15/2024	22,202,504.98
5/15/2024	21,764,676.55
6/15/2024	21,368,014.80
7/15/2024	20,926,478.14
8/15/2024	20,525,968.09
9/15/2024	20,123,616.72
10/15/2024	19,676,549.55
11/15/2024	19,270,300.09
12/15/2024	18,819,443.82
1/15/2025	18,409,262.13
2/15/2025	17,997,196.19
3/15/2025	17,455,582.96
4/15/2025	17,039,154.78
5/15/2025	16,578,404.39
6/15/2025	16,157,954.83
7/15/2025	15,693,295.50
8/15/2025	15,268,789.33
9/15/2025	14,842,335.30
10/15/2025	14,371,839.38
11/15/2025	13,941,120.04
12/15/2025	13,472,946.29
1/15/2026	13,043,889.43
2/15/2026	12,612,866.54
3/15/2026	12,056,686.47
4/15/2026	11,621,157.31
5/15/2026	11,142,718.58
6/15/2026	10,703,009.02
7/15/2026	10,220,506.79
8/15/2026	9,776,580.25
9/15/2026	9,330,621.67
10/15/2026	8,842,045.17
11/15/2026	8,391,814.92
12/15/2026	7,899,086.20
1/15/2027	7,444,546.89
2/15/2027	6,987,928.46
3/15/2027	6,408,527.21
4/15/2027	5,947,185.82
5/15/2027	5,443,656.63
6/15/2027	4,977,908.89
7/15/2027	4,470,096.55
8/15/2027	3,999,903.87
9/15/2027	3,527,562.55
10/15/2027	3,013,341.02
11/15/2027	2,536,497.04
12/15/2027	2,017,898.74
1/15/2028	1,536,512.67
2/15/2028	1,052,928.26
3/15/2028	488,420.25
4/15/2028 and thereafter	0.00

H-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX I

SAINT LOUIS GALLERIA PRINCIPAL PAYMENT SCHEDULE

Monthly Payment Date	Whole Loan Principal Balance ($)	Whole Loan Interest Payment ($)	Whole Loan Principal Payment ($)
11/1/2018	$240,000,000	$0	$0
12/1/2018	$240,000,000	$999,354	$0
1/1/2019	$240,000,000	$1,032,666	$0
2/1/2019	$240,000,000	$1,032,666	$0
3/1/2019	$240,000,000	$932,731	$0
4/1/2019	$240,000,000	$1,032,666	$0
5/1/2019	$240,000,000	$999,354	$0
6/1/2019	$240,000,000	$1,032,666	$0
7/1/2019	$240,000,000	$999,354	$0
8/1/2019	$240,000,000	$1,032,666	$0
9/1/2019	$240,000,000	$1,032,666	$0
10/1/2019	$240,000,000	$999,354	$0
11/1/2019	$240,000,000	$1,032,666	$0
12/1/2019	$240,000,000	$999,354	$0
1/1/2020	$240,000,000	$1,032,666	$0
2/1/2020	$240,000,000	$1,032,666	$0
3/1/2020	$240,000,000	$966,042	$0
4/1/2020	$240,000,000	$1,032,666	$0
5/1/2020	$240,000,000	$999,354	$0
6/1/2020	$240,000,000	$1,032,666	$0
7/1/2020	$240,000,000	$999,354	$0
8/1/2020	$240,000,000	$1,032,666	$0
9/1/2020	$240,000,000	$1,032,666	$0
10/1/2020	$240,000,000	$999,354	$0
11/1/2020	$240,000,000	$1,032,666	$0
12/1/2020	$240,000,000	$999,354	$0
1/1/2021	$240,000,000	$1,032,666	$0
2/1/2021	$240,000,000	$1,032,666	$0
3/1/2021	$240,000,000	$932,731	$0
4/1/2021	$240,000,000	$1,032,666	$0
5/1/2021	$240,000,000	$999,354	$0
6/1/2021	$240,000,000	$1,032,666	$0
7/1/2021	$240,000,000	$999,354	$0
8/1/2021	$240,000,000	$1,032,666	$0
9/1/2021	$240,000,000	$1,032,666	$0
10/1/2021	$240,000,000	$999,354	$0
11/1/2021	$240,000,000	$1,032,666	$0
12/1/2021	$240,000,000	$999,354	$0
1/1/2022	$240,000,000	$1,032,666	$0
2/1/2022	$240,000,000	$1,032,666	$0
3/1/2022	$240,000,000	$932,731	$0
4/1/2022	$240,000,000	$1,032,666	$0
5/1/2022	$240,000,000	$999,354	$0
6/1/2022	$240,000,000	$1,032,666	$0
7/1/2022	$240,000,000	$999,354	$0
8/1/2022	$240,000,000	$1,032,666	$0
9/1/2022	$240,000,000	$1,032,666	$0
10/1/2022	$240,000,000	$999,354	$0
11/1/2022	$240,000,000	$1,032,666	$0
12/1/2022	$240,000,000	$999,354	$0
1/1/2023	$240,000,000	$1,032,666	$0
2/1/2023	$240,000,000	$1,032,666	$0
3/1/2023	$240,000,000	$932,731	$0
4/1/2023	$240,000,000	$1,032,666	$0
5/1/2023	$240,000,000	$999,354	$0
6/1/2023	$240,000,000	$1,032,666	$0
7/1/2023	$240,000,000	$999,354	$0
8/1/2023	$240,000,000	$1,032,666	$0
9/1/2023	$240,000,000	$1,032,666	$0
10/1/2023	$240,000,000	$999,354	$0
11/1/2023	$240,000,000	$1,032,666	$0
12/1/2023	$239,682,401	$999,354	$317,599
1/1/2024	$239,397,833	$1,031,299	$284,568
2/1/2024	$239,111,659	$1,030,075	$286,174
3/1/2024	$238,754,626	$962,467	$357,034
4/1/2024	$238,464,912	$1,027,307	$289,713
5/1/2024	$238,139,062	$992,962	$325,851
6/1/2024	$237,845,931	$1,024,659	$293,131
7/1/2024	$237,516,758	$990,385	$329,173
8/1/2024	$237,220,181	$1,021,981	$296,578

I-1

Monthly Payment Date	Whole Loan Principal Balance ($)	Whole Loan Interest Payment ($)	Whole Loan Principal Payment ($)
9/1/2024	$236,921,943	$1,020,705	$298,237
10/1/2024	$236,587,807	$986,537	$334,136
11/1/2024	$236,286,078	$1,017,984	$301,729
12/1/2024	$235,948,549	$983,889	$337,530
1/1/2025	$235,643,298	$1,015,233	$305,251
2/1/2025	$235,336,350	$1,013,920	$306,948
3/1/2025	$234,925,847	$914,606	$410,503
4/1/2025	$234,615,033	$1,010,833	$310,814
5/1/2025	$234,268,672	$976,931	$346,361
6/1/2025	$233,954,257	$1,008,005	$314,415
7/1/2025	$233,604,396	$974,180	$349,861
8/1/2025	$233,286,349	$1,005,147	$318,047
9/1/2025	$232,966,548	$1,003,779	$319,801
10/1/2025	$232,611,451	$970,067	$355,096
11/1/2025	$232,287,972	$1,000,875	$323,480
12/1/2025	$231,929,300	$967,241	$358,672
1/1/2026	$231,602,109	$997,940	$327,191
2/1/2026	$231,273,124	$996,532	$328,985
3/1/2026	$230,842,630	$898,815	$430,495
4/1/2026	$230,509,594	$993,264	$333,036
5/1/2026	$230,141,633	$959,836	$367,961
6/1/2026	$229,804,803	$990,248	$336,830
7/1/2026	$229,433,155	$956,902	$371,648
8/1/2026	$229,092,498	$987,199	$340,657
9/1/2026	$228,749,988	$985,733	$342,510
10/1/2026	$228,372,819	$952,509	$377,169
11/1/2026	$228,026,433	$982,637	$346,386
12/1/2026	$227,645,496	$949,497	$380,937
1/1/2027	$227,295,200	$979,507	$350,296
2/1/2027	$226,943,008	$978,000	$352,192
3/1/2027	$226,491,460	$881,986	$451,548
4/1/2027	$226,135,022	$974,542	$356,438
5/1/2027	$225,744,315	$941,621	$390,708
6/1/2027	$225,383,880	$971,327	$360,435
7/1/2027	$224,989,287	$938,493	$394,593
8/1/2027	$224,624,820	$968,078	$364,467
9/1/2027	$224,258,395	$966,510	$366,425
10/1/2027	$223,857,980	$933,807	$400,415
11/1/2027	$223,487,471	$963,210	$370,509
12/1/2027	$223,083,087	$930,596	$404,384
1/1/2028	$222,708,458	$959,876	$374,628
2/1/2028	$222,331,827	$958,264	$376,631
3/1/2028	$221,889,799	$894,925	$442,028
4/1/2028	$221,508,856	$954,742	$380,943
5/1/2028	$221,094,329	$922,357	$414,527
6/1/2028	$220,709,176	$951,319	$385,153
7/1/2028	$220,290,557	$919,028	$418,619
8/1/2028	$219,901,158	$947,861	$389,400
9/1/2028	$219,509,690	$946,185	$391,468
10/1/2028	$219,084,933	$914,033	$424,757
11/1/2028	$0	$942,673	$219,084,933

I-2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Risk Factors	55
Description of the Mortgage Pool	128
Transaction Parties	213
Credit Risk Retention	256
Description of the Certificates	265
Description of the Mortgage Loan Purchase Agreements	299
Pooling and Servicing Agreement	308
Certain Legal Aspects of Mortgage Loans	406
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	421
Pending Legal Proceedings Involving Transaction Parties	423
Use of Proceeds	423
Yield and Maturity Considerations	424
Material Federal Income Tax Considerations	437
Certain State and Local Tax Considerations	449
Method of Distribution (Underwriter)	449
Incorporation of Certain Information by Reference	451
Where You Can Find More Information	452
Financial Information	452
Certain ERISA Considerations	452
Legal Investment	456
Legal Matters	457
Ratings	457
Index of Defined Terms	461

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$929,692,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

Benchmark 2018-B8
Mortgage Trust
Issuing Entity

Benchmark 2018-B8 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B8

Class A-1	$9,994,000
Class A-2	$102,721,000
Class A-3	$4,487,000
Class A-4	$115,000,000
Class A-5	$478,261,000
Class A-SB	$23,849,000
Class X-A	$836,591,000
Class X-B	$51,140,000
Class A-S	$102,279,000
Class B	$51,140,000
Class C	$41,961,000

PROSPECTUS

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Goldman Sachs & Co. LLC

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton
Co-Manager

Academy Securities

Co-Manager

December 11, 2018